PART 2 OF 2 OVAF FILING

STATEMENT OF ADDITIONAL INFORMATION

Oppenheimer Variable Account Funds

6803 S. Tucson Way, Centennial, Colorado 80112
1.800.981.2871

Statement of Additional Information dated April 30, 2006

OPPENHEIMER  VARIABLE  ACCOUNT FUNDS (the  "Trust") is an  investment  company consisting of 11 separate Series (the "Funds"):

Oppenheimer Balanced Fund/VA
Oppenheimer Capital Appreciation Fund/VA
Oppenheimer Core Bond Fund/VA
Oppenheimer Global Securities Fund/VA
Oppenheimer High Income Fund/VA
Oppenheimer Main Street Fund(R)/VA
Oppenheimer Main Street Small Cap Fund(R)/VA
Oppenheimer MidCap Fund/VA
      (named "Oppenheimer Aggressive Growth Fund/VA" prior to April 30, 2006)

Oppenheimer Money Fund/VA
Oppenheimer Strategic Bond Fund/VA
Oppenheimer Value Fund/VA

      Shares of the Funds are sold to provide benefits under variable life insurance policies and variable annuity contracts and other insurance company separate accounts, as described in the Prospectuses for the Funds and for the insurance products you have selected.

      This Statement of Additional Information is not a Prospectus. This
document contains additional information about the Funds and the Trust, and supplements information in the Funds' Prospectuses dated April 30, 2006. It should be read together with the Prospectuses. You can obtain a Prospectus by writing to the Funds' Transfer Agent, OppenheimerFunds Services, at P.O. Box
5270, Denver, Colorado 80217, by calling the Transfer Agent at the toll-free number shown above or by visiting the OppenheimerFunds website at
www.oppenheimerfunds.com.

Contents                                                                Page

About the Funds

About Your Account

Financial Information About the Funds *
Report  of  Independent   Registered  Public  Accounting  Firm  and  Financial
Statements.............................................................. F-1

___________________________________
*This Statement of Additional Information consists of two separate documents.
This text comprises the first document. The second document contains the
Report of the Independent Registered Public Accounting Firm and Financial
Statements for each Fund. The two documents should be read together with the
Prospectuses for the Funds and for the insurance products you have selected.
These documents can also be viewed or downloaded online. Call 1.888.470.0861 if you want the domain name of an insurance sponsor's website that displays both documents comprising this Statement of Additional Information online, or if you have technical difficulties, or to request a paper copy of both documents comprising this Statement of Additional Information at no charge.

ABOUT THE FUNDS

Additional Information About the Funds' Investment Policies and Risks

.......The investment objective, the principal investment policies and the main risks of the Funds are described in the Funds' Prospectuses. This
Statement of Additional Information ("SAI") contains supplemental information about those policies and risks and the types of securities that the Funds'
investment adviser, OppenheimerFunds, Inc. (the "Manager"), can select for the Funds. Additional information is also provided about the strategies that each Fund may use to try to achieve its objective. The full name of each Fund is shown on the cover page, the word "Oppenheimer" is omitted from these names in the rest of this document, to conserve space.

The Funds' Investment Policies. The composition of the Funds' portfolios and the techniques and strategies that the Manager uses in selecting portfolio securities will vary over time. The Funds are not required to use all of the investment techniques and strategies described below at all times in seeking their goals. They may use some of the special investment techniques and strategies at some times or not at all.

.......In selecting securities for the Funds' portfolios, the Manager evaluates the merits of particular securities primarily through the exercise of its own investment analysis. That process may include, among other things:
o.....evaluation of the issuer's historical operations,
o     prospects for the industry of which the issuer is part,
o     the issuer's financial condition,
o     its pending product developments and business (and those of competitors),
o     the effect of general market and economic conditions on the issuer's business, and
o     legislative proposals that might affect the issuer.

      The Funds are categorized by the types of investment they make. Capital
Appreciation Fund/VA, Global Securities Fund/VA, Main Street Small Cap
Fund(R)/VA, MidCap Fund/VA and Value Fund/VA can be categorized as "Equity
Funds." High Income Fund/VA, Core Bond Fund/VA, and Strategic Bond Fund/VA
can be categorized as "Fixed Income Funds." Balanced Fund/VA and Main Street
Fund(R)/VA share the investment characteristics (and certain of the Investment
Policies) of both the Equity Funds and the Fixed Income Funds, depending upon the allocations determined from time to time by their portfolio managers. The allocation of Main Street Fund(R)/VA's portfolio to equity securities is generally substantially larger than its allocation to fixed-income securities. Money Fund/VA's investment policies are explained separately;
however, discussion below about investment restrictions, repurchase agreements, illiquid securities and loans of portfolio securities also apply to Money Fund/VA.

      |X|   Investments in Equity Securities. The Equity Funds focus their investments in equity securities, which include common stocks, preferred stocks, rights and warrants, and securities convertible into common stock.
Certain equity securities may be selected not only for their appreciation possibilities but because they may provide dividend income. At times, a Fund may have substantial amounts of its assets invested in securities of issuers in one or more capitalization ranges, based upon the Manager's use of its investment strategies and its judgment of where the best market opportunities are to seek a Fund's objective.

      Small-cap growth companies may offer greater opportunities for capital appreciation than securities of large, more established companies. However, these securities also involve greater risks than securities of larger companies. Securities of small- and mid- cap issuers may be subject to greater price volatility in general than securities of large-cap companies.
Therefore, to the degree that a Fund has investments in smaller capitalization companies at times of market volatility, that Fund's share prices may fluctuate more. Main Street Small Cap Fund(R)/VA will invest primarily in securities of small-cap issuers, but, for the other equity funds those investments may be limited to the extent the Manager believes that such investments would be inconsistent with the goal of preservation of principal.

o     Growth Investing. In selecting equity investments, the portfolio managers for the Equity Funds may from time to time use a growth investing style, a value investing style, or a combination of both. In using a growth approach, the portfolio managers seek securities of "growth" companies.
Growth companies are those companies that the Manager believes are entering into a growth cycle in their business, with the expectation that their stock will increase in value. They may be established companies, as well as, newer companies in the development stage. Growth companies may have a variety of characteristics that in the Manager's view define them as "growth" issuers.

      Growth companies may be generating or applying new technologies, new or improved distribution techniques or new services. They may own or develop natural resources. They may be companies that can benefit from changing consumer demands or lifestyles, or companies that have projected earnings in excess of the average for their sector or industry. In each case, they have prospects that the Manager believes are favorable for the long term. The portfolio managers of the Funds look for growth companies with strong, capable management, sound financial and accounting policies, successful product development and marketing and other factors.

o     Value Investing. In selecting equity investments, the portfolio managers for the Equity Funds in particular may from time to time use a value investing style. In using a value approach, the portfolio managers seek stock and other equity securities that appear to be temporarily undervalued, by various measures, such as price/earnings ratios, rather than seeking stocks of "growth" issuers. This approach is subject to change and might not necessarily be used in all cases. Value investing seeks stocks having prices that are low in relation to their real worth or future prospects, in the hope that a Fund will realize appreciation in the value of its holdings when other investors realize the intrinsic value of the stock.

      Using value investing requires research as to the issuer's underlying financial condition and prospects. Some of the measures that can be used to identify these securities include, among others:
o     Price/Earnings ratio, which is the stock's price divided by its earnings per share. A stock having a price/earnings ratio lower than its historical range, or the market as a whole or that of similar companies may offer attractive investment opportunities.
o     Price/book value ratio, which is the stock price divided by the book value of the company per share, which measures the company's stock price in relation to its asset value.
o     Dividend Yield is measured by dividing the annual dividend by the stock price per share.
o     Valuation of Assets, which compares the stock price to the value of the company's underlying assets, including their projected value in the marketplace and liquidation value.

o     Convertible Securities. Convertible securities are debt securities that are convertible into an issuer's common stock. Convertible securities rank senior to common stock in a corporation's capital structure and therefore are subject to less risk than common stock in case of the issuer's bankruptcy or liquidation.

      The value of a convertible security is a function of its "investment value" and its "conversion value." If the investment value exceeds the conversion value, the security will behave more like a debt security, and the security's price will likely increase when interest rates fall and decrease when interest rates rise. If the conversion value exceeds the investment value, the security will behave more like an equity security: it will likely sell at a premium over its conversion value, and its price will tend to fluctuate directly with the price of the underlying security.

      While many convertible securities are a form of debt security, in some cases their conversion feature (allowing conversion into equity securities)
causes the Manager to regard them more as "equity equivalents." In those cases, the credit rating assigned to the security has less impact on the
Manager's investment decision than in the case of non-convertible fixed income securities. Convertible securities are subject to the credit risks and interest rate risks described below in "Investments in Bonds and other Debt
Securities."

      To determine whether convertible securities should be regarded as
"equity equivalents," the Manager may examine the following factors:
(1)   whether, at the option of the investor, the convertible security can be exchanged for a fixed number of shares of common stock of the issuer,
(2)   whether the issuer of the convertible securities has restated its earnings per share of common stock on a fully diluted basis
         (considering the effect of conversion of the convertible
         securities), and
(3)   the extent to which the convertible security may be a defensive "equity substitute," providing the ability to participate in any
         appreciation in the price of the issuer's common stock.

o     Rights and Warrants. The Funds may invest in warrants or rights. They do not expect that their investments in warrants and rights will exceed 5% of their total assets. That limit does not apply to warrants and rights that the
Funds have acquired as part of units of securities or that are attached to other securities that the Funds buy. No more than 2% of Value Fund/VA's total assets may be invested in warrants that are not listed on either The New York
Stock Exchange (the "Exchange") or The American Stock Exchange.

      Warrants basically are options to purchase equity securities at specific prices valid for a specific period of time. Their prices do not necessarily move parallel to the prices of the underlying securities. Rights are similar to warrants, but normally have a short duration and are distributed directly by the issuer to its shareholders. Rights and warrants have no voting rights, receive no dividends and have no rights with respect to the assets of the issuer.

      |X|   Preferred Stocks. Preferred stocks are equity securities but have certain attributes of debt securities. Preferred stock, unlike common stock, has a stated dividend rate payable from the corporation's earnings. Preferred stock dividends may be cumulative or non-cumulative, participating, or auction rate. "Cumulative" dividend provisions require all or a portion of prior unpaid dividends to be paid before the issuer can pay dividends on common shares.

      If interest rates rise, the fixed dividend on preferred stocks may be less attractive, causing the price of preferred stocks to decline. Preferred stock may have mandatory sinking fund provisions, as well as provisions for their call or redemption prior to maturity which can have a negative effect on their prices when interest rates decline. Preferred stock may be
"participating" stock, which means that it may be entitled to a dividend exceeding the stated dividend in certain cases.

      Preferred stocks are equity securities because they do not constitute a liability of the issuer and therefore do not offer the same degree of protection of capital as debt securities and may not offer the same degree of assurance of continued income as debt securities. The rights of preferred stock on distribution of a corporation's assets in the event of its liquidation are generally subordinate to the rights associated with a corporation's debt securities. Preferred stock generally has a preference over common stock on the distribution of a corporation's assets in the event of its liquidation.

      |X|   Investments in Bonds and Other Debt Securities. The Fixed Income
Funds in particular can invest in bonds, debentures and other debt securities to seek current income as part of their investment objectives.

      A Fund's debt investments can include investment-grade and non-investment-grade bonds (commonly referred to as "junk bonds").
Investment-grade bonds are bonds rated at least "Baa" by Moody's Investors
Service, Inc., ("Moody's") or at least "BBB" by Standard & Poor's Rating
Services ("S&P") or Fitch, Inc. ("Fitch") or that have comparable ratings by another nationally recognized rating organization. In making investments in debt securities, the Manager may rely to some extent on the ratings of ratings organizations or it may use its own research to evaluate a security's credit-worthiness. If the securities that a Fund buys are unrated, to be considered part of a Fund's holdings of investment-grade securities, they must be judged by the Manager to be of comparable quality to bonds rated as investment grade by a rating organization.

o     Special Risks of Lower-Grade Securities. Because lower-grade securities tend to offer higher yields than investment grade securities, a Fund may invest in lower grade securities if the Manager is trying to achieve greater income (and, in some cases, the appreciation possibilities of lower-grade securities may be a reason they are selected for a Fund's portfolio).
High-yield convertible debt securities might be selected as "equity substitutes," as described above but are subject to a Fund's limitation on its investment in debt securities as stated in the Prospectus.

      As mentioned above, "lower-grade" debt securities are those rated below
"investment grade," which means they have a rating lower than "Baa" by
Moody's or lower than "BBB" by S&P or Fitch, Inc. or similar ratings by other nationally recognized rating organizations. If they are unrated, and are determined by the Manager to be of comparable quality to debt securities rated below investment grade, they are included in the limitation on the percentage of a Fund's assets that can be invested in lower-grade securities.

      While securities rated "Baa" by Moody's or "BBB" by Standard & Poor's or Fitch are investment-grade and are not regarded as junk bonds, those securities may be subject to special risks, and have some speculative characteristics. Definitions of the debt security ratings categories of
Moody's, Standard & Poor's and Fitch are included in Appendix A to this SAI.

o     Credit Risk. Credit risk relates to the ability of the issuer of a debt security to meet interest and principal payment obligations as they become due. Some of the special credit risks of lower-grade securities are discussed in the Prospectus. There is a greater risk that the issuer may default on its obligation to pay interest or to repay principal than in the case of investment grade securities. The issuer's low creditworthiness may increase the potential for its insolvency. An overall decline in values in the high yield bond market is also more likely during a period of a general economic downturn. An economic downturn or an increase in interest rates could severely disrupt the market for high yield bonds, adversely affecting the values of outstanding bonds as well as the ability of issuers to pay interest or repay principal. In the case of foreign high yield bonds, these risks are in addition to the special risks of foreign investing discussed in the
Prospectus and in this SAI.

o     Interest Rate Risk. Interest rate risk refers to the fluctuations in value of fixed-income securities resulting from the inverse relationship between price and yield. For example, an increase in general interest rates will tend to reduce the market value of already-issued fixed-income investments, and a decline in general interest rates will tend to increase their value. In addition, debt securities with longer maturities, which tend to have higher yields, are subject to potentially greater fluctuations in value from changes in interest rates than obligations with shorter maturities.

      Fluctuations in the market value of fixed-income securities after the
Funds buy them will not affect the interest income payable on those securities (unless the security pays interest at a variable rate pegged to interest rate changes). However, those price fluctuations will be reflected in the valuations of the securities, and therefore the Funds' net asset values will be affected by those fluctuations.

      |X|   Floating Rate and Variable Rate Obligations. Some securities the
Funds can purchase have variable or floating interest rates. Variable rates are adjusted at stated periodic intervals. Variable rate obligations can have a demand feature that allows the Funds to tender the obligation to the issuer or a third party prior to its maturity. The tender may be at par value plus accrued interest, according to the terms of the obligations.

      The interest rate on a floating rate demand note is adjusted automatically according to a stated prevailing market rate, such as a bank's prime rate, the 91-day U.S. Treasury Bill rate, or some other standard. The instrument's rate is adjusted automatically each time the base rate is adjusted. The interest rate on a variable rate note is also based on a stated
prevailing market rate but is adjusted automatically at specified intervals of not less than one year. Generally, the changes in the interest rate on such securities reduce the fluctuation in their market value. As interest rates decrease or increase, the potential for capital appreciation or depreciation is less than that for fixed-rate obligations of the same maturity. The Manager may determine that an unrated floating rate or variable rate demand obligation meets the Funds' quality standards by reason of being backed by a letter of credit or guarantee issued by a bank that meets those quality standards.

      Floating rate and variable rate demand notes that have a stated
maturity in excess of one year may have features that permit the holder to recover the principal amount of the underlying security at specified intervals not exceeding one year and upon no more than 30 days' notice. The issuer of that type of note normally has a corresponding right in its discretion, after a given period, to prepay the outstanding principal amount of the note plus accrued interest. Generally, the issuer must provide a specified number of days' notice to the holder.

      |X|   Asset-Backed Securities. Asset-backed securities are fractional interests in pools of assets, typically accounts receivable or consumer loans. They are issued by trusts or special-purpose corporations. They are similar to mortgage-backed securities, described below, and are backed by a pool of assets that consist of obligations of individual borrowers. The income from the pool is passed through to the holders of participation interest in the pools. The pools may offer a credit enhancement, such as a bank letter of credit, to try to reduce the risks that the underlying debtors will not pay their obligations when due. However, the enhancement, if any, might not be for the full par value of the security. If the enhancement is exhausted and any required payments of interest or repayments of principal are not made, that Fund could suffer losses on its investment or delays in receiving payment.

      The value of an asset-backed security is affected by changes in the market's perception of the asset backing the security, the creditworthiness of the servicing agent for the loan pool, the originator of the loans, or the financial institution providing any credit enhancement, and is also affected if any credit enhancement has been exhausted. The risks of investing in asset-backed securities are ultimately related to payment of consumer loans by the individual borrowers. As a purchaser of an asset-backed security, a
Fund would generally have no recourse to the entity that originated the loans in the event of default by a borrower. The underlying loans are subject to prepayments, which may shorten the weighted average life of asset-backed securities and may lower their return, in the same manner as in the case of mortgage-backed securities and CMOs, described below. Unlike mortgage-backed securities, asset-backed securities typically do not have the benefit of a security interest in the underlying collateral.

      |X|   Mortgage-Related Securities. Mortgage-related securities (also referred to as mortgage-backed securities) are a form of derivative investment collateralized by pools of commercial or residential mortgages.
Pools of mortgage loans are assembled as securities for sale to investors by government agencies or entities or by private issuers. These securities include collateralized mortgage obligations ("CMOs"), mortgage pass-through securities, stripped mortgage pass-through securities, interests in real estate mortgage investment conduits ("REMICs") and other real-estate related securities.

      Mortgage-related securities that are issued or guaranteed by agencies or instrumentalities of the U.S. government have relatively little credit risk (depending on the nature of the issuer). Privately issued mortgage-related securities have some credit risk, as the underlying mortgage may not fully collateralize the obligation and full payment of them is not guaranteed. Both types of mortgage-related securities are subject to interest rate risks and prepayment risks, as described in the Prospectuses.

      As with other debt securities, the prices of mortgage-related securities tend to move inversely to changes in interest rates. The Fixed
Income Funds and Value Fund/VA can buy mortgage-related securities that have interest rates that move inversely to changes in general interest rates, based on a multiple of a specific index. Although the value of a mortgage-related security may decline when interest rates rise, the converse is not always the case.

      In periods of declining interest rates, mortgages are more likely to be prepaid. Therefore, a mortgage-related security's maturity can be shortened by unscheduled prepayments on the underlying mortgages. Therefore, it is not possible to predict accurately the security's yield. The principal that is returned earlier than expected may have to be reinvested in other investments having a lower yield than the prepaid security. Therefore, these securities may be less effective as a means of "locking in" attractive long-term interest rates, and they may have less potential for appreciation during periods of declining interest rates, than conventional bonds with comparable stated maturities.

      Prepayment risks can lead to substantial fluctuations in the value of a mortgage-related security. In turn, this can affect the value of that Fund's shares. If a mortgage-related security has been purchased at a premium, all or part of the premium that Fund paid may be lost if there is a decline in the market value of the security, whether that results from interest rate changes or prepayments on the underlying mortgages. In the case of stripped mortgage-related securities, if they experience greater rates of prepayment than were anticipated, that Fund may fail to recoup its initial investment on the security.

      During periods of rapidly rising interest rates, prepayments of mortgage-related securities may occur at slower than expected rates. Slower prepayments effectively may lengthen a mortgage-related security's expected maturity. Generally, that would cause the value of the security to fluctuate more widely in responses to changes in interest rates. If the prepayments on a Fund's mortgage-related securities were to decrease broadly, that Fund's effective duration, and therefore its sensitivity to interest rate changes, would increase.

      As with other debt securities, the values of mortgage-related securities may be affected by changes in the market's perception of the creditworthiness of the entity issuing the securities or guaranteeing them.
Their values may also be affected by changes in government regulations and tax policies.

o     Forward Rolls. The Funds can enter into "forward roll" transactions with respect to mortgage-related securities (also referred to as "mortgage dollar rolls"). In this type of transaction, a Fund sells a mortgage-related security to a buyer and simultaneously agrees to repurchase a similar security (the same type of security, and having the same coupon and maturity)
at a later date at a set price. The securities that are repurchased will have the same interest rate as the securities that are sold, but typically will be collateralized by different pools of mortgages (with different prepayment histories) than the securities that have been sold. Proceeds from the sale are invested in short-term instruments, such as repurchase agreements. The income from those investments, plus the fees from the forward roll transaction, are expected to generate income to a Fund in excess of the yield on the securities that have been sold.

      The Funds will only enter into "covered" rolls. To assure its future payment of the purchase price, the Funds will identify on its books liquid assets in an amount equal to the payment obligation under the roll.

      These transactions have risks. During the period between the sale and the repurchase, the Fund will not be entitled to receive interest and principal payments on the securities that have been sold. It is possible that the market value of the securities the Fund sells may decline below the price at which the Fund is obligated to repurchase securities.

o     Collateralized Mortgage Obligations. CMOs are multi-class bonds that are backed by pools of mortgage loans or mortgage pass-through certificates.
They may be collateralized by:
(1)   pass-through certificates issued or guaranteed by Ginnie Mae, Fannie
            Mae, or Freddie Mac,
(2)   unsecuritized mortgage loans insured by the Federal Housing
            Administration or guaranteed by the Department of Veterans'
            Affairs,
(3)   unsecuritized conventional mortgages,
(4)   other mortgage-related securities, or
(5)   any combination of these.

      Each class of CMO, referred to as a "tranche," is issued at a specific coupon rate and has a stated maturity or final distribution date. Principal prepayments on the underlying mortgages may cause the CMO to be retired much earlier than the stated maturity or final distribution date. The principal and interest on the underlying mortgages may be allocated among the several classes of a series of a CMO in different ways. One or more trenches may have coupon rates that reset periodically at a specified increase over an index.
These are floating rate CMOs, and typically have a cap on the coupon rate.
Inverse floating rate CMOs have a coupon rate that moves in the reverse direction to an applicable index. The coupon rate on these CMOs will increase as general interest rates decrease. These are usually much more volatile than fixed rate CMOs or floating rate CMOs.

|X|   U.S. Government Securities. These are securities issued or guaranteed by the U.S. Treasury or other government agencies or federally-chartered corporate entities referred to as "instrumentalities." The obligations of
U.S. government agencies or instrumentalities in which the Funds may invest may or may not be guaranteed or supported by the "full faith and credit" of the United States. "Full faith and credit," means generally that the taxing power of the U.S. government is pledged to the payment of interest and repayment of principal on a security. If a security is not backed by the full faith and credit of the United States, the owner of the security must look principally to the agency issuing the obligation for repayment. The owner might not be able to assert a claim against the United States if the issuing agency or instrumentality does not meet its commitment. The Funds will invest in securities of U.S. government agencies and instrumentalities only if the
Manager is satisfied that the credit risk with respect to the agency or instrumentality is minimal.

o     U.S. Treasury Obligations. These include Treasury bills (maturities of one year or less when issued), Treasury notes (maturities of one to 10 years), and Treasury bonds (maturities of more than 10 years). Treasury securities are backed by the full faith and credit of the United States as to timely payments of interest and repayments of principal. They also can include U.S. Treasury securities that have been "stripped" by a Federal
Reserve Bank, zero-coupon U.S. Treasury securities described below, and
Treasury Inflation-Protection Securities ("TIPS").

o     Treasury Inflation-Protection Securities. The Funds can buy these TIPS, which are designed to provide an investment vehicle that is not vulnerable to inflation. The interest rate paid by TIPS is fixed. The principal value rises or falls semi-annually based on changes in the published Consumer Price
Index. If inflation occurs, the principal and interest payments on TIPS are adjusted to protect investors from inflationary loss. If deflation occurs, the principal and interest payments will be adjusted downward, although the principal will not fall below its face amount at maturity.

o     Obligations Issued or Guaranteed by U.S. Government Agencies or
Instrumentalities. These include direct obligations and mortgage-related securities that have different levels of credit support from the government.
Some are supported by the full faith and credit of the U.S. government, such as Government National Mortgage Association ("GNMA") pass-through mortgage certificates (called "Ginnie Maes"). Some are supported by the right of the issuer to borrow from the U.S. Treasury under certain circumstances, such as
Federal National Mortgage Association bonds ("Fannie Maes"). Others are supported only by the credit of the entity that issued them, such as Federal
Home Loan Mortgage Corporation ("FHLMC") obligations ("Freddie Macs").

|X|   U.S. Government Mortgage-Related Securities. The Funds can invest in a variety of mortgage-related securities that are issued by U.S. government agencies or instrumentalities, some of which are described below.

o     GNMA Certificates. The Government National Mortgage Association is a
wholly-owned corporate instrumentality of the United States within the U.S.
Department of Housing and Urban Development. GNMA's principal programs involve its guarantees of privately-issued securities backed by pools of mortgages. Ginnie Maes are debt securities representing an interest in one mortgage or a pool of mortgages that are insured by the Federal Housing
Administration ("FHA") or the Farmers Home Administration ("FMHA") or
guaranteed by the Veterans Administration ("VA").

      The Ginnie Maes in which the Funds invest are of the "fully modified pass-through" type. They provide that the registered holders of the Ginnie
Maes will receive timely monthly payments of the pro-rata share of the scheduled principal payments on the underlying mortgages, whether or not those amounts are collected by the issuers. Amounts paid include, on a pro rata basis, any prepayment of principal of such mortgages and interest (net of servicing and other charges) on the aggregate unpaid principal balance of the Ginnie Maes, whether or not the interest on the underlying mortgages has been collected by the issuers.

      The Ginnie Maes purchased by the Funds are guaranteed as to timely payment of principal and interest by GNMA. In giving that guaranty, GNMA expects that payments received by the issuers of Ginnie Maes on account of the mortgages backing the Ginnie Maes will be sufficient to make the required payments of principal of and interest on those Ginnie Maes. However, if those payments are insufficient, the guaranty agreements between the issuers of the
Ginnie Maes and GNMA require the issuers to make advances sufficient for the payments. If the issuers fail to make those payments, GNMA will do so.

      Under federal law, the full faith and credit of the United States is pledged to the payment of all amounts that may be required to be paid under any guaranty issued by GNMA as to such mortgage pools. An opinion of an
Assistant Attorney General of the United States, dated December 9, 1969, states that such guaranties "constitute general obligations of the United
States backed by its full faith and credit." GNMA is empowered to borrow from the United States Treasury to the extent necessary to make any payments of principal and interest required under those guaranties.

      Ginnie Maes are backed by the aggregate indebtedness secured by the underlying FHA-insured, FMHA-insured or VA-guaranteed mortgages. Except to the extent of payments received by the issuers on account of such mortgages,
Ginnie Maes do not constitute a liability of those issuers, nor do they evidence any recourse against those issuers. Recourse is solely against GNMA.
Holders of Ginnie Maes (such as the Funds) have no security interest in or lien on the underlying mortgages.

      Monthly payments of principal will be made, and additional prepayments of principal may be made, to the Fund with respect to the mortgages underlying the Ginnie Maes owned by the Fund. All of the mortgages in the pools relating to the Ginnie Maes in the Funds are subject to prepayment without any significant premium or penalty, at the option of the mortgagors.
While the mortgages on one-to-four family dwellings underlying certain Ginnie
Maes have a stated maturity of up to 30 years, it has been the experience of the mortgage industry that the average life of comparable mortgages, as a result of prepayments, refinancing and payments from foreclosures, is considerably less.

o     Federal Home Loan Mortgage Corporation (FHLMC) Certificates. FHLMC, a
corporate instrumentality of the United States, issues FHLMC Certificates representing interests in mortgage loans. FHLMC guarantees to each registered holder of a FHLMC Certificate timely payment of the amounts representing a holder's proportionate share in:

(i)   interest payments less servicing and guarantee fees,
(ii)  principal prepayments, and
(iii) the ultimate collection of amounts representing the holder's proportionate interest in principal payments on the mortgage loans in the pool represented by the FHLMC Certificate, in each case whether or not such amounts are actually received.

      The obligations of FHLMC under its guarantees are obligations solely of
FHLMC and are not backed by the full faith and credit of the United States.

o     Federal National Mortgage Association (Fannie Mae) Certificates. Fannie
Mae, a federally-chartered and privately-owned corporation, issues Fannie Mae
Certificates which are backed by a pool of mortgage loans. Fannie Mae guarantees to each registered holder of a Fannie Mae Certificate that the holder will receive amounts representing the holder's proportionate interest in scheduled principal and interest payments, and any principal prepayments, on the mortgage loans in the pool represented by such Certificate, less servicing and guarantee fees, and the holder's proportionate interest in the full principal amount of any foreclosed or other liquidated mortgage loan. In each case the guarantee applies whether or not those amounts are actually received. The obligations of Fannie Mae under its guarantees are obligations solely of Fannie Mae and are not backed by the full faith and credit of the
United States or any of its agencies or instrumentalities other than Fannie
Mae.

|X|   Zero-Coupon U.S. Government Securities. The Funds may buy zero-coupon
U.S. government securities. These will typically be U.S. Treasury Notes and
Bonds that have been stripped of their unmatured interest coupons, the coupons themselves, or certificates representing interests in those stripped debt obligations and coupons.

      Zero-coupon securities do not make periodic interest payments and are sold at a deep discount from their face value at maturity. The buyer recognizes a rate of return determined by the gradual appreciation of the security, which is redeemed at face value on a specified maturity date. This discount depends on the time remaining until maturity, as well as prevailing interest rates, the liquidity of the security and the credit quality of the issuer. The discount typically decreases as the maturity date approaches.

      Because zero-coupon securities pay no interest and compound semi-annually at the rate fixed at the time of their issuance, their value is generally more volatile than the value of other debt securities that pay interest. Their value may fall more dramatically than the value of interest-bearing securities when interest rates rise. When prevailing interest rates fall, zero-coupon securities tend to rise more rapidly in value because they have a fixed rate of return.

      A Fund's investment in zero-coupon securities may cause the Fund to recognize income and make distributions to shareholders before it receives any cash payments on the zero-coupon investment. To generate cash to satisfy those distribution requirements, a Fund may have to sell portfolio securities that it otherwise might have continued to hold or to use cash flows from other sources such as the sale of Fund shares.

|X|   Commercial (Privately-Issued) Mortgage Related Securities. The Funds
can invest in commercial mortgage-related securities issued by private entities. Generally these are multi-class debt or pass-through certificates secured by mortgage loans on commercial properties. They are subject to the credit risk of the issuer. These securities typically are structured to provide protection to investors in senior classes from possible losses on the underlying loans. They do so by having holders of subordinated classes take the first loss if there are defaults on the underlying loans. They may also be protected to some extent by guarantees, reserve funds or additional collateralization mechanisms.

      |X|   Participation Interests. The Funds can invest in participation interests, subject to the Fund's limitation on investments in illiquid investments. A participation interest is an undivided interest in a loan made by the issuing financial institution in the proportion that the buyer's participation interest bears to the total principal amount of the loan. Not more than 5% of the Fund's net assets can be invested in participation interests of the same borrower. The issuing financial institution may have no obligation to the Fund other than to pay the Fund the proportionate amount of the principal and interest payments it receives.

      Participation interests are primarily dependent upon the
creditworthiness of the borrowing corporation, which is obligated to make payments of principal and interest on the loan. There is a risk that a borrower may have difficulty making payments. If a borrower fails to pay scheduled interest or principal payments, the Fund could experience a reduction in its income. The value of that participation interest might also decline, which could affect the net asset value of the Fund's shares. If the issuing financial institution fails to perform its obligations under the participation agreement, the Fund might incur costs and delays in realizing payment and suffer a loss of principal and/or interest.

      |X|   Foreign Securities. The Equity Funds and the Fixed Income Funds
may invest in foreign securities, and Global Securities Fund/VA expects to have substantial investments in foreign securities. These include equity securities issued by foreign companies and debt securities issued or guaranteed by foreign companies or governments, including supra-national entities. "Foreign securities" include equity and debt securities of companies organized under the laws of countries other than the United States and debt securities issued or guaranteed by governments other than the U.S.
government or by foreign supra-national entities. They also include securities of companies (including those that are located in the U.S. or organized under U.S. law) that derive a significant portion of their revenue or profits from foreign businesses, investments or sales, or that have a significant portion of their assets abroad. They may be traded on foreign securities exchanges or in the foreign over-the-counter markets. Value
Fund/VA can purchase up to 25% of its total assets in certain equity and debt securities issued or guaranteed by foreign companies or of foreign governments or their agencies and as stated in the Prospectus, the Fund does not concentrate 25% or more of its total assets in the securities of any one foreign government.

      Securities of foreign issuers that are represented by American
Depository Receipts or that are listed on a U.S. securities exchange or traded in the U.S. over-the-counter markets are not considered "foreign securities" for the purpose of a Fund's investment allocations, because they are not subject to many of the special considerations and risks, discussed below, that apply to foreign securities traded and held abroad.

      Because the Funds may purchase securities denominated in foreign currencies, a change in the value of such foreign currency against the U.S.
dollar will result in a change in the amount of income the Funds have available for distribution. Because a portion of the Funds' investment income may be received in foreign currencies, the Funds will be required to compute their income in U.S. dollars for distribution to shareholders, and therefore the Funds will absorb the cost of currency fluctuations. After the Funds have distributed income, subsequent foreign currency losses may result in the
Fund's having distributed more income in a particular fiscal period than was available from investment income, which could result in a return of capital to shareholders.

      Investing in foreign securities offers potential benefits not available from investing solely in securities of domestic issuers. They include the opportunity to invest in foreign issuers that appear to offer growth potential, or in foreign countries with economic policies or business cycles different from those of the U.S., or to reduce fluctuations in portfolio value by taking advantage of foreign stock markets that do not move in a manner parallel to U.S. markets. The Funds will hold foreign currency only in connection with the purchase or sale of foreign securities.

o     Foreign Debt Obligations. The debt obligations of foreign governments and entities may or may not be supported by the full faith and credit of the foreign government. The Fixed Income Funds may buy securities issued by certain supra-national entities, which include entities designated or supported by governments to promote economic reconstruction or development, international banking organizations and related government agencies. Examples are the International Bank for Reconstruction and Development (commonly called the "World Bank"), the Asian Development bank and the Inter-American
Development Bank.

      The governmental members of these supra-national entities are
"stockholders" that typically make capital contributions and may be committed to make additional capital contributions if the entity is unable to repay its borrowings. A supra-national entity's lending activities may be limited to a percentage of its total capital, reserves and net income. There can be no assurance that the constituent foreign governments will continue to be able or willing to honor their capitalization commitments for those entities.

      The Fixed Income Funds can invest in U.S. dollar-denominated "Brady
Bonds." These foreign debt obligations may be fixed-rate par bonds or floating-rate discount bonds. They are generally collateralized in full as to repayment of principal at maturity by U.S. Treasury zero-coupon obligations that have the same maturity as the Brady Bonds. Brady Bonds can be viewed as having three or four valuation components: (i) the collateralized repayment of principal at final maturity; (ii) the collateralized interest payments;
(iii) the uncollateralized interest payments; and (iv) any uncollateralized repayment of principal at maturity. Those uncollateralized amounts constitute what is called the "residual risk".

      If there is a default on collateralized Brady Bonds resulting in acceleration of the payment obligations of the issuer, the zero-coupon U.S.
Treasury securities held as collateral for the payment of principal will not be distributed to investors, nor will those obligations be sold to distribute the proceeds. The collateral will be held by the collateral agent to the scheduled maturity of the defaulted Brady Bonds. The defaulted bonds will continue to remain outstanding, and the face amount of the collateral will equal the principal payments which would have then been due on the Brady
Bonds in the normal course. Because of the residual risk of Brady Bonds and the history of defaults with respect to commercial bank loans by public and private entities of countries issuing Brady Bonds, Brady Bonds are considered speculative investments.

o     Risks of Foreign Investing. Investments in foreign securities may offer special opportunities for investing but also present special additional risks and considerations not typically associated with investments in domestic securities. Some of these additional risks are:
o     reduction of income by foreign taxes;
o     fluctuation in value of foreign investments due to changes in currency rates or currency control regulations (for example,
                  currency blockage);
o     transaction charges for currency exchange;
o     lack of public information about foreign issuers;
o     lack of uniform accounting, auditing and financial reporting standards in foreign countries comparable to those applicable to
                  domestic issuers;
o     less volume on foreign exchanges than on U.S. exchanges;
o     greater volatility and less liquidity on foreign markets than in the
                  U.S.;
o     less governmental regulation of foreign issuers, stock exchanges and brokers than in the U.S.;
o     greater difficulties in commencing lawsuits;
o     higher brokerage commission rates than in the U.S.;
o     increased risks of delays in settlement of portfolio transactions or loss of certificates for portfolio securities;
o     possibilities in some countries of expropriation, confiscatory taxation, currency devaluation, political, financial or
                  social instability or adverse diplomatic developments; and
o     unfavorable differences between the U.S. economy and foreign economies.

      In the past, U.S. government policies have discouraged certain investments abroad by U.S. investors, through taxation or other restrictions, and it is possible that such restrictions could be re-imposed.

o     Special Risks of Emerging Markets. Emerging and developing markets abroad may also offer special opportunities for growth investing but have greater risks than more developed foreign markets, such as those in Europe,
Canada, Australia, New Zealand and Japan. There may be even less liquidity in their securities markets, and settlements of purchases and sales of securities may be subject to additional delays. They are subject to greater risks of limitations on the repatriation of income and profits because of currency restrictions imposed by local governments. Those countries may also be subject to the risk of greater political and economic instability, which can greatly affect the volatility of prices of securities in those countries.
The Manager will consider these factors when evaluating securities in these markets, because the selection of those securities must be consistent with the Fund's goal of preservation of principal.

      |X|   Portfolio Turnover. "Portfolio turnover" describes the rates at which the Funds traded their portfolio securities during their last fiscal year. For example, if a Fund sold all of its securities during the year, its portfolio turnover rate would have been 100%. The Funds' portfolio turnover rates will fluctuate from year to year, and any of the Funds may have portfolio turnover rates of more than 100% annually.

      Capital Appreciation Fund/VA's portfolio turnover rate increased significantly compared to its previous fiscal year. This increase was the result of refocusing the Fund's investments following a change in the portfolio management team that took place in October 2005.

Other Investment Techniques and Strategies. In seeking their respective objectives, the Funds may from time to time use the types of investment strategies and investments described below. They are not required to use all of these strategies at all times, and at times may not use them.

      |X|   Investing in Small, Unseasoned Companies. The Funds may invest in securities of small, unseasoned companies, subject to limits (if any) stated
in that Fund's Prospectus. These are companies that have been in operation for less than three years, including the operations of any predecessors.
Securities of these companies may be subject to volatility in their prices.
They may have a limited trading market or no trading market, which may adversely affect the Funds' ability to value them or to dispose of them and can reduce the price the Funds might be able to obtain for them. Other investors that own a security issued by a small, unseasoned issuer for which there is limited liquidity might trade the security when the Funds are attempting to dispose of their holdings of that security. In that case, a
Fund might receive a lower price for its holdings than might otherwise be obtained.

      |X|   When-Issued and Delayed-Delivery Transactions. The Funds may
invest in securities on a "when-issued" basis and may purchase or sell securities on a "delayed-delivery" or "forward commitment" basis. When-issued and delayed-delivery are terms that refer to securities whose terms and indenture are available and for which a market exists, but which are not available for immediate delivery.

      When such transactions are negotiated, the price (which is generally expressed in yield terms) is fixed at the time the commitment is made.
Delivery and payment for the securities take place at a later date. The securities are subject to change in value from market fluctuations during the period until settlement. The value at delivery may be less than the purchase price. For example, changes in interest rates in a direction other than that expected by the Manager before settlement will affect the value of such securities and may cause a loss to the Funds. During the period between purchase and settlement, no payment is made by the Funds to the issuer and no interest accrues to that Fund from the investment until it receives the security at settlement. There is a risk of loss to a Fund if the value of the security changes prior to the settlement date, and there is the risk that the other party may not perform.

      The Funds engage in when-issued transactions to secure what the Manager considers to be an advantageous price and yield at the time of entering into the obligation. When a Fund enters into a when-issued or delayed-delivery transaction, it relies on the other party to complete the transaction. Its failure to do so may cause that Fund to lose the opportunity to obtain the security at a price and yield the Manager considers to be advantageous.

      When a Fund engages in when-issued and delayed-delivery transactions, it does so for the purpose of acquiring or selling securities consistent with its investment objective and policies for its portfolio or for delivery pursuant to options contracts it has entered into, and not for the purpose of investment leverage. Although a Fund will enter into delayed-delivery or when-issued purchase transactions to acquire securities, it may dispose of a commitment prior to settlement. If a Fund chooses to dispose of the right to acquire a when-issued security prior to its acquisition or to dispose of its right to delivery against a forward commitment, it may incur a gain or loss.

      At the time a Fund makes the commitment to purchase or sell a security on a when-issued or delayed delivery basis, it records the transaction on its books and reflects the value of the security purchased in determining that
Fund's net asset value. In a sale transaction, it records the proceeds to be received. That Fund will identify on its books liquid assets at least equal in value to the value of that Fund's purchase commitments until that Fund pays for the investment.

      When-issued and delayed-delivery transactions can be used by the Funds as a defensive technique to hedge against anticipated changes in interest rates and prices. For instance, in periods of rising interest rates and falling prices, a Fund might sell securities in its portfolio on a forward commitment basis to attempt to limit its exposure to anticipated falling prices. In periods of falling interest rates and rising prices, a Fund might sell portfolio securities and purchase the same or similar securities on a when-issued or delayed-delivery basis to obtain the benefit of currently higher cash yields.

      |X|   Zero-Coupon Securities. The Fixed Income Funds may buy
zero-coupon and delayed interest securities, and "stripped" securities of foreign government issuers, which may or may not be backed by the "full faith and credit" of the issuing foreign government, and of domestic and foreign corporations. The Fixed Income Funds and Value Fund/VA may also buy zero-coupon and "stripped" U.S. government securities. Zero-coupon securities issued by foreign governments and by corporations will be subject to greater credit risks than U.S. government zero-coupon securities.

      |X|   "Stripped" Mortgage-Related Securities. The Fixed Income Funds
and Value Fund/VA can invest in stripped mortgage-related securities that are created by segregating the cash flows from underlying mortgage loans or mortgage securities to create two or more new securities. Each has a specified percentage of the underlying security's principal or interest payments. These are a form of derivative investment.

      Mortgage securities may be partially stripped so that each class receives some interest and some principal. However, they may be completely stripped. In that case all of the interest is distributed to holders of one type of security, known as an "interest-only" security, or "I/O," and all of the principal is distributed to holders of another type of security, known as a "principal-only" security or "P/O." Strips can be created for pass-through certificates or CMOs.

      The yields to maturity of I/Os and P/Os are very sensitive to principal repayments (including prepayments) on the underlying mortgages. If the underlying mortgages experience greater than anticipated prepayments of principal, that Fund might not fully recoup its investment in an I/O based on those assets. If underlying mortgages experience less than anticipated prepayments of principal, the yield on the P/Os based on them could decline substantially.

      |X|   Repurchase Agreements. The Funds may acquire securities subject to repurchase agreements. They may do so for liquidity purposes to meet anticipated redemptions of Fund shares, or pending the investment of the proceeds from sales of Fund shares, or pending the settlement of portfolio securities transactions, or for temporary defensive purposes, as described below.

      In a repurchase transaction, a Fund buys a security from, and simultaneously resells it to, an approved vendor for delivery on an agreed-upon future date. The resale price exceeds the purchase price by an amount that reflects an agreed-upon interest rate effective for the period during which the repurchase agreement is in effect. Approved vendors include
U.S. commercial banks, U.S. branches of foreign banks, or broker-dealers that have been designated as primary dealers in government securities. They must meet credit requirements set by the Manager from time to time.

      The majority of these transactions run from day to day, and delivery pursuant to the resale typically occurs within one to five days of the purchase. Repurchase agreements having a maturity beyond seven days are subject to each Fund's limit on holding illiquid investments. No Fund will enter into a repurchase agreement that causes more than 15% of its net assets
(for Value Fund/VA and Money Fund/VA, 10%) to be subject to repurchase agreements having a maturity beyond seven days. There is no limit on the amount of a Fund's net assets that may be subject to repurchase agreements having maturities of seven days or less.

      Repurchase agreements, considered "loans" under the Investment Company
Act, are collateralized by the underlying security. The Funds' repurchase agreements require that at all times while the repurchase agreements are in effect, the value of the collateral must equal or exceed the repurchase price to fully collateralize the repayment obligation. However, if the vendor fails to pay the resale price on the delivery date, the Funds may incur costs in disposing of the collateral and may experience losses if there is any delay in its ability to do so. The Manager will monitor the vendor's creditworthiness to confirm that the vendor is financially sound and will continuously monitor the collateral's value.

      Pursuant to an Exemptive Order issued by the Securities and Exchange
Commission (the "SEC"), the Funds, along with other affiliated entities managed by the Manager, may transfer uninvested cash balances into one or more joint repurchase accounts. These balances are invested in one or more repurchase agreements, secured by U.S. government securities. Securities that are collateral for repurchase agreements are financial assets subject to the
Fund's entitlement orders through its securities account at its custodian bank until the agreements mature. Each joint repurchase arrangement requires that the market value of the collateral be sufficient to cover payments of interest and principal; however, in the event of default by the other party to the agreement, retention or sale of the collateral may be subject to legal proceedings.

      |X|   Illiquid and Restricted Securities. Under the policies and procedures established by the Fund's Board of Trustees, the Manager determines the liquidity of certain of the Funds' investments. To enable a
Fund to sell its holdings of a restricted security not registered under applicable securities laws, that Fund may have to cause those securities to be registered. The expenses of registering restricted securities may be negotiated by the Fund with the issuer at the time the Fund buys the securities. When a Fund must arrange registration because the Fund wishes to sell the security, a considerable period may elapse between the time the decision is made to sell the security and the time the security is registered so that the Fund could sell it. That Fund would bear the risks of any downward price fluctuation during that period.

      The Funds may also acquire restricted securities through private placements. Those securities have contractual restrictions on their public resale. Those restrictions might limit a Fund's ability to dispose of the securities and might lower the amount a Fund could realize upon the sale.

      The Funds have limitations that apply to purchases of restricted securities, as stated in the Prospectus. Those percentage restrictions do not limit purchases of restricted securities that are eligible for sale to qualified institutional purchasers under Rule 144A of the Securities Act, if those securities have been determined to be liquid by the Manager under
Board-approved guidelines. Those guidelines take into account the trading activity for such securities and the availability of reliable pricing information, among other factors. If there is a lack of trading interest in a particular Rule 144A security, the Funds' holdings of that security may be considered to be illiquid.

      Illiquid securities include repurchase agreements maturing in more than seven days and participation interests that do not have puts exercisable within seven days.

|X|   Loans of Portfolio Securities. The Funds may lend portfolio securities pursuant to policies approved by the Funds' Board. They may do so to try to provide income or to raise cash for liquidity purposes. These loans are limited to not more than 25% of the value of each Fund's net assets.

      The Funds have entered into a Securities Lending Agreement (the
"Securities Lending Agreement") with JPMorgan Chase Bank, N.A. ("JPMorgan
Chase"). Under the Securities Lending Agreement and applicable regulatory requirements (which are subject to change), the collateral for such loans must, on each business day, be at least equal to the value of the loaned securities and must consist of cash, bank letters of credit or securities of the U.S. Government (or its agencies or instrumentalities), or other cash equivalents in which a Fund is permitted to invest. To be acceptable as collateral, a bank letter of credit must obligate the bank to pay to JPMorgan
Chase, as agent, amounts demanded by a Fund if the demand meets the terms of the letter. Both the issuing bank and the terms of the letter of credit must be satisfactory to JPMorgan Chase and the Fund. The terms of the loans must also meet applicable tests under the Internal Revenue Code of 1986 as amended
(the "Code") and permit the Fund to reacquire loaned securities on five business days' notice or in time to vote on any material matters. The
Securities Lending Agreement may be terminated by either JPMorgan Chase or a
Fund on 30 days' written notice.

      Pursuant to the Securities Lending Agreement, a Fund will receive a percentage of all annual net income (i.e., net of rebates to the borrower and certain other approved expenses) from securities lending transactions. Such net income includes earnings from the investment of any cash collateral received from a borrower and loan fees paid or payable by a borrower in connection with loans secured by collateral other than cash.

      There are some risks in connection with securities lending, including possible delays in receiving additional collateral from the borrower to secure a loan or delays in recovering the loaned securities if the borrower defaults. JPMorgan Chase has agreed, in general, to guarantee the obligations of borrowers to return loaned securities to a Fund and to be responsible for expenses relating to securities lending. Each Fund, however, will be responsible for risks associated with the investment of cash collateral, including the risk of a default by the issuer of a security in which cash collateral has been invested. If that occurs, a Fund may incur additional costs in seeking to obtain the collateral or may lose the amount of the collateral investment. A Fund may also lose money if the value of the investments purchased with cash collateral decreases.

      |X|   Borrowing for Leverage. Each Fund has the ability to borrow from banks on an unsecured basis. Each Fund has undertaken to limit borrowing to
25% of the value of that Fund's net assets, which is further limited to 10%
if borrowing is for a purpose other than to facilitate redemptions. Investing borrowed funds in portfolio securities is a speculative technique known as
"leverage." The Funds cannot borrow money in excess of 33-1/3% of the value of that Fund's total assets. The Funds may borrow only from banks and/or affiliated investment companies. With respect to this fundamental policy, the
Funds can borrow only if they maintain a 300% ratio of assets to borrowings at all times in the manner set forth in the Investment Company Act. If the value of that Fund's assets fails to meet this 300% asset coverage requirement, that Fund will reduce its bank debt within three days to meet the requirement. To do so, that Fund might have to sell a portion of its investments at a disadvantageous time.

      A Fund will pay interest on these loans, and that interest expense will raise the overall expenses of that Fund and reduce its returns. If it does borrow, its expenses will be greater than comparable funds that do not borrow for leverage. Additionally, that Fund's net asset values per share might fluctuate more than that of funds that do not borrow. Currently, the Funds do not contemplate using this technique in the next year but if they do so, it will not likely be to a substantial degree.

         o  Bank Obligations. The Funds can buy time deposits, certificates of deposit and bankers' acceptances. They must be:
o     obligations issued or guaranteed by a domestic bank (including a foreign branch of a domestic bank) having total assets of at least U.S. $1 billion, or
o     obligations of a foreign bank with total assets of at least U.S. $1 billion.

      "Banks" include commercial banks, savings banks and savings and loan associations, which may or may not be members of the Federal Deposit
Insurance Corporation.

         o  Commercial Paper. The Funds can invest in commercial paper if it is rated within the top three rating categories of S&P and Moody's or other rating organizations.

      If the paper is not rated, it may be purchased if the Manager determines that it is comparable to rated commercial paper in the top three rating categories of national rating organizations.

      The Funds can buy commercial paper, including U.S. dollar-denominated securities of foreign branches of U.S. banks, issued by other entities if the commercial paper is guaranteed as to principal and interest by a bank, government or corporation whose certificates of deposit or commercial paper may otherwise be purchased by the Funds.

         o  Variable Amount Master Demand Notes. Master demand notes are corporate obligations that permit the investment of fluctuating amounts by the Funds at varying rates of interest under direct arrangements between the
Funds, as lender, and the borrower. They permit daily changes in the amounts borrowed. The Funds have the right to increase the amount under the note at any time up to the full amount provided by the note agreement, or to decrease the amount. The borrower may prepay up to the full amount of the note without penalty. These notes may or may not be backed by bank letters of credit.

      Because these notes are direct lending arrangements between the lender and borrower, it is not expected that there will be a trading market for them. There is no secondary market for these notes, although they are redeemable (and thus are immediately repayable by the borrower) at principal amount, plus accrued interest, at any time. Accordingly, the Fund's right to redeem such notes is dependent upon the ability of the borrower to pay principal and interest on demand.

      The Funds have no limitations on the type of issuer from whom these notes will be purchased. However, in connection with such purchases and on an ongoing basis, the Manager will consider the earning power, cash flow and other liquidity ratios of the issuer, and its ability to pay principal and interest on demand, including a situation in which all holders of such notes made demand simultaneously. Investments in master demand notes are subject to the limitation on investments by the Fund in illiquid securities, described in the Prospectus. Currently, the Funds (except Money Fund/VA) do not intend that their investments in variable amount master demand notes will exceed 5%
of their total assets. A description of the investment policies for Money
Fund/VA is located below under the heading "Money Fund/VA Investment
Policies."

      |X|   Derivatives. The Funds can invest in a variety of derivative investments for hedging purposes. Some derivative investments the Funds can use are the hedging instruments described below in this SAI. The Equity Funds do not use, and do not currently contemplate using, derivatives or hedging instruments to a significant degree in the coming year and they are not obligated to use them in seeking their objectives.

      Other derivative investments the Fixed Income Funds can invest in include "index-linked" or "currency-linked" notes. Principal and/or interest payments on index-lined notes depend on the performance of an underlying index. Currency-indexed securities are typically short-term or intermediate-term debt securities. Their value at maturity or the rates at which they pay income are determined by the change in value of the U.S.
dollar against one or more foreign currencies or an index. In some cases, these securities may pay an amount at maturity based on a multiple of the amount of the relative currency movements. This type of index security offers the potential for increased income or principal payments but at a greater risk of loss than a typical debt security of the same maturity and credit quality.

      Other derivative investments the Fixed Income Funds can use include debt exchangeable for common stock of an issuer or "equity-linked debt securities" of an issuer. At maturity, the debt security is exchanged for common stock of the issuer or it is payable in an amount based on the price of the issuer's common stock at the time of maturity. Both alternatives present a risk that the amount payable at maturity will be less than the principal amount of the debt because the price of the issuer's common stock might not be as high as the Manager expected.

|X|   Hedging. Although the Funds can use hedging instruments, they are not obligated to use them in seeking their objective. To attempt to protect against declines in the market value of the Funds' portfolios, to permit the
Funds to retain unrealized gains in the value of portfolio securities which have appreciated, or to facilitate selling securities for investment reasons, the Funds could:

o     sell futures contracts,
o     buy puts on such futures or on securities, or
o     write covered calls on securities or futures. Covered calls may also be used to increase the Funds' income, but the Manager does not expect to engage extensively in that practice.

      The Funds can use hedging to establish a position in the securities market as a temporary substitute for purchasing particular securities. In that case the Funds would normally seek to purchase the securities and then terminate that hedging position. The Funds might also use this type of hedge to attempt to protect against the possibility that their portfolio securities would not be fully included in a rise in value of the market. To do so the
Funds could:

o     buy futures, or
o     buy calls on such futures or on securities.

      The Funds' strategy of hedging with futures and options on futures will be incidental to the Fund's activities in the underlying cash market. The particular hedging instruments the Funds can use are described below. The
Funds may employ new hedging instruments and strategies when they are developed, if those investment methods are consistent with the Funds'
investment objective and are permissible under applicable regulations governing the Funds.

o     Futures. The Funds can buy and sell futures contracts that relate to
(1) broadly-based stock indices (these are referred to as "stock index futures"), (2) an individual stock ("single stock futures"), (3) bond indices
(these are referred to as "bond index futures"), (4) debt securities (these are referred to as "interest rate futures"), (5) foreign currencies (these are referred to as "forward contracts") and (6) commodity contracts (these are referred to as commodity futures)." Except for High Income Fund/VA and
Strategic Bond Fund/VA, the Fixed Income Funds are not expected to buy or sell stock index futures or single stock futures on a regular basis.

      A broadly-based stock index is used as the basis for trading stock index futures. They may in some cases be based on stocks of issuers in a particular industry or group of industries. A stock index assigns relative values to the common stocks included in the index and its value fluctuates in response to the changes in value of the underlying stocks. A stock index cannot be purchased or sold directly. Bond index futures are similar contracts based on the future value of the basket of securities that comprise the index. These contracts obligate the seller to deliver, and the purchaser to take, cash to settle the futures transaction. There is no delivery made of the underlying securities to settle the futures obligation. Either party may also settle the transaction by entering into an offsetting contract.

      An interest rate future obligates the seller to deliver (and the purchaser to take) cash or a specified type of debt security to settle the futures transaction. Either party could also enter into an offsetting contract to close out the position. Similarly, a single stock future obligates the seller to deliver (and the purchaser to take) cash or a specified equity security to settle the futures transaction. Either party could also enter into an offsetting contract to close out the position.
Single stock futures trade on a very limited number of exchanges, with contracts typically not fungible among the exchanges.

      No money is paid or received by the Funds on the purchase or sale of a future. Upon entering into a futures transaction, the Funds will be required to deposit an initial margin payment with the futures commission merchant
(the "futures broker"). Initial margin payments will be deposited with the
Funds' custodian bank in an account registered in the futures broker's name.
However, the futures broker can gain access to that account only under specified conditions. As the future is marked to market (that is, its value on that Fund's books is changed) to reflect changes in its market value, subsequent margin payments, called variation margin, will be paid to or by the futures broker daily.

      At any time prior to expiration of the future, the Funds may elect to close out their positions by taking an opposite position, at which time a final determination of variation margin is made and any additional cash must be paid by or released to that Fund. All futures transactions are effected through a clearinghouse associated with the exchange on which the contracts are traded.

o     Put and Call Options. The Funds can buy and sell certain kinds of put options ("puts") and call options ("calls"). The Funds can buy and sell exchange-traded and over-the-counter put and call options, including index options, securities options, currency options, commodities options, and options on the other types of futures described above.

o     Writing Covered Call Options. The Funds can write (that is, sell)
covered calls. If a Fund sells a call option, it must be covered. That means the Fund must own the security subject to the call while the call is outstanding, or, for certain types of calls, the call may be covered by segregating liquid assets to enable that Fund to satisfy its obligations if the call is exercised. Up to 100% of a Fund's total assets may be subject to calls that Fund writes.

      When a Fund writes a call on a security, it receives cash (a premium).
That Fund agrees to sell the underlying security to a purchaser of a corresponding call on the same security during the call period at a fixed exercise price regardless of market price changes during the call period. The call period is usually not more than nine months. The exercise price may differ from the market price of the underlying security. That Fund shares the risk of loss that the price of the underlying security may decline during the call period. That risk may be offset to some extent by the premium the Fund receives. If the value of the investment does not rise above the call price, it is likely that the call will lapse without being exercised. In that case the Fund would keep the cash premium and the investment.

      When a Fund writes a call on an index, it receives cash (a premium). If the buyer of the call exercises it, the Fund will pay an amount of cash equal to the difference between the closing price of the call and the exercise price, multiplied by a specified multiple that determines the total value of the call for each point of difference. If the value of the underlying investment does not rise above the call price, it is likely that the call will lapse without being exercised. In that case the Fund would keep the cash premium.

      The Funds' custodian bank, or a securities depository acting for the custodian bank, will act as the Funds' escrow agent, through the facilities of the Options Clearing Corporation ("OCC"), as to the investments on which the Funds have written calls traded on exchanges or as to other acceptable escrow securities. In that way, no margin will be required for such transactions. OCC will release the securities on the expiration of the option or when the Funds enter into a closing transaction.

      When a Fund writes an over-the-counter ("OTC") option, that Fund will enter into an arrangement with a primary U.S. government securities dealer which will establish a formula price at which the Fund will have the absolute right to repurchase that OTC option. The formula price will generally be based on a multiple of the premium received for the option, plus the amount by which the option is exercisable below the market price of the underlying security (that is, the option is "in the money"). When a Fund writes an OTC option, it will treat as illiquid (for purposes of its restriction on holding illiquid securities) the mark-to-market value of any OTC option it holds, unless the option is subject to a buy-back agreement by the executing broker.

      To terminate its obligation on a call it has written, a Fund may purchase a corresponding call in a "closing purchase transaction." A Fund will then realize a profit or loss, depending upon whether the net of the amount of the option transaction costs and the premium received on the call the Fund wrote is more or less than the price of the call the Fund purchases to close out the transaction. That Fund may realize a profit if the call expires unexercised, because that Fund will retain the underlying security and the premium it received when it wrote the call. If a Fund cannot effect a closing purchase transaction due to the lack of a market, it will have to hold the callable securities until the call expires or is exercised.

      A Fund may also write calls on a futures contract without owning the futures contract or securities deliverable under the contract. To do so, at the time the call is written, that Fund must cover the call by identifying an equivalent dollar amount of liquid assets on its books. The Fund will identify additional liquid assets if the value of the identified assets drops below 100% of the current value of the future. Because of this requirement, in no circumstances would that Fund's receipt of an exercise notice as to that future require that Fund to deliver a futures contract. It would simply put that Fund in a short futures position, which is permitted by the Funds'
hedging policies.

o     Writing Put Options. Each Fund can sell put options. A put option on securities gives the purchaser the right to sell, and the writer the obligation to buy, the underlying investment at the exercise price during the option period. The Funds will not write puts if, as a result, more than 50%
of the Fund's net assets would be required to be identified on its books to cover such put options.

      If a Fund writes a put, the put must be covered by identifying liquid assets on its books. The premium the Funds receive from writing a put represents a profit, as long as the price of the underlying investment remains equal to or above the exercise price of the put. However, that Fund also assumes the obligation during the option period to buy the underlying investment from the buyer of the put at the exercise price, even if the value of the investment falls below the exercise price. If a put a Fund has written expires unexercised, that Fund realizes a gain in the amount of the premium less the transaction costs incurred. If the put is exercised, that Fund must fulfill its obligation to purchase the underlying investment at the exercise price. That price will usually exceed the market value of the investment at that time. In that case, that Fund may incur a loss if it sells the underlying investment. That loss will be equal to the sum of the sale price of the underlying investment and the premium received minus the sum of the exercise price and any transaction costs the Fund incurred.

      When writing a put option on a security, to secure its obligation to pay for the underlying security, that Fund will identify on its books liquid assets with a value equal to or greater than the exercise price of the underlying securities. That Fund therefore forgoes the opportunity of investing the assets identified on its books or writing calls against those assets.

      As long as a Fund's obligation as the put writer continues, it may be assigned an exercise notice by the broker-dealer through which the put was sold. That notice will require that Fund to take delivery of the underlying security and pay the exercise price. No Fund has control over when it may be required to purchase the underlying security, since it may be assigned an exercise notice at any time prior to the termination of its obligation as the writer of the put. That obligation terminates upon expiration of the put. It may also terminate if, before it receives an exercise notice, that Fund effects a closing purchase transaction by purchasing a put of the same series as it sold. Once a Fund has been assigned an exercise notice, it cannot effect a closing purchase transaction.

      A Fund may decide to effect a closing purchase transaction to realize a profit on an outstanding put option it has written or to prevent the underlying security from being put. Effecting a closing purchase transaction will also permit that Fund to write another put option on the security, or to sell the security and use the proceeds from the sale for other investments. A
Fund will realize a profit or loss from a closing purchase transaction depending on whether the cost of the transaction is less or more than the premium received from writing the put option.

o     Purchasing Puts and Calls. Each Fund can purchase calls to protect against the possibility that its portfolio will not participate in an anticipated rise in the securities market. When a Fund buys a call (other than in a closing purchase transaction), it pays a premium. That Fund then has the right to buy the underlying investment from a seller of a corresponding call on the same investment during the call period at a fixed exercise price.

      A Fund benefits only if it sells the call at a profit or if, during the call period, the market price of the underlying investment is above the sum of the call price plus the transaction costs and the premium paid for the call and the Fund exercises the call. If a Fund does not exercise the call or sell it (whether or not at a profit), the call will become worthless at its expiration date. In that case the Fund will have paid the premium but lost the right to purchase the underlying investment.

      A Fund can buy puts whether or not it holds the underlying investment in its portfolio. When a Fund purchases a put, it pays a premium and, except as to puts on indices, has the right to sell the underlying investment to a seller of a put on a corresponding investment during the put period at a fixed exercise price.

      Buying a put on securities or futures a Fund owns enables that Fund to attempt to protect itself during the put period against a decline in the value of the underlying investment below the exercise price by selling the underlying investment at the exercise price to a seller of a corresponding put. If the market price of the underlying investment is equal to or above the exercise price and, as a result, the put is not exercised or resold, the put will become worthless at its expiration date. In that case the Fund will have paid the premium but lost the right to sell the underlying investment.
However, the Fund may sell the put prior to its expiration. That sale may or may not be at a profit.

      Buying a put on an investment a Fund does not own (such as an index of future) permits a Fund to resell the put or to buy the underlying investment and sell it at the exercise price. The resale price will vary inversely to the price of the underlying investment. If the market price of the underlying investment is above the exercise price and, as a result, the put is not exercised, the put will become worthless on its expiration date.

      When a Fund purchases a call or put on an index or future, it pays a premium, but settlement is in cash rather than by delivery of the underlying investment to the Fund. A gain or loss depends on changes in the index in question (and thus on price movements in the securities market generally)
rather than on price movements in individual securities or futures contracts.

      A Fund may buy a call or put only if, after the purchase, the value of all call and put options held by the Fund will not exceed 5% of the Fund's total assets.

o     Buying and Selling Options on Foreign Currencies. A Fund can buy and
sell calls and puts on foreign currencies. They include puts and calls that trade on a securities or commodities exchange or in the over-the-counter markets or are quoted by major recognized dealers in such options. A Fund could use these calls and puts to try to protect against declines in the dollar value of foreign securities and increases in the dollar cost of foreign securities the Fund wants to acquire.

      If the Manager anticipates a rise in the dollar value of a foreign currency in which securities to be acquired are denominated, the increased cost of those securities may be partially offset by purchasing calls or writing puts on that foreign currency. If the Manager anticipates a decline in the dollar value of a foreign currency, the decline in the dollar value of portfolio securities denominated in that currency might be partially offset by writing calls or purchasing puts on that foreign currency. However, the currency rates could fluctuate in a direction adverse to a Fund's position.
That Fund will then have incurred option premium payments and transaction costs without a corresponding benefit.

      A call the Fund writes on a foreign currency is "covered" if the Fund owns the underlying foreign currency covered by the call or has an absolute and immediate right to acquire that foreign currency without additional cash consideration (or it can do so for additional cash consideration identified on its books) upon conversion or exchange of other foreign currency held in its portfolio.

      A Fund could write a call on a foreign currency to provide a hedge against a decline in the U.S. dollar value of a security which the Fund owns or has the right to acquire and which is denominated in the currency underlying the option. That decline might be one that occurs due to an expected adverse change in the exchange rate. This is known as a
"cross-hedging" strategy. In those circumstances, the Fund covers the option by identifying on its books liquid assets in an amount equal to the exercise price of the option.

o     Risks of Hedging with Options and Futures. The use of hedging instruments requires special skills and knowledge of investment techniques that are different than what is required for normal portfolio management. If the Manager uses a hedging instrument at the wrong time or judges market conditions incorrectly, hedging strategies may reduce a Fund's return. A Fund could also experience losses if the prices of its futures and options positions were not correlated with its other investments.

      A Fund's option activities could affect its portfolio turnover rate and brokerage commissions. The exercise of calls written by the Fund might cause a Fund to sell related portfolio securities, thus increasing its turnover rate. The exercise by a Fund of puts on securities will cause the sale of underlying investments, increasing portfolio turnover. Although the decision whether to exercise a put it holds is within a Fund's control, holding a put might cause that Fund to sell the related investments for reasons that would not exist in the absence of the put.

      A Fund could pay a brokerage commission each time it buys or sells a call, a put or an underlying investment in connection with the exercise of a call or put. Those commissions could be higher on a relative basis than the commissions for direct purchases or sales of the underlying investments.
Premiums paid for options are small in relation to the market value of the underlying investments. Consequently, put and call options offer large amounts of leverage. The leverage offered by trading in options could result in a Fund's net asset values being more sensitive to changes in the value of the underlying investment.

      If a covered call written by a Fund is exercised on an investment that has increased in value, that Fund will be required to sell the investment at the call price. It will not be able to realize any profit if the investment has increased in value above the call price.

      An option position may be closed out only on a market that provides secondary trading for options of the same series, and there is no assurance that a liquid secondary market will exist for any particular option. A Fund might experience losses if it could not close out a position because of an illiquid market for the future or option.

      There is a risk in using short hedging by selling futures or purchasing puts on broadly-based indices or futures to attempt to protect against declines in the value of a Fund's portfolio securities. The risk is that the prices of the futures or the applicable index will correlate imperfectly with the behavior of the cash prices of that Fund's securities. For example, it is possible that while a Fund has used a hedging instrument in a short hedge, the market might advance and the value of the securities held in the Fund's portfolio might decline. If that occurred, the Fund would lose money on the hedging instrument and also experience a decline in the value of its portfolio securities. However, while this could occur for a very brief period or to a very small degree, over time the value of a diversified portfolio of securities will tend to move in the same direction as the indices upon which the hedging instrument is based.

      The risk of imperfect correlation increases as the composition of a
Fund's portfolio diverges from the securities included in the applicable index. To compensate for the imperfect correlation of movements in the price of the portfolio securities being hedged and movements in the price of the hedging instruments, a Fund may use hedging instruments in a greater dollar amount than the dollar amount of portfolio securities being hedged. It might do so if the historical volatility of the prices of the portfolio securities being hedged are more than the historical volatility of the applicable index.

      The ordinary spreads between prices in the cash and futures markets are subject to distortions, due to differences in the nature of those markets.
First, all participants in the futures market are subject to margin deposit and maintenance requirements. Rather than meeting additional margin deposit requirements, investors may close futures contracts through offsetting transactions which could distort the normal relationship between the cash and futures markets. Second, the liquidity of the futures market depends on participants entering into offsetting transactions rather than making or taking delivery. To the extent participants decide to make or take delivery, liquidity in the futures market could be reduced, thus producing distortion.
Third, from the point of view of speculators, the deposit requirements in the futures market are less onerous than margin requirements in the securities markets. Therefore, increased participation by speculators in the futures market may cause temporary price distortions.

      A Fund can use hedging instruments to establish a position in the securities markets as a temporary substitute for the purchase of individual securities (long hedging) by buying futures and/or calls on such futures, broadly-based indices or on securities. It is possible that when a Fund does so the market might decline. If that Fund then concludes not to invest in securities because of concerns that the market might decline further or for other reasons, the Fund will realize a loss on the hedging instruments that is not offset by a reduction in the price of the securities purchased.

o     Forward Contracts. Forward contracts are foreign currency exchange contracts. They are used to buy or sell foreign currency for future delivery at a fixed price. A Fund uses them to "lock in" the U.S. dollar price of a security denominated in a foreign currency that the Fund has bought or sold, or to protect against possible losses from changes in the relative values of the U.S. dollar and a foreign currency. A Fund limits its exposure in foreign currency exchange contracts in a particular foreign currency to the amount of its assets denominated in that currency or a closely-correlated currency. A
Fund may also use "cross-hedging" where it hedges against changes in currencies other than the currency in which a security it holds is denominated.

      Under a forward contract, one party agrees to purchase, and another party agrees to sell, a specific currency at a future date. That date may be any fixed number of days from the date of the contract agreed upon by the parties. The transaction price is set at the time the contract is entered into. These contracts are traded in the inter-bank market conducted directly among currency traders (usually large commercial banks) and their customers.

      The Funds may use forward contracts to protect against uncertainty in the level of future exchange rates. The use of forward contracts does not eliminate the risk of fluctuations in the prices of the underlying securities a Fund owns or intends to acquire, but it does fix a rate of exchange in advance. Although forward contracts may reduce the risk of loss from a decline in the value of the hedged currency, at the same time they limit any potential gain if the value of the hedged currency increases.

      When a Fund enters into a contract for the purchase or sale of a security denominated in a foreign currency, or when it anticipates receiving dividend payments in a foreign currency, the Fund might desire to "lock-in"
the U.S. dollar price of the security or the U.S. dollar equivalent of the dividend payments. To do so, that Fund could enter into a forward contract for the purchase or sale of the amount of foreign currency involved in the underlying transaction, in a fixed amount of U.S. dollars per unit of the foreign currency. This is called a "transaction hedge." The transaction hedge will protect the Fund against a loss from an adverse change in the currency exchange rates during the period between the date on which the security is purchased or sold or on which the payment is declared, and the date on which the payments are made or received.

      A Fund could also use forward contracts to lock in the U.S. dollar value of a portfolio position. This is called a "position hedge." When a Fund believes that foreign currency might suffer a substantial decline against the
U.S. dollar, it could enter into a forward contract to sell an amount of that foreign currency approximating the value of some or all of the Fund's portfolio securities denominated in that foreign currency. When a Fund believes that the U.S. dollar might suffer a substantial decline against a foreign currency, it could enter into a forward contract to buy that foreign currency for a fixed dollar amount. Alternatively, a Fund could enter into a forward contract to sell a different foreign currency for a fixed U.S. dollar amount if the Fund believes that the U.S. dollar value of the foreign currency to be sold pursuant to its forward contract will fall whenever there is a decline in the U.S. dollar value of the currency in which portfolio securities of the Fund are denominated. That is referred to as a "cross hedge".

      The Fund will cover its short positions in these cases by identifying on its books liquid assets having a value equal to the aggregate amount of the Fund's commitment under forward contracts. No Fund will enter into forward contracts or maintain a net exposure to such contracts if the consummation of the contracts would obligate a Fund to deliver an amount of foreign currency in excess of the value of that Fund's portfolio securities or other assets denominated in that currency or another currency that is the subject of the hedge.

      The precise matching of the amounts under forward contracts and the value of the securities involved generally will not be possible because the future value of securities denominated in foreign currencies will change as a consequence of market movements between the date the forward contract is entered into and the date it is sold. In some cases the Manager might decide to sell the security and deliver foreign currency to settle the original purchase obligation. If the market value of the security is less than the amount of foreign currency the Fund is obligated to deliver, the Fund might have to purchase additional foreign currency on the "spot" (that is, cash)
market to settle the security trade. If the market value of the security instead exceeds the amount of foreign currency the Fund is obligated to deliver to settle the trade, the Fund might have to sell on the spot market some of the foreign currency received upon the sale of the security. There will be additional transaction costs on the spot market in those cases.

      The projection of short-term currency market movements is extremely difficult, and the successful execution of a short-term hedging strategy is highly uncertain. Forward contracts involve the risk that anticipated currency movements will not be accurately predicted, causing a Fund to sustain losses on these contracts and to pay additional transactions costs.
The use of forward contracts in this manner might reduce a Fund's performance if there are unanticipated changes in currency prices to a greater degree than if a Fund had not entered into such contracts.

      At or before the maturity of a forward contract requiring a Fund to sell a currency, the Fund might sell a portfolio security and use the sale proceeds to make delivery of the currency. In the alternative a Fund might retain the security and offset its contractual obligation to deliver the currency by purchasing a second contract. Under that contract a Fund will obtain, on the same maturity date, the same amount of the currency that it is obligated to deliver. Similarly, a Fund might close out a forward contract requiring it to purchase a specified currency by entering into a second contract entitling it to sell the same amount of the same currency on the maturity date of the first contract. The Fund would realize a gain or loss as a result of entering into such an offsetting forward contract under either circumstance. The gain or loss will depend on the extent to which the exchange rate or rates between the currencies involved moved between the execution dates of the first contract and offsetting contract.

      The costs to a Fund of engaging in forward contracts varies with factors such as the currencies involved, the length of the contract period and the market conditions then prevailing. Because forward contracts are usually entered into on a principal basis, no brokerage fees or commissions are involved. Because these contracts are not traded on an exchange, a Fund must evaluate the credit and performance risk of the counterparty under each forward contract.

      Although a Fund values its assets daily in terms of U.S. dollars, it does not intend to convert its holdings of foreign currencies into U.S.
dollars on a daily basis. Funds may convert foreign currency from time to time, and will incur costs in doing so. Foreign exchange dealers do not charge a fee for conversion, but they do seek to realize a profit based on the difference between the prices at which they buy and sell various currencies. Thus, a dealer might offer to sell a foreign currency to a Fund at one rate, while offering a lesser rate of exchange if the Fund desires to resell that currency to the dealer.

|X|   Interest Rate Swaps Transactions. Core Bond Fund/VA, High Income
Fund/VA, Strategic Bond/VA and Value Fund/VA can enter into interest rate swap agreements. In an interest rate swap, the Fund and another party exchange their right to receive or their obligation to pay interest on securities. For example, they might swap the right to receive floating rate payments for fixed rate payments. Each of these Funds can enter into interest rate swaps on securities it owns or as hedge against a basket of securities held by that Fund that the Fund's Manager deems to be closely correlated with the swap transactions. Also, that Fund will identify on its books liquid assets (such as cash or U.S. government securities) to cover any amounts it could owe under swaps that exceed the amounts it is entitled to receive, and it will adjust that amount daily, as needed.

      Swap agreements entail both interest rate risk and credit risk. There is a risk that, based on movements of interest rates in the future, the payments made by the Fund under a swap agreement will be greater than the payments it received. Credit risk arises from the possibility that the counterparty will default. If the counterparty defaults, the Fund's loss will consist of the net amount of contractual interest payments that the Fund has not yet received. The Manager will monitor the creditworthiness of counterparties to the Fund's interest rate swap transactions on an ongoing basis.

      These Funds can enter into swap transactions with certain
counterparties pursuant to master netting agreements. A master netting agreement provides that all swaps done between a Fund and that counterparty shall be regarded as parts of an integral agreement. If amounts are payable on a particular date in the same currency in respect of one or more swap transactions, the amount payable on that date in that currency shall be the net amount. In addition, the master netting agreement may provide that if one party defaults generally or on one swap, the counterparty can terminate all of the swaps with that party. Under these agreements, if a default results in a loss to one party, the measure of that party's damages is calculated by reference to the average cost of a replacement swap for each swap. It is measured by the mark-to-market value at the time of the termination of each swap. The gains and losses on all swaps are then netted, and the result is the counterparty's gain or loss on termination. The termination of all swaps and the netting of gains and losses on termination is generally referred to as "aggregation".

o     Swaption Transactions. The Fixed Income Funds may enter into a swaption transaction, which is a contract that grants the holder, in return for payment of the purchase price (the "premium") of the option, the right, but not the obligation, to enter into an interest rate swap at a preset rate within a specified period of time, with the writer of the contract. The writer of the contract receives the premium and bears the risk of unfavorable changes in the preset rate on the underlying interest rate swap. Unrealized gains/losses on swaptions are reflected in investment assets and investment liabilities in the Fund's statement of financial condition.

|X|   Credit Derivatives. The Fixed Income Funds and Balanced/VA may enter into credit default swaps, both directly ("unfunded swaps") and indirectly in the form of a swap embedded within a structured note ("funded swaps"), to protect against the risk that a security will default. Unfunded and funded credit default swaps may be on a single security, or on a basket of securities. These Funds pay a fee to enter into the swap and receives a fixed payment during the life of the swap. These Funds may take a short position in the credit default swap (also known as "buying credit protection"), or may take a long position in the credit default swap note (also known as "selling credit protection").

      These Funds would take a short position in a credit default swap (the
"unfunded swap") against a long portfolio position to decrease exposure to specific high yield issuers. If the short credit default swap is against a corporate issue, these Funds must own that corporate issue. However, if the short credit default swap is against sovereign debt, these Funds may own either: (i) the reference obligation, (ii) any sovereign debt of that foreign country, or (iii) sovereign debt of any country that the Manager determines is closely correlated as an inexact bona fide hedge.

      If these Funds take a short position in the credit default swap, if there is a credit event (including bankruptcy, failure to timely pay interest or principal, or a restructuring), these Funds will deliver the defaulted bonds and the swap counterparty will pay the par amount of the bonds. An associated risk is adverse pricing when purchasing bonds to satisfy the delivery obligation. If the swap is on a basket of securities, the notional amount of the swap is reduced by the par amount of the defaulted bond, and the fixed payments are then made on the reduced notional amount.

      Taking a long position in the credit default swap note (i.e., purchasing the "funded swap") would increase a Fund's exposure to specific high yield corporate issuers. The goal would be to increase liquidity in that market sector via the swap note and its associated increase in the number of trading instruments, the number and type of market participants, and market capitalization.

      If a Fund takes a long position in the credit default swap note, if there is a credit event the Fund will pay the par amount of the bonds and the swap counterparty will deliver the bonds. If the swap is on a basket of securities, the notional amount of the swap is reduced by the par amount of the defaulted bond, and the fixed payments are then made on the reduced notional amount.

      These Funds will invest no more than 25% of their total assets in
"unfunded" credit default swaps. These Funds will limit their investments in
"funded" credit default swap notes to no more than 10% of its total assets.

      Other risks of credit default swaps include the cost of paying for credit protection if there are no credit events, pricing transparency when assessing the cost of a credit default swap, counterparty risk, and the need to fund the delivery obligation (either cash or the defaulted bonds, depending on whether the Fund is long or short the swap, respectively).

         o  Regulatory Aspects of Hedging Instruments. The Commodities
Futures Trading Commission (the "CFTC") eliminated limitations on futures trading by certain regulated entities including registered investment companies and consequently registered investment companies may engage in unlimited futures transactions and options thereon provided that the Fund claims an exclusion from regulation as a commodity pool operator. The Fund has claimed such an exclusion from registration as a commodity pool operator under the Commodity Exchange Act ("CEA"). The Fund may use futures and options for hedging and non-hedging purposes to the extent consistent with its investment objective, internal risk management guidelines adopted by the
Fund's investment advisor (as they may be amended from time to time), and as otherwise set forth in the Fund's prospectus or this statement of additional information.

      Transactions in options by a Fund are subject to limitations established by the option exchanges. The exchanges limit the maximum number of options that may be written or held by a single investor or group of investors acting in concert. Those limits apply regardless of whether the options were written or purchased on the same or different exchanges or are held in one or more accounts or through one or more different exchanges or through one or more brokers. Thus, the number of options that a Fund may write or hold may be affected by options written or held by other entities, including other investment companies having the same advisor as that Fund (or an advisor that is an affiliate of the Funds' advisor). The exchanges also impose position limits on futures transactions. An exchange may order the liquidation of positions found to be in violation of those limits and may impose certain other sanctions.

      Under the Investment Company Act, when a Fund purchases a future, it must identify as segregated on its records liquid assets in an amount equal to the market value of the securities underlying the future, less the margin deposit applicable to it.

      |X|   Temporary Defensive and Interim Investments. When market
conditions are unstable, or the Manager believes it is otherwise appropriate to reduce holdings in stocks or bonds, the Funds can invest in a variety of debt securities for defensive purposes. The Funds can also purchase these securities for liquidity purposes to meet cash needs due to the redemption of
Fund shares, or to hold while waiting to reinvest cash received from the sale of other portfolio securities. The Funds can buy:
o     obligations issued or guaranteed by the U.S. government or its instrumentalities or agencies,
o     commercial paper (short-term, unsecured, promissory notes of domestic or foreign companies) rated in the three top rating categories of a nationally recognized rating organization,
o     short-term debt obligations of corporate issuers, rated investment grade (rated at least Baa by Moody's or at least BBB by Standard
            & Poor's or a comparable rating by another rating organization), or unrated securities judged by the Manager to have a comparable quality to rated securities in those categories,
o     certificates of deposit and bankers' acceptances of domestic and foreign banks having total assets in excess of $1 billion, and
o     repurchase agreements.

      Short-term debt securities would normally be selected for defensive or cash management purposes because they can normally be disposed of quickly, are not generally subject to significant fluctuations in principal value and their value will be less subject to interest rate risk than longer-term debt securities.

|X|   Investment in Other Investment Companies. The Funds (except Money
Fund/VA) can also invest in the securities of other investment companies, which can include open-end funds, closed-end funds and unit investment trusts, subject to the limits set forth in the Investment Company Act that apply to those types of investments. For example, a Fund can invest in
Exchange-Traded Funds, which are typically open-end funds or unit investment trusts, listed on a stock exchange. A Fund might do so as a way of gaining exposure to the segments of the equity or fixed-income markets represented by the Exchange-Traded Funds' portfolio, at times when a Fund may not be able to buy those portfolio securities directly.

      Investing in another investment company may involve the payment of substantial premiums above the value of such investment company's portfolio securities and is subject to limitations under the Investment Company Act.
The Funds do not intend to invest in other investment companies unless the
Manager believes that the potential benefits of the investment justify the payment of any premiums or sales charges. As a shareholder of an investment company, a Fund would be subject to its ratable share of that investment company's expenses, including its advisory and administration expenses. The
Funds do not anticipate investing a substantial amount of its net assets in shares of other investment companies.

Money Fund/VA Investment Policies. Under Rule 2a-7 under the investment
Company Act, Money Fund/VA may purchase only "Eligible Securities," as defined below, that the Manger, under procedures approved by the Trust's
Board of Trustees, has determined have minimal credit risk. An "Eligible
Security" is (a) a security that has received a rating in one of the two highest short-term rating categories by any two "nationally-recognized statistical rating organizations" as defined in Rule 2a-7 ("Rating
Organizations"), or, if only one Rating Organization has rated that security, by that Rating Organization (the "Rating Requirements"), (b) a security that is guaranteed, and either that guarantee or the party providing that guarantee meets the Rating Requirements, or (c) an unrated security that is either issued by an issuer having another similar security that meets the
Rating Requirements, or is judged by the Manager to be of comparable quality to investments that meet the Rating Requirements. Rule 2a-7 permits Money
Fund/VA to purchase "First Tier Securities," which are Eligible Securities rated in the highest category for short-term debt obligations by at least two
Rating Organizations, or, if only one Rating Organization has rated a particular security, by that Rating Organization, or comparable unrated securities. The Fund can also buy "Second Tier Securities," which are
Eligible Securities that are not First Tier securities.

      If a security's rating is downgraded, the Manager and/or the Board may have to reassess the security's credit risk. If a security has ceased to be a
First Tier Security, the Manager will promptly reassess whether the security continues to present "minimal credit risk." If the Manager becomes aware that any Rating Organization has downgraded its rating of a Second Tier Security or rated an unrated security below its second highest rating category, the
Trust's Board of Trustees shall promptly reassess whether the security presents minimal credit risk and whether it is in Money Fund/VA's best interests to dispose of it.

      If Money Fund/VA disposes of the security within five days of the
Manager learning of the downgrade, the Manager will provide the Board with subsequent notice of such downgrade. If a security is in default, or ceases to be an Eligible Security, or is determined no longer to present minimal credit risks, the Board must determine if disposal of the security would be in Money Fund/VA's best interests.

      The Rating Organizations currently designated as nationally-recognized statistical rating organizations by the SEC are Standard & Poor's (a division of the McGraw-Hill Companies), Moody's Investors Service, Inc., Fitch, Inc.
and Dominion Bond Rating Service Limited. See Appendix A to this SAI for a description of the rating categories of the Rating Organizations.

o     Certificates of Deposit and Commercial Paper. Money Fund/VA may invest in certificates of deposit of up to $100,000 of a domestic bank if such certificates of deposit are fully insured as to principal by the Federal Deposit Insurance Corporation. For purposes of this section, the term "bank" includes commercial banks, savings banks, and savings and loan associations and the term "foreign bank"
         includes foreign branches of U.S. banks (issuers of "Eurodollar"
         instruments), U.S. branches and agencies of foreign banks (issuers of "Yankee dollar" instruments) and foreign branches of foreign banks. Money Fund/VA also may purchase obligations issued by other entities if they are: (i) guaranteed as to principal and interest by a bank or corporation whose certificates of deposit or commercial paper may otherwise be purchased by Money Fund/VA, or (ii) subject to repurchase agreements (explained in the prospectus), if the collateral for the agreement complies with Rule 2a-7.

o     Bank Loan Participation Agreements. Money Fund/VA may invest in bank loan participation agreements, although such investments have not been a principal investment strategy. They provide the Fund with an undivided interest in a loan made by the issuing bank in the proportion the Fund's interest bears to the total principal amount of the loan. In evaluating the risk of these investments, the Fund looks to the creditworthiness of the borrower that is obligated to make principal and interest payments on the loan.

o     Time Deposits. Money Fund/VA may invest in fixed time deposits, which are non-negotiable deposits in a bank for a specified period of time at a stated interest rate, whether or not subject to withdrawal penalties; however, such deposits which are subject to such penalties, other than deposits maturing in less than seven days, are subject to the 10% limitation applicable to illiquid securities purchased by Money Fund/VA.

o     Floating Rate/Variable Rate Notes. Money Fund/VA may invest in instruments with floating or variable interest rates. The interest rate on a floating rate obligation is based on a stated prevailing market rate, such as a bank's prime rate, the 90-day U.S. Treasury
         Bill rate, the rate of return on commercial paper or bank
         certificates of deposit, or some other standard, and is adjusted automatically each time such market rate is adjusted. The interest rate on a variable rate obligation is also based on a stated
         prevailing market rate but is adjusted automatically at a specified interval of no less than one year. Some variable rate or floating rate obligations in which Money Fund/VA may invest have a demand feature entitling the holder to demand payment at an amount approximately equal to the principal amount thereof plus accrued interest at any time, or at specified intervals not exceeding one year. These notes may or may not be backed by bank letters of credit. The interest rates on these notes fluctuate from time to time. Generally, the changes in the interest rate on such securities reduce the fluctuation in their market value. As interest rates decrease or increase, the potential for capital appreciation or depreciation is less than that for fixed-rate obligations of the same maturity.

o     Master Demand Notes. Master demand notes are corporate obligations that permit the investment of fluctuating amounts by Money Fund/VA at varying rates of interest pursuant to direct arrangements between
         Money Fund/VA, as lender, and the corporate borrower that issues the note. These notes permit daily changes in the amounts borrowed.
         Money Fund/VA has the right to increase the amount under the note at any time up to the full amount provided by the note agreement, or to decrease the amount. The borrower may repay up to the full amount of the note at any time without penalty. It is not generally
         contemplated that master demand notes will be traded because they are direct lending arrangements between the lender and the borrower.
         There is no secondary market for these notes, although they are redeemable and thus immediately repayable by the borrower at face value, plus accrued interest, at any time. Accordingly, where these obligations are not secured by letters of credit or other credit support arrangements, Money Fund/VA's right to redeem is dependent upon the ability of the borrower to pay principal and interest on demand. In evaluating the master demand arrangements, the Manager considers the earning power, cash flow, and other liquidity ratios of the issuer. If they are not rated by Rating Organizations, Money
         Fund/VA may invest in them only if, at the time of an investment, they are Eligible Securities. The Manager will continuously monitor the borrower's financial ability to meet all of its obligations because Money Fund/VA's liquidity might be impaired if the borrower were unable to pay principal and interest on demand. There is no limit on the amount of the Money Fund/VA's assets that may be invested in floating rate and variable rate obligations. Floating rate or variable rate obligations which do not provide for recovery of principal and interest within seven days' notice will be subject to the 10% limitation applicable to illiquid securities purchased by
         Money Fund/VA.

Other Investment Restrictions. In addition to having a number of investment policies and restrictions identified in the Prospectuses or elsewhere as
"fundamental policies," the Funds have other investment restrictions that are fundamental policies, described below.

      |X|   What Are "Fundamental Policies?" Fundamental policies are those policies that the Fund has adopted to govern its investments that can be changed only by the vote of a "majority" of the Fund's outstanding voting securities. Under the Investment Company Act, a "majority" vote is defined as the vote of the holders of the lesser of:
o     67% or more of the shares present or represented by proxy at a shareholder meeting, if the holders of more than 50% of the outstanding shares are present or represented by proxy, or
o     more than 50% of the outstanding shares.

      The Funds' (except Value Fund /VA) investment objectives are fundamental policies. Other policies described in the Prospectuses or this
SAI are "fundamental" only if they are identified as such. The Funds' Board of Trustees can change non-fundamental policies without shareholder approval.
However, significant changes to investment policies will be described in supplements or updates to the Prospectuses or this SAI, as appropriate. The
Funds' most significant investment policies are described in the Prospectus.

      |X|   Do the Funds Have Additional Fundamental Policies? The following investment restrictions are fundamental policies of the Funds (except Value
Fund/VA).

o     No Fund can buy securities issued or guaranteed by any one issuer if
(i) more than 5% of its total assets would be invested in securities of that issuer or (ii) it would then own more than 10% of that issuer's voting securities, or (iii) it would then own more than 10% in principal amount of that issuer's outstanding debt securities. The restriction on debt securities does not apply to Strategic Bond Fund/VA. All of the restrictions apply only to 75% of each Fund's total assets. The limits do not apply to securities issued by the U.S. government or any of its agencies or instrumentalities, or securities of other investment companies.

o     The Funds cannot make loans except (a) through lending of securities,
(b) through the purchase of debt instruments or similar evidences of indebtedness, (c) through an interfund lending program with other affiliated funds, and (d) through repurchase agreements.

o     The Funds cannot concentrate investments. That means they cannot invest
25% or more of their total assets in companies in any one industry.
Obligations of the U.S. government, its agencies and instrumentalities are not considered to be part of an "industry" for the purposes of this restriction. This policy does not limit investments by Money Fund/VA in obligations issued by banks.

o     The Funds cannot buy or sell real estate or interests in real estate.
However, the Funds can purchase debt securities secured by real estate or interests in real estate, or issued by companies, including real estate investment trusts, which invest in real estate or interests in real estate.

o     The Funds cannot underwrite securities of other companies. A permitted exception is in case a Fund is deemed to be an underwriter under the
Securities Act when reselling any securities held in its own portfolio.

o     The Funds cannot invest in commodities or commodity contracts, other than the hedging instruments permitted by any of its other fundamental policies. It does not matter whether the hedging instrument is considered to be a commodity or commodity contract.

o     The Funds cannot issue "senior securities," but this does not prohibit certain investment activities for which assets of the Funds are designated as segregated, or margin, collateral or escrow arrangements are established, to cover the related obligations. Examples of those activities include borrowing money, reverse repurchase agreements, delayed-delivery and when-issued arrangements for portfolio securities transactions, and contracts to buy or sell derivatives, hedging instruments, options or futures.

o     The Funds cannot borrow money in excess of 33-1/3% of the value of that
Fund's total assets. The Funds may borrow only from bank. With respect to this fundamental policy, the Funds can borrow only if they maintain a 300%
ratio of assets to borrowings at all times in the manner set forth in the
Investment Company Act.

      The following investment restrictions are fundamental policies of Value
Fund/VA.

o     Value Fund/VA cannot issue senior securities. However, it can make payments or deposits of margin in connection with options or futures transactions, lend its portfolio securities, enter into repurchase agreements, borrow money and pledge its assets as permitted by its other fundamental policies. For purposes of this restriction, the issuance of shares of common stock in multiple classes or series, the purchase or sale of options, futures contracts and options on futures contracts, forward commitments, and repurchase agreements entered into in accordance with the
Fund's investment policies, and the pledge, mortgage or hypothecation of the
Fund's assets are not deemed to be senior securities.

o     Value Fund/VA cannot buy securities or other instruments issued or guaranteed by any one issuer if more than 5% of its total assets would be invested in securities or other instruments of that issuer or if it would then own more than 10% of that issuer's voting securities. This limitation applies to 75% of the Fund's total assets. The limit does not apply to securities issued or guaranteed by the U.S. government or any of its agencies or instrumentalities or securities of other investment companies.

o     Value Fund/VA cannot invest 25% or more of its total assets in any one industry. That limit does not apply to securities issued or guaranteed by the
U.S. government or its agencies and instrumentalities or securities issued by investment companies.

o     Value Fund/VA cannot invest in physical commodities or commodities contracts. However, the Fund can invest in hedging instruments permitted by any of its other investment policies, and can buy or sell options, futures, securities or other instruments backed by, or the investment return from which is linked to, changes in the price of physical commodities, commodity contracts or currencies.

o     Value Fund/VA cannot invest in real estate or in interests in real estate. However, the Fund can purchase securities of issuers holding real estate or interests in real estate (including securities of real estate investment trusts) if permitted by its other investment policies.

o     Value Fund/VA cannot underwrite securities of other issuers. A permitted exception is in case it is deemed to be an underwriter under the
Securities Act in reselling its portfolio securities.

o     Value Fund/VA cannot make loans, except to the extent permitted under the Investment Company Act, the rules or regulations thereunder or any exemption therefrom that is applicable to the Fund, as such statute, rules or regulations may be amended or interpreted from time to time.

o     Value Fund/VA may not borrow money, except to the extent permitted under the Investment Company Act, the rules or regulations thereunder or any exemption therefrom that is applicable to the Fund, as such statute, rules or regulations may be amended or interpreted from time to time.

|X|   Do the Funds Have Any Restrictions That Are Not Fundamental? Main
Street Small Cap Fund(R)/VA, MidCap Fund/VA and Value Fund/VA have other investment restrictions that are not fundamental policies, which means that they can be changed by the Board of Trustees without shareholder approval.

o     Main Street Small Cap Fund(R)/VA has also adopted the following non-fundamental policy: With respect to the Fund's non-fundamental policy to invest, under normal circumstances, at least 80% of its net assets (plus the amount of any borrowings used for investment purposes) in equity securities of "small-cap" issuers, the Fund will provide shareholders at least 60 days'
prior notice of any change in such policy as required by the Investment
Company Act.

         MidCap Fund/VA has also adopted the following non-fundamental policy, effective April 30, 2006: Under normal market conditions, as a non-fundamental policy, the Fund invests at least 80% of its net assets (plus borrowings for investment purposes) in equity securities of growth companies that have a market capitalization of between $2 billion and $11.5 billion
(referred to as "mid-cap"stocks). The Fund's non-fundamental policy of investing at least 80% of its net assets in these investments will not be changed by the Fund's Board of Trustees without first providing shareholders
60 days' written notice.

o     Value Fund/VA has also adopted the following non-fundamental policy:
The Fund cannot invest in securities of other investment companies, except to the extent permitted under the Investment Company Act, the rules or regulations thereunder or any exemption therefrom, as such statute, rules or regulations may be amended or interpreted from time to time.

      Unless the Prospectus or this SAI states that a percentage restriction applies on an ongoing basis, it applies only at the time the Funds makes an investment (except in the case of borrowing and investments in illiquid securities). The Funds need not sell securities to meet the percentage limits if the value of the investment increases in proportion to the size of the
Fund.

      For purposes of the Funds' policy not to concentrate its investments as described above, Money Fund/VA and all other Funds have adopted the industry classifications set forth in Appendix B and Appendix C, respectively, to this
SAI. This is not a fundamental policy.

Disclosure of Portfolio Holdings. The Funds have adopted policies and procedures concerning the dissemination of information about their portfolio holdings by employees, officers and/or directors of the Manager, Distributor and Transfer Agent. These policies are designed to assure that non-public information about portfolio securities is distributed only for a legitimate business purpose, and is done in a manner that (a) conforms to applicable laws and regulations and (b) is designed to prevent that information from being used in a way that could negatively affect the Funds' investment program or enable third parties to use that information in a manner that is harmful to the Fund.

o     Public Disclosure. Each of the Fund's portfolio holdings are made publicly available no later than 60 days after the close of each of the
Fund's fiscal quarters in semi-annual and annual reports to shareholders, or in their Statements of Investments on Form N-Q, which are publicly available at the SEC. In addition, the top 10 or more holdings are posted on the
OppenheimerFunds' website at www.oppenheimerfunds.com in the "Fund Profiles"
section. Other general information about the Fund's portfolio investments, such as portfolio composition by asset class, industry, country, currency, credit rating or maturity, may also be posted with a 15-day lag.

      Until publicly disclosed, the Fund's portfolio holdings are proprietary, confidential business information. While recognizing the importance of providing Fund shareholders with information about their Fund's investments and providing portfolio information to a variety of third parties to assist with the management, distribution and administrative process, the need for transparency must be balanced against the risk that third parties who gain access to a Fund's portfolio holdings information could attempt to use that information to trade ahead of or against the Funds, which could negatively affect the prices the Funds are able to obtain in portfolio transactions or the availability of the securities that portfolio managers are trading on a Fund's behalf.

      The Manager and its subsidiaries and affiliates, employees, officers, and directors, shall neither solicit nor accept any compensation or other consideration (including any agreement to maintain assets in the Funds or in other investment companies or accounts managed by the Manager or any affiliated person of the Manager) in connection with the disclosure of the
Fund's non-public portfolio holdings. The receipt of investment advisory fees or other fees and compensation paid to the Manager and their subsidiaries pursuant to agreements approved by the Funds' Board shall not be deemed to be
"compensation" or "consideration" for these purposes. It is a violation of the Code of Ethics for any covered person to release holdings in contravention of portfolio holdings disclosure policies and procedures adopted by the Funds.

      A list of the top 10 or more portfolio securities holdings (based on invested assets), listed by security or by issuer, as of the end of each month may be disclosed to third parties (subject to the procedures below) no sooner than 15 days after month-end.

      Except under special limited circumstances discussed below, month-end lists of the Fund's complete portfolio holdings may be disclosed no sooner than 30 days after the relevant month-end, subject to the procedures below.
If the Funds' complete portfolio holdings have not been disclosed publicly, they may be disclosed pursuant to special requests for legitimate business reasons, provided that:

      o     The third-party recipient must first submit a request for release of Fund portfolio holdings, explaining the business reason for the request;
o     Senior officers (a Senior Vice President or above) in the Manager's
         Portfolio and Legal departments must approve the completed request for release of Fund portfolio holdings; and
o     The third-party recipient must sign the Manager's portfolio holdings non-disclosure agreement before receiving the data, agreeing to keep information that is not publicly available regarding the Fund's holdings confidential and agreeing not to trade directly or indirectly based on the information.

      An exception may be made to provide portfolio holdings information on a more current basis to insurance company sponsors that have signed a
Participation Agreement with, and offer series of, Oppenheimer Variable
Account Funds or Panorama Series Fund, Inc. to their separate account contract holders, if such insurance companies require such portfolio holdings information for the preparation of reports to their contract holders, and have contractually undertaken to keep such information confidential.
Additionally, such information may be made available to new insurance company sponsors that first sign a confidentiality agreement in connection with evaluating offering such funds under their separate accounts.

      The Funds' complete portfolio holdings positions may be released to the following categories of entities or individuals on an ongoing basis, only if such entity or individual either (1) has signed an agreement to keep such information confidential and not trade on the basis of such information or
(2) is subject to fiduciary obligations, as a member of the Funds' Board, or as an employee, officer and/or director of the Manager, Distributor, or
Transfer Agent, or their respective legal counsel, not to disclose such information except in conformity with these policies and procedures and not to trade for his/her personal account on the basis of such information:
o     Employees of the Funds' Manager, Distributor and Transfer Agent who

         need to have access to such information (as determined by senior officers of such entity),
o     The Funds' independent registered public accounting firm,
o     Members of the Funds' Board and the Board's legal counsel,
o     The Funds' custodian bank,
o     A proxy voting service designated by the Funds and its Board,
o     Rating/ranking organizations (such as Lipper and Morningstar),
o     Insurance companies having separate accounts invested in Oppenheimer
         Variable Account Funds or Panorama Series Fund, Inc. (to prepare their financial statements or analysis),
o     Portfolio pricing services retained by the Manager to provide portfolio security prices, and
o     Dealers, to obtain bids (price quotations, if securities are not priced by the Funds' regular pricing services).

      Portfolio holdings information of the Fund may be provided, under limited circumstances, to brokers and/or dealers with whom the Funds trades and/or entities that provide investment coverage and/or analytical information regarding the Funds' portfolio, provided that there is a legitimate investment reason for providing the information to the broker, dealer or other entity. Month-end portfolio holdings information may, under this procedure, be provided to vendors providing research information and/or analytics to the Funds, with at least a 15-day delay after the month end, but in certain cases may be provided to a broker or analytical vendor with a 1- 2 day lag to facilitate the provision of requested investment information to the manager to facilitate a particular trade or the portfolio manager's investment process for the Funds. Any third party receiving such information must first sign the Manager's portfolio holdings non-disclosure agreement as a pre-condition to receiving this information.

      Portfolio holdings information (which may include information on individual securities positions or multiple securities) may be provided to the entities listed below (1) by portfolio traders employed by the Manager in connection with portfolio trading, and (2) by the members of the Manager's
Security Valuation Group and Accounting Departments in connection with portfolio pricing or other portfolio evaluation purposes:
o     Brokers and dealers in connection with portfolio transactions
         (purchases and sales)
o     Brokers and dealers to obtain bids or bid and asked prices (if securities held by a Fund are not priced by the Funds' regular pricing services)
o     Dealers to obtain price quotations where the Funds are not identified as the owner.

      Portfolio holdings information (which may include information on each
Fund's entire portfolio or individual securities therein) may be provided by senior officers of the Manager or attorneys on the legal staff of the
Manager, Distributor, or Transfer Agent, in the following circumstances:
o     Response to legal process in litigation matters, such as responses to subpoenas or in class action matters where the Funds may be part of the plaintiff class (and seeks recovery for losses on a security) or a defendant,
o     Response to regulatory requests for information (the SEC, NASD, state securities regulators, and/or foreign securities authorities, including without limitation requests for information in inspections or for position reporting purposes),

o     To potential sub-advisers of portfolios (pursuant to confidentiality agreements),
o     To consultants for retirement plans for plan sponsors/discussions at due diligence meetings (pursuant to confidentiality agreements),

o     Investment bankers in connection with merger discussions (pursuant to confidentiality agreements).

      Portfolio managers and analysts may, subject to the Manager's policies on communications with the press and other media, discuss portfolio information in interviews with members of the media, or in due diligence or similar meetings with clients or prospective purchasers of Fund shares or their financial intermediary representatives.

      The shareholders of Global Securities Fund/VA, Main Street Fund/VA and
Strategic Bond Fund/VA may, under unusual circumstances (such as a lack of liquidity in the Funds' portfolio to meet redemptions), receive redemption proceeds of their Fund shares paid as pro rata shares of securities held in the Funds' portfolio. In such circumstances, disclosure of the Funds'
portfolio holdings may be made to such shareholders.

      The Chief Compliance Officer of the Funds and the Manager, Distributor,
and Transfer Agent (the "CCO") shall oversee the compliance by the Manager,
Distributor, Transfer Agent, and their personnel with these policies and procedures. At least annually, the CCO shall report to the Funds' Board on such compliance oversight and on the categories of entities and individuals to which disclosure of portfolio holdings of the Funds have been made during the preceding year pursuant to these policies. The CCO shall report to the
Funds' Board any material violation of these policies and procedures during the previous calendar quarter and shall make recommendations to the Board as to any amendments that the CCO believes are necessary and desirable to carry out or improve these policies and procedures.

      The Manager and/or the Funds have entered into ongoing arrangements to make available information about the Funds' portfolio holdings. One or more of the Oppenheimer funds may currently disclose portfolio holdings information based on ongoing arrangements to the following parties:

A.G. Edwards & Sons            Fixed Income Securities   Natexis Bleichroeder
ABG Securities                 Fortis Securities         Ned Davis Research
                                                         Group
ABN AMRO                       Fox-Pitt, Kelton          Nomura Securities
Advest                         Friedman, Billing, Ramsey Pacific Crest
AG Edwards                     Fulcrum Global Partners   Pacific Crest
                                                         Securities
American Technology Research   Garp Research             Pacific Growth
                                                         Equities
Auerbach Grayson               George K Baum & Co.       Petrie Parkman
Banc of America Securities     Goldman                   Pictet
Barclays                       Goldman Sachs             Piper Jaffray Inc.
Baseline                       HSBC                      Plexus
Bear Stearns                   HSBC Securities Inc       Prager Sealy & Co.
Belle Haven                    ING Barings               Prudential Securities
Bloomberg                      ISI Group                 Ramirez & Co.
BNP Paribas                    Janney Montgomery         Raymond James
BS Financial Services          Jefferies                 RBC Capital Markets
Buckingham Research Group      Jeffries & Co.            RBC Dain Rauscher
Caris & Co.                    JP Morgan                 Research Direct
CIBC World Markets             JP Morgan Securities      Robert W. Baird
Citigroup                      JPP Eurosecurities        Roosevelt & Cross
Citigroup Global Markets       Keefe, Bruyette & Woods   Russell Mellon
Collins Stewart                Keijser Securities        Ryan Beck & Co.
Craig-Hallum Capital Group LLC Kempen & Co. USA Inc.     Sanford C. Bernstein
Credit Agricole Cheuvreux      Kepler Equities/Julius    Scotia Capital Markets
N.A. Inc.                      Baer Sec
Credit Suisse First Boston     KeyBanc Capital Markets   SG Cowen & Co.
Daiwa Securities               Leerink Swan              SG Cowen Securities
Davy                           Legg Mason                Soleil Securities
                                                         Group

Deutsche Bank                  Lehman                    Standard & Poors
Deutsche Bank Securities       Lehman Brothers           Stone & Youngberg
Dresdner Kleinwort Wasserstein Lipper                    SWS Group
Emmet & Co                     Loop Capital Markets      Taylor Rafferty
Empirical Research             MainFirst Bank AG         Think Equity Partners
Enskilda Securities            Makinson Cowell US Ltd    Thomas Weisel Partners
Essex Capital Markets          Maxcor Financial          UBS
Exane BNP Paribas              Merrill                   Wachovia
Factset                        Merrill Lynch             Wachovia Corp
Fidelity Capital Markets       Midwest Research          Wachovia Securities
Fimat USA Inc.                 Mizuho Securities         Wescott Financial
First Albany                   Morgan Stanley            William Blair
First Albany Corporation       Morningstar               Yieldbook

How the Funds Are Managed

Organization and History. Each Fund is an investment portfolio, or "series"
of Oppenheimer Variable Account Funds (the "Trust"), a multi-series open-end diversified management investment company organized as a Massachusetts business trust that presently includes 11 series. Money Fund/VA, Core Bond
Fund/VA and Capital Appreciation Fund/VA were all organized in 1983, High
Income Fund/VA, MidCap Fund/VA and Balanced Fund/VA, were all organized in
1986, Global Securities Fund/VA was organized in 1990, Strategic Bond Fund/VA was organized in 1993, Main Street Fund(R)/VA was organized in 1995, Main
Street Small Cap Fund(R)/VA was organized in 1998 and Value Fund/ VA was organized in 2002. The suffix "VA" was added to each Fund's name on May 1,
1999. Prior to that date, Oppenheimer Capital Appreciation Fund/VA was named
"Oppenheimer Growth Fund," and Oppenheimer Main Street(R)Growth & Income
Fund/VA was named "Oppenheimer Growth & Income Fund." Prior to May 1, 2001,
Oppenheimer Main Street Small Cap Fund(R)/VA was named "Oppenheimer Small Cap
Growth Fund/VA." Prior to May 1, 2003, Oppenheimer Main Street Fund(R)/VA was
named "Oppenheimer Main Street(R)Growth & Income Fund/VA." Prior to April 29,
2004, Oppenheimer Balanced Fund/VA was named "Oppenheimer Multiple Strategies
Fund/VA." Prior to April 29, 2005, Oppenheimer Core Bond Fund/VA was named
"Oppenheimer Bond Fund/VA." Prior to April 30, 2006, Oppenheimer MidCap
Fund/VA was named "Oppenheimer Aggressive Growth Fund/VA", and prior to May
1, 1998 that Fund was named "Oppenheimer Capital Appreciation Fund." All references to the Funds' Board of Trustees and Officers refer to the Trustees and Officers, respectively, of Oppenheimer Variable Account Funds.

|X|   Classes of Shares. The Trustees are authorized, without shareholder approval, to create new series and classes of shares, to reclassify unissued shares into additional series or classes and to divide or combine the shares of a class into a greater or lesser number of shares without changing the proportionate beneficial interest of a shareholder in the Funds. Shares do not have cumulative voting rights, preemptive rights or subscription rights.
Shares may be voted in person or by proxy at shareholder meetings.

      The Funds currently have four classes of shares authorized. All Funds offer a class of shares with no name designation referred to in this SAI and the Prospectus as "non-service shares." As of December 31, 2005, all Funds except Money Fund/VA and Value Fund/VA also offered a service share class, subject to a Distribution and Service Plan. Money Fund/VA and Value Fund/VA
currently only offer the class of non-service shares. Global Securities
Fund/VA offers two additional share classes, referred to in this SAI and the
Global Securities Fund/VA Prospectus as "Class 3"and "Class 4", which are subject to a redemption fee. In addition, Class 4 shares are subject to a
Distribution and Service Plan. Each class of shares:

o     has its own dividends and distributions,

o     pays certain expenses which may be different for the different classes, will generally have a different net asset value,
      will generally have separate voting rights on matters in which interests of one class are different from interests of another class, and
o     votes as a class on matters that affect that class alone.

      Shares are freely transferable under the terms of the insurance product, and each share of each class has one vote at shareholder meetings, with fractional shares voting proportionally, on matters submitted to a vote of shareholders. Each share of a Fund represents an interest in each Fund proportionately equal to the interest of each other share of the same class of that Fund.

|X|   Meetings of Shareholders. The Trust is a Massachusetts business trust.
 The Funds are not required to hold, and do not plan to hold, regular annual meetings of shareholders, but may hold shareholder meetings from time to time on important matters or when required to do so by the Investment
 Company Act or other applicable law. Shareholders have the right, upon a vote or declaration in writing of two-thirds of the outstanding shares of the Fund, to remove a Trustee or to take other action described in the
 Trust's Declaration of Trust.

      The Trustees will call a meeting of shareholders to vote on the removal of a Trustee upon the written request of the record holders of 10% of its outstanding shares. If the Trustees receive a request from at least 10 shareholders stating that they wish to communicate with other shareholders to request a meeting to remove a Trustee, the Trustees will then either make the
Funds' shareholder list available to the applicants or mail their communication to all other shareholders at the applicants' expense. The shareholders making the request must have been shareholders for at least six months and must hold shares of the Fund valued at $25,000 or more or constituting at least 1% of the Funds' outstanding shares. The Trustees may also take other action as permitted by the Investment Company Act.

|X|   Shareholder and Trustee Liability. The Trust's Declaration of Trust
contains an express disclaimer of shareholder or Trustee liability for the
Trust's obligations. It also provides for indemnification and reimbursement of expenses out of the Trust's property for any shareholder held personally liable for its obligations. The Declaration of Trust also states that upon request, the Trust shall assume the defense of any claim made against a shareholder for any act or obligation of the Trust and shall satisfy any judgment on that claim. Massachusetts law permits a shareholder of a business trust (such as the Trust) to be held personally liable as a "partner" under certain circumstances. However, the risk that a Fund shareholder will incur financial loss from being held liable as a "partner" of the Trust is limited to the relatively remote circumstances in which the Trust would be unable to meet its obligations.

      The Trust's contractual arrangements state that any person doing business with the Trust (and each shareholder of the Funds) agrees under its
Declaration of Trust to look solely to the assets of the Fund for satisfaction of any claim or demand that may arise out of any dealings with the Funds. Additionally, the Trustees shall have no personal liability to any such person, to the extent permitted by law.

Board of Trustees and Oversight Committees. The Funds are governed by a Board of Trustees, which is responsible for protecting the interests of shareholders under Massachusetts law. The Trustees meet periodically throughout the year to oversee the Funds' activities, review their performance, and review the actions of the Manager.

      The Board of Trustees has an Audit Committee, a Review Committee and a
Governance Committee. Each committee is comprised solely of Trustees who are not "interested persons" under the Investment Company Act (the "Independent
Trustees"). The members of the Audit Committee are Edward L. Cameron
(Chairman), George C. Bowen, Robert J. Malone and F. William Marshall, Jr. The
Audit Committee held 8 meetings during the Funds' fiscal year ended December
31, 2005. The Audit Committee furnishes the Board with recommendations regarding the selection of the Fund's independent registered public accounting firm (also referred to as the "independent Auditors"). Other main functions of the Audit Committee, outlined in the Audit Committee Charter, include, but are not limited to: (i) reviewing the scope and results of financial statement audits and the audit fees charged; (ii) reviewing reports from the Funds'
independent Auditors regarding the Funds' internal accounting procedures and controls; (iii) reviewing reports from the Manager's Internal Audit
Department; (iv) reviewing certain reports from and meet periodically with the
Funds' Chief Compliance Officer; (v) maintaining a separate line of communication between the Funds' independent Auditors and the Independent
Trustees; (vi) reviewing the independence of the Funds' independent Auditors;
and (vii) pre-approving the provision of any audit or non-audit services by the Funds' independent Auditors, including tax services, that are not prohibited by the Sarbanes-Oxley Act, to the Funds, the Manager and certain affiliates of the Manager.

      The Review Committee is comprised solely of Independent Trustees. The members of the Review Committee are Jon S. Fossel (Chairman), Robert G. Avis,
Sam Freedman and Beverly L. Hamilton. The Review Committee held 6 meetings during the Funds' fiscal year ended December 31, 2005. Among other duties, as set forth in the Review Committee's Charter, the Review Committee reports and makes recommendations to the Board concerning the fees paid to the Funds'
transfer agent and the Manager and the services provided to the Funds by the transfer agent and the Manager. The Review Committee also reviews the Funds'
investment performance as well as the policies and procedures adopted by the
Funds to comply with the Investment Company Act and other applicable law.
The Governance Committee is comprised solely of Independent Trustees. The members of the Governance Committee are, Robert J. Malone (Chairman), William
Armstrong, Beverly L. Hamilton and F. William Marshall, Jr. The Governance
Committee held 5 meetings during the Funds' fiscal year ended December 31,
2005. The Governance Committee has adopted a charter setting forth its duties and responsibilities. Among other duties, the Governance Committee reviews and oversees the Funds' governance guidelines, the adequacy of the Funds'
Codes of Ethics and the nomination of Trustees, including Independent
Trustees. The Governance Committee has adopted a process for shareholder submission of nominees for board positions. Shareholders may submit names of individuals, accompanied by complete and properly supported resumes, for the
Governance Committee's consideration by mailing such information to the
Governance Committee in care of the Funds. The Governance Committee may consider such persons at such time as it meets to consider possible nominees.
The Governance Committee, however, reserves sole discretion to determine which candidates for Trustees and Independent Trustees it will recommend to the Board and/or shareholders and it may identify candidates other than those submitted by Shareholders. The Governance Committee may, but need not, consider the advice and recommendation of the Manager and/or its affiliates in selecting nominees. The full Board elects new Trustees except for those instances when a shareholder vote is required.
Shareholders who desire to communicate with the Board should address correspondence to the Board or an individual Board member and may submit their correspondence electronically at www.oppenheimerfunds.com under the caption "contact us" or by mail to the Funds at the address below.

Trustees and Officers of the Funds. Except for Mr. Murphy, each of the
Trustees is an Independent Trustee. All of the Trustees are also trustees or directors of the following Oppenheimer/Centennial funds (referred to as
"Board II Funds"):

                                           Oppenheimer   Principal   Protected
Oppenheimer Cash Reserves                  Trust II
                                           Oppenheimer   Principal   Protected

Oppenheimer Capital Income Fund            Trust III
Oppenheimer Champion Income Fund           Oppenheimer Real Asset Fund

                                           Oppenheimer  Senior  Floating  Rate
Oppenheimer Equity Fund, Inc.              Fund

Oppenheimer High Yield Fund                Oppenheimer Strategic Income Fund
Oppenheimer Integrity Funds                Oppenheimer Variable Account Funds
Oppenheimer International Bond Fund        Panorama Series Fund, Inc.
Oppenheimer Limited-Term Government Fund

                                           Centennial  California  Tax  Exempt

Oppenheimer Main Street Funds, Inc.        Trust

Oppenheimer Main Street Opportunity Fund   Centennial Government Trust
Oppenheimer Main Street Small Cap Fund     Centennial Money Market Trust
                                           Centennial   New  York  Tax  Exempt
Oppenheimer Municipal Fund                 Trust
Oppenheimer Principal Protected Trust      Centennial Tax Exempt Trust

      Present or former officers, directors, trustees and employees (and their immediate family members) of the Funds, the Manager and its affiliates, and retirement plans established by them for their employees are permitted to purchase Class A shares of the Funds and the other Oppenheimer funds at net asset value without sales charge. The sales charge on Class A shares is waived for that group because of the reduced sales efforts realized by the
Distributor.

      Messrs. Baylin, Bhaman, Bomfim, Caan, Ferreira, Gillespie, Gord,
Kourkoulakos, Leavy, Manioudakis, Monoyios, Murphy,O'Hare, Petersen,
Reinganum, Steinmetz, Szilagyi, Vandehey, Weiss, Wilby, Wixted, Zack and
Zavanelli and Mss. Bloomberg, Ives and Wolf, who are officers of the Funds, hold the same offices with one or more of the other Board II Funds. As of
March 31, 2006 the Trustees and officers of the Funds, as a group, owned of record or beneficially less than 1% of any class of shares of the Funds. The foregoing statement does not reflect ownership of shares held of record by an employee benefit plan for employees of the Manager, other than the shares beneficially owned under that plan by the officers of the Board II Funds. In addition, none of the Independent Trustees (nor any of their immediate family members) owns securities of either the Manager or the Distributor or of any entity directly or indirectly controlling, controlled by or under common control with the Manager or the Distributor of the Board II Funds.

      Biographical Information. The Trustees and officers, their positions with the Trust, length of service in such position(s), and principal occupations and business affiliations during at least the past five years are listed in the charts below. The charts also include information about each
Trustee's beneficial share ownership in the Funds and in all of the registered investment companies that the Trustee oversees in the Oppenheimer family of funds ("Supervised Funds"). The address of each Trustee in the chart below is 6803 S. Tucson Way, Centennial, Colorado 80112-3924. Each
Trustee serves for an indefinite term, or until his or her resignation, retirement, death or removal.

---------------------------------------------------------------------------------------------
                                    Independent Trustees
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

Name, Position(s)      Principal Occupation(s) During the Past 5       Dollar     Aggregate
                                                                                   Dollar
                                                                                  Range of

                                                                                   Shares
                                                                      Range of   Beneficially
                                                                       Shares     Owned in

with the Trust,      Years; Other Trusteeships/Directorships Held;  Beneficially     All
Length of Service,   Number of Portfolios in the Fund Complex         Owned in   Supervised
Age                  Currently Overseen                              the Trust      Funds

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

                                                                    As of December 31, 2005

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

William L.           Chairman of the following private mortgage     None         Over
Armstrong,           banking companies: Cherry Creek Mortgage                    $100,000
Chairman of the      Company (since 1991), Centennial State
Board of Trustees    Mortgage Company (since 1994), and The El
since 2003, Trustee  Paso Mortgage Company (since 1993); Chairman
since 1999           of the following private companies:
Age: 68              Ambassador Media Corporation (since 1984) and
                     Broadway Ventures (since 1984); Director of
                     the following: Helmerich & Payne, Inc. (oil
                     and gas drilling/production company) (since
                     1992), Campus Crusade for Christ (since 1991)
                     and The Lynde and Harry Bradley Foundation,
                     Inc. (non-profit organization) (since 2002);
                     former Chairman of the following: Transland
                     Financial Services, Inc. (private mortgage
                     banking company) (1997-2003), Great Frontier
                     Insurance (insurance agency) (1995-2000),
                     Frontier Real Estate, Inc. (residential real
                     estate brokerage) (1994-2000) and Frontier
                     Title (title insurance agency) (1995-2000);
                     former Director of the following:
                     UNUMProvident (insurance company)
                     (1991-2004), Storage Technology Corporation
                     (computer equipment company) (1991-2003) and
                     International Family Entertainment
                     (television channel) (1992-1997); U.S.
                     Senator (January 1979-January 1991). Oversees
                     38 portfolios in the OppenheimerFunds complex.

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
Robert G. Avis,      Director and President of A.G. Edwards         None         Over
Trustee since 1993   Capital, Inc. (General Partner of private                   $100,000

Age: 74              equity funds) (until February 2001);
                     Chairman, President and Chief Executive
                     Officer of A.G. Edwards Capital, Inc. (until
                     March 2000); Director of A.G. Edwards & Sons,
                     Inc. (brokerage company) (until 2000) and
                     A.G. Edwards Trust Company (investment
                     adviser) (until 2000); Vice Chairman and
                     Director of A.G. Edwards, Inc. (until March
                     1999); Vice Chairman of A.G. Edwards & Sons,
                     Inc. (until March 1999); Chairman of A.G.
                     Edwards Trust Company (until March 1999) and
                     A.G.E. Asset Management (investment adviser)
                     (until March 1999). Oversees 38 portfolios in
                     the OppenheimerFunds complex.

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
George C. Bowen,     Assistant Secretary and Director of            None         Over
Trustee since 1999   Centennial Asset Management Corporation                     $100,000

Age: 69              (December 1991-April 1999); President,
                     Treasurer and Director of Centennial Capital
                     Corporation (June 1989-April 1999); Chief
                     Executive Officer and Director of MultiSource
                     Services, Inc. (March 1996-April 1999); Mr.
                     Bowen held several positions with the Manager
                     and with subsidiary or affiliated companies
                     of the Manager (September 1987-April 1999).
                     Oversees 38 portfolios in the
                     OppenheimerFunds complex.

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

Edward L. Cameron,   Member of The Life Guard of Mount Vernon       None         Over
Trustee since 1999   (George Washington historical site) (since                  $100,000
Age: 67              June 2000); Director of Genetic ID, Inc.
                     (biotech company) (March 2001-May 2002);
                     Partner at PricewaterhouseCoopers LLP
                     (accounting firm) (July 1974-June 1999);
                     Chairman of Price Waterhouse LLP Global
                     Investment Management Industry Services Group
                     (Accounting Firm) (July 1994-June 1998).
                     Oversees 38 portfolios in the
                     OppenheimerFunds complex.

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

Jon S. Fossel,       Director of UNUMProvident (insurance company)  None         Over
Trustee since 1990   (since June 2002); Director of Northwestern                 $100,000
Age: 64              Energy Corp. (public utility corporation)
                     (since November 2004); Director of P.R.
                     Pharmaceuticals (October 1999-October 2003);
                     Director of Rocky Mountain Elk Foundation
                     (non-profit organization) (February
                     1998-February 2003 and since February 2005);
                     Chairman and Director (until October 1996)
                     and President and Chief Executive Officer
                     (until October 1995) of the Manager;
                     President, Chief Executive Officer and
                     Director of the following: Oppenheimer
                     Acquisition Corp. ("OAC") (parent holding
                     company of the Manager), Shareholders
                     Services, Inc. and Shareholder Financial
                     Services, Inc. (until October 1995). Oversees
                     38 portfolios in the OppenheimerFunds complex.

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

Sam Freedman,        Director of Colorado Uplift (charitable        None         Over
Trustee since 1996   organization) (since September 1984). Mr.                   $100,000
Age: 65              Freedman held several positions with the
                     Manager and with subsidiary or affiliated
                     companies of the Manager (until October
                     1994). Oversees 38 portfolios in the
                     OppenheimerFunds complex.

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

Beverly L. Hamilton, Trustee of Monterey Institute for              None         Over
Trustee since 2002   International Studies (educational                          $100,000
Age: 59              organization) (since February 2000); Board
                     Member of Middlebury College (educational
                     organization) (since December 2005); Director
                     of The California Endowment (philanthropic
                     organization) (since April 2002); Director
                     (February 2002-2005) and Chairman of Trustees
                     (since 2006) of the Community Hospital of
                     Monterey Peninsula; Director (October
                     1991-2005) and Vice Chairman (since 2006) of
                     American Funds' Emerging Markets Growth Fund,
                     Inc. (mutual fund); President of ARCO
                     Investment Management Company (February
                     1991-April 2000); Member of the investment
                     committees of The Rockefeller Foundation
                     (since 2001) and The University of Michigan
                     (since 2000); Advisor at Credit Suisse First
                     Boston's Sprout venture capital unit (venture
                     capital fund) (1994-January 2005); Trustee of
                     MassMutual Institutional Funds (investment
                     company) (1996-June 2004); Trustee of MML
                     Series Investment Fund (investment company)
                     (April 1989-June 2004); Member of the
                     investment committee of Hartford Hospital
                     (2000-2003); and Advisor to Unilever
                     (Holland) pension fund (2000-2003). Oversees
                     38 portfolios in the OppenheimerFunds complex.

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

Robert J. Malone,    Director of Jones International University     None         Over
Trustee since 2002   (educational organization) (since August                    $100,000
Age: 61              2005); Chairman, Chief Executive Officer and
                     Director of Steele Street State Bank
                     (commercial banking) (since August 2003);
                     Director of Colorado UpLIFT (charitable
                     organization) (since 1986); Trustee of the
                     Gallagher Family Foundation (non-profit
                     organization) (since 2000); Former Chairman
                     of U.S. Bank-Colorado (subsidiary of U.S.
                     Bancorp and formerly Colorado National Bank)
                     (July 1996-April 1999); Director of
                     Commercial Assets, Inc. (real estate
                     investment trust) (1993-2000); Director of
                     Jones Knowledge, Inc. (2001-July 2004); and
                     Director of U.S. Exploration, Inc. (oil and
                     gas exploration) (1997-February 2004).
                     Oversees 38 portfolios in the
                     OppenheimerFunds complex.

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

F. William           Trustee of MassMutual Select Funds (formerly   None         Over
Marshall, Jr.,       MassMutual Institutional Funds) (investment                 $100,000
Trustee since 2000   company) (since 1996) and MML Series
Age: 63              Investment Fund (investment company) (since
                     1996); Trustee (since 1987) and Chairman
                     (1994-2005) of the Investment Committee of
                     the Worcester Polytech Institute (private
                     university); President and Treasurer of the
                     SIS Funds (private charitable fund) (since
                     January 1999); Chairman of SIS & Family Bank,
                     F.S.B. (formerly SIS Bank) (commercial bank)
                     (January 1999-July 1999); and Executive Vice
                     President of Peoples Heritage Financial
                     Group, Inc. (commercial bank) (January
                     1999-July 1999). Oversees 40 portfolios in
                     the OppenheimerFunds complex.*

---------------------------------------------------------------------------------------------

*  Includes two open-end investment companies: MassMutual Select Funds and
   MML Series Investment Fund. In accordance with the instructions for SEC
   Form N-1A, for purposes of this section only, MassMutual Select Funds and
   MML Series Investment Fund are included in the "Fund Complex." The Manager does not consider MassMutual Select Funds and MML Series Investment Fund
   to be part of the OppenheimerFunds' "Fund Complex" as that term may be otherwise interpreted.

The address of Mr. Murphy is Two World Financial Center, 225 Liberty Street,
11th Floor, New York, New York 10281-1008. Mr. Murphy serves as a Trustee for an indefinite term, or until his resignation, retirement, death or removal and as an officer for an indefinite term, or until his resignation, retirement, death or removal. Mr. Murphy is an "Interested Trustee" because he is affiliated with the Manager by virtue of his positions as an officer and director of the Manager, and as a shareholder of its parent company. Mr.
Murphy was elected as a Trustee of the Trust with the understanding that in the event he ceases to be the chief executive officer of the Manager, he will resign as a Trustee of the Trust and the other Board II Funds (defined below)
for which he is a director or trustee.

-------------------------------------------------------------------------------------
                           Interested Trustee and Officer
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Name, Position(s)    Principal Occupation(s) During the Past  Dollar     Aggregate

                                                                         Dollar
                                                                         Range Of
                                                                         Shares
                                                              Range of   Beneficially
                     5 Years;                                 Shares     Owned in

Held with the        Other Trusteeships/Directorships Held;   BeneficiallAll
Trust, Length of     Number of Portfolios in the Fund         Owned in   supervised
Service, Age         Complex Currently Overseen               the Trust  Funds

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                                                As of December 31,

                                                                       2005

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

John V. Murphy,      Chairman, Chief Executive Officer and    None       Over
Trustee, President   Director (since June 2001) and                      $100,000
and Principal        President (since September 2000) of the
Executive Officer    Manager; President and director or
since 2001           trustee of other Oppenheimer funds;
Age: 56              President and Director of OAC and of
                     Oppenheimer Partnership Holdings, Inc.
                     (holding company subsidiary of the
                     Manager) (since July 2001); Director of
                     OppenheimerFunds Distributor, Inc.
                     (subsidiary of the Manager) (since
                     November 2001); Chairman and Director
                     of Shareholder Services, Inc. and of
                     Shareholder Financial Services, Inc.
                     (transfer agent subsidiaries of the
                     Manager) (since July 2001); President
                     and Director of OppenheimerFunds Legacy
                     Program (charitable trust program
                     established by the Manager) (since July
                     2001); Director of the following
                     investment advisory subsidiaries of the
                     Manager: OFI Institutional Asset
                     Management, Inc., Centennial Asset
                     Management Corporation, Trinity
                     Investment Management Corporation and
                     Tremont Capital Management, Inc. (since
                     November 2001), HarbourView Asset
                     Management Corporation and OFI Private
                     Investments, Inc. (since July 2001);
                     President (since November 2001) and
                     Director (since July 2001) of
                     Oppenheimer Real Asset Management,
                     Inc.; Executive Vice President of
                     Massachusetts Mutual Life Insurance
                     Company (OAC's parent company) (since
                     February 1997); Director of DLB
                     Acquisition Corporation (holding
                     company parent of Babson Capital
                     Management LLC) (since June 1995);
                     Member of the Investment Company
                     Institute's Board of Governors (since
                     October 3, 2003); Chief Operating
                     Officer of the Manager (September
                     2000-June 2001); President and Trustee
                     of MML Series Investment Fund and
                     MassMutual Select Funds (open-end
                     investment companies) (November
                     1999-November 2001); Director of C.M.
                     Life Insurance Company (September
                     1999-August 2000); President, Chief
                     Executive Officer and Director of MML
                     Bay State Life Insurance Company
                     (September 1999-August 2000); Director
                     of Emerald Isle Bancorp and Hibernia
                     Savings Bank (wholly-owned subsidiary
                     of Emerald Isle Bancorp) (June
                     1989-June 1998). Oversees 86 portfolios
                     in the OppenheimerFunds complex.

-------------------------------------------------------------------------------------

The addresses of the officers in the chart below are as follows: for Messrs.
Baylin, Bhaman, Bomfim, Caan, Ferreira, Gillespie, Gord, Kourkoulakos, Leavy,
Manioudakis, Monoyios, O'Hare, Reinganum, Steinmetz, Wilby, Zack and
Zavanelli and Ms. Bloomberg, Two World Financial Center, 225 Liberty Street,
New York, New York 10281-1008, for Messrs. Petersen, Szilagyi, Vandehey,
Weiss and Wixted and Mss. Ives and Wolf, 6803 S. Tucson Way, Centennial,
Colorado 80112-3924. Each officer serves for an indefinite term or until his or her resignation, retirement death or removal.

-----------------------------------------------------------------------------------------

                              Other Officers of the Trust

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Name, Position(s)     Principal Occupation(s) During Past 5 Years
Held with the Trust,

Length of Service,
Age
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Marc L. Baylin        Vice President of the Manager and a member of the Manager's
Portfolio Manager     Growth Equity Investment Team. He was Managing Director and Lead
since 2005            Portfolio Manager at JP Morgan Fleming Investment Management from
Age: 37               June 2002 to August 2005 and was a Vice President of T. Rowe
                      Price, where he was an analyst from June 1993 and a portfolio manager from March 1999 to June 2002. An officer of 2 portfolios in the OppenheimerFunds complex.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Rajeev Bhaman,        Vice President of the Manager since January 1997; Assistant Vice
Vice President and    President of the Manager (March 1996-January 1997). An officer of
Portfolio Manager     2 portfolios in the OppenheimerFunds complex.
since 2004
Age: 42

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Antulio Bomfim,       Vice President of the Manager since October 2003; Senior
Vice President and    Economist at the Board of Governors of the Federal Reserve System
Portfolio Manager     from June 1992 to October 2003. A portfolio manager of 11
since 2003            portfolios in the OppenheimerFunds complex.
Age: 39

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Geoffrey Caan,        Vice President and Portfolio Manager of the Manager since August
Vice President and    2003; Vice President of ABN AMRO NA, Inc. (June 2002-August
Portfolio Manager     2003); Vice President of Zurich Scudder Investments (January
since 2003            1999-June 2002). A portfolio manager of 11 portfolios in the
Age: 37               OppenheimerFunds complex.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Emmanuel Ferreira,    Vice President of the Manager since January 2003; Portfolio
Vice President and    Manager at Lashire Investments (July 1999-December 2002). An
Portfolio Manager     officer of 5 portfolios in the OppenheimerFunds complex.
since 2003
Age: 38

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Benjamin J. Gord,     Vice President of the Manager (since April 2002), of HarbourView
Vice President and    Asset Management Corporation (since April 2002) and of OFI
Portfolio Manager     Institutional Asset Management, Inc. (as of June 2002); Executive
since 2003            Director and senior fixed income analyst at Miller Anderson &
Age: 43               Sherrerd, a division of Morgan Stanley Investment Management
                      (April 1992-March 2002). A portfolio manager of 11 portfolios in the OppenheimerFunds complex.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Dimitrios             Vice President of the Manager since December 2001; High Yield
Kourkoulakos,         Analyst (1998-2001) and a Securities Analyst (1995-1998) of the
Vice President and    Manager. An officer of 3 portfolios in the OppenheimerFunds
Portfolio Manager     complex.
since 2002
Age: 39

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Christopher Leavy,    Senior Vice President of the Manager since September 2000;
Vice President and    portfolio manager of Morgan Stanley Dean Witter Investment
Portfolio Manager     Management (1997-September 2000). An officer of 8 portfolios in
since 2002            the OppenheimerFunds complex.
Age: 35

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Angelo Manioudakis,   Senior Vice President of the Manager (since April 2002), of
Vice President and    HarbourView Asset Management Corporation (since April, 2002 and
Portfolio Manager     of OFI Institutional Asset Management, Inc. (since June 2002);
since 2002            Executive Director and portfolio manager for Miller, Anderson &
Age: 39               Sherrerd, a division of Morgan Stanley Investment Management
                      (August 1993-April 2002). An officer of 14 portfolios in the
                      OppenheimerFunds complex.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Nikolaos D. Monoyios, Senior Vice President of the Manager since October 2003; a
Vice President and    Certified Financial Analyst. Formerly Vice President of the
Portfolio Manager     Manager (April 1998-September 2003). An officer of 6 portfolios
since 1999            in the OppenheimerFunds complex.
Age: 56

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

John O'Hare,          Vice President of the Manager since September 2003; Executive
Vice President and    Vice President and Portfolio Manager (June 2000-August 2003) and
Portfolio Manager     Portfolio Manager and Senior Vice President (August 1997-June
since 2003            2000) at Geneva Capital Management, Ltd. (an investment advisor).
Age: 47               Mr. O'Hare holds a BBA in Finance and Economics from the
                      University of Wisconsin and is a Chartered Financial Analyst. An
                      officer of 2 portfolios in the OppenheimerFunds complex.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Dr. Marc Reinganum,   Vice President of the Manager since September 2002; a Director of
Vice President and    Quantitative Research and Portfolio Strategist for Equities; the
Portfolio Manager     Mary Jo Vaughn Rauscher Chair in Financial Investments at
since 2003            Southern Methodist University since 1995. At Southern Methodist
Age: 52               University he also served as the Director of the Finance
                      Institute, Chairman of the Finance Department, President of the
                      Faculty at the Cox School of Business and member of the Board of
                      Trustee Investment Committee. An officer of 3 portfolios in the
                      OppenheimerFunds complex.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Arthur P. Steinmetz,  Senior Vice President of the Manager (since March 1993) and of
Vice President and    HarbourView Asset Management Corporation (since March 2000). An
Portfolio Manager     officer of 4 portfolios in the OppenheimerFunds complex.
since 1993
Age: 47

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Barry D. Weiss,       Vice President of the Manager (since July 2001) and of
Vice President and    HarbourView Asset Management Corporation (since June 2003); an
Portfolio Manager     officer of 6 portfolios in the OppenheimerFunds complex. Formerly
since 2001            Assistant Vice President and Senior Credit Analyst of the Manager
Age: 41               (February 2000-June 2001). Prior to joining the Manager in
                      February 2000, he was Associate Director, Structured Finance,
                      Fitch IBCA Inc. (April 1998-February 2000).

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

William L. Wilby,     Senior Vice President (since July 1994) and Senior Investment
Vice President and    Officer, Director of Equities (since July 2004) of the Manager.
Portfolio Manager     Formerly, Senior Investment Officer, Director of International
 since 2005           Equities of the Manager (May 2000-July 2004) and Senior Vice
Age: 61               President of HarbourView Asset Management Corporation (May
                      1999-November 2001). An officer of 6 portfolios in the
                      OppenheimerFunds complex.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Carol E. Wolf,        Senior Vice President of the Manager (since June 2000) and of
Vice President and    HarbourView Asset Management Corporation (since June 2003); an
Portfolio Manager     officer of 6 portfolios in the OppenheimerFunds complex. Formerly
since 1998            Vice President of the Manager (June 1990-June 2000).
Age: 54

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Mark Zavanelli,       Vice President of the Manager since November 2000; a Chartered
Vice President and    Financial Analyst; an officer of 3 portfolios in the
Portfolio Manager     OppenheimerFunds complex.
since 2001
Age: 35

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Mark S. Vandehey,     Senior Vice President and Chief Compliance Officer of the Manager
Vice President and    (since March 2004); Vice President of OppenheimerFunds
Chief Compliance      Distributor, Inc., Centennial Asset Management Corporation and
Officer since 2004    Shareholder Services, Inc. (since June 1983); Vice President and
Age: 55               Director of Internal Audit of the Manager (1997-February 2004).
                      An officer of 86 portfolios in the OppenheimerFunds complex.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Brian W. Wixted,      Senior Vice President and Treasurer of the Manager (since March
Treasurer and         1999); Treasurer of the following: HarbourView Asset Management
Principal Financial   Corporation, Shareholder Financial Services, Inc., Shareholder
& Accounting Officer  Services, Inc., Oppenheimer Real Asset Management Corporation,
since 1999            and Oppenheimer Partnership Holdings, Inc. (since March 1999),
Age: 46               OFI Private Investments, Inc. (since March 2000),
                      OppenheimerFunds International Ltd. and OppenheimerFunds plc
                      (since May 2000), OFI Institutional Asset Management, Inc. (since
                      November 2000), and OppenheimerFunds Legacy Program (since June
                      2003); Treasurer and Chief Financial Officer of OFI Trust Company
                      (trust company subsidiary of the Manager) (since May 2000);
                      Assistant Treasurer of the following: OAC (since March 1999),
                      Centennial Asset Management Corporation (March 1999-October 2003)
                      and OppenheimerFunds Legacy Program (April 2000-June 2003);
                      Principal and Chief Operating Officer of Bankers Trust
                      Company-Mutual Fund Services Division (March 1995-March 1999). An
                      officer of 86 portfolios in the OppenheimerFunds complex.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Brian Petersen,       Assistant Vice President of the Manager (since August 2002);
Assistant Treasurer   Manager/Financial Product Accounting of the Manager (November
since 2004            1998-July 2002). An officer of 86 portfolios in the
Age: 35               OppenheimerFunds complex.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Brian C. Szilagyi,    Assistant Vice President of the Manager (since July 2004);
Assistant Treasurer   Director of Financial Reporting and Compliance of First Data
since 2005            Corporation (April 2003-July 2004); Manager of Compliance of
Age: 35               Berger Financial Group LLC (May 2001-March 2003); Director of
                      Mutual Fund Operations at American Data Services, Inc. (September
                      2000-May 2001). An officer of 86 portfolios in the
                      OppenheimerFunds complex.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Robert G. Zack,       Executive Vice President (since January 2004) and General Counsel
Vice President and    (since March 2002) of the Manager; General Counsel and Director
Secretary             of the Distributor (since December 2001); General Counsel of
since 2001            Centennial Asset Management Corporation (since December 2001);
Age: 57               Senior Vice President and General Counsel of HarbourView Asset
                      Management Corporation (since December 2001); Secretary and
                      General Counsel of OAC (since November 2001); Assistant Secretary
                      (since September 1997) and Director (since November 2001) of
                      OppenheimerFunds International Ltd. and OppenheimerFunds plc;
                      Vice President and Director of Oppenheimer Partnership Holdings,
                      Inc. (since December 2002); Director of Oppenheimer Real Asset
                      Management, Inc. (since November 2001); Senior Vice President,
                      General Counsel and Director of Shareholder Financial Services,
                      Inc. and Shareholder Services, Inc. (since December 2001); Senior
                      Vice President, General Counsel and Director of OFI Private
                      Investments, Inc. and OFI Trust Company (since November 2001);
                      Vice President of OppenheimerFunds Legacy Program (since June
                      2003); Senior Vice President and General Counsel of OFI
                      Institutional Asset Management, Inc. (since November 2001);
                      Director of OppenheimerFunds (Asia) Limited (since December
                      2003); Senior Vice President (May 1985-December 2003), Acting
                      General Counsel (November 2001-February 2002) and Associate
                      General Counsel (May 1981-October 2001) of the Manager; Assistant
                      Secretary of the following: Shareholder Services, Inc. (May
                      1985-November 2001), Shareholder Financial Services, Inc.
                      (November 1989-November 2001), and OppenheimerFunds International
                      Ltd. (September 1997-November 2001). An officer of 86 portfolios in the OppenheimerFunds complex.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Lisa I. Bloomberg,    Vice President and Associate Counsel of the Manager (since May
Assistant Secretary   2004); First Vice President (April 2001-April 2004), Associate
since 2004            General Counsel (December 2000-April 2004), Corporate Vice
Age: 38               President (May 1999-April 2001) and Assistant General Counsel
                      (May 1999-December 2000) of UBS Financial Services Inc.
                      (formerly, PaineWebber Incorporated). An officer of 86 portfolios in the OppenheimerFunds complex.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Kathleen T. Ives,     Vice President (since June 1998) and Senior Counsel and Assistant
Assistant Secretary   Secretary (since October 2003) of the Manager; Vice President
since 2001            (since 1999) and Assistant Secretary (since October 2003) of the
Age: 40               Distributor; Assistant Secretary of Centennial Asset Management
                      Corporation (since October 2003); Vice President and Assistant
                      Secretary of Shareholder Services, Inc. (since 1999); Assistant
                      Secretary of OppenheimerFunds Legacy Program and Shareholder
                      Financial Services, Inc. (since December 2001); Assistant Counsel of the Manager (August 1994-October 2003). An officer of 86 portfolios in the OppenheimerFunds complex.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Phillip S. Gillespie, Senior Vice President and Deputy General Counsel of the Manager
Assistant Secretary   (since September 2004); First Vice President (2000-September
since 2004            2004), Director (2000-September 2004) and Vice President
Age: 42               (1998-2000) of Merrill Lynch Investment Management. An officer of
                      86 portfolios in the OppenheimerFunds complex.

-----------------------------------------------------------------------------------------

     |X|  Remuneration  of the  Officers  and  Trustees.  The  officers  and the interested  Trustee of the Funds who are affiliated  with the Manager receive no salary or fee from the Funds. The Independent Trustees received the compensation shown  below from the Funds for  serving as a Trustee  and member of a committee
(if applicable), with respect to the Funds' fiscal year ended December 31, 2005.
The total compensation,  including accrued retirement  benefits,  from the Funds and fund complex represents  compensation  received for serving as a Trustee and member of a committee (if applicable) of the Boards of the Funds and other funds in the  OppenheimerFunds  complex  during the calendar  year ended  December 31,
2005.

-------------------------------------------------------------------------------------

Name of Trustee and Other    Aggregate Compensation From         Total Compensation From the Trust
Trust Position(s) (as        the Trust(1) Fiscal year            and Fund Complex(2)Year ended
applicable)                  ended December 31, 2005             December 31, 2005

-------------------------------------------------------------------------------------
---------------------------------------------------------------------------------

William L. Armstrong                  $35,825                  $178,000
Chairman of the Board and
Governance Committee Member

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Robert G. Avis                        $23,852                  $118,500
Review Committee Member

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

George C. Bowen                       $23,852                  $118,500
Audit Committee Member

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Edward L. Cameron                     $27,374                  $136,000
Audit Committee Chairman

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Jon S. Fossel                         $25,019                  $124,100
Review Committee Chairman

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Sam Freedman                          $23,852                  $118,500
Review Committee Member

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Beverly Hamilton                    $21,933(3)                 $107,175
Review Committee Member and
Governance Committee Member

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Robert J. Malone                    $27,516(4)                 $134,868
Governance Committee
Chairman and
Audit Committee Member

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

F. William Marshall, Jr.              $23,852                 $169,500(5)
Audit Committee Member and
Governance Committee Member

---------------------------------------------------------------------------------

     1.  "Aggregate  Compensation  From the Trust"  includes  fees and  deferred compensation, if any.

     2. In accordance with SEC  regulations,  for purposes of this section only,
"Fund Complex"  includes the  Oppenheimer  funds,  the MassMutual  Institutional
Funds,  the  MassMutual  Select Funds and the MML Series  Investment  Fund,  the
investment  adviser  for which is the  indirect  parent  company of the  Trust's
Manager. The Manager also serves as the Sub-Advisor to the following: MassMutual
Premier   International  Equity  Fund,  MassMutual  Premier  Main  Street  Fund,
MassMutual   Premier   Strategic   Income  Fund,   MassMutual   Premier  Capital
Appreciation  Fund,  and  MassMutual  Premier  Global Fund. The Manager does not consider MassMutual  Institutional Funds, MassMutual Select Funds and MML Series
Investment Fund to be part of the OppenheimerFunds'  "Fund Complex" as that term may be otherwise  interpreted.

   3.  Includes $21,933 deferred by Ms. Hamilton under the "Deferred  Compensation
Plan" described below.

     4. Includes $27,516 deferred by Mr. Malone under the "Deferred Compensation
Plan" described below.

     5.  Includes  $51,000  compensation  paid to Mr.  Marshall for serving as a
Trustee for MassMutual Select Funds and MML Series Investment Fund.

     |X|  Deferred  Compensation  Plan For  Trustees.  The Board of Trustees has
adopted a Deferred  Compensation Plan for Independent Trustees that enables them to elect to defer  receipt  of all or a  portion  of the  annual  fees  they are entitled to receive from the Funds. Under the plan, the compensation deferred by a Trustee  is  periodically  adjusted  as though an  equivalent  amount had been invested in shares of one or more Oppenheimer funds selected by the Trustee. The amount  paid to the  Trustee  under the plan will be  determined  based upon the amount of compensation deferred and the performance of the selected funds.

     Deferral of Trustees'  fees under the plan will not  materially  affect the
Funds' assets,  liabilities or net income per share.  The plan will not obligate the Funds to retain the services of any Trustee or to pay any  particular  level of  compensation  to any Trustee.  Pursuant to an Order issued by the SEC, , the
Funds may invest in the funds  selected by the  Trustees  under the plan without shareholder  approval for the limited  purpose of  determining  the value of the
Trustees' deferred compensation account.

     |X| Major Shareholders.  As of March 31, 2006, the only persons or entities who owned of record or were known by the Funds to own beneficially 5% or more of any class of the Funds'  outstanding  shares were the Manager and the  following insurance  companies and their respective  affiliates,  such shares were held as shown in Appendix D:

     (i)  Allianz  Life   Insurance   Company  of  North  America   ("Allianz"),
Minneapolis, MN;

     (ii) Allmerica  Financial Life  Insurance and Annuity  Company  ("Allmerica
Financial"), Worcester, MA;

     (iii) Allstate Financial Advisors ("Allstate Financial"), Lincoln, NE;

     (iv) Allstate Life Insurance  Company of New York  ("Allstate Life of NY"),
Vernon Hills, IL;

(v) Allstate Life Insurance Company  ("Allstate  Life Ins.  Co."),  Vernon  Hills,  IL;  (vi)  American
Enterprise Life Insurance Company ("American Express"), Minneapolis, MN;

     (vii) American  General Annuity  Insurance  Company  ("American  General"),
Houston, TX;

     (viii)......Cuna Mutual Life Insurance Company ("Cuna"), Waverly, IA;

     (ix) First Security  Benefit Life Insurance and Annuity Company of New York
("Security Benefit"), White Plains, NY;

     (x) GE Life and Annuity Assurance Company ("GE"), Richmond, VA;

     (xi) Hartford Life Annuity  Insurance  Company  ("Hartford  Life Annuity"),
Simsbury, CT;

     (xii) Hartford Life Insurance Company ("Hartford Life Ins. Co"),  Simsbury,
CT;

(xiii)......IDS Life Insurance
      Company ("IDS Life"),
      Minneapolis, MN;

     (xiv) ING Life Insurance and Annuity Company ("ING"), Hartford, CT;

     (xv) Kemper Investors Life Insurance Company ("Kemper"), Schaumburg, IL;

     (xvi) Lincoln Benefit Life Company ("Lincoln  Benefit"),  Lincoln,  NE;
(xvii)......Mass Mutual Life Insurance Company ("Mass Mutual"), Springfield, MA;

     (xviii).....Merrill  Lynch,  Pierce,  Fenner,  & Smith, Inc.  ("Merrill
Lynch"),  Jacksonville,  FL; (xix) Minnesota Life Insurance Company  ("Minnesota
Life"), St. Paul, MN;

     (xx) Mony Life Insurance Company of America ("Mony Life"), New York, NY;

     (xxi) Nationwide Life Insurance Company ("Nationwide"), Columbus, OH;

     (xxii)......Protective  Life Insurance Company ("Protective"),  Birmingham,
AL;

     (xxiii).....Sage Life Assurance of America ("Sage"), Wethersfield, CT;

     (xxiv)......Sun   Life  Assurance  Company  of  Canada  (U.S.)  ("Sun  Life
Financial"), Wellesley Hills, MA and

     (xxv) The Travelers Insurance Company ("Travelers"), Hartford, CT.

     The Manager. The Manager is wholly-owned by Oppenheimer  Acquisition Corp., a holding company  controlled by Massachusetts  Mutual Life Insurance Company, a
global, diversified insurance and financial services organization.

     |X| Code of Ethics.  The Funds (except Money Fund/VA),  the Manager and the
Distributor have a Code of Ethics. It is designed to detect and prevent improper personal trading by certain employees,  including  portfolio managers that would compete with or take  advantage of the Funds'  portfolio  transactions.  Covered persons  include  persons  with  knowledge  of the  investments  and  investment intentions  of the Funds and other  funds  advised by the  Manager.  The Code of
Ethics  does  permit  personnel  subject  to the Code to invest  in  securities, including  securities  that may be purchased or held by the Funds,  subject to a number  of  restrictions  and  controls.  Compliance  with the Code of Ethics is carefully monitored and enforced by the Manager.

     The Code of Ethics is an exhibit to the Funds' registration statement filed with the SEC and can be reviewed and copied at the SEC's Public  Reference  Room in Washington,  D.C. You can obtain  information about the hours of operation of the Public  Reference  Room by calling  the SEC at  1.202.942.8090.  The Code of
Ethics can also be viewed as part of the Funds'  registration  statement  on the
SEC's EDGAR database at the SEC's Internet website at www.sec.gov. Copies may be obtained, after paying a duplicating fee, by electronic request at the following
E-mail address:  publicinfo@sec.gov  or by writing to the SEC's Public Reference
Section, Washington, D.C. 20549-0102.

     |X| Portfolio  Proxy Voting.  The Funds (except Money Fund/VA) have adopted
Portfolio  Proxy  Voting  Policies  and  Procedures  under which the Funds votes proxies  relating to securities  ("portfolio  proxies")  held by the Funds.  The
Funds'  primary  consideration  in voting  portfolio  proxies are the  financial interests  of the Funds and their  shareholders.  The  Funds  have  retained  an unaffiliated  third-party as its agent to vote  portfolio  proxies in accordance with the Funds'  Portfolio  Proxy Voting  Guidelines and to maintain  records of such portfolio proxy voting.  The Portfolio Proxy Voting Policies and Procedures include  provisions to address  conflicts of interest that may arise between the
Funds and the Manager or the  Manager's  affiliates  or business  relationships.
Such a conflict  of interest  may arise,  for  example,  where the Manager or an affiliate of the Manager  manages or administers the assets of a pension plan or other investment  account of the portfolio company soliciting the proxy or seeks to serve in that  capacity.  The Manager and its  affiliates  generally  seek to
avoid  such  conflicts  by  maintaining   separate  investment  decision  making
processes to prevent the sharing of business objectives with respect to proposed or actual actions regarding portfolio proxy voting decisions.  Additionally, the
Manager  employs the  following two  procedures:  (1) if the proposal that gives rise to the conflict is specifically  addressed in the  Guidelines,  the Manager will vote the portfolio proxy in accordance  with the Guidelines,  provided that they do not provide  discretion to the Manager on how to vote on the matter; and
(2) if such  proposal is not  specifically  addressed in the  Guidelines  or the
Guidelines  provide  discretion to the Manager on how to vote,  the Manager will vote in accordance with the third-party proxy voting agent's general recommended guidelines on the proposal  provided that the Manager has reasonably  determined that there is no conflict of interest on the part of the proxy voting agent.  If
neither  of  the  previous  two  procedures   provides  an  appropriate   voting
recommendation,  the Manager may retain an  independent  fiduciary to advise the
Manager on how to vote the proposal or may abstain from voting.  The Guidelines'
provisions with respect to certain  routine and non-routine  proxy proposals are summarized below:

     o The  Funds  generally  vote  with  the  recommendation  of  the  issuer's management  on  routine  matters,  including  ratification  of  the  independent registered public accounting firm, unless circumstances indicate otherwise.

     o The Funds  evaluate  nominees for director  nominated by  management on a case-by-case basis, examining the following factors,  among others:  Composition of the board and key board committees,  attendance at board meetings,  corporate governance  provisions and takeover activity,  long-term company performance and the nominee's investment in the company.

     o In general,  the Funds oppose  anti-takeover  proposals  and supports the elimination,  or the  ability of  shareholders  to vote on the  preservation  or elimination, of anti-takeover proposals, absent unusual circumstances.

     o The Funds support  shareholder  proposals to reduce a super-majority vote requirement,  and opposes  management  proposals  to add a  super-majority  vote requirement.

     o The Funds oppose proposals to classify the board of directors.

     o The Funds support proposals to eliminate cumulative voting.

     o  The  Funds  oppose  re-pricing  of  stock  options  without  shareholder approval.

 o The Funds generally  consider  executive  compensation  questions such as stock option plans and bonus plans to be ordinary business  activity.  The Funds analyze  stock option  plans,  paying  particular  attention  to their  dilutive effect. While the Funds generally support management proposals, the Funds oppose plans it considers to be excessive.

     The Funds are required to file Form N-PX,  with its  complete  proxy voting record  for the 12 months  ended June 30th,  no later than  August  31st of each year.  The Funds'  Form N-PX  filing are  available  (i)  without  charge,  upon request,  by calling the Fund toll-free at 1.800.225.5677  and (ii) on the SEC's website at www.sec.gov.

     |X| The Investment  Advisory  Agreements.  The Manager provides  investment advisory  and  management  services  to each Fund under an  investment  advisory agreement  between the Manager and the Trust for each Fund. The Manager  selects securities for the Funds' portfolios and handles their day-to-day business.  The portfolio  managers of the Funds are employed by the Manager and are the persons who are  principally  responsible  for the  day-to-day  management of the Funds'
portfolios.  Other  members  of  the  Manager's  investment  teams  provide  the portfolio managers with counsel and support in managing the Funds' portfolios as appropriate.

     The agreements  require the Manager,  at its expense,  to provide the Funds with  adequate  office space,  facilities  and  equipment.  It also requires the
Manager to provide  and  supervise  the  activities  of all  administrative  and clerical personnel  required to provide effective  administration for the Funds.
Those  responsibilities  include the compilation and maintenance of records with respect to its operations,  the preparation and filing of specified reports, and composition of proxy materials and registration statements for continuous public sale of shares of the Funds.

     The Funds pay  expenses  not  expressly  assumed by the  Manager  under the advisory  agreements,  or by the  Distributor  under the  General  Distributor's
Agreements for Service shares. The advisory agreement lists examples of expenses paid by the Funds. The major  categories  relate to interest,  taxes,  brokerage commissions,  fees to certain Trustees, legal and audit expenses,  custodian and transfer agent expenses, share issuance costs, certain printing and registration costs and  non-recurring  expenses,  including  litigation costs. The management fees paid by the Funds to the Manager are  calculated at the rates  described in the Prospectus, which are applied to the assets of each of the Funds as a whole.
Prior to May 1, 1999, the advisory  agreement for MidCap Fund/VA did not include a  breakpoint  above  $800  million.  Whenever  more than one class of shares is issued,  the fees are  allocated to each class of shares based upon the relative proportion of a Fund's net assets represented by that class.

     The Agreements contain no expense limitation. However, from January 1, 2002 to December 17,  2002,  the Manager had  undertaken  to  voluntarily  reduce the management  fee of Strategic Bond Fund/VA,  if the relative  performance of that
Fund  was  at  or  below  the  following  criteria.  If  the  trailing  12-month performance  of Strategic  Bond Fund/VA at the end of any calendar  quarter were ranked by Lipper, Inc. ("Lipper") in the fifth quintile of the Lipper peer group for that Fund  (funds  dedicated  to  variable  insurance  products  in Lipper's general  bond  funds  category),  the  Manager  had  undertaken  to  reduce  the management  fee for that Fund by 0.10% for the following  fiscal quarter and for each quarter  thereafter  until its performance  improved,  and if ranked in the fourth  quintile of that peer group,  the Manager had  undertaken  to reduce the management  fee by 0.05% for the following  fiscal  quarter and for each quarter thereafter until its performance improved.

 Management Fees for the Fiscal
     Year Ended December 31
-------------------------------------------------------------------------------
------------------------------------------------------------------------------

Fund                             2003             2004             2005

------------------------------------------------------------------------------
------------------------------------------------------------------------------

Balanced Fund/VA              $3,526,680       $4,101,747       $4,290,435

------------------------------------------------------------------------------
------------------------------------------------------------------------------

Capital Appreciation          $9,930,998       $12,193,670      $12,603,901
Fund/VA

------------------------------------------------------------------------------
------------------------------------------------------------------------------

Core Bond Fund/VA             $4,954,407       $4,013,043       $3,446,635

------------------------------------------------------------------------------
------------------------------------------------------------------------------

Global Securities Fund/VA     $12,206,333      $18,297,753      $18,210,907

------------------------------------------------------------------------------
------------------------------------------------------------------------------

High Income Fund/VA           $3,196,862       $4,058,869       $4,222,535

------------------------------------------------------------------------------
------------------------------------------------------------------------------

Main Street Fund(R)/VA          $7,442,344       $9,708,725       $10,549,666

------------------------------------------------------------------------------
------------------------------------------------------------------------------

Main Street Small Cap          $338,340        $1,070,988       $1,936,534

Fund(R)/VA
------------------------------------------------------------------------------
------------------------------------------------------------------------------

MidCap Fund/VA                $7,110,272       $7,692,943       $8,080,149

------------------------------------------------------------------------------
------------------------------------------------------------------------------

Money Fund/VA                 $1,424,167        $982,603         $839,327

------------------------------------------------------------------------------
------------------------------------------------------------------------------

Strategic Bond Fund/VA        $3,673,166       $5,203,309       $6,559,031

------------------------------------------------------------------------------
------------------------------------------------------------------------------

Value Fund/VA                   $23,894          $25,294          $21,587

------------------------------------------------------------------------------

      The investment advisory agreements state that in the absence of willful misfeasance, bad faith, gross negligence in the performance of its duties or reckless disregard of its obligations and duties under the investment advisory agreement, the Manager is not liable for any loss the Funds sustain in connection with matters to which the agreement relates.

      The agreements permit the Manager to act as investment advisor for any other person, firm or corporation and to use the name "Oppenheimer" in connection with other investment companies for which it may act as investment advisor or general distributor. If the Manager shall no longer act as investment advisor to a Fund, the Manager may withdraw the right of that Fund to use the name "Oppenheimer" as part of its name.

Portfolio Managers. Each Fund's portfolio is managed by the following:

Fund Name                  Portfolio Manager(s)
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Balanced Fund/VA           Emmanuel Ferreira, Christopher Leavy, Angelo
                           Manioudakis, Antulio Bomfim, Geoffrey Caan and
                           Benjamin J. Gord

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Capital Appreciation       Marc L. Baylin and William L. Wilby

Fund/VA
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Core Bond Fund/VA          Angelo Manioudakis, Antulio Bomfim, Geoffrey Caan and
                           Benjamin J. Gord

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Global Securities Fund/VA  Rajeev Bhaman

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
High Income Fund/VA        Dimitrios Kourkoulakos
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Main Street Fund(R)/VA       Nikolaos D. Monoyios and Marc Reinganum
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Main Street Small Cap      Nikolaos D. Monoyios and Mark Zavanelli
Fund(R)/VA
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

MidCap Fund/VA             John O'Hare

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Money Fund/VA              Barry D. Weiss and Carol E. Wolf
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Strategic Bond Fund/VA     Arthur P. Steinmetz
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Value Fund/VA              Christopher Leavy
----------------------------------------------------------------------------------

      Each of the above individuals is referred to as "Portfolio Manager" and collectively they are referred to as the "Portfolio Managers". They are the persons who are responsible for the day-to-day management of each Fund's respective investments.

|X|   Other Accounts Managed. In addition to managing the Fund's investment portfolio, Messrs. O'Hare, Ferreira, Leavy, Manioudakis, Bomfim, Caan, Gord,
Baylin, Wilby, Bhaman, Kourkoulakos, Monoyios, Reinganum, Zavanelli, Weiss
and Steinmetz and Ms. Wolf also manage other investment portfolios or accounts on behalf of the Manager or its affiliates. The following tables provide information regarding those portfolios and accounts as of December
31, 2005. Except for one registered investment company managed by Messrs.
Wilby and Bhaman no portfolio or account has a performance-base advisory fee:

Fund Name and            RegistereTotal     Other    Total      Other   Total
                                  Assets             Assets in
                                  in                 Other
                                  RegisteredPooled   Pooled             Assets

                         InvestmenInvestmentInvestmenInvestment         in Other  2)
                         CompaniesCompanies Vehicles Vehicles   AccountsAccounts
Portfolio Managers       Managed  Managed(1)Managed  Managed(1) Managed Managed(1,

----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
Balanced Fund/VA
-----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Emmanuel Ferreira             4      $3,389.1   None      None      None    None

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Christopher Leavy           11    $9,640.3     1       $10.5       1      $65.7

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Angelo Manioudakis          17    $11,868.07   6       $194.8      1      $39.5

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Antulio Bomfim              14    $11,356.6    6       $194.8      1      $39.5

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Geoffrey Caan               14    $11,356.6    6       $194.8      1      $39.5

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Benjamin J. Gord            14    $11,356.6    6       $194.8      1      $39.5

----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
Capital Appreciation
Fund/VA
-----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Marc L. Baylin              4     $13,006.7   None      None     None     None

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

William L. Wilby            4     $13,006.7   None      None     None     None

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Core Bond Fund/VA
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Angelo Manioudakis          17    $12,018.2    6       $194.8      1      $39.5

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Antulio Bomfim              14    $11,506.7    6       $194.8      1      $39.5

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Geoffrey Caan               14    $11,506.7    6       $194.8      1      $39.5

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Benjamin J. Gord            14    $11,506.7    6       $194.8      1      $39.5

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Global Securities
Fund/VA

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Rajeev Bhaman               11    $19,592.9    2       $177.6    None     None

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
High Income Fund/VA
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Dimitrios Kourkoulakos      2     $2,889.3    None      None     None     None

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Main Street Fund(R)/VA
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Nikolaos D. Monoyios        10    $21,664.8    1       $22.9     None     None

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Marc Reinganum              8     $14,863.8   None      None     None     None

----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

Main Street Small Cap
Fund(R)/VA

-----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Nikolaos D. Monoyios        10    $23,025.8    1       $22.9       4      $69.5

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Mark Zavanelli              2     $6,039.4    None      None     None     None

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

MidCap Fund/VA

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

John O'Hare                 1     $1,218.5    None      None     None     None

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Money Fund/VA
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Barry D. Weiss              4     $25,487.5   None      None     None     None

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Carol E. Wolf               4     $25,487.5   None      None     None     None

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Strategic Bond Fund/VA
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Arthur P. Steinmetz         4     $11,010.8    3       $55.3       4    $1,004.3

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Value Fund/VA
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

Christopher Leavy           11    $10,229.7    1       $10.5       1      $65.7

----------------------------------------------------------------------------------
                                 ---------------------------------------------

      1.    In millions.           Registered     Total Assets
      2.    Does not include
        personal accounts of
        portfolio managers and
        their families, which are
        subject to the Code of
        Ethics.

            The following table
      provides information
      regarding the account
      managed by Mr. Wilby and
      Mr. Bhaman that has an
      advisory fee based on                      in Registered
      performance:                 Investment      Investment
                                    Companies      Companies
      Portfolio Manager              Managed       Managed(1)

      ------------------------------------------------------------------------
      ----------------------------------------------------------------

      Rajeev Bhaman              1                   $144.9

      ----------------------------------------------------------------
      ----------------------------------------------------------------

      William L. Wilby           1                   $144.9

      ----------------------------------------------------------------

      1.    In millions.

      As indicated above, each of the Portfolio Managers also manages other funds and accounts. Potentially, at times, those responsibilities could conflict with the interests of the Funds. That may occur whether the investment strategies of the other funds or accounts are the same as, or different from, the Funds' investment objectives and strategies. For example, a Portfolio Manager may need to allocate investment opportunities between a
Fund and another fund or account having similar objectives or strategies, or a Portfolio Manager may need to execute transactions for another fund or account that could have a negative impact on the value of securities held by a Fund. Not all funds and accounts advised by the Manager have the same management fee. If the management fee structure of another fund or account is more advantageous to the Manager than the fee structure of a Fund, the
Manager could have an incentive to favor the other fund or account. However, the Manager's compliance procedures and Code of Ethics recognize the
Manager's fiduciary obligations to treat all of its clients, including the
Funds, fairly and equitably, and are designed to preclude the Portfolio
Managers from favoring one client over another. It is possible, of course, that those compliance procedures and the Code of Ethics may not always be adequate to do so. At various times, the Funds' Portfolio Managers may manage other funds or accounts with investment objectives and strategies that are similar to those of the Funds, or may manage funds or accounts with investment objectives and strategies that are different from those of the
Funds.

|X|   Compensation of the Portfolio Managers. The Funds' Portfolio Managers
are employed and compensated by the Manager, not the Funds. The Manager's compensation structure is designed to attract and retain highly qualified investment management professionals and to reward individual and team contributions toward creating shareholder value. As of December 31, 2005, each Portfolio Managers' compensation consisted principally of three elements: a base salary, an annual discretionary bonus and eligibility to participate in long-term awards of options and appreciation rights in regard to the common stock of the Manager's holding company parent. Senior portfolio managers may also be eligible to participate in the Manager's deferred compensation plan.

     To help the Manager  attract and retain  talent,  the base pay component of each  portfolio  manager is reviewed  regularly  to ensure that it reflects  the performance of the  individual,  is  commensurate  with the  requirements of the particular  portfolio,  reflects  any  specific  competence  or specialty of the individual  manager,  and is competitive  with other comparable  positions.  The annual discretionary bonus is determined by senior management of the Manager and is based on a number of factors,  including  management  quality  (such as style consistency, risk management, sector coverage, team leadership and coaching) and organizational development. The Portfolio Managers' compensation is not based on the total  value of a Fund's  portfolio  assets or its  investment  performance.
However, each portfolio managers'  compensation is based on the performance of a tracking portfolio that is substantially similar to the Fund or Funds that he or she  manages,  measured  against an  appropriate  Lipper  benchmark  selected by management.  The  Manager  has a number of  procedures  in place to ensure  that portfolio  managers  do  not  allocate  securities  to  those  portfolios  in an
inequitable  manner,   including   monitoring  and  dispersion   analysis.   The
compensation  structure  of  certain  other  funds and  accounts  managed by the
Portfolio  Managers  differs  from  the  compensation  structure  of the  Funds, described above. A portion of the Portfolio  Managers'  compensation with regard to other portfolios may be based on the performance of those portfolios compared to a particular  benchmark and, with respect to one portfolio managed by Messrs.
Wilby and Bhaman, may, under certain  circumstances,  include an amount based in part on the amount of that portfolio's management fee.

     |X|  Ownership of Fund  Shares.  As of December  31,  2005,  the  Portfolio
Managers did not beneficially  own any shares of the Funds,  which are sold only through insurance companies to their contract owners.

     Brokerage Policies of the Funds

     Brokerage  Provisions of the  Investment  Advisory  Agreements.  One of the
duties of the Manager under the investment advisory agreements is to arrange the portfolio transactions for the Funds. The advisory agreements contain provisions relating to the  employment  of  broker-dealers  to effect the Funds'  portfolio transactions.  The Manager is  authorized  by the advisory  agreements to employ broker-dealers,  including  "affiliated" brokers, as that term is defined in the
Investment  Company Act, that the Manager thinks,  in its best judgment based on all  relevant  factors,  will  implement  the policy of the Funds to obtain,  at reasonable expense,  the "best execution" of the Funds' portfolio  transactions.
"Best execution" means prompt and reliable execution at the most favorable price obtainable.  The Manager need not seek competitive commission bidding.  However, it is  expected  to be aware of the  current  rates of  eligible  brokers and to minimize the  commissions  paid to the extent  consistent with the interests and policies of the Funds as established by its Board of Trustees.

     Under the investment  advisory  agreements,  in choosing brokers to execute portfolio transactions for the Funds, the Manager may select brokers (other than affiliates) that provide both brokerage and research  services to the Funds. The commissions  paid to those brokers may be higher than another  qualified  broker would  charge,  if  the  Manager  makes  a good  faith  determination  that  the commission is fair and reasonable in relation to the services provided.

     Brokerage  Practices  Followed  by  the  Manager.   The  Manager  allocates
brokerage for the Funds subject to the  provisions  of the  investment  advisory agreements and other applicable rules and procedures described below.

     The   Manager's   portfolio   traders   allocate   brokerage   based   upon
recommendations  from  the  Manager's  portfolio  managers,  together  with  the portfolio  traders'  judgment as to the  execution  capability  of the broker or dealer. In certain  instances,  portfolio managers may directly place trades and allocate  brokerage.  In either case, the Manager's executive officers supervise the allocation of brokerage.

     For the Equity Funds, transactions in securities other than those for which an exchange is the primary market are generally  done with  principals or market makers.  In  transactions  on foreign  exchanges,  a Fund may be required to pay fixed  brokerage  commissions  and  therefore  would  not  have the  benefit  of negotiated commissions that are available in U.S. markets. Brokerage commissions are  paid  primarily  for  transactions  in  listed  securities  or for  certain fixed-income  agency transactions  executed in the secondary market.  Otherwise, brokerage  commissions are paid only if it appears likely that a better price or execution  can be  obtained  by  doing  so.  In an  option  transaction,  a Fund ordinarily  uses the same broker for the  purchase or sale of the option and any transaction in the securities to which the option relates

     For the Fixed-Income Funds, most securities purchases made by a Fund are in principal  transactions  at net prices.  A Fund usually deals  directly with the selling or purchasing  principal or market maker without  incurring  charges for the  services  of a broker on its behalf  unless the Manager  determines  that a better  price or  execution  may be obtained by using the  services of a broker.
Therefore,  a  Fund  does  not  incur  substantial  brokerage  costs.  Portfolio securities  purchased from underwriters  include a commission or concession paid by the  issuer  to the  underwriter  in the  price  of the  security.  Portfolio securities  purchased  from dealers  include a spread  between the bid and asked price.  In an option  transaction,  the Fund ordinarily uses the same broker for the  purchase or sale of the option and any  transaction  in the  investment  to which the option relates.

     Other accounts  advised by the Manager have investment  policies similar to those  of the  Funds.  Those  other  accounts  may  purchase  or sell  the  same securities  as a Fund at the same time as a Fund,  which could affect the supply and price of the  securities.  If two or more  accounts  advised by the  Manager purchase  the  same  security  on  the  same  day  from  the  same  dealer,  the transactions  under those combined orders are averaged as to price and allocated in accordance with the purchase or sale orders actually placed for each account.
When  possible,  the Manager tries to combine  concurrent  orders to purchase or sell the same  security by more than one of the accounts  managed by the Manager or its affiliates.

     Rule  12b-1  under  the  Investment  Company  Act  prohibits  any fund from compensating  a broker or dealer for  promoting or selling the funds'  shares by
(1) directing to that broker or dealer any of the funds' portfolio transactions, or (2)  directing  any other  remuneration  to that  broker or  dealer,  such as commissions,  mark-ups,  mark  downs or other  fees  from the  funds'  portfolio transactions,  that were  effected  by another  broker or dealer  (these  latter arrangements  are considered to be a type of "step-out"  transaction).  In other words, a fund and its investment adviser cannot use the funds' brokerage for the purpose of rewarding broker-dealers for selling the funds' shares.

     However,  the Rule permits funds to effect brokerage  transactions  through firms that also sell fund shares,  provided that certain  procedures are adopted to prevent a quid pro quo with respect to portfolio  brokerage  allocations.  As permitted by the Rule, the Manager has adopted  procedures (and the Funds' Board of  Trustees  has  approved  those  procedures)  that permit the Funds to direct portfolio  securities  transactions  to brokers or dealers  that also promote or sell  shares  of the  Funds,  subject  to the  "best  execution"  considerations discussed  above.  Those  procedures are designed to prevent:  (1) the Manager's personnel who effect the Funds' portfolio  transactions from taking into account a broker's or dealer's  promotion or sales of the Funds  shares when  allocating the Funds'  portfolio  transactions,  and (2) the  Funds,  the  Manager  and the
Distributor  from entering into  agreements  or  understandings  under which the
Manager  directs or is  expected  to direct the Funds'  brokerage  directly,  or through a "step-out"  arrangement,  to any broker or dealer in  consideration of that  broker's or dealer's  promotion or sale of the Funds' shares or the shares of any of the other Oppenheimer funds.

     The investment advisory agreement permits the Manager to allocate brokerage for research services. The research services provided by a particular broker may be useful both to the Funds and to one or more of the other accounts  advised by the  Manager or its  affiliates.  Investment  research  may be  supplied  to the
Manager by the broker or by a third party at the  instance  of a broker  through which trades are placed.

     Investment research services include information and analysis on particular companies  and  industries  as well as market or economic  trends and  portfolio strategy,  market quotations for portfolio evaluations,  analytical software and similar products and services. If a research service also assists the Manager in a non-research capacity (such as bookkeeping or other administrative functions), then only the percentage or component that provides assistance to the Manager in the investment decision-making process may be paid in commission dollars.

     Although  the Manager  currently  does not do so, the Board of Trustees may permit the Manager to use stated  commissions on secondary  fixed-income  agency trades to obtain research if the broker  represents to the Manager that: (i) the trade is not from or for the broker's own inventory, (ii) the trade was executed by the broker on an agency basis at the stated  commission,  and (iii) the trade is not a riskless principal  transaction.  The Board of Trustees may also permit the Manager to use commissions on fixed-price  offerings to obtain research,  in the same manner as is permitted for agency transactions.

     The research  services provided by brokers broaden the scope and supplement the research activities of the Manager.  That research provides additional views
and  Total   Brokerage   Commissions   Paid  by  the  Funds*   comparisons   for
consideration,  and  helps the  Manager  to obtain  market  information  for the valuation  of  securities  that are either held in the Funds'  portfolio  or are being considered for purchase.

     The Manager provides information to the Board about the commissions paid to brokers  furnishing  such services,  together with the Manager's  representation that the  amount of such  commissions  was  reasonably  related  to the value or benefit of such services.

     During the fiscal years ended  December 31, 2003,  2004 and 2005,  the Fund paid the total brokerage commissions indicated in the chart below:

Fund

-----------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  2003             2004             2005

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Balanced Fund/VA                $827,890         $469,058         $259,679

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Capital Appreciation           $2,183,642       $2,011,561       $2,658,662
Fund/VA

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Core Bond Fund/VA               $84,234          $87,671             $0

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Global Securities Fund/VA      $2,836,950       $2,189,386       $2,386,971

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

High Income Fund/VA              $2,592           $1,548          $11,177

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Main Street Fund(R)/VA           $1,722,472       $2,947,503       $3,270,106

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Main Street Small Cap           $214,694         $838,394         $909,907
Fund(R)/VA

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

MidCap Fund/VA                 $3,477,965       $1,221,917        $748,400

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Strategic Bond Fund/VA          $63,992          $70,285          $66,483

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Value Fund/VA                   $17,817           $8,813           $5,335

-------------------------------------------------------------------------------

  *  Amounts do not include spreads or commissions on principal transactions on a net trade basis.

      During the fiscal year ended December 31, 2005, the Fund paid the following amounts in commissions to firms that provide brokerage and research services to the Fund with respect to the aggregate portfolio transactions indicated. All such transactions were on a "best execution" basis, as described above. The provision of research services was not necessarily a factor in the placement of all such transactions.

-------------------------------------------------------------------------------

Fund                           Commissions Paid to     Aggregate Transactions
                               Firms that Provide      by Firms that Provide
                                    Research                  Research

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Balanced Fund/VA                    $218,454                $178,324,925

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Capital Appreciation               $2,172,658              $2,161,873,789
Fund/VA

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Core Bond Fund/VA                      $0                        $0

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Global Securities Fund/VA          $1,982,447              $1,394,109,146

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

High Income Fund/VA                    $0                        $0

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Main Street Fund(R)/VA                $573,537               $1,004,257,203

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Main Street Small Cap               $238,421                $286,280,344
Fund(R)/VA

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

MidCap Fund/VA                      $576,046                $676,180,349

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Strategic Bond Fund/VA                 $0                        $0

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Value Fund/VA                        $4,442                  $4,031,385

-------------------------------------------------------------------------------

Distribution and Service Plans (Service Shares and Class 4 Shares)

The Distributor. Under its General Distributor's Agreement with each Fund,
OppenheimerFunds Distributor, Inc. ("OFDI" or the "Distributor") will act as the principal underwriter for the Funds' Service shares and Class 4 shares only.

      Each Fund has adopted a Distribution and Service Plan under Rule 12b-1 of the Investment Company Act (a "Plan") for its Service shares and Class 4 shares, although as of December 31, 2004, only Global Securities Fund/VA offered Class 4 shares. Each Fund that offers Service shares and/or Class 4 shares will make compensation payments to the Distributor in connection with the distribution and/or servicing of those shares. The Distributor will pay insurance company separate account sponsors and other entities that offer and/or provide services to Service shares and Class 4 shares, as described in the applicable Fund's Prospectus. Each Plan has been approved by a vote of
(i) the Board of Trustees of the Trust, including a majority of the
Independent Trustees, cast in person at a meeting called for the purpose of voting on that Plan, and (ii) the Manager as the then-sole initial holder of such shares.

      Under the Plans, the Funds currently use the fees it receives to pay insurance company separate account sponsors or their affiliates (each is referred to as a "Recipient") for personal services and account maintenance services they provide for their customers who hold Service and Class 4 shares. The services include, among others, answering customer inquiries about the Funds, assisting in establishing and maintaining accounts in the
Funds, and providing other services at the request of a Fund.

      Under the Plans, no payment will be made to any Recipient in any period if the aggregate net assets of a Fund's Service and Class 4 shares held by the Recipient for itself and its customers did not exceed a minimum amount, if any, that may be determined from time to time by a majority of the Trust's
Independent Trustees. The Plans provide for a fee of 0.25% of average annual net assets (although the Board of Trustees had set the fee at 0.15% of average net assets for all series prior to May 1, 2003). As of December 31,
2005, the Board had set no minimum asset amount. For the fiscal year ended
December 31, 2005, all payments made under the Service share Plan were paid by the Distributor, to Recipients (including Recipients affiliated with the
Manager).

      The Service shares class payments during the fiscal year ended December
31, 2005, for all Funds having Service shares outstanding as of that date, were as follows:

--------------------------------------------------------------------------
                    Fund                       Service Plan Payments by
                                                         OFDI
--------------------------------------------------------------------------
--------------------------------------------------------------------------

Oppenheimer Balanced Fund/VA Service Shares            $182,249

--------------------------------------------------------------------------
--------------------------------------------------------------------------

Oppenheimer Capital Appreciation Fund/VA               $751,102
Service Shares

--------------------------------------------------------------------------
--------------------------------------------------------------------------

Oppenheimer Core Bond Fund/VA Service Shares            $17,979

--------------------------------------------------------------------------
--------------------------------------------------------------------------

Oppenheimer Global Securities Fund/VA                 $1,031,019
Service Shares

--------------------------------------------------------------------------
--------------------------------------------------------------------------

Oppenheimer Global Securities Fund/VA Class 4          $153,083

--------------------------------------------------------------------------
--------------------------------------------------------------------------

Oppenheimer High Income Fund/VA Service                $352,904
Shares

--------------------------------------------------------------------------
--------------------------------------------------------------------------

Oppenheimer Main Street Fund(R)/VA Service             $1,122,003
Shares

--------------------------------------------------------------------------
--------------------------------------------------------------------------

Oppenheimer Main Street Small Cap Fund(R)/VA             $550,413
Service Shares

--------------------------------------------------------------------------
--------------------------------------------------------------------------

Oppenheimer MidCap Fund/VA Service Shares               $71,776

--------------------------------------------------------------------------
--------------------------------------------------------------------------

Oppenheimer Strategic Bond Fund/VA Service            $1,018,455
Shares

--------------------------------------------------------------------------

      Under the Plans, the Manager and the Distributor may make payments to affiliates. In their sole discretion, they may also from time to time make substantial payments from their own resources, which include the profits the
Manager derives from the advisory fees it receives from the Funds, to compensate brokers, dealers, financial institutions and other intermediaries for providing distribution assistance and/or administrative services or that otherwise promote sales of the Funds' shares. These payments, some of which may be referred to as "revenue sharing," may relate to the Funds' inclusion on a financial intermediary's preferred list of funds offered to its clients.

      Unless a plan is terminated as described below, each Plan continues in effect from year to year but only if the Trust's Board of Trustees and its
Independent Trustees specially vote annually to approve its continuance.
Approval must be by a vote cast in person at a meeting called for the purpose of voting on continuing each Plan. Each Plan may be terminated at any time by the vote of a majority of the Independent Trustees or by the vote of the holders of a "majority" (as defined in the Investment Company Act) of the outstanding Service shares or Class 4 shares. The Board of Trustees and the
Independent Trustees must approve all material amendments to each plan. An amendment to increase materially the amount of payments to be made under a plan must be approved by shareholders of the class affected by the amendment.

      While the plans are in effect and Service shares and/or Class 4 shares are outstanding, the Treasurer of the Trust shall provide separate written reports on each plan to the Board of Trustees at least quarterly for their review. The reports shall detail the amount of all payments made under a plan and the purpose or which the payments were made. Those reports are subject to the review and approval of the Independent Trustees.

Payments to Fund Intermediaries

Financial intermediaries may receive various forms of compensation or reimbursement from the Funds in the form of 12b-1 plan payments as described in the preceding section of this SAI. Additionally, the Manager and/or the
Distributor (including their affiliates) may make payments to financial intermediaries in connection with their offering and selling shares of the
Funds and other Oppenheimer funds, providing marketing or promotional support, transaction processing and/or administrative services. Among the financial intermediaries that may receive these payments are brokers, dealers or insurance agents who sell and/or hold shares of a fund, banks (including bank trust departments), registered investment advisers, insurance companies, retirement plan and qualified tuition program administrators, third party administrators, and other institutions that have selling, servicing or similar arrangements with the Manager or Distributor. The payments to intermediaries vary by the types of product sold, the features of the funds share class and the role played by the intermediary.

      Possible types of payments to financial intermediaries include, without limitation, those discussed below.

o     Payments made by the Funds, or by an investor buying or selling shares of the Funds may include:
o     ongoing asset-based payments attributable to the share class selected, including fees payable under the Funds' distribution and/or service plans adopted under Rule 12b-1 under the Investment
              Company Act, which are paid from the Funds' assets and
              allocated to the class of shares to which the plan relates (see
              "About the Funds -- Distribution and Service Plans" above);
o     shareholder servicing payments for providing omnibus accounting, recordkeeping, networking, sub-transfer agency or other
              administrative or shareholder services, which are paid from the assets of a Fund as reimbursement to the Manager or Distributor for expenses they incur on behalf of the Funds.

o     Payments made by the Manager or Distributor out of their respective resources and assets, which may include profits the Manager derives from investment advisory fees paid by the Funds. These payments are made at the discretion of the Manager and/or the Distributor. These payments, often referred to as "revenue sharing" payments, may be in addition to the payments by the Funds listed above.
o     These types of payments may reflect compensation for marketing support, support provided in offering the Funds or other Oppenheimer funds through certain trading platforms and programs,
              transaction processing or other services;
o     The Manager and Distributor each may also pay other compensation to the extent the payment is not prohibited by law or by any
              self-regulatory agency, such as the NASD. Payments are made based on the guidelines established by the Manager and
              Distributor, subject to applicable law.

      These payments may provide an incentive to financial intermediaries to actively market or promote the sale of shares of the Funds or other
Oppenheimer funds, or to support the marketing or promotional efforts of the
Distributor in offering shares of the Funds or other Oppenheimer funds. In addition, some types of payments may provide a financial intermediary with an incentive to recommend the Funds or a particular share class. Financial intermediaries may earn profits on these payments, since the amount of the payment may exceed the cost of providing the service. Certain of these payments are subject to limitations under applicable law. Financial intermediaries may categorize and disclose these arrangements to their clients and to members of the public in a manner different from the disclosures in the Funds' Prospectuses and this SAI. You should ask your financial intermediary for information about any payments it receives from the Funds, the Manager or the Distributor and any services it provides, as well as the fees and commissions it charges.

      Although dealers that sell Fund shares may also act as a broker or dealer in connection with the execution of the purchase or sale of portfolio securities by the Funds or other Oppenheimer funds, a broker or dealer's sales of shares of the Funds or such other Oppenheimer funds is not a consideration for the Manager when choosing brokers or dealers to effect portfolio transactions for the Funds or such other Oppenheimer funds.

      Revenue sharing payments can pay for distribution-related or asset retention items including, without limitation,
o     transactional support, one-time charges for setting up access for the
         Funds or other Oppenheimer funds on particular trading systems, and paying the intermediary's networking fees;
o     program support, such as expenses related to including the Oppenheimer funds in retirement plans, college savings plans, fee-based advisory or wrap fee programs, fund "supermarkets", bank or trust company products or insurance companies' variable annuity or variable life insurance products;
o     placement on the dealer's list of offered funds and providing representatives of the Distributor with access to a financial intermediary's sales meetings, sales representatives and management representatives.

      Additionally, the Manager or Distributor may make payments for firm support, such as business planning assistance, advertising, and educating a financial intermediary's sales personnel about the Oppenheimer funds and shareholder financial planning needs.

      For the year ended December 31, 2005, the following financial intermediaries that are broker-dealers offering shares of the Oppenheimer funds, and/or their respective affiliates, received revenue sharing or similar distribution-related payments from the Manager or Distributor for marketing or program support:

Advantage Capital Corp./Financial     Advest, Inc.
Services Corp.
Aegon USA                             Aetna Retirement Services, Inc.
A.G. Edwards & Sons, Inc.             AIG Life
Allianz Life Insurance Company        Allmerica Financial Life Insurance
                                      and Annuity Co.
Allstate Financial Advisors           American Enterprise Life Insurance
American General Securities, Inc.     American General Annuity
Ameriprise Financial Services, Inc.   American Portfolio Financial
                                      Services, Inc.
Ameritas Life Insurance Corporation   Annuity Investors Life
Associated Securities                 AXA Advisors
Banc One Securities Corp.             BNY Investment Center, Inc.
Cadaret Grant & Co. Inc.              Charles Schwab - Great West Life
Chase Investment Services Corp.       CitiCorp Investment Services, Inc.
Citigroup Global Markets, Inc. (SSB)  CitiStreet
Citizens Bank of Rhode Island         CJM Planning Corp.
Columbus Life Insurance Company       Commonwealth Financial Network
CUNA Brokerage Services, Inc.         CUSO Financial Services, L.P.
Federal Kemper Life Assurance Company Financial Network (ING)
First Global Capital                  GE Financial Assurance - GE Life &
                                      Annuity
Glenbrook Life and Annuity Co.        Hartford
HD Vest                               HSBC Brokerage (USA) Inc.
ING Financial Advisers                ING Financial Partners
Jefferson Pilot Life Insurance        Jefferson Pilot Securities Corp.
Company
John Hancock Life Insurance Co.       Kemper Investors Life Insurance Co.
Legend Equities Corp.                 Legg Mason
Lincoln Benefit Life                  Lincoln Financial
Lincoln Investment Planning, Inc.     Lincoln National Life
Linsco Private Ledger                 MassMutual Financial Group and
                                      affiliates
McDonald Investments, Inc.            Merrill Lynch & Co. and affiliates
MetLife and affiliates                Minnesota Life Insurance Company
Mony Life Insurance Co.               Morgan Stanley Dean Witter, Inc.
Multi-Financial (ING)                 Mutual Service Corporation
National Planning Holdings, Inc.      Nationwide and affiliates
NFP                                   New York Life Securities, Inc.
Park Avenue Securities LLC            PFS Investments, Inc.
Prime Capital Services, Inc.          Primevest Financial Services, Inc.
                                      (ING)
Protective Life Insurance Co.         Prudential Investment Management
                                      Services LLC
Raymond James & Associates            Raymond James Financial Services
RBC Dain Rauscher Inc.                Royal Alliance
Securities America Inc.               Security Benefit Life Insurance Co.
Sentra Securities                     Signator Investments
Sun Life Assurance Company of Canada  SunAmerica Securities, Inc.
SunTrust Securities                   Thrivent
Travelers Life & Annuity Co., Inc.    UBS Financial Services Inc.
Union Central Life Insurance Company  United Planners
Valic Financial Advisors, Inc.        Wachovia Securities LLC
Walnut Street Securities (Met Life    Waterstone Financial Group
Network)
Wells Fargo Investments, LLC

      For the year ended December 31, 2005, the following firms, which in some cases are broker-dealers, received payments from the Manager or
Distributor for administrative or other services provided (other than revenue sharing arrangements), as described above:

ABN AMRO Financial Services Inc.      ACS HR Solutions LLC
Administrative Management Group       ADP Broker/Dealer Inc.
Aetna Financial Services              Alliance Benefit Group
American Stock Transfer & Trust Co    Ameriprise Financial Services, Inc.
Baden Retirement Plan Services LLC    Banc One Securities Corp.
BCG Securities                        Benefit Administration Company LLC
Benefit Administration Inc.           Benefit Plans Administrative
                                      Services
Benetech Inc.                         Bisys Retirement Services
Boston Financial Data Services Inc.   Ceridian Retirement Plan Services
Charles Schwab & Co Inc.              Charles Schwab Trust Company
Circle Trust Company                  Citigroup Global Markets Inc.
CitiStreet                            City National Bank
Columbia Funds Distributor Inc.       CPI Qualified Plan Consultants Inc.
Daily Access.Com Inc.                 Digital Retirement Solutions
DST Systems Inc.                      Dyatech LLC
Edgewood/Federated Investments        ERISA Administrative Services Inc.
Expert Plan Inc.                      FASCorp
FBD Consulting Inc.                   Fidelity Institutional Operations
                                      Co.
Fidelity Investments                  First National Bank of Omaha
First Trust Corp.                     First Trust-Datalynx
Franklin Templeton                    Geller Group LTD
GoldK Inc.                            Great West Life & Annuity Ins Co.
Hartford Life Insurance Co            Hewitt Associates LLC
ICMA-RC Services LLC                  Independent Plan Coordinators Inc.
ING                                   Ingham Group
Interactive Retirement Systems        Invesco Retirement Plans
Invesmart                             InWest Pension Management
John Hancock Life Insurance Co.       JPMorgan Chase & Co
JPMorgan Chase Bank                   July Business Services
Kaufman & Goble                       Leggette & Company Inc.
Lincoln National Life                 MassMutual Financial Group and
                                      affiliates
Matrix Settlement & Clearance         Mellon HR Solutions
Services
Mercer HR Services                    Merrill Lynch & Co., Inc.
Metavante 401(k) Services             Metlife Securities Inc.
MFS Investment Management             Mid Atlantic Capital Corp.
Milliman Inc.                         Morgan Stanley Dean Witter Inc.
National City Bank                    National Financial Services Corp.
Nationwide Investment Service Corp.   New York Life Investment Management
Northeast Retirement Services         Northwest Plan Services Inc.
Pension Administration and Consulting PFPC Inc.
Plan Administrators Inc.              PlanMember Services Corporation
Princeton Retirement Group Inc.       Principal Life Insurance Co
Programs for Benefit Plans Inc.       Prudential Retirement Insurance &
                                      Annuity Co
Prudential Retirement Services        PSMI Group
Putnam Investments                    Quads Trust Company
RSM McGladrey Retirement Resources    SAFECO
Standard Insurance Co                 Stanley Hunt DuPree Rhine
Stanton Group Inc.                    State Street Bank & Trust
Strong Capital Management Inc.        Symetra Investment Services Inc.
T Rowe Price Associates               Taylor Perky & Parker LLC
Texas Pension Consultants             The 401(K) Company
The Chicago Trust Company             The Retirement Plan Company LLC
The Vanguard Group                    TruSource
Unified Fund Services Inc.            Union Bank & Trust Co. (Nebraska)
USI Consulting Group (CT)             Valic Retirement Services Co
Wachovia Bank NA                      Web401k.com
Wells Fargo Bank NA                   Wilmington Trust Company
WySTAR Global Retirement Solutions

Performance of the Funds

Explanation of Performance Terminology. The Funds use a variety of terms to illustrate their investment performance. Those terms include "cumulative total return," "average annual total return," "average annual total return at net asset value" and "total return at net asset value." An explanation of how total returns are calculated is set forth below. The charts below show the
Funds' performance as of the Funds' most recent fiscal year end. You can obtain current performance information by calling the Funds' Transfer Agent at 1.800.981.2871 or by visiting the OppenheimerFunds Internet website at
www.oppenheimerfunds.com.

      The Funds' illustrations of their performance data in advertisements must comply with rules of the SEC. Those rules describe the types of performance data that may be used and how it is to be calculated. In general, any advertisement by a Fund of its performance data must include the average annual total returns for the advertised class of shares of that Fund.

      Use of standardized performance calculations enables an investor to compare the Funds' performance to the performance of other funds for the same periods. However, a number of factors should be considered before using the
Funds' performance information as a basis for comparison with other investments:

o     Yields and total returns measure the performance of a hypothetical account in a Fund over various periods and do not show the performance of each shareholder's account. Your account's
         performance will vary from the model performance data if the participating insurance company selects to have dividends paid in cash, or you buy or sell shares during the period, or you bought your shares at a different time and price than the shares used in the model.

o     The Funds' performance does not reflect the charges deducted from an investor's separate account by the insurance company or other sponsor of that separate account, which vary from product to product. If these charges were deducted, performance will be lower than as described in the Funds' Prospectus and Statement of
         Additional Information. In addition, the separate accounts may have inception dates different from those of the Funds. The sponsor for your insurance product can provide performance information that reflects those charges and inception dates.
o     The Funds' performance returns may not reflect the effect of taxes on dividends and capital gains distributions.
o     An investment in the Funds is not insured by the FDIC or any other government agency.
      o  The principal value of the Funds' shares, its yields and total returns are not guaranteed and normally will fluctuate on a daily basis.
o     The preceding statement does not apply to Money Fund/VA, which seeks to maintain a stable net asset value of $1.00 per share. There can be no assurance that Money Fund/VA will be able to do so.

o     When an investor's shares are redeemed, they may be worth more or less than their original cost.
o     Oppenheimer MidCap fund/VA did not adopt its investment policy on investing in mid-cap stokcs (see page 40) until April 30, 2006.

o     Yields and total returns for any given past period represent historical performance information and are not, and should not be considered, a prediction of future yields or returns. The Funds' total returns should not be expected to be the same as the returns of other
         Oppenheimer funds, whether or not such other funds have the same portfolio managers and/or similar names.

      The performance of each class of shares is shown separately, because the performance of each class of shares will usually be different. That is because of the different kinds of expenses each class bears. The yields and total returns of each class of shares of the Funds are affected by market conditions, the quality of that Fund's investments, the maturity of debt investments, the types of investments that Fund holds, and its operating expenses that are allocated to the particular class.

      |X|   Yields. The Funds use a variety of different yields to illustrate its current returns. Each class of shares calculates its yield separately because of the different expenses that affect each class.

o     Standardized Yield. The "standardized yield" (sometimes referred to just as "yield") is shown for a class of shares for a stated 30-day period.
It is not based on actual distributions paid by the Fixed Income Funds to shareholders in the 30-day period, but is a hypothetical yield based upon the net investment income from the Funds' portfolio investments for that period.
It may therefore differ from the "dividend yield" for the same class of shares, described below.

------------------------------------------------------------------------------

Standardized    = 2 [ (a -  + 1)6  - 1 ]
Yield           b

                cd

------------------------------------------------------------------------------
      Standardized yield is calculated using the following formula set forth in rules adopted by the SEC, designed to assure uniformity in the way that all funds calculate their yields:

      The symbols above represent the following factors:
      a =  dividends and interest earned during the 30-day period.
      b =  expenses accrued for the period (net of any expense assumptions).
      c =  the  average  daily  number  of shares  of that  class  outstanding during the 30-day period that were entitled to receive dividends.
      d =  the maximum  offering price per share of that class on the last day of the period, adjusted for undistributed net investment income.

      The standardized yield for a particular 30-day period may differ from the yield for other periods. The SEC formula assumes that the standardized yield for a 30-day period occurs at a constant rate for a six-month period and is annualized at the end of the six-month period. Additionally, because each class of shares is subject to different expenses, it is likely that the standardized yields of the Funds' classes of shares will differ for any
30-day period.

o     Dividend Yield. The Fixed Income Funds may quote a "dividend yield" for each class of its shares. Dividend yield is based on the dividends paid on a class of shares during the actual dividend period. To calculate dividend yield, the dividends of a class declared during a stated period are added together, and the sum is multiplied by 12 (to annualize the yield) and divided by the maximum offering price on the last day of the dividend period.
Because the Fixed Income Funds pay their annual dividend in March of each year, dividend yield is shown for the 30 days ended March 31, 2005. The formula is shown below:

Dividend Yield = Distribution Paid / No. of Days in the Period x No. of Days
in the Calendar Year
                    Maximum Offering Price (payment date)

----------------------------------------------------------------------------
                      Standardized Yield for the   Dividend Yield for the
        Fund                    30-Day                     30-Day

                        Period Ended 12/31/05       Period Ended 3/31/06

----------------------------------------------------------------------------
----------------------------------------------------------------------------

Core Bond Fund/VA               4.90%                       5.43%
Non-Service Shares

----------------------------------------------------------------------------
----------------------------------------------------------------------------

Core Bond Fund/VA               4.46%                       5.27%
Service Shares

----------------------------------------------------------------------------
----------------------------------------------------------------------------

High Income Fund/VA             7.18%                       6.68%
Non-Service Shares

----------------------------------------------------------------------------
----------------------------------------------------------------------------

High Income Fund/VA             6.89%                       6.50%
Service Shares

----------------------------------------------------------------------------
----------------------------------------------------------------------------

Strategic Bond                  4.94%                       4.68%
Fund/VA
Non-Service Shares

----------------------------------------------------------------------------
----------------------------------------------------------------------------

Strategic Bond                  4.73%                       4.45%
Fund/VA
Service Shares

----------------------------------------------------------------------------

o     Money Fund/VA Yields. The current yield for Money Fund/VA is calculated for a seven-day period of time as follows. First, a base period return is calculated for the seven-day period by determining the net change in the value of a hypothetical pre-existing account having one share at the beginning of the seven-day period. The change includes dividends declared on the original share and dividends declared on any shares purchased with dividends on that share, but such dividends are adjusted to exclude any realized or unrealized capital gains or losses affecting the dividends declared. Next, the base period return is multiplied by 365/7 to obtain the current yield to the nearest hundredth of one percent.

      The compounded effective yield for a seven-day period is calculated by
      (1) adding 1 to the base period return (obtained as described above),
      (2) raising the sum to a power equal to 365 divided by 7, and
      (3) subtracting 1 from the result.

      The yield as calculated above may vary for accounts less than approximately $100 in value due to the effect of rounding off each daily dividend to the nearest full cent. The calculation of yield under either procedure described above does not take into consideration any realized or unrealized gains or losses on the Funds' portfolio securities which may affect dividends. Therefore, the return on dividends declared during a period may not be the same on an annualized basis as the yield for that period.

      |X| Total Return Information. There are different types of "total returns" to measure the Funds' performance. Total return is the change in value of a hypothetical investment in a Fund over a given period, assuming that all dividends and capital gains distributions are reinvested in additional shares and that the investment is redeemed at the end of the period. Because of differences in expenses for each class of shares, the total returns for each class are separately measured. The cumulative total return measures the change in value over the entire period (for example, ten years). An average annual total return shows the average rate of return for each year in a period that would produce the cumulative total return over the entire period. However, average annual total returns do not show actual year-by-year performance. Each Fund uses standardized calculations for its total returns as prescribed by the SEC. The methodology is discussed below.

o     Average Annual Total Return. The "average annual total return" of each class is an average annual compounded rate of return for each year in a specified number of years. It is the rate of return based on the change in value of a hypothetical initial investment of $1,000 ("P" in the formula below) held for a number of years ("n" in the formula) to achieve an Ending
Redeemable Value ("ERV" in the formula) of that investment, according to the following formula:

------------------------------------------------------------------------------

            - 1=  Average Annual Total Return (After Taxes on
ERV 1/n     Distributions)
  P
------------------------------------------------------------------------------

o     Cumulative Total Return. The "cumulative total return" calculation measures the change in value of a hypothetical investment of $1,000 over an entire period of years. Its calculation uses some of the same factors as average annual total return, but it does not average the rate of return on an annual basis. Cumulative total return is determined as follows:

------------------------------------------------------------------------------
                              ERV -P      =  Total Return
                               P
------------------------------------------------------------------------------

---------------------------------------------------------------------------

         The Funds' Total Returns for the Periods Ended 12/31/05

---------------------------------------------------------------------------
 ---------------------------------------------------------------------------
   Fund and Class/Inception       1 Year         5 Years        10 Years
             Date                                  (or            (or
                                             life-of-class)  life-of-class)
 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Balanced Fund/VA                 3.89%           5.53%          8.44%
 Non-Service Shares(2/9/87)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Balanced Fund/VA                 3.67%           7.08%           N/A
 Service Shares (5/1/02)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Capital Appreciation Fund/VA     5.10%          -1.21%          10.09%
 Non-Service Shares (4/3/85)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Capital Appreciation Fund/VA     4.87%           4.96%           N/A
 Service Shares (9/18/01)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Core Bond Fund/VA                2.59%           6.31%          5.66%
 Non-Service Shares (4/3/85)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Core Bond Fund/VA                2.33%           6.03%           N/A
 Service Shares (5/1/02)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Global Securities Fund/VA        14.31%          5.94%          13.84%
 Non-Service Shares
 (11/12/90)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Global Securities Fund/VA        14.06%          5.72%          3.79%
 Service Shares (7/13/00)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Global Securities Fund/VA        14.34%         28.61%           N/A
 Class 3 shares (5/1/03)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Global Securities Fund/VA        14.05%         18.61%           N/A
 Class 4 shares (5/3/04)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 High Income Fund/VA              2.31%           6.58%          6.00%
 Non-Service Shares (4/30/86)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 High Income Fund/VA              2.01%           7.41%           N/A
 Service Shares (9/18/01)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Main Street Fund(R)/VA             5.98%           1.41%          8.15%
 Non-Service Shares (7/5/95)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Main Street Fund(R)/VA             5.74%           1.19%          -1.17%
 Service Shares (7/13/00)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Main Street Small Cap
 Fund(R)/VA                         9.92%           9.73%          8.18%
 Non-Service Shares (5/1/98)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Main Street Small Cap
 Fund(R)/VA                         9.71%          11.91%           N/A
 Service Shares (7/16/01)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 MidCap Fund/VA                   12.33%         -3.46%          7.50%
 Non-Service Shares (8/15/86)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 MidCap Fund/VA                   11.99%         -3.68%          -9.33%
 Service Shares (10/16/00)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Money Fund/VA (4/3/85)           2.86%           1.98%          3.67%

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Strategic Bond Fund/VA           2.67%           8.21%          6.98%
 Non-Service Shares (5/3/93)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Strategic Bond Fund/VA           2.48%           7.61%           N/A
 Service Shares (3/19/01)

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Value Fund                       5.88%          16.09%           N/A
 Non-Service Shares (1/2/03)

 ---------------------------------------------------------------------------

Other Performance Comparisons. The Funds compare their performance annually to that of an appropriate broadly-based market index in its Annual Report to shareholders. You can obtain that information by contacting the Transfer
Agent at the addresses or telephone numbers shown on the cover of this SAI.
The Funds may also compare their performance to that of other investments, including other mutual funds, or use rankings of its performance by independent ranking entities. Examples of these performance comparisons are set forth below.

      |X|   Lipper Rankings. From time to time the Funds may publish the rankings of their performance of each classes of shares by Lipper, Inc.
("Lipper"). Lipper is a widely-recognized independent mutual fund monitoring service. Lipper monitors the performance of regulated investment companies, including the Funds, and ranks their performance for various periods in categories based on investment styles. The Lipper performance rankings are based on total returns that include the reinvestment of capital gain distributions and income dividends but do not take sales charges or taxes into consideration. Lipper also publishes "peer-group" indices of the performance of all mutual funds in a category that it monitors and averages of the performance of the Funds in particular categories.

      |X|   Performance Rankings and Comparisons by Other Entities and
Publications. From time to time the Funds may include in advertisements and sales literature performance information about the Funds cited in newspapers and other periodicals such as The New York Times, The Wall Street Journal,
Barron's, or similar publications. That information may include performance quotations from other sources, including Lipper and Morningstar. The Funds'
performance may be compared in publications to the performance of various market indices or other investments, and averages, performance rankings or other benchmarks prepared by recognized mutual fund statistical services.

      Investors may also wish to compare the returns on the Funds' shares classes to the return on fixed-income investments available from banks and thrift institutions. Those include certificates of deposit, ordinary interest-paying checking and savings accounts, and other forms of fixed or variable time deposits, and various other instruments such as Treasury bills.
However, the Funds' returns and share price are not guaranteed or insured by the FDIC or any other agency and will fluctuate daily, while bank depository obligations may be insured by the FDIC and may provide fixed rates of return.
Repayment of principal and payment of interest on Treasury securities is backed by the full faith and credit of the U.S. government.

      From time to time, the Funds may publish rankings or ratings of the
Manager or Transfer Agent, and of the investor services provided by them to shareholders of the Oppenheimer funds, other than performance rankings of the
Oppenheimer funds themselves. Those ratings or rankings of shareholder and investor services by third parties may include comparisons of their services to those provided by other mutual fund families selected by the rating or ranking services. They may be based upon the opinions of the rating or ranking service itself, using its research or judgment, or based upon surveys of investors, brokers, insurance sponsors, shareholders or others.

      From time to time the Funds may include in its advertisements and sales literature the total return performance of a hypothetical investment account that includes shares of the Funds and other Oppenheimer funds. The combined account may be part of an illustration of an asset allocation model or similar presentation. The account performance may combine total return performance of the Funds and the total return performance of other
Oppenheimer funds included in the account. Additionally, from time to time, the funds advertisements and sales literature may include, for illustrative or comparative purposes, statistical data or other information about general or specific market and economic conditions. That may include, for example,
o     information about the performance of certain securities or commodities markets or segments of those markets,
o     information about the performance of the economies of particular countries or regions,
o     the earnings of companies included in segments of particular industries, sectors, securities markets, countries or regions,
o     the availability of different types of securities or offerings of securities,
o     information relating to the gross national or gross domestic product of the United States or other countries or regions,
o     comparisons of various market sectors or indices to demonstrate performance, risk, or other characteristics of the Funds.

ABOUT YOUR ACCOUNT

How to Buy and Sell Shares

      Shares of the Funds are sold to provide benefits under variable life insurance policies and variable annuity and other insurance company separate accounts, as explained in the Prospectuses of the Funds and of the insurance product you have selected. Instructions from an investor to buy or sell shares of a Fund should be directed to the insurance sponsor for the investor's separate account, or that insurance sponsor's agent.

|X|   Allocation of Expenses. Each Fund pays expenses related to its daily operations, such as custodian fees, Trustees' fees, transfer agency fees, legal fees and auditing costs. Those expenses are paid out of each Fund's assets and are not paid directly by shareholders. However, those expenses reduce the net asset values of shares, and therefore are indirectly borne by shareholders through their investment.

      For each Fund that has more than one class of shares outstanding, the methodology for calculating the net asset value, dividends and distributions of the Fund's share classes recognizes two types of expenses. General expenses that do not pertain specifically to any one class are allocated pro rata to the shares of all classes. The allocation is based on the percentage of a Fund's total assets that is represented by the assets of each class, and then equally to each outstanding share within a given class. Such general expenses include management fees, legal, bookkeeping and audit fees, printing and mailing costs of shareholder reports, Prospectuses, Statements of
Additional Information and other materials for current shareholders, fees to unaffiliated Trustees, custodian expenses, share issuance costs, organization and start-up costs, interest, taxes and brokerage commissions, and non-recurring expenses, such as litigation costs.

      Other expenses that are directly attributable to a particular class are allocated equally to each outstanding share within that class. Examples of such expenses include distribution and service plan (12b-1) fees, transfer and shareholder servicing agent fees and expenses, and shareholder meeting expenses (to the extent that such expenses pertain only to a specific class).

Determination of Net Asset Values Per Share. The net asset values per share of each class of shares of the Funds are determined as of the close of business of the NYSE on each day that the NYSE is open. The calculation is done by dividing the value of a Fund's net assets attributable to a class by the number of shares of that class that are outstanding. The NYSE normally closes at 4:00 p.m., Eastern time, but may close earlier on some other days
(for example, in case of weather emergencies or on days falling before a U.S.
holiday). All references to time in this SAI mean "Eastern time." The NYSE's most recent annual announcement (which is subject to change) states that it will close on New Year's Day, Martin Luther King, Jr. Day, Presidents' Day,
Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and
Christmas Day. It may also close on other days.

      Dealers other than NYSE members may conduct trading in certain securities on days on which the NYSE is closed (including weekends and holidays) or after 4:00 p.m. on a regular business day. Because the Funds'
net asset values will not be calculated on those days, the Funds' net asset values per share may be significantly affected on such days when shareholders may not purchase or redeem shares. Additionally, trading on many foreign stock exchanges and over-the-counter markets normally is completed before the close of the NYSE.

      Changes in the values of securities traded on foreign exchanges or markets as a result of events that occur after the prices of those securities are determined, but before the close of the NYSE, will not be reflected in the Funds' calculation of its net asset values that day unless the Manager determines that the event is likely to effect a material change in the value of the security. The Manager, or an internal valuation committee established by the Manager, as applicable, may establish a valuation, under procedures established by the Board and subject to the approval, ratification and confirmation by the Board at its next ensuing meeting.

|X|   Securities Valuation. The Funds' Board of Trustees has established procedures for the valuation of those Funds' securities. In general the procedures for all Funds other than Money Fund/VA are as follows:

o     Equity securities traded on a U.S. securities exchange or on NASDAQ(R)
are valued as follows:
(1)   if last sale information is regularly reported, they are valued at the last reported sale price on the principal exchange on which they are traded or on NASDAQ(R), as applicable, on that day, or

(2)   if last sale information is not available on a valuation date, they are valued at the last reported sale price preceding the valuation date if it is within the spread of the closing "bid" and
               "asked" prices on the valuation date or, if not, at the
               closing "bid" price on the valuation date.

o     Equity securities traded on a foreign securities exchange generally are valued in one of the following ways:

            (1)   at the last sale price available to the pricing service
               approved by the Board of Trustees, or

(2)   at the last sale price obtained by the Manager from the report of the principal exchange on which the security is traded at its last trading session on or immediately before the valuation date, or
(3)   at the mean between the "bid" and "asked" prices obtained from the principal exchange on which the security is traded or, on the basis of reasonable inquiry, from two market makers in the security.

o     Long-term debt securities having a remaining maturity in excess of 60 days are valued based on the mean between the "bid" and "asked" prices determined by a portfolio pricing service approved by the Funds' Board of
Trustees or obtained by the Manager from two active market makers in the security on the basis of reasonable inquiry.

o     The following securities are valued at the mean between the "bid" and
"asked" prices determined by a pricing service approved by the Funds' Board of Trustees or obtained by the Manager from two active market makers in the security on the basis of reasonable inquiry:

(1)   debt instruments that have a maturity of more than 397 days when issued,
(2)   debt instruments that had a maturity of 397 days or less when issued and have a remaining maturity of more than 60 days, and
(3)   non-money market debt instruments that had a maturity of 397 days or less when issued and which have a remaining maturity of 60 days or less.

o     The following securities are valued at cost, adjusted for amortization of premiums and accretion of discounts:
(1)   money market debt securities held by a non-money market fund that had a maturity of less than 397 days when issued that have a
               remaining maturity of 60 days or less, and

(2)   debt instruments held by a money market fund that have a remaining maturity of 397 days or less.

o     Securities (including restricted securities) not having
readily-available market quotations are valued at fair value determined under the Board's procedures. If the Manager is unable to locate two market makers willing to give quotes, a security may be priced at the mean between the
"bid" and "asked" prices provided by a single active market maker (which in certain cases may be the "bid" price if no "asked" price is available).

      In the case of U.S. government securities, mortgage-backed securities, corporate bonds and foreign government securities, when last sale information is not generally available, the Manager may use pricing services approved by the Board of Trustees. The pricing service may use "matrix" comparisons to the prices for comparable instruments on the basis of quality, yield and maturity. Other special factors may be involved (such as the tax-exempt status of the interest paid by municipal securities). The Manager will monitor the accuracy of the pricing services. That monitoring may include comparing prices used for portfolio valuation to actual sales prices of selected securities.

      The closing prices in the New York foreign exchange market on a particular business day that are provided to the Manager by a bank, dealer or pricing service that the Manager has determined to be reliable are used to value foreign currency, including forward contracts, and to convert to U.S.
dollars securities that are denominated in foreign currency.

      Puts, calls, and futures are valued at the last sale price on the principal exchange on which they are traded or on NASDAQ(R), as applicable, as determined by a pricing service approved by the Board of Trustees or by the
Manager. If there were no sales that day, they shall be valued at the last sale price on the preceding trading day if it is within the spread of the closing "bid" and "asked" prices on the principal exchange or on NASDAQ(R)on the valuation date. If not, the value shall be the closing bid price on the principal exchange or on NASDAQ(R)on the valuation date. If the put, call or future is not traded on an exchange or on NASDAQ(R), it shall be valued by the mean between "bid" and "asked" prices obtained by the Manager from two active market makers. In certain cases that may be at the "bid" price if no "asked"
price is available.

      When a Fund writes an option, an amount equal to the premium received is included in that Fund's Statement of Assets and Liabilities as an asset.
An equivalent credit is included in the liability section. The credit is adjusted ("marked-to-market") to reflect the current market value of the option. In determining the Funds' gain on investments, if a call or put written by a Fund is exercised, the proceeds are increased by the premium received. If a call or put written by a Fund expires, that Fund has a gain in the amount of the premium. If that Fund enters into a closing purchase transaction, it will have a gain or loss, depending on whether the premium received was more or less than the cost of the closing transaction. If a Fund exercises a put it holds, the amount that Fund receives on its sale of the underlying investment is reduced by the amount of premium paid by the Funds.

Money Fund/VA Net Asset Valuation Per Share. Money Fund/VA will seek to maintain a net asset value of $1.00 per share for purchases and redemptions.
There can be no assurance it will be able to do so. Money Fund/VA operates under Rule 2a-7 under which it may use the amortized cost method of valuing their shares. The Funds' Board of Trustees has adopted procedures for that purpose. The amortized cost method values a security initially at its cost and thereafter assumes a constant amortization of any premium or accretion of any discount, regardless of the impact of fluctuating interest rates on the market value of the security. This method does not take into account unrealized capital gains or losses.

      The Funds' Board of Trustees has established procedures intended to stabilize Money Fund/VA's net asset value at $1.00 per share. If Money
Fund/VA's net asset value per share were to deviate from $1.00 by more than
0.5%, Rule 2a-7 requires the Board promptly to consider what action, if any, should be taken. If the Trustees find that the extent of any such deviation may result in material dilution or other unfair effects on shareholders, the
Board will take whatever steps it considers appropriate to eliminate or reduce such dilution or unfair effects, including, without limitation, selling portfolio securities prior to maturity, shortening the average portfolio maturity, withholding or reducing dividends, reducing the outstanding number of shares of that Fund without monetary consideration, or calculating net asset value per share by using available market quotations.

      As long as Money Fund/VA uses Rule 2a-7, it must abide by certain conditions described in the Prospectus which limit the maturity of securities that Fund buys. Under Rule 2a-7, the maturity of an instrument is generally considered to be its stated maturity (or in the case of an instrument called for redemption, the date on which the redemption payment must be made), with special exceptions for certain variable rate demand and floating rate instruments. Repurchase agreements and securities loan agreements are, in general, treated as having maturity equal to the period scheduled until repurchase or return, or if subject to demand, equal to the notice period.

      While amortized cost method provides certainty in valuation, there may be periods during which the value of an instrument, as determined by amortized cost, is higher or lower than the price Money Fund/VA would receive if it sold the instrument. During periods of declining interest rates, the daily yield on shares of that Fund may tend to be lower (and net investment income and daily dividends higher) than market prices or estimates of market prices for its portfolio. Thus, if the use of amortized cost by the funds resulted in a lower aggregate portfolio value on a particular day, a prospective investor in Money Fund/VA would be able to obtain a somewhat higher yield than would result from investment in a fund utilizing solely market values, and existing investors in that Fund would receive less investment income than if Money Fund/VA were priced at market value.
Conversely, during periods of rising interest rates, the daily yield on shares of that Fund will tend to be higher and its aggregate value lower than that of a portfolio priced at market value. A prospective investor would receive a lower yield than from an investment in a portfolio priced at market value, while existing investors in Money Fund/VA would receive more investment income than if that Fund were priced at market value.

Payments "In Kind". The Prospectus states that payment for shares tendered for redemption is ordinarily made in cash. However, under certain circumstances, the Board of Trustees of the Global Securities Fund/VA, Main
Street Fund(R)/VA and Strategic Bond Fund/VA may determine that it would be detrimental to the best interests of the remaining shareholders of those
Funds to make payment of a redemption order wholly or partly in cash. In that case, the Funds may pay the redemption proceeds in whole or in part by a distribution "in kind" of liquid portfolio securities from the portfolio of the Funds, in lieu of cash. The Board of Trustees of the Fund has adopted procedures for "in kind" redemptions. In accordance with the procedures, the
Board of Trustees of a Fund may be required to approve an "in kind"
redemption paid to a shareholder that holds 5% or more of the shares of any class, or of all outstanding shares, of that Fund, or to any other shareholder that may be deemed to be an "affiliated person" under section
2(a)(3) of the Investment Company Act.

      Each of Oppenheimer Global Securities Fund/VA, Oppenheimer Main Street
Fund(R)/VA and Oppenheimer Strategic Bond Fund/VA has elected to be governed by
Rule 18f-1 under the Investment Company Act. Under that rule, each of
Oppenheimer Global Securities Fund/VA, Oppenheimer Main Street Fund(R)/VA and
Oppenheimer Strategic Bond Fund/VA is obligated to redeem shares solely in cash up to the lesser of $250,000 or 1% of the net assets of such Fund redeemed during any 90-day period for any one shareholder. As of the date of this SAI, those Funds intend to redeem shares in kind only under certain limited circumstances (such as redemptions of substantial amounts by shareholders that have consented to such in kind redemptions). If shares are redeemed in kind, the redeeming shareholder may incur brokerage or other costs in selling the securities. Each of Oppenheimer Global Securities
Fund/VA, Oppenheimer Main Street Fund(R)/VA and Oppenheimer Strategic Bond
Fund/VA will value securities used to pay redemptions in kind using the same method it uses to value its portfolio securities described above under
"Determination of Net Asset Values Per Share." That valuation will be made as of the time the redemption price is determined.

Dividends, Capital Gains and Taxes

Dividends and Distributions. The Funds have no fixed dividend rate and there can be no assurance as to the payment of any dividends or the realization of any capital gains. The dividends and distributions paid by a class of shares will vary from time to time depending on market conditions, the composition of the Funds' portfolio, and expenses borne by the Fund or borne separately by a class (if more than one class of shares is outstanding). Dividends are calculated in the same manner, at the same time, and on the same day for each class of shares. Dividends on Service shares and Class 4 Shares are expected to be lower because of the additional expenses for those shares. Dividends will also differ in amount as a consequence of any difference in the net asset values of the different classes of shares.

Taxes. Each Fund is treated as a separate entity for federal income tax purposes. Each Fund intends to qualify as a "regulated investment company"
under the provisions of Subchapter M of the Code. As a regulated investment company, each Fund is required to distribute to its shareholders for each taxable year at least 90% of its investment company taxable income
(consisting generally of net investment income, net short-term capital gain, and net gains from certain foreign currency transactions). To qualify for treatment as a regulated investment company, a Fund must meet certain income source, asset diversification and income distribution requirements. If each
Fund qualifies as a "regulated investment company" and complies with the relevant provisions of the Code, each Fund will be relieved of federal income tax on the part of its net ordinary income and realized net capital gain which it distributes to the separate accounts. If a Fund fails to qualify as a regulated investment company, the Fund will be subject to federal, and possibly state, corporate taxes on its taxable income and gains. Furthermore, distributions to its shareholders will constitute ordinary dividend income to the extent of such Fund's available earnings and profits, and insurance policy and product holders could be subject to current tax on distributions received with respect to Fund shares.

      Each Fund supports variable life insurance, variable annuity contracts and other insurance company separate accounts and therefore must, and intends to, comply with the diversification requirements imposed by section 817(h) of the Code and the regulations hereunder. These requirements place certain limitations on the proportion of each Fund's assets that may be represented by any single investment (which includes all securities of the issuer) and are in addition to the diversification requirements applicable to such Fund's status as a regulated investment company. For these purposes, each U.S.
Government agency or instrumentality is treated as a separate issuer, while a particular foreign government and its agencies, instrumentalities, and political subdivisions are all considered the same issuer.

      Generally, a regulated investment company must distribute substantially all of its ordinary income and capital gains in accordance with a calendar year distribution requirement in order to avoid a nondeductible 4% federal excise tax. However, the excise tax does not apply to a Fund whose only shareholders are certain tax-exempt trusts or segregated asset accounts of life insurance companies held in connection with variable contracts. The
Funds intend to qualify for this exemption or to make distributions in accordance with the calendar year distribution requirements and therefore do not expect to be subject to this excise tax.

Foreign Taxes. Investment income received from sources within foreign countries may be subject to foreign income taxes. In this regard, withholding tax rates in countries with which the United States does not have a tax treaty are often as high as 30% or more. The United States has entered into tax treaties with many foreign countries that entitle certain investors to a reduced rate of tax (generally 10-15%) or to certain exemptions from tax.
Each Fund will operate so as to qualify for such reduced tax rates or tax exemptions whenever possible. While insurance policy and product holders will bear the cost of any foreign tax withholding, they will not be able to claim a foreign tax credit or deduction for taxes paid by the Fund.

      The Funds that may invest in foreign securities, may invest in securities of "passive foreign investment companies" ("PFICs"). A PFIC is a foreign corporation that, in general, meets either of the following tests:
(1) at least 75% of the its gross income is passive; or (2) an average of at least 50% of its assets produce, or are held for the production of, passive income. A Fund investing in securities of PFICs may be subject to U.S.
federal income taxes and interest charges, which would reduce the investment return of a Fund making such investments. The owners of variable annuities, variable life insurance products and other insurance company separate accounts investing in such Fund would effectively bear the cost of these taxes and interest charges. In certain cases, a Fund may be eligible to make certain elections with respect to securities of PFICs that could reduce taxes and interest charges payable by the Fund. However, no assurance can be given that such elections can or will be made.

      This is a general and abbreviated summary of the applicable provisions of the Code and Treasury Regulations currently in effect as interpreted by the Courts and the Internal Revenue Service. For further information, consult the prospectus and/or statement of additional information for your particular insurance product, as well as your own tax advisor.

Additional Information About the Funds

The Transfer Agent. OppenheimerFunds Services, the Funds' Transfer Agent, is
a division of the Manager. It serves as the Transfer Agent for an annual per account fee. The Transfer Agent has voluntarily agreed to limit transfer and shareholder servicing agent fees to 0.35% per annum of shares of any class of any Fund. That undertaking may be amended or withdrawn at any time. The
Transfer Agent acts as shareholder servicing agent for other Oppenheimer funds. Information about your investment in the Funds through your variable annuity contract, variable life insurance policy or other plan can be obtained only from your participating insurance company or its servicing agent. The Funds' Transfer Agent does not hold or have access to those records. Instructions for buying or selling shares of the Funds should be given to your insurance company or its servicing agent, not directly to the
Funds or its Transfer Agent.

The Custodian. J.P. Morgan Chase Bank is the custodian of the Funds' assets.
The custodian's responsibilities include safeguarding and controlling the
Funds' portfolio securities and handling the delivery of such securities to and from the Funds. It is the practice of the Funds to deal with the custodian in a manner uninfluenced by any banking relationship the custodian may have with the Manager and its affiliates. The Funds' cash balances with the custodian in excess of $100,000 are not protected by federal deposit insurance. Those uninsured balances at times may be substantial.

Independent Registered Public Accounting Firm. Deloitte & Touche LLP serves as the independent registered public accounting firm for the Funds. Deloitte
& Touche LLP audits the Funds' financial statements and performs other related audit services. Deloitte & Touche LLP also acts as the independent registered public accounting firm for certain other funds advised by the
Manager and its affiliates. Audit and non-audit services provided by Deloitte
& Touche LLP to the Funds must be pre-approved by the Audit Committee.

                                  Appendix A

                             RATINGS DEFINITIONS

Below are summaries of the rating definitions used by the
nationally-recognized rating agencies listed below. Those ratings represent the opinion of the agency as to the credit quality of issues that they rate.
The summaries below are based upon publicly available information provided by the rating organizations.

Moody's Investors Service, Inc. ("Moody's")

LONG-TERM RATINGS: BONDS AND PREFERRED STOCK ISSUER RATINGS

Aaa: Bonds and preferred stock rated "Aaa" are judged to be the best quality.
They carry the smallest degree of investment risk. Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, the changes that can be expected are most unlikely to impair the Fundamentally strong position of such issues.

Aa: Bonds and preferred stock rated "Aa" are judged to be of high quality by all standards. Together with the "Aaa" group, they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as with "Aaa" securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risk appear somewhat larger than that of "Aaa" securities.

A: Bonds and preferred stock rated "A" possess many favorable investment attributes and are to be considered as upper-medium grade obligations.
Factors giving security to principal and interest are considered adequate but elements may be present which suggest a susceptibility to impairment some time in the future.

Baa: Bonds and preferred stock rated "Baa" are considered medium-grade obligations; that is, they are neither highly protected nor poorly secured.
Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and have speculative characteristics as well.

Ba: Bonds and preferred stock rated "Ba" are judged to have speculative elements. Their future cannot be considered well-assured. Often the protection of interest and principal payments may be very moderate and thereby not well safeguarded during both good and bad times over the future.
Uncertainty of position characterizes bonds in this class.

B: Bonds and preferred stock rated "B" generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

Caa: Bonds and preferred stock rated "Caa" are of poor standing. Such issues may be in default or there may be present elements of danger with respect to principal or interest.

Ca: Bonds and preferred stock rated "Ca" represent obligations which are speculative in a high degree. Such issues are often in default or have other marked shortcomings.

C: Bonds and preferred stock rated "C" are the lowest class of rated bonds and can be regarded as having extremely poor prospects of ever attaining any real investment standing.

Moody's applies numerical modifiers 1, 2, and 3 in each generic rating classification from "Aa" through "Caa." The modifier "1" indicates that the obligation ranks in the higher end of its generic rating category; the modifier "2" indicates a mid-range ranking; and the modifier "3" indicates a ranking in the lower end of that generic rating category. Advanced refunded issues that are secured by certain assets are identified with a # symbol.

PRIME RATING SYSTEM (SHORT-TERM RATINGS - TAXABLE DEBT)
These ratings are opinions of the ability of issuers to honor senior financial obligations and contracts. Such obligations generally have an original maturity not exceeding one year, unless explicitly noted.

Prime-1: Issuer has a superior ability for repayment of senior short-term debt obligations.

Prime-2: Issuer has a strong ability for repayment of senior short-term debt obligations. Earnings trends and coverage ratios, while sound, may be more subject to variation. Capitalization characteristics, while appropriate, may be more affected by external conditions. Ample alternate liquidity is maintained.

Prime-3: Issuer has an acceptable ability for repayment of senior short-term obligations. The effect of industry characteristics and market compositions may be more pronounced. Variability in earnings and profitability may result in changes in the level of debt protection measurements and may require relatively high financial leverage. Adequate alternate liquidity is maintained.

Not Prime: Issuer does not fall within any Prime rating category.

Standard & Poor's Ratings Services ("Standard & Poor's"), a division of The
McGraw-Hill Companies, Inc.

LONG-TERM ISSUE CREDIT RATINGS
Issue credit ratings are based in varying degrees, on the following considerations:
o     Likelihood of payment-capacity and willingness of the obligor to meet its financial commitment on an obligation in accordance with the terms of the obligation;
o     Nature of and provisions of the obligation; and
o     Protection afforded by, and relative position of, the obligation in the event of bankruptcy, reorganization, or other arrangement under the laws of bankruptcy and other laws affecting creditors' rights.
   The issue ratings definitions are expressed in terms of default risk. As such, they pertain to senior obligations of an entity. Junior obligations are typically rated lower than senior obligations, to reflect the lower priority in bankruptcy, as noted above.

AAA: An obligation  rated "AAA" have the highest rating assigned by Standard &
Poor's.  The  obligor's  capacity  to meet  its  financial  commitment  on the obligation is extremely strong.

AA: An obligation  rated "AA" differ from the highest rated  obligations  only in small degree.  The obligor's  capacity to meet its financial  commitment on the obligation is very strong.

A: An  obligation  rated "A" are  somewhat  more  susceptible  to the  adverse effects of changes in circumstances  and economic  conditions than obligations in  higher-rated  categories.  However,  the  obligor's  capacity  to meet its financial commitment on the obligation is still strong.

BBB:  An  obligation  rated  "BBB"  exhibit  adequate  protection  parameters.
However,  adverse  economic  conditions  or  changing  circumstances  are more likely to lead to a weakened  capacity  of the  obligor to meet its  financial commitment on the obligation.

BB, B, CCC, CC, and C
An obligation rated `BB', `B', `CCC', `CC', and `C' are regarded as having significant speculative characteristics. `BB' indicates the least degree of speculation and `C' the highest. While such obligations will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposures to adverse conditions.

BB: An obligation  rated "BB" are less  vulnerable  to  nonpayment  than other
speculative  issues.   However,  they  face  major  ongoing  uncertainties  or
exposure to adverse business,  financial,  or economic  conditions which could lead to the obligor's  inadequate capacity to meet its financial commitment on the obligation.

B: An obligation  rated "B" are more vulnerable to nonpayment than obligations rated "BB",  but the obligor  currently has the capacity to meet its financial commitment  on  the  obligation.  Adverse  business,  financial,  or  economic conditions  will likely impair the obligor's  capacity or  willingness to meet its financial commitment on the obligation.

CCC: An obligation  rated "CCC" are currently  vulnerable to  nonpayment,  and are dependent upon favorable business,  financial, and economic conditions for the obligor to meet its financial  commitment on the obligation.  In the event of adverse business,  financial,  or economic  conditions,  the obligor is not likely  to  have  the  capacity  to  meet  its  financial  commitment  on  the obligation.

CC: An obligation rated "CC" are currently highly vulnerable to nonpayment.

C:  Subordinated  debt or preferred stock  obligations rated "C" are currently highly  vulnerable  to  nonpayment.  The "C"  rating  may be  used to  cover a situation where a bankruptcy  petition has been filed or similar action taken, but  payments  on this  obligation  are  being  continued.  A "C" also will be assigned to a preferred  stock issue in arrears on  dividends  or sinking fund payments, but that is currently paying.

D: An obligation rated "D" are in payment default.  The "D" rating category is used when payments on an  obligation  are not made on the date due even if the applicable  grace period has not expired,  unless  Standard & Poor's  believes that such payments will be made during such grace period.  The "D" rating also will be used  upon the  filing of a  bankruptcy  petition  or the  taking of a similar action if payments on an obligation are jeopardized.

The ratings from "AA" to "CCC" may be modified by the addition of a plus (+)
or minus (-) sign to show relative standing within the major rating categories.

c: The `c' subscript is used to provide additional information to investors that the bank may terminate its obligation to purchase tendered bonds if the long-term credit rating of the issuer is below an investment-grade level and/or the issuer's bonds are deemed taxable.

p: The letter `p' indicates that the rating is provisional. A provisional rating assumes the successful completion of the project financed by the debt being rated and indicates that payment of debt service requirements is largely or entirely dependent upon the successful, timely completion of the project. This rating, however, while addressing credit quality subsequent to completion of the project, makes no comment on the likelihood of or the risk of default upon failure of such completion. The investor should exercise his own judgment with respect to such likelihood and risk.

Continuance of the ratings is contingent upon Standard & Poor's receipt of an executed copy of the escrow agreement or closing documentation confirming investments and cash flows.

r: The `r' highlights derivative, hybrid, and certain other obligations that
Standard & Poor's believes may experience high volatility or high variability in expected returns as a result of noncredit risks. Examples of such obligations are securities with principal or interest return indexed to equities, commodities, or currencies; certain swaps and options; and
interest-only and principal-only mortgage securities. The absence of an `r'
symbol should not be taken as an indication that an obligation will exhibit no volatility or variability in total return.

N.R. Not rated.

Debt obligations of issuers outside the United States and its territories are rated on the same basis as domestic corporate and municipal issues. The ratings measure the creditworthiness of the obligor but do not take into account currency exchange and related uncertainties.

Bond Investment Quality Standards

Under present commercial bank regulations issued by the Comptroller of the
Currency, bonds rated in the top four categories (`AAA', `AA', `A', `BBB', commonly known as investment-grade ratings) generally are regarded as eligible for bank investment. Also, the laws of various states governing legal investments impose certain rating or other standards for obligations eligible for investment by savings banks, trust companies, insurance companies, and fiduciaries in general

SHORT-TERM ISSUE CREDIT RATINGS
Short-term ratings are generally assigned to those obligations considered short-term in the relevant market. In the U.S., for example, that means obligations with an original maturity of no more than 365 days-including commercial paper.

A-1: A short-term obligation rated "A-1" is rated in the highest category by
Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is strong. Within this category, certain obligations are designated with a plus sign (+). This indicates that the obligor's capacity to meet its financial commitment on these obligations is extremely strong.

A-2: A short-term obligation rated "A-2" is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rating categories. However, the obligor's capacity to meet its financial commitment on the obligation is satisfactory.

A-3: A short-term obligation rated "A-3" exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

B: A short-term obligation rated "B" is regarded as having significant speculative characteristics. The obligor currently has the capacity to meet its financial commitment on the obligation; however, it faces major ongoing uncertainties which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation.

C: A short-term obligation rated "C" is currently vulnerable to nonpayment and is dependent upon favorable business, financial, and economic conditions for the obligor to meet its financial commitment on the obligation.

D: A short-term obligation rated "D" is in payment default. The "D" rating category is used when payments on an obligation are not made on the date due even if the applicable grace period has not expired, unless Standard & Poor's believes that such payments will be made during such grace period. The "D"
rating also will be used upon the filing of a bankruptcy petition or the taking of a similar action if payments on an obligation are jeopardized.

NOTES:
A Standard & Poor's note rating reflects the liquidity factors and market access risks unique to notes. Notes due in three years or less will likely receive a note rating. Notes maturing beyond three years will most likely receive a long-term debt rating. The following criteria will be used in making that assessment:
o     Amortization schedule-the larger the final maturity relative to other maturities, the more likely it will
      be treated as a note; and
o     Source of payment-the more dependent the issue is on the market for its refinancing, the more likely
      it will be treated as a note.

SP-1: Strong capacity to pay principal and interest. An issue with a very strong capacity to pay debt service is given a (+) designation.

SP-2: Satisfactory capacity to pay principal and interest, with some vulnerability to adverse financial and economic changes over the term of the notes.

SP-3: Speculative capacity to pay principal and interest.

Fitch, Inc.
International credit ratings assess the capacity to meet foreign currency or local currency commitments. Both "foreign currency" and "local currency"
ratings are internationally comparable assessments. The local currency rating measures the probability of payment within the relevant sovereign state's currency and jurisdiction and therefore, unlike the foreign currency rating, does not take account of the possibility of foreign exchange controls limiting transfer into foreign currency.

INTERNATIONAL LONG-TERM CREDIT RATINGS
The following ratings scale applies to foreign currency and local currency ratings.

Investment Grade:

AAA: Highest Credit Quality. "AAA" ratings denote the lowest expectation of credit risk. They are assigned only in the case of exceptionally strong capacity for timely payment of financial commitments. This capacity is highly unlikely to be adversely affected by foreseeable events.

AA: Very High Credit Quality. "AA" ratings denote a very low expectation of credit risk. They indicate a very strong capacity for timely payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.

A: High Credit Quality. "A" ratings denote a low expectation of credit risk.
The capacity for timely payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to changes in circumstances or in economic conditions than is the case for higher ratings.

BBB: Good Credit Quality. "BBB" ratings indicate that there is currently a low expectation of credit risk. The capacity for timely payment of financial commitments is considered adequate, but adverse changes in circumstances and in economic conditions are more likely to impair this capacity. This is the lowest investment-grade category.

Speculative Grade:

BB: Speculative. "BB" ratings indicate that there is a possibility of credit risk developing, particularly as the result of adverse economic change over time. However, business or financial alternatives may be available to allow financial commitments to be met. Securities rated in this category are not investment grade.

B: Highly Speculative. "B" ratings indicate that significant credit risk is present, but a limited margin of safety remains. Financial commitments are currently being met. However, capacity for continued payment is contingent upon a sustained, favorable business and economic environment.

CCC, CC C: High Default Risk. Default is a real possibility. Capacity for meeting financial commitments is solely reliant upon sustained, favorable business or economic developments. A "CC" rating indicates that default of some kind appears probable. "C" ratings signal imminent default.

DDD, DD, and D: Default. The ratings of obligations in this category are based on their prospects for achieving partial or full recovery in a reorganization or liquidation of the obligor. While expected recovery values are highly speculative and cannot be estimated with any precision, the following serve as general guidelines. "DDD" obligations have the highest potential for recovery, around 90%-100% of outstanding amounts and accrued interest. "DD" indicates potential recoveries in the range of 50%-90%, and
"D" the lowest recovery potential, i.e., below 50%.

Entities rated in this category have defaulted on some or all of their obligations. Entities rated "DDD" have the highest prospect for resumption of performance or continued operation with or without a formal reorganization process. Entities rated "DD" and "D" are generally undergoing a formal reorganization or liquidation process; those rated "DD" are likely to satisfy a higher portion of their outstanding obligations, while entities rated "D"
have a poor prospect for repaying all obligations.

Plus (+) and minus (-) signs may be appended to a rating symbol to denote relative status within the major rating categories. Plus and minus signs are not added to the "AAA" category or to categories below "CCC," nor to short-term ratings other than "F1" (see below).

INTERNATIONAL SHORT-TERM CREDIT RATINGS
The following ratings scale applies to foreign currency and local currency ratings. A short-term rating has a time horizon of less than 12 months for most obligations, or up to three years for U.S. public finance securities, and thus places greater emphasis on the liquidity necessary to meet financial commitments in a timely manner.

F1: Highest credit quality. Strongest capacity for timely payment of financial commitments. May have an added "+" to denote any exceptionally strong credit feature.

F2: Good credit quality. A satisfactory capacity for timely payment of financial commitments, but the margin of safety is not as great as in the case of higher ratings.

F3: Fair credit quality. Capacity for timely payment of financial commitments is adequate. However, near-term adverse changes could result in a reduction to non-investment grade.

B: Speculative. Minimal capacity for timely payment of financial commitments, plus vulnerability to near-term adverse changes in financial and economic conditions.

C: High default risk. Default is a real possibility. Capacity for meeting financial commitments is solely reliant upon a sustained, favorable business and economic environment.

D: Default. Denotes actual or imminent payment default.

Dominion Bond Rating Service Limited ("DBRS")

R-1: Short term debt rated "R-1 (high)" is of the highest credit quality, and indicates an entity which possesses unquestioned ability to repay current liabilities as they fall due. Entities rated in this category normally maintain strong liquidity positions, conservative debt levels and profitability which is both stable and above average. Companies achieving an
"R-1 (high)" rating are normally leaders in structurally sound industry segments with proven track records, sustainable positive future results and no substantial qualifying negative factors. Given the extremely tough definition which DBRS has established for an "R-1 (high)", few entities are strong enough to achieve this rating. Short term debt rated "R-1 (middle)" is of superior credit quality and, in most cases, ratings in this category differ from "R-1 (high)" credits to only a small degree. Given the extremely tough definition which DBRS has for the "R-1 (high)" category (which few companies are able to achieve), entities rated "R-1 (middle)" are also considered strong credits which typically exemplify above average strength in key areas of consideration for debt protection. Short term debt rated "R-1
(low)" is of satisfactory credit quality. The overall strength and outlook for key liquidity, debt and profitability ratios is not normally as favorable as with higher rating categories, but these considerations are still respectable. Any qualifying negative factors which exist are considered manageable, and the entity is normally of sufficient size to have some influence in its industry.

R-2: Short term debt rated "R-2" is of adequate credit quality and within the three subset grades (high, middle, low), debt protection ranges from having reasonable ability for timely repayment to a level which is considered only just adequate. The liquidity and debt ratios of entities in the "R-2"
classification are not as strong as those in the "R-1" category, and the past and future trend may suggest some risk of maintaining the strength of key ratios in these areas. Alternative sources of liquidity support are considered satisfactory; however, even the strongest liquidity support will not improve the commercial paper rating of the issuer. The size of the entity may restrict its flexibility, and its relative position in the industry is not typically as strong as the "R-1 credit". Profitability trends, past and future, may be less favorable, earnings not as stable, and there are often negative qualifying factors present which could also make the entity more vulnerable to adverse changes in financial and economic conditions.

                                  Appendix B

             INDUSTRY CLASSIFICATIONS (Oppenheimer Money Fund/VA)

Aerospace & Defense                 Industrial Conglomerates
Air Freight & Couriers              Insurance
Airlines                            Internet & Catalog Retail
Asset Backed Securities             Internet & Software & Services
Auto Components                     IT Services
Automobiles                         Leasing & Factoring
Beverages                           Leisure Equipment & Products
Biotechnology                       Machinery
Broker-Dealer                       Marine
Building Products                   Media
Capital Markets                     Metals & Mining
Chemicals                           Multiline Retail
Commercial Banks                    Multi-Utilities
Commercial Finance                  Municipal
Commercial Services & Supplies      Office Electronics
Communications Equipment            Oil & Gas
Computers & Peripherals             Paper & Forest Products
Construction & Engineering          Personal Products
Construction Materials              Pharmaceuticals
Consulting & Services               Real Estate
Consumer Finance                    Repurchase Agreements
Containers & Packaging              Road & Rail
Distributors                        Semiconductor and Semiconductor Equipment
Diversified Financial Services      Software
Diversified Telecommunication       Special Purpose Financial
Services
Electric Utilities                  Specialty Retail
Electrical Equipment                Textiles, Apparel & Luxury Goods
Electronic Equipment & Instruments  Thrifts & Mortgage Finance
Energy Equipment & Services         Tobacco
Food & Drug Retailing               Trading Companies & Distributors
Food Products                       Transportation Infrastructure
Foreign Government                  U.S. Government Agencies-Full Faith and Credit
Gas Utilities                       U.S. Government Agencies-Government Sponsored
                                    Enterprises
Health Care Equipment & Supplies    U.S. Government Instrumentalities
Health Care Providers & Services    U.S. Government Obligations
Hotels Restaurants & Leisure        Water Utilities
Household Durables                  Wireless Transportation Services
Household Products

                                  Appendix C

    INDUSTRY CLASSIFICATIONS (all Funds except Oppenheimer Money Fund/VA)

Aerospace & Defense                 Household Products
Air Freight & Couriers              Industrial Conglomerates
Airlines                            Insurance
Auto Components                     Internet & Catalog Retail
Automobiles                         Internet Software & Services
Beverages                           IT Services
Biotechnology                       Leisure Equipment & Products
Building Products                   Machinery
Chemicals                           Marine
Consumer Finance                    Media
Commercial Banks                    Metals & Mining
Commercial Services & Supplies      Multiline Retail
Communications Equipment            Multi-Utilities
Computers & Peripherals             Office Electronics
Construction & Engineering          Oil & Gas
Construction Materials              Paper & Forest Products
Containers & Packaging              Personal Products
Distributors                        Pharmaceuticals
Diversified Financial Services      Real Estate
Diversified Telecommunication       Road & Rail
Services
Electric Utilities                  Semiconductors and Semiconductor
                                    Equipment
Electrical Equipment                Software
Electronic Equipment & Instruments  Specialty Retail
Energy Equipment & Services         Textiles, Apparel & Luxury Goods
Food & Staples Retailing            Thrifts & Mortgage Finance
Food Products                       Tobacco
Gas Utilities                       Trading Companies & Distributors
Health Care Equipment & Supplies    Transportation Infrastructure
Health Care Providers & Services    Water Utilities
Hotels Restaurants & Leisure        Wireless Telecommunication Services
Household Durables

                                  Appendix D

Major Shareholders. As of March 31, 2006 the total number of shares outstanding, and the number of shares and approximate percentage of Fund shares held of record by separate accounts of the following insurance companies (and their respective subsidiaries) and by OppenheimerFunds, Inc.
("OFI") were as follows. ["*" indicates less than 5% of the outstanding shares of that fund or class]:

Oppenheimer Variable Account                                                                                    Allstate Life
Funds                                                                                                               of NY
(consisting of 11 separate       Total Shares               Allmerica Allstate
Funds)                            in the fund     Allianz  Financial  Financial
Balanced Fund/VA                30,285,124.114    *          *          *          *
Non-Service Shares

Balanced Fund/VA                6,023,864.283     *     684,347.512     *     472,834.210
Service Shares
                                                            11.36%                 7.85%
Capital Appreciation Fund/VA    42,058,301.825    *          *          *          *
Non-Service Shares

Capital Appreciation Fund/VA    10,800,207.727    *          *          *          *
Service Shares

Core Bond Fund/VA               38,629,611.110    *          *          *          *
Non-Service Shares

Core Bond Fund/VA               1,142,874.204     *          *          *     253,802.257
Service Shares
                                                                                  22.21%
Global Securities Fund/VA       67,005,285.117,496,988.474   *          *          *
Non-Service Shares
                                                 11.19%
Global Securities Fund/VA       20,602,087.479    *     1,350,002.428   *          *
Service Shares
                                                             6.55%
Global Securities Fund/VA       11,257,726.203    *          *          *          *
Class 3 shares

Global Securities Fund/VA       2,929,198.678     *          *          *          *
Class 4 shares

High Income Fund/VA             47,325,130.735,015,461.748   *          *          *
Non-Service Shares
                                                 10.60%
High Income/VA                  20,060,675.147    *     2,785,815.734   *     1,265,665.073
Service Shares
                                                            13.89%                 6.31%
Main Street Fund/VA             49,914,418.257,657,823.589   *          *          *
Non-Service Shares
                                                 15.34%
Main Street Fund/VA             31,585,668.611    *          *          *          *
Service Shares

Main Street Small Cap Fund/VA   3,014,563.570     *          *     270,564.457153,947.132
Non-Service Shares
                                                                        8.98%      5.11%
Main Street Small Cap Fund/VA   22,828,818.074    *          *          *          *
Service Shares

MidCap Fund/VA                  24,020,937.802    *          *          *          *
Non-Service Shares

MidCap Fund/VA                                    *          *          *     78,046.606
Service Shares                  836,920.295
                                                                                   9.33%
Money Fund/VA                   165,227,236.750   *          *          *          *
Non-Service Shares

Strategic Bond Fund/VA          110,675,237.690   *          *          *          *
Non-Service Shares

Strategic Bond Fund/VA          169,524,773.745   *          *          *          *
Service Shares

Value Fund/VA                         *           *          *          *          *
Non-Service Shares

Oppenheimer Variable Account                                                                                         Security
Funds                            Allstate                                                                            Benefit
(consisting of 11 separate         Life       American      American
Funds)                           Ins. Co.      Express      General       Cuna
Balanced Fund/VA                     *           *          *          *           *
Non-Service Shares

Balanced Fund/VA                2,587,903.721    *          *          *           *
Service Shares
                                     42.96%
Capital Appreciation Fund/VA         *           *          *          *           *
Non-Service Shares

Capital Appreciation Fund/VA    1,938,082.061,839,098.906   *          *           *
Service Shares
                                     17.94%      17.03%
Core Bond Fund/VA                    *           *          *          *           *
Non-Service Shares

Core Bond Fund/VA               731,228.516      *          *          *           *
Service Shares
                                     63.98%
Global Securities Fund/VA            *           *          *          *           *
Non-Service Shares

Global Securities Fund/VA                        *          *          *           *
Service Shares                  1,245,437.432
                                      6.05%
Global Securities Fund/VA            *           *          *          *           *
Class 3 shares

Global Securities Fund/VA            *           *          *          *           *
Class 4 shares

High Income Fund/VA                  *           *          *     3,129,484.300
Non-Service Shares
                                                                        6.61%
High Income/VA                  4,868,569.030    *          *          *           *
Service Shares
                                     24.27%
Main Street Fund/VA                  *           *          *          *           *
Non-Service Shares

Main Street Fund/VA             4,542,106.915    *          *          *           *
Service Shares
                                     14.38%
Main Street Small Cap Fund/VA        *           *      254,661.644    *           *
Non-Service Shares
                                                            8.45%
Main Street Small Cap Fund/VA   2,813,124.501    *          *          *      1,175,974.855
Service Shares
                                     12.32%                                        5.15%
MidCap Fund/VA                       *           *          *          *           *
Non-Service Shares

MidCap Fund/VA                  435,616.751      *          *          *           *
Service Shares
                                     52.05%
Money Fund/VA                        *           *          *          *           *
Non-Service Shares

Strategic Bond Fund/VA               *           *          *          *           *
Non-Service Shares

Strategic Bond Fund/VA          24,539,240.023,564,140.899  *          *           *
Service Shares
                                     14.48%      13.90%
Value Fund/VA                        *           *          *          *           *
Non-Service Shares

Oppenheimer Variable Account                              Hartford                                                      ING
Funds                                        Hartford       Life
(consisting of 11 separate                   Life        Insurance
Funds)                               GE       Annuity       Co.        IDS Life
Balanced Fund/VA                4,618,933.680   *          *           *           *
Non-Service Shares
                                    15.25%
Balanced Fund/VA                2,206,049.108   *          *           *           *
Service Shares
                                    36.62%
Capital Appreciation Fund/VA    3,548,034.026   *          *           *           *
Non-Service Shares
                                     8.44%
Capital Appreciation Fund/VA         *          *     832,665.070      *           *
Service Shares
                                                            7.71%
Core Bond Fund/VA               6,618,853.614   *          *           *           *
Non-Service Shares
                                    17.13%
Core Bond Fund/VA                    *          *          *           *           *
Service Shares

Global Securities Fund/VA            *          *          *           *           *
Non-Service Shares

Global Securities Fund/VA       4,189,412.31,034,374.61,979,011.703,743,598.028    *
Service Shares
                                    20.33%      5.02%       9.61%      18.17%
Global Securities Fund/VA            *          *          *           *           *
Class 3 shares

Global Securities Fund/VA            *          *          *           *           *
Class 4 shares

High Income Fund/VA             8,971,682.726   *          *           *           *
Non-Service Shares
                                    18.96%
High Income/VA                       *          *          *           *           *
Service Shares

Main Street Fund/VA                  *          *          *           *      2,804,190.175
Non-Service Shares
                                                                                   5.62%
Main Street Fund/VA             3,044,272.127   *          *           *           *
Service Shares
                                     9.64%
Main Street Small Cap Fund/VA        *          *          *           *
Non-Service Shares                                                            440,433.724
                                                                                  14.61%
Main Street Small Cap Fund/VA   2,370,591.41,208,326.22,815,757.183,890,261.232    *
Service Shares
                                    10.38%      5.29%      12.33%      17.04%
MidCap Fund/VA                  1,976,379.198   *          *           *           *
Non-Service Shares
                                     8.23%
MidCap Fund/VA                  145,818.240     *          *           *           *
Service Shares
                                    17.42%
Money Fund/VA                        *          *          *           *           *
Non-Service Shares

Strategic Bond Fund/VA               *          *          *           *           *
Non-Service Shares

Strategic Bond Fund/VA               *          *          *      97,372,079.041   *
Service Shares
                                                                       57.44%
Value Fund/VA                        *          *          *           *           *
Non-Service Shares

Oppenheimer Variable Account                                                                                         Minnesota
Funds                                                                                                                   Life
(consisting of 11 separate                    Lincoln       Mass        Merrill
Funds)                             Kemper     Benefit      Mutual        Lynch
Balanced Fund/VA                     *          *     10,066,432.672,274,119.216     *
Non-Service Shares
                                                            33.24%        7.51%
Balanced Fund/VA                     *          *           *            *           *
Service Shares

Capital Appreciation Fund/VA         *          *     14,400,681.613     *           *
Non-Service Shares
                                                            34.24%
Capital Appreciation Fund/VA         *          *           *            *           *
Service Shares

Core Bond Fund/VA                    *          *     16,002,394.240     *           *
Non-Service Shares
                                                            41.43%
Core Bond Fund/VA                    *          *           *            *           *
Service Shares

Global Securities Fund/VA            *          *     34,964,083.316     *           *
Non-Service Shares
                                                            52.18%
Global Securities Fund/VA       1,043,319.454   *           *            *           *
Service Shares
                                     5.06%
Global Securities Fund/VA            *          *           *            *           *
Class 3 shares

Global Securities Fund/VA            *          *           *            *           *
Class 4 shares

High Income Fund/VA                  *          *     21,690,945.893     *           *
Non-Service Shares
                                                            45.83%
High Income/VA                       *          *           *            *      4,068,291.585
Service Shares
                                                                                    20.28%
Main Street Fund/VA                  *          *     13,690,278.415     *           *
Non-Service Shares
                                                            27.43%
Main Street Fund/VA                  *          *           *            *           *
Service Shares

Main Street Small Cap Fund/VA        *          *                        *           *
Non-Service Shares                                    885,659.347
                                                            29.38%
Main Street Small Cap Fund/VA        *     3,673,875.401    *            *           *
Service Shares
                                               16.09%
MidCap Fund/VA                       *          *     13,851,893.451     *           *
Non-Service Shares
                                                            57.67%
MidCap Fund/VA                       *          *           *            *           *
Service Shares

Money Fund/VA                        *          *     132,447,589.712,566,220.630    *
Non-Service Shares
                                                            80.16%        7.61%
Strategic Bond Fund/VA               *          *     89,013,290.738     *           *
Non-Service Shares
                                                            80.43%
Strategic Bond Fund/VA               *          *           *            *           *
Service Shares

Value Fund/VA                        *          *           *            *           *
Non-Service Shares

Oppenheimer Variable Account                                                                                          SunLife
Funds                                                                                                                Financial
(consisting of 11 separate       Travelers
Funds)                              Life      Nationwide  Protective      Sage
Balanced Fund/VA                     *     10,329,006.125   *           *          *          *
Non-Service Shares
                                                34.11%
Balanced Fund/VA                     *          *           *           *          *          *
Service Shares

Capital Appreciation Fund/VA         *     18,733,203.490   *           *          *          *
Non-Service Shares
                                                44.54%
Capital Appreciation Fund/VA         *     2,236,949.120    *           *     921,091.514 624,522.215
Service Shares
                                                20.71%                              8.53%     5.78%
Core Bond Fund/VA                    *     13,687,851.042   *           *          *          *
Non-Service Shares
                                                35.43%
Core Bond Fund/VA                    *          *           *      157,843.431     *          *
Service Shares
                                                                       13.81%
Global Securities Fund/VA            *     20,054,620.368   *           *          *          *
Non-Service Shares
                                                29.93%
Global Securities Fund/VA       1,279,474.71,186,717.539    *           *          *          *
Service Shares
                                     6.21%       5.76%
Global Securities Fund/VA            *     11,257,726.203   *           *          *          *
Class 3 shares
                                               100.00%
Global Securities Fund/VA            *     2,929,198.678    *           *          *          *
Class 4 shares
                                               100.00%
High Income Fund/VA                  *          *           *           *          *          *
Non-Service Shares

High Income/VA                       *     5,258,056.732    *           *          *          *
Service Shares
                                                26.21%
Main Street Fund/VA                  *     19,357,392.42,606,873.682    *          *          *
Non-Service Shares
                                                38.78%       5.22%
Main Street Fund/VA                  *     4,776,830.753    *           *     14,376,158.278  *
Service Shares
                                                15.12%                             45.51%
Main Street Small Cap Fund/VA        *                      *           *          *          *
Non-Service Shares                         640,141.262
                                                21.23%
Main Street Small Cap Fund/VA        *     1,792,875.114    *           *          *          *
Service Shares
                                                 7.85%
MidCap Fund/VA                       *     5,972,199.497    *           *          *          *
Non-Service Shares
                                                24.86%
MidCap Fund/VA                       *          *           *           *          *          *
Service Shares

Money Fund/VA                        *          *      15,369,361.620   *          *          *
Non-Service Shares
                                                             9.30%
Strategic Bond Fund/VA               *          *      14,891,030.663   *          *          *
Non-Service Shares
                                                            13.45%
Strategic Bond Fund/VA               *          *           *           *          *          *
Service Shares

Value Fund/VA                        *          *           *           *          *          *
Non-Service Shares

Oppenheimer Variable Account Funds

Internet Website:
      www.oppenheimerfunds.com

Investment Advisor
      OppenheimerFunds, Inc.
      Two World Financial Center
      225 Liberty Street, 11th Floor
      New York, New York 10281-1008

Distributor
      OppenheimerFunds Distributor, Inc.
      Two World Financial Center
      225 Liberty Street, 11th Floor
      New York, New York 10281-1008

Transfer Agent
      OppenheimerFunds Services
      P.O. Box 5270
      Denver, Colorado 80217
      1.800.981.2871

Custodian Bank
      JPMorgan Chase Bank
      4 Chase Metro Tech Center
      Brooklyn, New York 11245

Independent Registered Public Accounting Firm
      Deloitte & Touche LLP
      555 Seventeenth Street
      Denver, Colorado 80202

Counsel to the Funds
      Myer, Swanson, Adams & Wolf, P.C.
      1600 Broadway
      Denver, Colorado 80202

Counsel to the Independent Trustees
      Bell, Boyd & Lloyd LLC
      70 West Madison Street, Suite 3100
      Chicago, Illinois 60602

1234
PXOVAF.001.0406

December 31, 2005 Financial Statements

Oppenheimer Balanced Fund/VA
Oppenheimer Capital Appreciation Fund/Va
Oppenheimer Core Bond Fund/VA
Oppenheimer Global Securities Fund/VA
Oppenheimer High Income Fund/VA
Oppenheimer Main Street Fund/VA
Oppenheimer Main Street Small Cap Fund/VA
Oppenheimer MidCap Fund/VA
 (named "Oppenheimer Aggressive Growth Fund/VA" prior to April 30, 2006)
Oppenheimer Money Fund/VA
Oppenheimer Strategic Bond Fund/VA
Oppenheimer Value Fund/VA

Each a Series of Oppenheier Variable Account Funds
6803 South Tucson Way, Centennial, CO 80112
1.800.225.5677

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TO THE BOARD OF TRUSTEES AND SHAREHOLDERS OF OPPENHEIMER BALANCED FUND/VA:

We have audited the accompanying statement of assets and liabilities of
Oppenheimer Balanced Fund/VA, a series of Oppenheimer Variable Account Funds, including the statement of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

      We conducted our audits in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.
The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of
Oppenheimer Balanced Fund/VA as of December 31, 2005, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods presented, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Denver, Colorado
February 13, 2006

STATEMENT OF INVESTMENTS  December 31, 2005
--------------------------------------------------------------------------------
                                                                                                                              VALUE
                                                                                                         SHARES          SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCKS--51.6%
------------------------------------------------------------------------------------------------------------------------------------
CONSUMER DISCRETIONARY--6.2%
------------------------------------------------------------------------------------------------------------------------------------
DIVERSIFIED CONSUMER SERVICES--0.2%
Corinthian Colleges, Inc. 1                                                                             119,600   $       1,408,888
------------------------------------------------------------------------------------------------------------------------------------
HOUSEHOLD DURABLES--0.3%
WCI Communities, Inc. 1                                                                                  63,500           1,704,975
------------------------------------------------------------------------------------------------------------------------------------
MEDIA--5.5%
Liberty Global, Inc., Series A                                                                          391,021           8,797,973
------------------------------------------------------------------------------------------------------------------------------------
Liberty Global, Inc., Series C 1                                                                        391,021           8,289,645
------------------------------------------------------------------------------------------------------------------------------------
Liberty Media Corp., Cl. A 1                                                                          1,469,400          11,564,178
------------------------------------------------------------------------------------------------------------------------------------
Viacom, Inc., Cl. B                                                                                     120,200           3,918,520
                                                                                                                  ------------------
                                                                                                                         32,570,316

------------------------------------------------------------------------------------------------------------------------------------
SPECIALTY RETAIL--0.2%
Gap, Inc. (The)                                                                                          75,000           1,323,000
------------------------------------------------------------------------------------------------------------------------------------
CONSUMER STAPLES--4.0%
------------------------------------------------------------------------------------------------------------------------------------
BEVERAGES--0.9%
Constellation Brands, Inc., Cl. A                                                                       213,800           5,607,974
------------------------------------------------------------------------------------------------------------------------------------
FOOD PRODUCTS--0.6%
Tyson Foods, Inc., Cl. A                                                                                213,200           3,645,720
------------------------------------------------------------------------------------------------------------------------------------
TOBACCO--2.5%
Altria Group, Inc.                                                                                      194,700          14,547,984
------------------------------------------------------------------------------------------------------------------------------------
ENERGY--4.8%
------------------------------------------------------------------------------------------------------------------------------------
ENERGY EQUIPMENT & SERVICES--0.7%
Halliburton Co.                                                                                          67,000           4,151,320
------------------------------------------------------------------------------------------------------------------------------------
OIL & GAS--4.1%
BP plc, ADR                                                                                              47,400           3,044,028
------------------------------------------------------------------------------------------------------------------------------------
Kinder Morgan, Inc.                                                                                      15,800           1,452,810
------------------------------------------------------------------------------------------------------------------------------------
LUKOIL, Sponsored ADR                                                                                    84,900           5,009,100
------------------------------------------------------------------------------------------------------------------------------------
Petroleo Brasileiro SA, Preference                                                                      304,000           4,837,634
------------------------------------------------------------------------------------------------------------------------------------
Talisman Energy, Inc.                                                                                   129,600           6,867,702
------------------------------------------------------------------------------------------------------------------------------------
TotalFinaElf SA, Sponsored ADR                                                                           22,500           2,844,000
                                                                                                                  ------------------
                                                                                                                         24,055,274

------------------------------------------------------------------------------------------------------------------------------------
FINANCIALS--9.5%
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS--1.5%
UBS AG                                                                                                   92,467           8,803,030
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL BANKS--1.8%
Bank of America Corp.                                                                                    64,468           2,975,198
------------------------------------------------------------------------------------------------------------------------------------
Wachovia Corp.                                                                                           55,715           2,945,095
------------------------------------------------------------------------------------------------------------------------------------
Wells Fargo & Co.                                                                                     79,800           5,013,834
                                                                                                                  ------------------
                                                                                                                         10,934,127

------------------------------------------------------------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL SERVICES--2.7%
Capital One Financial Corp.                                                                              61,800           5,339,520
------------------------------------------------------------------------------------------------------------------------------------
Citigroup, Inc.                                                                                          89,100           4,324,023
------------------------------------------------------------------------------------------------------------------------------------
JPMorgan Chase & Co.                                                                                 163,200           6,477,408
                                                                                                                  ------------------
                                                                                                                         16,140,951

                                                                                                                              VALUE
                                                                                                         SHARES          SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

INSURANCE--2.3%
American International Group, Inc.                                                                       29,300   $       1,999,139
------------------------------------------------------------------------------------------------------------------------------------
Everest Re Group Ltd.                                                                                    32,200           3,231,270
------------------------------------------------------------------------------------------------------------------------------------
Genworth Financial, Inc., Cl. A                                                                         176,000           6,086,080
------------------------------------------------------------------------------------------------------------------------------------
Platinum Underwriters Holdings Ltd.                                                                      66,800           2,075,476
                                                                                                                  ------------------
                                                                                                                         13,391,965

------------------------------------------------------------------------------------------------------------------------------------
REAL ESTATE--0.4%
Host Marriott Corp.                                                                                     128,000           2,425,600
------------------------------------------------------------------------------------------------------------------------------------
THRIFTS & MORTGAGE FINANCE--0.8%
Countrywide Financial Corp.                                                                              66,300           2,266,797
------------------------------------------------------------------------------------------------------------------------------------
Freddie Mac                                                                                              34,000           2,221,900
                                                                                                                  ------------------
                                                                                                                          4,488,697

------------------------------------------------------------------------------------------------------------------------------------
HEALTH CARE--6.4%
------------------------------------------------------------------------------------------------------------------------------------
BIOTECHNOLOGY--1.3%
MedImmune, Inc. 1                                                                                        81,900           2,868,138
------------------------------------------------------------------------------------------------------------------------------------
Wyeth                                                                                                    99,100           4,565,537
                                                                                                                  ------------------
                                                                                                                          7,433,675

------------------------------------------------------------------------------------------------------------------------------------
HEALTH CARE EQUIPMENT & SUPPLIES--0.7%
Beckman Coulter, Inc.                                                                                    55,500           3,157,950
------------------------------------------------------------------------------------------------------------------------------------
Cooper Cos., Inc. (The)                                                                                  24,700           1,267,110
                                                                                                                  ------------------
                                                                                                                          4,425,060

------------------------------------------------------------------------------------------------------------------------------------
HEALTH CARE PROVIDERS & SERVICES--0.5%
Manor Care, Inc.                                                                                         43,400           1,726,018
------------------------------------------------------------------------------------------------------------------------------------
Tenet Healthcare Corp. 1                                                                                188,300           1,442,378
                                                                                                                  ------------------
                                                                                                                          3,168,396

------------------------------------------------------------------------------------------------------------------------------------
PHARMACEUTICALS--3.9%
GlaxoSmithKline plc, ADR                                                                                 79,900           4,033,352
------------------------------------------------------------------------------------------------------------------------------------
Pfizer, Inc.                                                                                            258,200           6,021,224
------------------------------------------------------------------------------------------------------------------------------------
Sanofi-Aventis SA, ADR                                                                                  131,200           5,759,680
------------------------------------------------------------------------------------------------------------------------------------
Schering-Plough Corp. 2                                                                                 159,700           3,329,745
------------------------------------------------------------------------------------------------------------------------------------
Watson Pharmaceuticals, Inc. 1                                                                          112,800           3,667,128
                                                                                                                  ------------------
                                                                                                                         22,811,129

------------------------------------------------------------------------------------------------------------------------------------
INDUSTRIALS--5.7%
------------------------------------------------------------------------------------------------------------------------------------
AEROSPACE & DEFENSE--3.7%
Empresa Brasileira de Aeronautica SA,
ADR                                                                                                     101,400           3,964,740
------------------------------------------------------------------------------------------------------------------------------------
Honeywell International, Inc.                                                                           162,600           6,056,850
------------------------------------------------------------------------------------------------------------------------------------
Orbital Sciences Corp. 1                                                                                680,864           8,742,294
------------------------------------------------------------------------------------------------------------------------------------
United Technologies Corp.                                                                                61,500           3,438,465
                                                                                                                  ------------------
                                                                                                                         22,202,349

------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL SERVICES & SUPPLIES--1.8%
Cendant Corp.                                                                                           601,100          10,368,975

                                                                                                                              VALUE
                                                                                                         SHARES          SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

ELECTRICAL EQUIPMENT--0.2%
GrafTech International Ltd. 1                                                                           159,100   $         989,602
------------------------------------------------------------------------------------------------------------------------------------
INFORMATION TECHNOLOGY--11.4%
------------------------------------------------------------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT--1.0%
Cisco Systems, Inc. 1                                                                                   351,600           6,019,392
------------------------------------------------------------------------------------------------------------------------------------
COMPUTERS & PERIPHERALS--1.9%
Hutchinson Technology, Inc. 1                                                                            89,700           2,551,965
------------------------------------------------------------------------------------------------------------------------------------
International Business Machines Corp.                                                                   103,500           8,507,700
                                                                                                                  ------------------
                                                                                                                         11,059,665

------------------------------------------------------------------------------------------------------------------------------------
ELECTRONIC EQUIPMENT & INSTRUMENTS--0.5%
Flextronics International Ltd. 1                                                                        317,100           3,310,524
------------------------------------------------------------------------------------------------------------------------------------
SEMICONDUCTORS & SEMICONDUCTOR EQUIPMENT--1.5%
ATI Technologies, Inc. 1,3                                                                              215,300           3,657,947
------------------------------------------------------------------------------------------------------------------------------------
Freescale Semiconductor, Inc., Cl. A 1                                                                  198,000           4,987,620
                                                                                                                  ------------------
                                                                                                                          8,645,567

------------------------------------------------------------------------------------------------------------------------------------
SOFTWARE--6.5%
Compuware Corp. 1                                                                                       184,400           1,654,068
------------------------------------------------------------------------------------------------------------------------------------
Microsoft Corp.                                                                                         482,300          12,612,145
------------------------------------------------------------------------------------------------------------------------------------
Novell, Inc. 1                                                                                          548,900           4,846,787
------------------------------------------------------------------------------------------------------------------------------------
Synopsys, Inc. 1                                                                                        184,500           3,701,070
------------------------------------------------------------------------------------------------------------------------------------
Take-Two Interactive Software, Inc. 1                                                                   898,050          15,895,485
                                                                                                                  ------------------
                                                                                                                         38,709,555

------------------------------------------------------------------------------------------------------------------------------------
MATERIALS--1.2%
------------------------------------------------------------------------------------------------------------------------------------
CHEMICALS--0.5%
Praxair, Inc.                                                                                            55,400           2,933,984
------------------------------------------------------------------------------------------------------------------------------------
Sterling Chemicals, Inc. 1,4                                                                                 18                 225
                                                                                                                  ------------------
                                                                                                                          2,934,209

------------------------------------------------------------------------------------------------------------------------------------
METALS & MINING--0.7%
Companhia Vale do Rio Doce,
Sponsored ADR                                                                                           108,900           3,947,625
------------------------------------------------------------------------------------------------------------------------------------
TELECOMMUNICATION SERVICES--0.9%
------------------------------------------------------------------------------------------------------------------------------------
DIVERSIFIED TELECOMMUNICATION SERVICES--0.9%
IDT Corp., Cl. B 1                                                                                      479,400           5,608,980
------------------------------------------------------------------------------------------------------------------------------------
WorldCom, Inc./WorldCom Group 1,4                                                                       375,000                  --
                                                                                                                  ------------------
                                                                                                                          5,608,980

------------------------------------------------------------------------------------------------------------------------------------
UTILITIES--1.5%
------------------------------------------------------------------------------------------------------------------------------------
ELECTRIC UTILITIES--1.5%
AES Corp. (The) 1                                                                                       355,500           5,627,565
------------------------------------------------------------------------------------------------------------------------------------
Reliant Energy, Inc. 1                                                                                  297,500           3,070,200
                                                                                                                  ------------------
                                                                                                                          8,697,765
                                                                                                                  ------------------
Total Common Stocks (Cost $225,768,505)                                                                                 305,532,289

                                                                                                                              VALUE
                                                                                                          UNITS          SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

RIGHTS, WARRANTS AND CERTIFICATES--0.0%
------------------------------------------------------------------------------------------------------------------------------------
HF Holdings, Inc. Wts., Exp. 9/27/09 1,4                                                                  2,593   $              --
------------------------------------------------------------------------------------------------------------------------------------
Lucent Technologies, Inc. Wts.,
Exp. 12/10/07 1                                                                                           8,881               5,018
------------------------------------------------------------------------------------------------------------------------------------
Sterling Chemicals, Inc. Wts.,
Exp. 12/19/08 1                                                                                              31                   3
                                                                                                                  ------------------
Total Rights, Warrants and
Certificates (Cost $38,932)                                                                                                   5,021

                                                                                                      PRINCIPAL
                                                                                                         AMOUNT
------------------------------------------------------------------------------------------------------------------------------------

ASSET-BACKED SECURITIES--6.0%
------------------------------------------------------------------------------------------------------------------------------------
Ace Securities Corp., Home Equity
Loan Pass-Through Certificates, Series
2002-HE7, Cl. A2B, 4.559%, 11/25/35 5                                                          $        510,000             510,315
------------------------------------------------------------------------------------------------------------------------------------
Aesop Funding II LLC, Automobile
Asset-Backed Certificates,
Series 2005-1A, Cl. A2, 4.43%, 4/20/08 5                                                                370,000             370,264
------------------------------------------------------------------------------------------------------------------------------------
BMW Vehicle Owner Trust, Automobile
Loan Certificates, Series 2005-A, Cl. A2,
3.66%, 12/26/07                                                                                       2,324,419           2,317,286
------------------------------------------------------------------------------------------------------------------------------------
Capital Auto Receivables Asset Trust,
Automobile Mtg.-Backed Nts.:
Series 2004-2, Cl. A3, 3.58%, 1/15/09                                                                 1,270,000           1,246,708
Series 2005-1, Cl. A2B, 3.73%, 7/16/07                                                                  456,421             455,832
------------------------------------------------------------------------------------------------------------------------------------
Capital One Prime Auto Receivables
Trust, Automobile Loan Asset-Backed
Securities, Series 2005-1, Cl. A2, 4.24%,
11/15/07                                                                                              1,380,000           1,376,910
------------------------------------------------------------------------------------------------------------------------------------
Centex Home Equity Co. LLC, Home
Equity Loan Asset-Backed Certificates:
Series 2004-D, Cl. AF1, 2.98%, 4/25/20                                                                   92,334              92,074
Series 2005-B, Cl. AF1, 4.02%, 3/26/35                                                                  224,944             223,786
Series 2005-C, Cl. AF1, 4.196%, 6/25/35                                                                 585,382             582,295
Series 2005-D, Cl. AF1, 5.04%, 10/25/35                                                               1,109,443           1,106,517
Series 2005-D, Cl. AV2, 4.649%,
10/25/35 5                                                                                            1,000,000           1,000,618
------------------------------------------------------------------------------------------------------------------------------------
Chase Manhattan Auto Owner Trust,
Automobile Loan Pass-Through
Certificates, Series 2005-A,
Cl. A2, 3.72%, 12/15/07                                                                               1,020,000           1,015,622
------------------------------------------------------------------------------------------------------------------------------------
CIT Equipment Collateral, Equipment
Receivable-Backed Nts., Series
2004-DFS, Cl. A2, 2.66%, 11/20/06                                                                       442,674             441,410
------------------------------------------------------------------------------------------------------------------------------------
Citibank Credit Card Issuance Trust,
Credit Card Receivable Nts.,
Series 2003-C4, Cl. C4, 5%, 6/10/15                                                                     180,000             176,691
------------------------------------------------------------------------------------------------------------------------------------
Citigroup Mortgage Loan Trust, Inc.,
CMO, Series 2005-WF2, Cl. AF2,
4.922%, 8/25/35 5                                                                                     1,384,208           1,379,863

                                                                                                        PRINCIPAL             VALUE
                                                                                                           AMOUNT        SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

ASSET-BACKED SECURITIES Continued
------------------------------------------------------------------------------------------------------------------------------------
Consumer Credit Reference Index
Securities Program, Credit Card
Asset-Backed Certificates, Series
2002-B, Cl. FX, 10.421%, 3/22/07 6                                                                 $    1,130,000    $    1,129,013
------------------------------------------------------------------------------------------------------------------------------------
Countrywide Asset-Backed
Certificates, Inc., Home Equity
Asset-Backed Certificates:
Series 2002-4, Cl. A1, 4.749%,
2/25/33 5                                                                                                  18,836            18,873
Series 2005-7, Cl. AF1B, 4.317%,
11/25/35 5                                                                                                708,346           704,654
Series 2005-16, Cl. 2AF2, 5.382%,
5/25/36 5                                                                                                 360,000           360,000
Series 2005-17, Cl. 1AF1, 4.58%,
12/27/35 5                                                                                                750,000           749,976
Series 2005-17, Cl. 1AF2, 5.363%,
12/27/35 5                                                                                                240,000           240,059
------------------------------------------------------------------------------------------------------------------------------------
DaimlerChrysler Auto Trust,
Automobile Loan Pass-Through
Certificates:
Series 2004-B, Cl. A2, 2.48%, 2/8/07                                                                       24,443            24,446
Series 2004-C, Cl. A2, 2.62%, 6/8/07                                                                      577,855           576,429
Series 2005-A, Cl. A2, 3.17%, 9/8/07                                                                      870,451           867,889
------------------------------------------------------------------------------------------------------------------------------------
Equity One ABS, Inc., Home Equity
Asset-Backed Security, Series 2004-3,
Cl. AF2, 3.80%, 7/25/34 5                                                                               1,060,000         1,055,795
------------------------------------------------------------------------------------------------------------------------------------
First Franklin Mortgage Loan
Asset-Backed Certificates, Home
Equity Receivables, Series 2005-FF10,
Cl. A3, 4.589%, 11/25/35 5                                                                              1,480,000         1,480,914
------------------------------------------------------------------------------------------------------------------------------------
Ford Credit Auto Owner Trust,
Automobile Loan Pass-Through
Certificates:
Series 2005-A, Cl. A3, 3.48%, 11/17/08                                                                    930,000           918,825
Series 2005-B, Cl. A2, 3.78%, 9/15/07                                                                     600,281           599,032
------------------------------------------------------------------------------------------------------------------------------------
GS Auto Loan Trust, Automobile
Loan Asset-Backed Securities,
Series 2005-1, Cl. A2, 4.32%, 5/15/08                                                                   2,650,000         2,643,038
------------------------------------------------------------------------------------------------------------------------------------
Honda Auto Receivables Owner Trust,
Automobile Receivable Obligations:
Series 2005-1, Cl. A2, 3.21%, 5/21/07                                                                     385,751           384,697
Series 2005-3, Cl. A2, 3.73%, 10/18/07                                                                    950,000           945,461
------------------------------------------------------------------------------------------------------------------------------------
Household Home Equity Loan Trust,
Home Equity Loan Pass-Through
Certificates, Series 2005-3, Cl. A1,
4.63%, 1/20/35 5                                                                                          735,824           736,349
------------------------------------------------------------------------------------------------------------------------------------
Lehman XS Trust, Home Equity Mtg
Pass-Through Certificates, Series
2005-2, Cl. 2A1B, 3.63%, 8/25/35 5                                                                      1,178,368         1,180,032
------------------------------------------------------------------------------------------------------------------------------------
MBNA Credit Card Master Note
Trust, Credit Card Receivables, Series
2003-C7, Cl. C7, 5.719%, 3/15/16 5                                                                      1,710,000         1,813,716

                                                                                                        PRINCIPAL             VALUE
                                                                                                           AMOUNT        SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

ASSET-BACKED SECURITIES Continued
------------------------------------------------------------------------------------------------------------------------------------
Nissan Auto Lease Trust, Automobile
Lease Obligations, Series 2004-A,
Cl. A2, 2.55%, 1/15/07                                                                             $       78,631    $       78,611
------------------------------------------------------------------------------------------------------------------------------------
Onyx Acceptance Owner Trust,
Automobile Receivable Obligations,
Series 2005-B, Cl. A2, 4.03%, 4/15/08                                                                     780,000           777,603
------------------------------------------------------------------------------------------------------------------------------------
Popular ABS Mortgage Pass-Through
Trust, Home Equity Pass-Through
Certificates:
Series 2004-5, Cl. A F2, 3.735%,
11/10/34 5                                                                                                340,000           335,931
Series 2005-1, Cl. A F2, 3.914%,
5/25/35 5                                                                                                 260,000           256,419
Series 2005-2, Cl. A F2, 4.415%,
4/25/35 5                                                                                                 420,000           415,885
------------------------------------------------------------------------------------------------------------------------------------
Residential Asset Mortgage Products,
Inc., Home Equity Asset-Backed
Pass-Through Certificates, Series
2004-RS7, Cl. AI3, 4.45%, 7/25/28                                                                         750,000           746,232
------------------------------------------------------------------------------------------------------------------------------------
Structured Asset Securities Corp.,
CMO Pass-Through Certificates,
Series 2005-4XS, Cl. 3A1, 5.18%,
3/26/35                                                                                                 1,581,283         1,581,879
------------------------------------------------------------------------------------------------------------------------------------
USAA Auto Owner Trust, Automobile
Loan Asset-Backed Nts.:
Series 2004-2, Cl. A2, 2.41%, 2/15/07                                                                      25,105            25,097
Series 2004-3, Cl. A2, 2.79%, 6/15/07                                                                     266,266           265,842
------------------------------------------------------------------------------------------------------------------------------------
Volkswagen Auto Lease Trust,
Automobile Lease Asset-Backed
Securities:
Series 2004-A, Cl. A2, 2.47%, 1/22/07                                                                     251,402           250,986
Series 2005-A, Cl. A2, 3.52%, 4/20/07                                                                     995,523           992,471
------------------------------------------------------------------------------------------------------------------------------------
Wachovia Auto Owner Trust,
Automobile Receivable Nts.,
Series 2004-B, Cl. A2, 2.40%, 5/21/07                                                                     118,641           118,476
------------------------------------------------------------------------------------------------------------------------------------
Wells Fargo Home Equity Trust,
Home Equity Asset-Backed Certificates,
Series 2004-2, Cl. AI1B, 2.94%,
9/25/18 5                                                                                                 489,236           485,786
------------------------------------------------------------------------------------------------------------------------------------
WFS Financial Owner Trust,
Automobile Receivable Obligations,
Series 2002-2, Cl. A4, 4.50%, 2/20/10                                                                     224,691           224,802
------------------------------------------------------------------------------------------------------------------------------------
Whole Auto Loan Trust, Automobile
Loan Receivable Certificates, Series
2004-1, Cl. A2A, 2.59%, 5/15/07                                                                           425,935           424,365
                                                                                                                     ---------------

Total Asset-Backed Securities (Cost $35,856,799)                                                                         35,705,774

------------------------------------------------------------------------------------------------------------------------------------
MORTGAGE-BACKED OBLIGATIONS--29.9%
------------------------------------------------------------------------------------------------------------------------------------
GOVERNMENT AGENCY--25.0%
------------------------------------------------------------------------------------------------------------------------------------
FHLMC/FNMA/SPONSORED--24.9%
Federal Home Loan Mortgage Corp.:
5%, 1/1/36 7                                                                                            3,264,000         3,159,960
6.50%, 4/1/18-4/1/34                                                                                    1,435,518         1,476,652
7%, 5/1/29-11/1/32                                                                                      2,015,419         2,100,336

                                                                                                        PRINCIPAL             VALUE
                                                                                                           AMOUNT        SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

FHLMC/FNMA/SPONSORED Continued
Federal Home Loan Mortgage
Corp., CMO Gtd. Real Estate Mtg
Investment Conduit Multiclass Pass-
Through Certificates:
Series 1669, Cl. G, 6.50%, 2/15/23                                                                 $        7,859    $        7,850
Series 2055, Cl. ZM, 6.50%, 5/15/28                                                                       503,457           516,776
Series 2075, Cl. D, 6.50%, 8/15/28                                                                      1,143,077         1,177,639
Series 2080, Cl. Z, 6.50%, 8/15/28                                                                        318,062           326,017
Series 2387, Cl. PD, 6%, 4/15/30                                                                          371,201           374,730
Series 2456, Cl. BD, 6%, 3/15/30                                                                          122,606           122,858
Series 2500, Cl. FD, 4.869%, 3/15/32 5                                                                    169,224           171,087
Series 2526, Cl. FE, 4.769%, 6/15/29 5                                                                    224,826           226,446
Series 2551, Cl. FD, 4.769%, 1/15/33 5                                                                    174,126           175,751
Series 2583, Cl. KA, 5.50%, 3/15/22                                                                       845,180           846,793
------------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corp.,
Interest-Only Stripped Mtg.-Backed
Security:
Series 176, Cl. IO, 13.464%, 6/1/26 8                                                                     319,307            67,968
Series 183, Cl. IO, 11.095%, 4/1/27 8                                                                     501,263           104,278
Series 184, Cl. IO, 16.712%, 12/1/26 8                                                                    542,118           107,200
Series 192, Cl. IO, 15.433%, 2/1/28 8                                                                     145,898            29,823
Series 200, Cl. IO, 14.015%, 1/1/29 8                                                                     173,243            37,662
Series 2003-118, Cl. S, 20.029%,
12/25/33 8                                                                                              2,304,512           251,747
Series 2130, Cl. SC, 7.80%, 3/15/29 8                                                                     400,836            29,890
Series 2796, Cl. SD, 12.349%, 7/15/26 8                                                                   568,484            44,119
Series 2920, Cl. S, 14.307%, 1/15/35 8                                                                  3,282,354           158,671
Series 3000, Cl. SE, 20.785%, 7/15/25 8                                                                 3,000,954           109,673
------------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corp.,
Principal-Only Stripped Mtg.-Backed
Security, Series 176, Cl. PO, 4.477%,
6/1/26 9                                                                                                  140,525           118,542
------------------------------------------------------------------------------------------------------------------------------------
Federal National Mortgage Assn.:
5%, 6/1/18-7/1/18                                                                                       3,054,916         3,027,578
5%, 1/1/36 7                                                                                           16,111,000        15,612,558
5.50%, 3/1/33-11/1/34                                                                                  22,355,816        22,193,656
5.50%, 1/1/21-1/1/36 7                                                                                 45,501,000        45,242,596
6%, 5/1/16-11/1/32                                                                                     17,354,560        17,662,733
6%, 4/1/16-2/1/36 7                                                                                     3,530,000         3,580,464
6.50%, 11/1/27-10/1/30                                                                                    893,520           920,764
6.50%, 1/1/36 7                                                                                        11,314,000        11,607,463
7%, 11/1/17                                                                                             1,044,823         1,086,363
7.50%, 7/1/30-9/1/30                                                                                      653,978           685,583
8.50%, 7/1/32                                                                                              33,369            36,133
------------------------------------------------------------------------------------------------------------------------------------
Federal National Mortgage Assn.
Grantor Trust, CMO, Trust 2002-T1,
Cl. A2, 7%, 11/25/31                                                                                    1,099,542         1,138,392
------------------------------------------------------------------------------------------------------------------------------------
Federal National Mortgage Assn.,
CMO Gtd. Real Estate Mtg.
Investment Conduit Pass-Through
Certificates:
Trust 1993-87, Cl. Z, 6.50%, 6/25/23                                                                      905,468           934,511
Trust 1998-63, Cl. PG, 6%, 3/25/27                                                                         27,026            26,962
Trust 2001-50, Cl. NE, 6%, 8/25/30                                                                        201,342           202,523
Trust 2001-51, Cl. OD, 6.50%, 10/25/31                                                                  1,210,444         1,246,693
Trust 2001-70, Cl. LR, 6%, 9/25/30                                                                        237,660           239,939

                                                                                                        PRINCIPAL             VALUE
                                                                                                           AMOUNT        SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

FHLMC/FNMA/SPONSORED Continued
Federal National Mortgage Assn.,
CMO Gtd. Real Estate Mtg.
Investment Conduit Pass-Through
Certificates: Continued
Trust 2001-72, Cl. NH, 6%, 4/25/30                                                                 $      143,748    $      144,863
Trust 2001-74, Cl. PD, 6%, 5/25/30                                                                         58,300            58,447
Trust 2002-77, Cl. WF, 4.77%,
12/18/32 5                                                                                                270,586           272,654
Trust 2003-28, Cl. KG, 5.50%, 4/25/23                                                                   1,052,000         1,074,984
Trust 2004-101, Cl. BG, 5%, 1/25/20                                                                     1,110,000         1,095,452
------------------------------------------------------------------------------------------------------------------------------------
Federal National Mortgage Assn.,
CMO Gtd. Real Estate Mtg.
Investment Conduit Pass-Through
Certificates, Interest-Only Stripped
Mtg.-Backed Security:
Trust 2002-47, Cl. NS, 9.594%,
4/25/32 8                                                                                                 677,333            54,618
Trust 2002-51, Cl. S, 9.762%, 8/25/32 8                                                                   621,952            50,378
------------------------------------------------------------------------------------------------------------------------------------
Federal National Mortgage Assn.,
Interest-Only Stripped Mtg.-
Backed Security:
Trust 222, Cl. 2, 13.259%, 6/1/23 8                                                                     1,094,893           259,744
Trust 233, Cl. 2, 15.317%, 8/1/23 8                                                                     1,013,690           213,200
Trust 240, Cl. 2, 16.943%, 9/1/23 8                                                                     1,709,984           356,094
Trust 252, Cl. 2, 7.415%, 11/1/23 8                                                                       827,071           182,636
Trust 273, Cl. 2, 14.617%, 8/1/26 8                                                                       239,064            49,343
Trust 319, Cl. 2, 13.424%, 2/1/32 8                                                                       305,558            69,279
Trust 321, Cl. 2, 8.583%, 3/1/32 8                                                                      3,183,222           718,432
Trust 329, Cl. 2, 11.440%, 1/1/33 8                                                                       788,623           174,777
Trust 331, Cl. 9, (13.274)%, 2/1/33 8                                                                     888,280           201,543
Trust 333, Cl. 2, 11.739%, 3/1/33 8                                                                     9,059,836         2,030,151
Trust 334, Cl. 17, 2.19%, 2/1/33 8                                                                        511,105           113,255
Trust 338, Cl. 2, 10.333%, 6/1/33 8                                                                     3,482,532           778,253
Trust 346, Cl. 2, 13.216%, 12/1/33 8                                                                      324,296            71,910
Trust 350, Cl. 2, 12.229%, 2/1/34 8                                                                     2,414,476           535,453
Trust 2001-65, Cl. S, 21.164%,
11/25/31 8                                                                                              1,364,146           126,249
Trust 2001-81, Cl. S, 11.605%, 1/25/32 8                                                                  314,337            27,369
Trust 2002-9, Cl. MS, 10.350%,
3/25/32 8                                                                                                 457,432            39,989
Trust 2002-52, Cl. SD, 6.658%, 9/25/32 8                                                                  755,815            62,207
Trust 2002-77, Cl. SH, 12.545%,
12/18/32 8                                                                                                414,224            39,017
Trust 2002-84, Cl. SA, 21.481%,
12/25/32 8                                                                                              1,172,738           112,431
Trust 2003-4, Cl. S, 20.563%,
2/25/33 8                                                                                                 759,145            80,593
Trust 2004-54, Cl. DS, 6.243%,
11/25/30 8                                                                                                627,185            36,108
Trust 2005-6, Cl. SE, 13.927%,
2/25/35 8                                                                                               2,225,278           115,774
Trust 2005-19, Cl. SA, 12.727%,
3/25/35 8                                                                                               8,724,656           485,728
Trust 2005-40, Cl. SA, 13.682%,
5/25/35 8                                                                                               1,901,755           101,330
Trust 2005-71, Cl. SA, 19.968%,
8/25/25 8                                                                                               1,925,193           115,046

                                                                                                        PRINCIPAL             VALUE
                                                                                                           AMOUNT        SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

FHLMC/FNMA/SPONSORED Continued
Federal National Mortgage Assn.,
Principal-Only Stripped Mtg.-Backed
Security, Trust 1993-184, Cl. M,
5.779%, 9/25/23 9                                                                                  $      355,448    $      298,366
                                                                                                                     ---------------
                                                                                                                        147,333,052
------------------------------------------------------------------------------------------------------------------------------------
GNMA/GUARANTEED--0.1%
Government National Mortgage
Assn., 8%, 4/15/23                                                                                        226,606           242,655
------------------------------------------------------------------------------------------------------------------------------------
Government National Mortgage
Assn., Interest-Only Stripped Mtg.-
Backed Security:
Series 2001-21, Cl. SB, 3.873%, 1/16/27 8                                                                 659,075            45,383
Series 2002-15, Cl. SM, 0.947%, 2/16/32 8                                                                 766,022            53,266
Series 2002-76, Cl. SY, 5.13%, 12/16/26 8                                                               1,519,058            66,609
Series 2004-11, Cl. SM, (0.493)%,
1/17/30 8                                                                                                 548,353            23,126
                                                                                                                     ---------------
                                                                                                                            431,039

------------------------------------------------------------------------------------------------------------------------------------
NON-AGENCY--4.9%
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL--4.5%
Banc of America Commercial
Mortgage, Inc., Commercial Mtg. Pass-
Through Certificates:
Series 2004-6, Cl. A3, 4.512%, 12/10/42                                                                 1,000,000           968,877
Series 2005-2, Cl. A4, 4.783%, 7/10/43 5                                                                1,280,000         1,256,724
Series 2005-3, Cl. A2, 4.501%, 7/10/43                                                                  1,050,000         1,025,198
------------------------------------------------------------------------------------------------------------------------------------
Banc of America Funding Corp., CMO
Pass-Through Certificates, Series
2004-2, Cl. 2A1, 6.50%, 7/20/32                                                                           992,031           993,108
------------------------------------------------------------------------------------------------------------------------------------
Banc of America Mortgage Securities,
Inc., CMO Pass-Through Certificates:
Series 2004-8, Cl. 5A1, 6.50%, 5/25/32                                                                    775,609           787,728
Series 2004-E, Cl. 2A9, 3.712%, 6/25/34 5                                                                  21,222            21,216
Series 2005-E, Cl. 2A2, 4.983%, 6/25/35 5                                                                 223,020           222,008
------------------------------------------------------------------------------------------------------------------------------------
Bear Stearns Commercial Mortgage
Securities, Inc., Commercial Mtg
Obligations, Series 2005-PWR7, Cl. A2,
4.945%, 2/11/41                                                                                           490,000           484,612
------------------------------------------------------------------------------------------------------------------------------------
Citigroup/Deutsche Bank Commercial
Mortgage Trust, Commercial Mtg
Obligations, Series 2005-CD1, Cl. A4,
5.225%, 7/15/44 3                                                                                       1,180,000         1,193,036
------------------------------------------------------------------------------------------------------------------------------------
Countrywide Alternative Loan Trust,
CMO, Series 2004-J9, Cl. 1A1, 4.559%,
10/25/34 5                                                                                                287,805           288,027
------------------------------------------------------------------------------------------------------------------------------------
First Chicago/Lennar Trust 1,
Commercial Mtg. Pass-Through
Certificates, Series 1997-CHL1, Cl. D,
7.674%, 4/29/39 5,6                                                                                       770,000           773,850
------------------------------------------------------------------------------------------------------------------------------------
First Union National Bank/Lehman
Brothers/Bank of America Commercial
Mtg. Trust, Pass-Through Certificates,
Series 1998-C2, Cl. A2, 6.56%, 11/18/35                                                                   615,853           633,344

                                                                                                        PRINCIPAL             VALUE
                                                                                                           AMOUNT        SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

COMMERCIAL Continued
GE Capital Commercial Mortgage
Corp., Commercial Mtg. Obligations:
Series 2005-CA, Cl. A3, 4.578%,
6/10/48                                                                                            $      440,000    $      428,277
Series 2005-C3, Cl. A2, 4.853%,
7/10/45                                                                                                   620,000           615,889
------------------------------------------------------------------------------------------------------------------------------------
GMAC Commercial Mortgage
Securities, Inc., Commercial Mtg
Pass-Through Certificates:
Series 1997-C1, Cl. A3, 6.869%,
7/15/29                                                                                                   370,886           379,333
Series 2004-C3, Cl. A4, 4.547%,
12/10/41                                                                                                  640,000           619,902
------------------------------------------------------------------------------------------------------------------------------------
Greenwich Capital Commercial
Funding Corp., Commercial Mtg. Pass-
Through Certificates:
Series 2005-G G3, Cl. A2, 4.305%,
8/10/42                                                                                                   890,000           867,199
Series 2005-G G5, Cl. A2, 5.117%,
4/10/37                                                                                                   680,000           682,076
------------------------------------------------------------------------------------------------------------------------------------
GS Mortgage Securities Corp. II,
Commercial Mtg. Pass-Through
Certificates:
Series 2004-C1, Cl. A1, 3.659%,
10/10/28                                                                                                  677,741           656,816
Series 2004-GG2, Cl. A3, 4.602%,
8/10/38                                                                                                   410,000           404,980
------------------------------------------------------------------------------------------------------------------------------------
JPMorgan Chase Commercial
Mortgage Securities Corp.,
Commercial Mtg. Pass-Through
Certificates, Series 2005-LDP2,
Cl. A2, 4.575%, 7/15/42                                                                                   260,000           254,856
------------------------------------------------------------------------------------------------------------------------------------
LB-UBS Commercial Mortgage Trust,
Commercial Mtg. Pass-Through
Certificates, Series 2005-C5, Cl. A2,
4.885%, 9/15/30                                                                                           740,000           735,154
------------------------------------------------------------------------------------------------------------------------------------
Mastr Alternative Loan Trust, CMO
Pass-Through Certificates:
Series 2004-6, Cl. 10A1, 6%, 7/25/34                                                                    1,314,232         1,321,442
Series 2004-9, Cl. A3, 4.70%, 8/25/34 5                                                                 2,476,850         2,465,554
------------------------------------------------------------------------------------------------------------------------------------
Mastr Seasoned Securities Trust,
Mtg. Pass-Through Certificates,
Series 2004-2, Cl. A1, 6.50%, 8/25/32                                                                   1,845,692         1,863,572
------------------------------------------------------------------------------------------------------------------------------------
Nomura Asset Securities Corp.,
Commercial Mtg. Pass-Through
Certificates, Series 1998-D6, Cl. A1B,
6.59%, 3/15/30 3                                                                                          780,000           806,637
------------------------------------------------------------------------------------------------------------------------------------
Prudential Mortgage Capital Co. II
LLC, Commercial Mtg. Pass-Through
Certificates, Series PRU-HTG
2000-C1, Cl. A2, 7.306%, 10/6/15                                                                          983,000         1,075,406
------------------------------------------------------------------------------------------------------------------------------------
Residential Accredit Loans, Inc.,
Mtg. Asset-Backed Pass-Through
Certificates, Series 2003-QS1, Cl. A2,
5.75%, 1/25/33                                                                                            656,798           658,065

                                                                                                        PRINCIPAL             VALUE
                                                                                                           AMOUNT        SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

COMMERCIAL Continued
Wachovia Bank Commercial
Mortgage Trust, Commercial Mtg.
Obligations:
Series 2005-C17,
Cl. A2, 4.782%, 3/15/42                                                                            $    1,450,000    $    1,434,005
Series 2005-C20, Cl. A5, 5.087%,
7/15/42 5                                                                                                 740,000           735,147
------------------------------------------------------------------------------------------------------------------------------------
Washington Mutual Mortgage
Securities Corp., CMO Pass-Through
Certificates, Series 2005-AR5, Cl. A1,
4.681%, 5/25/35 5                                                                                         862,701           862,081
------------------------------------------------------------------------------------------------------------------------------------
Wells Fargo Mortgage-Backed
Securities Trust, CMO, Series
2004-DD, Cl. 2A1, 4.522%, 1/25/35 5                                                                       856,248           853,630
                                                                                                                     ---------------
                                                                                                                         26,367,749

------------------------------------------------------------------------------------------------------------------------------------
OTHER--0.1%
JPMorgan Chase Commercial
Mortgage Securities Corp., Commercial
Mtg. Pass-Through Certificates,
Series 2005-LDP4, Cl. A2, 4.79%,
10/15/42                                                                                                  890,000           878,671
------------------------------------------------------------------------------------------------------------------------------------
RESIDENTIAL--0.3%
Countrywide Alternative Loan Trust,
CMO, Series 2005-J1, Cl. 3A1, 6.50%,
8/25/32 3                                                                                               1,910,817         1,944,854
                                                                                                                     ---------------

Total Mortgage-Backed Obligations
(Cost $177,844,257)                                                                                                     176,955,365

------------------------------------------------------------------------------------------------------------------------------------
U.S. GOVERNMENT OBLIGATIONS--5.4%
------------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank Unsec.
Bonds:
3.125%, 11/15/06                                                                                        2,150,000         2,120,592
3.50%, 11/15/07                                                                                           650,000           635,595
------------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage Corp.
Unsec. Nts.:
3.625%, 9/15/06 10                                                                                      2,535,000         2,517,174
4.125%, 7/12/10 3                                                                                       1,707,000         1,666,280
4.375%, 11/16/07                                                                                          970,000           963,983
------------------------------------------------------------------------------------------------------------------------------------
Federal National Mortgage Assn
Unsec. Nts.:
4%, 2/28/07                                                                                             1,470,000         1,457,668
4.25%, 7/15/07 3                                                                                        2,215,000         2,199,307
6%, 5/15/11                                                                                             2,500,000         2,647,123
7.25%, 1/15/10-5/15/30                                                                                  1,575,000         1,901,423
------------------------------------------------------------------------------------------------------------------------------------
Tennessee Valley Authority Bonds:
4.65%, 6/15/35 3                                                                                        1,100,000         1,044,041
Series A, 6.79%, 5/23/12                                                                                7,916,000         8,771,862
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Bonds:
5.375%, 2/15/31 3                                                                                       1,025,000         1,151,684
8.875%, 8/15/17 3                                                                                         440,000           611,566
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Nts.:
3.875%, 7/15/10-9/15/10 3                                                                               1,939,000         1,899,645
4.25%, 11/30/07                                                                                           138,000           137,639
4.25%, 10/15/10-8/15/15 3                                                                                 263,000           260,036

                                                                                                        PRINCIPAL             VALUE
                                                                                                           AMOUNT        SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

U.S. GOVERNMENT OBLIGATIONS Continued
------------------------------------------------------------------------------------------------------------------------------------
4.375%, 12/15/10                                                                                   $      171,000    $      171,187
4.375%, 11/15/08 3                                                                                        455,000           455,213
5%, 2/15/11-8/15/11 3                                                                                     933,000           962,602
                                                                                                                     ---------------

Total U.S. Government Obligations
(Cost $32,028,590)                                                                                                       31,574,620

------------------------------------------------------------------------------------------------------------------------------------
FOREIGN GOVERNMENT OBLIGATIONS--0.2%
------------------------------------------------------------------------------------------------------------------------------------
United Mexican States Nts., 7.50%,
1/14/12 (Cost $1,169,010)                                                                               1,065,000         1,190,138

------------------------------------------------------------------------------------------------------------------------------------
NON-CONVERTIBLE CORPORATE BONDS AND NOTES--13.5%
------------------------------------------------------------------------------------------------------------------------------------
ABN Amro Bank NV (NY Branch),
7.125% Sub. Nts., Series B, 10/15/93                                                                      400,000           480,480
------------------------------------------------------------------------------------------------------------------------------------
Aetna, Inc., 7.375% Sr. Unsec. Nts.,
3/1/06                                                                                                  1,185,000         1,189,742
------------------------------------------------------------------------------------------------------------------------------------
Albertson's, Inc., 8% Sr. Unsec. Debs.,
5/1/31 3                                                                                                  710,000           700,402
------------------------------------------------------------------------------------------------------------------------------------
Allied Waste North America, Inc.,
8.875% Sr. Nts., Series B, 4/1/08                                                                         555,000           588,300
------------------------------------------------------------------------------------------------------------------------------------
Allstate Financial Global Funding II,
4.25% Nts., 9/10/08 6                                                                                     245,000           240,962
------------------------------------------------------------------------------------------------------------------------------------
Archer Daniels Midland Co., 5.375%
Nts., 9/15/35                                                                                             615,000           592,025
------------------------------------------------------------------------------------------------------------------------------------
AT&T Wireless Services, Inc., 8.125%
Sr. Unsec. Nts., 5/1/12                                                                                   815,000           942,861
------------------------------------------------------------------------------------------------------------------------------------
Bankers Trust Corp., 7.375% Unsec.
Sub. Nts., 5/1/08                                                                                         100,000           105,356
------------------------------------------------------------------------------------------------------------------------------------
Barclays Bank plc, 6.278% Perpetual
Bonds 11                                                                                                  960,000           966,614
------------------------------------------------------------------------------------------------------------------------------------
Beazer Homes USA, Inc., 6.875%
Sr. Unsec. Nts., 7/15/15 3                                                                                595,000           573,431
------------------------------------------------------------------------------------------------------------------------------------
British Sky Broadcasting Group plc,
7.30% Unsec. Nts., 10/15/06                                                                               216,000           219,536
------------------------------------------------------------------------------------------------------------------------------------
British Telecommunications plc,
8.875% Bonds, 12/15/30                                                                                    520,000           697,787
------------------------------------------------------------------------------------------------------------------------------------
CenterPoint Energy, Inc., 7.25% Sr. Nts.,
Series B, 9/1/10 3                                                                                        650,000           697,971
------------------------------------------------------------------------------------------------------------------------------------
Chancellor Media CCU, 8% Sr. Unsec.
Nts., 11/1/08                                                                                           1,100,000         1,170,203
------------------------------------------------------------------------------------------------------------------------------------
CIT Group, Inc.:
4.75% Sr. Nts., 8/15/08                                                                                   170,000           169,455
7.75% Sr. Unsec. Unsub. Nts., 4/2/12                                                                      460,000           522,355
------------------------------------------------------------------------------------------------------------------------------------
Citigroup, Inc., 6.625% Unsec. Sub.
Nts., 6/15/32                                                                                             465,000           527,184
------------------------------------------------------------------------------------------------------------------------------------
Coca-Cola Co. (The), 7.375% Unsec.
Debs., 7/29/93                                                                                            360,000           467,017
------------------------------------------------------------------------------------------------------------------------------------
ConAgra Foods, Inc., 6% Nts., 9/15/06                                                                     610,000           614,329
------------------------------------------------------------------------------------------------------------------------------------
Constellation Energy Group, Inc.,
7.60% Unsec. Nts., 4/1/32                                                                                 795,000           959,413

                                                                                                        PRINCIPAL             VALUE
                                                                                                           AMOUNT        SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

NON-CONVERTIBLE CORPORATE BONDS AND NOTES Continued
------------------------------------------------------------------------------------------------------------------------------------
Countrywide Financial Corp., 4.50%
Nts., Series A, 6/15/10                                                                            $      620,000    $      602,419
------------------------------------------------------------------------------------------------------------------------------------
Cox Communications, Inc., 4.625%
Unsec. Nts., 1/15/10                                                                                    1,230,000         1,191,781
------------------------------------------------------------------------------------------------------------------------------------
Credit Suisse First Boston, Inc. (USA),
5.50% Nts., 8/15/13                                                                                     1,130,000         1,154,487
------------------------------------------------------------------------------------------------------------------------------------
D.R. Horton, Inc., 6.125% Nts., 1/15/14                                                                   525,000           525,937
------------------------------------------------------------------------------------------------------------------------------------
DaimlerChrysler NA Holdings Corp.,
8% Nts., 6/15/10                                                                                        1,040,000         1,138,454
------------------------------------------------------------------------------------------------------------------------------------
Dana Corp., 6.50% Unsec. Nts., 3/1/09 3                                                                   785,000           631,925
------------------------------------------------------------------------------------------------------------------------------------
Delhaize America, Inc., 9% Unsub.
Debs., 4/15/31                                                                                            775,000           914,979
------------------------------------------------------------------------------------------------------------------------------------
Deutsche Telekom International
Finance BV, 8.50% Unsub. Nts.,
6/15/10 5                                                                                                 725,000           822,754
------------------------------------------------------------------------------------------------------------------------------------
Dominion Resources, Inc., 8.125% Sr
Unsub. Nts., 6/15/10                                                                                      845,000           940,082
------------------------------------------------------------------------------------------------------------------------------------
DTE Energy Co., 6.45% Sr. Unsub. Nts.,
6/1/06                                                                                                    580,000           583,775
------------------------------------------------------------------------------------------------------------------------------------
EOP Operating LP:
6.763% Sr. Unsec. Nts., 6/15/07                                                                           180,000           183,804
8.10% Unsec. Nts., 8/1/10                                                                                 700,000           773,879
8.375% Nts., 3/15/06                                                                                      425,000           427,931
------------------------------------------------------------------------------------------------------------------------------------
Federated Department Stores, Inc.,
6.625% Sr. Unsec. Nts., 9/1/08                                                                            760,000           788,112
------------------------------------------------------------------------------------------------------------------------------------
FedEx Corp., 2.65% Unsec. Nts.,
4/1/07                                                                                                  1,230,000         1,196,800
------------------------------------------------------------------------------------------------------------------------------------
FirstEnergy Corp.:
5.50% Sr. Unsub. Nts., Series A,
11/15/06                                                                                                  495,000           496,882
7.375% Sr. Unsub. Nts., Series C,
11/15/31                                                                                                  600,000           710,209
------------------------------------------------------------------------------------------------------------------------------------
Ford Motor Credit Co.:
5.80% Sr. Unsec. Nts., 1/12/09                                                                          1,440,000         1,257,002
7.375% Nts., 10/28/09                                                                                     255,000           226,336
------------------------------------------------------------------------------------------------------------------------------------
France Telecom SA, 8.50% Sr. Unsec.
Nts., 3/1/31 5                                                                                            180,000           240,897
------------------------------------------------------------------------------------------------------------------------------------
Gap, Inc. (The):
6.90% Nts., 9/15/07                                                                                       685,000           700,212
9.55% Unsub. Nts., 12/15/08 5                                                                             141,000           156,794
------------------------------------------------------------------------------------------------------------------------------------
General Mills, Inc., 3.875% Nts.,
11/30/07                                                                                                  890,000           872,953
------------------------------------------------------------------------------------------------------------------------------------
General Motors Acceptance Corp.:
6.15% Nts., 4/5/07                                                                                      1,855,000         1,752,649
8% Bonds, 11/1/31 3                                                                                       855,000           821,158
------------------------------------------------------------------------------------------------------------------------------------
Goldman Sachs Group, Inc. (The),
5.70% Sr. Unsec. Nts., 9/1/12                                                                           1,710,000         1,761,462
------------------------------------------------------------------------------------------------------------------------------------
Harrah's Operating Co., Inc., 5.625% Sr.
Unsec. Bonds, 6/1/15                                                                                      615,000           605,278

                                                                                                        PRINCIPAL             VALUE
                                                                                                           AMOUNT        SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

NON-CONVERTIBLE CORPORATE BONDS AND NOTES Continued
------------------------------------------------------------------------------------------------------------------------------------
HCA, Inc., 7.125% Sr. Unsec. Nts.,
6/1/06                                                                                             $      565,000    $      572,458
------------------------------------------------------------------------------------------------------------------------------------
Hilton Hotels Corp., 8.25% Sr. Unsec.
Nts., 2/15/11                                                                                             525,000           575,954
------------------------------------------------------------------------------------------------------------------------------------
HSBC Finance Corp., 4.75% Sr. Unsec.
Nts., 7/15/13                                                                                           1,210,000         1,170,902
------------------------------------------------------------------------------------------------------------------------------------
IPALCO Enterprises, Inc., 8.375% Sr.
Sec. Nts., 11/14/08 5                                                                                     540,000           568,350
------------------------------------------------------------------------------------------------------------------------------------
iStar Financial, Inc.:
5.125% Sr. Unsec. Nts., Series B, 4/1/11 3                                                                375,000           365,810
5.15% Sr. Unsec. Nts., 3/1/12                                                                             450,000           436,370
------------------------------------------------------------------------------------------------------------------------------------
J.C. Penney Co., Inc. (Holding Co.),
7.40% Nts., 4/1/37                                                                                      1,060,000         1,189,547
------------------------------------------------------------------------------------------------------------------------------------
JPMorgan Chase Capital XV,
5.875% Sub. Nts. Series O, 3/15/35                                                                        820,000           818,098
------------------------------------------------------------------------------------------------------------------------------------
K. Hovnanian Enterprises, Inc., 6.50%
Sr. Nts., 1/15/14                                                                                         595,000           571,989
------------------------------------------------------------------------------------------------------------------------------------
Kaiser Aluminum & Chemical Corp.,
10.875% Sr. Nts., Series B, 10/15/06 12                                                                   250,000           253,750
------------------------------------------------------------------------------------------------------------------------------------
KB Home, 5.75% Sr. Unsec. Unsub.
Nts., 2/1/14                                                                                              750,000           710,903
------------------------------------------------------------------------------------------------------------------------------------
Kinder Morgan, Inc., 6.50% Sr. Unsec.
Nts., 9/1/12                                                                                              655,000           694,834
------------------------------------------------------------------------------------------------------------------------------------
Kraft Foods, Inc., 5.25% Nts., 6/1/07                                                                     795,000           798,496
------------------------------------------------------------------------------------------------------------------------------------
Kroger Co. (The), 6.80% Sr. Unsec. Nts.,
4/1/11                                                                                                  1,350,000         1,417,377
------------------------------------------------------------------------------------------------------------------------------------
Lear Corp., 8.11% Sr. Unsec. Nts.,
Series B, 5/15/09                                                                                       1,000,000           931,368
------------------------------------------------------------------------------------------------------------------------------------
Lennar Corp., 5.95% Sr. Unsec. Nts.,
3/1/13 3                                                                                                  585,000           589,652
------------------------------------------------------------------------------------------------------------------------------------
Liberty Media Corp., 5.70% Sr. Unsec.
Nts., 5/15/13 3                                                                                           615,000           576,108
------------------------------------------------------------------------------------------------------------------------------------
Liberty Property Trust, 5.65% Sr. Nts.,
8/15/14                                                                                                   595,000           603,616
------------------------------------------------------------------------------------------------------------------------------------
Marsh & McLennan Cos., Inc., 5.875%
Sr. Unsec. Bonds, 8/1/33                                                                                  735,000           705,927
------------------------------------------------------------------------------------------------------------------------------------
May Department Stores Co., 7.90%
Unsec. Debs., 10/15/07                                                                                    410,000           427,049
------------------------------------------------------------------------------------------------------------------------------------
MBNA Corp., 7.50% Sr. Nts., Series F,
3/15/12                                                                                                   905,000         1,020,609
------------------------------------------------------------------------------------------------------------------------------------
Merrill Lynch & Co., Inc., 5% Sr. Unsub.
Nts., Series C, 2/3/14                                                                                  1,205,000         1,191,952
------------------------------------------------------------------------------------------------------------------------------------
MetLife, Inc., 5.70% Sr. Unsec. Nts.,
6/15/35 3                                                                                                 605,000           609,406
------------------------------------------------------------------------------------------------------------------------------------
MidAmerican Energy Holdings Co.,
5.875% Sr. Unsec. Nts., 10/1/12                                                                         1,005,000         1,038,962
------------------------------------------------------------------------------------------------------------------------------------
Morgan Stanley, 6.60% Nts., 4/1/12                                                                        570,000           613,461
------------------------------------------------------------------------------------------------------------------------------------
National City Bank, 6.20% Sub. Nts.,
12/15/11                                                                                                   83,000            87,932

                                                                                                        PRINCIPAL             VALUE
                                                                                                           AMOUNT        SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

NON-CONVERTIBLE CORPORATE BONDS AND NOTES Continued
------------------------------------------------------------------------------------------------------------------------------------
Nationwide Financial Services, Inc.:
5.90% Nts., 7/1/12                                                                                 $      440,000    $      459,345
6.25% Sr. Unsec. Nts., 11/15/11                                                                           130,000           136,994
------------------------------------------------------------------------------------------------------------------------------------
NiSource Finance Corp.:
3.20% Nts., 11/1/06                                                                                       180,000           177,432
7.875% Sr. Unsec. Nts., 11/15/10                                                                          790,000           876,187
------------------------------------------------------------------------------------------------------------------------------------
Pemex Project Funding Master Trust,
5.75% Unsec. Unsub. Nts., Series 12,
12/15/15 3,6                                                                                              965,000           961,381
------------------------------------------------------------------------------------------------------------------------------------
Petroleum Export Ltd. Cayman SPV,
4.623% Sr. Nts., Cl. A1, 6/15/10 6                                                                      1,798,000         1,782,057
------------------------------------------------------------------------------------------------------------------------------------
PF Export Receivables Master Trust,
3.748% Sr. Nts., Series B, 6/1/13 6                                                                       382,567           363,513
------------------------------------------------------------------------------------------------------------------------------------
Popular North America, Inc., 5.20%
Nts., 12/12/07                                                                                          1,195,000         1,194,387
------------------------------------------------------------------------------------------------------------------------------------
Portland General Electric Co., 8.125%
First Mortgage Nts., 2/1/10 6                                                                             470,000           519,209
------------------------------------------------------------------------------------------------------------------------------------
Prudential Holdings LLC, 8.695% Bonds,
Series C, 12/18/23 6                                                                                    1,095,000         1,391,300
------------------------------------------------------------------------------------------------------------------------------------
Prudential Insurance Co. of America,
8.30% Nts., 7/1/25                                                                                        920,000         1,193,988
------------------------------------------------------------------------------------------------------------------------------------
PSE&G Energy Holdings LLC, 7.75%
Unsec. Nts., 4/16/07                                                                                      595,000           618,800
------------------------------------------------------------------------------------------------------------------------------------
PSE&G Power LLC, 6.875% Sr. Unsec.
Nts., 4/15/06                                                                                             560,000           562,939
------------------------------------------------------------------------------------------------------------------------------------
PSEG Funding Trust I, 5.381% Nts.,
11/16/07                                                                                                  610,000           611,199
------------------------------------------------------------------------------------------------------------------------------------
R&B Falcon Corp., 9.50% Sr. Unsec. Nts.,
12/15/08                                                                                                  500,000           561,637
------------------------------------------------------------------------------------------------------------------------------------
Safeway, Inc., 7.50% Sr. Unsec. Nts.,
9/15/09                                                                                                   795,000           849,801
------------------------------------------------------------------------------------------------------------------------------------
SBC Communications, Inc., 5.30% Nts.,
11/15/10                                                                                                  885,000           888,623
------------------------------------------------------------------------------------------------------------------------------------
Sempra Energy, 7.95% Sr. Unsec. Unsub.
Nts., 3/1/10                                                                                              865,000           951,024
------------------------------------------------------------------------------------------------------------------------------------
Simon Property Group LP, 5.375% Nts.,
6/1/11 6                                                                                                  910,000           913,191
------------------------------------------------------------------------------------------------------------------------------------
Socgen Real Estate LLC,
7.64% Bonds 6,11                                                                                           45,000            46,839
------------------------------------------------------------------------------------------------------------------------------------
Sprint Capital Corp., 8.75% Nts.,
3/15/32                                                                                                   730,000           971,702
------------------------------------------------------------------------------------------------------------------------------------
Starwood Hotels & Resorts Worldwide,
Inc., 7.375% Nts., 5/1/07                                                                                 900,000           922,500
------------------------------------------------------------------------------------------------------------------------------------
Sterling Chemicals, Inc., 10% Sr. Sec. Nts.,
12/19/07 3,4,13                                                                                            93,882            90,596
------------------------------------------------------------------------------------------------------------------------------------
TCI Communications, Inc., 9.80% Sr.
Unsec. Debs., 2/1/12                                                                                    1,095,000         1,322,563
------------------------------------------------------------------------------------------------------------------------------------
Time Warner Entertainment Co. LP:
8.375% Sr. Nts., 7/15/33                                                                                  370,000           438,364
10.15% Sr. Nts., 5/1/12                                                                                   500,000           609,500

                                                                                                        PRINCIPAL             VALUE
                                                                                                           AMOUNT        SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

NON-CONVERTIBLE CORPORATE BONDS AND NOTES Continued
------------------------------------------------------------------------------------------------------------------------------------
Travelers Property Casualty Corp., 3.75%
Sr. Unsec. Nts., 3/15/08                                                                           $      880,000    $      858,720
------------------------------------------------------------------------------------------------------------------------------------
TXU Energy Co., 6.125% Nts., 3/15/08                                                                      755,000           767,798
------------------------------------------------------------------------------------------------------------------------------------
Tyco International Group SA:
6.125% Unsec. Unsub. Nts., 11/1/08                                                                      1,010,000         1,031,645
6.125% Unsec. Unsub. Nts., 1/15/09 3                                                                      136,000           139,093
6.375% Sr. Unsec. Unsub. Nts., 2/15/06                                                                    745,000           746,237
------------------------------------------------------------------------------------------------------------------------------------
Univision Communications, Inc., 3.50%
Sr. Unsec. Nts., 10/15/07                                                                                 955,000           926,810
------------------------------------------------------------------------------------------------------------------------------------
Verizon Global Funding Corp.:
5.85% Nts., 9/15/35 3                                                                                     600,000           580,194
7.25% Sr. Unsec. Unsub. Nts., 12/1/10                                                                     540,000           586,577
------------------------------------------------------------------------------------------------------------------------------------
Vornado Realty LP, 5.625% Sr. Unsec.
Unsub. Nts., 6/15/07                                                                                    1,175,000         1,183,626
------------------------------------------------------------------------------------------------------------------------------------
Western Forest Products, Inc., 15% Sec.
Nts., 7/28/09 6,13                                                                                        151,402           162,757
------------------------------------------------------------------------------------------------------------------------------------
Yum! Brands, Inc., 8.50% Sr. Unsec. Nts.,
4/15/06                                                                                                 1,230,000         1,242,099
                                                                                                                     ---------------

Total Non-Convertible Corporate

Bonds and Notes (Cost $80,094,919)                                                                                       80,085,881

------------------------------------------------------------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS--6.2%
------------------------------------------------------------------------------------------------------------------------------------
Undivided interest of 2.61% in joint repurchase
agreement (Principal Amount/Value $1,414,200,000,
with a maturity value of $1,414,844,247) with UBS
Warburg LLC, 4.10%, dated 12/30/05, to be
repurchased at $36,876,792 on 1/3/06,
collateralized by Federal Home Loan
Mortgage Corp., 5%, 1/1/35, with a value
of $157,513,104 and Federal National
Mortgage Assn., 5%--5.50%,
3/1/34--10/1/35, with a value of
$1,301,420,187 (Cost $36,860,000)                                                                      36,860,000        36,860,000
------------------------------------------------------------------------------------------------------------------------------------
Total Investments, at Value (excluding Investments
Purchased with Cash Collateral from Securities
Loaned) (Cost $589,661,012)                                                                                             667,909,088
------------------------------------------------------------------------------------------------------------------------------------
INVESTMENTS PURCHASED WITH CASH COLLATERAL
FROM SECURITIES LOANED--2.6%
------------------------------------------------------------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS--2.4%
Undivided interest of 0.45% in joint repurchase
agreement (Principal Amount/Value $3,150,000,000,
with a maturity value of $3,151,501,500) with
Nomura Securities, 4.29%, dated 12/30/05, to be
repurchased at $14,166,566 on 1/3/06, collateralized
by U.S. Agency Mortgages, 3.34%--9.50%,
6/1/08--5/1/38, with a value of
$3,213,000,000 14                                                                                      14,159,816        14,159,816

                                                                                                        PRINCIPAL             VALUE
                                                                                                           AMOUNT        SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

MASTER FLOATING NOTE--0.2%
Bear Stearns, 4.37%, 1/3/06 14                                                                     $      500,000    $      500,000
------------------------------------------------------------------------------------------------------------------------------------
Merrill Lynch Mortgage Capital, 4.35%, 1/3/06 14                                                          500,000           500,000
                                                                                                                     --------------
                                                                                                                          1,000,000
                                                                                                                     --------------
Total Investments Purchased with Cash
Collateral from Securities
Loaned (Cost $15,159,816)                                                                                                15,159,816

------------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS, AT VALUE
(COST $604,820,828)                                                                                         115.4%   $  683,068,904
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES IN EXCESS OF OTHER ASSETS                                                                       (15.4)      (91,159,850)
                                                                                                   ---------------------------------
NET ASSETS                                                                                                  100.0%   $  591,909,054
                                                                                                   =================================

FOOTNOTES TO STATEMENT OF INVESTMENTS

1. Non-income producing security.

2. A sufficient amount of liquid assets has been designated to cover outstanding written call options, as follows:

                                    CONTRACTS     EXPIRATION   EXERCISE     PREMIUM         VALUE
                              SUBJECT TO CALL           DATE      PRICE    RECEIVED    SEE NOTE 1
--------------------------------------------------------------------------------------------------

Schering-Plough Corp.                     539        1/23/06  $   22.50    $ 66,159          $ --

3. Partial or fully-loaned security. See Note 10 of Notes to Financial
Statements.

4. Illiquid security. The aggregate value of illiquid securities as of December
31, 2005 was $90,821, which represents 0.02% of the Fund's net assets. See Note
9 of Notes to Financial Statements.

5. Represents the current interest rate for a variable or increasing rate security.

6. Represents securities sold under Rule 144A, which are exempt from registration under the Securities Act of 1933, as amended. These securities have been determined to be liquid under guidelines established by the Board of
Trustees. These securities amount to $8,284,072 or 1.40% of the Fund's net assets as of December 31, 2005.

7. When-issued security or forward commitment to be delivered and settled after
December 31, 2005. See Note 1 of Notes to Financial Statements.

8. Interest-Only Strips represent the right to receive the monthly interest payments on an underlying pool of mortgage loans. These securities typically decline in price as interest rates decline. Most other fixed income securities increase in price when interest rates decline. The principal amount of the underlying pool represents the notional amount on which current interest is calculated. The price of these securities is typically more sensitive to changes in prepayment rates than traditional mortgage-backed securities (for example,
GNMA pass-throughs). Interest rates disclosed represent current yields based upon the current cost basis and estimated timing and amount of future cash flows. These securities amount to $8,330,322 or 1.41% of the Fund's net assets as of December 31, 2005.

9. Principal-Only Strips represent the right to receive the monthly principal payments on an underlying pool of mortgage loans. The value of these securities generally increases as interest rates decline and prepayment rates rise. The price of these securities is typically more volatile than that of coupon-bearing bonds of the same maturity. Interest rates disclosed represent current yields based upon the current cost basis and estimated timing of future cash flows.
These securities amount to $416,908 or 0.07% of the Fund's net assets as of
December 31, 2005.

10. All or a portion of the security is held in collateralized accounts to cover initial margin requirements on open futures sales contracts. The aggregate market value of such securities is $1,290,858. See Note 6 of Notes to Financial
Statements.

11. This bond has no contractual maturity date, is not redeemable and contractually pays an indefinite stream of interest.

12. Issue is in default. Non-income producing. See Note 1 of Notes to Financial
Statements.

13. Interest or dividend is paid-in-kind.

14. The security has been segregated to satisfy the forward commitment to return the cash collateral received in securities lending transactions upon the borrower's return of the securities loaned. See Note 10 of Notes to Financial
Statements.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF ASSETS AND LIABILITIES   December 31, 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------
Investments, at value (including securities loaned of
$21,629,669) (cost $604,820,828)
--see accompanying statement of investments                    $    683,068,904
--------------------------------------------------------------------------------
Cash                                                                    150,494
--------------------------------------------------------------------------------
Unrealized appreciation on swap contracts                                 9,971
--------------------------------------------------------------------------------
Receivables and other assets:
Investments sold (including $14,057,962 sold on a
when-issued basis or forward commitment)                             14,873,541
Interest, dividends and principal paydowns                            2,668,849
Shares of beneficial interest sold                                      299,712
Futures margins                                                             178
Other                                                                    15,156
                                                               -----------------
Total assets                                                        701,086,805

--------------------------------------------------------------------------------
LIABILITIES
--------------------------------------------------------------------------------
Return of collateral for securities loaned                           15,159,816
--------------------------------------------------------------------------------
Payables and other liabilities:
Investments purchased (including $86,495,417 purchased on a
when-issued basis or forward commitment)                             93,416,936
Shares of beneficial interest redeemed                                  462,285
Distribution and service plan fees                                       52,151
Shareholder communications                                               41,586
Trustees' compensation                                                   17,838
Transfer and shareholder servicing agent fees                             1,755
Other                                                                    25,384
                                                               -----------------
Total liabilities                                                   109,177,751

--------------------------------------------------------------------------------
NET ASSETS                                                     $    591,909,054
                                                               ================

--------------------------------------------------------------------------------
COMPOSITION OF NET ASSETS
--------------------------------------------------------------------------------
Par value of shares of beneficial interest                     $         34,704
--------------------------------------------------------------------------------
Additional paid-in capital                                          474,605,891
--------------------------------------------------------------------------------
Accumulated net investment income                                    12,162,267
--------------------------------------------------------------------------------
Accumulated net realized gain on investments and foreign
currency transactions                                                26,524,548
--------------------------------------------------------------------------------
Net unrealized appreciation on investments and translation
of assets and liabilities denominated in foreign currencies          78,581,644
                                                               -----------------
NET ASSETS                                                     $    591,909,054
                                                               =================

--------------------------------------------------------------------------------
NET ASSET VALUE PER SHARE
--------------------------------------------------------------------------------
Non-Service Shares:
Net asset value, redemption price per share and offering
price per share (based on net assets of $503,753,415 and
29,507,745 shares of beneficial interest outstanding)          $          17.07
--------------------------------------------------------------------------------
Service Shares:
Net asset value, redemption price per share and offering
price per share (based on net assets of $88,155,639
and 5,196,304 shares of beneficial interest outstanding)       $          16.97

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF OPERATIONS  For the Year Ended December 31, 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
INVESTMENT INCOME
--------------------------------------------------------------------------------
Interest                                                       $     12,116,204
--------------------------------------------------------------------------------
Dividends (net of foreign withholding taxes of $116,955)              4,060,409
--------------------------------------------------------------------------------
Portfolio lending fees                                                   38,039
                                                               -----------------
Total investment income                                              16,214,652

--------------------------------------------------------------------------------
EXPENSES
--------------------------------------------------------------------------------
Management fees                                                       4,290,435
--------------------------------------------------------------------------------
Distribution and service plan fees--Service shares                      182,249
--------------------------------------------------------------------------------
Transfer and shareholder servicing agent fees:
Non-Service shares                                                       10,441
Service shares                                                           10,085
--------------------------------------------------------------------------------
Shareholder communications:
Non-Service shares                                                       28,182
Service shares                                                            3,897
--------------------------------------------------------------------------------
Trustees' compensation                                                   15,431
--------------------------------------------------------------------------------
Custodian fees and expenses                                               9,965
--------------------------------------------------------------------------------
Administration service fees                                               1,500
--------------------------------------------------------------------------------
Other                                                                    49,003
                                                               -----------------
Total expenses                                                        4,601,188
Less reduction to custodian expenses                                     (8,035)
                                                               -----------------
Net expenses                                                          4,593,153
--------------------------------------------------------------------------------
NET INVESTMENT INCOME                                                11,621,499
--------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
--------------------------------------------------------------------------------
Net realized gain (loss) on:
Investments                                                          28,797,282
Closing and expiration of option contracts written                      (29,123)
Closing and expiration of futures contracts                           2,132,682
Foreign currency transactions                                           324,698
Swap contracts                                                          (92,399)
                                                               -----------------
Net realized gain                                                    31,133,140
--------------------------------------------------------------------------------
Net change in unrealized appreciation (depreciation) on:
Investments                                                         (19,476,737)
Translation of assets and liabilities denominated in
foreign currencies                                                     (700,128)
Futures contracts                                                      (220,128)
Option contracts                                                         66,159
Swap contracts                                                          (29,506)
                                                               -----------------
Net change in unrealized appreciation                               (20,360,340)

--------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS           $     22,394,299
                                                               =================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                              2005                 2004
-----------------------------------------------------------------------------------------------

OPERATIONS
-----------------------------------------------------------------------------------------------
Net investment income                                    $     11,621,499     $      8,957,568
-----------------------------------------------------------------------------------------------
Net realized gain                                              31,133,140           52,689,657
-----------------------------------------------------------------------------------------------
Net change in unrealized appreciation                         (20,360,340)          (6,010,809)
                                                         --------------------------------------
Net increase in net assets resulting from operations           22,394,299           55,636,416

-----------------------------------------------------------------------------------------------
DIVIDENDS AND/OR DISTRIBUTIONS TO SHAREHOLDERS
-----------------------------------------------------------------------------------------------
Dividends from net investment income:
Non-Service shares                                             (9,339,985)          (5,486,430)
Service shares                                                 (1,047,623)            (294,219)
-----------------------------------------------------------------------------------------------
Distributions from net realized gain:
Non-Service shares                                            (19,081,318)                  --
Service shares                                                 (2,361,220)                  --

-----------------------------------------------------------------------------------------------
BENEFICIAL INTEREST TRANSACTIONS
-----------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
from beneficial interest transactions:
Non-Service shares                                            (34,790,673)         (31,808,087)
Service shares                                                 29,195,366           29,880,516

-----------------------------------------------------------------------------------------------
NET ASSETS
-----------------------------------------------------------------------------------------------
Total increase (decrease)                                     (15,031,154)          47,928,196
-----------------------------------------------------------------------------------------------
Beginning of period                                           606,940,208          559,012,012
                                                         --------------------------------------
End of period (including accumulated net investment
income of $12,162,267 and $9,981,717, respectively)      $    591,909,054     $    606,940,208
                                                         ======================================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

NON-SERVICE SHARES     YEAR ENDED DECEMBER 31,                2005          2004          2003          2002          2001
-----------------------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
-----------------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period                     $   17.35     $   15.92     $   13.16     $   15.40     $   16.55
-----------------------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income                                          .33 1         .26 1         .27           .50           .53
Net realized and unrealized gain (loss)                        .31          1.33          2.90         (2.02)         (.19)
                                                         --------------------------------------------------------------------
Total from investment operations                               .64          1.59          3.17         (1.52)          .34
-----------------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                          (.30)         (.16)         (.41)         (.51)         (.64)
Distributions from net realized gain                          (.62)           --            --          (.21)         (.85)
                                                         --------------------------------------------------------------------
Total dividends and/or distributions to shareholders          (.92)         (.16)         (.41)         (.72)        (1.49)
-----------------------------------------------------------------------------------------------------------------------------

Net asset value, end of period                           $   17.07     $   17.35     $   15.92     $   13.16     $   15.40
                                                         ====================================================================

-----------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 2                            3.89%        10.10%        24.96%       (10.40)%        2.22%
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
-----------------------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)                 $ 503,753     $ 547,290     $ 533,710     $ 458,848     $ 593,033
-----------------------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                        $ 522,754     $ 528,655     $ 475,389     $ 517,516     $ 599,324
-----------------------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 3
Net investment income                                         1.98%         1.59%         1.82%         3.31%         3.42%
Total expenses                                                0.74% 4       0.74% 4       0.76% 4       0.74% 4       0.76% 4
-----------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                         67% 5         68% 5        248%           42%           30%

1. Per share amounts calculated based on the average shares outstanding during the period.

2. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

3. Annualized for periods of less than one full year.

4. Reduction to custodian expenses less than 0.01%.

5. The portfolio turnover rate excludes purchases and sales of To Be Announced
(TBA) mortgage-related securities as follows:

                                PURCHASE TRANSACTIONS          SALE TRANSACTIONS
--------------------------------------------------------------------------------
Year Ended December 31, 2005           $1,224,652,741             $1,250,455,539
Year Ended December 31, 2004           $1,460,076,994             $1,473,590,963

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

SERVICE SHARES     YEAR ENDED DECEMBER 31,                    2005            2004            2003            2002 1
---------------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
---------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period                     $   17.26       $   15.87       $   13.14       $   14.51
---------------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income                                          .29 2           .23 2           .39             .13
Net realized and unrealized gain (loss)                        .31            1.31            2.74           (1.50)
                                                         ------------------------------------------------------------
Total from investment operations                               .60            1.54            3.13           (1.37)
---------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                          (.27)           (.15)           (.40)             --
Distributions from net realized gain                          (.62)             --              --              --
                                                         ------------------------------------------------------------
Total dividends and/or distributions to shareholders          (.89)           (.15)           (.40)             --
---------------------------------------------------------------------------------------------------------------------

Net asset value, end of period                           $   16.97       $   17.26       $   15.87       $   13.14
                                                         ============================================================

---------------------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 3                            3.67%           9.79%          24.69%          (9.44)%
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
---------------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)                 $  88,156       $  59,650       $  25,302       $   2,306
---------------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                        $  72,977       $  39,851       $   9,908       $   1,037
---------------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 4
Net investment income                                         1.74%           1.41%           1.37%           3.30%
Total expenses                                                1.00% 5         1.02% 5         1.01% 5         0.99% 5
---------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                         67% 6           68% 6          248%             42%

1. For the period from May 1, 2002 (inception of offering) to December 31, 2002.

2. Per share amounts calculated based on the average shares outstanding during the period.

3. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

4. Annualized for periods of less than one full year.

5. Reduction to custodian expenses less than 0.01%.

6. The portfolio turnover rate excludes purchases and sales of To Be Announced
(TBA) mortgage-related securities as follows:

                                PURCHASE TRANSACTIONS          SALE TRANSACTIONS
--------------------------------------------------------------------------------
Year Ended December 31, 2005           $1,224,652,741             $1,250,455,539
Year Ended December 31, 2004           $1,460,076,994             $1,473,590,963

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES

Oppenheimer Balanced Fund/VA (the Fund), formerly Oppenheimer Multiple
Strategies Fund/VA, is a separate series of Oppenheimer Variable Account Funds, an open-end management investment company registered under the Investment
Company Act of 1940, as amended. The Fund's investment objective is to seek a high total investment return, which includes current income and capital appreciation in the value of its shares. The Fund's investment advisor is
OppenheimerFunds, Inc. (the Manager).

      The Fund offers two classes of shares. Both classes are sold at their offering price, which is the net asset value per share, to separate investment accounts of participating insurance companies as an underlying investment for variable life insurance policies, variable annuity contracts or other investment products. The class of shares designated as Service shares is subject to a distribution and service plan. Both classes of shares have identical rights and voting privileges with respect to the Fund in general and exclusive voting rights on matters that affect that class alone. Earnings, net assets and net asset value per share may differ due to each class having its own expenses, such as transfer and shareholder servicing agent fees and shareholder communications, directly attributable to that class.

      The following is a summary of significant accounting policies consistently followed by the Fund.

--------------------------------------------------------------------------------
SECURITIES VALUATION. The Fund calculates the net asset value of its shares as of the close of The New York Stock Exchange (the Exchange), normally 4:00 P.M.
Eastern time, on each day the Exchange is open for business. Securities may be valued primarily using dealer-supplied valuations or a portfolio pricing service authorized by the Board of Trustees. Securities listed or traded on National
Stock Exchanges or other domestic exchanges are valued based on the last sale price of the security traded on that exchange prior to the time when the Fund's assets are valued. Securities traded on NASDAQ are valued based on the closing price provided by NASDAQ prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the last sale price on the prior trading day, if it is within the spread of the closing "bid" and "asked"
prices, and if not, at the closing bid price. Securities traded on foreign exchanges are valued based on the last sale price on the principal exchange on which the security is traded, in the country that is identified by the portfolio pricing service, prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the official closing price on the principal exchange. Corporate, government and municipal debt instruments having a remaining maturity in excess of sixty days and all mortgage-backed securities will be valued at the mean between the "bid" and "asked" prices. Futures contracts traded on a commodities or futures exchange will be valued at the final settlement price or official closing price on the principal exchange as reported by such principal exchange at its trading session ending at, or most recently prior to, the time when the Fund's assets are valued. Securities
(including restricted securities) for which market quotations are not readily available are valued at their fair value. Foreign and domestic securities whose values have been materially affected by what the Manager identifies as a significant event occurring before the Fund's assets are valued but after the close of their respective exchanges will be fair valued. Fair value is determined in good faith using consistently applied procedures under the supervision of the Board of Trustees. Short-term "money market type" debt securities with remaining maturities of sixty days or less are valued at amortized cost (which approximates market value).

--------------------------------------------------------------------------------
SECURITIES ON A WHEN-ISSUED BASIS OR FORWARD COMMITMENT. Delivery and payment for securities that have been purchased by the Fund on a when-issued basis or forward commitment can take place up to ten days or more after the trade date.
Normally the settlement date occurs within six months after the trade date;
however, the Fund may, from time to time, purchase securities whose settlement date extends six months or more beyond trade date. During this period, such securities do not earn interest, are subject to market fluctuation and may increase or decrease in value prior to their delivery. The Fund maintains internally designated assets with a market value equal to or greater than the amount of its purchase commitments. The purchase of securities on a when-issued basis or forward commitment may increase the volatility of the Fund's net asset value to the extent the Fund executes such transactions while remaining substantially fully invested. The Fund may also sell securities that it purchased on a when-issued basis or forward commitment prior to settlement of the original purchase. As of December 31, 2005, the Fund had purchased

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES Continued

$86,495,417 of securities issued on a when-issued basis or forward commitment and sold $14,057,962 of securities issued on a when-issued basis or forward commitment.

      In connection with its ability to purchase or sell securities on a when-issued basis, the Fund may enter into forward roll transactions with respect to mortgage-related securities. Forward roll transactions require the sale of securities for delivery in the current month, and a simultaneous agreement with the same counterparty to repurchase similar (same type, coupon and maturity) but not identical securities on a specified future date. The Fund records the incremental difference between the forward purchase and sale of each forward roll as realized gain (loss) on investments or as fee income in the case of such transactions that have an associated fee in lieu of a difference in the forward purchase and sale price.

      Risks of entering into forward roll transactions include the potential inability of the counterparty to meet the terms of the agreement; the potential of the Fund to receive inferior securities at redelivery as compared to the securities sold to the counterparty; counterparty credit risk; and the potential pay down speed variance between the mortgage-related pools.

--------------------------------------------------------------------------------
SECURITY CREDIT RISK. The Fund invests in high-yield securities, which may be subject to a greater degree of credit risk, market fluctuations and loss of income and principal, and may be more sensitive to economic conditions than lower-yielding, higher-rated fixed-income securities. The Fund may acquire securities in default, and is not obligated to dispose of securities whose issuers subsequently default. As of December 31, 2005, securities with an aggregate market value of $253,750, representing 0.04% of the Fund's net assets, were in default.

--------------------------------------------------------------------------------
FOREIGN CURRENCY TRANSLATION. The Fund's accounting records are maintained in
U.S. dollars. The values of securities denominated in foreign currencies and amounts related to the purchase and sale of foreign securities and foreign investment income are translated into U.S. dollars as of the close of The New
York Stock Exchange (the Exchange), normally 4:00 P.M. Eastern time, on each day the Exchange is open for business. Foreign exchange rates may be valued primarily using dealer supplied valuations or a portfolio pricing service authorized by the Board of Trustees.

      Reported net realized foreign exchange gains or losses arise from sales of portfolio securities, sales and maturities of short-term securities, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the
Fund's books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, including investments in securities at fiscal period end, resulting from changes in exchange rates.

      The effect of changes in foreign currency exchange rates on investments is separately identified from the fluctuations arising from changes in market values of securities held and reported with all other foreign currency gains and losses in the Fund's Statement of Operations.

--------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS. Pursuant to an Exemptive Order issued by the
Securities and Exchange Commission, the Fund, along with other affiliated funds advised by the Manager, may transfer uninvested cash balances into joint trading accounts on a daily basis. These balances are invested in one or more repurchase agreements. Securities pledged as collateral for repurchase agreements are held by a custodian bank until the agreements mature. Each agreement requires that the market value of the collateral be sufficient to cover payments of interest and principal. In the event of default by the other party to the agreement, retention of the collateral may be subject to legal proceedings.

--------------------------------------------------------------------------------
ALLOCATION OF INCOME, EXPENSES, GAINS AND LOSSES. Income, expenses (other than those attributable to a specific class), gains and losses are allocated on a daily basis to each class of shares based upon the relative proportion of net assets represented by such class. Operating expenses directly attributable to a specific class are charged against the operations of that class.

--------------------------------------------------------------------------------
FEDERAL TAXES. The Fund intends to comply with provisions of the Internal
Revenue Code applicable to regulated investment companies and to distribute substantially all of its investment company taxable income, including any net realized gain on investments not offset by capital loss carryforwards, if any, to shareholders.

The tax components of capital shown in the table below represent distribution requirements the Fund must satisfy under the income tax regulations, losses the
Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

                                                               NET UNREALIZED
                                                           APPRECIATION BASED
                                                        ON COST OF SECURITIES
   UNDISTRIBUTED   UNDISTRIBUTED           ACCUMULATED  AND OTHER INVESTMENTS
   NET INVESTMENT      LONG-TERM                  LOSS     FOR FEDERAL INCOME
   INCOME                   GAIN  CARRYFORWARD 1,2,3,4           TAX PURPOSES
   --------------------------------------------------------------------------
   $15,937,671       $23,453,889              $368,687            $78,259,604

1. The Fund had $664 of post-October foreign currency losses which were deferred.

2. The Fund had $368,023 of straddle losses which were deferred.

3. During the fiscal year ended December 31, 2005, the Fund did not utilize any capital loss carryforward.

4.During the fiscal year ended December 31, 2004, the Fund utilized $28,540,378 of capital loss carryforward to offset capital gains realized in that fiscal year.

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund. Accordingly, the following amounts have been reclassified for December 31, 2005. Net assets of the Fund were unaffected by the reclassifications.

                                                               REDUCTION TO
                                        INCREASE TO         ACCUMULATED NET
   INCREASE                         ACCUMULATED NET           REALIZED GAIN
   TO PAID-IN CAPITAL             INVESTMENT INCOME        ON INVESTMENTS 5
   ------------------------------------------------------------------------
   $2,276,220                              $946,659              $3,222,879

5. $2,276,220, including $1,962,296 of long-term capital gain, was distributed in connection with Fund share redemptions.

The tax character of distributions paid during the years ended December 31, 2005 and December 31, 2004 was as follows:

                                         YEAR ENDED              YEAR ENDED
                                  DECEMBER 31, 2005       DECEMBER 31, 2004
   ------------------------------------------------------------------------
   Distributions paid from:
   Ordinary income                 $     10,387,608       $       5,780,649
   Long-term capital gain                21,442,538                      --
                                   ----------------------------------------
   Total                           $     31,830,146       $       5,780,649
                                   ========================================

The aggregate cost of securities and other investments and the composition of unrealized appreciation and depreciation of securities and other investments for federal income tax purposes as of December 31, 2005 are noted below. The primary difference between book and tax appreciation or depreciation of securities and other investments, if applicable, is attributable to the tax deferral of losses or tax realization of financial statement unrealized gain or loss.

   Federal tax cost of securities                           $   604,843,283
   Federal tax cost of other investments                        (94,325,512)
                                                            ----------------
   Total federal tax cost                                   $   510,517,771
                                                            ================
   Gross unrealized appreciation                            $    94,510,175
   Gross unrealized depreciation                                (16,250,571)
                                                            ----------------
   Net unrealized appreciation                              $    78,259,604
                                                            ================

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES Continued

TRUSTEES' COMPENSATION. The Board of Trustees has adopted a deferred compensation plan for independent trustees that enables trustees to elect to defer receipt of all or a portion of the annual compensation they are entitled to receive from the Fund. For purposes of determining the amount owed to the
Trustee under the plan, deferred amounts are treated as though equal dollar amounts had been invested in shares of the Fund or in other Oppenheimer funds selected by the Trustee. The Fund purchases shares of the funds selected for deferral by the Trustee in amounts equal to his or her deemed investment, resulting in a Fund asset equal to the deferred compensation liability. Such assets are included as a component of "Other" within the asset section of the
Statement of Assets and Liabilities. Deferral of trustees' fees under the plan will not affect the net assets of the Fund, and will not materially affect the
Fund's assets, liabilities or net investment income per share. Amounts will be deferred until distributed in accordance to the Plan.

--------------------------------------------------------------------------------
DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS. Dividends and distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date. Income and capital gain distributions, if any, are declared and paid annually.

--------------------------------------------------------------------------------
INVESTMENT INCOME. Dividend income is recorded on the ex-dividend date or upon ex-dividend notification in the case of certain foreign dividends where the ex-dividend date may have passed. Non-cash dividends included in dividend income, if any, are recorded at the fair market value of the securities received. Interest income, which includes accretion of discount and amortization of premium, is accrued as earned.

--------------------------------------------------------------------------------
CUSTODIAN FEES. Custodian Fees and Expenses in the Statement of Operations may
include interest expense incurred by the Fund on any cash overdrafts of its custodian account during the period. Such cash overdrafts may result from the effects of failed trades in portfolio securities and from cash outflows resulting from unanticipated shareholder redemption activity. The Fund pays interest to its custodian on such cash overdrafts to the extent they not offset by positive cash balances maintained by the Fund. The Reduction to Custodian
Expenses line item, if applicable, represents earnings on cash balances maintained by the Fund during the period. Such interest expense and other custodian fees may be paid with these earnings. At December 31, 2005, the Fund had $7 of such earnings on cash balances available to offset future custodian fees or interest expenses incurred during the next fiscal year.

--------------------------------------------------------------------------------
SECURITY TRANSACTIONS. Security transactions are recorded on the trade date.
Realized gains and losses on securities sold are determined on the basis of identified cost.

--------------------------------------------------------------------------------
OTHER. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
2. SHARES OF BENEFICIAL INTEREST

The Fund has authorized an unlimited number of $0.001 par value shares of beneficial interest of each class. Transactions in shares of beneficial interest were as follows:

                                              YEAR ENDED DECEMBER 31, 2005      YEAR ENDED DECEMBER 31, 2004
                                                  SHARES            AMOUNT          SHARES            AMOUNT
------------------------------------------------------------------------------------------------------------

NON-SERVICE SHARES
Sold                                           1,776,358      $ 29,867,328       2,625,394      $ 42,309,798
Dividends and/or distributions reinvested      1,726,689        28,421,303         342,260         5,486,430
Redeemed                                      (5,537,549)      (93,079,304)     (4,948,306)      (79,604,315)
                                              ---------------------------------------------------------------
Net decrease                                  (2,034,502)     $(34,790,673)     (1,980,652)     $(31,808,087)
                                              ===============================================================

-------------------------------------------------------------------------------------------------------------
SERVICE SHARES
Sold                                           1,918,395      $ 32,184,682       2,003,047      $ 32,170,140
Dividends and/or distributions reinvested        207,983         3,408,843          18,400           294,219
Redeemed                                        (385,436)       (6,398,159)       (160,331)       (2,583,843)
                                              ---------------------------------------------------------------
Net increase                                   1,740,942      $ 29,195,366       1,861,116      $ 29,880,516
                                              ===============================================================

--------------------------------------------------------------------------------
3. PURCHASES AND SALES OF SECURITIES

The aggregate cost of purchases and proceeds from sales of securities, other than short-term obligations, for the year ended December 31, 2005, were as follows:

                                      PURCHASES            SALES
----------------------------------------------------------------
Investment securities            $  327,895,921   $  332,518,100
U.S. government and government
agency obligations                   39,886,096       47,874,199
To Be Announced (TBA)
mortgage-related securities       1,224,652,741    1,250,455,539

--------------------------------------------------------------------------------
4. FEES AND OTHER TRANSACTIONS WITH AFFILIATES

MANAGEMENT FEES. Management fees paid to the Manager were in accordance with the investment advisory agreement with the Fund which provides for a fee at an annual rate of 0.75% of the first $200 million of average annual net assets,
0.72% of the next $200 million, 0.69% of the next $200 million, 0.66% of the next $200 million and 0.60% of average annual net assets over $800 million.

--------------------------------------------------------------------------------
ADMINISTRATION SERVICE FEES. The Fund pays the Manager a fee of $1,500 per year for preparing and filing the Fund's tax returns.

--------------------------------------------------------------------------------
TRANSFER AGENT FEES. OppenheimerFunds Services (OFS), a division of the Manager, acts as the transfer and shareholder servicing agent for the Fund. The Fund pays
OFS a per account fee. For the year ended December 31, 2005, the Fund paid
$20,480 to OFS for services to the Fund.

      Additionally, funds offered in variable annuity separate accounts are subject to minimum fees of $10,000 per class, for class level assets of $10 million or more. Each class is subject to the minimum fee in the event that the per account fee does not equal or exceed the applicable minimum fee.

--------------------------------------------------------------------------------
DISTRIBUTION AND SERVICE PLAN FOR SERVICE SHARES. The Fund has adopted a
Distribution and Service Plan for Service shares to pay OppenheimerFunds
Distributor, Inc. (the Distributor), for distribution related services, personal service and account maintenance for the Fund's Service shares. Under the plan, payments are made periodically at an annual rate of up to 0.25% of the average annual net assets of Service shares of the Fund. The Distributor currently uses all of those fees to compensate sponsor(s) of the insurance product that offers
Fund shares, for providing personal service and maintenance of accounts of their variable contract owners that hold Service shares. The impact of the service plan is to increase operating expenses of the Service shares, which results in lower performance compared to the Fund's shares that are not subject to a service fee. Fees incurred by the Fund under the plan are detailed in the
Statement of Operations.

--------------------------------------------------------------------------------
WAIVERS AND REIMBURSEMENTS OF EXPENSES. OFS has voluntarily agreed to limit transfer and shareholder servicing agent fees for all classes to 0.35% of average annual net assets per class. This undertaking may be amended or withdrawn at any time.

--------------------------------------------------------------------------------
5. FOREIGN CURRENCY CONTRACTS

A foreign currency contract is a commitment to purchase or sell a foreign currency at a future date, at a negotiated rate. The Fund may enter into foreign currency contracts to settle specific purchases or sales of securities denominated in a foreign currency and for protection from adverse exchange rate fluctuation. Risks to the Fund include the potential inability of the counterparty to meet the terms of the contract.

      The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Fund and the resulting unrealized appreciation or depreciation are determined using prevailing foreign currency exchange rates.
Unrealized appreciation and depreciation on foreign currency contracts are reported in the Statement of Assets and Liabilities as a receivable or payable and in the Statement of Operations with the change in unrealized appreciation or depreciation.

--------------------------------------------------------------------------------
5. FOREIGN CURRENCY CONTRACTS Continued

      The Fund may realize a gain or loss upon the closing or settlement of the foreign transaction. Contracts closed or settled with the same broker are recorded as net realized gains or losses. Such realized gains and losses are reported with all other foreign currency gains and losses in the Statement of
Operations.

      As of December 31, 2005, the Fund had no outstanding foreign currency contracts.

--------------------------------------------------------------------------------
6. FUTURES CONTRACTS

A futures contract is a commitment to buy or sell a specific amount of a commodity or financial instrument at a negotiated price on a stipulated future date. Futures contracts are traded on a commodity exchange. The Fund may buy and sell futures contracts that relate to broadly based securities indices
(financial futures) or debt securities (interest rate futures) in order to gain exposure to or protection from changes in market value of stocks and bonds or interest rates. The Fund may also buy or write put or call options on these futures contracts.

      The Fund generally sells futures contracts as a hedge against increases in interest rates and decreases in market value of portfolio securities. The Fund may also purchase futures contracts to gain exposure to market changes as it may be more efficient or cost effective than actually buying securities.

      Upon entering into a futures contract, the Fund is required to deposit either cash or securities (initial margin) in an amount equal to a certain percentage of the contract value. Subsequent payments (variation margin) are made or received by the Fund each day. The variation margin payments are equal to the daily changes in the contract value and are recorded as unrealized gains and losses. The Fund recognizes a realized gain or loss when the contract is closed or has expired.

      Cash held by the broker to cover initial margin requirements on open futures contracts is noted in the Statement of Assets and Liabilities.
Securities held in collateralized accounts to cover initial margin requirements on open futures contracts are noted in the Statement of Investments. The
Statement of Assets and Liabilities reflects a receivable and/or payable for the daily mark to market for variation margin. Realized gains and losses are reported in the Statement of Operations as the closing and expiration of futures contracts. The net change in unrealized appreciation and depreciation is reported in the Statement of Operations.

      Risks of entering into futures contracts (and related options) include the possibility that there may be an illiquid market and that a change in the value of the contract or option may not correlate with changes in the value of the underlying securities.

As of December 31, 2005, the Fund had outstanding futures contracts as follows:

                                                                                 UNREALIZED
                                EXPIRATION   NUMBER OF     VALUATION AS OF     APPRECIATION
CONTRACT DESCRIPTION                 DATES   CONTRACTS   DECEMBER 31, 2005   (DEPRECIATION)
-------------------------------------------------------------------------------------------

CONTRACTS TO PURCHASE
U.S. Long Bonds                    3/22/06         163   $      18,612,563   $      329,306
                                                                             ---------------
CONTRACTS TO SELL
Euro-Bundesobligation, 10 yr.       3/8/06          30           4,327,370          (32,925)
U.S. Treasury Nts., 2 yr.          3/31/06         373          76,534,938           (4,749)
U.S. Treasury Nts., 5 yr.          3/22/06         180          19,141,875          (34,750)
U.S. Treasury Nts., 10 yr.         3/22/06         118          12,909,938              498
                                                                             ---------------
                                                                                    (71,926)
                                                                             ---------------
                                                                             $      257,380
                                                                             ===============

--------------------------------------------------------------------------------
7. OPTION ACTIVITY

The Fund may buy and sell put and call options, or write put and covered call options on portfolio securities in order to produce incremental earnings or protect against changes in the value of portfolio securities.

      The Fund generally purchases put options or writes covered call options to hedge against adverse movements in the value of portfolio holdings. When an option is written, the Fund receives a premium and becomes obligated to sell or purchase the underlying security at a fixed price, upon exercise of the option.

      Options are valued daily based upon the last sale price on the principal exchange on which the option is traded and unrealized appreciation or depreciation is recorded. The Fund will realize a gain or loss upon the expiration or closing of the option transaction. When an option is exercised, the proceeds on sales for a written call option, the purchase cost for a written put option, or the cost of the security for a purchased put or call option is adjusted by the amount of premium received or paid.

      Securities designated to cover outstanding call options are noted in the
Statement of Investments where applicable. Contracts subject to call, expiration date, exercise price, premium received and market value are detailed in a note to the Statement of Investments. Options written are reported as a liability in the Statement of Assets and Liabilities. Realized gains and losses are reported in the Statement of Operations.

      The risk in writing a call option is that the Fund gives up the opportunity for profit if the market price of the security increases and the option is exercised. The risk in writing a put option is that the Fund may incur a loss if the market price of the security decreases and the option is exercised. The risk in buying an option is that the Fund pays a premium whether or not the option is exercised. The Fund also has the additional risk of not being able to enter into a closing transaction if a liquid secondary market does not exist.

Written option activity for the year ended December 31, 2005 was as follows:

                                         CALL OPTIONS            PUT OPTIONS
                                ---------------------   ---------------------
                                NUMBER OF   AMOUNT OF   NUMBER OF     AMOUNT
                                CONTRACTS    PREMIUMS   CONTRACTS   PREMIUMS
-----------------------------------------------------------------------------
Options outstanding as of
December 31, 2004                      --   $      --          --   $     --
Options written                       539      66,159         575     29,503
Options closed or expired              --          --        (575)   (29,503)
                                ---------------------------------------------
Options outstanding as of
December 31, 2005                     539   $  66,159          --   $     --
                                =============================================

--------------------------------------------------------------------------------
8. TOTAL RETURN SWAP CONTRACTS

The Fund may enter into a total return swap transaction to maintain a total return on a particular investment, or portion of its portfolio, or for other non-speculative purposes. Because the principal amount is not exchanged, it represents neither an asset nor a liability to either counterparty, and is referred to as notional. The unrealized gain (loss) related to the valuation of such contracts as well as the amount due to (owed by) the Fund at termination or settlement is combined and separately disclosed as an asset (liability) on the
Statement of Assets and Liabilities. The Fund also records any periodic payments received from (paid to) the counterparty under such contracts as realized gain
(loss) on the Statement of Operations. Total return swaps are subject to risks
(if the counterparty fails to meet its obligations).

--------------------------------------------------------------------------------
8. TOTAL RETURN SWAP CONTRACTS Continued

As of December 31, 2005, the Fund had entered into the following total return swap agreements:

SWAP                                                                        NOTIONAL  TERMINATION    UNREALIZED
COUNTERPARTY       SWAP DESCRIPTION                                           AMOUNT         DATE  APPRECIATION
---------------------------------------------------------------------------------------------------------------

                   Received or paid monthly. If the sum of the Lehman
                   Brothers CMBS Index Payer Payment Amount and the
                   Floating Rate Payer Payment Amount is positive, the
                   Counterparty will pay such amount to the Fund.
Goldman Sachs      If the sums are negative, then the Fund shall pay the
Group, Inc. (The)  absolute value of such amount to the Counterparty      $3,530,000       6/1/06  $      9,971

Abbreviations are as follows:

CMBS       Commercial Mortgage Backed Securities Markets

--------------------------------------------------------------------------------
9. ILLIQUID SECURITIES

As of December 31, 2005, investments in securities included issues that are illiquid. A security may be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. The
Fund will not invest more than 15% of its net assets (determined at the time of purchase and reviewed periodically) in illiquid securities. Securities that are illiquid are marked with the applicable footnote on the Statement of
Investments.

--------------------------------------------------------------------------------
10. SECURITIES LENDING

The Fund lends portfolio securities from time to time in order to earn additional income. In return, the Fund receives collateral in the form of U.S.
Treasury obligations or cash, against the loaned securities and maintains collateral in an amount not less than 100% of the market value of the loaned securities during the period of the loan. The market value of the loaned securities is determined at the close of business of the funds and any additional required collateral is delivered to the Fund on the next business day. If the borrower defaults on its obligation to return the securities loaned because of insolvency or other reasons, the Fund could experience delays and cost in recovering the securities loaned or in gaining access to the collateral.
Cash collateral is invested in cash equivalents. The Fund retains a portion of the interest earned from the collateral. The Fund continues to receive the economic benefit of interest or dividends paid on the securities loaned in the form of a substitute payment received from the borrower. As of December 31,
2005, the Fund had on loan securities valued at $21,629,669. Collateral of
$22,050,962 was received for the loans, of which $15,159,816 was received in cash and subsequently invested in approved instruments.

--------------------------------------------------------------------------------
11. LITIGATION

A consolidated amended complaint has been filed as putative derivative and class actions against the Manager, OFS and the Distributor, as well as 51 of the
Oppenheimer funds (as "Nominal Defendants") excluding the Fund, 30 present and former Directors or Trustees and 8 present and former officers of the funds.
This complaint, initially filed in the U.S. District Court for the Southern
District of New York on January 10, 2005 and amended on March 4, 2005, consolidates into a single action and amends six individual previously-filed putative derivative and class action complaints. Like those prior complaints, the complaint alleges that the Manager charged excessive fees for distribution and other costs, improperly used assets of the funds in the form of directed brokerage commissions and 12b-1 fees to pay brokers to promote sales of the funds, and failed to properly disclose the use of assets of the funds to make those payments in violation of the Investment Company Act of 1940 and the
Investment Advisers Act of 1940. Also, like those prior complaints, the complaint further alleges that by permitting and/or participating in those actions, the Directors/Trustees and the Officers breached their fiduciary duties to shareholders of the funds under the Investment Company Act of 1940 and at common law. The complaint seeks unspecified compensatory and punitive damages, rescission of the funds' investment advisory agreements, an accounting of all fees paid, and an award of attorneys' fees and litigation expenses.

      The defendants believe that the allegations contained in the Complaints are without merit and that they have meritorious defenses against the claims asserted. The defendants intend to defend these lawsuits vigorously and to contest any claimed liability. The defendants believe that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them and that no estimate can yet be made with any degree of certainty as to the amount or range of any potential loss.

                      END OF OPPENHEIMER BALANCED FUND/VA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TO THE BOARD OF TRUSTEES AND SHAREHOLDERS OF OPPENHEIMER CAPITAL APPRECIATION
FUND/VA:

We have audited the accompanying statement of assets and liabilities of
Oppenheimer Capital Appreciation Fund/VA, a series of Oppenheimer Variable
Account Funds, including the statement of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods presented.
These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

      We conducted our audits in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.
The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of
Oppenheimer Capital Appreciation Fund/VA as of December 31, 2005, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods presented, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Denver, Colorado
February 13, 2006

STATEMENT OF INVESTMENTS  December 31, 2005
--------------------------------------------------------------------------------

                                                                           VALUE
                                                          SHARES      SEE NOTE 1
--------------------------------------------------------------------------------
COMMON STOCKS--97.8%
--------------------------------------------------------------------------------
CONSUMER DISCRETIONARY--14.3%
--------------------------------------------------------------------------------
AUTOMOBILES--0.5%
Toyota Motor Corp.                                       184,800     $ 9,668,452
--------------------------------------------------------------------------------
HOTELS, RESTAURANTS & LEISURE--2.0%
Carnival Corp.                                           566,700      30,301,449
--------------------------------------------------------------------------------
Starbucks Corp. 1                                        354,000      10,623,540
                                                                     -----------
                                                                      40,924,989

--------------------------------------------------------------------------------
HOUSEHOLD DURABLES--0.7%
Toll Brothers, Inc. 1                                    399,500      13,838,680
--------------------------------------------------------------------------------
INTERNET & CATALOG RETAIL--1.7%
eBay, Inc. 1                                             832,600      36,009,950
--------------------------------------------------------------------------------
MEDIA--3.4%
Comcast Corp., Cl. A Special,
Non-Vtg. 1                                               984,400      25,289,236
--------------------------------------------------------------------------------
Time Warner, Inc.                                      1,030,000      17,963,200
--------------------------------------------------------------------------------
Walt Disney Co. (The)                                    615,000      14,741,550
--------------------------------------------------------------------------------
XM Satellite Radio Holdings, Inc.,
Cl. A 1                                                  432,000      11,784,960
                                                                     -----------
                                                                      69,778,946

--------------------------------------------------------------------------------
MULTILINE RETAIL--1.9%
J.C. Penney Co., Inc. (Holding Co.)                      207,200      11,520,320
--------------------------------------------------------------------------------
Kohl's Corp. 1                                           333,900      16,227,540
--------------------------------------------------------------------------------
Target Corp.                                             190,300      10,460,791
                                                                     -----------
                                                                      38,208,651

--------------------------------------------------------------------------------

SPECIALTY RETAIL--3.8%
Best Buy Co., Inc.                                       367,750      15,989,770
--------------------------------------------------------------------------------
Lowe's Cos., Inc.                                        368,300      24,550,878
--------------------------------------------------------------------------------
Michaels Stores, Inc.                                    306,400      10,837,368
--------------------------------------------------------------------------------
Staples, Inc.                                            766,100      17,398,131
--------------------------------------------------------------------------------
Williams-Sonoma, Inc. 1                                  187,200       8,077,680
                                                                     -----------
                                                                      76,853,827

--------------------------------------------------------------------------------
TEXTILES, APPAREL & LUXURY GOODS--0.3%
Coach, Inc. 1                                            189,300       6,311,262
--------------------------------------------------------------------------------
CONSUMER STAPLES--8.3%
--------------------------------------------------------------------------------
BEVERAGES--1.1%
PepsiCo, Inc.                                            399,000      23,572,920
--------------------------------------------------------------------------------
FOOD & STAPLES RETAILING--2.8%
Costco Wholesale Corp.                                   177,600       8,785,872
--------------------------------------------------------------------------------
CVS Corp.                                                718,400      18,980,128
--------------------------------------------------------------------------------
Sysco Corp.                                              408,700      12,690,135
--------------------------------------------------------------------------------
Wal-Mart Stores, Inc.                                    359,100      16,805,880
                                                                     -----------
                                                                      57,262,015

                                                                           VALUE
                                                         SHARES       SEE NOTE 1
--------------------------------------------------------------------------------
FOOD PRODUCTS--2.0%
Cadbury Schweppes plc                                  1,825,680    $ 17,260,141
--------------------------------------------------------------------------------
Nestle SA                                                 76,972      23,020,430
                                                                    ------------
                                                                      40,280,571

--------------------------------------------------------------------------------
HOUSEHOLD PRODUCTS--2.4%
Procter & Gamble Co. (The)                           511,400      29,599,832
--------------------------------------------------------------------------------
Reckitt Benckiser plc                                    568,470      18,778,494
                                                                    ------------
                                                                      48,378,326

--------------------------------------------------------------------------------
ENERGY--6.7%
--------------------------------------------------------------------------------
ENERGY EQUIPMENT & SERVICES--4.1%
Halliburton Co.                                          247,600      15,341,296
--------------------------------------------------------------------------------
Schlumberger Ltd.                                        250,500      24,336,075
--------------------------------------------------------------------------------
Smith International, Inc.                                615,100      22,826,361
--------------------------------------------------------------------------------
Transocean, Inc. 1                                       296,900      20,690,961
                                                                    ------------
                                                                      83,194,693

--------------------------------------------------------------------------------
OIL & GAS--2.6%
Apache Corp.                                             157,200      10,771,344
--------------------------------------------------------------------------------
EOG Resources, Inc.                                      190,600      13,984,322
--------------------------------------------------------------------------------
Kinder Morgan Management LLC                             238,642      10,848,665
--------------------------------------------------------------------------------
Occidental Petroleum Corp.                               212,400      16,966,512
                                                                    ------------
                                                                      52,570,843

--------------------------------------------------------------------------------
FINANCIALS--9.4%
--------------------------------------------------------------------------------
COMMERCIAL BANKS--0.5%
Bank of America Corp.                                    197,900       9,133,085
--------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL SERVICES--5.4%
American Express Co.                                     202,300      10,410,358
--------------------------------------------------------------------------------
Chicago Mercantile Exchange (The)                         46,300      17,014,787
--------------------------------------------------------------------------------
Citigroup, Inc.                                          262,800      12,753,684
--------------------------------------------------------------------------------
Franklin Resources, Inc.                                 130,800      12,296,508
--------------------------------------------------------------------------------
Goldman Sachs Group, Inc. (The)                          175,000      22,349,250
--------------------------------------------------------------------------------
Legg Mason, Inc.                                         118,500      14,183,265
--------------------------------------------------------------------------------
Lehman Brothers Holdings, Inc.                            55,500       7,113,435
--------------------------------------------------------------------------------
Nomura Securities Co. Ltd.                               479,700       9,192,538
--------------------------------------------------------------------------------
T. Rowe Price Group, Inc.                                 60,800       4,379,424
                                                                    ------------
                                                                     109,693,249

--------------------------------------------------------------------------------
INSURANCE--3.5%
American International Group, Inc.                       573,550      39,133,317
--------------------------------------------------------------------------------
Hartford Financial Services
Group, Inc. (The)                                        155,600      13,364,484
--------------------------------------------------------------------------------
Prudential Financial, Inc.                               268,400      19,644,196
                                                                    ------------
                                                                      72,141,997

                                                                           VALUE
                                                          SHARES      SEE NOTE 1
--------------------------------------------------------------------------------
HEALTH CARE--17.8%
--------------------------------------------------------------------------------
BIOTECHNOLOGY--4.5%
Amgen, Inc. 1                                            486,100    $ 38,333,846
--------------------------------------------------------------------------------
Genentech, Inc. 1                                        181,600      16,798,000
--------------------------------------------------------------------------------
Genzyme Corp. (General Division) 1                       241,000      17,057,980
--------------------------------------------------------------------------------
Gilead Sciences, Inc. 1                                  139,200       7,326,096
--------------------------------------------------------------------------------
MedImmune, Inc. 1                                        363,200      12,719,264
                                                                    ------------
                                                                      92,235,186

--------------------------------------------------------------------------------
HEALTH CARE EQUIPMENT & SUPPLIES--4.4%
Fisher Scientific International, Inc.                    222,100      13,739,106
--------------------------------------------------------------------------------
Medtronic, Inc.                                          765,200      44,052,564
--------------------------------------------------------------------------------
PerkinElmer, Inc.                                        497,700      11,725,812
--------------------------------------------------------------------------------
Stryker Corp.                                            180,500       8,019,615
--------------------------------------------------------------------------------
Varian Medical Systems, Inc. 1                           228,300      11,492,622
                                                                    ------------
                                                                      89,029,719

--------------------------------------------------------------------------------
HEALTH CARE PROVIDERS & SERVICES--3.6%
Aetna, Inc.                                              153,100      14,438,861
--------------------------------------------------------------------------------
Caremark Rx, Inc. 1                                      200,100      10,363,179
--------------------------------------------------------------------------------
Medco Health Solutions, Inc. 1                           181,900      10,150,020
--------------------------------------------------------------------------------
Patterson Cos., Inc. 1                                   155,100       5,180,340
--------------------------------------------------------------------------------
Quest Diagnostics, Inc.                                  187,900       9,673,092
--------------------------------------------------------------------------------
UnitedHealth Group, Inc.                                 374,400      23,265,216
                                                                    ------------
                                                                      73,070,708

--------------------------------------------------------------------------------
PHARMACEUTICALS--5.3%
Eli Lilly & Co.                                      237,600      13,445,784
--------------------------------------------------------------------------------
Novartis AG                                              572,143      30,064,666
--------------------------------------------------------------------------------
Roche Holdings AG                                        156,478      23,494,623
--------------------------------------------------------------------------------
Sanofi-Aventis SA                                        184,980      16,205,761
--------------------------------------------------------------------------------
Teva Pharmaceutical Industries Ltd.,
Sponsored ADR                                            557,946      23,997,257
                                                                    ------------
                                                                     107,208,091

--------------------------------------------------------------------------------
INDUSTRIALS--8.7%
--------------------------------------------------------------------------------
AEROSPACE & DEFENSE--3.5%
Empresa Brasileira de Aeronautica
SA, ADR                                                  473,700      18,521,670
--------------------------------------------------------------------------------
General Dynamics Corp.                                   153,700      17,529,485
--------------------------------------------------------------------------------
Lockheed Martin Corp.                                    278,100      17,695,503
--------------------------------------------------------------------------------
United Technologies Corp.                                336,100      18,791,351
                                                                    ------------
                                                                      72,538,009

--------------------------------------------------------------------------------
AIR FREIGHT & LOGISTICS--0.5%
Expeditors International of
Washington, Inc.                                         140,700       9,498,657

                                                                           VALUE
                                                          SHARES      SEE NOTE 1
--------------------------------------------------------------------------------
COMMERCIAL SERVICES & SUPPLIES--0.3%
Corporate Executive Board Co.                             66,700    $  5,982,990
--------------------------------------------------------------------------------
DIVERSIFIED CONSUMER SERVICES--1.1%
Apollo Group, Inc., Cl. A 1                              379,000      22,914,340
--------------------------------------------------------------------------------
INDUSTRIAL CONGLOMERATES--2.4%
General Electric Co.                                   1,376,700      48,253,335
--------------------------------------------------------------------------------
MACHINERY--0.9%
Danaher Corp.                                            337,900      18,848,062
--------------------------------------------------------------------------------
INFORMATION TECHNOLOGY--27.7%
--------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT--6.6%
Cisco Systems, Inc. 1                                  3,496,300      59,856,656
--------------------------------------------------------------------------------
Corning, Inc. 1                                          673,000      13,231,180
--------------------------------------------------------------------------------
Motorola, Inc.                                           885,500      20,003,445
--------------------------------------------------------------------------------
Nokia Corp., Sponsored ADR                               572,200      10,471,260
--------------------------------------------------------------------------------
QUALCOMM, Inc.                                           437,700      18,856,116
--------------------------------------------------------------------------------
Telefonaktiebolaget LM Ericsson,
Sponsored ADR                                            335,700      11,548,080
                                                                    ------------
                                                                     133,966,737

--------------------------------------------------------------------------------
COMPUTERS & PERIPHERALS--3.0%
Apple Computer, Inc. 1                                   179,400      12,897,066
--------------------------------------------------------------------------------
Dell, Inc. 1                                             792,700      23,773,073
--------------------------------------------------------------------------------
EMC Corp. 1                                            1,008,200      13,731,684
--------------------------------------------------------------------------------
Network Appliance, Inc. 1                                403,300      10,889,100
                                                                    ------------
                                                                      61,290,923

--------------------------------------------------------------------------------
INTERNET SOFTWARE & SERVICES--3.8%
Google, Inc., Cl. A 1                                     77,900      32,317,594
--------------------------------------------------------------------------------
VeriSign, Inc. 1                                         462,700      10,142,384
--------------------------------------------------------------------------------
Yahoo!, Inc. 1                                           888,300      34,803,594
                                                                    ------------
                                                                      77,263,572

--------------------------------------------------------------------------------
IT SERVICES--2.7%
Automatic Data Processing, Inc.                          607,400      27,873,586
--------------------------------------------------------------------------------
Cognizant Technology
Solutions Corp. 1                                        323,100      16,268,085
--------------------------------------------------------------------------------
First Data Corp.                                         249,700      10,739,597
                                                                    ------------
                                                                      54,881,268

--------------------------------------------------------------------------------
SEMICONDUCTORS & SEMICONDUCTOR EQUIPMENT--5.3%
Advanced Micro Devices, Inc. 1                           477,800      14,620,680
--------------------------------------------------------------------------------
Broadcom Corp., Cl. A 1                                  544,100      25,654,315
--------------------------------------------------------------------------------
International Rectifier Corp. 1                          215,700       6,880,830
--------------------------------------------------------------------------------
Linear Technology Corp.                                  566,600      20,437,262
--------------------------------------------------------------------------------
Marvell Technology Group Ltd.                            170,600       9,568,954
--------------------------------------------------------------------------------
Microchip Technology, Inc.                               347,400      11,168,910
--------------------------------------------------------------------------------
Texas Instruments, Inc.                                  580,300      18,610,221
                                                                    ------------
                                                                     106,941,172

                                                                               VALUE
                                                            SHARES        SEE NOTE 1
------------------------------------------------------------------------------------

SOFTWARE--6.3%

Adobe Systems, Inc.                                        609,400    $   22,523,424
------------------------------------------------------------------------------------
Amdocs Ltd. 1                                              298,500         8,208,750
------------------------------------------------------------------------------------
Autodesk, Inc.                                             281,400        12,086,130
------------------------------------------------------------------------------------
Microsoft Corp.                                          2,201,400        57,566,610
------------------------------------------------------------------------------------
SAP AG, Sponsored ADR                                      629,800        28,385,086
                                                                      --------------
                                                                         128,770,000
------------------------------------------------------------------------------------
MATERIALS--3.1%
------------------------------------------------------------------------------------
CHEMICALS--3.1%
Monsanto Co.                                               417,800        32,392,034
------------------------------------------------------------------------------------
Praxair, Inc.                                              561,700        29,747,632
                                                                      --------------
                                                                          62,139,666

------------------------------------------------------------------------------------
TELECOMMUNICATION SERVICES--1.8%
------------------------------------------------------------------------------------
DIVERSIFIED TELECOMMUNICATION SERVICES--1.8%
American Tower Corp. 1                                     532,500        14,430,750
------------------------------------------------------------------------------------
Sprint Nextel Corp.                                        922,900        21,558,944
                                                                      --------------
                                                                          35,989,694
                                                                      --------------
Total Common Stocks
(Cost $1,706,243,571)                                                  1,988,644,585

                                                         PRINCIPAL             VALUE
                                                            AMOUNT        SEE NOTE 1
------------------------------------------------------------------------------------

JOINT REPURCHASE AGREEMENTS--2.2%
------------------------------------------------------------------------------------
Undivided interest of 3.16% in joint repurchase
agreement (Principal Amount/Value $1,414,200,000,
with a maturity value of $1,414,844,247) with UBS
Warburg LLC, 4.10%, dated 12/30/05, to be repur-
chased at $44,704,356 on 1/3/06, collateralized
by Federal Home Loan Mortgage Corp., 5%,
1/1/35, with a value of $157,513,104 and
Federal National Mortgage Assn.,
5%--5.50%, 3/1/34--10/1/35, with
a value of $1,301,420,187
(Cost $44,684,000)                                  $   44,684,000    $   44,684,000

------------------------------------------------------------------------------------
TOTAL INVESTMENTS, AT VALUE
(COST $1,750,927,571)                                        100.0%    2,033,328,585
------------------------------------------------------------------------------------
OTHER ASSETS NET OF LIABILITIES                                0.0           805,373
                                                    --------------------------------
NET ASSETS                                                   100.0%   $2,034,133,958
                                                    ================================

FOOTNOTE TO STATEMENT OF INVESTMENTS

1.    Non-income producing security.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF ASSETS AND LIABILITIES   December 31, 2005
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
ASSETS
----------------------------------------------------------------------------------------------------------------------------------

Investments, at value (cost $1,750,927,571)--see accompanying statement of investments                            $ 2,033,328,585
----------------------------------------------------------------------------------------------------------------------------------
Cash                                                                                                                      150,866
----------------------------------------------------------------------------------------------------------------------------------
Receivables and other assets:
Shares of beneficial interest sold                                                                                      2,167,616
Interest and dividends                                                                                                  1,499,017
Other                                                                                                                      28,213
                                                                                                                  ---------------
Total assets                                                                                                        2,037,174,297

----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
----------------------------------------------------------------------------------------------------------------------------------
Payables and other liabilities:
Shares of beneficial interest redeemed                                                                                  1,458,014
Investments purchased                                                                                                   1,157,532
Distribution and service plan fees                                                                                        226,032
Shareholder communications                                                                                                115,525
Trustees' compensation                                                                                                     36,371
Transfer and shareholder servicing agent fees                                                                               1,829
Other                                                                                                                      45,036
                                                                                                                  ----------------
Total liabilities                                                                                                       3,040,339

----------------------------------------------------------------------------------------------------------------------------------
NET ASSETS                                                                                                        $ 2,034,133,958
                                                                                                                  ================

----------------------------------------------------------------------------------------------------------------------------------
COMPOSITION OF NET ASSETS
----------------------------------------------------------------------------------------------------------------------------------
Par value of shares of beneficial interest                                                                        $        52,879
----------------------------------------------------------------------------------------------------------------------------------
Additional paid-in capital                                                                                          2,062,730,165
----------------------------------------------------------------------------------------------------------------------------------
Accumulated net investment income                                                                                       6,819,916
----------------------------------------------------------------------------------------------------------------------------------
Accumulated net realized loss on investments and foreign currency transactions                                       (317,858,614)
----------------------------------------------------------------------------------------------------------------------------------
Net unrealized appreciation on investments and translation of assets and liabilities denominated in
foreign currencies                                                                                                    282,389,612
                                                                                                                  ----------------
NET ASSETS                                                                                                        $ 2,034,133,958
                                                                                                                  ================

----------------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE PER SHARE
----------------------------------------------------------------------------------------------------------------------------------
Non-Service Shares:
Net asset value, redemption price per share and offering price per share (based on net assets of $1,652,282,029
and 42,890,708 shares of beneficial interest outstanding)                                                                  $38.52
----------------------------------------------------------------------------------------------------------------------------------
Service Shares:
Net asset value, redemption price per share and offering price per share (based on net assets of $381,851,929
and 9,988,083 shares of beneficial interest outstanding)                                                                   $38.23

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF OPERATIONS  For the Year Ended December 31, 2005
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
INVESTMENT INCOME
----------------------------------------------------------------------------------------

Dividends (net of foreign withholding taxes of $300,038)                  $  20,637,580
----------------------------------------------------------------------------------------
Interest                                                                      1,411,383
                                                                          --------------
Total investment income                                                      22,048,963

----------------------------------------------------------------------------------------
EXPENSES
----------------------------------------------------------------------------------------
Management fees                                                              12,603,901
----------------------------------------------------------------------------------------
Distribution and service plan fees--Service shares                              751,102
----------------------------------------------------------------------------------------
Transfer and shareholder servicing agent fees:
Non-Service shares                                                               11,133
Service shares                                                                   10,230
----------------------------------------------------------------------------------------
Shareholder communications:
Non-Service shares                                                              103,635
Service shares                                                                   19,714
----------------------------------------------------------------------------------------
Trustees' compensation                                                           33,689
----------------------------------------------------------------------------------------
Custodian fees and expenses                                                      26,918
----------------------------------------------------------------------------------------
Administration service fees                                                       1,500
----------------------------------------------------------------------------------------
Other                                                                            66,282
                                                                          --------------
Total expenses                                                               13,628,104
Less reduction to custodian expenses                                            (11,459)
                                                                          --------------
Net expenses                                                                 13,616,645

----------------------------------------------------------------------------------------
NET INVESTMENT INCOME                                                         8,432,318

----------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
----------------------------------------------------------------------------------------
Net realized gain (loss) on:
Investments                                                                 (33,036,729)
Foreign currency transactions                                                    18,373
                                                                          --------------
Net realized loss                                                           (33,018,356)
----------------------------------------------------------------------------------------
Net change in unrealized appreciation (depreciation) on:
Investments                                                                 127,868,004
Translation of assets and liabilities denominated in foreign currencies      (6,625,121)
                                                                          --------------
Net change in unrealized appreciation                                       121,242,883

----------------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                      $  96,656,845
                                                                          ==============

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                                               2005               2004
--------------------------------------------------------------------------------------------------------------

OPERATIONS
--------------------------------------------------------------------------------------------------------------
Net investment income                                                      $     8,432,318    $    18,471,549
--------------------------------------------------------------------------------------------------------------
Net realized gain (loss)                                                       (33,018,356)        83,060,536
--------------------------------------------------------------------------------------------------------------
Net change in unrealized appreciation                                          121,242,883         27,361,213
                                                                           -----------------------------------
Net increase in net assets resulting from operations                            96,656,845        128,893,298

--------------------------------------------------------------------------------------------------------------
DIVIDENDS AND/OR DISTRIBUTIONS TO SHAREHOLDERS
--------------------------------------------------------------------------------------------------------------
Dividends from net investment income:
Non-Service shares                                                             (15,541,862)        (5,404,905)
Service shares                                                                  (1,926,965)          (357,596)

--------------------------------------------------------------------------------------------------------------
BENEFICIAL INTEREST TRANSACTIONS
--------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from beneficial interest transactions:
Non-Service shares                                                            (181,635,386)       (53,964,830)
Service shares                                                                 117,658,602        114,818,206

--------------------------------------------------------------------------------------------------------------
NET ASSETS
--------------------------------------------------------------------------------------------------------------
Total increase                                                                  15,211,234        183,984,173
--------------------------------------------------------------------------------------------------------------
Beginning of period                                                          2,018,922,724      1,834,938,551
                                                                           -----------------------------------
End of period (including accumulated net investment income of $6,819,916
and $17,399,802, respectively)                                             $ 2,034,133,958    $ 2,018,922,724
                                                                           ===================================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

NON-SERVICE SHARES  YEAR ENDED DECEMBER 31,        2005              2004               2003              2002              2001
------------------------------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
------------------------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period         $    36.99        $    34.70         $    26.62        $    36.58        $    46.63
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income                               .18 1             .35 1,2            .12               .11               .18
Net realized and unrealized gain (loss)            1.68              2.05               8.07             (9.89)            (5.86)
                                             ---------------------------------------------------------------------------------------
Total from investment operations                   1.86              2.40               8.19             (9.78)            (5.68)
------------------------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to
  shareholders:
Dividends from net investment income               (.33)             (.11)              (.11)             (.18)             (.27)
Distributions from net realized gain                 --                --                 --                --             (4.10)
                                             ---------------------------------------------------------------------------------------
Total dividends and/or distributions to
  shareholders                                     (.33)             (.11)              (.11)             (.18)            (4.37)
------------------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period               $    38.52        $    36.99         $    34.70        $    26.62        $    36.58
                                             =======================================================================================

------------------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 3                 5.10%             6.93%             30.94%           (26.86)%          (12.58)%
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
------------------------------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)     $1,652,282        $1,770,273         $1,715,240        $1,338,769        $1,975,345
------------------------------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)            $1,658,910        $1,708,511         $1,468,297        $1,630,430        $2,000,314
------------------------------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 4
Net investment income                              0.47%             0.99% 2            0.39%             0.35%             0.51%
Total expenses                                     0.66% 5           0.66% 5            0.67% 5           0.66% 5           0.68% 5
------------------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                              70%               44%                48%               32%               45%

1. Per share amounts calculated based on the average shares outstanding during the period.

2. Net investment income per share and the net investment income ratio include
$.16 and 0.43%, respectively, resulting from a special dividend from Microsoft
Corp. in November 2004.

3. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

4.    Annualized for periods of less than one full year.

5.    Reduction to custodian expenses less than 0.01%.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

SERVICE SHARES  YEAR ENDED DECEMBER 31,         2005            2004             2003            2002              2001 1
--------------------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
--------------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period        $  36.73        $  34.53         $  26.53        $  36.56          $  31.66
--------------------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income                            .08 2           .29 2,3          .08             .20                -- 4
Net realized and unrealized gain (loss)         1.69            1.99             8.02          (10.05)             4.90
                                            ------------------------------------------------------------------------------
Total from investment operations                1.77            2.28             8.10           (9.85)             4.90
--------------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to
  shareholders:
Dividends from net investment income            (.27)           (.08)            (.10)           (.18)               --
Distributions from net realized gain              --              --               --              --                --
                                            ------------------------------------------------------------------------------
Total dividends and/or distributions to
  shareholders                                  (.27)           (.08)            (.10)           (.18)               --
--------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period              $  38.23        $  36.73         $  34.53        $  26.53          $  36.56
                                            ==============================================================================

--------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 5              4.87%           6.62%           30.69%         (27.09)%           15.51%
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
--------------------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)    $381,852        $248,649         $119,699        $ 18,260          $     90
--------------------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)           $301,780        $184,273         $ 48,178        $  6,263          $     16
--------------------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 6
Net investment income                           0.20%           0.85% 3          0.14%           0.26%             0.11%
Total expenses                                  0.91% 7         0.91% 7          0.94% 7         0.81% 7,8         0.81% 7
--------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                           70%             44%              48%             32%               45%

1. For the period from September 18, 2001 (inception of offering) to December
31, 2001.

2. Per share amounts calculated based on the average shares outstanding during the period.

3. Net investment income per share and the net investment income ratio include
$.16 and 0.43%, respectively, resulting from a special dividend from Microsoft
Corp. in November 2004.

4.    Less than $0.005 per share.

5. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

6.    Annualized for periods of less than one full year.

7.    Reduction to custodian expenses less than 0.01%.

8.    Voluntary waiver of transfer agent fees less than 0.01%.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES

Oppenheimer Capital Appreciation Fund/VA (the Fund) is a separate series of
Oppenheimer Variable Account Funds, an open-end management investment company registered under the Investment Company Act of 1940, as amended. The Fund's investment objective is to seek capital appreciation by investing in securities of well-known, established companies. The Fund's investment advisor is
OppenheimerFunds, Inc. (the Manager).

      The Fund offers two classes of shares. Both classes are sold at their offering price, which is the net asset value per share, to separate investment accounts of participating insurance companies as an underlying investment for variable life insurance policies, variable annuity contracts or other investment products. The class of shares designated as Service shares is subject to a distribution and service plan. Both classes of shares have identical rights and voting privileges with respect to the Fund in general and exclusive voting rights on matters that affect that class alone. Earnings, net assets and net asset value per share may differ due to each class having its own expenses, such as transfer and shareholder servicing agent fees and shareholder communications, directly attributable to that class.

      The following is a summary of significant accounting policies consistently followed by the Fund.

--------------------------------------------------------------------------------
SECURITIES VALUATION. The Fund calculates the net asset value of its shares as of the close of The New York Stock Exchange (the Exchange), normally 4:00 P.M.
Eastern time, on each day the Exchange is open for business. Securities may be valued primarily using dealer-supplied valuations or a portfolio pricing service authorized by the Board of Trustees. Securities listed or traded on National
Stock Exchanges or other domestic exchanges are valued based on the last sale price of the security traded on that exchange prior to the time when the Fund's assets are valued. Securities traded on NASDAQ are valued based on the closing price provided by NASDAQ prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the last sale price on the prior trading day, if it is within the spread of the closing "bid" and "asked"
prices, and if not, at the closing bid price. Securities traded on foreign exchanges are valued based on the last sale price on the principal exchange on which the security is traded, in the country that is identified by the portfolio pricing service, prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the official closing price on the principal exchange. Corporate, government and municipal debt instruments having a remaining maturity in excess of sixty days and all mortgage-backed securities will be valued at the mean between the "bid" and "asked" prices. Futures contracts traded on a commodities or futures exchange will be valued at the final settlement price or official closing price on the principal exchange as reported by such principal exchange at its trading session ending at, or most recently prior to, the time when the Fund's assets are valued. Securities
(including restricted securities) for which market quotations are not readily available are valued at their fair value. Foreign and domestic securities whose values have been materially affected by what the Manager identifies as a significant event occurring before the Fund's assets are valued but after the close of their respective exchanges will be fair valued. Fair value is determined in good faith using consistently applied procedures under the supervision of the Board of Trustees. Short-term "money market type" debt securities with remaining maturities of sixty days or less are valued at amortized cost (which approximates market value).

--------------------------------------------------------------------------------
FOREIGN CURRENCY TRANSLATION. The Fund's accounting records are maintained in
U.S. dollars. The values of securities denominated in foreign currencies and amounts related to the purchase and sale of foreign securities and foreign investment income are translated into U.S. dollars as of the close of The New
York Stock Exchange (the Exchange), normally 4:00 P.M. Eastern time, on each day the Exchange is open for business. Foreign exchange rates may be valued primarily using dealer supplied valuations or a portfolio pricing service authorized by the Board of Trustees.

      Reported net realized foreign exchange gains or losses arise from sales of portfolio securities, sales and maturities of short-term securities, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the
Fund's books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, including investments in securities at fiscal period end, resulting from changes in exchange rates.

-----------------------------------------------------------------------

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES Continued

The effect of changes in foreign currency exchange rates on investments is separately identified from the fluctuations arising from changes in market values of securities held and reported with all other foreign currency gains and losses in the Fund's Statement of Operations.

--------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS. Pursuant to an Exemptive Order issued by the
Securities and Exchange Commission, the Fund, along with other affiliated funds advised by the Manager, may transfer uninvested cash balances into joint trading accounts on a daily basis. These balances are invested in one or more repurchase agreements. Securities pledged as collateral for repurchase agreements are held by a custodian bank until the agreements mature. Each agreement requires that the market value of the collateral be sufficient to cover payments of interest and principal. In the event of default by the other party to the agreement, retention of the collateral may be subject to legal proceedings.

--------------------------------------------------------------------------------
ALLOCATION OF INCOME, EXPENSES, GAINS AND LOSSES. Income, expenses (other than those attributable to a specific class), gains and losses are allocated on a daily basis to each class of shares based upon the relative proportion of net assets represented by such class. Operating expenses directly attributable to a specific class are charged against the operations of that class.

--------------------------------------------------------------------------------
FEDERAL TAXES. The Fund intends to comply with provisions of the Internal
Revenue Code applicable to regulated investment companies and to distribute substantially all of its investment company taxable income, including any net realized gain on investments not offset by capital loss carryforwards, if any, to shareholders.

The tax components of capital shown in the table below represent distribution requirements the Fund must satisfy under the income tax regulations, losses the
Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

                                                                NET UNREALIZED
                                                                  APPRECIATION
                                                              BASED ON COST OF
UNDISTRIBUTED     UNDISTRIBUTED           ACCUMULATED     SECURITIES AND OTHER
NET INVESTMENT        LONG-TERM                  LOSS  INVESTMENTS FOR FEDERAL
INCOME                     GAIN    CARRYFORWARD 1,2,3      INCOME TAX PURPOSES
------------------------------------------------------------------------------
$6,847,723                  $--          $311,768,028             $277,481,674

1. As of December 31, 2005, the Fund had $311,768,028 of net capital loss carryforwards available to offset future realized capital gains, if any, and thereby reduce future taxable gain distributions. As of December 31, 2005, details of the capital loss carryforwards were as follows:

                 EXPIRING
                 ----------------------------
                 2010            $ 83,313,825
                 2011             193,776,365
                 2013              34,677,838
                                 ------------
                 Total           $311,768,028
                                 ============

2. During the fiscal year ended December 31, 2005, the Fund did not utilize any capital loss carryforward.

3. During the fiscal year ended December 31, 2004, the Fund utilized $83,521,467 of capital loss carryforward to offset capital gains realized in that fiscal year.

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund. Accordingly, the following amounts have been reclassified for December 31, 2005. Net assets of the Fund were unaffected by the reclassifications.

      REDUCTION TO                REDUCTION TO
      ACCUMULATED              ACCUMULATED NET
      NET INVESTMENT             REALIZED LOSS
      INCOME                    ON INVESTMENTS
      ----------------------------------------
      $221,093                        $221,093

The tax character of distributions paid during the years ended December 31, 2005 and December 31, 2004 was as follows:

                                          YEAR ENDED               YEAR ENDED
                                   DECEMBER 31, 2005        DECEMBER 31, 2004
   --------------------------------------------------------------------------
   Distributions paid from:
   Ordinary income                       $17,468,827               $5,762,501

The aggregate cost of securities and other investments and the composition of unrealized appreciation and depreciation of securities and other investments for federal income tax purposes as of December 31, 2005 are noted below. The primary difference between book and tax appreciation or depreciation of securities and other investments, if applicable, is attributable to the tax deferral of losses or tax realization of financial statement unrealized gain or loss.

               Federal tax cost of securities   $ 1,755,835,509
                                                ================
               Gross unrealized appreciation    $   320,276,404
               Gross unrealized depreciation        (42,794,730)
                                                ----------------
               Net unrealized appreciation      $   277,481,674
                                                ================

During the year ending December 31, 2005, the Fund recorded a decrease to cost of investments, resulting in an increase to net unrealized appreciation of
$1,182,607, and a decrease to accumulated net investment income in the amount of
$1,322,284, and a decrease to accumulated net realized loss of $139,677 to adjust for the recharacterization of certain stock dividends received in prior years.

--------------------------------------------------------------------------------
TRUSTEES' COMPENSATION. The Board of Trustees has adopted a deferred compensation plan for independent trustees that enables trustees to elect to defer receipt of all or a portion of the annual compensation they are entitled to receive from the Fund. For purposes of determining the amount owed to the
Trustee under the plan, deferred amounts are treated as though equal dollar amounts had been invested in shares of the Fund or in other Oppenheimer funds selected by the Trustee. The Fund purchases shares of the funds selected for deferral by the Trustee in amounts equal to his or her deemed investment, resulting in a Fund asset equal to the deferred compensation liability. Such assets are included as a component of "Other" within the asset section of the
Statement of Assets and Liabilities. Deferral of trustees' fees under the plan will not affect the net assets of the Fund, and will not materially affect the
Fund's assets, liabilities or net investment income per share. Amounts will be deferred until distributed in accordance to the Plan.

--------------------------------------------------------------------------------
DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS. Dividends and distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date. Income and capital gain distributions, if any, are declared and paid annually.

--------------------------------------------------------------------------------
INVESTMENT INCOME. Dividend income is recorded on the ex-dividend date or upon ex-dividend notification in the case of certain foreign dividends where the ex-dividend date may have passed. Non-cash dividends included in dividend income, if any, are recorded at the fair market value of the securities received. Interest income, which includes accretion of discount and amortization of premium, is accrued as earned.

--------------------------------------------------------------------------------
CUSTODIAN FEES. Custodian Fees and Expenses in the Statement of Operations may
include interest expense incurred by the Fund on any cash overdrafts of its custodian account during the period. Such cash overdrafts may result from the effects of failed trades in portfolio securities and from cash outflows resulting from unanticipated shareholder redemption activity. The Fund pays interest to its custodian on such cash overdrafts to the extent they are not offset by positive cash balances maintained by the Fund. The Reduction to
Custodian Expenses line item, if applicable, represents earnings on cash balances maintained by the Fund during the period. Such interest expense and other custodian fees may be paid with these earnings.

--------------------------------------------------------------------------------
SECURITY TRANSACTIONS. Security transactions are recorded on the trade date.
Realized gains and losses on securities sold are determined on the basis of identified cost.

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES Continued

OTHER. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
2. SHARES OF BENEFICIAL INTEREST

The Fund has authorized an unlimited number of $0.001 par value shares of beneficial interest of each class. Transactions in shares of beneficial interest were as follows:

                                               YEAR ENDED DECEMBER 31, 2005   YEAR ENDED DECEMBER 31, 2004
                                                    SHARES           AMOUNT        SHARES           AMOUNT
-----------------------------------------------------------------------------------------------------------

NON-SERVICE SHARES
Sold                                             4,329,144    $ 158,705,810     5,578,990    $ 194,357,727
Dividends and/or distributions reinvested          429,927       15,541,862       155,940        5,404,905
Redeemed                                        (9,732,224)    (355,883,058)   (7,294,682)    (253,727,462)
                                                -----------------------------------------------------------
Net decrease                                    (4,973,153)   $(181,635,386)   (1,559,752)   $ (53,964,830)
                                                ===========================================================

-----------------------------------------------------------------------------------------------------------
SERVICE SHARES
Sold                                             4,094,952    $ 149,465,324     3,992,696    $ 138,774,693
Dividends and/or distributions reinvested           53,616        1,926,965        10,365          357,596
Redeemed                                          (929,573)     (33,733,687)     (700,538)     (24,314,083)
                                                -----------------------------------------------------------
Net increase                                     3,218,995    $ 117,658,602     3,302,523    $ 114,818,206
                                                ===========================================================

--------------------------------------------------------------------------------
3. PURCHASES AND SALES OF SECURITIES

The aggregate cost of purchases and proceeds from sales of securities, other than short-term obligations, for the year ended December 31, 2005, were as follows:

                                        PURCHASES              SALES
         -----------------------------------------------------------
         Investment securities     $1,332,467,118     $1,392,912,865

--------------------------------------------------------------------------------
4. FEES AND OTHER TRANSACTIONS WITH AFFILIATES

MANAGEMENT FEES. Management fees paid to the Manager were in accordance with the investment advisory agreement with the Fund which provides for a fee at an annual rate of 0.75% of the first $200 million of average annual net assets,
0.72% of the next $200 million, 0.69% of the next $200 million, 0.66% of the next $200 million and 0.60% of average annual net assets over $800 million.

--------------------------------------------------------------------------------
ADMINISTRATION SERVICE FEES. The Fund pays the Manager a fee of $1,500 per year for preparing and filing the Fund's tax returns.

--------------------------------------------------------------------------------
TRANSFER AGENT FEES. OppenheimerFunds Services (OFS), a division of the Manager, acts as the transfer and shareholder servicing agent for the Fund. The Fund pays
OFS a per account fee. For the year ended December 31, 2005, the Fund paid
$21,307 to OFS for services to the Fund.

      Additionally, funds offered in variable annuity separate accounts are subject to minimum fees of $10,000 per class, for class level assets of $10 million or more. Each class is subject to the minimum fee in the event that the per account fee does not equal or exceed the applicable minimum fee.

--------------------------------------------------------------------------------
DISTRIBUTION AND SERVICE PLAN FOR SERVICE SHARES. The Fund has adopted a
Distribution and Service Plan for Service shares to pay OppenheimerFunds
Distributor, Inc. (the Distributor), for distribution related services, personal service and account maintenance for the Fund's Service shares. Under the plan, payments are made periodically at an annual rate of up to 0.25% of the average annual net assets of Service shares of the Fund. The Distributor currently uses all of those fees to compensate sponsor(s) of the insurance product that offers
Fund shares, for providing personal service and maintenance of accounts of their variable contract owners that hold Service shares. The impact of the service plan is to increase operating expenses of the Service shares, which results in lower performance compared to the Fund's shares that are not subject to a service fee. Fees incurred by the Fund under the plan are detailed in the
Statement of Operations.

--------------------------------------------------------------------------------
WAIVERS AND REIMBURSEMENTS OF EXPENSES. OFS has voluntarily agreed to limit transfer and shareholder servicing agent fees for all classes to 0.35% of average annual net assets per class. This undertaking may be amended or withdrawn at any time.

--------------------------------------------------------------------------------
5. FOREIGN CURRENCY CONTRACTS

A foreign currency contract is a commitment to purchase or sell a foreign currency at a future date, at a negotiated rate. The Fund may enter into foreign currency contracts to settle specific purchases or sales of securities denominated in a foreign currency and for protection from adverse exchange rate fluctuation. Risks to the Fund include the potential inability of the counterparty to meet the terms of the contract.

      The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Fund and the resulting unrealized appreciation or depreciation are determined using prevailing foreign currency exchange rates.
Unrealized appreciation and depreciation on foreign currency contracts are reported in the Statement of Assets and Liabilities as a receivable or payable and in the Statement of Operations with the change in unrealized appreciation or depreciation.

      The Fund may realize a gain or loss upon the closing or settlement of the foreign transaction. Contracts closed or settled with the same broker are recorded as net realized gains or losses. Such realized gains and losses are reported with all other foreign currency gains and losses in the Statement of
Operations.

      As of December 31, 2005, the Fund had no outstanding foreign currency contracts.

--------------------------------------------------------------------------------
6. LITIGATION

A consolidated amended complaint has been filed as putative derivative and class actions against the Manager, OFS and the Distributor, as well as 51 of the
Oppenheimer funds (as "Nominal Defendants") excluding the Fund, 30 present and former Directors or Trustees and 8 present and former officers of the funds.
This complaint, initially filed in the U.S. District Court for the Southern
District of New York on January 10, 2005 and amended on March 4, 2005, consolidates into a single action and amends six individual previously-filed putative derivative and class action complaints. Like those prior complaints, the complaint alleges that the Manager charged excessive fees for distribution and other costs, improperly used assets of the funds in the form of directed brokerage commissions and 12b-1 fees to pay brokers to promote sales of the funds, and failed to properly disclose the use of assets of the funds to make those payments in violation of the Investment Company Act of 1940 and the
Investment Advisers Act of 1940. Also, like those prior complaints, the complaint further alleges that by permitting and/or participating in those actions, the Directors/Trustees and the Officers breached their fiduciary duties to shareholders of the funds under the Investment Company Act of 1940 and at common law. The complaint seeks unspecified compensatory and punitive damages, rescission of the funds' investment advisory agreements, an accounting of all fees paid, and an award of attorneys' fees and litigation expenses.

      The defendants believe that the allegations contained in the Complaints are without merit and that they have meritorious defenses against the claims asserted. The defendants intend to defend these lawsuits vigorously and to contest any claimed liability. The defendants believe that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them and that no estimate can yet be made with any degree of certainty as to the amount or range of any potential loss.

               END OF OPPENHEIMER CAPITAL APPRECIATION FUND/ VA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TO THE BOARD OF TRUSTEES AND SHAREHOLDERS OF OPPENHEIMER CORE BOND FUND/VA:

We have audited the accompanying statement of assets and liabilities of
Oppenheimer Core Bond Fund/VA, formerly Oppenheimer Bond Fund/VA, a series of
Oppenheimer Variable Account Funds, including the statement of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

      We conducted our audits in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.
The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of
Oppenheimer Core Bond Fund/VA as of December 31, 2005, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods presented, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Denver, Colorado
February 13, 2006

STATEMENT OF INVESTMENTS  December 31, 2005
-------------------------------------------------------------------------------

                                                    PRINCIPAL            VALUE
                                                       AMOUNT       SEE NOTE 1
-------------------------------------------------------------------------------
ASSET-BACKED SECURITIES--11.5%
-------------------------------------------------------------------------------
Ace Securities Corp., Home Equity
Loan Pass-Through Certificates,
Series 2002-HE7, Cl. A2B, 4.559%,
11/25/35 1                                      $     960,000    $     960,593
-------------------------------------------------------------------------------
Aesop Funding II LLC, Automobile
Asset-Backed Certificates, Series
2005-1A, Cl. A2, 4.43%, 4/20/08 1                     640,000          640,457
-------------------------------------------------------------------------------
Capital Auto Receivables Asset
Trust, Automobile Mtg.-Backed
Nts., Series 2004-2, Cl. A3, 3.58%,
1/15/09                                             2,250,000        2,208,735
-------------------------------------------------------------------------------
Centex Home Equity Co. LLC, Home
Equity Loan Asset-Backed Certificates:
Series 2004-D, Cl. AF1, 2.98%, 4/25/20                196,979          196,425
Series 2005-B, Cl. AF1, 4.02%, 3/26/35                389,902          387,895
Series 2005-C, Cl. AF1, 4.196%,
6/25/35                                             1,177,416        1,171,206
Series 2005-D, Cl. AF1, 5.04%,
10/25/35                                            2,092,608        2,087,090
Series 2005-D, Cl. AV2, 4.649%,
10/25/35 1                                          1,920,000        1,921,186
-------------------------------------------------------------------------------
Chase Manhattan Auto Owner
Trust, Automobile Loan Pass-
Through Certificates, Series 2005-A,
Cl. A2, 3.72%, 12/15/07                             2,070,000        2,061,116
-------------------------------------------------------------------------------
CIT Equipment Collateral,
Equipment Receivable-Backed
Nts., Series 2004-DFS, Cl. A2,
2.66%, 11/20/06                                       905,022          902,437
-------------------------------------------------------------------------------
Citibank Credit Card Issuance Trust,
Credit Card Receivable Nts., Series
2003-C4, Cl. C4, 5%, 6/10/15                          310,000          304,300
-------------------------------------------------------------------------------
Citigroup Mortgage Loan Trust, Inc.,
CMO, Series 2005-WF2, Cl. AF2,
4.922%, 8/25/35 1                                   2,675,498        2,667,100
-------------------------------------------------------------------------------
Consumer Credit Reference Index
Securities Program, Credit Card
Asset-Backed Certificates, Series
2002-B, Cl. FX, 10.421%, 3/22/07 2                  1,520,000        1,518,672
-------------------------------------------------------------------------------
Countrywide Asset-Backed
Certificates, Inc., Home Equity
Asset-Backed Certificates:
Series 2002-4, Cl. A1, 4.749%,
2/25/33 1                                              35,747           35,817
Series 2005-7, Cl. AF1B, 4.317%,
11/25/35 1                                          1,416,692        1,409,308
Series 2005-16, Cl. 2AF2, 5.382%,
5/25/36 1                                             670,000          670,000
Series 2005-17, Cl. 1AF1, 4.58%,
12/27/35 1                                          1,390,000        1,389,956
Series 2005-17, Cl. 1AF2, 5.363%,
12/27/35 1                                            440,000          440,108

                                                    PRINCIPAL            VALUE
                                                       AMOUNT       SEE NOTE 1
-------------------------------------------------------------------------------
ASSET-BACKED SECURITIES Continued
-------------------------------------------------------------------------------
DaimlerChrysler Auto Trust,
Automobile Loan Pass-Through
Certificates:
Series 2004-B, Cl. A2, 2.48%, 2/8/07            $      16,377    $      16,379
Series 2004-C, Cl. A2, 2.62%, 6/8/07                1,118,755        1,115,993
-------------------------------------------------------------------------------
Equity One ABS, Inc., Home Equity
Asset-Backed Security, Series 2004-3,
Cl. AF2, 3.80%, 7/25/34 1                             410,000          408,373
-------------------------------------------------------------------------------
First Franklin Mortgage Loan
Asset-Backed Certificates, Home
Equity Receivables, Series 2005-FF10,
Cl. A3, 4.589%, 11/25/35 1                          2,840,000        2,841,754
-------------------------------------------------------------------------------
Ford Credit Auto Owner Trust,
Automobile Loan Pass-Through
Certificates:
Series 2005-A, Cl. A3, 3.48%,
11/17/08                                            1,630,000        1,610,414
Series 2005-B, Cl. A2, 3.78%, 9/15/07               1,398,528        1,395,617
-------------------------------------------------------------------------------
Honda Auto Receivables Owner
Trust, Automobile Receivable
Obligations:
Series 2005-1, Cl. A2, 3.21%, 5/21/07                 661,288          659,480
Series 2005-3, Cl. A2, 3.73%,
10/18/07                                            1,930,000        1,920,780
-------------------------------------------------------------------------------
Household Home Equity Loan
Trust, Home Equity Loan Pass-
Through Certificates, Series 2005-3,
Cl. A1, 4.63%, 1/20/35 1                            1,408,058        1,409,063
-------------------------------------------------------------------------------
Lehman XS Trust, Home Equity
Mtg. Pass-Through Certificates:
Series 2005-4, Cl. 2A1B, 5.17%,
10/25/35                                            1,503,137        1,504,079
Series 2005-10, Cl. 2-A3B, 5.55%,
12/25/06                                            1,260,000        1,259,803
-------------------------------------------------------------------------------
Litigation Settlement Monetized
Fee Trust, Asset-Backed Certificates,
Series 2001-1A, Cl. A1, 8.33%, 4/25/31 3            3,490,311        3,547,552
-------------------------------------------------------------------------------
NC Finance Trust, CMO, Series
1999-I, Cl. ECFD, 1.079%, 1/25/29 3                 3,370,016          775,104
-------------------------------------------------------------------------------
Nissan Auto Lease Trust, Automobile
Lease Obligations, Series 2004-A,
Cl. A2, 2.55%, 1/15/07                                148,836          148,799
-------------------------------------------------------------------------------
Onyx Acceptance Owner Trust,
Automobile Receivable Obligations,
Series 2005-B, Cl. A2, 4.03%, 4/15/08               1,530,000        1,525,297

                                                    PRINCIPAL            VALUE
                                                       AMOUNT       SEE NOTE 1
-------------------------------------------------------------------------------
ASSET-BACKED SECURITIES Continued
-------------------------------------------------------------------------------
Popular ABS Mortgage Pass-Through
Trust, Home Equity Pass-Through
Certificates:
Series 2004-5, Cl. A F2, 3.735%,
11/10/34 1                                      $     620,000    $     612,579
Series 2005-1, Cl. A F2, 3.914%,
5/25/35 1                                             450,000          443,802
Series 2005-2, Cl. A F2, 4.415%,
4/25/35 1                                             730,000          722,848
Series 2005-6, Cl. A3, 5.68%, 1/25/36 1               690,000          690,000
-------------------------------------------------------------------------------
Residential Asset Mortgage Products,
Inc., Home Equity Asset-Backed
Pass-Through Certificates, Series
2004-RS7, Cl. AI3, 4.45%, 7/25/28                   1,500,000        1,492,463
-------------------------------------------------------------------------------
Structured Asset Securities Corp.,
Home Equity Obligations, Series
2003-25XS, Cl. A4, 4.51%, 8/25/33                     525,831          524,202
-------------------------------------------------------------------------------
Tobacco Settlement Authority,
Asset-Backed Securities, Series
2001-A, 6.79%, 6/1/10                               1,850,000        1,933,047
-------------------------------------------------------------------------------
USAA Auto Owner Trust,
Automobile Loan Asset-Backed Nts.:
Series 2004-2, Cl. A2, 2.41%, 2/15/07                  55,329           55,311
Series 2004-3, Cl. A2, 2.79%, 6/15/07                 500,061          499,264
-------------------------------------------------------------------------------
Volkswagen Auto Lease Trust,
Automobile Lease Asset-Backed
Securities, Series 2004-A, Cl. A2,
2.47%, 1/22/07                                        529,394          528,519
-------------------------------------------------------------------------------
Wachovia Auto Owner Trust,
Automobile Receivable Nts.,
Series 2004-B, Cl. A2, 2.40%, 5/21/07                 259,729          259,367
-------------------------------------------------------------------------------
Wells Fargo Home Equity Trust,
Home Equity Asset-Backed
Certificates, Series 2004-2, Cl. AI1B,
2.94%, 9/25/18 1                                    1,073,354        1,065,784
-------------------------------------------------------------------------------
Whole Auto Loan Trust, Automobile
Loan Receivable Certificates, Series
2004-1, Cl. A2A, 2.59%, 5/15/07                       796,141          793,206
                                                                 --------------
Total Asset- Backed Securities (Cost $53,331,919)                   50,731,280

-------------------------------------------------------------------------------
MORTGAGE-BACKED OBLIGATIONS--77.2%
-------------------------------------------------------------------------------
GOVERNMENT AGENCY--62.7%
-------------------------------------------------------------------------------
FHLMC/FNMA/SPONSORED--62.5%
Fannie Mae Whole Loan, CMO
Pass-Through Certificates, Trust
2004-W9, Cl.2A2, 7%, 2/25/44                          853,587          894,398
-------------------------------------------------------------------------------
Federal Home Loan Mortgage Corp.:
4.50%, 5/1/19                                       9,598,286        9,355,646
5%, 1/1/36 4                                        7,318,000        7,084,739
6%, 7/1/17-10/1/34                                 19,338,376       19,623,228
6.50%, 4/1/18-4/1/34                                1,963,830        2,019,044
7%, 5/1/29-3/1/35                                  11,515,978       12,004,652
8%, 4/1/16                                          1,063,272        1,132,967
9%, 8/1/22-5/1/25                                     281,955          305,568

                                                    PRINCIPAL            VALUE
                                                       AMOUNT       SEE NOTE 1
-------------------------------------------------------------------------------
FHLMC/FNMA/SPONSORED Continued
Federal Home Loan Mortgage Corp.,
CMO Gtd. Real Estate Mtg. Investment
Conduit Multiclass Pass-Through
Certificates:
Series 2326, Cl. ZP, 6.50%, 6/15/31             $     690,083    $     711,000
Series 2456, Cl. BD, 6%, 3/15/30                      249,232          249,745
Series 2500, Cl. FD, 4.869%, 3/15/32 1                518,687          524,395
Series 2526, Cl. FE, 4.769%, 6/15/29 1                757,376          762,833
Series 2551, Cl. FD, 4.769%, 1/15/33 1                588,334          593,826
-------------------------------------------------------------------------------
Federal Home Loan Mortgage Corp.,
CMO Pass-Through Participation
Certificates, Series 151, Cl. F, 9%,
5/15/21                                                50,585           50,508
-------------------------------------------------------------------------------
Federal Home Loan Mortgage Corp.,
Gtd. Real Estate Mtg. Investment
Conduit Multiclass Pass-Through
Certificates, Series 2195, Cl. LH,
6.50%, 10/15/29                                     1,936,267        1,968,182
-------------------------------------------------------------------------------
Federal Home Loan Mortgage Corp.,
Interest-Only Stripped Mtg.-Backed
Security:
Series 176, Cl. IO, 13.547%, 6/1/26 5                 862,295          183,548
Series 183, Cl. IO, 11.169%, 4/1/27 5               1,306,024          271,694
Series 184, Cl. IO, 16.779%, 12/1/26 5              1,426,958          282,169
Series 192, Cl. IO, 15.506%, 2/1/28 5                 337,869           69,063
Series 200, Cl. IO, 14.082%, 1/1/29 5                 401,100           87,197
Series 206, Cl. IO, (8.658)%, 12/1/29 5               898,542          190,628
Series 2003-118, Cl. S, 20.029%,
12/25/33 5                                          4,452,581          486,405
Series 2130, Cl. SC, 7.80%, 3/15/29 5                 939,101           70,028
Series 2796, Cl. SD, 12.317%, 7/15/26 5             1,481,155          114,951
Series 2920, Cl. S, 14.307%, 1/15/35 5              5,657,021          273,464
Series 3000, Cl. SE, 20.785%, 7/15/25 5             5,984,358          218,706
-------------------------------------------------------------------------------
Federal Home Loan Mortgage
Corp., Principal-Only Stripped
Mtg.-Backed Security, Series 176,
Cl. PO, 4.467%, 6/1/26 6                              351,312          296,356
-------------------------------------------------------------------------------
Federal National Mortgage Assn.:
4.50%, 3/1/19                                         427,430          417,013
5%, 6/1/18-7/1/18                                   5,567,591        5,517,766
5%, 1/1/36 4                                       28,720,000       27,831,461
5.50%, 3/1/33-1/1/34                               17,241,161       17,120,113
5.50%, 1/1/21-1/1/36 4                             93,165,000       92,483,494
6%, 7/1/17-11/1/32                                 19,010,848       19,379,393
6.50%, 3/1/11-11/1/31                               3,498,859        3,606,370
6.50%, 1/1/36 4                                    20,425,000       20,954,784
7%, 11/1/17                                         2,325,321        2,417,771
7.50%, 1/1/08-1/1/26                                   49,399           51,519
8%, 5/1/17                                             12,783           13,636
8.50%, 7/1/32                                         119,264          129,141

                                                    PRINCIPAL            VALUE
                                                       AMOUNT       SEE NOTE 1
-------------------------------------------------------------------------------
FHLMC/FNMA/SPONSORED Continued
Federal National Mortgage Assn.,
CMO Gtd. Real Estate Mtg. Investment
Conduit Pass-Through Certificates:
Trust 1989-17, Cl. E, 10.40%, 4/25/19           $      96,174    $     105,637
Trust 1993-87, Cl. Z, 6.50%, 6/25/23                1,933,860        1,995,888
Trust 1998-58, Cl. PC, 6.50%,
10/25/28                                            1,614,759        1,672,003
Trust 2001-70, Cl. LR, 6%, 9/25/30                    546,873          552,117
Trust 2001-72, Cl. NH, 6%, 4/25/30                    328,566          331,114
Trust 2001-74, Cl. PD, 6%, 5/25/30                    131,646          131,977
Trust 2002-77, Cl. WF, 4.77%,
12/18/32 1                                            914,234          921,223
Trust 2003-28, Cl. KG, 5.50%,
4/25/23                                             3,964,000        4,050,604
Trust 2004-101, Cl. BG, 5%,
1/25/20                                             1,908,000        1,882,994
Trust 2005-100, Cl. BQ, 5.50%,
11/25/25                                            1,120,000        1,104,646
-------------------------------------------------------------------------------
Federal National Mortgage Assn.,
CMO Gtd. Real Estate Mtg. Investment
Conduit Pass-Through Certificates,
Interest-Only Stripped Mtg.-Backed
Security:
Trust 2002-47, Cl. NS, 9.594%,
4/25/32 5                                           1,763,065          142,167
Trust 2002-51, Cl. S, 9.762%,
8/25/32 5                                           1,618,499          131,099
-------------------------------------------------------------------------------
Federal National Mortgage Assn.,
Interest-Only Stripped Mtg.-Backed
Security:
Trust 222, Cl. 2, 13.902%, 6/1/23 5                 2,764,925          655,930
Trust 240, Cl. 2, 15.709%, 9/1/23 5                 3,274,430          681,880
Trust 252, Cl. 2, 7.505%, 11/1/23 5                 2,163,710          477,796
Trust 273, Cl. 2, 14.694%, 8/1/26 5                   645,636          133,261
Trust 303, Cl. IO, (5.151)%, 11/1/29 5                383,480           82,138
Trust 319, Cl. 2, 13.496%, 2/1/32 5                   594,953          134,894
Trust 321, Cl. 2, 8.412%, 3/1/32 5                  6,596,785        1,488,850
Trust 329, Cl. 2, 11.463%, 1/1/33 5                 2,763,846          612,532
Trust 331, Cl. 9, (13.225)%, 2/1/33 5               1,566,593          355,447
Trust 333, Cl. 2, 11.720%, 3/1/33 5                 6,731,416        1,508,393
Trust 334, Cl. 17, 2.277%, 2/1/33 5                 1,078,978          239,090
Trust 338, Cl. 2, 10.275%, 6/1/33 5                 5,492,556        1,227,440
Trust 346, Cl. 2, 10.433%, 12/1/33 5                5,543,938        1,229,327
Trust 350, Cl. 2, 12.244%, 2/1/34 5                 5,883,199        1,304,704
Trust 2001-65, Cl. S, 21.164%,
11/25/31 5                                          2,657,880          245,981
Trust 2001-81, Cl. S, 11.605%,
1/25/32 5                                             687,447           59,856
Trust 2002-52, Cl. SD, 6.454%,
9/25/32 5                                           1,975,347          162,581
Trust 2002-77, Cl. SH, 12.545%,
12/18/32 5                                            835,935           78,739
Trust 2002-84, Cl. SA, 21.481%,
12/25/32 5                                          2,289,778          219,522
Trust 2003-4, Cl. S, 20.563%,
2/25/33 5                                           1,540,618          163,556

                                                    PRINCIPAL            VALUE
                                                       AMOUNT       SEE NOTE 1
-------------------------------------------------------------------------------
FHLMC/FNMA/SPONSORED Continued
Federal National Mortgage Assn.,
Interest-Only Stripped Mtg.-Backed
Security: Continued
Trust 2004-54, Cl. DS, 6.243%,
11/25/30 5                                      $   1,394,541    $      80,287
Trust 2005-6, Cl. SE, 13.927%,
2/25/35 5                                           3,887,194          202,238
Trust 2005-19, Cl. SA, 12.727%,
3/25/35 5                                          14,558,438          810,512
Trust 2005-40, Cl. SA, 13.682%,
5/25/35 5                                           3,310,799          176,407
Trust 2005-71, Cl. SA, 19.968%,
8/25/25 5                                           3,832,805          229,041
-------------------------------------------------------------------------------
Federal National Mortgage Assn.,
Principal-Only Stripped Mtg.-Backed
Security, Trust 1993-184, Cl. M,
5.765%, 9/25/23 6                                     752,088          631,308
                                                                 --------------
                                                                   275,960,580

-------------------------------------------------------------------------------
GNMA/GUARANTEED--0.2%
Government National Mortgage Assn.:
7%, 1/15/09-5/15/09                                    31,363           32,329
8.50%, 8/15/17-12/15/17                               383,846          414,228
-------------------------------------------------------------------------------
Government National Mortgage Assn.,
Interest-Only Stripped Mtg.-Backed
Security:
Series 2001-21, Cl. SB, 3.873%,
1/16/27 5                                           1,477,254          101,722
Series 2002-15, Cl. SM, 0.947%,
2/16/32 5                                           1,775,879          123,487
Series 2004-11, Cl. SM, (0.493)%,
1/17/30 5                                           1,252,161           52,809
                                                                 --------------
                                                                       724,575

-------------------------------------------------------------------------------
NON-AGENCY--14.5%
-------------------------------------------------------------------------------
COMMERCIAL--12.2%
Asset Securitization Corp., Commercial
Mtg. Pass-Through Certificates, Series
1996-MD6, Cl. A3, 7.408%, 11/13/29 1                1,200,000        1,245,687
-------------------------------------------------------------------------------
Asset Securitization Corp., Interest-
Only Stripped Mtg.-Backed Security
Collateralized Mtg. Obligations,
Series 1997-D4, Cl. PS1, 4.501%,
4/14/29 5                                          40,459,738        1,158,666
-------------------------------------------------------------------------------
Banc of America Commercial
Mortgage, Inc., Commercial Mtg.
Pass-Through Certificates:
Series 2004-6, Cl. A3, 4.512%,
12/10/42                                            1,720,000        1,666,468
Series 2005-2, Cl. A4, 4.783%,
7/10/43 1                                           2,550,000        2,503,629
Series 2005-3, Cl. A2, 4.501%,
7/10/43                                             2,100,000        2,050,396

                                                    PRINCIPAL            VALUE
                                                       AMOUNT       SEE NOTE 1
-------------------------------------------------------------------------------
COMMERCIAL Continued
Banc of America Funding Corp.,
CMO Pass-Through Certificates,
Series 2004-2, Cl. 2A1, 6.50%,
7/20/32                                         $   2,187,555    $   2,189,929
-------------------------------------------------------------------------------
Banc of America Mortgage Securities,
Inc., CMO Pass-Through Certificates:
Series 2004-8, Cl. 5A1, 6.50%,
5/25/32                                             1,643,675        1,669,358
Series 2004-E, Cl. 2A9, 3.712%,
6/25/34 1                                              45,685           45,670
Series 2005-E, Cl. 2A2, 4.983%,
6/25/35 1                                             458,430          456,349
-------------------------------------------------------------------------------
Bear Stearns Commercial Mortgage
Securities, Inc., Commercial Mtg.
Obligations, Series 2005-PWR7,
Cl. A2, 4.945%, 2/11/41                               860,000          850,543
-------------------------------------------------------------------------------
Capital Lease Funding Securitization
LP, Interest-Only Corporate-Backed
Pass-Through Certificates, Series
1997-CTL1, 7.304%, 6/22/24 5                       20,351,718          791,232
-------------------------------------------------------------------------------
Citigroup/Deutsche Bank Commercial
Mortgage Trust, Commercial Mtg.
Obligations, Series 2005-CD1, Cl. A4,
5.225%, 7/15/44 7                                   2,260,000        2,284,968
-------------------------------------------------------------------------------
Countrywide Alternative Loan
Trust, CMO:
Series 2004-J9, Cl. 1A1, 4.559%,
10/25/34 1                                            553,925          554,354
Series 2005-J3, Cl. 3A1, 6.50%,
9/25/34                                             3,316,795        3,358,718
-------------------------------------------------------------------------------
First Chicago/Lennar Trust 1,
Commercial Mtg. Pass-Through
Certificates, Series 1997-CHL1,
Cl. D, 7.674%, 4/29/39 1,2                          1,480,000        1,487,400
-------------------------------------------------------------------------------
First Union National Bank/Lehman
Brothers/Bank of America Commercial
Mtg. Trust, Pass-Through Certificates,
Series 1998-C2, Cl. A2, 6.56%,
11/18/35                                            1,367,557        1,406,397
-------------------------------------------------------------------------------
GE Capital Commercial Mortgage
Corp., Commercial Mtg. Obligations:
Series 2005-CA, Cl. A3, 4.578%,
6/10/48                                               730,000          710,551
Series 2005-C3, Cl. A2, 4.853%,
7/10/45                                             1,190,000        1,182,110
-------------------------------------------------------------------------------
GMAC Commercial Mortgage
Securities, Inc., Commercial Mtg.
Pass-Through Certificates:
Series 1997-C1, Cl. A3, 6.869%,
7/15/29                                               843,466          862,676
Series 2004-C3, Cl. A4, 4.547%,
12/10/41                                            1,110,000        1,075,143

                                                    PRINCIPAL            VALUE
                                                       AMOUNT       SEE NOTE 1
-------------------------------------------------------------------------------
COMMERCIAL Continued
Greenwich Capital Commercial
Funding Corp., Commercial Mtg.
Pass-Through Certificates:
Series 2005-G G3, Cl. A2, 4.305%,
8/10/42                                         $   1,460,000    $   1,422,596
Series 2005-G G5, Cl. A2, 5.117%,
4/10/37 7                                           1,290,000        1,293,938
-------------------------------------------------------------------------------
GS Mortgage Securities Corp. II,
Commercial Mtg. Pass-Through
Certificates, Series 2004-C1, Cl. A1,
3.659%, 10/10/28                                    1,257,259        1,218,442
-------------------------------------------------------------------------------
JPMorgan Chase Commercial
Mortgage Securities Corp.,
Commercial Mtg. Pass-Through
Certificates, Series 2005-LDP2,
Cl. A2, 4.575%, 7/15/42                               510,000          499,909
-------------------------------------------------------------------------------
LB-UBS Commercial Mortgage Trust,
Commercial Mtg. Pass-Through
Certificates, Series 2005-C5, Cl. A2,
4.885%, 9/15/30                                     1,430,000        1,420,635
-------------------------------------------------------------------------------
Lehman Brothers Commercial
onduit Mortgage Trust, Interest-
Only Stripped Mtg.-Backed Security,
Series 1998-C1, Cl. IO, 5.665%,
2/18/30 5                                          16,854,496          435,867
-------------------------------------------------------------------------------
Lehman Structured Securities Corp.,
CMO, Series 2002-GE1, Cl. A,
2.514%, 7/26/24 3                                     339,520          274,427
-------------------------------------------------------------------------------
Mastr Alternative Loan Trust,
CMO Pass-Through Certificates:
Series 2004-6, Cl. 10A1, 6%, 7/25/34                2,443,554        2,456,958
Series 2004-9, Cl. A3, 4.70%, 8/25/34 1             2,885,183        2,872,025
-------------------------------------------------------------------------------
Mastr Seasoned Securities Trust,
Mtg. Pass-Through Certificates,
Series 2004-2, Cl. A1, 6.50%, 8/25/32               3,678,870        3,714,509
-------------------------------------------------------------------------------
Nomura Asset Securities Corp.,
Commercial Mtg. Pass-Through
Certificates, Series 1998-D6,
Cl. A1B, 6.59%, 3/15/30 7                           1,680,000        1,737,372
-------------------------------------------------------------------------------
Residential Accredit Loans, Inc.,
Mtg. Asset-Backed Pass-Through
Certificates, Series 2003-QS1,
Cl. A2, 5.75%, 1/25/33                              1,309,331        1,311,856
-------------------------------------------------------------------------------
Salomon Brothers Mortgage
ecurities VII, Inc., Interest-Only
Commercial Mtg. Pass-Through
Certificates, Series 1999-C1,
Cl. X, (2.668)%, 5/18/32 5                        334,608,272          961,129
-------------------------------------------------------------------------------
Wachovia Bank Commercial
Mortgage Trust, Commercial
Mtg. Obligations:
Series 2005-C17, Cl. A2, 4.782%,
3/15/42                                             2,520,000        2,492,202
Series 2005-C20, Cl. A5, 5.087%,
7/15/42 1                                           1,440,000        1,430,556

                                                    PRINCIPAL            VALUE
                                                       AMOUNT       SEE NOTE 1
-------------------------------------------------------------------------------
COMMERCIAL Continued
Washington Mutual Mortgage
Securities Corp., CMO Pass-Through
Certificates, Series 2005-AR5, Cl. A1,
4.681%, 5/25/35 1                               $   1,967,219    $   1,965,806
-------------------------------------------------------------------------------
Wells Fargo Mortgage-Backed
Securities Trust, CMO, Series
2004-DD, Cl. 2A1, 4.522%, 1/25/35 1                   962,332          959,389
                                                                 --------------
                                                                    54,017,860

-------------------------------------------------------------------------------
OTHER--0.9%
JPMorgan Chase Commercial
Mortgage Securities Corp., Commercial
Mtg. Pass-Through Certificates, Series
2005-LDP4, Cl. A2, 4.79%, 10/15/42                  1,720,000        1,698,107
-------------------------------------------------------------------------------
Salomon Brothers Mortgage
Securities VI, Inc., Interest-Only
Stripped Mtg.-Backed Security,
Series 1987-3, Cl. B, 50.122%, 10/23/17 5              17,847            4,411
-------------------------------------------------------------------------------
Salomon Brothers Mortgage
Securities VI, Inc., Principal-Only
Stripped Mtg.-Backed Security,
Series1987-3, Cl. A, 7.65%, 10/23/17 6                 26,413           23,567
-------------------------------------------------------------------------------
Washington Mutual Mortgage
Securities Corp., CMO Pass-Through
Certificates, Series 2005-AR8,
Cl. 2AB1, 4.629%, 7/25/45 1                         2,258,633        2,258,280
                                                                 --------------
                                                                     3,984,365

-------------------------------------------------------------------------------
RESIDENTIAL--1.4%
Countrywide Alternative Loan
Trust, CMO, Series 2005-J1, Cl. 3A1,
6.50%, 8/25/32 7                                    3,685,969        3,751,627
-------------------------------------------------------------------------------
Structured Asset Securities Corp.,
CMO Pass-Through Certificates,
Series 2002-AL1, Cl. B2, 3.45%,
2/25/32                                             2,747,746        2,401,856
                                                                 --------------
                                                                     6,153,483
                                                                 --------------
Total Mortgage-Backed Obligations
(Cost $343,148,390)                                                340,840,863

-------------------------------------------------------------------------------
U.S. GOVERNMENT OBLIGATIONS--7.2%
-------------------------------------------------------------------------------
Federal Home Loan Mortgage
Corp. Unsec. Nts.:
4.125%, 7/12/10                                     9,283,000        9,061,554
6.625%, 9/15/09                                     4,775,000        5,077,320
-------------------------------------------------------------------------------
Federal National Mortgage Assn.
Unsec. Nts.:
6%, 5/15/11                                         1,815,000        1,921,811
6.625%, 9/15/09 8                                   2,260,000        2,405,121
7.25%, 5/15/30 7                                    1,665,000        2,210,675
-------------------------------------------------------------------------------
Tennessee Valley Authority Bonds:
4.65%, 6/15/35                                      3,555,000        3,374,150
Series A, 6.79%, 5/23/12                            5,659,000        6,270,840

                                                    PRINCIPAL            VALUE
                                                       AMOUNT       SEE NOTE 1
-------------------------------------------------------------------------------
U.S. GOVERNMENT OBLIGATIONS Continued
-------------------------------------------------------------------------------
U.S. Treasury Bonds, 5.375%,
2/15/31 7                                       $     141,000    $     158,427
-------------------------------------------------------------------------------
U.S. Treasury Nts.:
4.25%, 11/30/07                                       369,000          368,034
4.375%, 11/15/08-12/15/10                             906,000          906,660
                                                                 --------------
Total U.S. Government Obligations
(Cost $32,434,147)                                                  31,754,592

-------------------------------------------------------------------------------
FOREIGN GOVERNMENT OBLIGATIONS--0.5%
-------------------------------------------------------------------------------
United Mexican States Nts., 7.50%,
1/14/12 (Cost $2,085,151)                           2,070,000        2,313,225

-------------------------------------------------------------------------------
CORPORATE BONDS AND NOTES--34.3%
-------------------------------------------------------------------------------
CONSUMER DISCRETIONARY--10.0%
-------------------------------------------------------------------------------
AUTO COMPONENTS--0.8%
Dana Corp., 6.50% Unsec. Nts.,
3/1/09 7                                            1,515,000        1,219,575
-------------------------------------------------------------------------------
Lear Corp., 8.11% Sr. Unsec. Nts.,
Series B, 5/15/09                                   2,265,000        2,109,549
                                                                 --------------
                                                                     3,329,124

-------------------------------------------------------------------------------
AUTOMOBILES--2.2%
DaimlerChrysler NA Holdings
Corp., 8% Nts., 6/15/10                             1,940,000        2,123,654
-------------------------------------------------------------------------------
Ford Motor Credit Co.:
5.80% Sr. Unsec. Nts., 1/12/09                      2,670,000        2,330,691
7.375% Nts., 10/28/09                                 485,000          430,483
-------------------------------------------------------------------------------
General Motors Acceptance Corp.:
6.15% Nts., 4/5/07                                  3,449,000        3,258,698
8% Bonds, 11/1/31 7                                 1,640,000        1,575,087
                                                                 --------------
                                                                     9,718,613

-------------------------------------------------------------------------------
HOTELS, RESTAURANTS & LEISURE--1.4%
Harrah's Operating Co., Inc., 5.625%
Sr. Unsec. Bonds, 6/1/15                            1,180,000        1,161,347
-------------------------------------------------------------------------------
Hilton Hotels Corp., 8.25% Sr.
Unsec. Nts., 2/15/11                                1,010,000        1,108,026
-------------------------------------------------------------------------------
Starwood Hotels & Resorts
Worldwide, Inc., 7.375% Nts., 5/1/07                1,580,000        1,619,500
-------------------------------------------------------------------------------
Yum! Brands, Inc., 8.50% Sr. Unsec.
Nts., 4/15/06 7                                     2,465,000        2,489,256
                                                                 --------------
                                                                     6,378,129

-------------------------------------------------------------------------------
HOUSEHOLD DURABLES--1.3%
Beazer Homes USA, Inc., 6.875% Sr.
Unsec. Nts., 7/15/15 7                              1,150,000        1,108,313
-------------------------------------------------------------------------------
D.R. Horton, Inc., 6.125% Nts.,
1/15/14                                             1,035,000        1,036,847
-------------------------------------------------------------------------------
K. Hovnanian Enterprises, Inc.,
6.50% Sr. Nts., 1/15/14                             1,155,000        1,110,332

                                                    PRINCIPAL            VALUE
                                                       AMOUNT       SEE NOTE 1
-------------------------------------------------------------------------------
HOUSEHOLD DURABLES Continued
KB Home, 5.75% Sr. Unsec. Unsub.
Nts., 2/1/14                                    $   1,445,000    $   1,369,672
-------------------------------------------------------------------------------
Lennar Corp., 5.95% Sr. Unsec.
Nts., 3/1/13 7                                      1,130,000        1,138,986
                                                                 --------------
                                                                     5,764,150

-------------------------------------------------------------------------------
MEDIA--2.8%
British Sky Broadcasting Group plc,
7.30% Unsec. Nts., 10/15/06                           404,000          410,614
-------------------------------------------------------------------------------
Chancellor Media CCU, 8% Sr.
Unsec. Nts., 11/1/08                                2,145,000        2,281,896
-------------------------------------------------------------------------------
Cox Communications, Inc., 4.625%
Unsec. Nts., 1/15/10 7                              2,375,000        2,301,204
-------------------------------------------------------------------------------
Liberty Media Corp., 5.70% Sr.
Unsec. Nts., 5/15/13 7                              1,200,000        1,124,113
-------------------------------------------------------------------------------
TCI Communications, Inc., 9.80%
Sr. Unsec. Debs., 2/1/12                            2,210,000        2,669,282
-------------------------------------------------------------------------------
Time Warner Entertainment Co. LP:
8.375% Sr. Nts., 7/15/33                              535,000          633,850
10.15% Sr. Nts., 5/1/12                             1,073,000        1,307,986
-------------------------------------------------------------------------------
Univision Communications, Inc.,
3.50% Sr. Unsec. Nts., 10/15/07                     1,860,000        1,805,097
                                                                 --------------
                                                                    12,534,042

-------------------------------------------------------------------------------
MULTILINE RETAIL--1.1%
Federated Department Stores, Inc.,
6.625% Sr. Unsec. Nts., 9/1/08                      1,455,000        1,508,819
-------------------------------------------------------------------------------
J.C. Penney Co., Inc. (Holding Co.),
7.40% Nts., 4/1/37                                  2,060,000        2,311,761
-------------------------------------------------------------------------------
May Department Stores Co., 7.90%
Unsec. Debs., 10/15/07                                785,000          817,642
                                                                 --------------
                                                                     4,638,222

-------------------------------------------------------------------------------
SPECIALTY RETAIL--0.4%
Gap, Inc. (The):
6.90% Nts., 9/15/07                                 1,315,000        1,344,202
9.55% Unsub. Nts., 12/15/08 1                         466,000          518,199
                                                                 --------------
                                                                     1,862,401

-------------------------------------------------------------------------------
CONSUMER STAPLES--3.1%
-------------------------------------------------------------------------------
FOOD & STAPLES RETAILING--1.7%
Albertson's, Inc., 8% Sr. Unsec. Debs.,
5/1/31 7                                            1,360,000        1,341,614
-------------------------------------------------------------------------------
Delhaize America, Inc., 9% Unsub.
Debs., 4/15/31                                      1,500,000        1,770,927
-------------------------------------------------------------------------------
Kroger Co. (The), 6.80% Sr. Unsec.
Nts., 4/1/11                                        2,520,000        2,645,771
-------------------------------------------------------------------------------
Safeway, Inc., 7.50% Sr. Unsec. Nts.,
9/15/09                                             1,555,000        1,662,189
                                                                 --------------
                                                                     7,420,501

                                                    PRINCIPAL            VALUE
                                                       AMOUNT       SEE NOTE 1
-------------------------------------------------------------------------------
FOOD PRODUCTS--1.4%
Archer Daniels Midland Co.,
5.375% Nts., 9/15/35                            $   1,175,000    $   1,131,104
-------------------------------------------------------------------------------
ConAgra Foods, Inc., 6% Nts.,
9/15/06 7                                           1,320,000        1,329,367
-------------------------------------------------------------------------------
General Mills, Inc., 3.875% Nts.,
11/30/07                                            1,715,000        1,682,151
-------------------------------------------------------------------------------
Kraft Foods, Inc., 5.25% Nts., 6/1/07               1,865,000        1,873,200
                                                                 --------------
                                                                     6,015,822

-------------------------------------------------------------------------------
ENERGY--1.8%
-------------------------------------------------------------------------------
OIL & GAS--1.8%
Kinder Morgan, Inc., 6.50% Sr.
Unsec. Nts., 9/1/12                                 1,265,000        1,341,932
-------------------------------------------------------------------------------
Pemex Project Funding Master
Trust, 5.75% Unsec. Unsub. Nts.,
Series 12, 12/15/15 2,7                             1,865,000        1,858,006
-------------------------------------------------------------------------------
Petroleum Export Ltd. Cayman
SPV, 4.623% Sr. Nts., Cl. A1, 6/15/10 2             3,525,000        3,493,744
-------------------------------------------------------------------------------
PF Export Receivables Master
Trust, 3.748% Sr. Nts., Series B, 6/1/13 2          1,371,222        1,302,928
                                                                 --------------
                                                                     7,996,610

-------------------------------------------------------------------------------
FINANCIALS--9.6%
-------------------------------------------------------------------------------
CAPITAL MARKETS--1.0%
Credit Suisse First Boston, Inc.
(USA), 5.50% Nts., 8/15/13                          2,385,000        2,436,683
-------------------------------------------------------------------------------
JPMorgan Chase Sub. Capital XV,
5.875% Nts., Series O, 3/15/35 7                    1,695,000        1,691,069
                                                                 --------------
                                                                     4,127,752

-------------------------------------------------------------------------------
COMMERCIAL BANKS--1.5%
Barclays Bank plc, 6.278%
Perpetual Bonds 9                                   1,860,000        1,872,815
-------------------------------------------------------------------------------
HSBC Finance Corp., 4.75% Sr.
Unsec. Nts., 7/15/13                                2,335,000        2,259,551
-------------------------------------------------------------------------------
National City Bank, 6.20% Sub.
Nts., 12/15/11                                        178,000          188,577
-------------------------------------------------------------------------------
Popular North America, Inc.,
5.20% Nts., 12/12/07                                2,225,000        2,223,859
-------------------------------------------------------------------------------
Socgen Real Estate LLC, 7.64%
Bonds 1,2,9                                            90,000           93,678
                                                                 --------------
                                                                     6,638,480

-------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL SERVICES--2.5%
CIT Group, Inc.:
4.75% Sr. Nts., 8/15/08                               310,000          309,007
7.75% Sr. Unsec. Unsub. Nts., 4/2/12                  930,000        1,056,066
-------------------------------------------------------------------------------
Citigroup, Inc., 6.625% Unsec. Sub.
Nts., 6/15/32                                         890,000        1,009,018
-------------------------------------------------------------------------------
Goldman Sachs Group, Inc. (The),
5.70% Sr. Unsec. Nts., 9/1/12                       3,190,000        3,286,003

                                                    PRINCIPAL            VALUE
                                                       AMOUNT       SEE NOTE 1
-------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL SERVICES Continued
MBNA Corp., 7.50% Sr. Nts., Series F,
3/15/12                                         $   1,745,000    $   1,967,915
-------------------------------------------------------------------------------
Merrill Lynch & Co., Inc., 5% Sr.
Unsub. Nts., Series C, 2/3/14                       2,325,000        2,299,825
-------------------------------------------------------------------------------
Morgan Stanley, 6.60% Nts., 4/1/12                  1,130,000        1,216,159
                                                                 --------------
                                                                    11,143,993

-------------------------------------------------------------------------------
INSURANCE--2.4%
Allstate Financial Global Funding II,
4.25% Nts., 9/10/08 2                                 520,000          511,429
-------------------------------------------------------------------------------
Marsh & McLennan Cos., Inc.,
5.875% Sr. Unsec. Bonds, 8/1/33                     1,470,000        1,411,854
-------------------------------------------------------------------------------
MetLife, Inc., 5.70% Sr. Unsec. Nts.,
6/15/35 7                                           1,170,000        1,178,520
-------------------------------------------------------------------------------
Nationwide Financial Services, Inc.:
5.90% Nts., 7/1/12                                    990,000        1,033,527
6.25% Sr. Unsec. Nts., 11/15/11                       105,000          110,649
-------------------------------------------------------------------------------
Prudential Holdings LLC, 8.695%
Bonds, Series C, 12/18/23 2                         1,885,000        2,395,070
-------------------------------------------------------------------------------
Prudential Insurance Co. of
America, 8.30% Nts., 7/1/25                         1,885,000        2,446,378
-------------------------------------------------------------------------------
Travelers Property Casualty Corp.,
3.75% Sr. Unsec. Nts., 3/15/08                      1,700,000        1,658,891
                                                                 --------------
                                                                    10,746,318

-------------------------------------------------------------------------------
REAL ESTATE--1.9%
EOP Operating LP, 8.10% Unsec.
Nts., 8/1/10                                        1,700,000        1,879,421
-------------------------------------------------------------------------------
iStar Financial, Inc.:
5.125% Sr. Unsec. Nts., Series B, 4/1/11 7            725,000          707,232
5.15% Sr. Unsec. Nts., 3/1/12                         845,000          819,405
-------------------------------------------------------------------------------
Liberty Property Trust, 5.65% Sr.
Nts., 8/15/14                                       1,185,000        1,202,160
-------------------------------------------------------------------------------
Simon Property Group LP, 5.375%
Nts., 6/1/11 2                                      1,680,000        1,685,892
-------------------------------------------------------------------------------
Vornado Realty LP, 5.625% Sr.
Unsec. Unsub. Nts., 6/15/07                         2,225,000        2,241,334
                                                                 --------------
                                                                     8,535,444

-------------------------------------------------------------------------------
THRIFTS & MORTGAGE FINANCE--0.3%
Countrywide Financial Corp., 4.50%
Nts., Series A, 6/15/10                             1,265,000        1,229,130
-------------------------------------------------------------------------------
HEALTH CARE--0.9%
-------------------------------------------------------------------------------
HEALTH CARE PROVIDERS & SERVICES--0.9%
Aetna, Inc., 7.375% Sr. Unsec. Nts.,
3/1/06                                              2,730,000        2,740,925
-------------------------------------------------------------------------------
HCA, Inc., 7.125% Sr. Unsec. Nts.,
6/1/06                                              1,095,000        1,109,454
                                                                 --------------
                                                                     3,850,379

                                                    PRINCIPAL            VALUE
                                                       AMOUNT       SEE NOTE 1
-------------------------------------------------------------------------------
INDUSTRIALS--1.6%
-------------------------------------------------------------------------------
AIR FREIGHT & LOGISTICS--0.5%
FedEx Corp., 2.65% Unsec. Nts.,
4/1/07                                          $   2,390,000    $   2,325,489
-------------------------------------------------------------------------------
COMMERCIAL SERVICES & SUPPLIES--0.3%
Allied Waste North America, Inc.,
8.875% Sr. Nts., Series B, 4/1/08 7                 1,070,000        1,134,200
-------------------------------------------------------------------------------
INDUSTRIAL CONGLOMERATES--0.8%
Tyco International Group SA:
6.125% Unsec. Unsub. Nts., 11/1/08                  1,875,000        1,915,183
6.125% Unsec. Unsub. Nts., 1/15/09                    253,000          258,754
6.375% Sr. Unsec. Unsub. Nts.,
2/15/06                                             1,445,000        1,447,400
                                                                 --------------
                                                                     3,621,337

-------------------------------------------------------------------------------
TELECOMMUNICATION SERVICES--2.5%
-------------------------------------------------------------------------------
DIVERSIFIED TELECOMMUNICATION SERVICES--2.1%
British Telecommunications plc,
8.875% Bonds, 12/15/30                              1,015,000        1,362,026
-------------------------------------------------------------------------------
Deutsche Telekom International
Finance BV, 8% Unsub. Nts., 6/15/10 1               1,405,000        1,594,440
-------------------------------------------------------------------------------
France Telecom SA, 8.50% Sr. Unsec.
Nts., 3/1/31 1                                        350,000          468,411
-------------------------------------------------------------------------------
SBC Communications, Inc., 5.30%
Nts., 11/15/10                                      1,680,000        1,686,878
-------------------------------------------------------------------------------
Sprint Capital Corp., 8.75% Nts.,
3/15/32                                             1,455,000        1,936,749
-------------------------------------------------------------------------------
Verizon Global Funding Corp.:
5.85% Nts., 9/15/35                                 1,155,000        1,116,873
7.25% Sr. Unsec. Unsub. Nts., 12/1/10               1,010,000        1,097,116
                                                                 --------------
                                                                     9,262,493

-------------------------------------------------------------------------------
WIRELESS TELECOMMUNICATION SERVICES--0.4%
AT&T Wireless Services, Inc.,
8.125% Sr. Unsec. Nts., 5/1/12                      1,545,000        1,787,387
-------------------------------------------------------------------------------
UTILITIES--4.8%
-------------------------------------------------------------------------------
ELECTRIC UTILITIES--3.2%
CenterPoint Energy, Inc., 7.25%
Sr. Nts., Series B, 9/1/10 7                        1,250,000        1,342,251
-------------------------------------------------------------------------------
Dominion Resources, Inc., 8.125%
Sr. Unsub. Nts., 6/15/10                            1,650,000        1,835,663
-------------------------------------------------------------------------------
DTE Energy Co., 6.45% Sr. Unsub.
Nts., 6/1/06                                          725,000          729,718
-------------------------------------------------------------------------------
FirstEnergy Corp.:
5.50% Sr. Unsub. Nts., Series A,
11/15/06                                              995,000          998,784
7.375% Sr. Unsub. Nts., Series C,
11/15/31                                            1,160,000        1,373,070
-------------------------------------------------------------------------------
IPALCO Enterprises, Inc., 8.375%
Sr. Sec. Nts., 11/14/08 1                           1,180,000        1,241,950
-------------------------------------------------------------------------------
MidAmerican Energy Holdings Co.,
5.875% Sr. Unsec. Nts., 10/1/12                     1,955,000        2,021,065

                                                    PRINCIPAL            VALUE
                                                       AMOUNT       SEE NOTE 1
-------------------------------------------------------------------------------
ELECTRIC UTILITIES Continued
Portland General Electric Co.,
8.125% First Mortgage Nts., 2/1/10 2            $   1,040,000    $   1,148,887
-------------------------------------------------------------------------------
PSE&G Energy Holdings LLC,
7.75% Unsec. Nts., 4/16/07                          1,575,000        1,638,000
-------------------------------------------------------------------------------
PSE&G Power LLC, 6.875% Sr. Unsec.
Nts., 4/15/06                                         355,000          356,863
-------------------------------------------------------------------------------
TXU Energy Co., 6.125% Nts.,
3/15/08                                             1,430,000        1,454,240
                                                                 --------------
                                                                    14,140,491

-------------------------------------------------------------------------------
ENERGY TRADERS--0.4%
Constellation Energy Group, Inc.,
7.60% Unsec. Nts., 4/1/32                           1,485,000        1,792,111
-------------------------------------------------------------------------------
GAS UTILITIES--0.8%
NiSource Finance Corp., 7.875%
Sr. Unsec. Nts., 11/15/10                           1,590,000        1,763,466
-------------------------------------------------------------------------------
Sempra Energy, 7.95% Sr. Unsec.
Unsub. Nts., 3/1/10                                 1,645,000        1,808,595
                                                                 --------------
                                                                     3,572,061

-------------------------------------------------------------------------------
MULTI-UTILITIES & UNREGULATED POWER--0.4%
PSEG Funding Trust I, 5.381%
Nts., 11/16/07                                      1,835,000        1,838,608
                                                                 --------------
Total Corporate Bonds and Notes
(Cost $151,735,498)                                                151,403,287

                                                        UNITS
-------------------------------------------------------------------------------
RIGHTS, WARRANTS AND CERTIFICATES--0.0%
-------------------------------------------------------------------------------
Pathmark Stores, Inc. Wts.,
Exp. 9/19/10 10 (Cost $14,872)                          5,408            1,514
-------------------------------------------------------------------------------
Total Investments, at Value
(excluding Investments Purchased
with Cash Collateral from Securities
Loaned) (Cost $582,749,977)                                        577,044,761

                                                    PRINCIPAL
                                                       AMOUNT
-------------------------------------------------------------------------------
INVESTMENTS PURCHASED WITH CASH COLLATERAL FROM
SECURITIES LOANED--5.2%
-------------------------------------------------------------------------------
ASSET-BACKED FLOATING NOTE--0.5%
Trust Money Market Securities,
Series A-2, 4.44%, 1/17/06 11                   $   1,000,000        1,000,000
-------------------------------------------------------------------------------
Whitehawk CDO Funding Corp.,
4.56%, 3/15/06 11                                   1,500,000        1,500,000
                                                                 --------------
                                                                     2,500,000

-------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS--4.1%
Undivided interest of 0.58% in joint repurchase agreement
(Principal Amount/Value $3,150,000,000, with a maturity
value of $3,151,501,500) with Nomura Securities, 4.29%,
dated 12/30/05, to be repurchased at $18,181,696 on
1/3/06, collateralized by U.S. Agency Mortgages,
3.34%--9.50%, 6/1/08--5/1/38, with
a value of $3,213,000,000 11                       18,173,034       18,173,034

                                                    PRINCIPAL            VALUE
                                                       AMOUNT       SEE NOTE 1
-------------------------------------------------------------------------------
MASTER FLOATING NOTE--0.6%
Bear Stearns, 4.37%, 1/3/06 11                  $   2,500,000    $   2,500,000
                                                                 --------------
Total Investments Purchased with
Cash Collateral from Securities
Loaned (Cost $23,173,034)                                           23,173,034

-------------------------------------------------------------------------------
TOTAL INVESTMENTS, AT VALUE
(COST $605,923,011)                                     135.9%     600,217,795
-------------------------------------------------------------------------------
LIABILITIES IN EXCESS
OF OTHER ASSETS                                         (35.9)    (158,465,926)
                                                -------------------------------
NET ASSETS                                              100.0%   $ 441,751,869
                                                ===============================

FOOTNOTES TO STATEMENT OF INVESTMENTS

1. Represents the current interest rate for a variable or increasing rate security.

2. Represents securities sold under Rule 144A, which are exempt from registration under the Securities Act of 1933, as amended. These securities have been determined to be liquid under guidelines established by the Board of
Trustees. These securities amount to $15,495,706 or 3.51% of the Fund's net assets as of December 31, 2005.

3. Illiquid security. The aggregate value of illiquid securities as of December
31, 2005 was $4,597,083, which represents 1.04% of the Fund's net assets. See
Note 7 of Notes to Financial Statements.

4. When-issued security or forward commitment to be delivered and settled after
December 31, 2005. See Note 1 of Notes to Financial Statements.

5. Interest-Only Strips represent the right to receive the monthly interest payments on an underlying pool of mortgage loans. These securities typically decline in price as interest rates decline. Most other fixed income securities increase in price when interest rates decline. The principal amount of the underlying pool represents the notional amount on which current interest is calculated. The price of these securities is typically more sensitive to changes in prepayment rates than traditional mortgage-backed securities (for example,
GNMA pass-throughs). Interest rates disclosed represent current yields based upon the current cost basis and estimated timing and amount of future cash flows. These securities amount to $18,710,844 or 4.24% of the Fund's net assets as of December 31, 2005.

6. Principal-Only Strips represent the right to receive the monthly principal payments on an underlying pool of mortgage loans. The value of these securities generally increases as interest rates decline and prepayment rates rise. The price of these securities is typically more volatile than that of coupon-bearing bonds of the same maturity. Interest rates disclosed represent current yields based upon the current cost basis and estimated timing of future cash flows.
These securities amount to $951,231 or 0.22% of the Fund's net assets as of
December 31, 2005.

7. Partial or fully-loaned security. See Note 8 of Notes to Financial
Statements.

8. All or a portion of the security is held in collateralized accounts to cover initial margin requirements on open futures sales contracts. The aggregate market value of such securities is $2,128,426. See Note 5 of Notes to Financial
Statements.

9. This bond has no contractual maturity date, is not redeemable and contractually pays an indefinite stream of interest.

10. Non-income producing security.

11. The security has been segregated to satisfy the forward commitment to return the cash collateral received in securities lending transactions upon the borrower's return of the securities loaned. See Note 8 of Notes to Financial
Statements.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF ASSETS AND LIABILITIES  December 31, 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------------------------------------------

Investments, at value (including securities loaned of $25,149,060) (cost $605,923,011)
--see accompanying statement of investments                                                            $ 600,217,795
--------------------------------------------------------------------------------------------------------------------
Cash                                                                                                         722,988
--------------------------------------------------------------------------------------------------------------------
Unrealized appreciation on swap contracts                                                                     25,959
---------------------------------------------------------------------------------------------------------------------
Receivables and other assets:
Investments sold (including $14,452,259 sold on a when-issued basis or forward commitment)                16,007,959
Interest and principal paydowns                                                                            4,155,247
Shares of beneficial interest sold                                                                         1,282,173
Futures margins                                                                                               25,370
Other                                                                                                         14,005
                                                                                                       --------------
Total assets                                                                                             622,451,496

--------------------------------------------------------------------------------------------------------------------
LIABILITIES
--------------------------------------------------------------------------------------------------------------------
Return of collateral for securities loaned                                                                23,173,034
--------------------------------------------------------------------------------------------------------------------
Payables and other liabilities:
Investments purchased (including $155,052,777 purchased on a when-issued basis or forward commitment)    157,117,831
Shares of beneficial interest redeemed                                                                       277,131
Shareholder communications                                                                                    51,132
Trustees' compensation                                                                                        17,194
Distribution and service plan fees                                                                             6,366
Transfer and shareholder servicing agent fees                                                                  1,791
Other                                                                                                         55,148
                                                                                                       --------------
Total liabilities                                                                                        180,699,627

---------------------------------------------------------------------------------------------------------------------
NET ASSETS                                                                                             $ 441,751,869
                                                                                                       ==============

---------------------------------------------------------------------------------------------------------------------
COMPOSITION OF NET ASSETS
---------------------------------------------------------------------------------------------------------------------
Par value of shares of beneficial interest                                                             $      39,481
---------------------------------------------------------------------------------------------------------------------
Additional paid-in capital                                                                               458,186,060
---------------------------------------------------------------------------------------------------------------------
Accumulated net investment income                                                                         22,323,507
---------------------------------------------------------------------------------------------------------------------
Accumulated net realized loss on investments and foreign currency transactions                           (33,516,342)
---------------------------------------------------------------------------------------------------------------------
Net unrealized depreciation on investments                                                                (5,280,837)
                                                                                                       --------------
NET ASSETS                                                                                             $ 441,751,869
                                                                                                       ==============

---------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE PER SHARE
---------------------------------------------------------------------------------------------------------------------
Non-Service Shares:
Net asset value, redemption price per share and offering price per share (based on net assets of $430,642,290
and 38,484,529 shares of beneficial interest outstanding)                                              $       11.19
---------------------------------------------------------------------------------------------------------------------
Service Shares:
Net asset value, redemption price per share and offering price per share (based on net assets of $11,109,579
and 996,606 shares of beneficial interest outstanding)                                                 $       11.15

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF OPERATIONS  For the Year Ended December 31, 2005
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

INVESTMENT INCOME
---------------------------------------------------------------------------------------------------------------------
Interest                                                                                               $  22,341,809
---------------------------------------------------------------------------------------------------------------------
Fee income                                                                                                 2,591,172
---------------------------------------------------------------------------------------------------------------------
Portfolio lending fees                                                                                        68,983
                                                                                                       --------------
Total investment income                                                                                   25,001,964

---------------------------------------------------------------------------------------------------------------------
EXPENSES
---------------------------------------------------------------------------------------------------------------------
Management fees                                                                                            3,446,635
---------------------------------------------------------------------------------------------------------------------
Distribution and service plan fees--Service shares                                                            17,979
---------------------------------------------------------------------------------------------------------------------
Transfer and shareholder servicing agent fees:
Non-Service shares                                                                                            10,405
Service shares                                                                                                 1,793
---------------------------------------------------------------------------------------------------------------------
Shareholder communications:
Non-Service shares                                                                                            38,482
Service shares                                                                                                   602
---------------------------------------------------------------------------------------------------------------------
Custodian fees and expenses                                                                                   33,730
---------------------------------------------------------------------------------------------------------------------
Trustees' compensation                                                                                        14,012
---------------------------------------------------------------------------------------------------------------------
Administration service fees                                                                                    1,500
---------------------------------------------------------------------------------------------------------------------
Other                                                                                                         44,448
                                                                                                       --------------
Total expenses                                                                                             3,609,586
Less reduction to custodian expenses                                                                         (10,329)
                                                                                                       --------------
Net expenses                                                                                               3,599,257

---------------------------------------------------------------------------------------------------------------------
NET INVESTMENT INCOME                                                                                     21,402,707

---------------------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
---------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on:
Investments                                                                                               (4,340,405)
Closing and expiration of futures contracts                                                                4,102,914
Foreign currency transactions                                                                                   (996)
Swap contracts                                                                                              (242,059)
                                                                                                       --------------
Net realized loss                                                                                           (480,546)
---------------------------------------------------------------------------------------------------------------------
Net change in unrealized appreciation (depreciation) on:
Investments                                                                                               (8,719,957)
Futures contracts                                                                                           (315,772)
Swap contracts                                                                                                43,620
                                                                                                       --------------
Net change in unrealized depreciation                                                                     (8,992,109)

---------------------------------------------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                                                   $  11,930,052
                                                                                                       ==============

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

YEAR ENDER DECEMBER 31,                                                                         2005            2004
---------------------------------------------------------------------------------------------------------------------

OPERATIONS
---------------------------------------------------------------------------------------------------------------------
Net investment income                                                                 $   21,402,707   $  21,186,973
---------------------------------------------------------------------------------------------------------------------
Net realized gain (loss)                                                                    (480,546)     15,136,520
---------------------------------------------------------------------------------------------------------------------
Net change in unrealized appeciation (depreciation)                                       (8,992,109)     (7,471,728)
                                                                                      -------------------------------
Net increase in net assets resulting from operations                                      11,930,052      28,851,765

---------------------------------------------------------------------------------------------------------------------
DIVIDENDS AND/OR DISTRIBUTIONS TO SHAREHOLDERS
---------------------------------------------------------------------------------------------------------------------
Dividends from net investment income:
Non-Service shares                                                                       (24,996,468)    (27,226,980)
Service shares                                                                              (231,902)       (159,134)

---------------------------------------------------------------------------------------------------------------------
BENEFICIAL INTEREST TRANSACTIONS
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from beneficial interest transactions:
Non-Service shares                                                                       (60,382,816)   (115,482,453)
Service shares                                                                             7,684,268        (303,187)

---------------------------------------------------------------------------------------------------------------------
NET ASSETS
---------------------------------------------------------------------------------------------------------------------
Total decrease                                                                           (65,996,866)   (114,319,989)
---------------------------------------------------------------------------------------------------------------------
Beginning of period                                                                      507,748,735     622,068,724
                                                                                      -------------------------------
End of period (including accumulated net investment income
of $22,323,507 and $24,100,215, respectively)                                         $  441,751,869   $ 507,748,735
                                                                                      ===============================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

NON-SERVICE SHARES  YEAR ENDED DECEMBER 31,               2005          2004          2003          2002          2001
--------------------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
--------------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period                 $   11.50     $   11.42     $   11.31     $   11.21     $   11.25
--------------------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income                                      .51 1         .43 1         .51           .65           .81
Net realized and unrealized gain (loss)                   (.23)          .18           .23           .27           .03
Payment from affiliate                                      --            --            --           .01            --
                                                     ---------------------------------------------------------------------
Total from investment operations                           .28           .61           .74           .93           .84
--------------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                      (.59)         (.53)         (.63)         (.83)         (.88)
--------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                       $   11.19     $   11.50     $   11.42     $   11.31     $   11.21
                                                     =====================================================================

--------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN:
--------------------------------------------------------------------------------------------------------------------------
Total return at net asset value 2                         2.59%         5.49%         6.78%         9.02%         7.79%
Total return before payment from affiliate 3               N/A           N/A           N/A          8.93%          N/A

--------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
--------------------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)             $ 430,642     $ 504,244     $ 618,234     $ 724,787     $ 693,701
--------------------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                    $ 466,033     $ 552,293     $ 691,931     $ 686,932     $ 638,820
--------------------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 4
Net investment income before payment from affiliate       4.56%         3.82%         4.03%         5.91% 3       7.93%
Net investment income after payment from affiliate         N/A           N/A           N/A          6.07%          N/A
Total expenses                                            0.76% 5       0.75% 5       0.73% 5       0.73% 5       0.77% 5
--------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                    111% 6         95% 6        101%          157%          186%

1. Per share amounts calculated based on the average shares outstanding during the period.

2. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

3. The Manager voluntarily reimbursed the Class $1,107,704 from an error in the calculation of the Fund's net asset value per share.

4. Annualized for periods of less than one full year.

5. Reduction to custodian expenses less than 0.01%.

6. The portfolio turnover rate excludes purchases and sales of To Be Announced
(TBA) mortgage-related securities as follows:

                                                 PURCHASE TRANSACTIONS  SALE TRANSACTIONS
-----------------------------------------------------------------------------------------

Year Ended December 31, 2005                           $ 2,420,041,493    $ 2,423,498,913
Year Ended December 31, 2004                             2,841,348,053      2,925,500,296

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

SERVICE SHARES  YEAR ENDED DECEMBER 31,                    2005             2004             2003           2002 1
------------------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
------------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period                 $    11.47       $    11.39       $    11.30       $    10.46
------------------------------------------------------------------------------------------------------------------------
Income from investment operations:
Net investment income                                       .47 2            .40 2            .43              .11
Net realized and unrealized gain (loss)                    (.22)             .18              .28              .72
Payment from affiliate                                       --               --               --              .01
                                                     -------------------------------------------------------------------
Total from investment operations                            .25              .58              .71              .84
------------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                       (.57)            (.50)            (.62)              --
------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                       $    11.15       $    11.47       $    11.39       $    11.30
                                                     ===================================================================

------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN:
------------------------------------------------------------------------------------------------------------------------
Total return at net asset value 3                          2.33%            5.22%            6.56%            8.03%
Total return before payment from affiliate 4                N/A              N/A              N/A             7.94%

------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
------------------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)             $   11,110       $    3,505       $    3,835       $    2,435
------------------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                    $    7,213       $    3,002       $    3,903       $      834
------------------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 5
Net investment income before payment from affiliate        4.29%            3.55%            3.73%            4.37% 4
Net investment income after payment from affiliate          N/A              N/A              N/A             5.04%
Total expenses                                             1.03% 6          0.99% 6          0.98% 6          0.98% 6,7
------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                     111% 8            95% 8           101%             157%

1. For the period from May 1, 2002 (inception of offering) to December 31, 2002.

2. Per share amounts calculated based on the average shares outstanding during the period.

3. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

4. The Manager voluntarily reimbursed the Class $3,723 from an error in the calculation of the Fund's net asset value per share.

5. Annualized for periods of less than one full year.

6. Reduction to custodian expenses less than 0.01%.

7. Voluntary waiver of transfer agent fees less than 0.01%.

8. The portfolio turnover rate excludes purchases and sales of To Be Announced
(TBA) mortgage-related securities as follows:

                                                 PURCHASE TRANSACTIONS  SALE TRANSACTIONS
-----------------------------------------------------------------------------------------

Year Ended December 31, 2005                           $ 2,420,041,493    $ 2,423,498,913
Year Ended December 31, 2004                             2,841,348,053      2,925,500,296

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES

Oppenheimer Core Bond Fund/VA (the Fund), formerly Oppenheimer Bond Fund/VA, is a separate series of Oppenheimer Variable Account Funds, an open-end management investment company registered under the Investment Company Act of 1940, as amended. The Fund's main investment objective is to seek a high level of current income. As a secondary objective, the Fund seeks capital appreciation when consistent with its primary objective. The Fund's investment advisor is
OppenheimerFunds, Inc. (the Manager).

      The Fund offers two classes of shares. Both classes are sold at their offering price, which is the net asset value per share, to separate investment accounts of participating insurance companies as an underlying investment for variable life insurance policies, variable annuity contracts or other investment products. The class of shares designated as Service shares is subject to a distribution and service plan. Both classes of shares have identical rights and voting privileges with respect to the Fund in general and exclusive voting rights on matters that affect that class alone. Earnings, net assets and net asset value per share may differ due to each class having its own expenses, such as transfer and shareholder servicing agent fees and shareholder communications, directly attributable to that class.

      The following is a summary of significant accounting policies consistently followed by the Fund.

--------------------------------------------------------------------------------
SECURITIES VALUATION. The Fund calculates the net asset value of its shares as of the close of The New York Stock Exchange (the Exchange), normally 4:00 P.M.
Eastern time, on each day the Exchange is open for business. Securities may be valued primarily using dealer-supplied valuations or a portfolio pricing service authorized by the Board of Trustees. Securities listed or traded on National
Stock Exchanges or other domestic exchanges are valued based on the last sale price of the security traded on that exchange prior to the time when the Fund's assets are valued. Securities traded on NASDAQ are valued based on the closing price provided by NASDAQ prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the last sale price on the prior trading day, if it is within the spread of the closing "bid" and "asked"
prices, and if not, at the closing bid price. Securities traded on foreign exchanges are valued based on the last sale price on the principal exchange on which the security is traded, in the country that is identified by the portfolio pricing service, prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the official closing price on the principal exchange. Corporate, government and municipal debt instruments having a remaining maturity in excess of sixty days and all mortgage-backed securities will be valued at the mean between the "bid" and "asked" prices. Futures contracts traded on a commodities or futures exchange will be valued at the final settlement price or official closing price on the principal exchange as reported by such principal exchange at its trading session ending at, or most recently prior to, the time when the Fund's assets are valued. Securities
(including restricted securities) for which market quotations are not readily available are valued at their fair value. Foreign and domestic securities whose values have been materially affected by what the Manager identifies as a significant event occurring before the Fund's assets are valued but after the close of their respective exchanges will be fair valued. Fair value is determined in good faith using consistently applied procedures under the supervision of the Board of Trustees. Short-term "money market type" debt securities with remaining maturities of sixty days or less are valued at amortized cost (which approximates market value).

--------------------------------------------------------------------------------
SECURITIES ON A WHEN-ISSUED BASIS OR FORWARD COMMITMENT. Delivery and payment for securities that have been purchased by the Fund on a when-issued basis or forward commitment can take place up to ten days or more after the trade date.
Normally the settlement date occurs within six months after the trade date;
however, the Fund may, from time to time, purchase securities whose settlement date extends six months or more beyond trade date. During this period, such securities do not earn interest, are subject to market fluctuation and may increase or decrease in value prior to their delivery. The Fund maintains internally designated assets with a market value equal to or greater than the amount of its purchase commitments. The purchase of securities on a when-issued basis or forward commitment may increase the volatility of the Fund's net asset value to the extent the Fund executes such transactions while remaining substantially fully invested. The Fund may also sell securities that it purchased on a when-issued basis or forward commitment prior to settlement of the original purchase. As of December 31, 2005, the Fund had purchased
$155,052,777 of securities issued on a when-issued basis or forward commitment and sold $14,452,259 of securities issued on a when-issued basis or forward commitment.

      In connection with its ability to purchase or sell securities on a when-issued basis, the Fund may enter into forward roll transactions with respect to mortgage-related securities. Forward roll transactions require the sale of securities for delivery in the current month, and a simultaneous agreement with the same counterparty to repurchase similar (same type, coupon and maturity) but not identical securities on a specified future date. The Fund records the incremental difference between the forward purchase and sale of each forward roll as realized gain (loss) on investments or as fee income in the case of such transactions that have an associated fee in lieu of a difference in the forward purchase and sale price.

      Risks of entering into forward roll transactions include the potential inability of the counterparty to meet the terms of the agreement; the potential of the Fund to receive inferior securities at redelivery as compared to the securities sold to the counterparty; counterparty credit risk; and the potential pay down speed variance between the mortgage-related pools.

--------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS. Pursuant to an Exemptive Order issued by the
Securities and Exchange Commission, the Fund, along with other affiliated funds advised by the Manager, may transfer uninvested cash balances into joint trading accounts on a daily basis. These balances are invested in one or more repurchase agreements. Securities pledged as collateral for repurchase agreements are held by a custodian bank until the agreements mature. Each agreement requires that the market value of the collateral be sufficient to cover payments of interest and principal. In the event of default by the other party to the agreement, retention of the collateral may be subject to legal proceedings.

--------------------------------------------------------------------------------
ALLOCATION OF INCOME, EXPENSES, GAINS AND LOSSES. Income, expenses (other than those attributable to a specific class), gains and losses are allocated on a daily basis to each class of shares based upon the relative proportion of net assets represented by such class. Operating expenses directly attributable to a specific class are charged against the operations of that class.

--------------------------------------------------------------------------------
FEDERAL TAXES. The Fund intends to comply with provisions of the Internal
Revenue Code applicable to regulated investment companies and to distribute substantially all of its investment company taxable income, including any net realized gain on investments not offset by capital loss carryforwards, if any, to shareholders.

The tax components of capital shown in the table below represent distribution requirements the Fund must satisfy under the income tax regulations, losses the
Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

                                                                      NET UNREALIZED
                                                                        DEPRECIATION
                                                                    BASED ON COST OF
                                                                      SECURITIES AND
     UNDISTRIBUTED    UNDISTRIBUTED                ACCUMULATED     OTHER INVESTMENTS
     NET INVESTMENT       LONG-TERM                       LOSS    FOR FEDERAL INCOME
     INCOME                    GAIN   CARRYFORWARD 1,2,3,4,5,6          TAX PURPOSES
     -------------------------------------------------------------------------------

     $22,361,485                $--                $33,004,426            $5,816,915

1. As of December 31, 2005, the Fund had $29,942,849 of net capital loss carryforwards available to offset future realized capital gains, if any, and thereby reduce future taxable gain distributions. As of December 31, 2005, details of the capital loss carryforwards were as follows:

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES Continued

                         EXPIRING
                         -------------------------
                         2010          $29,885,554
                         2013               57,295
                                       -----------
                         Total         $29,942,849
                                       ===========

2. As of December 31, 2005, the Fund had $3,056,554 of post-October losses available to offset future realized capital gains, if any. Such losses, if unutilized, will expire in 2014.

3. The Fund had $996 of post-October foreign currency losses which were deferred.

4. The Fund had $4,027 of straddle losses which were deferred.

5. During the fiscal year ended December 31, 2005, the Fund did not utilize any capital loss carryforward.

6. During the fiscal year ended December 31, 2004, the Fund utilized $9,566,561 of capital loss carryforward to offset capital gains realized in that fiscal year.

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund. Accordingly, the following amounts have been reclassified for December 31, 2005. Net assets of the Fund were unaffected by the reclassifications.

                                       INCREASE TO
      INCREASE TO                  ACCUMULATED NET
      ACCUMULATED NET                REALIZED LOSS
      INVESTMENT INCOME           ON INVESTMENTS
      --------------------------------------------
      $2,048,955                        $2,048,955

The tax character of distributions paid during the years ended December 31, 2005 and December 31, 2004 was as follows:

                                           YEAR ENDED            YEAR ENDED
                                    DECEMBER 31, 2005     DECEMBER 31, 2004
      ---------------------------------------------------------------------
      Distributions paid from:
      Ordinary income                    $ 25,228,370         $  27,386,114

The aggregate cost of securities and other investments and the composition of unrealized appreciation and depreciation of securities and other investments for federal income tax purposes as of December 31, 2005 are noted below. The primary difference between book and tax appreciation or depreciation of securities and other investments, if applicable, is attributable to the tax deferral of losses or tax realization of financial statement unrealized gain or loss.

      Federal tax cost of securities           $  605,993,704
      Federal tax cost of other investments      (139,714,992)
                                               ---------------
      Total federal tax cost                   $  466,278,712
                                               ===============
      Gross unrealized appreciation            $    4,688,316
      Gross unrealized depreciation               (10,505,231)
                                               ---------------
      Net unrealized depreciation              $   (5,816,915)
                                               ===============

--------------------------------------------------------------------------------
TRUSTEES'   COMPENSATION.   The  Board  of  Trustees   has  adopted  a  deferred
compensation  plan for  independent  trustees that enables  trustees to elect to defer receipt of all or a portion of the annual  compensation  they are entitled to receive  from the Fund.  For purposes of  determining  the amount owed to the
Trustee  under the plan,  deferred  amounts are treated as though  equal  dollar amounts had been  invested in shares of the Fund or in other  Oppenheimer  funds selected by the Trustee.  The Fund  purchases  shares of the funds  selected for deferral  by the  Trustee  in  amounts  equal to his or her  deemed  investment, resulting in a Fund asset equal to the  deferred  compensation  liability.  Such assets are  included as a component of "Other"  within the asset  section of the
Statement of Assets and  Liabilities.  Deferral of trustees' fees under the plan will not affect the net assets of the Fund, and will not  materially  affect the
Fund's assets,  liabilities or net investment income per share.  Amounts will be deferred until distributed in accordance to the Plan.

--------------------------------------------------------------------------------
DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS. Dividends and distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date. Income and capital gain distributions, if any, are declared and paid annually.

--------------------------------------------------------------------------------
INVESTMENT INCOME. Dividend income is recorded on the ex-dividend date or upon ex-dividend notification in the case of certain foreign dividends where the ex-dividend date may have passed. Non-cash dividends included in dividend income, if any, are recorded at the fair market value of the securities received. Interest income, which includes accretion of discount and amortization of premium, is accrued as earned.

--------------------------------------------------------------------------------
CUSTODIAN FEES. Custodian Fees and Expenses in the Statement of Operations may
include interest expense incurred by the Fund on any cash overdrafts of its custodian account during the period. Such cash overdrafts may result from the effects of failed trades in portfolio securities and from cash outflows resulting from unanticipated shareholder redemption activity. The Fund pays interest to its custodian on such cash overdrafts to the extent they are not offset by positive cash balances maintained by the Fund. The Reduction to
Custodian Expenses line item, if applicable, represents earnings on cash balances maintained by the Fund during the period. Such interest expense and other custodian fees may be paid with these earnings.

--------------------------------------------------------------------------------
SECURITY TRANSACTIONS. Security transactions are recorded on the trade date.
Realized gains and losses on securities sold are determined on the basis of identified cost.

--------------------------------------------------------------------------------
OTHER. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
2. SHARES OF BENEFICIAL INTEREST

The Fund has authorized an unlimited number of $0.001 par value shares of beneficial interest of each class. Transactions in shares of beneficial interest were as follows:

                                               YEAR ENDED DECEMBER 31, 2005        YEAR ENDED DECEMBER 31, 2004
                                                  SHARES             AMOUNT            SHARES            AMOUNT
----------------------------------------------------------------------------------------------------------------

NON-SERVICE SHARES
Sold                                           1,220,400    $    13,663,072         1,867,203    $   21,055,436
Dividends and/or distributions reinvested      2,291,152         24,996,468         2,424,486        27,226,980
Redeemed                                      (8,857,827)       (99,042,356)      (14,578,269)     (163,764,869)
                                              ------------------------------------------------------------------
Net decrease                                  (5,346,275)   $   (60,382,816)      (10,286,580)   $ (115,482,453)
                                              ==================================================================

----------------------------------------------------------------------------------------------------------------
SERVICE SHARES
Sold                                             767,551    $     8,537,370           132,217    $    1,497,198
Dividends and/or distributions reinvested         21,295            231,902            14,183           159,134
Redeemed                                         (97,717)        (1,085,004)         (177,573)       (1,959,519)
                                              ------------------------------------------------------------------
Net increase (decrease)                          691,129    $     7,684,268           (31,173)   $     (303,187)
                                              ==================================================================

--------------------------------------------------------------------------------
3. PURCHASES AND SALES OF SECURITIES

The aggregate cost of purchases and proceeds from sales of securities, other than short-term obligations, for the year ended December 31, 2005, were as follows:

                                                          PURCHASES              SALES
--------------------------------------------------------------------------------------

Investment securities                               $   419,346,642    $   401,609,165
U.S. government and government agency obligations        74,497,382         88,193,769
To Be Announced (TBA) mortgage-related securities     2,420,041,493      2,423,498,913

--------------------------------------------------------------------------------
4. FEES AND OTHER TRANSACTIONS WITH AFFILIATES

MANAGEMENT FEES. Management fees paid to the Manager were in accordance with the investment advisory agreement with the Fund which provides for a fee at an annual rate of 0.75% of the first $200 million of average annual net assets,
0.72% of the next $200 million, 0.69% of the next $200 million, 0.66% of the next $200 million, 0.60% of the next $200 million and 0.50% of average annual net assets over $1 billion.

--------------------------------------------------------------------------------
ADMINISTRATION SERVICE FEES. The Fund pays the Manager a fee of $1,500 per year for preparing and filing the Fund's tax returns.

--------------------------------------------------------------------------------
TRANSFER AGENT FEES. OppenheimerFunds Services (OFS), a division of the Manager, acts as the transfer and shareholder servicing agent for the Fund. The Fund pays
OFS a per account fee. For the year ended December 31, 2005, the Fund paid
$11,280 to OFS for services to the Fund.

--------------------------------------------------------------------------------
Additionally, funds offered in variable annuity separate accounts are subject to minimum fees of $10,000 per class, for class level assets of $10 million or more. Each class is subject to the minimum fee in the event that the per account fee does not equal or exceed the applicable minimum fee.

--------------------------------------------------------------------------------
DISTRIBUTION AND SERVICE PLAN FOR SERVICE SHARES. The Fund has adopted a
Distribution and Service Plan for Service shares to pay OppenheimerFunds
Distributor, Inc. (the Distributor), for distribution related services, personal service and account maintenance for the Fund's Service shares. Under the plan, payments are made periodically at an annual rate of up to 0.25% of the average annual net assets of Service shares of the Fund. The Distributor currently uses all of those fees to compensate sponsor(s) of the insurance product that offers
Fund shares, for providing personal service and maintenance of accounts of their variable contract owners that hold Service shares. The impact of the service plan is to increase operating expenses of the Service shares, which results in lower performance compared to the Fund's shares that are not subject to a service fee. Fees incurred by the Fund under the plan are detailed in the
Statement of Operations.

--------------------------------------------------------------------------------
WAIVERS AND REIMBURSEMENTS OF EXPENSES. OFS has voluntarily agreed to limit transfer and shareholder servicing agent fees for all classes to 0.35% of average annual net assets per class. This undertaking may be amended or withdrawn at any time.

--------------------------------------------------------------------------------
5. FUTURES CONTRACTS

A futures contract is a commitment to buy or sell a specific amount of a commodity or financial instrument at a negotiated price on a stipulated future date. Futures contracts are traded on a commodity exchange. The Fund may buy and sell futures contracts that relate to broadly based securities indices
(financial futures) or debt securities (interest rate futures) in order to gain exposure to or protection from changes in market value of stocks and bonds or interest rates. The Fund may also buy or write put or call options on these futures contracts.

      The Fund generally sells futures contracts as a hedge against increases in interest rates and decreases in market value of portfolio securities. The Fund may also purchase futures contracts to gain exposure to market changes as it may be more efficient or cost effective than actually buying securities.

      Upon entering into a futures contract, the Fund is required to deposit either cash or securities (initial margin) in an amount equal to a certain percentage of the contract value. Subsequent payments (variation margin) are made or received by the Fund each day. The variation margin payments are equal to the daily changes in the contract value and are recorded as unrealized gains and losses. The Fund recognizes a realized gain or loss when the contract is closed or has expired.

      Cash held by the broker to cover initial margin requirements on open futures contracts is noted in the Statement of Assets and Liabilities.
Securities held in collateralized accounts to cover initial margin requirements on open futures contracts are noted in the Statement of Investments. The
Statement of Assets and Liabilities reflects a receivable and/or payable for the daily mark to market for variation margin. Realized gains and losses are reported in the Statement of Operations as the closing and expiration of futures contracts. The net change in unrealized appreciation and depreciation is reported in the Statement of Operations.

      Risks of entering into futures contracts (and related options) include the possibility that there may be an illiquid market and that a change in the value of the contract or option may not correlate with changes in the value of the underlying securities.

As of December 31, 2005, the Fund had outstanding futures contracts as follows:

                                                                                 UNREALIZED
                               EXPIRATION   NUMBER OF     VALUATION AS OF      APPRECIATION
CONTRACT DESCRIPTION                DATES   CONTRACTS   DECEMBER 31, 2005     (DEPRECIATION)
--------------------------------------------------------------------------------------------

CONTRACTS TO PURCHASE
U.S. Long Bonds                   3/22/06         372        $ 42,477,750     $     735,655
U.S. Treasury Nts., 5 yr.         3/22/06         135          14,356,406            33,949
                                                                              --------------
                                                                                    769,604
                                                                              --------------
CONTRACTS TO SELL
Euro-Bundesobligation, 10 yr.     3/8/06           39           5,625,582           (42,124)
U.S. Treasury Nts., 2 yr.         3/31/06         701         143,836,438            (8,594)
U.S. Treasury Nts., 10 yr.        3/22/06         431          47,154,094          (319,787)
                                                                              --------------
                                                                                   (370,505)
                                                                              --------------
                                                                              $     399,099
                                                                              ==============

--------------------------------------------------------------------------------
6. TOTAL RETURN SWAP CONTRACTS

The Fund may enter into a total return swap transaction to maintain a total return on a particular investment, or portion of its portfolio, or for other non-speculative purposes. Because the principal amount is not exchanged, it represents neither an asset nor a liability to either counterparty, and is referred to as notional. The unrealized gain (loss) related to the valuation of such contracts as well as the amount due to (owed by) the Fund at termination or settlement is combined and separately disclosed as an asset (liability) on the Statement of Assets and Liabilities. The Fund also records any periodic payments received from (paid to) the counterparty under such contracts as realized gain (loss) on the Statement of Operations. Total return swaps are subject to risks (if the counterparty fails to meet its obligations).

As of December 31, 2005, the Fund had entered into the following total return swap agreements:

SWAP                                                                               NOTIONAL   TERMINATION     UNREALIZED
COUNTERPARTY          SWAP DESCRIPTION                                               AMOUNT          DATE   APPRECIATION
------------------------------------------------------------------------------------------------------------------------

                      Received or paid monthly. If the sum of the Lehman
                      Brothers CMBS Index Payer Payment Amount and the
                      Floating Rate Payer Payment Amount is positive, the
                      Counterparty will pay such amount to the Fund. If the
                      sums are negative, then
Goldman Sachs         the Fund shall pay the absolute value of such amount to
Group, Inc. (The)     the Counterparty.                                          $9,190,000        6/1/06        $25,959

Abbreviations are as follows:
CMBS    Commercial Mortgage Backed Securities

--------------------------------------------------------------------------------
7. ILLIQUID SECURITIES

As of December 31, 2005, investments in securities included issues that are illiquid. A security may be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. The
Fund will not invest more than 15% of its net assets (determined at the time of purchase and reviewed periodically) in illiquid securities. Securities that are illiquid are marked with the applicable footnote on the Statement of
Investments.

--------------------------------------------------------------------------------
8. SECURITIES LENDING

The Fund lends portfolio securities from time to time in order to earn additional income. In return, the Fund receives collateral in the form of U.S.
Treasury obligations or cash, against the loaned securities and maintains collateral in an amount not less than 100% of the market value of the loaned securities during the period of the loan. The market value of the loaned securities is determined at the close of business of the funds and any additional required collateral is delivered to the Fund on the next business day. If the borrower defaults on its obligation to return the securities loaned because of insolvency or other reasons, the Fund could experience delays and cost in recovering the securities loaned or in gaining access to the collateral.
Cash collateral is invested in cash equivalents. The Fund retains a portion of the interest earned from the collateral. The Fund continues to receive the economic benefit of interest or dividends paid on the securities loaned in the form of a substitute payment received from the borrower. As of December 31,
2005, the Fund had on loan securities valued at $25,149,060. Collateral of
$25,551,864 was received for the loans, of which $23,173,034 was received in cash and subsequently invested in approved instruments.

--------------------------------------------------------------------------------
9. LITIGATION

A consolidated amended complaint has been filed as putative derivative and class actions against the Manager, OFS and the Distributor, as well as 51 of the
Oppenheimer funds (as "Nominal Defendants") excluding the Fund, 30 present and former Directors or Trustees and 8 present and former officers of the funds.
This complaint, initially filed in the U.S. District Court for the Southern
District of New York on January 10, 2005 and amended on March 4, 2005, consolidates into a single action and amends six individual previously-filed putative derivative and class action complaints. Like those prior complaints, the complaint alleges that the Manager charged excessive fees for distribution and other costs, improperly used assets of the funds in the form of directed brokerage commissions and 12b-1 fees to pay brokers to promote sales of the funds, and failed to properly disclose the use of assets of the funds to make those payments in violation of the Investment Company Act of 1940 and the
Investment Advisers Act of 1940. Also, like those prior complaints, the complaint further alleges that by permitting and/or participating in those actions, the Directors/Trustees and the Officers breached their fiduciary duties to shareholders of the funds under the Investment Company Act of 1940 and at common law. The complaint seeks unspecified compensatory and punitive damages, rescission of the funds' investment advisory agreements, an accounting of all fees paid, and an award of attorneys' fees and litigation expenses.

      The defendants believe that the allegations contained in the Complaints are without merit and that they have meritorious defenses against the claims asserted. The defendants intend to defend these lawsuits vigorously and to contest any claimed liability. The defendants believe that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them and that no estimate can yet be made with any degree of certainty as to the amount or range of any potential loss.

                             END OF CORE BOND FUND/VA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TO THE BOARD OF TRUSTEES AND SHAREHOLDERS OF OPPENHEIMER GLOBAL SECURITIES
FUND/VA:

We have audited the accompanying statement of assets and liabilities of
Oppenheimer Global Securities Fund/VA, a series of Oppenheimer Variable Account
Funds, including the statement of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods presented.
These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

      We conducted our audits in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.
The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of
Oppenheimer Global Securities Fund/VA as of December 31, 2005, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods presented, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Denver, Colorado
February 13, 2006

STATEMENT OF INVESTMENTS  December 31, 2005
--------------------------------------------------------------------------------

                                                                           VALUE
                                                       SHARES         SEE NOTE 1
--------------------------------------------------------------------------------
COMMON STOCKS--97.8%
--------------------------------------------------------------------------------
CONSUMER DISCRETIONARY--17.9%
--------------------------------------------------------------------------------
AUTOMOBILES--1.9%
Bayerische Motoren Werke AG                           407,295     $   17,841,187
--------------------------------------------------------------------------------
Porsche AG, Preference                                 18,742         13,444,041
--------------------------------------------------------------------------------
Toyota Motor Corp.                                    548,000         28,670,517
                                                                  --------------
                                                                      59,955,745

--------------------------------------------------------------------------------
HOTELS, RESTAURANTS & LEISURE--2.0%
Carnival Corp.                                        520,300         27,820,441
--------------------------------------------------------------------------------
International Game Technology                         622,600         19,163,628
--------------------------------------------------------------------------------
Starbucks Corp. 1                                     490,600         14,722,906
                                                                  --------------
                                                                      61,706,975

--------------------------------------------------------------------------------
HOUSEHOLD DURABLES--2.5%
Koninklijke (Royal) Philips
Electronics NV                                      1,232,900         38,315,111
--------------------------------------------------------------------------------
Sony Corp.                                            950,300         38,838,733
                                                                  --------------
                                                                      77,153,844

--------------------------------------------------------------------------------
INTERNET & CATALOG RETAIL--2.0%
Amazon.com, Inc. 1                                    231,500         10,915,225
--------------------------------------------------------------------------------
eBay, Inc. 1                                          938,300         40,581,475
--------------------------------------------------------------------------------
GUS plc                                               575,348         10,215,562
                                                                  --------------
                                                                      61,712,262

--------------------------------------------------------------------------------
MEDIA--4.9%
Grupo Televisa SA, Sponsored
GDR                                                   354,499         28,537,170
--------------------------------------------------------------------------------
JC Decaux SA 1                                        408,864          9,535,820
--------------------------------------------------------------------------------
Pearson plc                                         1,410,238         16,680,808
--------------------------------------------------------------------------------
Singapore Press Holdings Ltd.                       4,779,840         12,361,779
--------------------------------------------------------------------------------
Sirius Satellite Radio, Inc. 1,2                    3,978,082         26,653,149
--------------------------------------------------------------------------------
Television Broadcasts Ltd.                          2,489,832         13,230,037
--------------------------------------------------------------------------------
Walt Disney Co. (The)                                 750,000         17,977,500
--------------------------------------------------------------------------------
WPP Group plc                                         886,660          9,595,326
--------------------------------------------------------------------------------
Zee Telefilms Ltd.                                  4,932,200         17,198,848
                                                                  --------------
                                                                     151,770,437

--------------------------------------------------------------------------------
SPECIALTY RETAIL--2.7%
Gap, Inc. (The)                                       429,100          7,569,324
--------------------------------------------------------------------------------
Hennes & Mauritz AB, B Shares                   1,430,200         48,606,457
--------------------------------------------------------------------------------
Industria de Diseno Textil SA                         648,800         21,161,448
--------------------------------------------------------------------------------
Tiffany & Co.                                     200,100          7,661,829
                                                                  --------------
                                                                      84,999,058

--------------------------------------------------------------------------------
TEXTILES, APPAREL & LUXURY GOODS--1.9%
Burberry Group plc 1                                1,299,628          9,609,193
--------------------------------------------------------------------------------
Coach, Inc. 1                                         484,100         16,139,894

                                                                           VALUE
                                                       SHARES         SEE NOTE 1
--------------------------------------------------------------------------------
TEXTILES, APPAREL & LUXURY GOODS Continued
LVMH Moet Hennessey Louis Vuitton                     398,690     $   35,424,112
                                                                  --------------
                                                                      61,173,199

--------------------------------------------------------------------------------
CONSUMER STAPLES--7.2%
--------------------------------------------------------------------------------
BEVERAGES--1.5%
Companhia de Bebidas das Americas,
ADR, Preference                                       463,515         17,636,746
--------------------------------------------------------------------------------
Diageo plc                                            104,630          1,516,625
--------------------------------------------------------------------------------
Fomento Economico Mexicano
SA de CV, UBD                                       2,353,700         17,045,370
--------------------------------------------------------------------------------
Grupo Modelo SA de CV,
Series C                                            3,279,000         11,873,172
                                                                  --------------
                                                                      48,071,913

--------------------------------------------------------------------------------
FOOD & STAPLES RETAILING--0.3%
Tesco plc                                           1,693,350          9,657,890
--------------------------------------------------------------------------------
FOOD PRODUCTS--1.0%
Cadbury Schweppes plc                               3,387,574         32,026,425
--------------------------------------------------------------------------------
HOUSEHOLD PRODUCTS--3.3%
Hindustan Lever Ltd.                                5,321,600         23,328,939
--------------------------------------------------------------------------------
Kao Corp.                                             433,000         11,601,984
--------------------------------------------------------------------------------
Procter & Gamble Co. (The)                        216,152         12,510,878
--------------------------------------------------------------------------------
Reckitt Benckiser plc                               1,661,338         54,879,634
                                                                  --------------
                                                                     102,321,435

--------------------------------------------------------------------------------
PERSONAL PRODUCTS--0.8%
Avon Products, Inc.                                   277,200          7,914,060
--------------------------------------------------------------------------------
Shiseido Co. Ltd.                                     825,000         15,341,694
                                                                  --------------
                                                                      23,255,754

--------------------------------------------------------------------------------
TOBACCO--0.3%
Altria Group, Inc.                                    110,400          8,249,088
--------------------------------------------------------------------------------
ENERGY--7.8%
--------------------------------------------------------------------------------
ENERGY EQUIPMENT & SERVICES--3.5%
GlobalSantaFe Corp.                                   624,400         30,064,860
--------------------------------------------------------------------------------
Technip SA                                            574,600         34,854,690
--------------------------------------------------------------------------------
Transocean, Inc. 1                                    620,700         43,256,583
                                                                  --------------
                                                                     108,176,133

--------------------------------------------------------------------------------
OIL & GAS--4.3%
BP plc, ADR                                           425,969         27,355,729
--------------------------------------------------------------------------------
Burlington Resources, Inc.                            363,100         31,299,220
--------------------------------------------------------------------------------
Chevron Corp.                                         345,444         19,610,856
--------------------------------------------------------------------------------
Husky Energy, Inc.                                    778,415         39,508,353
--------------------------------------------------------------------------------
Neste Oil Oyj 1                                       105,900          2,993,941
--------------------------------------------------------------------------------
Total SA, B Shares                                     55,560         13,957,915
                                                                  --------------
                                                                     134,726,014

                                                                           VALUE
                                                       SHARES         SEE NOTE 1
--------------------------------------------------------------------------------
FINANCIALS--15.7%
--------------------------------------------------------------------------------
CAPITAL MARKETS--2.4%
3i Group plc                                          916,975     $   13,370,547
--------------------------------------------------------------------------------
Credit Suisse Group                                   663,473         33,828,767
--------------------------------------------------------------------------------
Northern Trust Corp.                                  568,300         29,449,306
                                                                  --------------
                                                                      76,648,620

--------------------------------------------------------------------------------
COMMERCIAL BANKS--5.0%
Anglo Irish Bank Corp.                                861,454         13,074,740
--------------------------------------------------------------------------------
Australia & New Zealand
Banking Group Ltd.                                    391,050          6,865,958
--------------------------------------------------------------------------------
HSBC Holdings plc                                   1,851,329         29,726,704
--------------------------------------------------------------------------------
ICICI Bank Ltd., Sponsored ADR                        432,350         12,451,680
--------------------------------------------------------------------------------
Resona Holdings, Inc. 1                                 4,959         19,869,059
--------------------------------------------------------------------------------
Royal Bank of Scotland Group
plc (The)                                           1,498,487         45,246,197
--------------------------------------------------------------------------------
Societe Generale, Cl. A                               229,670         28,250,930
                                                                  --------------
                                                                     155,485,268

--------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL SERVICES--3.9%
American Express Co.                                  476,600         24,525,836
--------------------------------------------------------------------------------
Citigroup, Inc.                                       171,266          8,311,539
--------------------------------------------------------------------------------
Credit Saison Co. Ltd.                                395,100         19,671,275
--------------------------------------------------------------------------------
Investor AB, B Shares                                 646,652         11,314,070
--------------------------------------------------------------------------------
JPMorgan Chase & Co.                              633,263         25,134,208
--------------------------------------------------------------------------------
Morgan Stanley                                        579,700         32,892,178
                                                                  --------------
                                                                     121,849,106

--------------------------------------------------------------------------------
INSURANCE--4.4%
ACE Ltd.                                              388,071         20,738,514
--------------------------------------------------------------------------------
Allianz AG                                            233,811         35,417,521
--------------------------------------------------------------------------------
Berkshire Hathaway, Inc., Cl. B 1                       5,920         17,378,160
--------------------------------------------------------------------------------
Everest Re Group Ltd.                                 104,800         10,516,680
--------------------------------------------------------------------------------
Manulife Financial Corp.                              279,713         16,427,379
--------------------------------------------------------------------------------
Prudential plc                                      2,504,680         23,701,013
--------------------------------------------------------------------------------
XL Capital Ltd., Cl. A                                183,500         12,364,230
                                                                  --------------
                                                                     136,543,497

--------------------------------------------------------------------------------
HEALTH CARE--12.7%
--------------------------------------------------------------------------------
BIOTECHNOLOGY--3.6%
Affymetrix, Inc. 1                                    322,800         15,413,700
--------------------------------------------------------------------------------
Amgen, Inc. 1                                         376,500         29,690,790
--------------------------------------------------------------------------------
Amylin Pharmaceuticals, Inc. 1                        131,100          5,233,512
--------------------------------------------------------------------------------
Genentech, Inc. 1                                     186,300         17,232,750
--------------------------------------------------------------------------------
Gilead Sciences, Inc. 1                               452,060         23,791,918
--------------------------------------------------------------------------------
ImClone Systems, Inc. 1                               195,300          6,687,072
--------------------------------------------------------------------------------
Wyeth                                                 305,500         14,074,385
                                                                  --------------
                                                                     112,124,127

                                                                           VALUE
                                                       SHARES         SEE NOTE 1
--------------------------------------------------------------------------------
HEALTH CARE EQUIPMENT & SUPPLIES--2.0%
Biomet, Inc.                                          310,100     $   11,340,357
--------------------------------------------------------------------------------
Boston Scientific Corp. 1                             634,500         15,538,905
--------------------------------------------------------------------------------
Essilor International SA                               54,752          4,420,764
--------------------------------------------------------------------------------
Medtronic, Inc.                                       120,500          6,937,185
--------------------------------------------------------------------------------
Nektar Therapeutics 1,2                               314,361          4,139,506
--------------------------------------------------------------------------------
Smith & Nephew plc                              2,197,537         20,246,392
                                                                 --------------
                                                                      62,623,109

--------------------------------------------------------------------------------
HEALTH CARE PROVIDERS & SERVICES--1.4%
Express Scripts, Inc. 1                               238,300         19,969,540
--------------------------------------------------------------------------------
Quest Diagnostics, Inc.                               447,000         23,011,560
                                                                  --------------
                                                                      42,981,100

--------------------------------------------------------------------------------
PHARMACEUTICALS--5.7%
Chugai Pharmaceutical Co. Ltd.                        622,100         13,410,150
--------------------------------------------------------------------------------
Novartis AG                                           331,768         17,433,568
--------------------------------------------------------------------------------
Novo Nordisk AS, Cl. B                                139,600          7,852,777
--------------------------------------------------------------------------------
Pfizer, Inc.                                          541,619         12,630,555
--------------------------------------------------------------------------------
Roche Holdings AG                                     254,589         38,225,646
--------------------------------------------------------------------------------
Sanofi-Aventis SA                                     567,994         49,760,920
--------------------------------------------------------------------------------
Shionogi & Co. Ltd.                             1,585,000         22,323,187
--------------------------------------------------------------------------------
Takeda Pharmaceutical Co. Ltd.                        215,700         11,668,851
--------------------------------------------------------------------------------
Theravance, Inc. 1                                    271,000          6,102,920
                                                                  --------------
                                                                     179,408,574

--------------------------------------------------------------------------------
INDUSTRIALS--8.4%
--------------------------------------------------------------------------------
AEROSPACE & DEFENSE--4.2%
Boeing Co.                                            284,900         20,011,376
--------------------------------------------------------------------------------
Empresa Brasileira de Aeronautica SA,
ADR                                                   784,434         30,671,369
--------------------------------------------------------------------------------
European Aeronautic Defence &
Space Co.                                             857,190         32,372,833
--------------------------------------------------------------------------------
Lockheed Martin Corp.                                 222,900         14,183,127
--------------------------------------------------------------------------------
Northrop Grumman Corp.                                248,200         14,919,302
--------------------------------------------------------------------------------
Raytheon Co.                                          474,400         19,047,160
                                                                  --------------
                                                                     131,205,167

--------------------------------------------------------------------------------
CONSTRUCTION & ENGINEERING--0.3%
JGC Corp.                                             407,000          7,824,727
--------------------------------------------------------------------------------
ELECTRICAL EQUIPMENT--0.6%
Emerson Electric Co.                                  264,200         19,735,740
--------------------------------------------------------------------------------
INDUSTRIAL CONGLOMERATES--2.2%
3M Co.                                                316,000         24,490,000
--------------------------------------------------------------------------------
Hutchison Whampoa Ltd.                              1,175,000         11,191,342
--------------------------------------------------------------------------------
Siemens AG                                            390,010         33,415,445
                                                                  --------------
                                                                      69,096,787

                                                                           VALUE
                                                       SHARES         SEE NOTE 1
--------------------------------------------------------------------------------
MACHINERY--0.8%
Fanuc Ltd.                                            104,500     $    8,950,015
--------------------------------------------------------------------------------
Hyundai Heavy Industries Co. Ltd.                     231,590         17,561,772
                                                                  --------------
                                                                      26,511,787

--------------------------------------------------------------------------------
TRANSPORTATION INFRASTRUCTURE--0.3%
Macquarie Airports                                  3,801,284          8,790,500
--------------------------------------------------------------------------------
INFORMATION TECHNOLOGY--21.7%
--------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT--5.4%
Cisco Systems, Inc. 1                                 923,000         15,801,760
--------------------------------------------------------------------------------
Corning, Inc. 1                                     1,825,800         35,895,228
--------------------------------------------------------------------------------
Juniper Networks, Inc. 1                              352,300          7,856,290
--------------------------------------------------------------------------------
QUALCOMM, Inc.                                        566,200         24,391,896
--------------------------------------------------------------------------------
Telefonaktiebolaget LM Ericsson,
B Shares                                           24,038,000         82,602,731
                                                                  --------------
                                                                     166,547,905

--------------------------------------------------------------------------------
COMPUTERS & PERIPHERALS--1.1%
International Business Machines
Corp.                                                 273,417         22,474,877
--------------------------------------------------------------------------------
Sun Microsystems, Inc. 1                            2,588,100         10,844,139
                                                                  --------------
                                                                      33,319,016

--------------------------------------------------------------------------------
ELECTRONIC EQUIPMENT & INSTRUMENTS--2.6%
Hoya Corp.                                            552,900         19,992,143
--------------------------------------------------------------------------------
Keyence Corp.                                          55,100         15,819,128
--------------------------------------------------------------------------------
Murata Manufacturing Co. Ltd.                         416,900         26,981,275
--------------------------------------------------------------------------------
Nidec Corp.                                           138,200         11,890,814
--------------------------------------------------------------------------------
Tandberg ASA                                        1,153,550          7,033,373
                                                                  --------------
                                                                      81,716,733

--------------------------------------------------------------------------------
INTERNET SOFTWARE & SERVICES--0.3%
Yahoo Japan Corp.                                       6,384          9,689,541
--------------------------------------------------------------------------------
IT SERVICES--1.3%
Infosys Technologies Ltd.                             599,358         39,918,348
--------------------------------------------------------------------------------
OFFICE ELECTRONICS--0.3%
Canon, Inc.                                           172,700         10,155,232
--------------------------------------------------------------------------------
SEMICONDUCTORS & SEMICONDUCTOR EQUIPMENT--5.3%
Advanced Micro Devices, Inc. 1                      1,936,300         59,250,780
--------------------------------------------------------------------------------
Altera Corp. 1                                        735,800         13,634,374
--------------------------------------------------------------------------------
Cree, Inc. 1                                          573,300         14,470,092
--------------------------------------------------------------------------------
International Rectifier Corp. 1                       429,200         13,691,480
--------------------------------------------------------------------------------
Samsung Electronics Co.                                61,710         39,750,965
--------------------------------------------------------------------------------
Silicon Laboratories, Inc. 1                          124,900          4,578,834
--------------------------------------------------------------------------------
Taiwan Semiconductor
Manufacturing Co. Ltd.                             10,658,194         20,177,949
                                                                  --------------
                                                                     165,554,474

                                                                           VALUE
                                                       SHARES         SEE NOTE 1
--------------------------------------------------------------------------------
SOFTWARE--5.4%
Adobe Systems, Inc.                                   526,400     $   19,455,744
--------------------------------------------------------------------------------
Cadence Design Systems, Inc. 1                        562,370          9,515,300
--------------------------------------------------------------------------------
Enix Corp.                                            433,600         12,209,455
--------------------------------------------------------------------------------
Intuit, Inc. 1                                        458,600         24,443,380
--------------------------------------------------------------------------------
Microsoft Corp.                                     1,595,200         41,714,480
--------------------------------------------------------------------------------
Nintendo Co. Ltd.                                      91,100         11,073,570
--------------------------------------------------------------------------------
Novell, Inc. 1                                      2,193,226         19,366,186
--------------------------------------------------------------------------------
SAP AG                                                173,160         31,402,381
                                                                  --------------
                                                                     169,180,496

--------------------------------------------------------------------------------
MATERIALS--0.2%
--------------------------------------------------------------------------------
CHEMICALS--0.2%
Syngenta AG 1                                          47,067          5,856,287
--------------------------------------------------------------------------------
TELECOMMUNICATION SERVICES--5.0%
--------------------------------------------------------------------------------
DIVERSIFIED TELECOMMUNICATION SERVICES--0.5%
Tele Norte Leste Participacoes SA,
Preference                                            913,784         16,217,780
--------------------------------------------------------------------------------
WIRELESS TELECOMMUNICATION SERVICES--4.5%
KDDI Corp.                                              6,323         36,457,710
--------------------------------------------------------------------------------
SK Telecom Co. Ltd., ADR                            1,277,460         25,919,663
--------------------------------------------------------------------------------
Vodafone Group plc                                 34,955,950         75,477,379
                                                                  --------------
                                                                     137,854,752

--------------------------------------------------------------------------------
UTILITIES--1.2%
--------------------------------------------------------------------------------
ELECTRIC UTILITIES--0.7%
Energias de Portugal SA                             2,905,006          8,941,974
--------------------------------------------------------------------------------
Fortum Oyj                                            754,800         14,154,678
                                                                  --------------
                                                                      23,096,652

--------------------------------------------------------------------------------
GAS UTILITIES--0.5%
Hong Kong & China Gas Co. Ltd.                      6,593,000         14,072,617
                                                                  --------------
Total Common Stocks (Cost $2,137,087,963)                          3,048,964,114

                                                    PRINCIPAL              VALUE
                                                       AMOUNT         SEE NOTE 1
--------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS--1.8%
--------------------------------------------------------------------------------
Undivided interest of 96.91% in joint
repurchase agreement (Principal Amount/Value
$59,548,000, with a maturity value of
$59,570,297) with DB Alex Brown LLC, 3.37%,
dated 12/30/05, to be repurchased at
$57,727,608 on 1/3/06, collateralized by U.S.
Treasury Bills, 6/1/06 with a value of
$60,758,966 (Cost $57,706,000)                   $ 57,706,000     $   57,706,000
--------------------------------------------------------------------------------
TOTAL INVESTMENTS, AT VALUE
(COST $2,194,793,963)                                    99.6%     3,106,670,114
--------------------------------------------------------------------------------
OTHER ASSETS NET OF LIABILITIES                           0.4         11,694,656
                                                 -------------------------------
NET ASSETS                                              100.0%    $3,118,364,770
                                                 ===============================

FOOTNOTES TO STATEMENT OF INVESTMENTS

1. Non-income producing security.

2. Illiquid or restricted security. The aggregate value of illiquid or restricted securities as of December 31, 2005 was $30,792,655, which represents
0.99% of the Fund's net assets, all of which is considered restricted. See Note
6 of Notes to Financial Statements.

--------------------------------------------------------------------------------
GEOGRAPHIC HOLDINGS UNAUDITED
--------------------------------------------------------------------------------
DISTRIBUTION OF INVESTMENTS REPRESENTING GEOGRAPHIC HOLDINGS, AS A PERCENTAGE OF
TOTAL INVESTMENTS AT VALUE, IS AS FOLLOWS:

GEOGRAPHIC HOLDINGS                                    VALUE            PERCENT
-------------------------------------------------------------------------------
United States                              $   1,199,074,343               38.6%
United Kingdom                                   379,305,424               12.2
Japan                                            352,439,060               11.3
France                                           208,577,984                6.7
Sweden                                           142,523,258                4.6
Germany                                          131,520,575                4.2
Switzerland                                       95,344,268                3.1
India                                             92,897,815                3.0
Korea, Republic of South                          83,232,400                2.7
Brazil                                            64,525,895                2.1
Mexico                                            57,455,712                1.8
Canada                                            55,935,732                1.8
Hong Kong                                         38,493,996                1.2
The Netherlands                                   38,315,111                1.2
Cayman Islands                                    33,102,744                1.1
Spain                                             21,161,448                0.7
Taiwan                                            20,177,949                0.7
Finland                                           17,148,619                0.6
Australia                                         15,656,458                0.5
Ireland                                           13,074,740                0.4
Singapore                                         12,361,779                0.4
Bermuda                                           10,516,680                0.3
Portugal                                           8,941,974                0.3
Denmark                                            7,852,777                0.3
Norway                                             7,033,373                0.2
                                           ------------------------------------
Total                                      $   3,106,670,114              100.0%
                                           ====================================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF ASSETS AND LIABILITIES  December 31, 2005
--------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

ASSETS
---------------------------------------------------------------------------------------------------------
Investments, at value (cost $2,194,793,963)--see accompanying statement of
investments                                                                             $  3,106,670,114
---------------------------------------------------------------------------------------------------------
Cash--foreign currencies (cost $693,347)                                                         693,237
---------------------------------------------------------------------------------------------------------
Receivables and other assets:
Shares of beneficial interest sold                                                             6,385,447
Interest and dividends                                                                         5,656,310
Investments sold                                                                               2,483,759
Other                                                                                             50,677
                                                                                        -----------------
Total assets                                                                               3,121,939,544

---------------------------------------------------------------------------------------------------------
LIABILITIES
---------------------------------------------------------------------------------------------------------
Bank overdraft                                                                                   180,503
---------------------------------------------------------------------------------------------------------
Payables and other liabilities:
Shares of beneficial interest redeemed                                                         1,315,170
Investments purchased                                                                          1,229,851
Distribution and service plan fees                                                               367,674
Custodian fees                                                                                   188,091
Shareholder communications                                                                       176,693
Trustees' compensation                                                                            62,814
Foreign capital gains tax                                                                          4,533
Transfer and shareholder servicing agent fees                                                      3,610
Other                                                                                             45,835
                                                                                        -----------------
Total liabilities                                                                              3,574,774

---------------------------------------------------------------------------------------------------------
NET ASSETS                                                                              $  3,118,364,770
                                                                                        =================

---------------------------------------------------------------------------------------------------------
COMPOSITION OF NET ASSETS
---------------------------------------------------------------------------------------------------------
Par value of shares of beneficial interest                                              $         93,488
---------------------------------------------------------------------------------------------------------
Additional paid-in capital                                                                 2,014,105,270
---------------------------------------------------------------------------------------------------------
Accumulated net investment income                                                             20,023,318
---------------------------------------------------------------------------------------------------------
Accumulated net realized gain on investments and foreign currency transactions               172,276,512
---------------------------------------------------------------------------------------------------------
Net unrealized appreciation on investments and translation of assets and liabilities
denominated in foreign currencies                                                            911,866,182
                                                                                        -----------------
NET ASSETS                                                                              $  3,118,364,770
                                                                                        =================

---------------------------------------------------------------------------------------------------------
NET ASSET VALUE PER SHARE
---------------------------------------------------------------------------------------------------------
Non-Service Shares:
Net asset value, redemption price per share and offering price per share (based on net assets of $2,124,413,211 and 63,633,976 shares of beneficial interest
outstanding)                                                                            $          33.38
---------------------------------------------------------------------------------------------------------
Service Shares:
Net asset value, redemption price per share and offering price per share (based
on net assets of $557,283,442 and 16,807,481 shares of beneficial interest outstanding) $          33.16
---------------------------------------------------------------------------------------------------------
Class 3 Shares:
Net asset value, redemption price per share and offering price per share (based
on net assets of $346,064,145 and 10,313,922 shares of beneficial interest outstanding) $          33.55
---------------------------------------------------------------------------------------------------------
Class 4 Shares:
Net asset value, redemption price per share and offering price per share (based
on net assets of $90,603,972 and 2,733,015 shares of beneficial interest outstanding)   $          33.15

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF OPERATIONS  For the Year Ended December 31, 2005
--------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

INVESTMENT INCOME
---------------------------------------------------------------------------------------------------------
Dividends (net of foreign withholding taxes of $3,943,319)                              $     49,026,437
---------------------------------------------------------------------------------------------------------
Interest (net of foreign withholding taxes of $141)                                            1,253,928
                                                                                        -----------------
Total investment income                                                                       50,280,365

---------------------------------------------------------------------------------------------------------
EXPENSES
---------------------------------------------------------------------------------------------------------
Management fees                                                                               18,210,907
---------------------------------------------------------------------------------------------------------
Distribution and service plan fees:
Service shares                                                                                 1,031,019
Class 4 shares                                                                                   153,083
---------------------------------------------------------------------------------------------------------
Transfer and shareholder servicing agent fees:
Non-Service shares                                                                                11,310
Service shares                                                                                    10,288
Class 3 shares                                                                                    10,210
Class 4 shares                                                                                    10,066
---------------------------------------------------------------------------------------------------------
Shareholder communications:
Non-Service shares                                                                               177,283
Service shares                                                                                    36,646
Class 3 shares                                                                                    25,501
Class 4 shares                                                                                     5,586
---------------------------------------------------------------------------------------------------------
Custodian fees and expenses                                                                      651,268
---------------------------------------------------------------------------------------------------------
Trustees' compensation                                                                            58,004
---------------------------------------------------------------------------------------------------------
Administration service fees                                                                        1,500
---------------------------------------------------------------------------------------------------------
Other                                                                                            110,324
                                                                                        -----------------
Total expenses                                                                                20,502,995
Less reduction to custodian expenses                                                              (5,511)
                                                                                        -----------------
Net expenses                                                                                  20,497,484

---------------------------------------------------------------------------------------------------------
NET INVESTMENT INCOME                                                                         29,782,881

---------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
---------------------------------------------------------------------------------------------------------
Net realized gain on:
Investments                                                                                  290,648,764
Foreign currency transactions                                                                 46,614,542
                                                                                        -----------------
Net realized gain                                                                            337,263,306
---------------------------------------------------------------------------------------------------------
Net change in unrealized appreciation (depreciation) on:
Investments (net of foreign capital gains tax of $4,533)                                     167,289,009
Translation of assets and liabilities denominated in foreign currencies                     (180,202,791)
                                                                                        -----------------
Net change in unrealized appreciation                                                        (12,913,782)

---------------------------------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                                    $    354,132,405
                                                                                        =================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                                                    2005               2004
-------------------------------------------------------------------------------------------------------------------

OPERATIONS
-------------------------------------------------------------------------------------------------------------------
Net investment income                                                           $    29,782,881    $    28,751,119
-------------------------------------------------------------------------------------------------------------------
Net realized gain                                                                   337,263,306        179,086,396
-------------------------------------------------------------------------------------------------------------------
Net change in unrealized appreciation                                               (12,913,782)       331,047,849
                                                                                -----------------------------------
Net increase in net assets resulting from operations                                354,132,405        538,885,364

-------------------------------------------------------------------------------------------------------------------
DIVIDENDS AND/OR DISTRIBUTIONS TO SHAREHOLDERS
-------------------------------------------------------------------------------------------------------------------
Dividends from net investment income:
Non-Service shares                                                                  (25,791,077)       (30,456,227)
Service shares                                                                       (3,177,917)        (2,439,240)
Class 3 shares                                                                       (2,857,511)        (2,221,201)
Class 4 shares                                                                         (420,976)                --

-------------------------------------------------------------------------------------------------------------------
BENEFICIAL INTEREST TRANSACTIONS
-------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from beneficial interest transactions:
Non-Service shares                                                                 (607,707,602)      (177,302,804)
Service shares                                                                      152,495,021        130,991,549
Class 3 shares                                                                       40,656,196         80,796,251
Class 4 shares                                                                       43,339,023         32,377,319

-------------------------------------------------------------------------------------------------------------------
NET ASSETS
-------------------------------------------------------------------------------------------------------------------
Total increase (decrease)                                                           (49,332,438)       570,631,011
-------------------------------------------------------------------------------------------------------------------
Beginning of period                                                               3,167,697,208      2,597,066,197
                                                                                -----------------------------------
End of period (including accumulated net investment income of $20,023,318 and
$13,762,145, respectively)                                                      $ 3,118,364,770    $ 3,167,697,208
                                                                                ===================================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

NON-SERVICE SHARES  YEAR ENDED DECEMBER 31,                  2005          2004          2003          2002          2001
----------------------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
----------------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period                   $    29.51    $    25.08    $    17.70    $    22.84    $    30.33
----------------------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income                                         .32 1         .26 1         .19           .16           .17
Net realized and unrealized gain (loss)                      3.85          4.49          7.34         (5.19)        (3.85)
                                                       ---------------------------------------------------------------------
Total from investment operations                             4.17          4.75          7.53         (5.03)        (3.68)
----------------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                         (.30)         (.32)         (.15)         (.11)         (.19)
Distributions from net realized gain                           --            --            --            --         (3.62)
                                                       ---------------------------------------------------------------------
Total dividends and/or distributions to shareholders         (.30)         (.32)         (.15)         (.11)        (3.81)
----------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                         $    33.38    $    29.51    $    25.08    $    17.70    $    22.84
                                                       =====================================================================

----------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 2                          14.31%        19.16%        43.02%       (22.13)%      (12.04)%
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
----------------------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)               $2,124,413    $2,518,867    $2,280,752    $1,549,993    $1,905,890
----------------------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                      $2,123,523    $2,451,188    $1,751,226    $1,776,289    $1,918,335
----------------------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 3
Net investment income                                        1.08%         1.01%         0.99%         0.80%         0.70%
Total expenses                                               0.67% 4       0.66% 4       0.67% 4       0.67% 4       0.70% 4
----------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                        35%           30%           34%           34%           39%

1. Per share amounts calculated based on the average shares outstanding during the period.

2. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

3. Annualized for periods of less than one full year.

4. Reduction to custodian expenses less than 0.01%.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

SERVICE SHARES  YEAR ENDED DECEMBER 31,                      2005          2004          2003          2002          2001
----------------------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
----------------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period                   $    29.33    $    24.96    $    17.61    $    22.78    $    30.30
----------------------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income                                         .24 1         .20 1         .12           .12           .21
Net realized and unrealized gain (loss)                      3.84          4.46          7.36         (5.19)        (3.92)
                                                       ---------------------------------------------------------------------
Total from investment operations                             4.08          4.66          7.48         (5.07)        (3.71)
----------------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                         (.25)         (.29)         (.13)         (.10)         (.19)
Distributions from net realized gain                           --            --            --            --         (3.62)
                                                       ---------------------------------------------------------------------
Total dividends and/or distributions to shareholders         (.25)         (.29)         (.13)         (.10)        (3.81)
----------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                         $    33.16    $    29.33    $    24.96    $    17.61    $    22.78
                                                       =====================================================================

----------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 2                          14.06%        18.88%        42.86%       (22.37)%      (12.17)%
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
----------------------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)               $  557,284    $  346,403    $  168,739    $   52,830    $   20,467
----------------------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                      $  413,849    $  247,490    $   91,800    $   34,847    $    8,502
----------------------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 3
Net investment income                                        0.79%         0.77%         0.68%         0.51%         0.44%
Total expenses                                               0.92% 4       0.91% 4       0.93% 4       0.90% 4       0.85% 4
----------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                        35%           30%           34%           34%           39%

1. Per share amounts calculated based on the average shares outstanding during the period.

2. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

3. Annualized for periods of less than one full year.

4. Reduction to custodian expenses less than 0.01%.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

CLASS 3 SHARES  YEAR ENDED DECEMBER 31,                                               2005         2004        2003 1
------------------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
------------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period                                              $  29.65     $  25.19      $  17.55
------------------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income                                                                  .32 2        .26 2         .07
Net realized and unrealized gain                                                      3.88         4.52          7.57
                                                                                  --------------------------------------
Total from investment operations                                                      4.20         4.78          7.64
------------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                                                  (.30)        (.32)           --
Distributions from net realized gain                                                    --           --            --
                                                                                  --------------------------------------
Total dividends and/or distributions to shareholders                                  (.30)        (.32)           --
------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                                                    $  33.55       $29.65      $  25.19
                                                                                  ======================================

------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 3                                                   14.34%       19.19%        43.53%
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
------------------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)                                          $346,064     $265,044      $147,576
------------------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                                                 $296,252     $199,388      $ 80,579
------------------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 4
Net investment income                                                                 1.06%        1.00%         0.73%
Total expenses                                                                        0.67% 5      0.66% 5       0.68% 5
------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                                                 35%          30%           34%

1. For the period from May 1, 2003 (inception of offering) to December 31, 2003.

2. Per share amounts calculated based on the average shares outstanding during the period.

3. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

4. Annualized for periods of less than one full year.

5. Reduction to custodian expenses less than 0.01%.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

CLASS 4 SHARES  PERIOD ENDED DECEMBER 31,                                             2005       2004 1
---------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
---------------------------------------------------------------------------------------------------------
Net asset value, beginning of period                                              $  29.35     $  25.21
---------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income                                                                  .24 2        .09 2
Net realized and unrealized gain                                                      3.84         4.05
                                                                                  -----------------------
Total from investment operations                                                      4.08         4.14
---------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                                                  (.28)          --
Distributions from net realized gain                                                    --           --
                                                                                  -----------------------
Total dividends and/or distributions to shareholders                                  (.28)          --
---------------------------------------------------------------------------------------------------------
Net asset value, end of period                                                    $  33.15     $  29.35
                                                                                  =======================

---------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 3                                                   14.05%       16.42%
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
---------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)                                          $ 90,604     $ 37,384
---------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                                                 $ 61,380     $ 19,774
---------------------------------------------------------------------------------------------------------
Ratios to average net assets: 4
Net investment income                                                                 0.79%        0.53%
Total expenses                                                                        0.93% 5      0.94% 5
---------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                                               0.35%          30%

1. For the period from May 3, 2004 (inception of offering) to December 31, 2004.

2. Per share amounts calculated based on the average shares outstanding during the period.

3. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

4. Annualized for periods of less than one full year.

5. Reduction to custodian expenses less than 0.01%.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES

Oppenheimer Global Securities Fund/VA (the Fund) is a separate series of
Oppenheimer Variable Account Funds, an open-end management investment company registered under the Investment Company Act of 1940, as amended. The Fund's investment objective is to seek long-term capital appreciation by investing a substantial portion of its assets in securities of foreign issuers,
"growth-type" companies, cyclical industries and special situations that are considered to have appreciation possibilities. The Fund's investment advisor is
OppenheimerFunds, Inc. (the Manager).

      The Fund offers Non-Service, Service, Class 3 and Class 4 shares. All classes are sold at their offering price, which is the net asset value per share, to separate investment accounts of participating insurance companies as an underlying investment for variable life insurance policies, variable annuity contracts or other investment products. All classes of shares have identical rights and voting privileges with respect to the Fund in general and exclusive voting rights on matters that affect that class alone. Earnings, net assets and net asset value per share may differ due to each class having its own expenses, such as transfer and shareholder servicing agent fees and shareholder communications, directly attributable to that class. The classes of shares designated as Service shares and Class 4 shares are subject to a distribution and service plan. The Fund assesses a 1% fee on the proceeds of Class 3 and
Class 4 shares that are redeemed (either by selling or exchanging to another
Oppenheimer fund or other investment option offered through your variable life insurance or variable annuity contract) within 60 days of their purchase. The fee, which is retained by the Fund, is accounted for as an addition to paid-in capital.

      The following is a summary of significant accounting policies consistently followed by the Fund.

--------------------------------------------------------------------------------
SECURITIES VALUATION. The Fund calculates the net asset value of its shares as of the close of The New York Stock Exchange (the Exchange), normally 4:00 P.M.
Eastern time, on each day the Exchange is open for business. Securities may be valued primarily using dealer-supplied valuations or a portfolio pricing service authorized by the Board of Trustees. Securities listed or traded on National
Stock Exchanges or other domestic exchanges are valued based on the last sale price of the security traded on that exchange prior to the time when the Fund's assets are valued. Securities traded on NASDAQ are valued based on the closing price provided by NASDAQ prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the last sale price on the prior trading day, if it is within the spread of the closing "bid" and "asked"
prices, and if not, at the closing bid price. Securities traded on foreign exchanges are valued based on the last sale price on the principal exchange on which the security is traded, in the country that is identified by the portfolio pricing service, prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the official closing price on the principal exchange. Corporate, government and municipal debt instruments having a remaining maturity in excess of sixty days and all mortgage-backed securities will be valued at the mean between the "bid" and "asked" prices. Futures contracts traded on a commodities or futures exchange will be valued at the final settlement price or official closing price on the principal exchange as reported by such principal exchange at its trading session ending at, or most recently prior to, the time when the Fund's assets are valued. Securities
(including restricted securities) for which market quotations are not readily available are valued at their fair value. Foreign and domestic securities whose values have been materially affected by what the Manager identifies as a significant event occurring before the Fund's assets are valued but after the close of their respective exchanges will be fair valued. Fair value is determined in good faith using consistently applied procedures under the supervision of the Board of Trustees. Short-term "money market type" debt securities with remaining maturities of sixty days or less are valued at amortized cost (which approximates market value).

--------------------------------------------------------------------------------
FOREIGN CURRENCY TRANSLATION. The Fund's accounting records are maintained in
U.S. dollars. The values of securities denominated in foreign currencies and amounts related to the purchase and sale of foreign securities and foreign investment income are translated into U.S. dollars as of the close of The New
York Stock Exchange (the Exchange), normally 4:00 P.M. Eastern time, on each day the Exchange is open for business. Foreign exchange rates may be valued primarily using dealer supplied valuations or a portfolio pricing service authorized by the Board of Trustees.

      Reported net realized foreign exchange gains or losses arise from sales of portfolio securities, sales and maturities of short-term securities, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund's books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, including investments in securities at fiscal period end, resulting from changes in exchange rates.

      The effect of changes in foreign currency exchange rates on investments is separately identified from the fluctuations arising from changes in market values of securities held and reported with all other foreign currency gains and losses in the Fund's Statement of Operations.

--------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS. Pursuant to an Exemptive Order issued by the
Securities and Exchange Commission, the Fund, along with other affiliated funds advised by the Manager, may transfer uninvested cash balances into joint trading accounts on a daily basis. These balances are invested in one or more repurchase agreements. Securities pledged as collateral for repurchase agreements are held by a custodian bank until the agreements mature. Each agreement requires that the market value of the collateral be sufficient to cover payments of interest and principal. In the event of default by the other party to the agreement, retention of the collateral may be subject to legal proceedings.

--------------------------------------------------------------------------------
ALLOCATION OF INCOME, EXPENSES, GAINS AND LOSSES. Income, expenses (other than those attributable to a specific class), gains and losses are allocated on a daily basis to each class of shares based upon the relative proportion of net assets represented by such class. Operating expenses directly attributable to a specific class are charged against the operations of that class.

--------------------------------------------------------------------------------
FEDERAL TAXES. The Fund intends to comply with provisions of the Internal
Revenue Code applicable to regulated investment companies and to distribute substantially all of its investment company taxable income, including any net realized gain on investments not offset by capital loss carryforwards, if any, to shareholders.

The tax components of capital shown in the table below represent distribution requirements the Fund must satisfy under the income tax regulations, losses the
Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

                                                                  NET UNREALIZED
                                                                    APPRECIATION
                                                                BASED ON COST OF
    UNDISTRIBUTED    UNDISTRIBUTED          ACCUMULATED     SECURITIES AND OTHER
    NET INVESTMENT       LONG-TERM                 LOSS  INVESTMENTS FOR FEDERAL
    INCOME                    GAIN   CARRYFORWARD 1,2,3       INCOMETAX PURPOSES
    ----------------------------------------------------------------------------
    $32,535,312       $176,426,744             $221,596             $895,474,132

1. The Fund had $221,596 of post-October foreign currency losses which were deferred.

2. During the fiscal year ended December 31, 2005, the Fund utilized
$130,358,556 of capital loss carryforward to offset capital gains realized in that fiscal year.

3. During the fiscal year ended December 31, 2004, the Fund utilized
$170,421,832 of capital loss carryforward to offset capital gains realized in that fiscal year.

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund. Accordingly, the following amounts have been reclassified for December 31, 2005. Net assets of the Fund were unaffected by the reclassifications.

                                                                 REDUCTION TO
                                     INCREASE TO              ACCUMULATED NET
    INCREASE TO                  ACCUMULATED NET                REALIZED GAIN
    PAID-IN CAPITAL            INVESTMENT INCOME             ON INVESTMENTS 4
    -------------------------------------------------------------------------
    $23,806,559                       $8,725,773                  $32,532,332

4. $23,806,559, all of which was long-term capital gain, was distributed in connection with Fund share redemptions.

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES Continued

The tax character of distributions paid during the years ended December 31, 2005 and December 31, 2004 was as follows:

                                          YEAR ENDED            YEAR ENDED
                                   DECEMBER 31, 2005     DECEMBER 31, 2004
      --------------------------------------------------------------------
      Distributions paid from:
      Ordinary income                    $32,247,481           $35,116,668

The aggregate cost of securities and other investments and the composition of unrealized appreciation and depreciation of securities and other investments for federal income tax purposes as of December 31, 2005 are noted below. The primary difference between book and tax appreciation or depreciation of securities and other investments, if applicable, is attributable to the tax deferral of losses or tax realization of financial statement unrealized gain or loss.

      Federal tax cost of securities               $2,211,186,013
      Federal tax cost of other investments               692,459
                                                   ---------------
      Total federal tax cost                       $2,211,878,472
                                                   ===============

      Gross unrealized appreciation                $  926,555,047
      Gross unrealized depreciation                   (31,080,915)
                                                   ---------------
      Net unrealized appreciation                  $  895,474,132
                                                   ===============

Certain foreign countries impose a tax on capital gains which is accrued by the
Fund based on unrealized appreciation, if any, on affected securities. The tax is paid when the gain is realized.

--------------------------------------------------------------------------------
TRUSTEES' COMPENSATION. The Board of Trustees has adopted a deferred compensation plan for independent trustees that enables trustees to elect to defer receipt of all or a portion of the annual compensation they are entitled to receive from the Fund. For purposes of determining the amount owed to the
Trustee under the plan, deferred amounts are treated as though equal dollar amounts had been invested in shares of the Fund or in other Oppenheimer funds selected by the Trustee. The Fund purchases shares of the funds selected for deferral by the Trustee in amounts equal to his or her deemed investment, resulting in a Fund asset equal to the deferred compensation liability. Such assets are included as a component of "Other" within the asset section of the
Statement of Assets and Liabilities. Deferral of trustees' fees under the plan will not affect the net assets of the Fund, and will not materially affect the
Fund's assets, liabilities or net investment income per share. Amounts will be deferred until distributed in accordance to the Plan.

--------------------------------------------------------------------------------
DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS. Dividends and distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date. Income and capital gain distributions, if any, are declared and paid annually.

--------------------------------------------------------------------------------
INVESTMENT INCOME. Dividend income is recorded on the ex-dividend date or upon ex-dividend notification in the case of certain foreign dividends where the ex-dividend date may have passed. Non-cash dividends included in dividend income, if any, are recorded at the fair market value of the securities received. Interest income, which includes accretion of discount and amortization of premium, is accrued as earned.

--------------------------------------------------------------------------------
CUSTODIAN FEES. Custodian Fees and Expenses in the Statement of Operations may
include interest expense incurred by the Fund on any cash overdrafts of its custodian account during the period. Such cash overdrafts may result from the effects of failed trades in portfolio securities and from cash outflows resulting from unanticipated shareholder redemption activity. The Fund pays interest to its custodian on such cash overdrafts to the extent they are not offset by positive cash balances maintained by the Fund. The Reduction to
Custodian Expenses line item, if applicable, represents earnings on cash balances maintained by the Fund during the period. Such interest expense and other custodian fees may be paid with these earnings.

--------------------------------------------------------------------------------
SECURITY TRANSACTIONS. Security transactions are recorded on the trade date.
Realized gains and losses on securities sold are determined on the basis of identified cost.

--------------------------------------------------------------------------------
OTHER. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
2. SHARES OF BENEFICIAL INTEREST

The Fund has authorized an unlimited number of $0.001 par value shares of beneficial interest of each class. Transactions in shares of beneficial interest were as follows:

                                               YEAR ENDED DECEMBER 31, 2005     YEAR ENDED DECEMBER 31, 2004 1
                                                   SHARES            AMOUNT          SHARES             AMOUNT
-----------------------------------------------------------------------------------------------------------------

NON-SERVICE SHARES
Sold                                            8,706,521     $ 257,431,509      23,590,376     $  610,109,742
Dividends and/or distributions reinvested         895,835        25,791,077       1,203,327         30,456,227
Redeemed                                      (31,323,712)     (890,930,188)    (30,383,126)      (817,868,773)
                                              -------------------------------------------------------------------
Net decrease                                  (21,721,356)    $(607,707,602)     (5,589,423)    $ (177,302,804)
                                              ===================================================================

-----------------------------------------------------------------------------------------------------------------
SERVICE SHARES
Sold                                            6,930,473     $ 208,836,898       6,516,321     $  168,136,666
Dividends and/or distributions reinvested         110,922         3,177,917          96,757          2,439,240
Redeemed                                       (2,043,354)      (59,519,794)     (1,562,747)       (39,584,357)
                                              -------------------------------------------------------------------
Net increase                                    4,998,041     $ 152,495,021       5,050,331     $  130,991,549
                                              ===================================================================

-----------------------------------------------------------------------------------------------------------------
CLASS 3 SHARES
Sold                                            2,056,580     $  61,404,566       3,286,454     $   85,761,974
Dividends and/or distributions reinvested          98,739         2,857,511          87,346          2,221,201
Redeemed                                         (779,132)      (23,605,881) 2     (293,439)        (7,186,924) 3
                                              -------------------------------------------------------------------
Net increase                                    1,376,187     $  40,656,196       3,080,361     $   80,796,251
                                              ===================================================================

-----------------------------------------------------------------------------------------------------------------
CLASS 4 SHARES
Sold                                            1,634,734     $  48,519,848       1,345,840     $   34,232,416
Dividends and/or distributions reinvested          14,694           420,976              --                 --
Redeemed                                         (189,923)       (5,601,801) 2      (72,330)        (1,855,097) 3
                                              -------------------------------------------------------------------
Net increase                                    1,459,505     $  43,339,023       1,273,510     $   32,377,319
                                              ===================================================================

1. For the year ended December 31, 2004, for Non-Service, Service and Class 3
shares and for the period from May 3, 2004 (inception of offering) to December
31, 2004, for Class 4 shares.

2. Net of redemption fees of $29,707 and $6,752 for Class 3 and Class 4 shares, respectively.

3. Net of redemption fees of $34,168 and $5,752 for Class 3 and Class 4 shares, respectively.

--------------------------------------------------------------------------------
3. PURCHASES AND SALES OF SECURITIES

The aggregate cost of purchases and proceeds from sales of securities, other than short-term obligations, for the year ended December 31, 2005, were as follows:

                                          PURCHASES                    SALES
    ------------------------------------------------------------------------
    Investment securities              $996,540,059           $1,278,598,882

--------------------------------------------------------------------------------
4. FEES AND OTHER TRANSACTIONS WITH AFFILIATES

MANAGEMENT FEES. Management fees paid to the Manager were in accordance with the investment advisory agreement with the Fund which provides for a fee at an annual rate of 0.75% of the first $200 million of average annual net assets,
0.72% of the next $200 million, 0.69% of the next $200 million, 0.66% of the next $200 million and 0.60% of average annual net assets over $800 million.

--------------------------------------------------------------------------------
ADMINISTRATION SERVICE FEES. The Fund pays the Manager a fee of $1,500 per year for preparing and filing the Fund's tax returns.

--------------------------------------------------------------------------------
TRANSFER AGENT FEES. OppenheimerFunds Services (OFS), a division of the Manager, acts as the transfer and shareholder servicing agent for the Fund. The Fund pays
OFS a per account fee. For the year ended December 31, 2005, the Fund paid
$41,719 to OFS for services to the Fund.

      Additionally, funds offered in variable annuity separate accounts are subject to minimum fees of $10,000 per class, for class level assets of $10 million or more. Each class is subject to the minimum fee in the event that the per account fee does not equal or exceed the applicable minimum fee.

--------------------------------------------------------------------------------
DISTRIBUTION AND SERVICE PLAN FOR SERVICE AND CLASS 4 SHARES. The Fund has
adopted a Distribution and Service Plan for Service share class and Class 4 shares to pay OppenheimerFunds Distributor, Inc. (the Distributor), for
distribution related services and personal service and account maintenance for the Fund's Service class and Class 4 shares. Under the plan, payments are made periodically at an annual rate of up to 0.25% of the average annual net assets of Service share class and Class 4 shares of the Fund. The Distributor currently uses all of those fees to compensate sponsor(s) of the insurance product that offers Fund shares, for providing personal service and maintenance of accounts of their variable contract owners that hold Service class and Class 4 shares.
The impact of the service plan is to increase operating expenses of the Service class and Class 4 shares, which results in lower performance compared to the
Fund's shares that are not subject to a service fee. Fees incurred by the Fund under the plan are detailed in the Statement of Operations.

--------------------------------------------------------------------------------
WAIVERS AND REIMBURSEMENTS OF EXPENSES. OFS has voluntarily agreed to limit transfer and shareholder servicing agent fees for all classes to 0.35% of average annual net assets per class. This undertaking may be amended or withdrawn at any time.

--------------------------------------------------------------------------------
5. FOREIGN CURRENCY CONTRACTS

A foreign currency contract is a commitment to purchase or sell a foreign currency at a future date, at a negotiated rate. The Fund may enter into foreign currency contracts to settle specific purchases or sales of securities denominated in a foreign currency and for protection from adverse exchange rate fluctuation. Risks to the Fund include the potential inability of the counterparty to meet the terms of the contract.

      The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Fund and the resulting unrealized appreciation or depreciation are determined using prevailing foreign currency exchange rates.
Unrealized appreciation and depreciation on foreign currency contracts are reported in the Statement of Assets and Liabilities as a receivable or payable and in the Statement of Operations with the change in unrealized appreciation or depreciation.

      The Fund may realize a gain or loss upon the closing or settlement of the foreign transaction. Contracts closed or settled with the same broker are recorded as net realized gains or losses. Such realized gains and losses are reported with all other foreign currency gains and losses in the Statement of
Operations.

      As of December 31, 2005, the Fund had no outstanding foreign currency contracts.

--------------------------------------------------------------------------------
6. ILLIQUID OR RESTRICTED SECURITIES

As of December 31, 2005, investments in securities included issues that are illiquid or restricted. Restricted securities are purchased in private placement transactions, are not registered under the Securities Act of 1933, may have contractual restrictions on resale, and are valued under methods approved by the
Board of Trustees as reflecting fair value. A security may also be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. The Fund will not invest more than 15% of its net assets (determined at the time of purchase and reviewed periodically) in illiquid or restricted securities. Certain restricted securities, eligible for resale to qualified institutional investors, are not subject to that limitation.
Securities that are illiquid or restricted are marked with the applicable footnote on the Statement of Investments. Information concerning restricted securities is as follows:

                                              ACQUISITION                      VALUATION AS OF      UNREALIZED
SECURITY                                            DATES            COST    DECEMBER 31, 2005    APPRECIATION
--------------------------------------------------------------------------------------------------------------

Nektar Therapeutics                               6/25/03    $  3,568,000    $       4,139,506    $    571,506
Sirius Satellite Radio, Inc.                       3/5/03       3,647,166           26,653,149      23,005,983
                                                             -------------------------------------------------
                                                             $  7,215,166    $      30,792,655    $ 23,577,489
                                                             =================================================

--------------------------------------------------------------------------------
7. LITIGATION

A consolidated amended complaint has been filed as putative derivative and class actions against the Manager, OFS and the Distributor, as well as 51 of the
Oppenheimer funds (as "Nominal Defendants") excluding the Fund, 30 present and former Directors or Trustees and 8 present and former officers of the funds.
This complaint, initially filed in the U.S. District Court for the Southern
District of New York on January 10, 2005 and amended on March 4, 2005, consolidates into a single action and amends six individual previously-filed putative derivative and class action complaints. Like those prior complaints, the complaint alleges that the Manager charged excessive fees for distribution and other costs, improperly used assets of the funds in the form of directed brokerage commissions and 12b-1 fees to pay brokers to promote sales of the funds, and failed to properly disclose the use of assets of the funds to make those payments in violation of the Investment Company Act of 1940 and the
Investment Advisers Act of 1940. Also, like those prior complaints, the complaint further alleges that by permitting and/or participating in those actions, the Directors/Trustees and the Officers breached their fiduciary duties to shareholders of the funds under the Investment Company Act of 1940 and at common law. The complaint seeks unspecified compensatory and punitive damages, rescission of the funds' investment advisory agreements, an accounting of all fees paid, and an award of attorneys' fees and litigation expenses.

      The defendants believe that the allegations contained in the Complaints are without merit and that they have meritorious defenses against the claims asserted. The defendants intend to defend these lawsuits vigorously and to contest any claimed liability. The defendants believe that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them and that no estimate can yet be made with any degree of certainty as to the amount or range of any potential loss.

                   END OF OPPENHEIMER GLOBAL SECURITIES FUND/VA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TO THE BOARD OF TRUSTEES AND SHAREHOLDERS OF OPPENHEIMER HIGH INCOME FUND/VA:

We have audited the accompanying statement of assets and liabilities of
Oppenheimer High Income Fund/VA, a series of Oppenheimer Variable Account Funds, including the statement of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

      We conducted our audits in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.
The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of
Oppenheimer High Income Fund/VA as of December 31, 2005, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods presented, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Denver, Colorado
February 13, 2006

STATEMENT OF INVESTMENTS  December 31, 2005
--------------------------------------------------------------------------------

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
ASSET-BACKED SECURITIES--0.1%
------------------------------------------------------------------------------
Norse CBO Ltd., Collateralized Bond
Obligations, Series 1A, Cl. C2, 9.342%
Sub. Bonds, 8/13/10 1 (Cost $764,379)               $    764,379  $    703,229

------------------------------------------------------------------------------
CORPORATE BONDS AND NOTES--86.4%
------------------------------------------------------------------------------
CONSUMER DISCRETIONARY--30.3%
------------------------------------------------------------------------------
AUTO COMPONENTS--1.9%
Collins & Aikman Floorcoverings, Inc.,
9.75% Sr. Sub. Nts., Series B, 2/15/10                   800,000       708,000
------------------------------------------------------------------------------
Dana Corp., 10.125% Nts., 3/15/10                        500,000       430,000
------------------------------------------------------------------------------
Dura Operating Corp.:
8.625% Sr. Nts., Series B, 4/15/12                     1,592,000     1,321,360
9% Sr. Unsec. Sub. Nts., Series D, 5/1/09                300,000       171,000
------------------------------------------------------------------------------
Eagle-Picher, Inc., 9.75% Sr. Nts., 9/1/13 2             200,000       153,000
------------------------------------------------------------------------------
Goodyear Tire & Rubber Co. (The):
7.857% Nts., 8/15/11                                   1,950,000     1,911,000
9% Sr. Nts., 7/1/15 3                                    845,000       836,550
------------------------------------------------------------------------------
Keystone Automotive Operations, Inc.,
9.75% Sr. Unsec. Sub. Nts., 11/1/13                      200,000       174,000
------------------------------------------------------------------------------
Stoneridge, Inc., 11.50% Sr. Nts., 5/1/12                900,000       920,250
------------------------------------------------------------------------------
Tenneco Automotive, Inc.:
8.625% Sr. Unsec. Sub. Nts., 11/15/14                  1,050,000       997,500
10.25% Sr. Sec. Nts., Series B, 7/15/13                  900,000       987,750
------------------------------------------------------------------------------
United Components, Inc.,
9.375% Sr. Sub. Nts., 6/15/13                            400,000       400,000
------------------------------------------------------------------------------
Visteon Corp.:
7% Sr. Unsec. Nts., 3/10/14                              700,000       544,250
8.25% Sr. Unsec. Nts., 8/1/10                            600,000       513,000
                                                                  ------------
                                                                    10,067,660

------------------------------------------------------------------------------
AUTOMOBILES--2.7%
Ford Motor Co., 7.45% Bonds, 7/16/31                   1,300,000       890,500
------------------------------------------------------------------------------
Ford Motor Credit Co.:
5.625% Nts., 10/1/08                                   3,700,000     3,248,548
5.80% Sr. Unsec. Nts., 1/12/09                         1,200,000     1,047,502
7.25% Nts., 10/25/11                                     400,000       345,933
7.375% Nts., 10/28/09                                  1,900,000     1,686,427
------------------------------------------------------------------------------
General Motors Acceptance Corp.:
5.125% Nts., 5/9/08                                    2,100,000     1,870,483
5.85% Sr. Unsec. Unsub. Nts., 1/14/09                  2,013,000     1,802,086
6.875% Nts., 9/15/11                                     100,000        91,299
7.25% Nts., 3/2/11                                       500,000       460,048
8% Bonds, 11/1/31                                      1,600,000     1,536,670
------------------------------------------------------------------------------
General Motors Corp.,
8.375% Sr. Unsec. Debs., 7/15/33                         500,000       332,500
------------------------------------------------------------------------------
Hertz Corp.:
8.875% Sr. Nts., 1/1/14 3                                790,000       808,763
10.50% Sr. Sub. Nts., 1/1/16 3                           670,000       693,450
                                                                  ------------
                                                                    14,814,209

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
DISTRIBUTORS--0.2%
SGS International, Inc.,
12% Sr. Sub. Nts., 12/15/13 3                       $    895,000  $    900,945
------------------------------------------------------------------------------
DIVERSIFIED CONSUMER SERVICES--0.2%
Alderwoods Group, Inc.,
7.75% Sr. Nts., 9/15/12                                1,150,000     1,196,000
------------------------------------------------------------------------------
HOTELS, RESTAURANTS & LEISURE--8.9%
Apcoa, Inc.,
9.25% Sr. Unsec. Sub. Nts., 3/15/08 1                    940,000       925,900
------------------------------------------------------------------------------
Aztar Corp.,
9% Sr. Unsec. Sub. Nts., 8/15/11                         450,000       478,688
------------------------------------------------------------------------------
Boyd Gaming Corp.,
8.75% Sr. Sub. Nts., 4/15/12                           1,200,000     1,293,000
------------------------------------------------------------------------------
CCM Merger, Inc.,
8% Unsec. Nts., 8/1/13 3                               1,840,000     1,775,600
------------------------------------------------------------------------------
Domino's, Inc.,
8.25% Sr. Unsec. Sub. Nts., 7/1/11                       875,000       918,750
------------------------------------------------------------------------------
Gaylord Entertainment Co.,
8% Sr. Nts., 11/15/13                                    700,000       736,750
------------------------------------------------------------------------------
Greektown Holdings, Inc.,
10.75% Sr. Nts., 12/1/13 3                             1,435,000     1,431,413
------------------------------------------------------------------------------
Intrawest Corp.,
7.50% Sr. Unsec. Nts., 10/15/13 1                        917,000       933,048
------------------------------------------------------------------------------
Isle of Capri Casinos, Inc.:
7% Sr. Unsec. Sub. Nts., 3/1/14                        2,700,000     2,646,000
9% Sr. Sub. Nts., 3/15/12                                600,000       637,500
------------------------------------------------------------------------------
Kerzner International Ltd.,
6.75% Sr. Sub. Nts., 10/1/15 3                           970,000       948,175
------------------------------------------------------------------------------
Mandalay Resort Group:
9.375% Sr. Sub. Nts., 2/15/10                             41,000        45,100
10.25% Sr. Unsec. Sub. Nts., Series B,
8/1/07                                                   800,000       857,000
------------------------------------------------------------------------------
MGM Mirage, Inc.:
8.375% Sr. Unsec. Sub. Nts., 2/1/11                    3,600,000     3,870,000
9.75% Sr. Unsec. Sub. Nts., 6/1/07                       800,000       847,000
------------------------------------------------------------------------------
Mohegan Tribal Gaming Authority:
6.125% Sr. Unsec. Sub. Nts., 2/15/13                     440,000       434,500
6.375% Sr. Sub. Nts., 7/15/09                            800,000       809,000
6.875% Sr. Unsec. Sub. Nts., 2/15/15                     915,000       926,438
8% Sr. Sub. Nts., 4/1/12                               1,700,000     1,797,750
------------------------------------------------------------------------------
NCL Corp., 10.625% Sr. Unsub. Nts.,
7/15/14                                                  600,000       622,500
------------------------------------------------------------------------------
Park Place Entertainment Corp.:
7.875% Sr. Sub. Nts., 3/15/10                          1,500,000     1,620,000
9.375% Sr. Unsec. Sub. Nts., 2/15/07 1                 1,500,000     1,565,625
------------------------------------------------------------------------------
Penn National Gaming, Inc.:
6.75% Sr. Unsec. Sub. Nts., 3/1/15                       445,000       439,438
6.875% Sr. Sub. Nts., 12/1/11                            850,000       862,750
8.875% Sr. Sub. Nts., 3/15/10                            600,000       633,000
------------------------------------------------------------------------------
Pinnacle Entertainment, Inc.,
8.25% Sr. Unsec. Sub. Nts., 3/15/12                    2,750,000     2,856,563

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
HOTELS, RESTAURANTS & LEISURE Continued
Six Flags, Inc.:
8.875% Sr. Unsec. Nts., 2/1/10                      $    400,000  $    392,000
9.625% Sr. Nts., 6/1/14                                  157,000       153,468
9.75% Sr. Nts., 4/15/13                                1,950,000     1,923,188
------------------------------------------------------------------------------
Starwood Hotels & Resorts Worldwide,
Inc., 7.875% Sr. Nts., 5/1/12                          1,500,000     1,661,250
------------------------------------------------------------------------------
Station Casinos, Inc.:
6.50% Sr. Unsec. Sub. Nts., 2/1/14                     3,800,000     3,857,000
6.875% Sr. Unsec. Sub. Nts., 3/1/16                      480,000       493,200
------------------------------------------------------------------------------
Trump Entertainment Resorts, Inc.,
8.50% Sec. Nts., 6/1/15 4                              3,200,000     3,136,000
------------------------------------------------------------------------------
Universal City Development Partners
Ltd., 11.75% Sr. Nts., 4/1/10                          1,000,000     1,126,250
------------------------------------------------------------------------------
Vail Resorts, Inc.,
6.75% Sr. Sub. Nts., 2/15/14                           1,100,000     1,105,500
------------------------------------------------------------------------------
Wynn Las Vegas LLC/Wynn Las Vegas
Capital Corp., 6.625% Nts., 12/1/14                    3,600,000     3,519,000
                                                                  ------------
                                                                    48,278,344

------------------------------------------------------------------------------
HOUSEHOLD DURABLES--1.5%
Beazer Homes USA, Inc.,
8.375% Sr. Nts., 4/15/12                                 500,000       522,500
------------------------------------------------------------------------------
D.R. Horton, Inc.,
9.75% Sr. Sub. Nts., 9/15/10                             300,000       340,651
------------------------------------------------------------------------------
K. Hovnanian Enterprises, Inc.:
7.75% Sr. Unsec. Sub. Nts., 5/15/13                      900,000       892,904
8.875% Sr. Sub. Nts., 4/1/12                             800,000       835,290
------------------------------------------------------------------------------
KB Home:
8.625% Sr. Sub. Nts., 12/15/08                           150,000       160,076
9.50% Sr. Unsec. Sub. Nts., 2/15/11                      350,000       369,922
------------------------------------------------------------------------------
Meritage Homes Corp.,
6.25% Sr. Unsec. Nts., 3/15/15                           330,000       301,950
------------------------------------------------------------------------------
Sealy Mattress Co.,
8.25% Sr. Sub. Nts., 6/15/14                             960,000       993,600
------------------------------------------------------------------------------
Standard Pacific Corp.:
7.75% Sr. Nts., 3/15/13                                  650,000       639,438
9.25% Sr. Sub. Nts., 4/15/12                             700,000       723,625
------------------------------------------------------------------------------
Toll Corp.,
8.25% Sr. Sub. Nts., 12/1/11                             500,000       529,375
------------------------------------------------------------------------------
WCI Communities, Inc.,
9.125% Sr. Sub. Nts., 5/1/12                             800,000       800,000
------------------------------------------------------------------------------
William Lyon Homes, Inc.,
10.75% Sr. Nts., 4/1/13                                  800,000       830,000
                                                                  ------------
                                                                     7,939,331

------------------------------------------------------------------------------
LEISURE EQUIPMENT & PRODUCTS--0.2%
Leslie's Poolmart, Inc.,
7.75% Sr. Unsec. Nts., 2/1/13                            445,000       448,338
------------------------------------------------------------------------------
Rexnord Corp.,
10.125% Sr. Unsec. Sub. Nts., 12/15/12                   700,000       756,000
                                                                  ------------
                                                                     1,204,338

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
MEDIA--11.4%
Adelphia Communications Corp.:
7.875% Sr. Unsec. Nts., 5/1/09 2                    $    360,000  $    199,800
8.125% Sr. Nts., Series B, 7/15/03 2                     575,000       327,750
8.375% Sr. Nts., Series B, 2/1/08 2                    1,000,000       570,000
10.25% Sr. Unsec. Sub. Nts., 6/15/11 2                 1,000,000       605,000
10.875% Sr. Unsec. Nts., 10/1/10 2                     1,000,000       565,000
------------------------------------------------------------------------------
Allbritton Communications Co.,
7.75% Sr. Unsec. Sub. Nts., 12/15/12                     700,000       707,000
------------------------------------------------------------------------------
AMC Entertainment, Inc.:
8% Sr. Unsec. Sub. Nts., 3/1/14                        1,050,000       955,500
9.50% Sr. Unsec. Sub. Nts., 2/1/11                       792,000       783,090
------------------------------------------------------------------------------
American Media Operations, Inc.:
8.875% Sr. Unsec. Sub. Nts., 1/15/11                     900,000       769,500
10.25% Sr. Unsec. Sub. Nts., Series B,
5/1/09                                                 1,200,000     1,101,000
------------------------------------------------------------------------------
Block Communications, Inc.,
8.25% Sr. Nts., 12/15/15 3                               625,000       621,875
------------------------------------------------------------------------------
Carmike Cinemas, Inc.,
7.50% Sr. Sub. Nts., 2/15/14                             850,000       800,063
------------------------------------------------------------------------------
CBD Media LLC/CBD Finance, Inc.,
8.625% Sr. Sub. Nts., 6/1/11                             200,000       205,000
------------------------------------------------------------------------------
Charter Communications Holdings I
LLC, 0%/11.75% Sr. Unsec. Unsub.
Nts., 5/15/14 3,5                                        800,000       448,000
------------------------------------------------------------------------------
Charter Communications Holdings II
LLC, 10.25% Sr. Unsec. Nts., 9/15/10                     700,000       700,000
------------------------------------------------------------------------------
Charter Communications Holdings
LLC/Charter Communications Holdings
Capital Corp., 8.375% Sr. Nts.,
Second Lien, 4/30/14 3                                 5,950,000     5,950,000
------------------------------------------------------------------------------
Cinemark USA, Inc.,
9% Sr. Unsec. Sub. Nts., 2/1/13                          400,000       425,000
------------------------------------------------------------------------------
Cinemark, Inc.,
0%/9.75% Sr. Unsec. Disc. Nts., 3/15/14 5              1,800,000     1,341,000
------------------------------------------------------------------------------
Corus Entertainment, Inc.,
8.75% Sr. Sub. Nts., 3/1/12                              800,000       870,000
------------------------------------------------------------------------------
CSC Holdings, Inc.:
7.625% Sr. Unsec. Debs., 7/15/18                       1,500,000     1,432,500
7.625% Sr. Unsec. Unsub. Nts., Series B,
4/1/11                                                 1,700,000     1,700,000
------------------------------------------------------------------------------
Dex Media East LLC/Dex Media East
Finance Co., 9.875% Sr. Unsec. Nts.,
11/15/09                                                 800,000       869,000
------------------------------------------------------------------------------
Dex Media West LLC/Dex Media West
Finance Co.:
8.50% Sr. Nts., 8/15/10                                  700,000       736,750
9.875% Sr. Sub. Nts., 8/15/13                          1,172,000     1,306,780
------------------------------------------------------------------------------
Dex Media, Inc.:
0%/9% Unsec. Disc. Nts., 11/15/13 5                      500,000       400,000
0%/9% Unsec. Disc. Nts., 11/15/13 5                      500,000       400,000
8% Unsec. Nts., 11/15/13                               6,450,000     6,611,250

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
MEDIA Continued
EchoStar DBS Corp.:
6.625% Sr. Unsec. Nts., 10/1/14                     $    500,000  $    481,875
9.125% Sr. Nts., 1/15/09                               1,895,000     1,987,381
------------------------------------------------------------------------------
Emmis Operating Co.,
6.875% Sr. Unsec. Sub. Nts., 5/15/12                   1,200,000     1,198,500
------------------------------------------------------------------------------
Granite Broadcasting Corp.,
9.75% Sr. Sec. Nts., 12/1/10                           1,057,000       977,725
------------------------------------------------------------------------------
Gray Television, Inc.,
9.25% Sr. Sub. Nts., 12/15/11                            500,000       536,250
------------------------------------------------------------------------------
Lamar Media Corp.:
6.625% Sr. Unsec. Sub. Nts., 8/15/15                   1,872,000     1,888,380
7.25% Sr. Unsec. Sub. Nts., 1/1/13                       200,000       208,500
------------------------------------------------------------------------------
Lin Television Corp.,
6.50% Sr. Sub. Nts., 5/15/13                             785,000       756,544
------------------------------------------------------------------------------
LodgeNet Entertainment Corp.,
9.50% Sr. Sub. Debs., 6/15/13                            400,000       437,000
------------------------------------------------------------------------------
Marquee Holdings, Inc.,
0%/12% Sr. Disc. Nts., 8/15/14 5                         800,000       514,000
------------------------------------------------------------------------------
Mediacom Broadband LLC,
8.50% Sr. Nts., 10/15/15 3                               580,000       540,125
------------------------------------------------------------------------------
Mediacom LLC/Mediacom Capital Corp.,
9.50% Sr. Unsec. Nts., 1/15/13                         1,257,000     1,233,431
------------------------------------------------------------------------------
MediaNews Group, Inc.:
6.375% Sr. Sub. Nts., 4/1/14                           1,400,000     1,298,500
6.875% Sr. Unsec. Sub. Nts., 10/1/13                     800,000       769,000
------------------------------------------------------------------------------
News America Holdings, Inc.,
8.875% Sr. Debs., 4/26/23                                625,000       779,367
------------------------------------------------------------------------------
Paxson Communications Corp.,
10.777% Sr. Sec. Nts., 1/15/13 3,6                     1,345,000     1,299,606
------------------------------------------------------------------------------
PRIMEDIA, Inc.:
8% Sr. Nts., 5/15/13                                   1,100,000       936,375
8.875% Sr. Unsec. Nts., 5/15/11                        1,157,000     1,073,118
------------------------------------------------------------------------------
R.H. Donnelley Corp.,
6.875% Sr. Nts., 1/15/13                               2,700,000     2,500,875
------------------------------------------------------------------------------
R.H. Donnelley Financial Corp. I,
10.875% Sr. Sub. Nts., 12/15/12 3                      1,000,000     1,132,500
------------------------------------------------------------------------------
Radio One, Inc., 8.875% Sr. Unsec.
Sub. Nts., Series B, 7/1/11                              800,000       848,000
------------------------------------------------------------------------------
Rainbow National Services LLC,
8.75% Sr. Nts., 9/1/12 3                                 900,000       963,000
------------------------------------------------------------------------------
Sinclair Broadcast Group, Inc.,
8% Sr. Unsec. Sub. Nts., 3/15/12                       4,200,000     4,347,000
------------------------------------------------------------------------------
Vertis, Inc.:
9.75% Sr. Sec. Nts., 4/1/09                            1,400,000     1,457,750
10.875% Sr. Unsec. Nts., Series B, 6/15/09               600,000       594,000
------------------------------------------------------------------------------
WMG Holdings Corp.,
0%/9.50% Sr. Disc. Nts., 12/15/14 5                    2,365,000     1,667,325
                                                                  ------------
                                                                    61,826,985

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
MULTILINE RETAIL--0.9%
Neiman Marcus Group, Inc.:
9% Sr. Nts., 10/15/15 3                             $ 2,845,000   $  2,923,238
10.375% Sr. Sub. Nts., 10/15/15 3                      1,725,000     1,761,656
------------------------------------------------------------------------------
Saks, Inc., 8.25% Sr. Unsec. Nts., 11/15/08              185,000       193,325
                                                                  ------------
                                                                     4,878,219

------------------------------------------------------------------------------
SPECIALTY RETAIL--0.8%
Asbury Automotive Group, Inc.,
9% Sr. Sub. Nts., 6/15/12                                600,000       603,000
------------------------------------------------------------------------------
Atlantic Broadband Finance LLC,
9.375% Sr. Unsec. Sub. Nts., 1/15/14                     500,000       448,750
------------------------------------------------------------------------------
AutoNation, Inc.,
9% Sr. Unsec. Nts., 8/1/08                               900,000       970,875
------------------------------------------------------------------------------
Boise Cascade LLC,
7.125% Sr. Unsec. Sub. Nts., 10/15/14                    950,000       890,625
------------------------------------------------------------------------------
Petco Animal Supplies, Inc.,
10.75% Sr. Sub. Nts., 11/1/11                            750,000       815,625
------------------------------------------------------------------------------
Rent-A-Center, Inc., 7.50%
Sr. Unsec. Sub. Nts., Series B, 5/1/10                   350,000       336,000
                                                                  ------------
                                                                     4,064,875

------------------------------------------------------------------------------
TEXTILES, APPAREL & LUXURY GOODS--1.6%
Invista, Inc., 9.25% Sr. Nts., 5/1/12 3                2,575,000     2,761,688
------------------------------------------------------------------------------
Levi Strauss & Co.:
7% Unsec. Nts., 11/1/06                                  800,000       804,000
8.804% Sr. Unsec. Unsub. Nts., 4/1/12 6                1,400,000     1,417,500
9.75% Sr. Unsec. Unsub. Nts., 1/15/15                  1,755,000     1,833,975
------------------------------------------------------------------------------
Oxford Industries, Inc.,
8.875% Sr. Nts., 6/1/11 1                                500,000       511,875
------------------------------------------------------------------------------
Quiksilver, Inc., 6.875% Sr. Nts., 4/15/15 3             975,000       943,313
------------------------------------------------------------------------------
Russell Corp., 9.25% Sr. Nts., 5/1/10                    600,000       611,250
                                                                  ------------
                                                                     8,883,601

------------------------------------------------------------------------------
CONSUMER STAPLES--3.2%
------------------------------------------------------------------------------
BEVERAGES--0.1%
Constellation Brands, Inc., 8.125%
Sr. Sub. Nts., 1/15/12                                   500,000       522,500
------------------------------------------------------------------------------
FOOD & STAPLES RETAILING--0.5%
Jean Coutu Group (PJC), Inc. (The),
8.50% Sr. Sub. Nts., 8/1/14                            1,200,000     1,104,000
------------------------------------------------------------------------------
Real Time Data Co.,
11% Disc. Nts., 5/31/09 1,2                              476,601            --
------------------------------------------------------------------------------
Rite Aid Corp.:
8.125% Sr. Sec. Nts., 5/1/10                             900,000       920,250
9.50% Sr. Sec. Nts., 2/15/11                             450,000       477,000
                                                                  ------------
                                                                     2,501,250

------------------------------------------------------------------------------
FOOD PRODUCTS--1.9%
American Seafoods Group LLC,
10.125% Sr. Sub. Nts., 4/15/10                           500,000       526,875

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
FOOD PRODUCTS Continued
Del Monte Corp.:
6.75% Sr. Unsec. Sub. Nts., 2/15/15                 $    350,000  $    343,000
8.625% Sr. Sub. Nts., 12/15/12                         1,000,000     1,067,500
------------------------------------------------------------------------------
Doane Pet Care Co.:
10.625% Sr. Sub. Nts., 11/15/15 3                        875,000       916,563
10.75% Sr. Nts., 3/1/10                                1,700,000     1,857,250
------------------------------------------------------------------------------
Dole Food Co., Inc.:
8.625% Sr. Nts., 5/1/09                                  687,000       707,610
8.875% Sr. Unsec. Nts., 3/15/11                          146,000       150,380
------------------------------------------------------------------------------
Hines Nurseries, Inc.,
10.25% Sr. Unsec. Sub. Nts., 10/1/11                     600,000       591,000
------------------------------------------------------------------------------
Smithfield Foods, Inc.:
7.625% Sr. Unsec. Sub. Nts., 2/15/08                     925,000       959,688
8% Sr. Nts., Series B, 10/15/09                          900,000       954,000
------------------------------------------------------------------------------
Swift & Co., 10.125% Sr. Nts., 10/1/09             1,000,000     1,037,500
------------------------------------------------------------------------------
United Biscuits Finance plc,
10.625% Sr. Sub. Nts., 4/15/11 [EUR]                   1,000,000     1,266,767
                                                                  ------------
                                                                    10,378,133

------------------------------------------------------------------------------
HOUSEHOLD PRODUCTS--0.6%
Church & Dwight Co., Inc.,
6% Sr. Unsec. Sub. Nts., 12/15/12                        900,000       891,000
------------------------------------------------------------------------------
Playtex Products, Inc.:
8% Sr. Sec. Nts., 3/1/11                               1,000,000     1,070,000
9.375% Sr. Unsec. Sub. Nts., 6/1/11                    1,400,000     1,473,500
                                                                  ------------
                                                                     3,434,500

------------------------------------------------------------------------------
PERSONAL PRODUCTS--0.1%
Elizabeth Arden, Inc.,
7.75% Sr. Unsec. Sub. Nts., 1/15/14                      300,000       304,500
------------------------------------------------------------------------------
ENERGY--7.8%
------------------------------------------------------------------------------
ENERGY EQUIPMENT & SERVICES--0.5%
Dresser, Inc.,
9.375% Sr. Sub. Nts., 4/15/11                            400,000       423,000
------------------------------------------------------------------------------
Hanover Compressor Co.,
8.625% Sr. Unsec. Sub. Nts., 12/15/10                    700,000       743,750
------------------------------------------------------------------------------
Hanover Equipment Trust,
8.50% Sr. Sec. Nts., Series A, 9/1/08                    221,000       230,116
------------------------------------------------------------------------------
Petroleum Helicopters, Inc.,
9.375% Sr. Nts., 5/1/09                                  600,000       635,250
------------------------------------------------------------------------------
Universal Compression, Inc.,
7.25% Sr. Unsec. Sub. Nts., 5/15/10                      800,000       816,000
                                                                  ------------
                                                                     2,848,116

------------------------------------------------------------------------------
OIL & GAS--7.3%
Arch Western Finance LLC,
6.75% Sr. Nts., 7/1/13                                   900,000       921,375
------------------------------------------------------------------------------
Atlas Pipeline Partners LP,
8.125% Sr. Nts., 12/15/15 3                              450,000       456,188

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
OIL & GAS Continued
Chesapeake Energy Corp.:
6.375% Sr. Unsec. Nts., 6/15/15                     $    550,000  $    552,750
6.875% Sr. Unsec. Nts., 1/15/16                          420,000       432,600
------------------------------------------------------------------------------
Clayton Williams Energy, Inc.,
7.75% Sr. Unsec. Nts., 8/1/13                            390,000       376,350
------------------------------------------------------------------------------
Compton Petroleum Corp.,
7.625% Sr. Nts., 12/1/13 3                               670,000       688,425
------------------------------------------------------------------------------
Delta Petroleum Corp.,
7% Sr. Unsec. Nts., 4/1/15                               265,000       245,788
------------------------------------------------------------------------------
El Paso Corp.,
7.875% Sr. Unsec. Nts., 6/15/12                        3,207,000     3,319,245
------------------------------------------------------------------------------
El Paso Energy Corp.,
7.625% Nts., 7/15/11                                     350,000       357,875
------------------------------------------------------------------------------
El Paso Production Holding Co.,
7.75% Sr. Unsec. Nts., 6/1/13                          3,000,000     3,127,500
------------------------------------------------------------------------------
Forest Oil Corp., 7.75% Sr. Nts., 5/1/14               1,000,000     1,042,500
------------------------------------------------------------------------------
Foundation PA Coal Co.,
7.25% Sr. Unsec. Nts., 8/1/14                            850,000       882,938
------------------------------------------------------------------------------
Frontier Oil Corp.,
6.625% Sr. Unsec. Nts., 10/1/11                          450,000       461,250
------------------------------------------------------------------------------
Massey Energy Co.,
6.625% Sr. Nts., 11/15/10                                400,000       408,500
------------------------------------------------------------------------------
Newfield Exploration Co.:
6.625% Sr. Unsec. Sub. Nts., 9/1/14                    1,300,000     1,329,250
8.375% Sr. Sub. Nts., 8/15/12                            600,000       645,000
------------------------------------------------------------------------------
Pacific Energy Partners LP/Pacific Energy
Finance Corp., 6.25% Sr. Nts., 9/15/15 3                 195,000       193,050
------------------------------------------------------------------------------
Peabody Energy Corp.,
6.875% Sr. Unsec. Nts., Series B, 3/15/13              1,200,000     1,254,000
------------------------------------------------------------------------------
Plains Exploration & Production Co.,
7.125% Sr. Nts., 6/15/14                                 600,000       624,000
------------------------------------------------------------------------------
Premcor Refining Group, Inc.,
9.50% Sr. Nts., 2/1/13                                 1,000,000     1,115,174
------------------------------------------------------------------------------
Range Resources Corp.:
6.375% Sr. Sub. Nts., 3/15/15                            445,000       438,325
7.375% Sr. Sub. Nts., 7/15/13                            400,000       416,000
------------------------------------------------------------------------------
Southern Natural Gas Co.:
7.35% Nts., 2/15/31                                    2,100,000     2,164,901
8% Sr. Unsub. Nts., 3/1/32                               900,000       991,362
8.875% Sr. Nts., 3/15/10                                 700,000       751,601
------------------------------------------------------------------------------
Stone Energy Corp.:
6.75% Sr. Unsec. Sub. Nts., 12/15/14                     860,000       819,150
8.25% Sr. Unsec. Sub. Nts., 12/15/11                   1,600,000     1,660,000
------------------------------------------------------------------------------
Targa Resources, Inc.,
8.50% Sr. Nts., 11/1/13 3                                950,000       978,500
------------------------------------------------------------------------------
Teekay Shipping Corp.,
8.875% Sr. Nts., 7/15/11                                 575,000       652,625
------------------------------------------------------------------------------
Tennessee Gas Pipeline Co.,
7.50% Bonds, 4/1/17                                    4,415,000     4,749,706

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
OIL & GAS Continued
Tesoro Corp.:
6.25% Sr. Nts., 11/1/12 3                           $    715,000  $    722,150
6.625% Sr. Nts., 11/1/15 3                               715,000       725,725
------------------------------------------------------------------------------
Transcontinental Gas Pipe Line Corp.,
8.875% Sr. Unsub. Nts., Series B, 7/15/12                200,000       230,000
------------------------------------------------------------------------------
Whiting Petroleum Corp.,
7.25% Sr. Sub. Nts., 5/1/12                              800,000       814,000
------------------------------------------------------------------------------
Williams Cos., Inc. (The):
7.125% Nts., 9/1/11                                      550,000       574,063
7.625% Nts., 7/15/19                                     900,000       969,750
8.75% Unsec. Nts., 3/15/32                             2,400,000     2,796,000
------------------------------------------------------------------------------
Williams Holdings of Delaware, Inc.,
6.50% Nts., 12/1/08 1                                    300,000       306,000
                                                                  ------------
                                                                    39,193,616

------------------------------------------------------------------------------
FINANCIALS--3.7%
------------------------------------------------------------------------------
CAPITAL MARKETS--0.9%
Berry Plastics Corp.,
10.75% Sr. Sub. Nts., 7/15/12                          1,900,000     2,052,000
------------------------------------------------------------------------------
Charter Communications Holdings I
LLC, 11% Sr. Sec. Nts., 10/1/15 3                      1,000,000       845,000
------------------------------------------------------------------------------
DeCrane Aircraft Holdings, Inc., 12%
Sr. Unsec. Sub. Nts., Series B, 9/30/08 1              1,550,000       860,250
------------------------------------------------------------------------------
E*TRADE Financial Corp.:
7.375% Sr. Nts., 9/15/13 3                               291,000       296,093
8% Sr. Nts., 6/15/11 3                                   825,000       862,125
                                                                  ------------
                                                                     4,915,468

------------------------------------------------------------------------------
COMMERCIAL BANKS--0.2%
Bank Plus Corp., 12% Sr. Nts., 7/18/07 1                 517,000       572,578
------------------------------------------------------------------------------
Western Financial Bank,
9.625% Unsec. Sub. Debs., 5/15/12                        400,000       450,000
                                                                  ------------
                                                                     1,022,578

------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL SERVICES--1.6%
Affinia Group, Inc.,
9% Sr. Unsec. Sub. Nts., 11/30/14                        450,000       357,750
------------------------------------------------------------------------------
Crystal US Holdings 3 LLC/Crystal US
Sub 3 Corp.:
0%/10.50% Sr. Unsec. Disc. Nts.,
Series B, 10/1/14 5                                    1,600,000     1,172,000
9.625% Sr. Sub. Nts., 6/15/14                          1,560,000     1,743,300
------------------------------------------------------------------------------
Global Cash Access LLC/Global Cash
Finance Corp., 8.75% Sr. Sub. Nts., 3/15/12              373,000       398,644
------------------------------------------------------------------------------
JSG Funding plc,
7.75% Sr. Unsec. Sub. Nts., 4/1/15                       865,000       722,275
------------------------------------------------------------------------------
Nell AF Sarl, 8.375% Sr. Nts., 8/15/15 3               3,540,000     3,522,300
------------------------------------------------------------------------------
Universal City Florida:
8.375% Sr. Unsec. Nts., 5/1/10                           270,000       265,275
9% Sr. Unsec. Nts., 5/1/10 6                             270,000       272,700
                                                                  ------------
                                                                     8,454,244

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
REAL ESTATE--1.0%
American Casino & Entertainment
Properties LLC, 7.85% Sr. Sec. Nts.,
2/1/12                                              $  1,300,000  $  1,339,000
------------------------------------------------------------------------------
Felcor Lodging LP, 9% Sr. Nts., 6/1/11                   837,000       920,700
------------------------------------------------------------------------------
HMH Properties, Inc.,
7.875% Sr. Nts., Series B, 8/1/08                        196,000       199,185
------------------------------------------------------------------------------
Host Marriott LP,
6.375% Sr. Nts., Series O, 3/15/15                     1,025,000     1,027,563
------------------------------------------------------------------------------
MeriStar Hospitality Corp.:
9.125% Sr. Unsec. Nts., 1/15/11                          457,000       500,415
10.50% Sr. Unsec. Nts., 6/15/09                          350,000       370,563
------------------------------------------------------------------------------
Trustreet Properties, Inc.,
7.50% Sr. Unsec. Nts., 4/1/15                          1,145,000     1,150,725
                                                                  ------------
                                                                     5,508,151

------------------------------------------------------------------------------
HEALTH CARE--6.2%
------------------------------------------------------------------------------
HEALTH CARE EQUIPMENT & SUPPLIES--0.4%
Inverness Medical Innovations, Inc.,
8.75% Sr. Sub. Nts., 2/15/12                             600,000       612,000
------------------------------------------------------------------------------
Sybron Dental Specialties, Inc.,
8.125% Sr. Sub. Nts., 6/15/12 1                          700,000       738,500
------------------------------------------------------------------------------
Universal Hospital Services, Inc.,
10.125% Sr. Unsec. Nts., 11/1/11                         800,000       832,000
                                                                  ------------
                                                                     2,182,500

------------------------------------------------------------------------------
HEALTH CARE PROVIDERS & SERVICES--5.7%
AmeriPath, Inc.,
10.50% Sr. Unsec. Sub. Nts., 4/1/13                      700,000       745,500
------------------------------------------------------------------------------
Beverly Enterprises, Inc.,
7.875% Sr. Sub. Nts., 6/15/14                            600,000       645,000
------------------------------------------------------------------------------
Community Health Systems, Inc.,
6.50% Sr. Unsec. Sub. Nts., 12/15/12                     900,000       880,875
------------------------------------------------------------------------------
DaVita, Inc.:
6.625% Sr. Unsec. Nts., 3/15/13                          890,000       910,025
7.25% Sr. Unsec. Sub. Nts., 3/15/15                    1,910,000     1,943,425
------------------------------------------------------------------------------
Extendicare Health Services, Inc.:
6.875% Sr. Sub. Nts., 5/1/14                             600,000       589,500
9.50% Sr. Unsec. Sub. Nts., 7/1/10                       500,000       533,125
------------------------------------------------------------------------------
Fresenius Medical Care Capital Trust II,
7.875% Nts., 2/1/08                                    1,600,000     1,656,000
------------------------------------------------------------------------------
Genesis HealthCare Corp.,
8% Sr. Sub. Nts., 10/15/13                               400,000       423,000
------------------------------------------------------------------------------
HCA, Inc.:
6.30% Sr. Unsec. Nts., 10/1/12                         1,400,000     1,413,990
6.375% Nts., 1/15/15                                   1,500,000     1,523,751
8.75% Sr. Nts., 9/1/10                                 2,800,000     3,110,792
------------------------------------------------------------------------------
HealthSouth Corp.:
7.625% Nts., 6/1/12                                    1,700,000     1,734,000
8.375% Unsec. Nts., 10/1/11                              700,000       715,750
10.75% Sr. Unsec. Sub. Nts., 10/1/08                     357,000       358,785

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
HEALTH CARE PROVIDERS & SERVICES Continued
Medquest, Inc., 11.875% Sr. Unsec. Sub.
Nts., Series B, 8/15/12                             $    900,000  $    873,000
------------------------------------------------------------------------------
National Nephrology Assn.,
9% Sr. Sub. Nts., 11/1/11 3                              200,000       222,500
------------------------------------------------------------------------------
NDCHealth Corp.,
10.50% Sr. Unsec. Sub. Nts., 12/1/12                     600,000       688,500
------------------------------------------------------------------------------
Omnicare, Inc.:
6.75% Sr. Sub. Nts., 12/15/13                            185,000       188,006
6.875% Sr. Sub. Nts., 12/15/15                           285,000       290,700
------------------------------------------------------------------------------
PacifiCare Health Systems, Inc.,
10.75% Sr. Unsec. Unsub. Nts., 6/1/09                    714,000       765,765
------------------------------------------------------------------------------
Psychiatric Solutions, Inc.,
7.75% Sr. Unsec. Sub. Nts., 7/15/15                      485,000       503,188
------------------------------------------------------------------------------
Quintiles Transnational Corp.,
10% Sr. Sub. Nts., 10/1/13                               600,000       672,000
------------------------------------------------------------------------------
Rotech Healthcare, Inc.,
9.50% Sr. Unsec. Sub. Nts., 4/1/12                       600,000       633,000
------------------------------------------------------------------------------
Select Medical Corp.,
7.625% Sr. Unsec. Sub. Nts., 2/1/15                    1,575,000     1,523,813
------------------------------------------------------------------------------
Tenet Healthcare Corp.:
6.375% Sr. Nts., 12/1/11                               1,574,000     1,444,145
7.375% Nts., 2/1/13                                       57,000        52,868
9.875% Sr. Nts., 7/1/14                                2,300,000     2,340,250
------------------------------------------------------------------------------
Triad Hospitals, Inc.,
7% Sr. Sub. Nts., 11/15/13                               920,000       926,900
------------------------------------------------------------------------------
US Oncology, Inc.:
9% Sr. Unsec. Nts., 8/15/12                              650,000       698,750
10.75% Sr. Unsec. Sub. Nts., 8/15/14                     650,000       724,750
------------------------------------------------------------------------------
Vanguard Health Holding Co. I LLC,
0%/11.25% Sr. Disc. Nts., 10/1/15 5                    1,060,000       779,100
                                                                  ------------
                                                                    30,510,753

------------------------------------------------------------------------------
PHARMACEUTICALS--0.1%
Valeant Pharmaceuticals International,
Inc., 7% Sr. Nts., 12/15/11 1                            800,000       790,000
------------------------------------------------------------------------------
INDUSTRIALS--6.0%
------------------------------------------------------------------------------
AEROSPACE & DEFENSE--1.4%
Alliant Techsystems, Inc.,
8.50% Sr. Unsec. Sub. Nts., 5/15/11 1                    900,000       949,500
------------------------------------------------------------------------------
BE Aerospace, Inc.:
8% Sr. Unsec. Sub. Nts., Series B, 3/1/08                300,000       301,500
8.875% Sr. Unsec. Sub. Nts., 5/1/11                       57,000        60,135
------------------------------------------------------------------------------
L-3 Communications Corp.:
5.875% Sr. Sub. Nts., 1/15/15                            684,000       666,900
6.125% Sr. Unsec. Sub. Nts., 1/15/14                   1,100,000     1,094,500
6.375% Sr. Sub. Nts., 10/15/15 3                       1,280,000     1,283,200
7.625% Sr. Sub. Nts., 6/15/12                            500,000       528,750
------------------------------------------------------------------------------
TD Funding Corp.,
8.375% Sr. Sub. Nts., 7/15/11                          1,200,000     1,269,000

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
AEROSPACE & DEFENSE Continued
TRW Automotive, Inc.:
9.375% Sr. Nts., 2/15/13                            $    580,000  $    630,750
11% Sr. Sub. Nts., 2/15/13                               454,000       511,885
                                                                  ------------
                                                                     7,296,120

------------------------------------------------------------------------------
AIRLINES--0.1%
AMR Corp., 9% Debs., 8/1/12                              700,000       610,750
------------------------------------------------------------------------------
ATA Holdings Corp.,
13% Sr. Unsec. Nts., 2/1/09 2                          1,575,000        70,875
                                                                  ------------
                                                                       681,625

------------------------------------------------------------------------------
BUILDING PRODUCTS--0.4%
Associated Materials, Inc.,
9.75% Sr. Sub. Nts., 4/15/12                             700,000       679,000
------------------------------------------------------------------------------
Goodman Global Holding Co., Inc.,
7.875% Sr. Sub. Nts., 12/15/12 3                         560,000       523,600
------------------------------------------------------------------------------
Jacuzzi Brands, Inc.,
9.625% Sr. Sec. Nts., 7/1/10                             544,000       580,720
------------------------------------------------------------------------------
Nortek, Inc.,
8.50% Sr. Unsec. Unsub. Nts., 9/1/14                     600,000       582,000
                                                                  ------------
                                                                     2,365,320

------------------------------------------------------------------------------
COMMERCIAL SERVICES & SUPPLIES--1.6%
Allied Waste North America, Inc.:
7.25% Sr. Nts., 3/15/15                                  225,000       228,375
7.375% Sr. Sec. Nts., Series B, 4/15/14                2,250,000     2,199,375
8.875% Sr. Nts., Series B, 4/1/08                      1,900,000     2,014,000
9.25% Sr. Sec. Debs., Series B, 9/1/12                   283,000       307,763
------------------------------------------------------------------------------
American Pad & Paper Co.,
13% Sr. Sub. Nts., Series B, 11/15/05 1,2                200,000            --
------------------------------------------------------------------------------
Cenveo Corp.,
7.875% Sr. Sub. Nts., 12/1/13                          1,600,000     1,552,000
------------------------------------------------------------------------------
Comforce Operating, Inc.,
12% Sr. Nts., Series B, 12/1/07 1                        350,000       350,438
------------------------------------------------------------------------------
Corrections Corp. of America:
6.25% Sr. Unsec. Sub. Nts., 3/15/13                      890,000       885,550
7.50% Sr. Nts., 5/1/11                                   500,000       520,000
------------------------------------------------------------------------------
Mail-Well I Corp.,
9.625% Sr. Nts., 3/15/12                                 600,000       651,000
                                                                  ------------
                                                                     8,708,501

------------------------------------------------------------------------------
ELECTRICAL EQUIPMENT--0.3%
Belden & Blake Corp.,
8.75% Sec. Nts., 7/15/12                                 650,000       666,250
------------------------------------------------------------------------------
Dayton Superior Corp.,
13% Sr. Unsec. Sub. Nts., 6/15/09                        100,000        76,000
------------------------------------------------------------------------------
General Cable Corp.,
9.50% Sr. Nts., 11/15/10 1                               500,000       532,500

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
ELECTRICAL EQUIPMENT Continued
UCAR Finance, Inc.,
10.25% Sr. Nts., 2/15/12                            $    400,000  $    424,500
                                                                  ------------
                                                                     1,699,250

------------------------------------------------------------------------------
INDUSTRIAL CONGLOMERATES--0.1%
Great Lakes Dredge & Dock Co.,
7.75% Sr. Unsec. Sub. Nts., 12/15/13                     250,000       226,563
------------------------------------------------------------------------------
MACHINERY--1.0%
Douglas Dynamics LLC,
7.75% Sr. Nts., 1/15/12 3                                600,000       582,000
------------------------------------------------------------------------------
Greenbrier Cos., Inc.,
8.375% Sr. Unsec. Nts., 5/15/15                          740,000       758,500
------------------------------------------------------------------------------
Manitowoc Co., Inc. (The):
7.125% Sr. Nts., 11/1/13                                 150,000       154,875
10.50% Sr. Sub. Nts., 8/1/12                             520,000       579,800
------------------------------------------------------------------------------
Milacron Escrow Corp.,
11.50% Sr. Sec. Nts., 5/15/11                          1,700,000     1,462,000
------------------------------------------------------------------------------
Navistar International Corp.,
7.50% Sr. Nts., 6/15/11                                  200,000       191,500
------------------------------------------------------------------------------
NMHG Holding Co.,
10% Sr. Nts., 5/15/09                                    600,000       642,000
------------------------------------------------------------------------------
Trinity Industries, Inc.,
6.50% Sr. Nts., 3/15/14                                1,000,000       990,000
                                                                  ------------
                                                                     5,360,675

------------------------------------------------------------------------------
MARINE--0.0%
Navigator Gas Transport plc, 10.50%
First Priority Ship Mtg. Nts., 6/30/07 1,2               191,000       216,785
------------------------------------------------------------------------------
WPO Shipholding Co. LLC,
12% Sr. Sec. Nts., 7/15/05 1,2                           700,000         3,920
                                                                  ------------
                                                                       220,705

------------------------------------------------------------------------------
ROAD & RAIL--0.5%
Kansas City Southern Railway Co. (The),
7.50% Sr. Nts., 6/15/09                                  500,000       518,750
------------------------------------------------------------------------------
Stena AB:
7% Sr. Unsec. Nts., 12/1/16                              150,000       138,000
7.50% Sr. Unsec. Nts., 11/1/13                           928,000       895,520
9.625% Sr. Nts., 12/1/12                               1,100,000     1,200,375
                                                                  ------------
                                                                     2,752,645

------------------------------------------------------------------------------
TRADING COMPANIES & DISTRIBUTORS--0.5%
United Rentals, Inc.,
7% Sr. Sub. Nts., 2/15/14                              3,100,000     2,914,000
------------------------------------------------------------------------------
TRANSPORTATION INFRASTRUCTURE--0.1%
Horizon Lines LLC, 9% Nts., 11/1/12                      473,000       500,198

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
INFORMATION TECHNOLOGY--4.0%
------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT--0.7%
Lucent Technologies, Inc.,
6.45% Unsec. Debs., 3/15/29                         $  4,500,000  $  3,881,250
------------------------------------------------------------------------------
Orion Network Systems, Inc.,
12.50% Sr. Unsub. Disc. Nts., 1/15/07 2                1,150,000        11,500
                                                                  ------------
                                                                     3,892,750

------------------------------------------------------------------------------
COMPUTERS & PERIPHERALS--0.2%
Seagate Technology Hdd Holdings,
8% Sr. Nts., 5/15/09                                     700,000       738,500
------------------------------------------------------------------------------
ELECTRONIC EQUIPMENT & INSTRUMENTS--1.0%
Flextronics International Ltd.,
6.25% Sr. Sub. Nts., 11/15/14                          2,700,000     2,676,375
------------------------------------------------------------------------------
Loews Cineplex Entertainment Corp.,
9% Sr. Unsec. Sub. Nts., 8/1/14                          875,000       888,125
------------------------------------------------------------------------------
Sanmina-SCI Corp.,
6.75% Unsec. Sub. Nts., 3/1/13                           920,000       879,750
------------------------------------------------------------------------------
Sensus Metering System, Inc.,
8.625% Sr. Unsec. Sub. Nts., 12/15/13                  1,000,000       890,000
                                                                  ------------
                                                                     5,334,250

------------------------------------------------------------------------------
INTERNET SOFTWARE & SERVICES--0.0%
Exodus Communications, Inc.,
10.75% Sr. Nts., 12/15/09 1,2 [EUR]                      846,550         2,506
------------------------------------------------------------------------------
NorthPoint Communications Group, Inc.,
12.875% Nts., 2/15/10 1,2                                240,208            --
------------------------------------------------------------------------------
PSINet, Inc., 10.50%
Sr. Unsec. Nts., 12/1/06 1,2 [EUR]                     1,000,000            --
                                                                  ------------
                                                                         2,506

------------------------------------------------------------------------------
IT SERVICES--1.3%
DI Finance/DynCorp International
LLC, 9.50% Sr. Unsec. Sub. Nts.,
Series B, 2/15/13                                      1,300,000     1,358,500
------------------------------------------------------------------------------
Iron Mountain, Inc.,
8.625% Sr. Unsec. Sub. Nts., 4/1/13                    1,000,000     1,047,500
------------------------------------------------------------------------------
SunGard Data Systems, Inc.:
9.125% Sr. Unsec. Nts., 8/15/13 3                      2,130,000     2,215,200
10.25% Sr. Sub. Nts., 8/15/15 3                        2,390,000     2,401,950
                                                                  ------------
                                                                     7,023,150

------------------------------------------------------------------------------
SEMICONDUCTORS & SEMICONDUCTOR EQUIPMENT--0.8%
Advanced Micro Devices, Inc.,
7.75% Sr. Unsec. Nts., 11/1/12                         3,050,000     3,095,750
------------------------------------------------------------------------------
Amkor Technology, Inc.,
9.25% Sr. Unsec. Sub. Nts., 2/15/08                    1,431,000     1,395,225
                                                                  ------------
                                                                     4,490,975

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
MATERIALS--10.9%
------------------------------------------------------------------------------
CHEMICALS--3.4%
ClimaChem, Inc.,
10.75% Sr. Unsec. Nts.,
Series B, 12/1/07 1                                 $    250,000  $    200,000
------------------------------------------------------------------------------
Crompton Corp., 9.875%
Sr. Nts., 8/1/12                                         800,000       917,000
------------------------------------------------------------------------------
Equistar Chemicals LP/Equistar
Funding Corp.:
8.75% Sr. Unsec. Nts., 2/15/09                           400,000       423,000
10.125% Sr. Unsec. Nts., 9/1/08                           57,000        62,130
10.625% Sr. Unsec. Nts., 5/1/11                        1,400,000     1,547,000
------------------------------------------------------------------------------
Huntsman Corp./ICI Chemical Co. plc:
10.125% Sr. Unsec. Sub. Nts.,
7/1/09 [EUR]                                              62,000        76,200
10.125% Sr. Unsec. Sub. Nts., 7/1/09                   1,645,000     1,706,688
------------------------------------------------------------------------------
Huntsman International LLC:
7.375% Sr. Sub. Nts., 1/1/15 3                         2,200,000     2,134,000
9.875% Sr. Nts., 3/1/09                                2,000,000     2,120,000
------------------------------------------------------------------------------
Huntsman LLC:
11.50% Sr. Unsec. Nts., 7/15/12 6                        332,000       377,650
11.625% Sr. Unsec. Nts., 10/15/10                         37,000        42,319
------------------------------------------------------------------------------
IMC Global, Inc.:
10.875% Sr. Unsec. Nts., 8/1/13                           57,000        65,764
10.875% Sr. Unsec. Nts., Series B, 6/1/08                 11,000        12,238
------------------------------------------------------------------------------
Innophos, Inc.,
9.625% Sr. Sub. Nts., 8/15/14 3,6                      1,000,000     1,012,500
------------------------------------------------------------------------------
ISP Chemco, Inc.,
10.25% Sr. Unsec. Sub. Nts., 7/1/11                      500,000       535,000
------------------------------------------------------------------------------
ISP Holdings, Inc.,
10.625% Sr. Sec. Nts., 12/15/09                          300,000       316,500
------------------------------------------------------------------------------
KI Holdings, Inc., 0%/9.875% Sr. Unsec.
Sub. Disc. Nts., 11/15/14 5                              750,000       495,000
------------------------------------------------------------------------------
Lyondell Chemical Co.:
9.50% Sec. Nts., 12/15/08 1                               34,000        35,785
9.50% Sr. Sec. Nts., 12/15/08 1                           59,000        62,171
9.625% Sr. Sec. Nts., Series A, 5/1/07                 1,000,000     1,048,750
10.50% Sr. Sec. Nts., 6/1/13                             800,000       913,000
11.125% Sr. Sec. Nts., 7/15/12                           300,000       337,125
------------------------------------------------------------------------------
Millennium America, Inc.,
9.25% Sr. Unsec. Sub. Nts., 6/15/08                      711,000       770,546
------------------------------------------------------------------------------
Resolution Performance Products LLC:
8% Sr. Sec. Nts., 12/15/09                               450,000       461,250
13.50% Sr. Unsec. Sub. Nts., 11/15/10                    300,000       318,750
------------------------------------------------------------------------------
Rhodia SA,
10.25% Sr. Unsec. Nts., 6/1/10                           390,000       429,000
------------------------------------------------------------------------------
Rockwood Specialties Group, Inc.:
7.50% Sr. Sub. Nts., 11/15/14                            400,000       400,500
10.625% Sr. Unsec. Sub. Nts., 5/15/11                    291,000       320,464
------------------------------------------------------------------------------
Sterling Chemicals, Inc.,
10% Sr. Sec. Nts., 12/19/07 1,7                          173,321       167,255
------------------------------------------------------------------------------
Tronox Worldwide LLC/Tronox
Finance Corp., 9.50% Sr. Nts., 12/1/12 3                 955,000       978,875

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
CHEMICALS Continued
Westlake Chemical Corp.,
8.75% Sr. Nts., 7/15/11                             $    260,000  $    279,500
                                                                  ------------
                                                                    18,565,960

------------------------------------------------------------------------------
CONSTRUCTION MATERIALS--0.2%
NTK Holdings, Inc.,
0%/10.75% Sr. Disc. Nts., 3/1/14 5                     1,420,000       894,600
------------------------------------------------------------------------------
CONTAINERS & PACKAGING--3.1%
Crown Americas, Inc.,
7.75% Sr. Nts., 11/15/15 3                               760,000       790,400
------------------------------------------------------------------------------
Graham Packaging Co., Inc.:
8.50% Sr. Unsec. Nts., 10/15/12                          350,000       346,500
9.875% Sr. Unsec. Sub. Nts., 10/15/14                    600,000       588,000
------------------------------------------------------------------------------
Graphic Packaging International Corp.:
8.50% Sr. Nts., 8/15/11                                1,000,000     1,007,500
9.50% Sr. Sub. Nts., 8/15/13                             700,000       672,000
------------------------------------------------------------------------------
Jefferson Smurfit Corp.:
7.50% Sr. Unsec. Unsub. Nts., 6/1/13                     350,000       323,750
8.25% Sr. Unsec. Nts., 10/1/12                         1,950,000     1,881,750
------------------------------------------------------------------------------
MDP Acquisitions plc,
9.625% Sr. Nts., 10/1/12                                 800,000       804,000
------------------------------------------------------------------------------
Owens-Brockway Glass Container, Inc.:
7.75% Sr. Sec. Nts., 5/15/11                             500,000       524,375
8.25% Sr. Unsec. Nts., 5/15/13                           557,000       577,888
8.75% Sr. Sec. Nts., 11/15/12                          1,350,000     1,458,000
8.875% Sr. Sec. Nts., 2/15/09                            300,000       314,625
------------------------------------------------------------------------------
Pliant Corp.:
11.125% Sr. Sec. Nts., 9/1/09 2                          600,000       537,000
11.625% Sr. Sec. Nts., 6/15/09 2,7                       540,268       575,385
------------------------------------------------------------------------------
Solo Cup Co.,
8.50% Sr. Sub. Nts., 2/15/14                           1,050,000       924,000
------------------------------------------------------------------------------
Stone Container Corp.:
8.375% Sr. Nts., 7/1/12                                  750,000       729,375
9.25% Sr. Unsec. Nts., 2/1/08                          1,000,000     1,030,000
9.75% Sr. Unsec. Nts., 2/1/11                          1,000,000     1,015,000
------------------------------------------------------------------------------
Stone Container Finance Co. of Canada II,
7.375% Sr. Unsec. Nts., 7/15/14                          300,000       274,500
------------------------------------------------------------------------------
Tekni-Plex, Inc.,
10.875% Sr. Sec. Nts., 8/15/12 3                         290,000       317,550
------------------------------------------------------------------------------
TriMas Corp.,
9.875% Sr. Unsec. Sub. Nts., 6/15/12                   2,300,000     1,909,000
                                                                  ------------
                                                                    16,600,598

------------------------------------------------------------------------------
METALS & MINING--2.8%
AK Steel Corp.:
7.75% Sr. Unsec. Nts., 6/15/12                         3,007,000     2,728,853
7.875% Sr. Unsec. Nts., 2/15/09                          300,000       286,500
------------------------------------------------------------------------------
Century Aluminum Co.,
7.50% Sr. Unsec. Nts., 8/15/14                         1,000,000       990,000
------------------------------------------------------------------------------
Gibraltar Industries, Inc.,
8% Sr. Sub. Nts., 12/1/15 1                              575,000       579,313
------------------------------------------------------------------------------
IMCO Recycling, Inc.,
10.375% Sr. Sec. Nts., 10/15/10                          700,000       768,250

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
METALS & MINING Continued
IPSCO, Inc., 8.75% Sr. Nts., 6/1/13                 $    300,000  $    330,000
------------------------------------------------------------------------------
Ispat Inland ULC,
9.75% Sr. Sec. Nts., 4/1/14                            1,364,000     1,551,550
------------------------------------------------------------------------------
Jorgensen (Earle M.) Co.,
9.75% Sr. Sec. Nts., 6/1/12                              800,000       860,000
------------------------------------------------------------------------------
Kaiser Aluminum & Chemical Corp.,
10.875% Sr. Nts., Series B, 10/15/06 2                 1,000,000     1,015,000
------------------------------------------------------------------------------
Koppers Industry, Inc.,
9.875% Sr. Sec. Nts., 10/15/13                           900,000       981,000
------------------------------------------------------------------------------
Northwest Pipeline Corp.,
8.125% Sr. Nts., 3/1/10                                  200,000       213,000
------------------------------------------------------------------------------
Novelis, Inc., 7.25% Sr. Nts., 2/15/15 3,6             2,215,000     2,076,563
------------------------------------------------------------------------------
Oregon Steel Mills, Inc.,
10% Sr. Nts., 7/15/09                                  1,300,000     1,397,500
------------------------------------------------------------------------------
Steel Dynamics, Inc.,
9.50% Sr. Nts., 3/15/09                                  400,000       423,000
------------------------------------------------------------------------------
United States Steel Corp.:
9.75% Sr. Nts., 5/15/10                                  505,000       551,713
10.75% Sr. Nts., 8/1/08                                  389,000       431,790
                                                                  ------------
                                                                    15,184,032

------------------------------------------------------------------------------
PAPER & FOREST PRODUCTS--1.4%
Abitibi-Consolidated, Inc.,
8.55% Nts., 8/1/10                                       300,000       305,250
------------------------------------------------------------------------------
Appleton Papers, Inc.,
8.125% Sr. Nts., 6/15/11                                 600,000       586,500
------------------------------------------------------------------------------
Buckeye Technologies, Inc.,
8.50% Sr. Nts., 10/1/13                                  350,000       351,750
------------------------------------------------------------------------------
Georgia-Pacific Corp.:
7.75% Sr. Unsec. Nts., 11/15/29                        2,000,000     1,835,000
8.125% Sr. Unsec. Nts., 5/15/11                        1,300,000     1,308,125
------------------------------------------------------------------------------
Inland Fiber Group LLC,
9.625% Sr. Unsec. Nts., 11/15/07 1,2                   1,700,000       892,500
------------------------------------------------------------------------------
JSG Holding plc,
11.50% Sr. Nts., 10/1/15 3,7 [EUR]                       291,088       318,771
------------------------------------------------------------------------------
Mercer International, Inc.,
9.25% Sr. Nts., 2/15/13                                  620,000       525,450
------------------------------------------------------------------------------
Norske Skog Canada Ltd.,
7.375% Sr. Unsec. Nts., 3/1/14                           600,000       528,000
------------------------------------------------------------------------------
Tembec Industries, Inc.:
7.75% Sr. Nts., 3/15/12                                  700,000       378,000
8.50% Sr. Unsec. Nts., 2/1/11                            149,000        83,440
------------------------------------------------------------------------------
Western Forest Products, Inc.,
15% Sec. Nts., 7/28/09 3,7                               432,430       464,862
                                                                  ------------
                                                                     7,577,648

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
TELECOMMUNICATION SERVICES--9.8%
------------------------------------------------------------------------------
DIVERSIFIED TELECOMMUNICATION SERVICES--3.2%
American Tower Corp.,
7.125% Sr. Unsec. Nts., 10/15/12                    $    500,000  $    517,500
------------------------------------------------------------------------------
Intelsat Bermuda Ltd.,
8.625% Sr. Nts., 1/15/15 3                             2,580,000     2,618,700
------------------------------------------------------------------------------
MCI, Inc., 7.688% Sr. Unsec. Nts., 5/1/09 6              600,000       621,000
------------------------------------------------------------------------------
PanAmSat Corp.,
9% Sr. Unsec. Nts., 8/15/14                            1,300,000     1,368,250
------------------------------------------------------------------------------
PanAmSat Holding Corp., 0%/10.375%
Sr. Unsec. Disc. Nts., 11/1/14 5                         750,000       528,750
------------------------------------------------------------------------------
Qwest Capital Funding, Inc.:
7.25% Unsec. Unsub. Nts., 2/15/11                        900,000       915,750
7.90% Unsec. Nts., 8/15/10                             2,357,000     2,451,280
------------------------------------------------------------------------------
Qwest Communications International, Inc.:
3.50% Cv. Sr. Unsec. Bonds, 11/15/25                     635,000       738,981
7.25% Sr. Unsec. Sub. Nts., 2/15/11 6                    600,000       615,000
------------------------------------------------------------------------------
Qwest Corp.,
8.875% Unsec. Unsub. Nts., 3/15/12 6                   3,200,000     3,624,000
------------------------------------------------------------------------------
Teligent, Inc., 11.50% Sr. Nts., 12/1/07 1,2             400,000            --
------------------------------------------------------------------------------
Time Warner Telecom Holdings, Inc.,
9.25% Sr. Unsec. Unsub. Nts., 2/15/14                  1,850,000     1,961,000
------------------------------------------------------------------------------
Time Warner Telecom, Inc.,
10.125% Sr. Unsec. Sub. Nts., 2/1/11                   1,100,000     1,157,750
------------------------------------------------------------------------------
Valor Telecommunications Enterprises LLC,
7.75% Sr. Unsec. Sub. Nts., 2/15/15                      445,000       467,250
------------------------------------------------------------------------------
Winstar Communications, Inc.,
12.75% Sr. Nts., 4/15/10 1,2                           1,000,000        15,000
                                                                  ------------
                                                                    17,600,211

------------------------------------------------------------------------------
WIRELESS TELECOMMUNICATION SERVICES--6.6%
Alamosa Delaware, Inc.:
8.50% Sr. Nts., 1/31/12                                  500,000       543,125
11% Sr. Unsec. Nts., 7/31/10                              57,000        64,553
12.50% Sr. Unsec. Nts., 2/1/11                           100,000       108,500
------------------------------------------------------------------------------
American Cellular Corp.,
10% Sr. Nts., Series B, 8/1/11                         2,110,000     2,299,900
------------------------------------------------------------------------------
American Tower Corp.,
7.50% Sr. Nts., 5/1/12                                 1,650,000     1,732,500
------------------------------------------------------------------------------
American Tower Escrow Corp.,
12.25% Sr. Sub. Disc. Nts., 8/1/08 8                   1,400,000     1,102,500
------------------------------------------------------------------------------
AT&T Corp.:
9.05% Sr. Unsec. Nts., 11/15/11 6                      1,576,000     1,746,418
9.75% Sr. Nts., 11/15/31 6                             1,500,000     1,889,774
------------------------------------------------------------------------------
CellNet Data Systems, Inc.,
Sr. Unsec. Disc. Nts., 10/1/07 1,2                     1,834,000            --
------------------------------------------------------------------------------
Centennial Cellular Operating Co.
LLC/Centennial Communications Corp.,
10.125% Sr. Nts., 6/15/13                              1,700,000     1,857,250

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
WIRELESS TELECOMMUNICATION SERVICES Continued
Dobson Cellular Systems, Inc.,
8.375% Sr. Sec. Nts., 11/1/11                       $    470,000  $    501,138
------------------------------------------------------------------------------
Dobson Communications Corp.:
8.40% Sr. Nts., 10/15/12 3,6                             290,000       290,000
8.875% Sr. Nts., 10/1/13                                 369,000       369,923
------------------------------------------------------------------------------
IWO Holdings, Inc.,
7.90% Sr. Sec. Nts., 1/15/12 6                           220,000       229,350
------------------------------------------------------------------------------
Loral Skynet Corp.,
14% Sr. Sec. Nts., 10/15/15 7                            198,000       239,580
------------------------------------------------------------------------------
Nextel Communications, Inc.,
7.375% Sr. Nts., Series D, 8/1/15                      7,490,000     7,910,504
------------------------------------------------------------------------------
Nextel Partners, Inc.,
8.125% Sr. Nts., 7/1/11                                  700,000       751,625
------------------------------------------------------------------------------
Rogers Wireless, Inc.:
6.375% Sec. Nts., 3/1/14                               2,100,000     2,115,750
7.50% Sec. Nts., 3/15/15                                 900,000       976,500
8% Sr. Sub. Nts., 12/15/12                               600,000       638,250
------------------------------------------------------------------------------
Rural Cellular Corp.:
9.75% Sr. Sub. Nts., 1/15/10                           1,957,000     1,986,355
9.875% Sr. Nts., 2/1/10                                2,600,000     2,756,000
------------------------------------------------------------------------------
SBA Communications Corp.,
8.50% Sr. Unsec. Nts., Cl. A, 12/1/12                    909,000     1,013,535
------------------------------------------------------------------------------
SBA Telecommunications, Inc./SBA
Communications Corp.,
0%/9.75% Sr. Disc. Nts., 12/15/11 5                    1,540,000     1,436,050
------------------------------------------------------------------------------
Triton PCS, Inc.,
8.50% Sr. Unsec. Nts., 6/1/13                          1,222,000     1,142,570
------------------------------------------------------------------------------
UbiquiTel Operating Co.,
9.875% Sr. Nts., 3/1/11                                1,100,000     1,223,750
------------------------------------------------------------------------------
US Unwired, Inc.,
10% Sr. Sec. Nts., 6/15/12                               500,000       565,000
                                                                  ------------
                                                                    35,490,400

------------------------------------------------------------------------------
UTILITIES--4.5%
------------------------------------------------------------------------------
ELECTRIC UTILITIES--2.9%
AES Corp. (The),
8.75% Sr. Sec. Nts., 5/15/13 3                         1,150,000     1,257,813
------------------------------------------------------------------------------
Calpine Corp., Sr. Sec. Nts., 7/15/07 2,3              1,393,915     1,139,526
------------------------------------------------------------------------------
CMS Energy Corp.:
7.50% Sr. Nts., 1/15/09                                  357,000       369,495
7.75% Sr. Nts., 8/1/10                                   400,000       421,500
------------------------------------------------------------------------------
ESI Tractebel Acquisition Corp.,
7.99% Sec. Bonds, Series B, 12/30/11                     842,000       887,929
------------------------------------------------------------------------------
FPL Energy National Wind Power LLC:
5.608% Nts., 3/10/24 3                                   522,925       522,459
6.125% Nts., 3/25/19 3                                   301,909       296,069
------------------------------------------------------------------------------
Midwest Generation LLC,
8.75% Sr. Sec. Nts., 5/1/34                            3,900,000     4,314,375

                                                       PRINCIPAL         VALUE
                                                          AMOUNT    SEE NOTE 1
------------------------------------------------------------------------------
ELECTRIC UTILITIES Continued
Mirant Americas Generation LLC,
8.30% Sr. Unsec. Nts., 5/1/11 2                     $    200,000  $    254,000
------------------------------------------------------------------------------
MSW Energy Holdings II LLC/MSW
Energy Finance Co. II, Inc.,
7.375% Sr. Sec. Nts., Series B, 9/1/10                   700,000       722,750
------------------------------------------------------------------------------
MSW Energy Holdings LLC/MSW
Energy Finance Co., Inc.,
8.50% Sr. Sec. Nts., 9/1/10                              400,000       428,000
------------------------------------------------------------------------------
NRG Energy, Inc.,
8% Sr. Sec. Nts., 12/15/13                               380,000       425,600
------------------------------------------------------------------------------
Reliant Energy, Inc.,
6.75% Sr. Sec. Nts., 12/15/14                            500,000       438,750
------------------------------------------------------------------------------
Reliant Resources, Inc.:
9.25% Sr. Sec. Nts., 7/15/10                             657,000       660,285
9.50% Sr. Sec. Nts., 7/15/13                             700,000       705,250
------------------------------------------------------------------------------
Sierra Pacific Resources,
6.75% Sr. Nts., 8/15/17 3                              2,081,000     2,081,000
------------------------------------------------------------------------------
Texas Genco LLC,
6.875% Sr. Nts., 12/15/14 3                              594,000       645,975
                                                                  ------------
                                                                    15,570,776

------------------------------------------------------------------------------
ENERGY TRADERS--0.1%
Mirant North America LLC,
7.375% Sr. Nts., 12/31/13 3                              360,000       365,850
------------------------------------------------------------------------------
GAS UTILITIES--0.1%
SEMCO Energy, Inc.,
7.125% Sr. Nts., 5/15/08                                 400,000       408,477
------------------------------------------------------------------------------
MULTI-UTILITIES & UNREGULATED POWER--1.4%
AES Red Oak LLC:
8.54% Sr. Sec. Bonds, Series A,
11/30/19 1,9                                           1,007,001     1,112,736
9.20% Sr. Sec. Bonds, Series B, 11/30/29 1               500,000       565,000
------------------------------------------------------------------------------
Dynegy Holdings, Inc.:
6.875% Sr. Unsec. Unsub. Nts., 4/1/11                    901,000       891,990
8.75% Sr. Nts., 2/15/12                                  424,000       460,040
10.125% Sr. Sec. Nts., 7/15/13 3                       3,100,000     3,518,500
------------------------------------------------------------------------------
Mirant Mid-Atlantic LLC,
8.625% Sec. Pass-Through Certificates,
Series A, 6/30/12 2                                      771,107       833,044
------------------------------------------------------------------------------
NorthWestern Corp.,
5.875% Sr. Sec. Nts., 11/1/14                            580,000       583,990
                                                                  ------------
                                                                     7,965,300
                                                                  ------------
Total Corporate Bonds and Notes
(Cost $468,466,952)                                                467,052,401

                                                                         VALUE
                                                          SHARES    SEE NOTE 1
------------------------------------------------------------------------------
PREFERRED STOCKS--0.8%
------------------------------------------------------------------------------
AmeriKing, Inc., 13% Cum. Sr.
Exchangeable, Non-Vtg. 1,10                               13,764  $         --
------------------------------------------------------------------------------
Dobson Communications Corp., 6%
Cv., Series F (converts into Dobson
Communications Corp., Cl. A common
stock), Non-Vtg. 3                                           885       151,335
------------------------------------------------------------------------------
e.spire Communications, Inc., 12.75%
Jr. Redeemable, Non-Vtg. 1,10                                498            50
------------------------------------------------------------------------------
Eagle-Picher Holdings, Inc., 11.75% Cum.
Exchangeable, Series B, Non-Vtg. 1,10                      8,000        10,000
------------------------------------------------------------------------------
ICG Holdings, Inc., 14.25% Exchangeable,
Non-Vtg. 1,10                                                342            --
------------------------------------------------------------------------------
Loral Skynet Corp., 12% Cum., Series A,
Non Vtg. 1,10                                              1,634       305,967
------------------------------------------------------------------------------
McLeodUSA, Inc., 2.50% Cv., Series A 1,10                  3,258           130
------------------------------------------------------------------------------
Pacific & Atlantic Holdings, Inc., 7.50%
Cum. Cv., Series A 1,7                                    23,546            --
------------------------------------------------------------------------------
Paxson Communications Corp.:
14.25% Cum. Jr. Exchangeable,
Non-Vtg. 1,7                                                 212     1,844,930
14.25% Cum. Jr. Exchangeable,
Non-Vtg. 1,10                                                  1         8,286
------------------------------------------------------------------------------
PTV, Inc., 10% Cum., Series A,
Non-Vtg. 1,10                                                 22            46
------------------------------------------------------------------------------
Rural Cellular Corp., 11.375% Cum.,
Series B, Non-Vtg. 7                                         245       282,363
------------------------------------------------------------------------------
Sovereign Real Estate Investment Trust,
12% Non-Cum., Series A 1                                  10,000     1,442,500
                                                                  ------------
Total Preferred Stocks (Cost $4,928,964)                             4,045,607

------------------------------------------------------------------------------
COMMON STOCKS--2.9%
------------------------------------------------------------------------------
Allegheny Technologies, Inc.                               3,310       119,425
------------------------------------------------------------------------------
Amerada Hess Corp.                                           895       113,504
------------------------------------------------------------------------------
Aon Corp.                                                  3,068       110,295
------------------------------------------------------------------------------
Apache Corp.                                               1,649       112,989
------------------------------------------------------------------------------
Apple Computer, Inc. 10                                    1,549       111,358
------------------------------------------------------------------------------
Ashland, Inc.                                              1,962       113,600
------------------------------------------------------------------------------
Avaya, Inc. 10                                            10,011       106,817
------------------------------------------------------------------------------
Broadwing Corp. 10                                           494         2,989
------------------------------------------------------------------------------
Burlington Northern Santa Fe Corp.                         1,689       119,615
------------------------------------------------------------------------------
Burlington Resources, Inc.                                 1,510       130,162
------------------------------------------------------------------------------
Cebridge Connections Holding LLC 1,10                      2,645            --
------------------------------------------------------------------------------
Centex Corp.                                               1,521       108,736
------------------------------------------------------------------------------
Charles River Laboratories
International, Inc. 10                                     8,360       354,213
------------------------------------------------------------------------------
Chesapeake Energy Corp.                                   42,000     1,332,660
------------------------------------------------------------------------------
Chubb Corp.                                                1,157       112,981

                                                                         VALUE
                                                          SHARES    SEE NOTE 1
------------------------------------------------------------------------------
COMMON STOCKS Continued
------------------------------------------------------------------------------
CIGNA Corp.                                                  976  $    109,019
------------------------------------------------------------------------------
Citigroup, Inc.                                              359        17,422
------------------------------------------------------------------------------
Compuware Corp. 10                                        12,250       109,883
------------------------------------------------------------------------------
ConocoPhillips                                             1,800       104,724
------------------------------------------------------------------------------
Covad Communications Group, Inc. 10                       20,660        20,247
------------------------------------------------------------------------------
Coventry Health Care, Inc. 10                              1,893       107,825
------------------------------------------------------------------------------
Cummins, Inc.                                              1,250       112,163
------------------------------------------------------------------------------
D.R. Horton, Inc.                                          3,083       110,156
------------------------------------------------------------------------------
Devon Energy Corp.                                         1,800       112,572
------------------------------------------------------------------------------
Dobson Communications Corp., Cl. A 10                     43,391       325,433
------------------------------------------------------------------------------
Dow Chemical Co. (The)                                    13,000       569,660
------------------------------------------------------------------------------
E*TRADE Financial Corp. 10                                 5,617       117,171
------------------------------------------------------------------------------
Eastman Chemical Co.                                       2,014       103,902
------------------------------------------------------------------------------
Edison International, Inc.                                 2,458       107,193
------------------------------------------------------------------------------
EOG Resources, Inc.                                        1,496       109,762
------------------------------------------------------------------------------
Express Scripts, Inc. 10                                   1,283       107,515
------------------------------------------------------------------------------
Globix Corp. 10                                           11,467        15,480
------------------------------------------------------------------------------
Goodyear Tire & Rubber Co. (The) 10                    6,580       114,360
------------------------------------------------------------------------------
Gulfstream Holding, Inc. 1,10                                 56            --
------------------------------------------------------------------------------
Halliburton Co.                                            1,711       106,014
------------------------------------------------------------------------------
Hartford Financial Services Group, Inc.
(The)                                                      1,274       109,424
------------------------------------------------------------------------------
Horizon Natural Resources Co. 1,10                        20,000            --
------------------------------------------------------------------------------
Huntsman Corp. 1,10                                       19,570       320,146
------------------------------------------------------------------------------
ICO Global Communication
Holdings Ltd. 10                                          42,107       263,590
------------------------------------------------------------------------------
iPCS, Inc. 10                                             10,189       491,619
------------------------------------------------------------------------------
KB Home                                                    1,580       114,803
------------------------------------------------------------------------------
Leap Wireless International, Inc. 10                       1,913        72,464
------------------------------------------------------------------------------
Lehman Brothers Holdings, Inc.                               882       113,046
------------------------------------------------------------------------------
Lennar Corp., Cl. A                                        1,902       116,060
------------------------------------------------------------------------------
Liberty Global, Inc., Series A                             8,343       187,718
------------------------------------------------------------------------------
Liberty Global, Inc., Series C 10                          8,343       176,872
------------------------------------------------------------------------------
Loews Corp.                                                1,148       108,888
------------------------------------------------------------------------------
Loral Space & Communications Ltd. 10                  12,388       349,961
------------------------------------------------------------------------------
Louisiana-Pacific Corp.                                    4,064       111,638
------------------------------------------------------------------------------
Magellan Health Services, Inc. 10                         10,104       317,771
------------------------------------------------------------------------------
Manitowoc Co., Inc. (The)                                  1,039        52,179
------------------------------------------------------------------------------
Marathon Oil Corp.                                         1,844       112,429
------------------------------------------------------------------------------
MCI, Inc.                                                  1,629        32,140
------------------------------------------------------------------------------
Motorola, Inc.                                             4,759       107,506
------------------------------------------------------------------------------
National Semiconductor Corp.                               3,993       103,738
------------------------------------------------------------------------------
Nordstrom, Inc.                                            3,063       114,556
------------------------------------------------------------------------------
Norfolk Southern Corp.                                     2,545       114,092
------------------------------------------------------------------------------
Novell, Inc. 10                                           13,337       117,766

                                                                         VALUE
                                                          SHARES    SEE NOTE 1
------------------------------------------------------------------------------
COMMON STOCKS Continued
------------------------------------------------------------------------------
NTL, Inc. 10                                              18,902  $  1,286,848
------------------------------------------------------------------------------
Nucor Corp.                                                1,648       109,955
------------------------------------------------------------------------------
NVIDIA Corp. 10                                            3,078       112,532
------------------------------------------------------------------------------
Occidental Petroleum Corp.                                 1,371       109,515
------------------------------------------------------------------------------
Office Depot, Inc. 10                                      3,751       117,781
------------------------------------------------------------------------------
Orbital Sciences Corp. 10                                  2,235        28,697
------------------------------------------------------------------------------
Phelps Dodge Corp.                                           804       115,671
------------------------------------------------------------------------------
Pioneer Cos., Inc. 10                                     10,688       320,319
------------------------------------------------------------------------------
Polymer Group, Inc., Cl. A 10                             24,040       576,720
------------------------------------------------------------------------------
Prandium, Inc. 1,10                                       62,829           628
------------------------------------------------------------------------------
Prudential Financial, Inc.                                 1,465       107,223
------------------------------------------------------------------------------
Pulte Homes, Inc.                                          2,650       104,304
------------------------------------------------------------------------------
Reebok International Ltd.                                  1,944       113,199
------------------------------------------------------------------------------
Rowan Cos., Inc.                                           3,001       106,956
------------------------------------------------------------------------------
Sterling Chemicals, Inc. 1,10                                396         4,950
------------------------------------------------------------------------------
Sunoco, Inc.                                               1,354       106,127
------------------------------------------------------------------------------
Teco Energy, Inc.                                         20,000       343,600
------------------------------------------------------------------------------
Telewest Global, Inc. 10                                  76,326     1,818,085
------------------------------------------------------------------------------
Telus Corp.                                                1,079        43,441
------------------------------------------------------------------------------
TVMAX Holdings, Inc. 1,10                                  7,500         7,500
------------------------------------------------------------------------------
United States Steel Corp.                                  2,336       112,292
------------------------------------------------------------------------------
UnumProvident Corp.                                        5,019       114,182
------------------------------------------------------------------------------
Valero Energy Corp.                                        2,212       114,139
------------------------------------------------------------------------------
Viatel Holding (Bermuda) Ltd. 1,10                         2,701            88
------------------------------------------------------------------------------
Western Forest Products, Inc. 10                          85,047       133,886
------------------------------------------------------------------------------
Williams Cos., Inc. (The)                                 20,000       463,400
------------------------------------------------------------------------------
WRC Media Corp. 1,10                                       1,353            27
------------------------------------------------------------------------------
XO Communications, Inc. 10                                 2,646         4,816
                                                                  ------------
Total Common Stocks
(Cost $15,081,636)                                                  15,515,132

                                                           UNITS
------------------------------------------------------------------------------
RIGHTS, WARRANTS AND CERTIFICATES--0.1%
------------------------------------------------------------------------------
American Tower Corp. Wts.,
Exp. 8/1/08 3,10                                           1,400       535,870
------------------------------------------------------------------------------
ASAT Finance LLC Wts., Exp. 11/1/06 10                       500            --
------------------------------------------------------------------------------
COLO.com, Inc. Wts., Exp. 3/15/10 1,10                       600            --
------------------------------------------------------------------------------
Concentric Network Corp. Wts.,
Exp. 12/15/07 1,10                                           750            --
------------------------------------------------------------------------------
DeCrane Aircraft Holdings, Inc. Wts.,
Exp. 9/30/08 1,10                                          1,750            --
------------------------------------------------------------------------------
Diva Systems Corp. Wts., Exp. 3/1/08 1,10                  1,500            --
------------------------------------------------------------------------------
ICO Global Communication Holdings
Ltd. Wts.:
Exp. 5/16/06 1,10                                         10,561           158
Exp. 5/16/06 1,10                                             16            --

                                                                         VALUE
                                                           UNITS    SEE NOTE 1
------------------------------------------------------------------------------
RIGHTS, WARRANTS AND CERTIFICATES Continued
------------------------------------------------------------------------------
Imperial Credit Industries, Inc. Wts.,
Exp. 1/31/08 1,10                                          5,148  $         --
------------------------------------------------------------------------------
iPCS, Inc. Wts., Exp. 6/15/10 1,10                           750            --
------------------------------------------------------------------------------
Long Distance International, Inc.
Wts., Exp. 4/13/08 3,10                                      800            --
------------------------------------------------------------------------------
Loral Space & Communications Ltd.
Wts., Exp. 1/15/07 1,10                                      800            --
------------------------------------------------------------------------------
McLeodUSA, Inc. Wts., Exp. 4/16/07 10                      7,220            43
------------------------------------------------------------------------------
Ntelos, Inc. Wts., Exp. 8/15/10 1,10                       1,000            --
------------------------------------------------------------------------------
Pathmark Stores, Inc. Wts.,
Exp. 9/19/10 10                                           20,000         5,600
------------------------------------------------------------------------------
Sterling Chemicals, Inc. Wts.,
Exp. 12/19/08 10                                             647            65
------------------------------------------------------------------------------
XO Communications, Inc., Cl. A
Wts., Exp. 1/16/10 10                                      5,300           795
------------------------------------------------------------------------------
XO Communications, Inc., Cl. B
Wts., Exp. 1/16/10 10                                      3,975           398
------------------------------------------------------------------------------
XO Communications, Inc., Cl. C Wts.,
Exp. 1/16/10 10                                            3,975           358
                                                                  ------------
Total Rights, Warrants and Certificates
(Cost $86,502)                                                         543,287
                                                       PRINCIPAL
                                                          AMOUNT
------------------------------------------------------------------------------
STRUCTURED NOTES--3.4%
------------------------------------------------------------------------------
Dow Jones CDX High Yield Index
Pass-Through Certificates:
Series 3-4, 10.50%, 12/29/09 1,11                   $  1,450,000     1,421,000
Series 5-T3, 8.25%, 12/29/10 1,11                     12,000,000    12,030,000
------------------------------------------------------------------------------
Lehman Brothers Holdings, Inc., High
Yield Targeted Return Index Securities,
Series 2005-1, 7.651%, 6/15/15 1,11                    4,478,309     4,667,652
                                                                  ------------
Total Structured Notes
(Cost $18,068,921)                                                  18,118,652

------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS--3.8%
------------------------------------------------------------------------------
Undivided interest of 1.46% in joint repurchase
agreement (Principal Amount/Value $1,414,200,000,
with a maturity value of $1,414,844,247) with UBS
Warburg LLC, 4.10%, dated 12/30/05, to be repur-
chased at $20,613,386 on 1/3/06, collateralized
by Federal Home Loan Mortgage Corp., 5%,
1/1/35, with a value of $157,513,104 and
Federal National Mortgage Assn., 5%--5.50%,
3/1/34--10/1/35, with a value of
$1,301,420,187
(Cost $20,604,000)                                    20,604,000    20,604,000

------------------------------------------------------------------------------
TOTAL INVESTMENTS, AT VALUE
(COST $528,001,354)                                         97.5%  526,582,308
------------------------------------------------------------------------------
OTHER ASSETS NET OF LIABILITIES                              2.5    13,760,204
                                                    --------------------------

NET ASSETS                                                 100.0% $540,342,512
                                                    ==========================

FOOTNOTES TO STATEMENT OF INVESTMENTS

Principal amount is reported in U.S. Dollars, except for those denoted in the following currency:

EUR     Euro

1. Illiquid or restricted security. The aggregate value of illiquid or restricted securities as of December 31, 2005 was $35,656,472, which represents
6.60% of the Fund's net assets, of which $320,774 is considered restricted. See
Note 7 of Notes to Financial Statements.

2. Issue is in default. Non-income producing. See Note 1 of Notes to Financial
Statements.

3. Represents securities sold under Rule 144A, which are exempt from registration under the Securities Act of 1933, as amended. These securities have been determined to be liquid under guidelines established by the Board of
Trustees. These securities amount to $65,691,084 or 12.16% of the Fund's net assets as of December 31, 2005.

4. Received as the result of issuer reorganization.

5. Denotes a step bond: a zero coupon bond that converts to a fixed or variable interest rate at a designated future date.

6. Represents the current interest rate for a variable or increasing rate security.

7. Interest or dividend is paid-in-kind.

8. Zero coupon bond reflects effective yield on the date of purchase.

9. All or a portion of the security is held in collateralized accounts to cover initial margin requirements on open futures sales contracts. The aggregate market value of such securities is $1,027,650. See Note 6 of Notes to Financial
Statements.

10. Non-income producing security.

11. Interest rate represents a weighted average rate comprised of the interest rates of the underlying securities.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF ASSETS AND LIABILITIES  December 31, 2005
--------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
ASSETS
---------------------------------------------------------------------------------------------------------------

Investments, at value (cost $528,001,354)--see accompanying statement of investments             $ 526,582,308
---------------------------------------------------------------------------------------------------------------
Cash                                                                                                 3,092,534
---------------------------------------------------------------------------------------------------------------
Cash used for collateral on futures                                                                    700,000
---------------------------------------------------------------------------------------------------------------
Receivables and other assets:
Interest, dividends and principal paydowns                                                          10,012,330
Shares of beneficial interest sold                                                                     437,725
Other                                                                                                   12,853
                                                                                                 --------------
Total assets                                                                                       540,837,750

---------------------------------------------------------------------------------------------------------------
LIABILITIES
---------------------------------------------------------------------------------------------------------------
Payables and other liabilities:
Shares of beneficial interest redeemed                                                                 301,469
Distribution and service plan fees                                                                      92,666
Shareholder communications                                                                              52,489
Legal, auditing and other professional fees                                                             21,182
Trustees' compensation                                                                                  16,620
Transfer and shareholder servicing agent fees                                                            1,777
Futures margins                                                                                            776
Other                                                                                                    8,259
                                                                                                 --------------
Total liabilities                                                                                      495,238

---------------------------------------------------------------------------------------------------------------
NET ASSETS                                                                                       $ 540,342,512
                                                                                                 ==============

---------------------------------------------------------------------------------------------------------------
COMPOSITION OF NET ASSETS
---------------------------------------------------------------------------------------------------------------
Par value of shares of beneficial interest                                                       $      64,129
---------------------------------------------------------------------------------------------------------------
Additional paid-in capital                                                                         608,542,721
---------------------------------------------------------------------------------------------------------------
Accumulated net investment income                                                                   38,892,209
---------------------------------------------------------------------------------------------------------------
Accumulated net realized loss on investments and foreign currency transactions                    (105,687,479)
---------------------------------------------------------------------------------------------------------------
Net unrealized depreciation on investments and translation of assets and liabilities
 denominated in foreign currencies                                                                  (1,469,068)
                                                                                                 --------------
NET ASSETS                                                                                       $ 540,342,512
                                                                                                 ==============

---------------------------------------------------------------------------------------------------------------
NET ASSET VALUE PER SHARE
---------------------------------------------------------------------------------------------------------------
Non-Service Shares:
Net asset value, redemption price per share and offering price per share
(based on net assets of $384,726,106 and 45,583,621 shares of beneficial interest outstanding)   $        8.44
---------------------------------------------------------------------------------------------------------------
Service Shares:
Net asset value, redemption price per share and offering price per share
(based on net assets of $155,616,406 and 18,545,426 shares of beneficial interest outstanding)   $        8.39

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF OPERATIONS  For the Year Ended December 31, 2005
--------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

INVESTMENT INCOME
---------------------------------------------------------------------------------------------------------------
Interest                                                                                         $  43,816,440
---------------------------------------------------------------------------------------------------------------
Dividends (net of foreign withholding taxes of $117)                                                   332,760
---------------------------------------------------------------------------------------------------------------
Portfolio lending fees                                                                                      50
                                                                                                 --------------
Total investment income                                                                             44,149,250

---------------------------------------------------------------------------------------------------------------
EXPENSES
---------------------------------------------------------------------------------------------------------------
Management fees                                                                                      4,222,535
---------------------------------------------------------------------------------------------------------------
Distribution and service plan fees--Service shares                                                     352,904
---------------------------------------------------------------------------------------------------------------
Transfer and shareholder servicing agent fees:
Non-Service shares                                                                                      10,583
Service shares                                                                                          10,202
---------------------------------------------------------------------------------------------------------------
Shareholder communications:
Non-Service shares                                                                                      53,828
Service shares                                                                                          17,661
---------------------------------------------------------------------------------------------------------------
Trustees' compensation                                                                                  15,659
---------------------------------------------------------------------------------------------------------------
Custodian fees and expenses                                                                             12,554
---------------------------------------------------------------------------------------------------------------
Administration service fees                                                                              1,500
---------------------------------------------------------------------------------------------------------------
Other                                                                                                   48,023
                                                                                                 --------------
Total expenses                                                                                       4,745,449
Less reduction to custodian expenses                                                                   (12,554)
                                                                                                 --------------
Net expenses                                                                                         4,732,895

---------------------------------------------------------------------------------------------------------------
NET INVESTMENT INCOME                                                                               39,416,355

---------------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
---------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on:
Investments                                                                                          5,084,552
Closing and expiration of futures contracts                                                           (302,824)
Foreign currency transactions                                                                          (17,921)
Swap contracts                                                                                          29,533
                                                                                                 --------------
Net realized gain                                                                                    4,793,340
---------------------------------------------------------------------------------------------------------------
Net change in unrealized appreciation (depreciation) on:
Investments                                                                                        (31,141,023)
Translation of assets and liabilities denominated in foreign currencies                               (546,869)
Futures contracts                                                                                     (131,935)
Swap contracts                                                                                          90,514
                                                                                                 --------------
Net change in unrealized depreciation                                                              (31,729,313)

---------------------------------------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                                             $  12,480,382
                                                                                                 ==============

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                                                  2005             2004
---------------------------------------------------------------------------------------------------------------

OPERATIONS
---------------------------------------------------------------------------------------------------------------
Net investment income                                                           $  39,416,355    $  38,670,671
---------------------------------------------------------------------------------------------------------------
Net realized gain (loss)                                                            4,793,340         (682,850)
---------------------------------------------------------------------------------------------------------------
Net change in unrealized appreciation (depreciation)                              (31,729,313)      10,279,974
                                                                                -------------------------------
Net increase in net assets resulting from operations                               12,480,382       48,267,795

---------------------------------------------------------------------------------------------------------------
DIVIDENDS AND/OR DISTRIBUTIONS TO SHAREHOLDERS
---------------------------------------------------------------------------------------------------------------
Dividends from net investment income:
Non-Service shares                                                                (29,392,362)     (29,416,204)
Service shares                                                                     (8,541,230)      (5,469,874)

---------------------------------------------------------------------------------------------------------------
BENEFICIAL INTEREST TRANSACTIONS
---------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from beneficial interest transactions:
Non-Service shares                                                                (74,783,236)     (10,547,360)
Service shares                                                                     27,161,237       54,117,983

---------------------------------------------------------------------------------------------------------------
NET ASSETS
---------------------------------------------------------------------------------------------------------------
Total increase (decrease)                                                         (73,075,209)      56,952,340
---------------------------------------------------------------------------------------------------------------
Beginning of period                                                               613,417,721      556,465,381
                                                                                -------------------------------
End of period (including accumulated net investment income of $38,892,209
 and $37,454,171, respectively)                                                 $ 540,342,512    $ 613,417,721
                                                                                ===============================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

NON-SERVICE SHARES  YEAR ENDED DECEMBER 31,             2005          2004          2003          2002           2001
------------------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
------------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period               $    8.80     $    8.61     $    7.51     $    8.54      $    9.27
------------------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income                                    .57 1         .58 1         .60           .58            .84
Net realized and unrealized gain (loss)                 (.37)          .15          1.09          (.76)          (.62)
                                                   ---------------------------------------------------------------------
Total from investment operations                         .20           .73          1.69          (.18)           .22
------------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                    (.56)         (.54)         (.59)         (.85)          (.95)
------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                     $    8.44     $    8.80     $    8.61     $    7.51      $    8.54
                                                   =====================================================================

------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 2                      2.31%         8.97%        23.96%        (2.40)%         1.97%
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
------------------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)           $ 384,726     $ 479,405     $ 480,112     $ 345,670      $ 344,788
------------------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                  $ 444,477     $ 460,877     $ 396,858     $ 335,894      $ 347,723
------------------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 3
Net investment income                                   6.79%         6.91%         8.31%         8.29%          9.94%
Total expenses                                          0.75% 4       0.75% 4       0.76% 4       0.77% 4        0.79% 4
------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                   64%           51%           48%           75%            46%

1. Per share amounts calculated based on the average shares outstanding during the period.

2. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

3. Annualized for periods of less than one full year.

4. Reduction to custodian expenses less than 0.01%.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

SERVICE SHARES  YEAR ENDED DECEMBER 31,                 2005          2004          2003          2002           2001 1
------------------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
------------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period               $    8.76     $    8.58     $    7.49     $    8.54      $    8.40
------------------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income                                    .55 2         .56 2         .61           .88            .20
Net realized and unrealized gain (loss)                 (.38)          .15          1.06         (1.08)          (.06)
                                                   ---------------------------------------------------------------------
Total from investment operations                         .17           .71          1.67          (.20)           .14
------------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                    (.54)         (.53)         (.58)         (.85)            --
------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                     $    8.39     $    8.76     $    8.58     $    7.49      $     8.54
                                                   =====================================================================

------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 3                      2.01%         8.73%        23.79%        (2.67)%         1.67%
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
------------------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)           $ 155,617     $ 134,013     $  76,354     $  17,705      $       3
------------------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                  $ 141,287     $ 101,464     $  41,246     $   5,602      $       2
------------------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 4
Net investment income                                   6.54%         6.63%         7.84%         8.91%         12.51%
Total expenses                                          1.00% 5       1.01% 5       1.04% 5       1.02% 5,6      0.96% 5
------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                   64%           51%           48%           75%            46%

1. For the period from September 18, 2001 (inception of offering) to December
31, 2001.

2. Per share amounts calculated based on the average shares outstanding during the period.

3. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

4. Annualized for periods of less than one full year.

5. Reduction to custodian expenses less than 0.01%.

6. Voluntary waiver of transfer agent fees less than 0.01%.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES

Oppenheimer High Income Fund/VA (the Fund) is a separate series of Oppenheimer
Variable Account Funds, an open-end management investment company registered under the Investment Company Act of 1940, as amended. The Fund's investment objective is to seek a high level of current income from investments in high-yield fixed-income securities. The Fund's investment advisor is
OppenheimerFunds, Inc. (the Manager).

      The Fund offers two classes of shares. Both classes are sold at their offering price, which is the net asset value per share, to separate investment accounts of participating insurance companies as an underlying investment for variable life insurance policies, variable annuity contracts or other investment products. The class of shares designated as Service shares is subject to a distribution and service plan. Both classes of shares have identical rights and voting privileges with respect to the Fund in general and exclusive voting rights on matters that affect that class alone. Earnings, net assets and net asset value per share may differ due to each class having its own expenses, such as transfer and shareholder servicing agent fees and shareholder communications, directly attributable to that class.

      The following is a summary of significant accounting policies consistently followed by the Fund.

--------------------------------------------------------------------------------
SECURITIES VALUATION. The Fund calculates the net asset value of its shares as of the close of The New York Stock Exchange (the Exchange), normally 4:00 P.M.
Eastern time, on each day the Exchange is open for business. Securities may be valued primarily using dealer-supplied valuations or a portfolio pricing service authorized by the Board of Trustees. Securities listed or traded on National
Stock Exchanges or other domestic exchanges are valued based on the last sale price of the security traded on that exchange prior to the time when the Fund's assets are valued. Securities traded on NASDAQ are valued based on the closing price provided by NASDAQ prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the last sale price on the prior trading day, if it is within the spread of the closing "bid" and "asked"
prices, and if not, at the closing bid price. Securities traded on foreign exchanges are valued based on the last sale price on the principal exchange on which the security is traded, in the country that is identified by the portfolio pricing service, prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the official closing price on the principal exchange. Corporate, government and municipal debt instruments having a remaining maturity in excess of sixty days and all mortgage-backed securities will be valued at the mean between the "bid" and "asked" prices. Futures contracts traded on a commodities or futures exchange will be valued at the final settlement price or official closing price on the principal exchange as reported by such principal exchange at its trading session ending at, or most recently prior to, the time when the Fund's assets are valued. Securities
(including restricted securities) for which market quotations are not readily available are valued at their fair value. Foreign and domestic securities whose values have been materially affected by what the Manager identifies as a significant event occurring before the Fund's assets are valued but after the close of their respective exchanges will be fair valued. Fair value is determined in good faith using consistently applied procedures under the supervision of the Board of Trustees. Short-term "money market type" debt securities with remaining maturities of sixty days or less are valued at amortized cost (which approximates market value).

--------------------------------------------------------------------------------
STRUCTURED NOTES. The Fund invests in structured notes whose market values, interest rates and/or redemption prices are linked to the performance of underlying foreign currencies, interest rate spreads, stock market indices, prices of individual securities, commodities or other financial instruments or the occurrence of other specific events. The structured notes are often leveraged, increasing the volatility of each note's market value relative to the change in the underlying linked financial element or event. Fluctuations in value of these securities are recorded as unrealized gains and losses in the accompanying Statement of Operations. The Fund records a realized gain or loss when a structured note is sold or matures. As of December 31, 2005, the market value of these securities comprised 3.4% of the Fund's net assets and resulted in unrealized cumulative gains of $49,731.
--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES Continued

SECURITY CREDIT RISK. The Fund invests in high-yield securities, which may be subject to a greater degree of credit risk, market fluctuations and loss of income and principal, and may be more sensitive to economic conditions than lower-yielding, higher-rated fixed-income securities. The Fund may acquire securities in default, and is not obligated to dispose of securities whose issuers subsequently default. As of December 31, 2005, securities with an aggregate market value of $7,987,591, representing 1.48% of the Fund's net assets, were in default.

--------------------------------------------------------------------------------
FOREIGN CURRENCY TRANSLATION. The Fund's accounting records are maintained in
U.S. dollars. The values of securities denominated in foreign currencies and amounts related to the purchase and sale of foreign securities and foreign investment income are translated into U.S. dollars as of the close of The New
York Stock Exchange (the Exchange), normally 4:00 P.M. Eastern time, on each day the Exchange is open for business. Foreign exchange rates may be valued primarily using dealer supplied valuations or a portfolio pricing service authorized by the Board of Trustees.

      Reported net realized foreign exchange gains or losses arise from sales of portfolio securities, sales and maturities of short-term securities, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the
Fund's books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, including investments in securities at fiscal period end, resulting from changes in exchange rates.

      The effect of changes in foreign currency exchange rates on investments is separately identified from the fluctuations arising from changes in market values of securities held and reported with all other foreign currency gains and losses in the Fund's Statement of Operations.

--------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS. Pursuant to an Exemptive Order issued by the
Securities and Exchange Commission, the Fund, along with other affiliated funds advised by the Manager, may transfer uninvested cash balances into joint trading accounts on a daily basis. These balances are invested in one or more repurchase agreements. Securities pledged as collateral for repurchase agreements are held by a custodian bank until the agreements mature. Each agreement requires that the market value of the collateral be sufficient to cover payments of interest and principal. In the event of default by the other party to the agreement, retention of the collateral may be subject to legal proceedings.

--------------------------------------------------------------------------------
ALLOCATION OF INCOME, EXPENSES, GAINS AND LOSSES. Income, expenses (other than those attributable to a specific class), gains and losses are allocated on a daily basis to each class of shares based upon the relative proportion of net assets represented by such class. Operating expenses directly attributable to a specific class are charged against the operations of that class.

--------------------------------------------------------------------------------
FEDERAL TAXES. The Fund intends to comply with provisions of the Internal
Revenue Code applicable to regulated investment companies and to distribute substantially all of its investment company taxable income, including any net realized gain on investments not offset by capital loss carryforwards, if any, to shareholders.

The tax components of capital shown in the following table represent distribution requirements the Fund must satisfy under the income tax regulations, losses the Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

                                                                  NET UNREALIZED
                                                              DEPRECIATION BASED
                                                           ON COST OF SECURITIES
 UNDISTRIBUTED     UNDISTRIBUTED             ACCUMULATED   AND OTHER INVESTMENTS
 NET INVESTMENT        LONG-TERM                    LOSS      FOR FEDERAL INCOME
 INCOME                     GAIN    CARRYFORWARD 1,2,3,4            TAX PURPOSES
 -------------------------------------------------------------------------------
 $39,644,253                $ --            $104,343,697              $2,952,821

1. As of December 31, 2005, the Fund had $104,165,081 of net capital loss carryforwards available to offset future realized capital gains, if any, and thereby reduce future taxable gain distributions. As of December 31, 2005, details of the capital loss carryforwards were as follows:

                          EXPIRING
                          -------------------------
                          2006        $     243,089
                          2007            4,933,260
                          2008           11,572,833
                          2009           22,696,701
                          2010           56,061,391
                          2011            8,529,303
                          2012              128,504
                                      -------------
                          Total       $ 104,165,081
                                      =============

2. As of December 31, 2005, the Fund had $178,616 of post-October losses available to offset future realized capital gains, if any. Such losses, if unutilized, will expire in 2014.

3. During the fiscal year ended December 31, 2005, the Fund utilized $3,158,488 of capital loss carryforward to offset capital gains realized in that fiscal year.

4. During the fiscal year ended December 31, 2004, the Fund did not utilize any capital loss carryforward.

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund. Accordingly, the following amounts have been reclassified for December 31, 2005. Net assets of the Fund were unaffected by the reclassifications.

                                         REDUCTION TO
      REDUCTION TO                    ACCUMULATED NET
      ACCUMULATED NET                REALIZED LOSS ON
      INVESTMENT INCOME                 INVESTMENTS
      -----------------------------------------------
      $44,725                                 $44,725

The tax character of distributions paid during the years ended December 31, 2005 and December 31, 2004 was as follows:

                                         YEAR ENDED              YEAR ENDED
                                  DECEMBER 31, 2005       DECEMBER 31, 2004
   ------------------------------------------------------------------------
   Distributions paid from:
   Ordinary income                      $37,933,592             $34,886,078

The aggregate cost of securities and other investments and the composition of unrealized appreciation and depreciation of securities and other investments for federal income tax purposes as of December 31, 2005 are noted below. The primary difference between book and tax appreciation or depreciation of securities and other investments, if applicable, is attributable to the tax deferral of losses or tax realization of financial statement unrealized gain or loss.

            Federal tax cost of securities           $  529,534,792
            Federal tax cost of other investments          (223,325)
                                                     ---------------
            Total federal tax cost                   $  529,311,467
                                                     ===============

            Gross unrealized appreciation            $   19,107,542
            Gross unrealized depreciation               (22,060,363)
                                                     ---------------
            Net unrealized depreciation              $   (2,952,821)
                                                     ===============

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES Continued

TRUSTEES' COMPENSATION. The Board of Trustees has adopted a deferred compensation plan for independent trustees that enables trustees to elect to defer receipt of all or a portion of the annual compensation they are entitled to receive from the Fund. For purposes of determining the amount owed to the
Trustee under the plan, deferred amounts are treated as though equal dollar amounts had been invested in shares of the Fund or in other Oppenheimer funds selected by the Trustee. The Fund purchases shares of the funds selected for deferral by the Trustee in amounts equal to his or her deemed investment, resulting in a Fund asset equal to the deferred compensation liability. Such assets are included as a component of "Other" within the asset section of the
Statement of Assets and Liabilities. Deferral of trustees' fees under the plan will not affect the net assets of the Fund, and will not materially affect the
Fund's assets, liabilities or net investment income per share. Amounts will be deferred until distributed in accordance to the Plan.

--------------------------------------------------------------------------------
DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS. Dividends and distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date. Income and capital gain distributions, if any, are declared and paid annually.

--------------------------------------------------------------------------------
INVESTMENT INCOME. Dividend income is recorded on the ex-dividend date or upon ex-dividend notification in the case of certain foreign dividends where the ex-dividend date may have passed. Non-cash dividends included in dividend income, if any, are recorded at the fair market value of the securities received. Interest income, which includes accretion of discount and amortization of premium, is accrued as earned.

--------------------------------------------------------------------------------
CUSTODIAN FEES. Custodian Fees and Expenses in the Statement of Operations may
include interest expense incurred by the Fund on any cash overdrafts of its custodian account during the period. Such cash overdrafts may result from the effects of failed trades in portfolio securities and from cash outflows resulting from unanticipated shareholder redemption activity. The Fund pays interest to its custodian on such cash overdrafts to the extent they are not offset by positive cash balances maintained by the Fund. The Reduction to
Custodian Expenses line item, if applicable, represents earnings on cash balances maintained by the Fund during the period. Such interest expense and other custodian fees may be paid with these earnings. At December 31, 2005, the
Fund had $13,062 of such earnings on cash balances available to offset future custodian fees or interest expenses incurred during the next fiscal year.

--------------------------------------------------------------------------------
SECURITY TRANSACTIONS. Security transactions are recorded on the trade date.
Realized gains and losses on securities sold are determined on the basis of identified cost.

--------------------------------------------------------------------------------
OTHER. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
2. SHARES OF BENEFICIAL INTEREST

The Fund has authorized an unlimited number of $0.001 par value shares of beneficial interest of each class. Transactions in shares of beneficial interest were as follows:

                                                     YEAR ENDED DECEMBER 31, 2005       YEAR ENDED DECEMBER 31, 2004
                                                         SHARES            AMOUNT           SHARES            AMOUNT
---------------------------------------------------------------------------------------------------------------------

NON-SERVICE SHARES
Sold                                                 10,721,772     $  89,596,389       23,243,919     $ 196,620,675
Dividends and/or distributions reinvested             3,524,264        29,392,362        3,591,722        29,416,204
Redeemed                                            (23,117,209)     (193,771,987)     (28,128,136)     (236,584,239)
                                                   ------------------------------------------------------------------
Net decrease                                         (8,871,173)    $ (74,783,236)      (1,292,495)    $ (10,547,360)
                                                   ==================================================================

---------------------------------------------------------------------------------------------------------------------
SERVICE SHARES
Sold                                                  9,211,332     $  76,634,515       12,247,468     $ 103,415,502
Dividends and/or distributions reinvested             1,027,826         8,541,230          669,507         5,469,874
Redeemed                                             (6,989,741)      (58,014,508)      (6,517,361)      (54,767,393)
                                                   ------------------------------------------------------------------
Net increase                                          3,249,417     $  27,161,237        6,399,614     $  54,117,983
                                                   ==================================================================

--------------------------------------------------------------------------------
3. PURCHASES AND SALES OF SECURITIES

The aggregate cost of purchases and proceeds from sales of securities, other than short-term obligations, for the year ended December 31, 2005, were as follows:

                                         PURCHASES                 SALES
   ---------------------------------------------------------------------
   Investment securities            $  324,215,324         $ 332,390,593

--------------------------------------------------------------------------------
4. FEES AND OTHER TRANSACTIONS WITH AFFILIATES

MANAGEMENT FEES. Management fees paid to the Manager were in accordance with the investment advisory agreement with the Fund which provides for a fee at an annual rate of 0.75% of the first $200 million of average annual net assets,
0.72% of the next $200 million, 0.69% of the next $200 million, 0.66% of the next $200 million, 0.60% of the next $200 million and 0.50% of average annual net assets over $1 billion.

--------------------------------------------------------------------------------
ADMINISTRATION SERVICE FEES. The Fund pays the Manager a fee of $1,500 per year for preparing and filing the Fund's tax returns.

--------------------------------------------------------------------------------
TRANSFER AGENT FEES. OppenheimerFunds Services (OFS), a division of the Manager, acts as the transfer and shareholder servicing agent for the Fund. The Fund pays
OFS a per account fee. For the year ended December 31, 2005, the Fund paid
$20,741 to OFS for services to the Fund.

      Additionally, funds offered in variable annuity separate accounts are subject to minimum fees of $10,000 per class, for class level assets of $10 million or more. Each class is subject to the minimum fee in the event that the per account fee does not equal or exceed the applicable minimum fee.

--------------------------------------------------------------------------------
DISTRIBUTION AND SERVICE PLAN FOR SERVICE SHARES. The Fund has adopted a
Distribution and Service Plan for Service shares to pay OppenheimerFunds
Distributor, Inc. (the Distributor), for distribution related services, personal service and account maintenance for the Fund's Service shares. Under the plan, payments are made periodically at an annual rate of up to 0.25% of the average annual net assets of Service shares of the Fund. The Distributor currently uses all of those fees to compensate sponsor(s) of the insurance product that offers
Fund shares, for providing personal service and maintenance of accounts of their variable contract owners that hold Service shares. The impact of the service plan is to increase operating expenses of the Service shares, which results in lower performance compared to the Fund's shares that are not subject to a service fee. Fees incurred by the Fund under the plan are detailed in the
Statement of Operations.

--------------------------------------------------------------------------------
4. FEES AND OTHER TRANSACTIONS WITH AFFILIATES Continued

WAIVERS AND REIMBURSEMENTS OF EXPENSES. OFS has voluntarily agreed to limit transfer and shareholder servicing agent fees for all classes to 0.35% of average annual net assets per class. This undertaking may be amended or withdrawn at any time.

--------------------------------------------------------------------------------
5. FOREIGN CURRENCY CONTRACTS

A foreign currency contract is a commitment to purchase or sell a foreign currency at a future date, at a negotiated rate. The Fund may enter into foreign currency contracts to settle specific purchases or sales of securities denominated in a foreign currency and for protection from adverse exchange rate fluctuation. Risks to the Fund include the potential inability of the counterparty to meet the terms of the contract.

      The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Fund and the resulting unrealized appreciation or depreciation are determined using prevailing foreign currency exchange rates.
Unrealized appreciation and depreciation on foreign currency contracts are reported in the Statement of Assets and Liabilities as a receivable or payable and in the Statement of Operations with the change in unrealized appreciation or depreciation.

      The Fund may realize a gain or loss upon the closing or settlement of the foreign transaction. Contracts closed or settled with the same broker are recorded as net realized gains or losses. Such realized gains and losses are reported with all other foreign currency gains and losses in the Statement of
Operations.

      As of December 31, 2005, the Fund had no outstanding foreign currency contracts.

--------------------------------------------------------------------------------
6. FUTURES CONTRACTS

A futures contract is a commitment to buy or sell a specific amount of a commodity or financial instrument at a negotiated price on a stipulated future date. Futures contracts are traded on a commodity exchange. The Fund may buy and sell futures contracts that relate to broadly based securities indices
(financial futures) or debt securities (interest rate futures) in order to gain exposure to or protection from changes in market value of stocks and bonds or interest rates. The Fund may also buy or write put or call options on these futures contracts.

      The Fund generally sells futures contracts as a hedge against increases in interest rates and decreases in market value of portfolio securities. The Fund may also purchase futures contracts to gain exposure to market changes as it may be more efficient or cost effective than actually buying securities.

      Upon entering into a futures contract, the Fund is required to deposit either cash or securities (initial margin) in an amount equal to a certain percentage of the contract value. Subsequent payments (variation margin) are made or received by the Fund each day. The variation margin payments are equal to the daily changes in the contract value and are recorded as unrealized gains and losses. The Fund recognizes a realized gain or loss when the contract is closed or has expired.

      Cash held by the broker to cover initial margin requirements on open futures contracts is noted in the Statement of Assets and Liabilities.
Securities held in collateralized accounts to cover initial margin requirements on open futures contracts are noted in the Statement of Investments. The
Statement of Assets and Liabilities reflects a receivable and/or payable for the daily mark to market for variation margin. Realized gains and losses are reported in the Statement of Operations as the closing and expiration of futures contracts. The net change in unrealized appreciation and depreciation is reported in the Statement of Operations.

      Risks of entering into futures contracts (and related options) include the possibility that there may be an illiquid market and that a change in the value of the contract or option may not correlate with changes in the value of the underlying securities.

As of December 31, 2005, the Fund had outstanding futures contracts as follows:

                                                                                       UNREALIZED
                                 EXPIRATION     NUMBER OF       VALUATION AS OF      APPRECIATION
CONTRACT DESCRIPTION                  DATES     CONTRACTS     DECEMBER 31, 2005    (DEPRECIATION)
--------------------------------------------------------------------------------------------------

CONTRACTS TO PURCHASE
NASDAQ 100 Index                    3/16/06           100           $ 1,659,000    $      (58,300)
Standard & Poor's E-Mini            3/17/06            50             3,136,875           (36,125)
                                                                                   ---------------
                                                                                          (94,425)
                                                                                   ---------------

CONTRACTS TO SELL
Standard & Poor's 500 Index         3/16/06           250            (5,019,200)           44,740
                                                                                   ---------------
                                                                                   $      (49,685)
                                                                                   ===============

--------------------------------------------------------------------------------
7. ILLIQUID OR RESTRICTED SECURITIES

As of December 31, 2005, investments in securities included issues that are illiquid or restricted. Restricted securities are purchased in private placement transactions, are not registered under the Securities Act of 1933, may have contractual restrictions on resale, and are valued under methods approved by the
Board of Trustees as reflecting fair value. A security may also be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. The Fund will not invest more than 15% of its net assets (determined at the time of purchase and reviewed periodically) in illiquid or restricted securities. Certain restricted securities, eligible for resale to qualified institutional investors, are not subject to that limitation.
Securities that are illiquid or restricted are marked with the applicable footnote on the Statement of Investments. Information concerning restricted securities is as follows:

                                                                                       UNREALIZED
                                ACQUISITION                     VALUATION AS OF      APPRECIATION
SECURITY                              DATES          COST     DECEMBER 31, 2005    (DEPRECIATION)
--------------------------------------------------------------------------------------------------

Huntsman Corp.                      7/15/05     $ 132,250           $   320,146    $      187,896
Prandium, Inc.              3/19/99-7/19/02       738,000                   628          (737,372)
                                                --------------------------------------------------
                                                $ 870,250           $   320,774    $     (549,476)
                                                ==================================================

--------------------------------------------------------------------------------
8. SECURITIES LENDING

The Fund lends portfolio securities from time to time in order to earn additional income. In return, the Fund receives collateral in the form of U.S.
Treasury obligations or cash, against the loaned securities and maintains collateral in an amount not less than 100% of the market value of the loaned securities during the period of the loan. The market value of the loaned securities is determined at the close of business of the funds and any additional required collateral is delivered to the Fund on the next business day. If the borrower defaults on its obligation to return the securities loaned because of insolvency or other reasons, the Fund could experience delays and cost in recovering the securities loaned or in gaining access to the collateral.
Cash collateral is invested in cash equivalents. The Fund retains a portion of the interest earned from the collateral. The Fund continues to receive the economic benefit of interest or dividends paid on the securities loaned in the form of a substitute payment received from the borrower. As of December 31,
2005, the Fund had no securities on loan.

--------------------------------------------------------------------------------
9. LITIGATION

A consolidated amended complaint has been filed as putative derivative and class actions against the Manager, OFS and the Distributor, as well as 51 of the
Oppenheimer funds (as "Nominal Defendants") excluding the Fund, 30 present and former Directors or Trustees and 8 present and former officers of the funds.
This complaint, initially filed in the U.S. District Court for the Southern
District of New York on January 10, 2005 and amended on March 4, 2005, consolidates into a single action and amends six individual previously-filed putative derivative and class action complaints. Like those prior complaints, the complaint alleges that the Manager charged excessive fees for distribution and other costs, improperly used assets of the funds in the form of directed brokerage commissions and 12b-1 fees to pay brokers to promote sales of the funds, and failed to properly disclose the use of assets of the funds to make those payments in violation of the Investment Company Act of 1940 and the
Investment Advisers Act of 1940. Also, like those prior complaints, the complaint further alleges that by permitting and/or participating in those actions, the Directors/Trustees and the Officers breached their fiduciary duties to shareholders of the funds under the Investment Company Act of 1940 and at common law. The complaint seeks unspecified compensatory and punitive damages, rescission of the funds' investment advisory agreements, an accounting of all fees paid, and an award of attorneys' fees and litigation expenses.

The defendants believe that the allegations contained in the Complaints are without merit and that they have meritorious defenses against the claims asserted. The defendants intend to defend these lawsuits vigorously and to contest any claimed liability. The defendants believe that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them and that no estimate can yet be made with any degree of certainty as to the amount or range of any potential loss.

                     END OF OPPENHEIMER HIGH INCOME FUND/VA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TO THE BOARD OF TRUSTEES AND SHAREHOLDERS OF OPPENHEIMER MAIN STREET FUND/VA:

We have audited the accompanying statement of assets and liabilities of
Oppenheimer Main Street Fund/VA, a series of Oppenheimer Variable Account Funds, including the statement of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

      We conducted our audits in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.
The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of
Oppenheimer Main Street Fund/VA as of December 31, 2005, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Denver, Colorado
February 13, 2006

STATEMENT OF INVESTMENTS  December 31, 2004
--------------------------------------------------------------------------------

                                                                           VALUE
                                                         SHARES       SEE NOTE 1
--------------------------------------------------------------------------------
COMMON STOCKS--99.5%
--------------------------------------------------------------------------------
CONSUMER DISCRETIONARY--10.4%
--------------------------------------------------------------------------------
AUTO COMPONENTS--0.3%
Dana Corp.                                               34,800      $   249,864
--------------------------------------------------------------------------------
Goodyear Tire & Rubber Co. (The) 1,2                 46,000          799,480
--------------------------------------------------------------------------------
Johnson Controls, Inc.                                   41,700        3,040,347
--------------------------------------------------------------------------------
Lear Corp. 2                                              2,300           65,458
--------------------------------------------------------------------------------
TRW Automotive Holdings Corp. 1,2                         8,900          234,515
--------------------------------------------------------------------------------
Visteon Corp. 1,2                                        30,800          192,808
                                                                     -----------
                                                                       4,582,472

--------------------------------------------------------------------------------
AUTOMOBILES--0.5%
Ford Motor Co. 2                                        650,315        5,020,432
--------------------------------------------------------------------------------
Harley-Davidson, Inc. 2                                  77,600        3,995,624
                                                                     -----------
                                                                       9,016,056

--------------------------------------------------------------------------------
DISTRIBUTORS--0.0%
Genuine Parts Co.                                         4,700          206,424
--------------------------------------------------------------------------------
DIVERSIFIED CONSUMER SERVICES--0.1%
Career Education Corp. 1                                 19,100          644,052
--------------------------------------------------------------------------------
Weight Watchers International, Inc. 1,2                   9,000          444,870
                                                                     -----------
                                                                       1,088,922

--------------------------------------------------------------------------------
HOTELS, RESTAURANTS & LEISURE--0.6%
Choice Hotels International, Inc. 2                       5,800          242,208
--------------------------------------------------------------------------------
CKE Restaurants, Inc. 2                                   1,600           21,616
--------------------------------------------------------------------------------
International Game Technology                            21,700          667,926
--------------------------------------------------------------------------------
McDonald's Corp.                                        157,250        5,302,470
--------------------------------------------------------------------------------
Six Flags, Inc. 1,2                                       7,300           56,283
--------------------------------------------------------------------------------
Yum! Brands, Inc.                                        73,300        3,436,304
                                                                     -----------
                                                                       9,726,807

--------------------------------------------------------------------------------
HOUSEHOLD DURABLES--0.2%
American Greetings Corp., Cl. A 2                        11,700          257,049
--------------------------------------------------------------------------------
Beazer Homes USA, Inc. 2                                 11,800          859,512
--------------------------------------------------------------------------------
D.R. Horton, Inc.                                        44,000        1,572,120
--------------------------------------------------------------------------------
Lennar Corp., Cl. A                                       9,600          585,792
--------------------------------------------------------------------------------
MDC Holdings, Inc. 2                                      4,200          260,316
--------------------------------------------------------------------------------
Whirlpool Corp.                                             900           75,384
                                                                     -----------
                                                                       3,610,173

--------------------------------------------------------------------------------
INTERNET & CATALOG RETAIL--0.2%
eBay, Inc. 1                                             95,700        4,139,025
--------------------------------------------------------------------------------
LEISURE EQUIPMENT & PRODUCTS--0.0%
Hasbro, Inc.                                             33,400          674,012
--------------------------------------------------------------------------------
MEDIA--3.7%
Cablevision Systems Corp.,
New York Group, Cl. A 1                                  22,100          518,687

                                                                           VALUE
                                                         SHARES       SEE NOTE 1
--------------------------------------------------------------------------------
MEDIA Continued
--------------------------------------------------------------------------------
CCE Spinco, Inc. 1                                       16,937      $   221,875
--------------------------------------------------------------------------------
Clear Channel Communications, Inc.                      135,500        4,261,475
--------------------------------------------------------------------------------
Comcast Corp., Cl. A 1                                  249,315        6,472,217
--------------------------------------------------------------------------------
Gannett Co., Inc.                                        88,000        5,330,160
--------------------------------------------------------------------------------
Liberty Media Corp., Cl. A 1                            378,100        2,975,647
--------------------------------------------------------------------------------
McGraw-Hill Cos., Inc. (The)                             56,800        2,932,584
--------------------------------------------------------------------------------
News Corp., Inc., Cl. A                                 369,300        5,742,615
--------------------------------------------------------------------------------
Omnicom Group, Inc.                                      49,400        4,205,422
--------------------------------------------------------------------------------
R.H. Donnelley Corp. 1,2                                  4,000          246,480
--------------------------------------------------------------------------------
Time Warner, Inc.                                       866,500       15,111,760
--------------------------------------------------------------------------------
Tribune Co. 2                                            18,300          553,758
--------------------------------------------------------------------------------
Viacom, Inc., Cl. B                                     283,946        9,256,640
--------------------------------------------------------------------------------
Walt Disney Co. (The)                                   209,700        5,026,509
                                                                     -----------
                                                                      62,855,829

--------------------------------------------------------------------------------
MULTILINE RETAIL--1.6%
Dollar General Corp.                                     24,400          465,308
--------------------------------------------------------------------------------
Dollar Tree Stores, Inc. 1,2                             27,500          658,350
--------------------------------------------------------------------------------
Federated Department Stores, Inc.                        94,900        6,294,717
--------------------------------------------------------------------------------
J.C. Penney Co., Inc. (Holding Co.)                      98,300        5,465,480
--------------------------------------------------------------------------------
Kohl's Corp. 1                                           27,800        1,351,080
--------------------------------------------------------------------------------
Nordstrom, Inc.                                         121,600        4,547,840
--------------------------------------------------------------------------------
Saks, Inc. 1,2                                           33,100          558,066
--------------------------------------------------------------------------------
Sears Holdings Corp. 1,2                                 10,200        1,178,406
--------------------------------------------------------------------------------
Target Corp.                                            130,600        7,179,082
                                                                     -----------
                                                                      27,698,329

--------------------------------------------------------------------------------
SPECIALTY RETAIL--2.9%
American Eagle Outfitters, Inc. 2                        31,100          714,678
--------------------------------------------------------------------------------
AnnTaylor Stores Corp. 1,2                                8,800          303,776
--------------------------------------------------------------------------------
AutoNation, Inc. 1,2                                     39,700          862,681
--------------------------------------------------------------------------------
Barnes & Noble, Inc. 2                               18,100          772,327
--------------------------------------------------------------------------------
Bed Bath & Beyond, Inc. 1                            53,700        1,941,255
--------------------------------------------------------------------------------
Best Buy Co., Inc.                                      110,600        4,808,888
--------------------------------------------------------------------------------
Building Materials Holding Corp. 2                        3,700          252,377
--------------------------------------------------------------------------------
Chico's FAS, Inc. 1,2                                    12,900          566,697
--------------------------------------------------------------------------------
Children's Place Retail Stores, Inc. 1                    6,100          301,462
--------------------------------------------------------------------------------
Circuit City Stores, Inc./Circuit
City Group                                               34,000          768,060
--------------------------------------------------------------------------------
Claire's Stores, Inc. 2                                  15,600          455,832
--------------------------------------------------------------------------------
GameStop Corp., Cl. A 1,2                                 4,727          150,413
--------------------------------------------------------------------------------
Gap, Inc. (The)                                         254,000        4,480,560
--------------------------------------------------------------------------------
Home Depot, Inc.                                        357,800       14,483,744
--------------------------------------------------------------------------------
Lowe's Cos., Inc.                                       112,400        7,492,584
--------------------------------------------------------------------------------
Men's Wearhouse, Inc. (The) 1,2                          13,500          397,440
--------------------------------------------------------------------------------
Office Depot, Inc. 1                                     31,900        1,001,660

                                                                           VALUE
                                                         SHARES       SEE NOTE 1
--------------------------------------------------------------------------------
SPECIALTY RETAIL Continued
OfficeMax, Inc. 2                                        21,300      $   540,168
--------------------------------------------------------------------------------
Payless ShoeSource, Inc. 1,2                              1,100           27,610
--------------------------------------------------------------------------------
Sports Authority, Inc. (The) 1,2                          8,100          252,153
--------------------------------------------------------------------------------
Staples, Inc.                                           290,050        6,587,036
--------------------------------------------------------------------------------
Talbots, Inc. (The) 2                                     8,300          230,906
--------------------------------------------------------------------------------
Tiffany & Co.                                         2,800          107,212
--------------------------------------------------------------------------------
TJX Cos., Inc. (The)                                     87,300        2,027,979
--------------------------------------------------------------------------------
Too, Inc. 1,2                                             8,800          248,248
--------------------------------------------------------------------------------
Zale Corp. 1,2                                            5,400          135,810
                                                                     -----------
                                                                      49,911,556

--------------------------------------------------------------------------------
TEXTILES, APPAREL & LUXURY GOODS--0.3%
Coach, Inc. 1                                           127,800        4,260,852
--------------------------------------------------------------------------------
Jones Apparel Group, Inc.                                11,600          356,352
--------------------------------------------------------------------------------
Liz Claiborne, Inc.                                       6,400          229,248
--------------------------------------------------------------------------------
Phillips/Van Heusen Corp. 2                               4,400          142,560
--------------------------------------------------------------------------------
Timberland Co., Cl. A 1,2                                21,900          712,845
--------------------------------------------------------------------------------
VF Corp.                                                  1,300           71,942
                                                                     -----------
                                                                       5,773,799

--------------------------------------------------------------------------------
CONSUMER STAPLES--7.3%
--------------------------------------------------------------------------------
BEVERAGES--1.1%
Brown-Forman Corp., Cl. B                                   200           13,864
--------------------------------------------------------------------------------
Coca-Cola Co. (The)                                     215,100        8,670,681
--------------------------------------------------------------------------------
Pepsi Bottling Group, Inc. (The)                         39,700        1,135,817
--------------------------------------------------------------------------------
PepsiCo, Inc.                                           154,950        9,154,446
                                                                     -----------
                                                                      18,974,808

--------------------------------------------------------------------------------
FOOD & STAPLES RETAILING--1.9%
Albertson's, Inc.                                        24,900          531,615
--------------------------------------------------------------------------------
Costco Wholesale Corp.                                   32,200        1,592,934
--------------------------------------------------------------------------------
Kroger Co. (The) 1                                      252,800        4,772,864
--------------------------------------------------------------------------------
Performance Food Group Co. 1,2                            2,100           59,577
--------------------------------------------------------------------------------
Rite Aid Corp. 1,2                                       71,200          247,776
--------------------------------------------------------------------------------
Safeway, Inc.                                           237,100        5,609,786
--------------------------------------------------------------------------------
SUPERVALU, Inc. 2                                        21,100          685,328
--------------------------------------------------------------------------------
Sysco Corp.                                              34,000        1,055,700
--------------------------------------------------------------------------------
Wal-Mart Stores, Inc.                                   294,600       13,787,280
--------------------------------------------------------------------------------
Walgreen Co.                                             33,700        1,491,562
--------------------------------------------------------------------------------
Whole Foods Market, Inc.                                 36,900        2,855,691
                                                                     -----------
                                                                      32,690,113

--------------------------------------------------------------------------------
FOOD PRODUCTS--0.8%
--------------------------------------------------------------------------------
Archer-Daniels-Midland Co.                              173,900        4,288,374
--------------------------------------------------------------------------------
Campbell Soup Co.                                        39,000        1,161,030
--------------------------------------------------------------------------------
Chiquita Brands International, Inc. 2                     1,300           26,013
--------------------------------------------------------------------------------
Dean Foods Co. 1,2                                       16,100          606,326

                                                                           VALUE
                                                         SHARES       SEE NOTE 1
--------------------------------------------------------------------------------
FOOD PRODUCTS Continued
Del Monte Foods Co. 1                                     8,800      $    91,784
--------------------------------------------------------------------------------
General Mills, Inc.                                      59,500        2,934,540
--------------------------------------------------------------------------------
Heinz (H.J.) Co.                                         25,100          846,372
--------------------------------------------------------------------------------
Pilgrim's Pride Corp., Cl. B 2                           19,800          656,568
--------------------------------------------------------------------------------
Sara Lee Corp.                                          104,200        1,969,380
--------------------------------------------------------------------------------
Tyson Foods, Inc., Cl. A 2                               22,400          383,040
                                                                     -----------
                                                                      12,963,427

--------------------------------------------------------------------------------
HOUSEHOLD PRODUCTS--1.6%
Energizer Holdings, Inc. 1,2                              8,500          423,215
--------------------------------------------------------------------------------
Kimberly-Clark Corp.                                     15,700          936,505
--------------------------------------------------------------------------------
Procter & Gamble Co. (The)                          460,815       26,671,972
                                                                     -----------
                                                                      28,031,692

--------------------------------------------------------------------------------
PERSONAL PRODUCTS--0.2%
Avon Products, Inc.                                     135,300        3,862,815
--------------------------------------------------------------------------------
Tobacco--1.7%
Altria Group, Inc.                                      318,500       23,798,320
--------------------------------------------------------------------------------
Loews Corp./Carolina Group                                8,100          356,319
--------------------------------------------------------------------------------
Reynolds American, Inc. 2                                52,600        5,014,358
                                                                     -----------
                                                                      29,168,997

--------------------------------------------------------------------------------
ENERGY--11.1%
--------------------------------------------------------------------------------
ENERGY EQUIPMENT & SERVICES--0.5%
Grey Wolf, Inc. 1                                        39,400          304,562
--------------------------------------------------------------------------------
Halliburton Co.                                          32,900        2,038,484
--------------------------------------------------------------------------------
Helmerich & Payne, Inc. 2                             3,800          235,258
--------------------------------------------------------------------------------
Lone Star Technologies, Inc. 1                            6,000          309,960
--------------------------------------------------------------------------------
NS Group, Inc. 1,2                                        6,700          280,127
--------------------------------------------------------------------------------
Precision Drilling Trust                                 15,200          501,850
--------------------------------------------------------------------------------
Pride International, Inc. 1                              13,200          405,900
--------------------------------------------------------------------------------
Transocean, Inc. 1                                       62,800        4,376,532
--------------------------------------------------------------------------------
Universal Compression
Holdings, Inc. 1,2                                        6,400          263,168
--------------------------------------------------------------------------------
Veritas DGC, Inc. 1,2                                     8,300          294,567
                                                                     -----------
                                                                       9,010,408

--------------------------------------------------------------------------------
OIL & GAS--10.6%
Amerada Hess Corp. 2                                     24,000        3,043,680
--------------------------------------------------------------------------------
Anadarko Petroleum Corp.                                 65,900        6,244,025
--------------------------------------------------------------------------------
Apache Corp.                                             75,200        5,152,704
--------------------------------------------------------------------------------
Burlington Resources, Inc.                               98,200        8,464,840
--------------------------------------------------------------------------------
Canadian Natural Resources Ltd.                          54,800        2,716,783
--------------------------------------------------------------------------------
Chevron Corp.                                           433,526       24,611,271
--------------------------------------------------------------------------------
Comstock Resources, Inc. 1,2                              9,000          274,590
--------------------------------------------------------------------------------
ConocoPhillips                                          311,542       18,125,514
--------------------------------------------------------------------------------
Devon Energy Corp.                                       91,100        5,697,394

                                                                           VALUE
                                                        SHARES        SEE NOTE 1
--------------------------------------------------------------------------------
OIL & GAS Continued
EOG Resources, Inc.                                     32,500      $  2,384,525
--------------------------------------------------------------------------------
Exxon Mobil Corp.                                    1,049,816        58,968,165
--------------------------------------------------------------------------------
General Maritime Corp. 2                                 4,700           174,088
--------------------------------------------------------------------------------
Giant Industries, Inc. 1,2                               4,300           223,428
--------------------------------------------------------------------------------
KCS Energy, Inc. 1,2                                    11,300           273,686
--------------------------------------------------------------------------------
Kerr-McGee Corp.                                        38,223         3,472,942
--------------------------------------------------------------------------------
Marathon Oil Corp.                                     123,000         7,499,310
--------------------------------------------------------------------------------
Occidental Petroleum Corp.                              94,600         7,556,648
--------------------------------------------------------------------------------
OMI Corp. 2                                              8,600           156,090
--------------------------------------------------------------------------------
Overseas Shipholding Group, Inc. 2                      12,900           650,031
--------------------------------------------------------------------------------
Paramount Resources Ltd., Cl. A 1                      149,900         3,984,610
--------------------------------------------------------------------------------
Remington Oil & Gas Corp. 1,2                        7,200           262,800
--------------------------------------------------------------------------------
Sunoco, Inc.                                            70,300         5,510,114
--------------------------------------------------------------------------------
Swift Energy Co. 1,2                                     7,300           329,011
--------------------------------------------------------------------------------
Talisman Energy, Inc.                                   49,800         2,638,978
--------------------------------------------------------------------------------
Tesoro Corp. 2                                          14,400           886,320
--------------------------------------------------------------------------------
Trilogy Energy Trust                                    46,400           949,994
--------------------------------------------------------------------------------
Valero Energy Corp.                                    138,610         7,152,276
--------------------------------------------------------------------------------
Vintage Petroleum, Inc.                                 10,300           549,299
--------------------------------------------------------------------------------
Whiting Petroleum Corp. 1,2                              7,100           284,000
--------------------------------------------------------------------------------
XTO Energy, Inc.                                        71,700         3,150,498
                                                                    ------------
                                                                     181,387,614

--------------------------------------------------------------------------------
FINANCIALS--20.1%
--------------------------------------------------------------------------------
CAPITAL MARKETS--0.4%
Ameriprise Financial, Inc.                              26,400         1,082,400
--------------------------------------------------------------------------------
Bank of New York Co., Inc. (The)                        70,200         2,235,870
--------------------------------------------------------------------------------
Mellon Financial Corp.                                  51,700         1,770,725
--------------------------------------------------------------------------------
Northern Trust Corp.                                    24,200         1,254,044
                                                                    ------------
                                                                       6,343,039

--------------------------------------------------------------------------------
COMMERCIAL BANKS--5.3%
Astoria Financial Corp. 2                               22,450           660,030
--------------------------------------------------------------------------------
Bank of America Corp.                                  633,102        29,217,657
--------------------------------------------------------------------------------
BB&T Corp. 2                                        34,700         1,454,277
-------------------------------------------------------------------------------
Comerica, Inc.                                          34,500         1,958,220
--------------------------------------------------------------------------------
Downey Financial Corp. 2                                   500            34,195
--------------------------------------------------------------------------------
Golden West Financial Corp.                             31,600         2,085,600
--------------------------------------------------------------------------------
KeyCorp                                                 83,900         2,762,827
--------------------------------------------------------------------------------
M&T Bank Corp. 2                                    18,100         1,973,805
--------------------------------------------------------------------------------
National City Corp.                                     57,700         1,936,989
--------------------------------------------------------------------------------
PNC Financial Services Group, Inc. 2                    23,600         1,459,188
--------------------------------------------------------------------------------
Regions Financial Corp. 2                               32,805         1,120,619
--------------------------------------------------------------------------------
SunTrust Banks, Inc.                                    18,300         1,331,508
--------------------------------------------------------------------------------
TCF Financial Corp. 2                                      400            10,856
--------------------------------------------------------------------------------
U.S. Bancorp                                           360,370        10,771,459

                                                                           VALUE
                                                        SHARES        SEE NOTE 1
--------------------------------------------------------------------------------
COMMERCIAL BANKS Continued
UnionBanCal Corp.                                       27,300      $  1,876,056
--------------------------------------------------------------------------------
Wachovia Corp.                                         268,600        14,198,196
--------------------------------------------------------------------------------
Washington Mutual, Inc.                                170,529         7,418,012
--------------------------------------------------------------------------------
Wells Fargo & Co.                                  184,000        11,560,720
                                                                   ------------
                                                                      91,830,214

--------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL SERVICES--8.7%
American Express Co.                                   121,200         6,236,952
--------------------------------------------------------------------------------
AmeriCredit Corp. 1,2                                   40,500         1,038,015
--------------------------------------------------------------------------------
Ameritrade Holding Corp.                                27,800           667,200
--------------------------------------------------------------------------------
Capital One Financial Corp.                             78,977         6,823,613
--------------------------------------------------------------------------------
Chicago Mercantile Exchange (The)                       10,400         3,821,896
--------------------------------------------------------------------------------
CIT Group, Inc.                                         66,600         3,448,548
--------------------------------------------------------------------------------
Citigroup, Inc.                                        800,888        38,867,095
--------------------------------------------------------------------------------
Goldman Sachs Group, Inc. (The)                         96,000        12,260,160
--------------------------------------------------------------------------------
Janus Capital Group, Inc. 2                             20,500           381,915
--------------------------------------------------------------------------------
JPMorgan Chase & Co.                               576,644        22,887,000
--------------------------------------------------------------------------------
Lehman Brothers Holdings, Inc.                          75,000         9,612,750
--------------------------------------------------------------------------------
MBNA Corp.                                             175,300         4,759,395
--------------------------------------------------------------------------------
Merrill Lynch & Co., Inc.                          186,800        12,651,964
--------------------------------------------------------------------------------
Moody's Corp.                                           51,400         3,156,988
--------------------------------------------------------------------------------
Morgan Stanley                                         263,300        14,939,642
--------------------------------------------------------------------------------
Schwab (Charles) Corp.                                 296,900         4,355,523
--------------------------------------------------------------------------------
State Street Corp.                                      55,600         3,082,464
                                                                    ------------
                                                                     148,991,120

--------------------------------------------------------------------------------
INSURANCE--4.4%
--------------------------------------------------------------------------------
AFLAC, Inc.                                             26,200         1,216,204
--------------------------------------------------------------------------------
Allstate Corp.                                          97,600         5,277,232
--------------------------------------------------------------------------------
American International Group, Inc.                     328,340        22,402,638
--------------------------------------------------------------------------------
AmerUs Group Co. 2                                      12,100           685,707
--------------------------------------------------------------------------------
Aon Corp.                                              110,200         3,961,690
--------------------------------------------------------------------------------
Arch Capital Group Ltd. 1                                2,100           114,975
--------------------------------------------------------------------------------
Chubb Corp.                                             38,600         3,769,290
--------------------------------------------------------------------------------
Everest Re Group Ltd.                                    3,300           331,155
--------------------------------------------------------------------------------
Fidelity National Financial, Inc.                       23,159           852,020
--------------------------------------------------------------------------------
Fidelity National Title Group,
Inc., Cl. A 2                                            5,190           126,377
--------------------------------------------------------------------------------
Hartford Financial Services
Group, Inc. (The)                                       74,100         6,364,449
--------------------------------------------------------------------------------
Jefferson-Pilot Corp.                                      400            22,772
--------------------------------------------------------------------------------
LandAmerica Financial Group, Inc. 2                      2,600           162,240
--------------------------------------------------------------------------------
Lincoln National Corp.                                   5,200           275,756
--------------------------------------------------------------------------------
Loews Corp.                                             21,400         2,029,790
--------------------------------------------------------------------------------
MBIA, Inc. 2                                            16,400           986,624
--------------------------------------------------------------------------------
MetLife, Inc.                                          130,000         6,370,000
--------------------------------------------------------------------------------
Principal Financial Group, Inc. (The)                  123,500         5,857,605

                                                                           VALUE
                                                        SHARES        SEE NOTE 1
--------------------------------------------------------------------------------
INSURANCE Continued
Progressive Corp.                                       17,200      $  2,008,616
--------------------------------------------------------------------------------
Prudential Financial, Inc.                              85,400         6,250,426
--------------------------------------------------------------------------------
Safeco Corp.                                               300            16,950
--------------------------------------------------------------------------------
St. Paul Travelers Cos., Inc. (The)                    157,100         7,017,657
--------------------------------------------------------------------------------
StanCorp Financial Group, Inc. 2                         9,800           489,510
                                                                    ------------
                                                                      76,589,683

--------------------------------------------------------------------------------
THRIFTS & MORTGAGE FINANCE--1.3%
Accredited Home Lenders
Holding Co. 1,2                                          6,400           317,312
--------------------------------------------------------------------------------
Countrywide Financial Corp.                            140,498         4,803,627
--------------------------------------------------------------------------------
Fannie Mae                                             183,800         8,971,278
--------------------------------------------------------------------------------
Freddie Mac                                             79,800         5,214,930
--------------------------------------------------------------------------------
Fremont General Corp. 2                                  2,700            62,721
--------------------------------------------------------------------------------
MGIC Investment Corp. 2                                 13,700           901,734
--------------------------------------------------------------------------------
PMI Group, Inc. (The) 2                                 10,400           427,128
--------------------------------------------------------------------------------
Radian Group, Inc. 2                                    16,100           943,299
                                                                    ------------
                                                                      21,642,029

--------------------------------------------------------------------------------
HEALTH CARE--14.4%
--------------------------------------------------------------------------------
BIOTECHNOLOGY--2.3%
Abgenix, Inc. 1,2                                       18,800           404,388
--------------------------------------------------------------------------------
Alkermes, Inc. 1,2                                      16,600           317,392
--------------------------------------------------------------------------------
Amgen, Inc. 1,2                                        219,800        17,333,428
--------------------------------------------------------------------------------
Applera Corp./Applied
Biosystems Group 2                                      35,100           932,256
--------------------------------------------------------------------------------
Genentech, Inc. 1                                       37,300         3,450,250
--------------------------------------------------------------------------------
Genzyme Corp. (General Division) 1                       9,100           644,098
--------------------------------------------------------------------------------
Gilead Sciences, Inc. 1                                 63,600         3,347,268
--------------------------------------------------------------------------------
Sepracor, Inc. 1,2                                       2,200           113,520
--------------------------------------------------------------------------------
Techne Corp. 1,2                                         6,300           353,745
--------------------------------------------------------------------------------
Wyeth                                                  260,200        11,987,414
                                                                    ------------
                                                                      38,883,759

--------------------------------------------------------------------------------
HEALTH CARE EQUIPMENT & SUPPLIES--1.2%
Baxter International, Inc.                              89,400         3,365,910
--------------------------------------------------------------------------------
Becton, Dickinson & Co.                             63,100         3,791,048
--------------------------------------------------------------------------------
Boston Scientific Corp. 1                               47,800         1,170,622
--------------------------------------------------------------------------------
Guidant Corp.                                           32,800         2,123,800
--------------------------------------------------------------------------------
Kinetic Concepts, Inc. 1                                 7,000           278,320
--------------------------------------------------------------------------------
Medtronic, Inc.                                        129,700         7,466,829
--------------------------------------------------------------------------------
Mentor Corp. 2                                          12,900           594,432
--------------------------------------------------------------------------------
Millipore Corp. 1,2                                      5,200           343,408
--------------------------------------------------------------------------------
PerkinElmer, Inc.                                        5,400           127,224
--------------------------------------------------------------------------------
Stryker Corp.                                            7,300           324,339
--------------------------------------------------------------------------------
Waters Corp. 1                                          10,000           378,000
--------------------------------------------------------------------------------
Zimmer Holdings, Inc. 1                                  2,000           134,880
                                                                    ------------
                                                                      20,098,812

                                                                           VALUE
                                                        SHARES        SEE NOTE 1
--------------------------------------------------------------------------------
HEALTH CARE PROVIDERS & SERVICES--5.0%
Aetna, Inc.                                             41,600      $  3,923,296
--------------------------------------------------------------------------------
American Healthways, Inc. 1,2                            6,300           285,075
--------------------------------------------------------------------------------
AmerisourceBergen Corp.                                 26,600         1,101,240
--------------------------------------------------------------------------------
Beverly Enterprises, Inc. 1,2                            7,200            84,024
--------------------------------------------------------------------------------
Cardinal Health, Inc.                                  110,600         7,603,750
--------------------------------------------------------------------------------
Caremark Rx, Inc. 1                                    150,400         7,789,216
--------------------------------------------------------------------------------
CIGNA Corp.                                             55,700         6,221,690
--------------------------------------------------------------------------------
Coventry Health Care, Inc. 1                            13,550           771,808
--------------------------------------------------------------------------------
Express Scripts, Inc. 1                                 52,800         4,424,640
--------------------------------------------------------------------------------
Genesis HealthCare Corp. 1,2                             5,100           186,252
--------------------------------------------------------------------------------
HCA, Inc.                                              134,000         6,767,000
--------------------------------------------------------------------------------
Health Net, Inc. 1                                      15,800           814,490
--------------------------------------------------------------------------------
Humana, Inc. 1                                          24,900         1,352,817
--------------------------------------------------------------------------------
IMS Health, Inc.                                         5,100           127,092
--------------------------------------------------------------------------------
Manor Care, Inc. 2                                       8,300           330,091
--------------------------------------------------------------------------------
McKesson Corp.                                         127,400         6,572,566
--------------------------------------------------------------------------------
Medco Health Solutions, Inc. 1                         121,181         6,761,900
--------------------------------------------------------------------------------
Pediatrix Medical Group, Inc. 1,2                        7,300           646,561
--------------------------------------------------------------------------------
Quest Diagnostics, Inc.                                 69,900         3,598,452
--------------------------------------------------------------------------------
Schein (Henry), Inc. 1,2                                15,300           667,692
--------------------------------------------------------------------------------
Sierra Health Services, Inc. 1,2                         9,000           719,640
--------------------------------------------------------------------------------
UnitedHealth Group, Inc.                               212,748        13,220,161
--------------------------------------------------------------------------------
WellCare Health Plans, Inc. 1,2                          6,000           245,100
--------------------------------------------------------------------------------
WellPoint, Inc. 1                                      150,712        12,025,310
                                                                    ------------
                                                                      86,239,863

--------------------------------------------------------------------------------
PHARMACEUTICALS--5.9%
Abbott Laboratories                                    184,600         7,278,778
--------------------------------------------------------------------------------
Allergan, Inc. 2                                        36,500         3,940,540
--------------------------------------------------------------------------------
Alpharma, Inc., Cl. A 2                                 15,300           436,203
--------------------------------------------------------------------------------
Andrx Corp. 1,2                                         10,900           179,523
--------------------------------------------------------------------------------
Barr Pharmaceuticals, Inc. 1                            19,900         1,239,571
--------------------------------------------------------------------------------
Bristol-Myers Squibb Co.                               146,400         3,364,272
--------------------------------------------------------------------------------
Eli Lilly & Co.                                     81,600         4,617,744
--------------------------------------------------------------------------------
Endo Pharmaceuticals
Holdings, Inc. 1,2                                       8,300           251,158
--------------------------------------------------------------------------------
Forest Laboratories, Inc. 1                            110,000         4,474,800
--------------------------------------------------------------------------------
Johnson & Johnson                                  484,606        29,124,821
--------------------------------------------------------------------------------
King Pharmaceuticals, Inc. 1                            51,500          87 1,380
--------------------------------------------------------------------------------
Kos Pharmaceuticals, Inc. 1,2                           14,000           724,220
--------------------------------------------------------------------------------
Medicis Pharmaceutical Corp., Cl. A 2                    3,000            96,150
--------------------------------------------------------------------------------
Merck & Co., Inc.                                  429,100        13,649,671
--------------------------------------------------------------------------------
Pfizer, Inc.                                         1,340,800        31,267,456
--------------------------------------------------------------------------------
Watson Pharmaceuticals, Inc. 1                          21,100           685,961
                                                                    ------------
                                                                     102,202,248

                                                                           VALUE
                                                        SHARES        SEE NOTE 1
--------------------------------------------------------------------------------
INDUSTRIALS--10.2%
--------------------------------------------------------------------------------
AEROSPACE & DEFENSE--3.0%
Alliant Techsystems, Inc. 1,2                            8,600      $    655,062
--------------------------------------------------------------------------------
BE Aerospace, Inc. 1,2                                  11,300           248,600
--------------------------------------------------------------------------------
Boeing Co.                                             142,500        10,009,200
--------------------------------------------------------------------------------
General Dynamics Corp.                                  41,900         4,778,695
--------------------------------------------------------------------------------
Honeywell International, Inc.                          179,200         6,675,200
--------------------------------------------------------------------------------
Lockheed Martin Corp.                                  104,600         6,655,698
--------------------------------------------------------------------------------
Northrop Grumman Corp.                                 125,900         7,567,849
--------------------------------------------------------------------------------
Precision Castparts Corp. 2                             24,300         1,258,983
--------------------------------------------------------------------------------
Raytheon Co.                                           176,400         7,082,460
--------------------------------------------------------------------------------
United Technologies Corp.                              118,000         6,597,380
                                                                    ------------
                                                                      51,529,127

--------------------------------------------------------------------------------
AIR FREIGHT & LOGISTICS--0.0%
United Parcel Service, Inc., Cl. B                      10,300           774,045
--------------------------------------------------------------------------------
AIRLINES--0.1%
Alaska Air Group, Inc. 1,2                              10,100           360,772
--------------------------------------------------------------------------------
AMR Corp. 1,2                                           43,600           969,228
--------------------------------------------------------------------------------
Continental Airlines, Inc., Cl. B 1,2                   17,600           374,880
                                                                    ------------
                                                                       1,704,880

--------------------------------------------------------------------------------
BUILDING PRODUCTS--0.3%
American Standard Cos., Inc.                            25,500         1,018,725
--------------------------------------------------------------------------------
Masco Corp.                                            109,000         3,290,710
--------------------------------------------------------------------------------
USG Corp. 1,2                                           14,600           949,000
                                                                    ------------
                                                                       5,258,435

--------------------------------------------------------------------------------
COMMERCIAL SERVICES & SUPPLIES--0.7%
Administaff, Inc. 2                                      5,300           222,865
--------------------------------------------------------------------------------
Cendant Corp.                                          350,400         6,044,400
--------------------------------------------------------------------------------
Corporate Executive Board Co.                            1,600           143,520
--------------------------------------------------------------------------------
Dun & Bradstreet Corp. 1,2                           6,100           408,456
--------------------------------------------------------------------------------
Manpower, Inc. 2                                        14,200           660,300
--------------------------------------------------------------------------------
PHH Corp. 1,2                                            2,180            61,084
--------------------------------------------------------------------------------
Pitney Bowes, Inc.                                      45,900         1,939,275
--------------------------------------------------------------------------------
Robert Half International, Inc. 2                       16,900           640,341
--------------------------------------------------------------------------------
Waste Management, Inc.                                  43,700         1,326,295
                                                                    ------------
                                                                      11,446,536

--------------------------------------------------------------------------------
CONSTRUCTION & ENGINEERING--0.1%
Quanta Services, Inc. 1,2                               21,300           280,521
--------------------------------------------------------------------------------
URS Corp. 1,2                                           23,200           872,552
                                                                    ------------
                                                                       1,153,073

--------------------------------------------------------------------------------
DIVERSIFIED CONSUMER SERVICES--0.1%
Apollo Group, Inc., Cl. A 1                             43,600         2,636,056

                                                                           VALUE
                                                        SHARES        SEE NOTE 1
--------------------------------------------------------------------------------
ELECTRICAL EQUIPMENT--0.4%
Emerson Electric Co.                                    30,300      $  2,263,410
--------------------------------------------------------------------------------
Rockwell Automation, Inc.                               76,800         4,543,488
--------------------------------------------------------------------------------
Roper Industries, Inc. 2                                11,400           450,414
                                                                    ------------
                                                                       7,257,312

--------------------------------------------------------------------------------
INDUSTRIAL CONGLOMERATES--3.6%
3M Co.                                                  36,800         2,852,000
--------------------------------------------------------------------------------
General Electric Co.                                 1,494,700        52,389,235
--------------------------------------------------------------------------------
Teleflex, Inc.                                           1,800           116,964
--------------------------------------------------------------------------------
Tyco International Ltd.                                236,000         6,810,960
                                                                    ------------
                                                                      62,169,159

--------------------------------------------------------------------------------
MACHINERY--1.2%
Caterpillar, Inc.                                       88,000         5,083,760
--------------------------------------------------------------------------------
Danaher Corp.                                           27,600         1,539,528
--------------------------------------------------------------------------------
Flowserve Corp. 1,2                                     16,700           660,652
--------------------------------------------------------------------------------
Illinois Tool Works, Inc.                               60,700         5,340,993
--------------------------------------------------------------------------------
Ingersoll-Rand Co. Ltd., Cl. A                          98,800         3,988,556
--------------------------------------------------------------------------------
ITT Industries, Inc.                                    11,900         1,223,558
--------------------------------------------------------------------------------
JLG Industries, Inc. 2                                   3,000           136,980
--------------------------------------------------------------------------------
Parker-Hannifin Corp. 2                                  8,500           560,660
--------------------------------------------------------------------------------
SPX Corp. 2                                             16,800           768,936
--------------------------------------------------------------------------------
Terex Corp. 1                                           12,800           760,320
                                                                    ------------
                                                                      20,063,943

--------------------------------------------------------------------------------
ROAD & RAIL--0.7%
Burlington Northern Santa Fe Corp.                      79,500         5,630,190
--------------------------------------------------------------------------------
CSX Corp.                                                2,200           111,694
--------------------------------------------------------------------------------
Landstar System, Inc. 2                                  9,300           388,182
--------------------------------------------------------------------------------
Norfolk Southern Corp.                                 103,300         4,630,939
--------------------------------------------------------------------------------
Union Pacific Corp.                                     12,000           966,120
                                                                    ------------
                                                                      11,727,125

--------------------------------------------------------------------------------
TRADING COMPANIES & DISTRIBUTORS--0.0%
United Rentals, Inc. 1,2                                12,600           294,714
--------------------------------------------------------------------------------
INFORMATION TECHNOLOGY--19.8%
--------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT--3.2%
ADC Telecommunications, Inc. 1,2                         2,100            46,914
--------------------------------------------------------------------------------
ADTRAN, Inc. 2                                          19,500           579,930
--------------------------------------------------------------------------------
Avaya, Inc. 1                                           56,500           602,855
--------------------------------------------------------------------------------
Brocade Communications
Systems, Inc. 1,2                                      106,600           433,862
--------------------------------------------------------------------------------
Cisco Systems, Inc. 1                                1,275,300        21,833,136
--------------------------------------------------------------------------------
Corning, Inc. 1                                        321,600         6,322,656
--------------------------------------------------------------------------------
Emulex Corp. 1,2                                        15,800           312,682
--------------------------------------------------------------------------------
Harris Corp. 2                                           2,600           111,826
--------------------------------------------------------------------------------
Juniper Networks, Inc. 1,2                             116,700         2,602,410

                                                                           VALUE
                                                        SHARES        SEE NOTE 1
--------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT Continued
Lucent Technologies, Inc. 1                            788,700      $  2,097,942
--------------------------------------------------------------------------------
Motorola, Inc.                                         384,000         8,674,560
--------------------------------------------------------------------------------
Polycom, Inc. 1                                          9,600           146,880
--------------------------------------------------------------------------------
QLogic Corp. 1                                          20,300           659,953
--------------------------------------------------------------------------------
QUALCOMM, Inc.                                         215,900         9,300,972
--------------------------------------------------------------------------------
Scientific-Atlanta, Inc.                                22,500           969,075
                                                                    ------------
                                                                      54,695,653

--------------------------------------------------------------------------------
COMPUTERS & PERIPHERALS--4.9%
Apple Computer, Inc. 1                                 139,100         9,999,899
--------------------------------------------------------------------------------
Dell, Inc. 1                                           627,400        18,815,726
--------------------------------------------------------------------------------
EMC Corp. 1                                            656,800         8,945,616
--------------------------------------------------------------------------------
Hewlett-Packard Co.                                    640,800        18,346,104
--------------------------------------------------------------------------------
International Business
--------------------------------------------------------------------------------
Machines Corp.                                         276,300        22,711,860
--------------------------------------------------------------------------------
Lexmark International, Inc., Cl. A 1                    21,100           945,913
--------------------------------------------------------------------------------
NCR Corp. 1                                             29,100           987,654
--------------------------------------------------------------------------------
Network Appliance, Inc. 1                               49,600         1,339,200
--------------------------------------------------------------------------------
Palm, Inc. 1,2                                           9,900           314,820
--------------------------------------------------------------------------------
Sun Microsystems, Inc. 1                               230,500           965,795
--------------------------------------------------------------------------------
Western Digital Corp. 1                                 72,100         1,341,781
                                                                    ------------
                                                                      84,714,368

--------------------------------------------------------------------------------
ELECTRONIC EQUIPMENT & INSTRUMENTS--0.6%
Agilent Technologies, Inc. 1                           158,000         5,259,820
--------------------------------------------------------------------------------
Arrow Electronics, Inc. 1,2                             24,700           791,141
--------------------------------------------------------------------------------
Avnet, Inc. 1                                           33,100           792,414
--------------------------------------------------------------------------------
CDW Corp. 2                                              8,300           477,831
--------------------------------------------------------------------------------
Jabil Circuit, Inc. 1                                   26,800           994,012
--------------------------------------------------------------------------------
Komag, Inc. 1,2                                         10,600           367,396
--------------------------------------------------------------------------------
Mettler-Toledo International, Inc. 1,2                   1,800            99,360
--------------------------------------------------------------------------------
Sanmina-SCI Corp. 1                                    189,600           807,696
--------------------------------------------------------------------------------
Solectron Corp. 1,2                                    243,900           892,674
--------------------------------------------------------------------------------
Tech Data Corp. 1                                        6,100           242,048
--------------------------------------------------------------------------------
UNOVA, Inc. 1,2                                          7,600           256,880
                                                                    ------------
                                                                      10,981,272

--------------------------------------------------------------------------------
INTERNET SOFTWARE & SERVICES--0.7%
Check Point Software
Technologies Ltd. 1,2                                   27,800           558,780
--------------------------------------------------------------------------------
Digital River, Inc. 1,2                                  9,400           279,556
--------------------------------------------------------------------------------
EarthLink, Inc. 1,2                                     49,500           549,945
--------------------------------------------------------------------------------
Google, Inc., Cl. A 1                                   13,700         5,683,582
--------------------------------------------------------------------------------
Internet Security Systems, Inc. 1,2                     17,700           370,815
--------------------------------------------------------------------------------
MicroStrategy, Inc., Cl. A 1,2                           3,600           297,864
--------------------------------------------------------------------------------
United Online, Inc. 2                                   40,100           570,222
--------------------------------------------------------------------------------
Websense, Inc. 1,2                                       5,000           328,200

                                                                           VALUE
                                                        SHARES        SEE NOTE 1
--------------------------------------------------------------------------------
INTERNET SOFTWARE & SERVICES Continued
Yahoo!, Inc. 1                                          63,400      $  2,484,012
                                                                    ------------
                                                                      11,122,976

--------------------------------------------------------------------------------
IT SERVICES--0.8%
CACI International, Inc., Cl. A 1,2                      7,400           424,612
--------------------------------------------------------------------------------
Ceridian Corp. 1,2                                      20,400           506,940
--------------------------------------------------------------------------------
CheckFree Corp. 1                                       11,500           527,850
--------------------------------------------------------------------------------
Computer Sciences Corp. 1                               20,600         1,043,184
--------------------------------------------------------------------------------
CSG Systems International, Inc. 1,2                      1,300            29,016
--------------------------------------------------------------------------------
Electronic Data Systems Corp.                           41,500           997,660
--------------------------------------------------------------------------------
First Data Corp.                                       200,900         8,640,709
--------------------------------------------------------------------------------
Fiserv, Inc. 1,2                                        22,400           969,248
--------------------------------------------------------------------------------
Global Payments, Inc. 2                                 10,800           503,388
--------------------------------------------------------------------------------
Sabre Holdings Corp. 2                                  32,400           781,164
                                                                    ------------
                                                                      14,423,771

--------------------------------------------------------------------------------
OFFICE ELECTRONICS--0.3%
Xerox Corp. 1                                          340,300         4,985,395
--------------------------------------------------------------------------------
SEMICONDUCTORS & SEMICONDUCTOR EQUIPMENT--4.8%
Analog Devices, Inc.                                   161,300         5,785,831
--------------------------------------------------------------------------------
Applied Materials, Inc.                                461,600         8,281,104
--------------------------------------------------------------------------------
Broadcom Corp., Cl. A 1                                128,600         6,063,490
--------------------------------------------------------------------------------
Cymer, Inc. 1,2                                          8,200           291,182
--------------------------------------------------------------------------------
Fairchild Semiconductor
--------------------------------------------------------------------------------
International, Inc., Cl. A 1,2                          42,600           720,366
--------------------------------------------------------------------------------
Freescale Semiconductor, Inc., Cl. B 1                 160,443         4,038,350
--------------------------------------------------------------------------------
Genesis Microchip, Inc. 1,2                              6,600           119,394
--------------------------------------------------------------------------------
Intel Corp.                                          1,279,100        31,926,336
--------------------------------------------------------------------------------
Intersil Corp., Cl. A 2                                 32,100           798,648
--------------------------------------------------------------------------------
KLA-Tencor Corp.                                        56,800         2,801,944
--------------------------------------------------------------------------------
Lam Research Corp. 1,2                                  23,700           845,616
--------------------------------------------------------------------------------
LSI Logic Corp. 1                                       94,600           756,800
--------------------------------------------------------------------------------
Micrel, Inc. 1,2                                        14,600           169,360
--------------------------------------------------------------------------------
Microchip Technology, Inc.                              30,000           964,500
--------------------------------------------------------------------------------
Microsemi Corp. 1,2                                      9,200           254,472
--------------------------------------------------------------------------------
National Semiconductor Corp.                            42,700         1,109,346
--------------------------------------------------------------------------------
Novellus Systems, Inc. 1                                31,600           762,192
--------------------------------------------------------------------------------
NVIDIA Corp. 1                                          27,400         1,001,744
--------------------------------------------------------------------------------
OmniVision Technologies, Inc. 1,2                       18,000           359,280
--------------------------------------------------------------------------------
Texas Instruments, Inc.                                487,300        15,627,711
--------------------------------------------------------------------------------
Zoran Corp. 1                                            4,900            79,429
                                                                    ------------
                                                                      82,757,095

--------------------------------------------------------------------------------
SOFTWARE--4.5%
Adobe Systems, Inc.                                     52,200         1,929,312
--------------------------------------------------------------------------------
Autodesk, Inc. 2                                       112,300         4,823,285

                                                                           VALUE
                                                        SHARES        SEE NOTE 1
--------------------------------------------------------------------------------
SOFTWARE Continued
BEA Systems, Inc. 1                                     82,300      $    773,620
--------------------------------------------------------------------------------
BMC Software, Inc. 1                                    40,700           833,943
--------------------------------------------------------------------------------
Cadence Design Systems, Inc. 1                          49,500           837,540
--------------------------------------------------------------------------------
Citrix Systems, Inc. 1                                  20,100           578,478
--------------------------------------------------------------------------------
Cognos, Inc. 1,2                                         5,200           180,492
--------------------------------------------------------------------------------
Computer Associates
International, Inc. 2                                  153,000         4,313,070
--------------------------------------------------------------------------------
Compuware Corp. 1                                       90,800           814,476
--------------------------------------------------------------------------------
Fair Isaac Corp. 2                                      16,400           724,388
--------------------------------------------------------------------------------
Hyperion Solutions Corp. 1,2                            20,700           741,474
--------------------------------------------------------------------------------
Intuit, Inc. 1                                          22,700         1,209,910
--------------------------------------------------------------------------------
McAfee, Inc. 1,2                                        28,700           778,631
--------------------------------------------------------------------------------
Microsoft Corp.                                      1,400,600        36,625,690
--------------------------------------------------------------------------------
Novell, Inc. 1,2                                        95,500           843,265
--------------------------------------------------------------------------------
Oracle Corp. 1                                         879,700        10,741,137
--------------------------------------------------------------------------------
Parametric Technology Corp. 1                           53,700           327,570
--------------------------------------------------------------------------------
Red Hat, Inc. 1,2                                       32,900           896,196
--------------------------------------------------------------------------------
Reynolds & Reynolds Co., Cl. A 2                     1,800            50,526
--------------------------------------------------------------------------------
Symantec Corp. 1                                       420,542         7,359,485
--------------------------------------------------------------------------------
Synopsys, Inc. 1                                        52,400         1,051,144
--------------------------------------------------------------------------------
Take-Two Interactive Software, Inc. 1,2                 14,900           263,730
                                                                    ------------
                                                                      76,697,362

--------------------------------------------------------------------------------
MATERIALS--2.5%
--------------------------------------------------------------------------------
CHEMICALS--1.3%
Agrium, Inc. 2                                          26,200           576,138
--------------------------------------------------------------------------------
Dow Chemical Co. (The)                                 161,000         7,055,020
--------------------------------------------------------------------------------
E.I. DuPont de Nemours & Co.                        50,000         2,125,000
--------------------------------------------------------------------------------
FMC Corp. 1,2                                            5,800           308,386
--------------------------------------------------------------------------------
Lubrizol Corp. (The)                                     3,000           130,290
--------------------------------------------------------------------------------
Lyondell Chemical Co.                                   31,500           750,330
--------------------------------------------------------------------------------
Monsanto Co.                                            61,400         4,760,342
--------------------------------------------------------------------------------
PPG Industries, Inc.                                    61,600         3,566,640
--------------------------------------------------------------------------------
Rohm & Haas Co.                                     47,100         2,280,582
--------------------------------------------------------------------------------
Scotts Miracle-Gro Co. (The), Cl. A 2                    9,200           416,208
                                                                    ------------
                                                                      21,968,936

--------------------------------------------------------------------------------
CONSTRUCTION MATERIALS--0.0%
Texas Industries, Inc.                                   5,200           259,168
--------------------------------------------------------------------------------
CONTAINERS & PACKAGING--0.1%
Owens-Illinois, Inc. 1,2                                31,100           654,344
--------------------------------------------------------------------------------
Sealed Air Corp. 1,2                                    10,500           589,785
                                                                    ------------
                                                                       1,244,129

--------------------------------------------------------------------------------
METALS & MINING--0.9%
AK Steel Holding Corp. 1,2                              48,000           381,600

                                                                           VALUE
                                                        SHARES        SEE NOTE 1
--------------------------------------------------------------------------------
METALS & MINING Continued
Alcoa, Inc.                                             77,300      $  2,285,761
--------------------------------------------------------------------------------
Carpenter Technology Corp. 2                             7,300           514,431
--------------------------------------------------------------------------------
Commercial Metals Co. 2                                  7,700           289,058
--------------------------------------------------------------------------------
Freeport-McMoRan
Copper & Gold, Inc., Cl. B                          20,400         1,097,520
--------------------------------------------------------------------------------
Nucor Corp.                                             66,900         4,463,568
--------------------------------------------------------------------------------
Phelps Dodge Corp.                                      35,300         5,078,611
--------------------------------------------------------------------------------
Quanex Corp. 2                                           7,100           354,787
--------------------------------------------------------------------------------
Reliance Steel & Aluminum Co. 2                     11,200           684,544
--------------------------------------------------------------------------------
Steel Dynamics, Inc. 2                                   8,200           291,182
--------------------------------------------------------------------------------
United States Steel Corp. 2                              2,000            96,140
--------------------------------------------------------------------------------
Worthington Industries, Inc. 2                          11,900           228,599
                                                                    ------------
                                                                      15,765,801

--------------------------------------------------------------------------------
PAPER & FOREST PRODUCTS--0.2%
International Paper Co.                                 37,300         1,253,653
--------------------------------------------------------------------------------
Louisiana-Pacific Corp. 2                               11,900           326,893
--------------------------------------------------------------------------------
MeadWestvaco Corp.                                      23,500           658,705
--------------------------------------------------------------------------------
Weyerhaeuser Co. 2                                      32,500         2,156,050
                                                                    ------------
                                                                       4,395,301

--------------------------------------------------------------------------------
TELECOMMUNICATION SERVICES--2.9%
--------------------------------------------------------------------------------
DIVERSIFIED TELECOMMUNICATION SERVICES--2.9%
American Tower Corp. 1                                  41,800         1,132,780
--------------------------------------------------------------------------------
AT&T, Inc.                                         423,878        10,380,772
--------------------------------------------------------------------------------
BellSouth Corp.                                        262,800         7,121,880
--------------------------------------------------------------------------------
CenturyTel, Inc.                                        21,400           709,624
--------------------------------------------------------------------------------
Crown Castle International Corp. 1                      22,200           597,402
--------------------------------------------------------------------------------
Qwest Communications
International, Inc. 1,2                                140,000           791,000
--------------------------------------------------------------------------------
Sprint Nextel Corp.                                    658,723        15,387,769
--------------------------------------------------------------------------------
Verizon Communications, Inc.                           471,356        14,197,243
                                                                    ------------
                                                                      50,318,470

--------------------------------------------------------------------------------
WIRELESS TELECOMMUNICATION SERVICES--0.0%
Dobson Communications
Corp., Cl. A 1,2                                        36,800           276,000
--------------------------------------------------------------------------------
UTILITIES--0.8%
--------------------------------------------------------------------------------
ELECTRIC UTILITIES--0.8%
AES Corp. (The) 1                                       54,700           865,901
--------------------------------------------------------------------------------
Constellation Energy Group, Inc.                        46,200         2,661,120
--------------------------------------------------------------------------------
DPL, Inc.                                                5,600           145,656
--------------------------------------------------------------------------------
Duke Energy Corp. 2                                        800            21,960
--------------------------------------------------------------------------------
Entergy Corp.                                            7,000           480,550
--------------------------------------------------------------------------------
FirstEnergy Corp.                                       12,100           592,779
--------------------------------------------------------------------------------
PG&E Corp. 2                                       121,500         4,510,080
--------------------------------------------------------------------------------
Pinnacle West Capital Corp.                                700            28,945

                                                                               VALUE
                                                          SHARES          SEE NOTE 1
-------------------------------------------------------------------------------------

ELECTRIC UTILITIES Continued
Progress Energy, Inc.,
Contingent Value Obligation 1,3                           32,000     $         2,080
-------------------------------------------------------------------------------------
TXU Corp.                                                 64,600           3,242,270
                                                                     ---------------
                                                                          12,551,341

-------------------------------------------------------------------------------------
GAS UTILITIES--0.0%
NiSource, Inc.                                             5,500             114,730
-------------------------------------------------------------------------------------
MULTI-UTILITIES & UNREGULATED POWER--0.0%
Energy East Corp. 2                                        1,600              36,480
-------------------------------------------------------------------------------------
Sierra Pacific Resources 1                                22,100             288,184
                                                                     ---------------
                                                                             324,664
                                                                     ---------------
Total Common Stocks
(Cost $1,461,259,931)                                                  1,711,804,882

-------------------------------------------------------------------------------------
PREFERRED STOCKS--0.0%
-------------------------------------------------------------------------------------
Wachovia Corp., Dividend Equalization
Preferred Shares 1,3 (Cost $0)                             6,000                  24

                                                           UNITS
-------------------------------------------------------------------------------------

RIGHTS, WARRANTS AND CERTIFICATES--0.0%
-------------------------------------------------------------------------------------
Dime Bancorp, Inc. Wts., Exp. 1/2/10 1                    31,900               4,147
-------------------------------------------------------------------------------------
Lucent Technologies, Inc. Wts.,
Exp. 12/10/07 1                                            4,837               2,733
                                                                     ---------------
Total Rights, Warrants and
Certificates (Cost $0)                                                         6,880

                                                       PRINCIPAL
                                                          AMOUNT
-------------------------------------------------------------------------------------

JOINT REPURCHASE AGREEMENTS--0.6%
-------------------------------------------------------------------------------------
Undivided interest of 0.70% in joint
repurchase agreement (Principal Amount/
Value $1,414,200,000, with a maturity value
of $1,414,844,247) with UBS Warburg LLC,
4.10%, dated 12/30/05, to be repurchased
at $9,918,516 on 1/3/06, collateralized by
Federal Home Loan Mortgage Corp.,
5%, 1/1/35, with a value of $157,513,104
and Federal National Mortgage Assn.,
5%--5.50%, 3/1/34--10/1/35, with a value
of $1,301,420,187
(Cost $9,914,000)                                   $  9,914,000           9,914,000
-------------------------------------------------------------------------------------
Total Investments, at Value
(excluding Investments Purchased
with Cash Collateral from Securities
Loaned) (Cost $1,471,173,931)                                          1,721,725,786

-------------------------------------------------------------------------------------
INVESTMENTS PURCHASED WITH CASH COLLATERAL
FROM SECURITIES LOANED--4.5%
-------------------------------------------------------------------------------------
ASSET BACKED FLOATING NOTE--0.3%
Countrywide Asset-Backed Certificates,
Series 2005-17, Cl. 4AV1, 4.49%,
1/25/06 4                                              2,000,000           2,000,000
-------------------------------------------------------------------------------------
GSAA Home Equity Trust, Series
2005-15, Cl. 2A1, 4.47%, 1/25/06 4                     2,000,000           2,000,000

                                                       PRINCIPAL               VALUE
                                                          AMOUNT          SEE NOTE 1
-------------------------------------------------------------------------------------

ASSET BACKED FLOATING NOTE Continued
Trust Money Market Securities,
Series A-2, 4.44%, 1/17/06 4                        $  1,000,000     $     1,000,000
                                                                     ----------------
                                                                           5,000,000

-------------------------------------------------------------------------------------
DOMESTIC FLOATING CERTIFICATE OF DEPOSIT--0.2%
Washington Mutual Bank, 4.36%,
1/20/06 4                                              3,499,911           3,499,911
-------------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS--2.9%
-------------------------------------------------------------------------------------
Undivided interest of 1.58% in joint repurchase
agreement (Principal Amount/Value $3,150,000,000,
with a maturity value of $3,151,501,500) with
Nomura Securities, 4.29%, dated 12/30/05, to
be repurchased at $49,767,611 on 1/3/06,
collateralized by U.S. Agency Mortgages,
3.34%--9.50%, 6/1/08--5/1/38,
with a value of $3,213,000,000 4                      49,743,900          49,743,900
-------------------------------------------------------------------------------------
MASTER FLOATING NOTE--0.4%
Bear Stearns, 4.37%, 1/3/06 4                          3,500,000           3,500,000
-------------------------------------------------------------------------------------
CDC Financial Products, Inc.,
4.35%, 1/3/06 4                                        3,000,000           3,000,000
-------------------------------------------------------------------------------------
Citigroup Global Markets, Inc.,
4.32%, 1/3/06 4                                        1,000,000           1,000,000
                                                                      ---------------
                                                                           7,500,000

-------------------------------------------------------------------------------------
MEDIUM-TERM FLOATING NOTE--0.7%
Countrywide Financial Corp.,
4.59%, 3/21/06 4                                       3,999,766           3,999,766
-------------------------------------------------------------------------------------
Goldman Sachs Group, Inc.,
4.41%, 1/3/06 4                                        4,000,000           4,000,000
-------------------------------------------------------------------------------------
Landsbanki Islands, 4.45%, 1/17/06 4                   4,000,000           4,000,000
                                                                     ----------------
                                                                          11,999,766
                                                                     ----------------
Total Investments Purchased with Cash
Collateral from Securities Loaned
(Cost $77,743,577)                                                        77,743,577

-------------------------------------------------------------------------------------
TOTAL INVESTMENTS, AT VALUE
(COST $1,548,917,508)                                      104.6%      1,799,469,363
-------------------------------------------------------------------------------------
LIABILITIES IN EXCESS OF
OTHER ASSETS                                                (4.6)        (79,645,145)
                                                     --------------------------------
NET ASSETS                                                 100.0%    $ 1,719,824,218
                                                     ================================

FOOTNOTES TO STATEMENT OF INVESTMENTS

1. Non-income producing security.

2. Partial or fully-loaned security. See Note 7 of Notes to Financial
Statements.

3. Illiquid security. The aggregate value of illiquid securities as of December
31, 2005 was $2,104, which represents less than 0.005% of the Fund's net assets.
See Note 6 of Notes to Financial Statements.

4. The security has been segregated to satisfy the forward commitment to return the cash collateral received in securities lending transactions upon the borrower's return of the securities loaned. See Note 7 of Notes to Financial
Statements.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF ASSETS AND LIABILITIES  December 31, 2005
--------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------------------------------------------

Investments, at value (including securities loaned of $75,611,592)
(cost $1,548,917,508)--see accompanying statement of investments                                              $1,799,469,363
-----------------------------------------------------------------------------------------------------------------------------
Cash                                                                                                                 619,578
-----------------------------------------------------------------------------------------------------------------------------
Receivables and other assets:
Investments sold                                                                                                   5,526,954
Interest and dividends                                                                                             2,077,331
Shares of beneficial interest sold                                                                                 1,991,260
Other                                                                                                                 22,159
                                                                                                               -------------
Total assets                                                                                                   1,809,706,645

-----------------------------------------------------------------------------------------------------------------------------
LIABILITIES
-----------------------------------------------------------------------------------------------------------------------------
Return of collateral for securities loaned                                                                        77,743,577
-----------------------------------------------------------------------------------------------------------------------------
Payables and other liabilities:
Investments purchased                                                                                             10,271,989
Shares of beneficial interest redeemed                                                                             1,353,384
Distribution and service plan fees                                                                                   349,050
Shareholder communications                                                                                            91,107
Trustees' compensation                                                                                                28,761
Transfer and shareholder servicing agent fees                                                                          1,816
Other                                                                                                                 42,743
                                                                                                              --------------
Total liabilities                                                                                                 89,882,427

-----------------------------------------------------------------------------------------------------------------------------
NET ASSETS                                                                                                    $1,719,824,218
                                                                                                              ==============

-----------------------------------------------------------------------------------------------------------------------------
COMPOSITION OF NET ASSETS
-----------------------------------------------------------------------------------------------------------------------------
Par value of shares of beneficial interest                                                                    $       79,136
-----------------------------------------------------------------------------------------------------------------------------
Additional paid-in capital                                                                                     1,630,162,524
-----------------------------------------------------------------------------------------------------------------------------
Accumulated net investment income                                                                                 19,275,548
-----------------------------------------------------------------------------------------------------------------------------
Accumulated net realized loss on investments and foreign currency transactions                                  (180,244,882)
-----------------------------------------------------------------------------------------------------------------------------
Net unrealized appreciation on investments and translation of assets and liabilities denominated
in foreign currencies                                                                                            250,551,892
                                                                                                              ---------------
Net Assets                                                                                                    $1,719,824,218
                                                                                                              ===============

-----------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE PER SHARE
-----------------------------------------------------------------------------------------------------------------------------
Non-Service Shares:
Net asset value, redemption price per share and offering price per share (based on net assets
of $1,121,476,526 and 51,472,131 shares of beneficial interest outstanding)                                           $21.79
-----------------------------------------------------------------------------------------------------------------------------
Service Shares:
Net asset value, redemption price per share and offering price per share (based on net assets
of $598,347,692 and 27,663,565 shares of beneficial interest outstanding)                                             $21.63

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF OPERATIONS  For the Year Ended December 31, 2005
--------------------------------------------------------------------------------
--------------------------------------------------------------------------
INVESTMENT INCOME
---------------------------------------------------------------------------------------

Dividends (net of foreign withholding taxes of $28,927)                   $ 30,595,396
---------------------------------------------------------------------------------------
Interest                                                                       421,243
---------------------------------------------------------------------------------------
Portfolio lending fees                                                         195,845
                                                                          -------------
Total investment income                                                     31,212,484

---------------------------------------------------------------------------------------
EXPENSES
---------------------------------------------------------------------------------------
Management fees                                                             10,549,666
---------------------------------------------------------------------------------------
Distribution and service plan fees--Service shares                           1,122,003
---------------------------------------------------------------------------------------
Transfer and shareholder servicing agent fees:
Non-Service shares                                                              10,807
Service shares                                                                  10,342
---------------------------------------------------------------------------------------
Shareholder communications:
Non-Service shares                                                              83,076
Service shares                                                                  35,071
---------------------------------------------------------------------------------------
Trustees' compensation                                                          28,182
---------------------------------------------------------------------------------------
Custodian fees and expenses                                                     19,075
---------------------------------------------------------------------------------------
Administration service fees                                                      1,500
---------------------------------------------------------------------------------------
Other                                                                           75,698
                                                                          -------------
Total expenses                                                              11,935,420
Less reduction to custodian expenses                                            (1,463)
                                                                          -------------
Net expenses                                                                11,933,957

---------------------------------------------------------------------------------------
NET INVESTMENT INCOME                                                       19,278,527

---------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
---------------------------------------------------------------------------------------
Net realized gain on:
Investments                                                                 45,928,240
Foreign currency transactions                                                  320,762
                                                                          -------------
Net realized gain                                                           46,249,002
---------------------------------------------------------------------------------------
Net change in unrealized appreciation (depreciation) on:
Investments                                                                 29,526,879
Translation of assets and liabilities denominated in foreign currencies       (248,415)
                                                                          -------------
Net change in unrealized appreciation                                       29,278,464

---------------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                      $ 94,805,993
                                                                          =============

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                                                             2005               2004
----------------------------------------------------------------------------------------------------------------------------

OPERATIONS
----------------------------------------------------------------------------------------------------------------------------
Net investment income                                                                    $    19,278,527    $    20,357,629
----------------------------------------------------------------------------------------------------------------------------
Net realized gain                                                                             46,249,002        111,199,320
----------------------------------------------------------------------------------------------------------------------------
Net change in unrealized appreciation                                                         29,278,464          4,618,002
                                                                                         -----------------------------------
Net increase in net assets resulting from operations                                          94,805,993        136,174,951

----------------------------------------------------------------------------------------------------------------------------
DIVIDENDS AND/OR DISTRIBUTIONS TO SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------------------
Dividends from net investment income:
Non-Service shares                                                                           (16,043,833)       (10,373,133)
Service shares                                                                                (4,680,411)        (1,403,577)

----------------------------------------------------------------------------------------------------------------------------
BENEFICIAL INTEREST TRANSACTIONS
----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from beneficial interest transactions:
Non-Service shares                                                                          (165,951,406)       (73,484,963)
Service shares                                                                               199,901,024        179,202,879

----------------------------------------------------------------------------------------------------------------------------
NET ASSETS
----------------------------------------------------------------------------------------------------------------------------
Total increase                                                                               108,031,367        230,116,157
----------------------------------------------------------------------------------------------------------------------------
Beginning of period                                                                        1,611,792,851      1,381,676,694
                                                                                         -----------------------------------
End of period (including accumulated net investment income of $19,275,548
and $20,719,203, respectively)                                                           $ 1,719,824,218    $ 1,611,792,851
                                                                                         ===================================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

NON-SERVICE SHARES  YEAR ENDED DECEMBER 31,             2005           2004           2003           2002           2001
----------------------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
----------------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period              $    20.84     $    19.20     $    15.32     $    18.99     $    21.26
----------------------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income                                    .26 1          .27 1          .18            .16            .13
Net realized and unrealized gain (loss)                  .97           1.53           3.86          (3.70)         (2.29)
                                                  --------------------------------------------------------------------------
Total from investment operations                        1.23           1.80           4.04          (3.54)         (2.16)
----------------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                    (.28)          (.16)          (.16)          (.13)          (.11)
----------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                    $    21.79     $    20.84     $    19.20     $    15.32     $    18.99
                                                  ==========================================================================

----------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 2                      5.98%          9.46%         26.72%        (18.80)%       (10.16)%
----------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
----------------------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)          $1,121,476     $1,238,948     $1,214,960     $  890,740     $1,074,945
----------------------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                 $1,156,299     $1,216,081     $1,003,396     $  999,275     $1,028,913
----------------------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 3
Net investment income                                   1.26%          1.39%          1.10%          0.94%          0.73%
Total expenses                                          0.67% 4        0.67% 4        0.70% 4        0.69% 4        0.73% 4
----------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                   88%            82%            85%            98%            69%

1. Per share amounts calculated based on the average shares outstanding during the period.

2. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

3. Annualized for periods of less than one full year.

4. Reduction to custodian expenses less than 0.01%.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

SERVICE SHARES  YEAR ENDED DECEMBER 31,               2005         2004         2003         2002         2001
-----------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
-----------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period              $  20.70     $  19.10     $  15.26     $  18.95     $  21.24
-----------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income                                  .21 1        .25 1        .14          .13          .14
Net realized and unrealized gain (loss)                .96         1.49         3.85        (3.70)       (2.32)
                                                  ---------------------------------------------------------------
Total investment operations                           1.17         1.74         3.99        (3.57)       (2.18)
-----------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                  (.24)        (.14)        (.15)        (.12)        (.11)
-----------------------------------------------------------------------------------------------------------------
Net asset value, end of period                    $  21.63     $  20.70     $  19.10     $  15.26     $  18.95
                                                  ===============================================================

-----------------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 2                    5.74%        9.15%       26.44%      (18.99)%     (10.27)%
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
-----------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)          $598,348     $372,845     $166,717     $ 51,929     $ 21,545
-----------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                 $462,272     $262,660     $ 98,210     $ 34,604     $ 10,306
-----------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 3
Net investment income                                 1.02%        1.30%        0.83%        0.87%        0.66%
Total expenses                                        0.91% 4      0.92% 4      0.96% 4      0.84% 4      0.88% 4
-----------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                 88%          82%          85%          98%          69%

1. Per share amounts calculated based on the average shares outstanding during the period.

2. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

3. Annualized for periods of less than one full year.

4. Reduction to custodian expenses less than 0.01%.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES

Oppenheimer Main Street Fund/VA (the Fund), is a separate series of Oppenheimer
Variable Account Funds, an open-end management investment company registered under the Investment Company Act of 1940, as amended. The Fund's objective is to seek high total return (which includes growth in the value of its shares as well as current income) from equity and debt securities. The Fund's investment advisor is OppenheimerFunds, Inc. (the Manager).

      The Fund offers two classes of shares. Both classes are sold at their offering price, which is the net asset value per share, to separate investment accounts of participating insurance companies as an underlying investment for variable life insurance policies, variable annuity contracts or other investment products. The class of shares designated as Service shares is subject to a distribution and service plan. Both classes of shares have identical rights and voting privileges with respect to the Fund in general and exclusive voting rights on matters that affect that class alone. Earnings, net assets and net asset value per share may differ due to each class having its own expenses, such as transfer and shareholder servicing agent fees and shareholder communications, directly attributable to that class.

      The following is a summary of significant accounting policies consistently followed by the Fund.

--------------------------------------------------------------------------------
SECURITIES VALUATION. The Fund calculates the net asset value of its shares as of the close of The New York Stock Exchange (the Exchange), normally 4:00 P.M.
Eastern time, on each day the Exchange is open for business. Securities may be valued primarily using dealer-supplied valuations or a portfolio pricing service authorized by the Board of Trustees. Securities listed or traded on National
Stock Exchanges or other domestic exchanges are valued based on the last sale price of the security traded on that exchange prior to the time when the Fund's assets are valued. Securities traded on NASDAQ are valued based on the closing price provided by NASDAQ prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the last sale price on the prior trading day, if it is within the spread of the closing "bid" and "asked"
prices, and if not, at the closing bid price. Securities traded on foreign exchanges are valued based on the last sale price on the principal exchange on which the security is traded, in the country that is identified by the portfolio pricing service, prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the official closing price on the principal exchange. Corporate, government and municipal debt instruments having a remaining maturity in excess of sixty days and all mortgage-backed securities will be valued at the mean between the "bid" and "asked" prices. Futures contracts traded on a commodities or futures exchange will be valued at the final settlement price or official closing price on the principal exchange as reported by such principal exchange at its trading session ending at, or most recently prior to, the time when the Fund's assets are valued. Securities
(including restricted securities) for which market quotations are not readily available are valued at their fair value. Foreign and domestic securities whose values have been materially affected by what the Manager identifies as a significant event occurring before the Fund's assets are valued but after the close of their respective exchanges will be fair valued. Fair value is determined in good faith using consistently applied procedures under the supervision of the Board of Trustees. Short-term "money market type" debt securities with remaining maturities of sixty days or less are valued at amortized cost (which approximates market value).

--------------------------------------------------------------------------------
FOREIGN CURRENCY TRANSLATION. The Fund's accounting records are maintained in
U.S. dollars. The values of securities denominated in foreign currencies and amounts related to the purchase and sale of foreign securities and foreign investment income are translated into U.S. dollars as of the close of The New
York Stock Exchange (the Exchange), normally 4:00 P.M. Eastern time, on each day the Exchange is open for business. Foreign exchange rates may be valued primarily using dealer supplied valuations or a portfolio pricing service authorized by the Board of Trustees.

      Reported net realized foreign exchange gains or losses arise from sales of portfolio securities, sales and maturities of short-term securities, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the
Fund's books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, including investments in securities at fiscal period end, resulting from changes in exchange rates.

      The effect of changes in foreign currency exchange rates on investments is separately identified from the fluctuations arising from changes in market values of securities held and reported with all other foreign currency gains and losses in the Fund's Statement of Operations.

--------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS. Pursuant to an Exemptive Order issued by the
Securities and Exchange Commission, the Fund, along with other affiliated funds advised by the Manager, may transfer uninvested cash balances into joint trading accounts on a daily basis. These balances are invested in one or more repurchase agreements. Securities pledged as collateral for repurchase agreements are held by a custodian bank until the agreements mature. Each agreement requires that the market value of the collateral be sufficient to cover payments of interest and principal. In the event of default by the other party to the agreement, retention of the collateral may be subject to legal proceedings.

--------------------------------------------------------------------------------
ALLOCATION OF INCOME, EXPENSES, GAINS AND LOSSES. Income, expenses (other than those attributable to a specific class), gains and losses are allocated on a daily basis to each class of shares based upon the relative proportion of net assets represented by such class. Operating expenses directly attributable to a specific class are charged against the operations of that class.

--------------------------------------------------------------------------------
FEDERAL TAXES. The Fund intends to comply with provisions of the Internal
Revenue Code applicable to regulated investment companies and to distribute substantially all of its investment company taxable income, including any net realized gain on investments not offset by capital loss carryforwards, if any, to shareholders.

The tax components of capital shown in the table below represent distribution requirements the Fund must satisfy under the income tax regulations, losses the
Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

                                                                 NET UNREALIZED
                                                                   APPRECIATION
                                                               BASED ON COST OF
UNDISTRIBUTED   UNDISTRIBUTED            ACCUMULATED       SECURITIES AND OTHER
NET INVESTMENT      LONG-TERM                   LOSS   INVESTMENTS  FOR FEDERAL
INCOME                   GAIN   CARRYFORWARD 1,2,3,4        INCOME TAX PURPOSES
-------------------------------------------------------------------------------
$19,282,490               $--           $163,795,900               $234,117,529

1. As of December 31, 2005, the Fund had $163,795,249 of net capital loss carryforwards available to offset future realized capital gains, if any, and thereby reduce future taxable gain distributions. As of December 31, 2005, details of the capital loss carryforwards were as follows:

                           EXPIRING
                           ------------------------
                           2009        $ 10,477,990
                           2010         126,747,906
                           2011          26,569,353
                                       ------------
                           Total       $163,795,249
                                       ============

2. The Fund had $651 of post-October foreign currency losses which were deferred.

3. During the fiscal year ended December 31, 2005, the Fund utilized $44,990,386 of capital loss carryforward to offset capital gains realized in that fiscal year.

4. During the fiscal year ended December 31, 2004, the Fund utilized
$114,232,007 of capital loss carryforward to offset capital gains realized in that fiscal year.

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund. Accordingly, the following amounts have been reclassified for December 31, 2005. Net assets of the Fund were unaffected by the reclassifications.

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES CONTINUED

                   INCREASE TO                    INCREASE TO
                   ACCUMULATED                 ACCUMULATED NET
                   NET INVESTMENT                REALIZED LOSS
                   INCOME                       ON INVESTMENTS
                   -------------------------------------------
                   $2,062                               $2,062

The tax character of distributions paid during the years ended December 31, 2005 and December 31, 2004 was as follows:

                                           YEAR ENDED              YEAR ENDED
                                    DECEMBER 31, 2005       DECEMBER 31, 2004
     ------------------------------------------------------------------------
     Distributions paid from:
     Ordinary income                      $20,724,244            $ 11,776,710

The aggregate cost of securities and other investments and the composition of unrealized appreciation and depreciation of securities and other investments for federal income tax purposes as of December 31, 2005 are noted below. The primary difference between book and tax appreciation or depreciation of securities and other investments, if applicable, is attributable to the tax deferral of losses or tax realization of financial statement unrealized gain or loss.

                   Federal tax cost of securities       $1,565,351,871
                                                        ===============

                   Gross unrealized appreciation        $  257,812,745
                   Gross unrealized depreciation           (23,695,216)
                                                        ---------------
                   Net unrealized appreciation          $  234,117,529
                                                        ===============

--------------------------------------------------------------------------------
TRUSTEES' COMPENSATION. The Board of Trustees has adopted a deferred compensation plan for independent trustees that enables trustees to elect to defer receipt of all or a portion of the annual compensation they are entitled to receive from the Fund. For purposes of determining the amount owed to the
Trustee under the plan, deferred amounts are treated as though equal dollar amounts had been invested in shares of the Fund or in other Oppenheimer funds selected by the Trustee. The Fund purchases shares of the funds selected for deferral by the Trustee in amounts equal to his or her deemed investment, resulting in a Fund asset equal to the deferred compensation liability. Such assets are included as a component of "Other" within the asset section of the
Statement of Assets and Liabilities. Deferral of trustees' fees under the plan will not affect the net assets of the Fund, and will not materially affect the
Fund's assets, liabilities or net investment income per share. Amounts will be deferred until distributed in accordance to the Plan.

--------------------------------------------------------------------------------
DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS. Dividends and distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date. Income and capital gain distributions, if any, are declared and paid annually.

--------------------------------------------------------------------------------
INVESTMENT INCOME. Dividend income is recorded on the ex-dividend date or upon ex-dividend notification in the case of certain foreign dividends where the ex-dividend date may have passed. Non-cash dividends included in dividend income, if any, are recorded at the fair market value of the securities received. Interest income, which includes accretion of discount and amortization of premium, is accrued as earned.

--------------------------------------------------------------------------------
CUSTODIAN FEES. Custodian Fees and Expenses in the Statement of Operations may
include interest expense incurred by the Fund on any cash overdrafts of its custodian account during the period. Such cash overdrafts may result from the effects of failed trades in portfolio securities and from cash outflows resulting from unanticipated shareholder redemption activity. The Fund pays interest to its custodian on such cash overdrafts to the extent they are not offset by positive cash balances maintained by the Fund. The Reduction to
Custodian Expenses line item, if applicable, represents earnings on cash balances maintained by the Fund during the period. Such interest expense and other custodian fees may be paid with these earnings.

--------------------------------------------------------------------------------
SECURITY TRANSACTIONS. Security transactions are recorded on the trade date.
Realized gains and losses on securities sold are determined on the basis of identified cost.

--------------------------------------------------------------------------------
OTHER. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
2. SHARES OF BENEFICIAL INTEREST

The Fund has authorized an unlimited number of $0.001 par value shares of beneficial interest of each class. Transactions in shares of beneficial interest were as follows:

                                              YEAR ENDED DECEMBER 31, 2005      YEAR ENDED DECEMBER 31, 2004
                                                   SHARES           AMOUNT           SHARES           AMOUNT
-------------------------------------------------------------------------------------------------------------

NON-SERVICE SHARES
Sold                                            3,666,887    $  75,624,029       11,955,294    $ 233,322,256
Dividends and/or distributions reinvested         783,008       16,043,833          536,356       10,373,133
Redeemed                                      (12,430,546)    (257,619,268)     (16,312,427)    (317,180,352)
                                             ----------------------------------------------------------------
Net decrease                                   (7,980,651)   $(165,951,406)      (3,820,777)   $ (73,484,963)
                                             ================================================================

-------------------------------------------------------------------------------------------------------------
SERVICE SHARES
Sold                                           10,831,089    $ 224,276,509       10,163,617    $ 196,313,963
Dividends and/or distributions reinvested         229,657        4,680,411           72,875        1,403,577
Redeemed                                       (1,404,971)     (29,055,896)        (955,303)     (18,514,661)
                                             ----------------------------------------------------------------
Net increase                                    9,655,775    $ 199,901,024        9,281,189    $ 179,202,879
                                             ================================================================

--------------------------------------------------------------------------------
3. PURCHASES AND SALES OF SECURITIES

The aggregate cost of purchases and proceeds from sales of securities, other than short-term obligations, for the year ended December 31, 2005, were as follows:

                                      PURCHASES               SALES
        -----------------------------------------------------------
        Investment securities    $1,451,659,870      $1,407,502,229

--------------------------------------------------------------------------------
4. FEES AND OTHER TRANSACTIONS WITH AFFILIATES

MANAGEMENT FEES. Management fees paid to the Manager were in accordance with the investment advisory agreement with the Fund which provides for a fee at an annual rate of 0.75% of the first $200 million of average annual net assets,
0.72% of the next $200 million, 0.69% of the next $200 million, 0.66% of the next $200 million and 0.60% of average annual net assets over $800 million.

--------------------------------------------------------------------------------
ADMINISTRATION SERVICE FEES. The Fund pays the Manager a fee of $1,500 per year for preparing and filing the Fund's tax returns.

--------------------------------------------------------------------------------
TRANSFER AGENT FEES. OppenheimerFunds Services (OFS), a division of the Manager, acts as the transfer and shareholder servicing agent for the Fund. The Fund pays
OFS a per account fee. For the year ended December 31, 2005, the Fund paid
$21,081 to OFS for services to the Fund.

      Additionally, funds offered in variable annuity separate accounts are subject to minimum fees of $10,000 per class, for class level assets of $10 million or more. Each class is subject to the minimum fee in the event that the per account fee does not equal or exceed the applicable minimum fee.

--------------------------------------------------------------------------------
4. FEES AND OTHER TRANSACTIONS WITH AFFILIATES Continued

DISTRIBUTION AND SERVICE PLAN FOR SERVICE SHARES. The Fund has adopted a
Distribution and Service Plan for Service shares to pay OppenheimerFunds
Distributor, Inc. (the Distributor), for distribution related services, personal service and account maintenance for the Fund's Service shares. Under the plan, payments are made periodically at an annual rate of up to 0.25% of the average annual net assets of Service shares of the Fund. The Distributor currently uses all of those fees to compensate sponsor(s) of the insurance product that offers
Fund shares, for providing personal service and maintenance of accounts of their variable contract owners that hold Service shares. The impact of the service plan is to increase operating expenses of the Service shares, which results in lower performance compared to the Fund's shares that are not subject to a service fee. Fees incurred by the Fund under the plan are detailed in the
Statement of Operations.

--------------------------------------------------------------------------------
WAIVERS AND REIMBURSEMENTS OF EXPENSES. OFS has voluntarily agreed to limit transfer and shareholder servicing agent fees for all classes to 0.35% of average annual net assets per class. This undertaking may be amended or withdrawn at any time.

--------------------------------------------------------------------------------
5. FOREIGN CURRENCY CONTRACTS

A foreign currency contract is a commitment to purchase or sell a foreign currency at a future date, at a negotiated rate. The Fund may enter into foreign currency contracts to settle specific purchases or sales of securities denominated in a foreign currency and for protection from adverse exchange rate fluctuation. Risks to the Fund include the potential inability of the counterparty to meet the terms of the contract.

      The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Fund and the resulting unrealized appreciation or depreciation are determined using prevailing foreign currency exchange rates.
Unrealized appreciation and depreciation on foreign currency contracts are reported in the Statement of Assets and Liabilities as a receivable or payable and in the Statement of Operations with the change in unrealized appreciation or depreciation.

      The Fund may realize a gain or loss upon the closing or settlement of the foreign transaction. Contracts closed or settled with the same broker are recorded as net realized gains or losses. Such realized gains and losses are reported with all other foreign currency gains and losses in the Statement of
Operations.

      As of December 31, 2005, the Fund had no outstanding foreign currency contracts.

--------------------------------------------------------------------------------
6. ILLIQUID SECURITIES

As of December 31, 2005, investments in securities included issues that are illiquid. A security may be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. The
Fund will not invest more than 15% of its net assets (determined at the time of purchase and reviewed periodically) in illiquid securities. Securities that are illiquid are marked with the applicable footnote on the Statement of
Investments.

--------------------------------------------------------------------------------
7. SECURITIES LENDING

The Fund lends portfolio securities from time to time in order to earn additional income. In return, the Fund receives collateral in the form of U.S.
Treasury obligations or cash, against the loaned securities and maintains collateral in an amount not less than 100% of the market value of the loaned securities during the period of the loan. The market value of the loaned securities is determined at the close of business of the funds and any additional required collateral is delivered to the Fund on the next business day. If the borrower defaults on its obligation to return the securities loaned because of insolvency or other reasons, the Fund could experience delays and cost in recovering the securities loaned or in gaining access to the collateral.
Cash collateral is invested in cash equivalents. The Fund retains a portion of the interest earned from the collateral. The Fund continues to receive the economic benefit of interest or dividends paid on the securities loaned in the form of a substitute payment received from the borrower. As of December 31,
2005, the Fund had on loan securities valued at $75,611,592. Collateral of
$77,743,577 was received for the loans, all of which was received in cash and subsequently invested in approved instruments.

--------------------------------------------------------------------------------
8. LITIGATION

A consolidated amended complaint has been filed as putative derivative and class actions against the Manager, OFS and the Distributor, as well as 51 of the
Oppenheimer funds (as "Nominal Defendants") excluding the Fund, 30 present and former Directors or Trustees and 8 present and former officers of the funds.
This complaint, initially filed in the U.S. District Court for the Southern
District of New York on January 10, 2005 and amended on March 4, 2005, consolidates into a single action and amends six individual previously-filed putative derivative and class action complaints. Like those prior complaints, the complaint alleges that the Manager charged excessive fees for distribution and other costs, improperly used assets of the funds in the form of directed brokerage commissions and 12b-1 fees to pay brokers to promote sales of the funds, and failed to properly disclose the use of assets of the funds to make those payments in violation of the Investment Company Act of 1940 and the
Investment Advisers Act of 1940. Also, like those prior complaints, the complaint further alleges that by permitting and/or participating in those actions, the Directors/Trustees and the Officers breached their fiduciary duties to shareholders of the funds under the Investment Company Act of 1940 and at common law. The complaint seeks unspecified compensatory and punitive damages, rescission of the funds' investment advisory agreements, an accounting of all fees paid, and an award of attorneys' fees and litigation expenses.

      The defendants believe that the allegations contained in the Complaints are without merit and that they have meritorious defenses against the claims asserted. The defendants intend to defend these lawsuits vigorously and to contest any claimed liability. The defendants believe that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them and that no estimate can yet be made with any degree of certainty as to the amount or range of any potential loss.

                     END OF OPPENHEIMER MAIN STREET FUND/VA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TO THE BOARD OF TRUSTEES AND SHAREHOLDERS OF OPPENHEIMER MAIN STREET SMALL CAP
FUND/VA:

We have audited the accompanying statement of assets and liabilities of
Oppenheimer Main Street Small Cap Fund/VA, a series of Oppenheimer Variable
Account Funds, including the statement of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods presented.
These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

      We conducted our audits in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.
The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of
Oppenheimer Main Street Small Cap Fund/VA as of December 31, 2005, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods presented, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Denver, Colorado
February 13, 2006

STATEMENT OF INVESTMENTS  December 31, 2005
--------------------------------------------------------------------------------

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
COMMON STOCKS--99.1%
-------------------------------------------------------------------------------
CONSUMER DISCRETIONARY--18.4%
-------------------------------------------------------------------------------
AUTO COMPONENTS--1.6%
Aftermarket Technology Corp. 1                         11,200    $     217,728
-------------------------------------------------------------------------------
American Axle & Manufacturing
Holdings, Inc. 2                                       18,500          339,105
-------------------------------------------------------------------------------
ArvinMeritor, Inc. 2                                   41,100          591,429
-------------------------------------------------------------------------------
Autoliv, Inc.                                           5,300          240,726
-------------------------------------------------------------------------------
Borg-Warner Automotive, Inc.                            4,600          278,898
-------------------------------------------------------------------------------
Dana Corp.                                             44,200          317,356
-------------------------------------------------------------------------------
Drew Industries, Inc. 1,2                               2,800           78,932
-------------------------------------------------------------------------------
Goodyear Tire & Rubber Co. (The) 1,2                   30,400          528,352
-------------------------------------------------------------------------------
Lear Corp. 2                                           12,200          347,212
-------------------------------------------------------------------------------
LKQ Corp. 1,2                                             600           20,772
-------------------------------------------------------------------------------
Midas, Inc. 1,2                                         7,600          139,536
-------------------------------------------------------------------------------
Modine Manufacturing Co.                               23,200          756,088
-------------------------------------------------------------------------------
Proliance International, Inc. 1,2                       1,007            5,327
-------------------------------------------------------------------------------
Sauer-Danfoss, Inc.                                     7,900          148,599
-------------------------------------------------------------------------------
Shiloh Industries, Inc. 1                               3,100           41,106
-------------------------------------------------------------------------------
Spartan Motors, Inc.                                      100            1,029
-------------------------------------------------------------------------------
Tenneco, Inc. 1                                        49,000          960,890
-------------------------------------------------------------------------------
TRW Automotive Holdings Corp. 1                         9,000          237,150
-------------------------------------------------------------------------------
Visteon Corp. 1                                        75,300          471,378
                                                                 --------------
                                                                     5,721,613

-------------------------------------------------------------------------------
AUTOMOBILES--0.1%
Fleetwood Enterprises, Inc. 1                           3,500           43,225
-------------------------------------------------------------------------------
Monaco Coach Corp. 2                                    3,900           51,870
-------------------------------------------------------------------------------
Winnebago Industries, Inc. 2                            2,700           89,856
                                                                 --------------
                                                                       184,951

-------------------------------------------------------------------------------
DISTRIBUTORS--0.0%
Audiovox Corp., Cl. A 1                                 2,000           27,720
-------------------------------------------------------------------------------
Jorgensen (Earle M.) Co. 1,2                            8,900           82,147
                                                                 --------------
                                                                       109,867

-------------------------------------------------------------------------------
DIVERSIFIED CONSUMER SERVICES--1.0%
Alderwoods Group, Inc. 1                                8,900          141,243
-------------------------------------------------------------------------------
Bright Horizons Family Solutions, Inc. 1,2             10,600          392,730
-------------------------------------------------------------------------------
Career Education Corp. 1                               10,800          364,176
-------------------------------------------------------------------------------
CPI Corp.                                                 300            5,613
-------------------------------------------------------------------------------
Escala Group, Inc. 1,2                                  3,200           64,896
-------------------------------------------------------------------------------
ITT Educational Services, Inc. 1                        2,000          118,220
-------------------------------------------------------------------------------
Jackson Hewitt Tax Service, Inc.                       36,000          997,560
-------------------------------------------------------------------------------
Matthews International Corp., Cl. A                       200            7,282
-------------------------------------------------------------------------------
Pre-Paid Legal Services, Inc. 2                         7,300          278,933
-------------------------------------------------------------------------------
Service Corp. International                            50,700          414,726
-------------------------------------------------------------------------------
ServiceMaster Co. (The)                                16,600          198,370

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
DIVERSIFIED CONSUMER SERVICES Continued
Steiner Leisure Ltd. 1                                  8,100    $     288,036
-------------------------------------------------------------------------------
Stewart Enterprises, Inc. 2                            28,900          156,349
-------------------------------------------------------------------------------
Vertrue, Inc. 1                                         1,300           45,929
-------------------------------------------------------------------------------
Weight Watchers International, Inc. 1                   1,700           84,031
                                                                 --------------
                                                                     3,558,094

-------------------------------------------------------------------------------
HOTELS, RESTAURANTS & LEISURE--2.3%
Ambassadors Group, Inc.                                 8,700          199,143
-------------------------------------------------------------------------------
Ameristar Casinos, Inc.                                21,300          483,510
-------------------------------------------------------------------------------
Aztar Corp. 1,2                                        11,900          361,641
-------------------------------------------------------------------------------
Bluegreen Corp. 1,2                                    19,900          314,420
-------------------------------------------------------------------------------
Brinker International, Inc.                             6,300          243,558
-------------------------------------------------------------------------------
Caribou Coffee Co., Inc. 1                                900            9,036
-------------------------------------------------------------------------------
CBRL Group, Inc.                                       11,500          404,225
-------------------------------------------------------------------------------
CEC Entertainment, Inc. 1                               2,250           76,590
-------------------------------------------------------------------------------
Checkers Drive-In Restaurants, Inc. 1                   2,000           30,320
-------------------------------------------------------------------------------
Choice Hotels International, Inc.                       8,600          359,136
-------------------------------------------------------------------------------
CKE Restaurants, Inc. 2                                44,300          598,493
-------------------------------------------------------------------------------
Ctrip.com International Ltd., ADR                       1,600           92,400
-------------------------------------------------------------------------------
Darden Restaurants, Inc.                               11,300          439,344
-------------------------------------------------------------------------------
Denny's Corp. 1,2                                      21,400           86,242
-------------------------------------------------------------------------------
Domino's Pizza, Inc.                                   23,300          563,860
-------------------------------------------------------------------------------
Dover Downs Gaming &
Entertainment, Inc.                                     6,600           93,390
-------------------------------------------------------------------------------
IHOP Corp. 2                                           12,600          591,066
-------------------------------------------------------------------------------
Jack in the Box, Inc. 1                                20,800          726,544
-------------------------------------------------------------------------------
Krispy Kreme Doughnuts, Inc. 1,2                       11,500           66,010
-------------------------------------------------------------------------------
La Quinta Corp. 1                                      33,600          374,304
-------------------------------------------------------------------------------
Lone Star Steakhouse & Saloon, Inc.                 5,400          128,196
-----------------------------------------------------------------------------
Luby's, Inc. 1,2                                       16,500          219,450
-------------------------------------------------------------------------------
McCormick & Schmick's Seafood
Restaurants, Inc. 1                                     8,700          196,707
-------------------------------------------------------------------------------
Monarch Casino & Resort, Inc. 1,2                    5,400          122,040
-------------------------------------------------------------------------------
MTR Gaming Group, Inc. 1                                8,900           92,649
-------------------------------------------------------------------------------
Multimedia Games, Inc. 1,2                              3,000           27,750
-------------------------------------------------------------------------------
Navigant International, Inc. 1,2                        4,300           46,655
-------------------------------------------------------------------------------
O'Charley's, Inc. 1                                     7,800          120,978
-------------------------------------------------------------------------------
Panera Bread Co., Cl. A 1                                 100            6,568
-------------------------------------------------------------------------------
Papa John's International, Inc. 1                       1,900          112,689
-------------------------------------------------------------------------------
Six Flags, Inc. 1,2                                    33,100          255,201
-------------------------------------------------------------------------------
Sunterra Corp. 1                                       14,600          207,612
-------------------------------------------------------------------------------
Vail Resorts, Inc. 1,2                                 16,500          544,995
                                                                 --------------
                                                                     8,194,722

-------------------------------------------------------------------------------
HOUSEHOLD DURABLES--1.6%
American Greetings Corp., Cl. A 2                      31,900          700,843
-------------------------------------------------------------------------------
Avatar Holdings, Inc. 1,2                                 300           16,476

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
HOUSEHOLD DURABLES Continued
Beazer Homes USA, Inc. 2                                4,800    $     349,632
-------------------------------------------------------------------------------
Blount International, Inc. 1                            7,800          124,254
-------------------------------------------------------------------------------
Brookfield Homes Corp. 2                                9,545          474,673
-------------------------------------------------------------------------------
Champion Enterprises, Inc. 1,2                         30,400          414,048
-------------------------------------------------------------------------------
CSS Industries, Inc. 2                                    950           29,194
-------------------------------------------------------------------------------
Ethan Allen Interiors, Inc. 2                           8,200          299,546
-------------------------------------------------------------------------------
Furniture Brands International, Inc. 2                 30,700          685,531
-------------------------------------------------------------------------------
Interface, Inc., Cl. A 1,2                             27,300          224,406
-------------------------------------------------------------------------------
Kimball International, Inc., Cl. B                      4,800           51,024
-------------------------------------------------------------------------------
La-Z-Boy, Inc. 2                                       29,100          394,596
-------------------------------------------------------------------------------
MDC Holdings, Inc.                                      1,400           86,772
-------------------------------------------------------------------------------
Mestek, Inc. 1                                            600            7,860
-------------------------------------------------------------------------------
Movado Group, Inc.                                      1,600           29,280
-------------------------------------------------------------------------------
Palm Harbor Homes, Inc. 1,2                             2,000           37,600
-------------------------------------------------------------------------------
Ryland Group, Inc. (The)                                2,700          194,751
-------------------------------------------------------------------------------
Snap-On, Inc. 2                                         7,600          285,456
-------------------------------------------------------------------------------
Stanley Furniture Co., Inc.                            10,200          236,436
-------------------------------------------------------------------------------
Stanley Works (The)                                     5,000          240,200
-------------------------------------------------------------------------------
Tupperware Brands Corp.                                28,000          627,200
-------------------------------------------------------------------------------
WCI Communities, Inc. 1,2                               3,600           96,660
-------------------------------------------------------------------------------
William Lyon Homes, Inc. 1                                900           90,810
                                                                 --------------
                                                                     5,697,248

-------------------------------------------------------------------------------
INTERNET & CATALOG RETAIL--0.3%
Blue Nile, Inc. 1                                       7,900          318,449
-------------------------------------------------------------------------------
Coldwater Creek, Inc. 1,2                               1,800           54,954
-------------------------------------------------------------------------------
Insight Enterprises, Inc. 1                            20,300          398,083
-------------------------------------------------------------------------------
PetMed Express, Inc. 1,2                                8,300          117,611
-------------------------------------------------------------------------------
Priceline.com, Inc. 1                                   3,400           75,888
-------------------------------------------------------------------------------
Provide Commerce, Inc. 1,2                              1,700           56,287
-------------------------------------------------------------------------------
Sportsman's Guide, Inc. 1                               2,200           52,470
-------------------------------------------------------------------------------
Stamps.com, Inc. 1,2                                    3,200           73,472
-------------------------------------------------------------------------------
ValueVision Media, Inc., Cl. A 1,2                      3,800           47,880
                                                                 --------------
                                                                     1,195,094

-------------------------------------------------------------------------------
LEISURE EQUIPMENT & PRODUCTS--0.5%
Arctic Cat, Inc. 2                                        500           10,030
-------------------------------------------------------------------------------
Callaway Golf Co.                                      15,700          217,288
-------------------------------------------------------------------------------
Hasbro, Inc.                                           21,700          437,906
-------------------------------------------------------------------------------
JAKKS Pacific, Inc. 1,2                                17,800          372,732
-------------------------------------------------------------------------------
Marvel Entertainment, Inc. 1,2                          9,300          152,334
-------------------------------------------------------------------------------
Oakley, Inc. 2                                         25,800          379,002
-------------------------------------------------------------------------------
RC2 Corp. 1                                             5,700          202,464
-------------------------------------------------------------------------------
Steinway Musical Instruments, Inc. 1                    4,800          122,448
                                                                 --------------
                                                                     1,894,204

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
MEDIA--2.1%
Arbitron, Inc. 2                                        8,000    $     303,840
-------------------------------------------------------------------------------
Belo Corp., Cl. A                                       9,700          207,677
-------------------------------------------------------------------------------
Catalina Marketing Corp. 2                             17,300          438,555
-------------------------------------------------------------------------------
Charter Communications, Inc., Cl. A 1,2               169,400          206,668
-------------------------------------------------------------------------------
Citadel Broadcasting Corp. 2                           25,400          341,376
-------------------------------------------------------------------------------
Cox Radio, Inc., Cl. A 1,2                              8,600          121,088
-------------------------------------------------------------------------------
Cumulus Media, Inc., Cl. A 1,2                         19,200          238,272
-------------------------------------------------------------------------------
Emmis Communications Corp., Cl. A 1,2                  21,600          430,056
-------------------------------------------------------------------------------
Entercom Communications Corp. 1                        19,400          575,598
-------------------------------------------------------------------------------
Entravision Communications Corp. 1                      6,400           45,568
-------------------------------------------------------------------------------
Focus Media Holding Ltd., ADR 1                         5,800          195,866
-------------------------------------------------------------------------------
Interactive Data Corp.                                  2,400           54,504
-------------------------------------------------------------------------------
Interpublic Group of Cos., Inc. 1                       8,500           82,025
-------------------------------------------------------------------------------
Journal Communications, Inc. 2                         12,400          172,980
-------------------------------------------------------------------------------
Journal Register Co. 2                                  1,700           25,415
-------------------------------------------------------------------------------
Liberty Corp. 2                                         2,800          131,068
-------------------------------------------------------------------------------
Media General, Inc., Cl. A                              7,400          375,180
-------------------------------------------------------------------------------
Mediacom Communications Corp. 1,2                      24,800          136,152
-------------------------------------------------------------------------------
Meredith Corp.                                          5,800          303,572
-------------------------------------------------------------------------------
Playboy Enterprises, Inc., Cl. B 1,2                    9,300          129,177
-------------------------------------------------------------------------------
PRIMEDIA, Inc. 1,2                                      9,600           15,456
-------------------------------------------------------------------------------
R.H. Donnelley Corp. 1                                  6,700          412,854
-------------------------------------------------------------------------------
Readers Digest Assn., Inc. (The), Cl. A,
Non-Vtg.                                               42,800          651,416
-------------------------------------------------------------------------------
Scholastic Corp. 1,2                                   11,900          339,269
-------------------------------------------------------------------------------
Sinclair Broadcast Group, Inc., Cl. A 2                40,100          368,920
-------------------------------------------------------------------------------
TiVo, Inc. 1,2                                         60,500          309,760
-------------------------------------------------------------------------------
Valassis Communications, Inc. 1                         1,600           46,512
-------------------------------------------------------------------------------
Westwood One, Inc.                                     17,900          291,770
-------------------------------------------------------------------------------
Wiley (John) & Sons, Inc., Cl. A                    10,600          413,824
-------------------------------------------------------------------------------
World Wrestling Federation
Entertainment, Inc.                                     1,900           27,892
                                                                 --------------
                                                                     7,392,310

-------------------------------------------------------------------------------
MULTILINE RETAIL--0.9%
99 Cents Only Stores 1,2                               17,500          183,050
-------------------------------------------------------------------------------
Big Lots, Inc. 1,2                                     22,100          265,421
-------------------------------------------------------------------------------
Bon-Ton Stores, Inc.                                    3,000           57,390
-------------------------------------------------------------------------------
Conn's, Inc. 1,2                                        1,200           44,244
-------------------------------------------------------------------------------
Dillard's, Inc., Cl. A                                 12,500          310,250
-------------------------------------------------------------------------------
Dollar Tree Stores, Inc. 1                             20,000          478,800
-------------------------------------------------------------------------------
Fred's, Inc. 2                                          6,900          112,263
-------------------------------------------------------------------------------
Retail Ventures, Inc. 1,2                              18,100          225,164
-------------------------------------------------------------------------------
Saks, Inc. 1                                           12,300          207,378
-------------------------------------------------------------------------------
Stage Stores, Inc.                                     29,050          865,109
-------------------------------------------------------------------------------
Stein Mart, Inc.                                       22,700          412,005
                                                                 --------------
                                                                     3,161,074

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
SPECIALTY RETAIL--6.4%
Abercrombie & Fitch Co., Cl. A                       1,400    $      91,252
-------------------------------------------------------------------------------
Advance Auto Parts, Inc. 1                              5,800          252,068
-------------------------------------------------------------------------------
Aeropostale, Inc. 1                                    13,100          344,530
-------------------------------------------------------------------------------
American Eagle Outfitters, Inc.                        14,800          340,104
-------------------------------------------------------------------------------
Asbury Automotive Group, Inc. 1                         5,900           97,114
-------------------------------------------------------------------------------
AutoNation, Inc. 1                                     11,400          247,722
-------------------------------------------------------------------------------
Barnes & Noble, Inc.                               12,800          546,176
-------------------------------------------------------------------------------
bebe stores, inc. 2                                    19,412          272,350
-------------------------------------------------------------------------------
Blair Corp.                                               967           37,655
-------------------------------------------------------------------------------
Borders Group, Inc.                                     6,800          147,356
-------------------------------------------------------------------------------
Buckle, Inc. (The) 2                                    7,800          251,472
-------------------------------------------------------------------------------
Building Materials Holding Corp. 2                     10,400          709,384
-------------------------------------------------------------------------------
Burlington Coat Factory Warehouse
Corp.                                                   9,700          390,037
-------------------------------------------------------------------------------
Casual Male Retail Group, Inc. 1,2                     18,100          110,953
-------------------------------------------------------------------------------
Cato Corp., Cl. A                                      17,750          380,738
-------------------------------------------------------------------------------
Charlotte Russe Holding, Inc. 1,2                      16,700          347,861
-------------------------------------------------------------------------------
Charming Shoppes, Inc. 1,2                             94,600        1,248,720
-------------------------------------------------------------------------------
Children's Place Retail Stores, Inc. 1,2               19,000          938,980
-------------------------------------------------------------------------------
Christopher & Banks Corp. 2                        12,800          240,384
-------------------------------------------------------------------------------
Circuit City Stores, Inc./Circuit City
Group                                                  17,000          384,030
-------------------------------------------------------------------------------
Citi Trends, Inc. 1,2                                   1,000           42,690
-------------------------------------------------------------------------------
Claire's Stores, Inc.                                  15,200          444,144
-------------------------------------------------------------------------------
CSK Auto Corp. 1                                       26,200          395,096
-------------------------------------------------------------------------------
Deb Shops, Inc.                                           500           14,865
-------------------------------------------------------------------------------
Finish Line, Inc. (The), Cl. A                         10,400          181,168
-------------------------------------------------------------------------------
GameStop Corp., Cl. A 1,2                               9,633          306,522
-------------------------------------------------------------------------------
Genesco, Inc. 1                                        23,100          896,049
-------------------------------------------------------------------------------
Golf Galaxy, Inc. 1                                       300            5,745
-------------------------------------------------------------------------------
Group 1 Automotive, Inc. 1,2                            6,800          213,724
-------------------------------------------------------------------------------
Guess?, Inc. 1                                         23,900          850,840
-------------------------------------------------------------------------------
Gymboree Corp. 1,2                                     14,200          332,280
-------------------------------------------------------------------------------
Hibbett Sporting Goods, Inc. 1,2                       27,487          782,830
-------------------------------------------------------------------------------
Jos. A. Banks Clothiers, Inc. 1                         2,200           95,502
-------------------------------------------------------------------------------
Linens `N Things, Inc. 1                                7,900          210,140
-------------------------------------------------------------------------------
Lithia Motors, Inc., Cl. A                              7,100          223,224
-------------------------------------------------------------------------------
Men's Wearhouse, Inc. (The) 1                          28,850          849,344
-------------------------------------------------------------------------------
NetFlix.com, Inc. 1,2                                  16,400          443,784
-------------------------------------------------------------------------------
Office Depot, Inc. 1                                    2,900           91,060
-------------------------------------------------------------------------------
OfficeMax, Inc.                                        17,600          446,336
-------------------------------------------------------------------------------
Pacific Sunwear of California, Inc. 1                  12,175          303,401
-------------------------------------------------------------------------------
Pantry, Inc. (The) 1                                   19,600          921,004
-------------------------------------------------------------------------------
Payless ShoeSource, Inc. 1                             41,700        1,046,670
-------------------------------------------------------------------------------
RadioShack Corp.                                       16,000          336,480

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
SPECIALTY RETAIL Continued
Rent-A-Center, Inc. 1                                   1,000    $      18,860
-------------------------------------------------------------------------------
Rent-Way, Inc. 1,2                                     10,300           65,817
-------------------------------------------------------------------------------
Restoration Hardware, Inc. 1,2                          4,100           24,682
-------------------------------------------------------------------------------
Select Comfort Corp. 1,2                               22,300          609,905
-------------------------------------------------------------------------------
Shoe Carnival, Inc. 1                                   2,500           54,800
-------------------------------------------------------------------------------
Sonic Automotive, Inc.                                 17,600          392,128
-------------------------------------------------------------------------------
Sports Authority, Inc. (The) 1,2                       27,400          852,962
-------------------------------------------------------------------------------
Syms Corp.                                                800           11,552
-------------------------------------------------------------------------------
Talbots, Inc. (The) 2                                  24,600          684,372
-------------------------------------------------------------------------------
Tiffany & Co.                                       8,700          333,123
------------------------------------------------------------------------------
Too, Inc. 1                                            30,100          849,121
-------------------------------------------------------------------------------
Trans World Entertainment Corp. 1,2                    11,900           67,830
-------------------------------------------------------------------------------
Tuesday Morning Corp. 2                                14,300          299,156
-------------------------------------------------------------------------------
United Auto Group, Inc. 2                              25,800          985,560
-------------------------------------------------------------------------------
West Marine, Inc. 1,2                                   2,800           39,144
-------------------------------------------------------------------------------
Wet Seal, Inc., Cl. A 1,2                              33,300          147,852
-------------------------------------------------------------------------------
Wilsons The Leather Experts, Inc. 1,2                   6,100           22,143
-------------------------------------------------------------------------------
Zale Corp. 1                                           31,900          802,285
                                                                 --------------
                                                                    23,073,076

-------------------------------------------------------------------------------
TEXTILES, APPAREL & LUXURY GOODS--1.6%
Carter's, Inc. 1                                        2,500          147,125
-------------------------------------------------------------------------------
Cherokee, Inc.                                          4,500          154,755
-------------------------------------------------------------------------------
Columbia Sportswear Co. 1,2                             4,200          200,466
-------------------------------------------------------------------------------
Hartmarx Corp. 1                                        7,100           55,451
-------------------------------------------------------------------------------
Iconix Brand Group, Inc. 1                              9,500           96,805
-------------------------------------------------------------------------------
Jones Apparel Group, Inc.                              10,700          328,704
-------------------------------------------------------------------------------
K-Swiss, Inc., Cl. A                                   19,400          629,336
-------------------------------------------------------------------------------
Kellwood Co. 2                                            900           21,492
-------------------------------------------------------------------------------
Kenneth Cole Productions, Inc., Cl. A 2                 4,500          114,750
-------------------------------------------------------------------------------
Liz Claiborne, Inc.                                     8,900          318,798
-------------------------------------------------------------------------------
Oxford Industries, Inc.                                   400           21,880
-------------------------------------------------------------------------------
Phillips/Van Heusen Corp.                              18,100          586,440
-------------------------------------------------------------------------------
Skechers U.S.A., Inc., Cl. A 1                         13,800          211,416
-------------------------------------------------------------------------------
Steven Madden Ltd.                                     10,200          298,146
-------------------------------------------------------------------------------
Stride Rite Corp.                                      21,400          290,184
-------------------------------------------------------------------------------
Timberland Co., Cl. A 1                                 8,900          289,695
-------------------------------------------------------------------------------
Tommy Hilfiger Corp. 1                                 34,300          557,032
-------------------------------------------------------------------------------
Under Armour, Inc., Cl. A 1,2                           6,000          229,860
-------------------------------------------------------------------------------
UniFirst Corp.                                          2,800           87,080
-------------------------------------------------------------------------------
Warnaco Group, Inc. (The) 1                            13,900          371,408
-------------------------------------------------------------------------------
Wolverine World Wide, Inc.                             39,850          895,031
                                                                 --------------
                                                                     5,905,854

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
CONSUMER STAPLES--3.0%
-------------------------------------------------------------------------------
BEVERAGES--0.1%
Boston Beer Co., Inc., Cl. A 1                          5,900    $     147,500
-------------------------------------------------------------------------------
National Beverage Corp.                                 1,200           11,724
-------------------------------------------------------------------------------
PepsiAmericas, Inc.                                     8,900          207,014
                                                                 --------------
                                                                       366,238

-------------------------------------------------------------------------------
FOOD & STAPLES RETAILING--1.0%
Andersons, Inc. (The) 2                                 1,000           43,080
-------------------------------------------------------------------------------
Arden Group, Inc., Cl. A 2                                900           81,891
-------------------------------------------------------------------------------
BJ's Wholesale Club, Inc. 1                             6,700          198,052
-------------------------------------------------------------------------------
Casey's General Stores, Inc. 2                         23,400          580,320
-------------------------------------------------------------------------------
Great Atlantic & Pacific Tea Co.,
Inc. (The) 1,2                                          8,900          282,842
-------------------------------------------------------------------------------
Ingles Markets, Inc., Cl. A                             1,200           18,780
-------------------------------------------------------------------------------
Longs Drug Stores, Inc. 2                              16,900          614,991
-------------------------------------------------------------------------------
Nash Finch Co. 2                                        2,500           63,700
-------------------------------------------------------------------------------
Pathmark Stores, Inc. 1                                12,000          119,880
-------------------------------------------------------------------------------
Performance Food Group Co. 1,2                         23,300          661,021
-------------------------------------------------------------------------------
Rite Aid Corp. 1,2                                     52,600          183,048
-------------------------------------------------------------------------------
Ruddick Corp.                                          13,300          283,024
-------------------------------------------------------------------------------
Spartan Stores, Inc. 1                                  5,600           58,352
-------------------------------------------------------------------------------
SUPERVALU, Inc.                                        14,100          457,968
-------------------------------------------------------------------------------
Weis Markets, Inc. 2                                    1,200           51,648
                                                                 --------------
                                                                     3,698,597

-------------------------------------------------------------------------------
FOOD PRODUCTS--1.1%
Chiquita Brands International, Inc.                    30,800          616,308
-------------------------------------------------------------------------------
Darling International, Inc. 1,2                        20,100           79,797
-------------------------------------------------------------------------------
Del Monte Foods Co. 1                                  31,400          327,502
-------------------------------------------------------------------------------
Flowers Foods, Inc.                                    28,700          790,972
-------------------------------------------------------------------------------
Gold Kist Holdings, Inc. 1,2                           17,000          254,150
-------------------------------------------------------------------------------
Hain Celestial Group, Inc. 1                           14,700          311,052
-------------------------------------------------------------------------------
Hormel Foods Corp.                                        500           16,340
-------------------------------------------------------------------------------
Imperial Sugar Co.                                        100            1,358
-------------------------------------------------------------------------------
J&J Snack Foods Corp.                               4,500          267,345
-------------------------------------------------------------------------------
Lancaster Colony Corp.                                  3,300          122,265
-------------------------------------------------------------------------------
Lance, Inc. 2                                           2,600           48,438
-------------------------------------------------------------------------------
M&F Worldwide Corp. 1                               2,600           42,432
-------------------------------------------------------------------------------
McCormick & Co., Inc., Non-Vtg.                     2,500           77,300
-------------------------------------------------------------------------------
Pilgrim's Pride Corp., Cl. B 2                         12,400          411,184
-------------------------------------------------------------------------------
Premium Standard Farms, Inc.                            4,100           61,336
-------------------------------------------------------------------------------
Ralcorp Holdings, Inc. 1                                3,800          151,658
-------------------------------------------------------------------------------
Seaboard Corp. 2                                          200          302,200
                                                                 --------------
                                                                     3,881,637

-------------------------------------------------------------------------------
HOUSEHOLD PRODUCTS--0.4%
Chattem, Inc. 1,2                                      15,900          578,601

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
HOUSEHOLD PRODUCTS Continued
Church & Dwight Co., Inc.                           1,900    $      62,757
-------------------------------------------------------------------------------
Energizer Holdings, Inc. 1                              8,600          428,194
-------------------------------------------------------------------------------
Playtex Products, Inc. 1,2                             24,500          334,915
-------------------------------------------------------------------------------
Spectrum Brands, Inc. 1                                 7,200          146,232
                                                                 --------------
                                                                     1,550,699

-------------------------------------------------------------------------------
PERSONAL PRODUCTS--0.2%
Inter Parfums, Inc.                                       600           10,776
-------------------------------------------------------------------------------
Mannatech, Inc. 2                                       4,700           64,907
-------------------------------------------------------------------------------
Nature's Sunshine Products, Inc.                       10,000          180,800
-------------------------------------------------------------------------------
Parlux Fragrances, Inc. 1,2                             9,800          299,194
-------------------------------------------------------------------------------
USANA Health Sciences, Inc. 1,2                         6,500          249,340
                                                                 --------------
                                                                       805,017

-------------------------------------------------------------------------------
TOBACCO--0.2%
Loews Corp./Carolina Group                              7,600          334,324
-------------------------------------------------------------------------------
Vector Group Ltd. 2                                    15,935          289,539
                                                                 --------------
                                                                       623,863

-------------------------------------------------------------------------------
ENERGY--8.0%
-------------------------------------------------------------------------------
ENERGY EQUIPMENT & SERVICES--3.0%
Atwood Oceanics, Inc. 1,2                               2,100          163,863
-------------------------------------------------------------------------------
CHC Helicopter Corp., Cl. A                             1,400           32,891
-------------------------------------------------------------------------------
Cooper Cameron Corp. 1                                  8,500          351,900
-------------------------------------------------------------------------------
Ensign Energy Services, Inc.                           13,600          548,937
-------------------------------------------------------------------------------
Global Industries Ltd. 1                               45,800          519,830
-------------------------------------------------------------------------------
Grant Prideco, Inc. 1                                   3,200          141,184
-------------------------------------------------------------------------------
Grey Wolf, Inc. 1                                     133,900        1,035,047
-------------------------------------------------------------------------------
Gulf Island Fabrication, Inc. 2                           900           21,879
-------------------------------------------------------------------------------
Gulfmark Offshore, Inc. 1                               1,800           53,316
-------------------------------------------------------------------------------
Helmerich & Payne, Inc.                             9,700          600,527
-------------------------------------------------------------------------------
Hercules Offshore, Inc. 1                              12,700          360,807
-------------------------------------------------------------------------------
Hornbeck Offshore Services, Inc. 1,2                   11,200          366,240
-------------------------------------------------------------------------------
Hydril Co. 1                                            2,200          137,720
-------------------------------------------------------------------------------
Lone Star Technologies, Inc. 1                         21,300        1,100,358
-------------------------------------------------------------------------------
Maverick Tube Corp. 1,2                                10,900          434,474
-------------------------------------------------------------------------------
NS Group, Inc. 1                                       23,000          961,630
-------------------------------------------------------------------------------
Oceaneering International, Inc. 1                       2,700          134,406
-------------------------------------------------------------------------------
Offshore Logistics, Inc. 1                                100            2,920
-------------------------------------------------------------------------------
Oil States International, Inc. 1                       11,800          373,824
-------------------------------------------------------------------------------
Parker Drilling Co. 1                                  21,900          237,177
-------------------------------------------------------------------------------
Prairie Schooner Petroleum Ltd. 1,3                     1,200           24,259
-------------------------------------------------------------------------------
Precision Drilling Trust                                3,000           99,049
-------------------------------------------------------------------------------
Pride International, Inc. 1                             6,700          206,025
-------------------------------------------------------------------------------
Technicoil Corp. 1                                      7,100           23,820
-------------------------------------------------------------------------------
Technicoil Corp. 1                                     47,900          160,704
-------------------------------------------------------------------------------
Tetra Technologies, Inc. 1,2                           14,700          448,644

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
ENERGY EQUIPMENT & SERVICES Continued
Trican Well Service Ltd. 1                             12,300    $     592,542
-------------------------------------------------------------------------------
Universal Compression Holdings, Inc. 1                 15,200          625,024
-------------------------------------------------------------------------------
Veritas DGC, Inc. 1                                    29,100        1,032,759
                                                                 --------------
                                                                    10,791,756

-------------------------------------------------------------------------------
OIL & GAS--5.0%
Alberta Clipper Energy, Inc. 1                          7,887           26,122
-------------------------------------------------------------------------------
Alon USA Energy, Inc. 1                                 2,200           43,230
-------------------------------------------------------------------------------
Alpha Natural Resources, Inc. 1                         2,700           51,867
-------------------------------------------------------------------------------
Atlas America, Inc. 1                                   5,568          335,305
-------------------------------------------------------------------------------
Atlas Energy Ltd. 1                                    92,200          380,713
-------------------------------------------------------------------------------
ATP Oil & Gas Corp. 1,2                             2,700           99,927
-------------------------------------------------------------------------------
Basic Energy Services, Inc. 1                           9,600          191,520
-------------------------------------------------------------------------------
Berry Petroleum Co., Cl. A 2                            1,700           97,240
-------------------------------------------------------------------------------
Brigham Exploration Co. 1                              12,100          143,506
-------------------------------------------------------------------------------
Callon Petroleum Co. 1                                 16,900          298,285
-------------------------------------------------------------------------------
Capital Energy Resources Ltd. 1                        24,500          105,592
-------------------------------------------------------------------------------
Chamaelo Exploration Ltd. 1                             2,080           13,688
-------------------------------------------------------------------------------
Clear Energy, Inc. 1                                   36,133          164,742
-------------------------------------------------------------------------------
Comstock Resources, Inc. 1,2                           28,100          857,331
-------------------------------------------------------------------------------
Crew Energy, Inc. 1                                     2,666           42,887
-------------------------------------------------------------------------------
Cyries Energy, Inc. 1                                   1,940           25,050
-------------------------------------------------------------------------------
Delphi Energy Corp. 1                                  35,000          171,319
-------------------------------------------------------------------------------
Duvernay Oil Corp. 1                                    4,500          171,220
-------------------------------------------------------------------------------
Edge Petroleum Corp. 1,2                               14,100          351,231
-------------------------------------------------------------------------------
Ember Resources, Inc. 1                                 7,887           52,582
-------------------------------------------------------------------------------
Ember Resources, Inc. 1                                 9,700           60,443
-------------------------------------------------------------------------------
Energy Partners Ltd. 1                                 18,800          409,652
-------------------------------------------------------------------------------
Find Energy Ltd. 1                                      4,200           33,493
-------------------------------------------------------------------------------
Find Energy Ltd. 1                                     28,100          224,084
-------------------------------------------------------------------------------
Forest Oil Corp. 1                                      8,000          364,560
-------------------------------------------------------------------------------
Foundation Coal Holdings, Inc.                          1,400           53,200
-------------------------------------------------------------------------------
Frontier Oil Corp.                                      3,400          127,602
-------------------------------------------------------------------------------
Galleon Energy, Inc., Cl. A 1                           6,900          145,426
-------------------------------------------------------------------------------
Galleon Energy, Inc., Subscription
Receipts 1                                              7,500          158,071
-------------------------------------------------------------------------------
General Maritime Corp. 2                               14,100          522,264
-------------------------------------------------------------------------------
Giant Industries, Inc. 1                               15,200          789,792
-------------------------------------------------------------------------------
Highpine Oil & Gas Ltd. 1                           1,700           30,272
-------------------------------------------------------------------------------
Holly Corp.                                             4,100          241,367
-------------------------------------------------------------------------------
Houston Exploration Co. 1                              11,900          628,320
-------------------------------------------------------------------------------
KCS Energy, Inc. 1,2                                   37,600          910,672
-------------------------------------------------------------------------------
Mahalo Energy Ltd. 1,3                                 19,500          117,424
-------------------------------------------------------------------------------
Maritrans, Inc.                                         7,700          200,354
-------------------------------------------------------------------------------
Meridian Resource Corp. (The) 1                        10,800           45,360
-------------------------------------------------------------------------------
Midnight Oil Exploration Ltd. 1                        45,050          171,294

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
OIL & GAS Continued
Mission Oil & Gas, Inc. 1                           5,532    $      35,264
-------------------------------------------------------------------------------
Mission Oil & Gas, Inc. 1,4                         6,400           40,797
-------------------------------------------------------------------------------
OMI Corp. 2                                            27,100          491,865
-------------------------------------------------------------------------------
Open Range Energy Corp. 1                                 910            3,718
-------------------------------------------------------------------------------
Overseas Shipholding Group, Inc.                        9,100          458,549
-------------------------------------------------------------------------------
Paramount Resources Ltd., Cl. A 1                      25,200          669,861
-------------------------------------------------------------------------------
Penn Virginia Corp.                                     1,300           74,620
-------------------------------------------------------------------------------
Petrohawk Energy Corp. 1                               15,700          207,554
-------------------------------------------------------------------------------
PetroQuest Energy, Inc. 1,2                            42,700          353,556
-------------------------------------------------------------------------------
Pogo Producing Co.                                      4,700          234,107
-------------------------------------------------------------------------------
ProEx Energy Ltd. 1                                     1,940           27,370
-------------------------------------------------------------------------------
ProspEx Resources Ltd. 1                               33,020           99,419
-------------------------------------------------------------------------------
Real Resources, Inc. 1                                  4,800          102,817
-------------------------------------------------------------------------------
Remington Oil & Gas Corp. 1                        26,300          959,950
-------------------------------------------------------------------------------
Resource America, Inc., Cl. A                           2,700           46,035
-------------------------------------------------------------------------------
Sequoia Oil & Gas Trust                               275            4,795
-------------------------------------------------------------------------------
Sequoia Oil & Gas Trust                             3,600           62,774
-------------------------------------------------------------------------------
St. Mary Land & Exploration Co.                     5,400          198,774
-------------------------------------------------------------------------------
Stone Energy Corp. 1                                   12,500          569,125
-------------------------------------------------------------------------------
Swift Energy Co. 1,2                                   23,100        1,041,117
-------------------------------------------------------------------------------
Tesoro Corp.                                            8,800          541,640
-------------------------------------------------------------------------------
Thunder Energy Trust                                   11,833          122,152
-------------------------------------------------------------------------------
TransMontaigne, Inc. 1                                 10,800           71,280
-------------------------------------------------------------------------------
Trilogy Energy Trust                                    9,400          192,456
-------------------------------------------------------------------------------
True Energy Trust                                       8,750          156,566
-------------------------------------------------------------------------------
Tusk Energy Corp. 1                                    26,300          114,481
-------------------------------------------------------------------------------
Tusk Energy Corp. 1,4                                  21,300           92,716
-------------------------------------------------------------------------------
USEC, Inc. 2                                           32,900          393,155
-------------------------------------------------------------------------------
Vault Energy Trust                                      5,200           50,996
-------------------------------------------------------------------------------
Vero Energy, Inc. 1                                     2,482           11,338
-------------------------------------------------------------------------------
Vintage Petroleum, Inc.                                15,500          826,615
-------------------------------------------------------------------------------
W&T Offshore, Inc. 2                                3,500          102,900
-------------------------------------------------------------------------------
West Energy Ltd. 1                                      8,600           59,333
-------------------------------------------------------------------------------
White Fire Energy Ltd. 1                                  275              639
-------------------------------------------------------------------------------
White Fire Energy Ltd. 1                                3,600            8,362
-------------------------------------------------------------------------------
Whiting Petroleum Corp. 1,2                            20,200          808,000
-------------------------------------------------------------------------------
Williams (Clayton) Energy, Inc. 1                       1,200           50,088
-------------------------------------------------------------------------------
Zenas Energy Corp.                                     17,437           78,751
                                                                 --------------
                                                                    18,220,542

-------------------------------------------------------------------------------
FINANCIALS--12.2%
-------------------------------------------------------------------------------
CAPITAL MARKETS--0.2%
GAMCO Investors, Inc., Cl. A 2                          3,500          152,355
-------------------------------------------------------------------------------
Knight Capital Group, Inc., Cl. A 1,2                  24,700          244,283
-------------------------------------------------------------------------------
Stifel Financial Corp. 1,2                              2,200           82,698
-------------------------------------------------------------------------------
SWS Group, Inc. 2                                       8,000          167,520
                                                                 --------------
                                                                       646,856

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
COMMERCIAL BANKS--2.8%
Anchor BanCorp Wisconsin, Inc. 2                        2,700    $      81,918
-------------------------------------------------------------------------------
Astoria Financial Corp.                                17,350          510,090
-------------------------------------------------------------------------------
BancorpSouth, Inc. 2                                    1,300           28,691
-------------------------------------------------------------------------------
Bank of Hawaii Corp.                                    1,500           77,310
-------------------------------------------------------------------------------
BankUnited Financial Corp., Cl. A                       2,800           74,396
-------------------------------------------------------------------------------
Berkshire Hills Bancorp, Inc. 2                           600           20,100
-------------------------------------------------------------------------------
Capital Corp. of the West 2                               620           20,119
-------------------------------------------------------------------------------
Capital Crossing Bank 1,2                                 100            3,340
-------------------------------------------------------------------------------
Capitol Bancorp Ltd.                                    1,500           56,160
-------------------------------------------------------------------------------
Center Financial Corp. 2                                  500           12,580
-------------------------------------------------------------------------------
Central Pacific Financial Corp. 2                         700           25,144
-------------------------------------------------------------------------------
Chittenden Corp. 2                                      7,000          194,670
-------------------------------------------------------------------------------
Citizens First Bancorp, Inc.                            2,100           49,518
-------------------------------------------------------------------------------
City Holding Co. 2                                      6,300          226,485
-------------------------------------------------------------------------------
Columbia Banking System, Inc. 2                         5,090          145,320
-------------------------------------------------------------------------------
Commerce Bancshares, Inc. 2                             3,360          175,123
-------------------------------------------------------------------------------
Community Bank System, Inc. 2                          21,100          475,805
-------------------------------------------------------------------------------
Community Trust Bancorp, Inc.                           2,415           74,261
-------------------------------------------------------------------------------
Corus Bankshares, Inc. 2                               11,700          658,359
-------------------------------------------------------------------------------
Downey Financial Corp. 2                               11,000          752,290
-------------------------------------------------------------------------------
F.N.B. Corp. 2                                          2,600           45,136
-------------------------------------------------------------------------------
First BanCorp 2                                         9,700          120,377
-------------------------------------------------------------------------------
First Citizens BancShares, Inc., Cl. A 2                1,200          209,304
-------------------------------------------------------------------------------
First Commonwealth Financial Corp. 2                   24,300          314,199
-------------------------------------------------------------------------------
First Defiance Financial Corp.                          1,600           43,344
-------------------------------------------------------------------------------
First Financial Holdings, Inc.                          1,900           58,368
-------------------------------------------------------------------------------
First Indiana Corp. 2                                   2,600           89,388
-------------------------------------------------------------------------------
First Midwest Bancorp, Inc. 2                           4,725          165,659
-------------------------------------------------------------------------------
First Place Financial Corp. 2                           6,600          158,730
-------------------------------------------------------------------------------
First Republic Bank                                     3,700          136,937
-------------------------------------------------------------------------------
First Security Group, Inc. 2                           24,900          242,526
-------------------------------------------------------------------------------
First South Bancorp, Inc. 2                               400           14,128
-------------------------------------------------------------------------------
FirstFed Financial Corp. 1,2                           10,700          583,364
-------------------------------------------------------------------------------
Flagstar Bancorp, Inc.                                  4,600           66,240
-------------------------------------------------------------------------------
Greater Bay Bancorp                                    12,200          312,564
-------------------------------------------------------------------------------
Greene County Bancshares, Inc. 2                        2,400           65,664
-------------------------------------------------------------------------------
Harbor Florida Bancshares, Inc. 2                       4,900          181,545
-------------------------------------------------------------------------------
Horizon Financial Corp. 2                                 200            4,368
-------------------------------------------------------------------------------
Hudson United Bancorp                                   1,000           41,680
-------------------------------------------------------------------------------
Independent Bank Corp.                                  7,950          216,479
-------------------------------------------------------------------------------
ITLA Capital Corp. 1                                    1,100           53,735
-------------------------------------------------------------------------------
MAF Bancorp, Inc. 2                                     6,400          264,832
-------------------------------------------------------------------------------
MainSource Financial Group, Inc. 2                      2,583           46,107
-------------------------------------------------------------------------------
NASB Financial, Inc. 2                                    600           23,616

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
COMMERCIAL BANKS Continued
National Bankshares, Inc.                                 400    $      18,800
-------------------------------------------------------------------------------
Net.B@nk, Inc.                                          2,100           15,078
-------------------------------------------------------------------------------
Pacific Capital Bancorp 2                              16,610          590,984
-------------------------------------------------------------------------------
PFF Bancorp, Inc.                                      10,010          305,505
-------------------------------------------------------------------------------
Provident Bankshares Corp.                             14,451          488,010
-------------------------------------------------------------------------------
Provident Financial Holdings, Inc. 2                      800           21,040
-------------------------------------------------------------------------------
Provident Financial Services, Inc.                      2,100           38,871
-------------------------------------------------------------------------------
Republic Bancorp, Inc.                                    682            8,116
-------------------------------------------------------------------------------
Republic Bancorp, Inc., Cl. A                           3,338           71,600
-------------------------------------------------------------------------------
Seacoast Banking Corp. of Florida 2                       230            5,279
-------------------------------------------------------------------------------
Southwest Bancorp, Inc. 2                                 600           12,000
-------------------------------------------------------------------------------
State Bancorp, Inc.                                       994           16,640
-------------------------------------------------------------------------------
Sterling Bancshares, Inc.                               1,200           18,528
-------------------------------------------------------------------------------
Sterling Financial Corp., Western US                    9,775          244,180
-------------------------------------------------------------------------------
Susquehanna Bancshares, Inc. 2                          5,000          118,400
-------------------------------------------------------------------------------
SVB Financial Group 1                                   1,600           74,944
-------------------------------------------------------------------------------
Taylor Capital Group, Inc.                              2,000           80,800
-------------------------------------------------------------------------------
TCF Financial Corp.                                     6,200          168,268
-------------------------------------------------------------------------------
TierOne Corp. 2                                         8,000          235,280
-------------------------------------------------------------------------------
Union Bankshares Corp.                                  1,100           47,410
-------------------------------------------------------------------------------
W. Holding Co., Inc.                                    9,500           78,185
-------------------------------------------------------------------------------
WesBanco, Inc. 2                                          700           21,287
-------------------------------------------------------------------------------
WSFS Financial Corp. 2                                  4,600          281,750
                                                                 --------------
                                                                    10,080,924

-------------------------------------------------------------------------------
CONSUMER FINANCE--0.1%
ASTA Funding, Inc. 2                                   11,900          325,346
-------------------------------------------------------------------------------
Nelnet, Inc., Cl. A 1,2                                 5,600          227,808
                                                                 --------------
                                                                       553,154

-------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL SERVICES--1.3%
Ace Cash Express, Inc. 1,2                              1,200           28,020
-------------------------------------------------------------------------------
Advanta Corp., Cl. B 2                                 17,500          567,700
-------------------------------------------------------------------------------
AmeriCredit Corp. 1                                    19,700          504,911
-------------------------------------------------------------------------------
Apollo Investment Corp.                                 8,000          143,440
-------------------------------------------------------------------------------
Asset Acceptance Capital Corp. 1                       16,100          361,606
-------------------------------------------------------------------------------
CompuCredit Corp. 1,2                                   5,600          215,488
-------------------------------------------------------------------------------
Eaton Vance Corp. 2                                     7,100          194,256
-------------------------------------------------------------------------------
Encore Capital Group, Inc. 1,2                          8,500          147,475
-------------------------------------------------------------------------------
Investment Technology Group, Inc. 1                     1,900           67,336
-------------------------------------------------------------------------------
Janus Capital Group, Inc.                              21,400          398,682
-------------------------------------------------------------------------------
Jefferies Group, Inc.                                   3,200          143,936
-------------------------------------------------------------------------------
LaBranche & Co., Inc. 1,2                          39,000          394,290
-------------------------------------------------------------------------------
Lazard Ltd., Cl. A                                      3,400          108,460
-------------------------------------------------------------------------------
Medallion Financial Corp.                               3,800           42,788

                                                                       VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL SERVICES Continued
Piper Jaffray Cos., Inc. 1,2                            7,000    $     282,800
-------------------------------------------------------------------------------
Raymond James Financial, Inc.                           4,100          154,447
-------------------------------------------------------------------------------
Sanders Morris Harris Group, Inc. 2                     2,700           44,253
-------------------------------------------------------------------------------
SEI Investments Co.                                     1,200           44,400
-------------------------------------------------------------------------------
Student Loan Corp. (The)                                1,200          251,076
-------------------------------------------------------------------------------
WFS Financial, Inc. 1                                   5,100          388,365
-------------------------------------------------------------------------------
World Acceptance Corp. 1                                1,800           51,300
                                                                 --------------
                                                                     4,535,029

-------------------------------------------------------------------------------
INSURANCE--5.7%
21st Century Insurance Group                              300            4,854
-------------------------------------------------------------------------------
Affirmative Insurance Holdings, Inc.                    4,300           62,737
-------------------------------------------------------------------------------
Alfa Corp. 2                                            4,800           77,280
-------------------------------------------------------------------------------
Alleghany Corp.                                           700          198,800
-------------------------------------------------------------------------------
American Equity Investment Life
Holding Co.                                            21,900          285,795
-------------------------------------------------------------------------------
American Physicians Capital, Inc. 1                     7,000          320,530
-------------------------------------------------------------------------------
AmerUs Group Co.                                       14,200          804,714
-------------------------------------------------------------------------------
Arch Capital Group Ltd. 1                              13,000          711,750
-------------------------------------------------------------------------------
Argonaut Group, Inc. 1,2                               18,200          596,414
-------------------------------------------------------------------------------
Aspen Insurance Holdings Ltd.                           8,700          205,929
-------------------------------------------------------------------------------
Assurant, Inc.                                          5,100          221,799
-------------------------------------------------------------------------------
Baldwin & Lyons, Inc., Cl. B, Non-Vtg. 2              300            7,290
----------------------------------------------------------------------------
Berkley (W.R.) Corp.                                    5,500          261,910
-------------------------------------------------------------------------------
Bristol West Holdings, Inc. 2                          16,500          313,995
-------------------------------------------------------------------------------
Clark, Inc. 2                                           3,500           46,375
-------------------------------------------------------------------------------
Commerce Group, Inc. (The)                              4,100          234,848
-------------------------------------------------------------------------------
Covanta Holding Corp. 1                                 6,500           97,890
-------------------------------------------------------------------------------
Delphi Financial Group, Inc., Cl. A 2                  16,500          759,165
-------------------------------------------------------------------------------
Direct General Corp. 2                                 14,800          250,120
-------------------------------------------------------------------------------
Donegal Group, Inc., Cl. A 2                            6,301          146,435
-------------------------------------------------------------------------------
Fidelity National Financial, Inc.                         779           28,659
-------------------------------------------------------------------------------
Fidelity National Title Group, Inc., Cl. A                136            3,312
-------------------------------------------------------------------------------
FPIC Insurance Group, Inc. 1,2                          8,700          301,890
-------------------------------------------------------------------------------
Great American Financial Resources,
Inc. 2                                                  3,000           59,520
-------------------------------------------------------------------------------
Harleysville Group, Inc.                                  200            5,300
-------------------------------------------------------------------------------
Hilb, Rogal & Hamilton Co. 2                        6,800          261,868
-------------------------------------------------------------------------------
Horace Mann Educators Corp.                            34,300          650,328
-------------------------------------------------------------------------------
Independence Holding Co. 2                                640           12,512
-------------------------------------------------------------------------------
Infinity Property & Casualty Corp.                 21,800          811,178
-------------------------------------------------------------------------------
James River Group, Inc. 1                               1,500           29,775
-------------------------------------------------------------------------------
LandAmerica Financial Group, Inc. 2                    11,900          742,560
-------------------------------------------------------------------------------
Mercury General Corp.                                   2,600          151,372
-------------------------------------------------------------------------------
National Financial Partners Corp.                      21,000        1,103,550

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
INSURANCE Continued
National Western Life Insurance Co.,
Cl. A                                                     500    $     103,455
-------------------------------------------------------------------------------
Navigators Group, Inc. (The) 1                          6,600          287,826
-------------------------------------------------------------------------------
Odyssey Re Holdings Corp. 2                            15,000          376,200
-------------------------------------------------------------------------------
Ohio Casualty Corp.                                    39,200        1,110,144
-------------------------------------------------------------------------------
Old Republic International Corp.                       16,600          435,916
-------------------------------------------------------------------------------
Phoenix Cos., Inc. (The) 2                             64,300          877,052
-------------------------------------------------------------------------------
Presidential Life Corp. 2                               3,500           66,640
-------------------------------------------------------------------------------
ProAssurance Corp. 1,2                                  8,400          408,576
-------------------------------------------------------------------------------
ProCentury Corp. 2                                     10,400          111,800
-------------------------------------------------------------------------------
Protective Life Corp.                                   6,700          293,259
-------------------------------------------------------------------------------
Republic Cos. Group, Inc.                              24,700          382,356
-------------------------------------------------------------------------------
RLI Corp.                                              13,800          688,206
-------------------------------------------------------------------------------
Safety Insurance Group, Inc. 2                          8,800          355,256
-------------------------------------------------------------------------------
Selective Insurance Group, Inc. 2                      20,600        1,093,860
-------------------------------------------------------------------------------
StanCorp Financial Group, Inc.                         12,600          629,370
-------------------------------------------------------------------------------
State Auto Financial Corp.                             11,100          404,706
-------------------------------------------------------------------------------
Stewart Information Services Corp. 2                   10,900          530,503
-------------------------------------------------------------------------------
UICI                                                   11,900          422,569
-------------------------------------------------------------------------------
United America Indemnity Ltd., Cl. A 1                  1,206           22,142
-------------------------------------------------------------------------------
United Fire & Casualty Co. 2                       11,100          448,773
-------------------------------------------------------------------------------
Unitrin, Inc.                                           8,800          396,440
-------------------------------------------------------------------------------
Universal American Financial Corp. 1                   28,100          423,748
-------------------------------------------------------------------------------
Zenith National Insurance Corp.                        19,000          876,280
                                                                 --------------
                                                                    20,515,531

-------------------------------------------------------------------------------
REAL ESTATE--1.4%
Acadia Realty Trust                                     1,100           22,055
-------------------------------------------------------------------------------
Agree Realty Corp. 2                                    4,600          132,940
-------------------------------------------------------------------------------
Alexandria Real Estate Equities, Inc.                   1,100           88,550
-------------------------------------------------------------------------------
Amli Residential Properties Trust                         800           30,440
-------------------------------------------------------------------------------
Arden Realty, Inc.                                      2,500          112,075
-------------------------------------------------------------------------------
Associated Estates Realty Corp. 2                       2,500           22,600
-------------------------------------------------------------------------------
Brandywine Realty Trust                                 6,000          167,460
-------------------------------------------------------------------------------
Camden Property Trust                                     900           52,128
-------------------------------------------------------------------------------
CarrAmerica Realty Corp.                                2,500           86,575
-------------------------------------------------------------------------------
CB Richard Ellis Group, Inc., Cl. A 1                   2,800          164,780
-------------------------------------------------------------------------------
CBL & Associates Properties, Inc.                    3,400          134,334
-------------------------------------------------------------------------------
CentraCore Properties Trust                             1,600           42,992
-------------------------------------------------------------------------------
Colonial Properties Trust                               1,954           82,029
-------------------------------------------------------------------------------
Consolidated-Tomoka Land Co.                              700           49,630
-------------------------------------------------------------------------------
Corporate Office Properties Trust                       4,000          142,160
-------------------------------------------------------------------------------
Entertainment Properties Trust                            700           28,525
-------------------------------------------------------------------------------
Equity Inns, Inc.                                      12,100          163,955
-------------------------------------------------------------------------------
Federal Realty Investment Trust                         1,700          103,105
-------------------------------------------------------------------------------
First Industrial Realty Trust, Inc. 2                   3,500          134,750

                                                                     VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
REAL ESTATE Continued
Friedman, Billings, Ramsey Group, Inc.,
Cl. A 2                                                 2,300    $      22,770
-------------------------------------------------------------------------------
Glenborough Realty Trust, Inc.                            800           14,480
-------------------------------------------------------------------------------
Glimcher Realty Trust 2                                 2,100           51,072
-------------------------------------------------------------------------------
Health Care REIT, Inc.                                  4,000          135,600
-------------------------------------------------------------------------------
Healthcare Realty Trust, Inc.                           4,000          133,080
-------------------------------------------------------------------------------
Heritage Property Investment Trust 2                    2,700           90,180
-------------------------------------------------------------------------------
Highwoods Properties, Inc.                              3,000           85,350
-------------------------------------------------------------------------------
HouseValues, Inc. 1,2                                   2,700           35,181
-------------------------------------------------------------------------------
HRPT Properties Trust                                   5,400           55,890
-------------------------------------------------------------------------------
Jones Lang LaSalle, Inc.                                5,600          281,960
-------------------------------------------------------------------------------
Kilroy Realty Corp.                                     2,800          173,320
-------------------------------------------------------------------------------
Lexington Corporate Properties Trust                    7,500          159,750
-------------------------------------------------------------------------------
LTC Properties, Inc. 2                                  1,300           27,339
-------------------------------------------------------------------------------
Macerich Co. (The)                                        600           40,284
-------------------------------------------------------------------------------
Mack-Cali Realty Corp.                                  1,500           64,800
-------------------------------------------------------------------------------
Maguire Properties, Inc.                                1,800           55,620
-------------------------------------------------------------------------------
Mid-America Apartment Communities,
Inc.                                                    3,000          145,500
-------------------------------------------------------------------------------
Mills Corp.                                             1,900           79,686
-------------------------------------------------------------------------------
Nationwide Health Properties, Inc. 2                    5,000          107,000
-------------------------------------------------------------------------------
Omega Healthcare Investors, Inc.                        1,100           13,849
-------------------------------------------------------------------------------
Pan Pacific Retail Properties, Inc.                     1,700          113,713
-------------------------------------------------------------------------------
Parkway Properties, Inc.                                  600           24,084
-------------------------------------------------------------------------------
Pennsylvania Real Estate Investment
Trust                                                   3,900          145,704
-------------------------------------------------------------------------------
Prentiss Properties Trust                                 600           24,408
-------------------------------------------------------------------------------
PS Business Parks, Inc.                                   500           24,600
-------------------------------------------------------------------------------
RAIT Investment Trust                                     800           20,736
-------------------------------------------------------------------------------
Ramco-Gershenson Properties Trust                       2,100           55,965
-------------------------------------------------------------------------------
Realty Income Corp.                                     2,000           43,240
-------------------------------------------------------------------------------
Redwood Trust, Inc. 2                                     800           33,008
-------------------------------------------------------------------------------
Regency Centers Corp.                                     800           47,160
-------------------------------------------------------------------------------
Senior Housing Properties Trust 2                       3,200           54,112
-------------------------------------------------------------------------------
Simon Property Group, Inc.                                158           12,108
-------------------------------------------------------------------------------
SL Green Realty Corp.                                   1,500          114,585
-------------------------------------------------------------------------------
Spirit Finance Corp.                                   12,400          140,740
-------------------------------------------------------------------------------
Stratus Properties, Inc. 1                              1,500           34,500
-------------------------------------------------------------------------------
Tanger Factory Outlet Centers, Inc. 2                   4,800          137,952
-------------------------------------------------------------------------------
Town & Country Trust 2                                 900           30,429
-------------------------------------------------------------------------------
Trammell Crow Co. 1,2                                  12,000          307,800
-------------------------------------------------------------------------------
Trizec Properties, Inc.                                 2,000           45,840
-------------------------------------------------------------------------------
United Capital Corp. 1                                    400            9,868
-------------------------------------------------------------------------------
United Dominion Realty Trust, Inc.                      2,400           56,256
-------------------------------------------------------------------------------
Ventas, Inc.                                            2,500           80,050

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
REAL ESTATE Continued
Weingarten Realty Investors                             1,900    $      71,839
                                                                 --------------
                                                                     5,162,491

-------------------------------------------------------------------------------
THRIFTS & MORTGAGE FINANCE--0.7%
Accredited Home Lenders Holding
Co. 1,2                                                10,500          520,590
-------------------------------------------------------------------------------
Bank Mutual Corp. 2                                     8,936           94,722
-------------------------------------------------------------------------------
Commercial Capital Bancorp, Inc. 2                     10,600          181,472
-------------------------------------------------------------------------------
Federal Agricultural Mortgage Corp.,
Non-Vtg. 2                                              3,700          110,741
-------------------------------------------------------------------------------
Fremont General Corp. 2                                21,800          506,414
-------------------------------------------------------------------------------
KBNT Bancorp, Inc.                                      2,600           42,354
-------------------------------------------------------------------------------
PMI Group, Inc. (The)                                   7,900          324,453
-------------------------------------------------------------------------------
Radian Group, Inc.                                      9,900          580,041
                                                                 --------------
                                                                     2,360,787

-------------------------------------------------------------------------------
HEALTH CARE--9.2%
-------------------------------------------------------------------------------
BIOTECHNOLOGY--2.0%
Abgenix, Inc. 1                                        45,400          976,554
-------------------------------------------------------------------------------
Acadia Pharmaceuticals, Inc. 1,2                        2,900           28,565
-------------------------------------------------------------------------------
Albany Molecular Research, Inc. 1,2                    24,300          295,245
-------------------------------------------------------------------------------
Alkermes, Inc. 1,2                                     61,900        1,183,528
-------------------------------------------------------------------------------
Anadys Pharmaceuticals, Inc. 1                          4,600           40,480
-------------------------------------------------------------------------------
Applera Corp./Applied Biosystems
Group                                                  23,400          621,504
-------------------------------------------------------------------------------
Arena Pharmaceuticals, Inc. 1,2                        18,000          255,960
-------------------------------------------------------------------------------
ArQule, Inc. 1,2                                       13,800           84,456
-------------------------------------------------------------------------------
Array BioPharma, Inc. 1,2                              12,800           89,728
-------------------------------------------------------------------------------
BioMarin Pharmaceutical, Inc. 1,2                      16,800          181,104
-------------------------------------------------------------------------------
Cotherix, Inc. 1,2                                      2,100           22,302
-------------------------------------------------------------------------------
Cubist Pharmaceuticals, Inc. 1,2                       23,600          501,500
-------------------------------------------------------------------------------
CV Therapeutics, Inc. 1,2                               3,100           76,663
-------------------------------------------------------------------------------
deCODE genetics, Inc. 1,2                              21,200          175,112
-------------------------------------------------------------------------------
Durect Corp. 1                                         26,600          134,862
-------------------------------------------------------------------------------
ICOS Corp. 1,2                                          3,800          104,994
-------------------------------------------------------------------------------
Idenix Pharmaceuticals, Inc. 1,2                        1,400           23,954
-------------------------------------------------------------------------------
Illumina, Inc. 1,2                                      8,100          114,210
-------------------------------------------------------------------------------
Kendle International, Inc. 1,2                          4,200          108,108
-------------------------------------------------------------------------------
Medarex, Inc. 1                                         1,700           23,545
-------------------------------------------------------------------------------
Myogen, Inc. 1                                          5,800          174,928
-------------------------------------------------------------------------------
Myriad Genetics, Inc. 1,2                               8,500          176,800
-------------------------------------------------------------------------------
NeoPharm, Inc. 1,2                                      5,800           62,582
-------------------------------------------------------------------------------
Nuerocrine Biosciences, Inc. 1                          1,000           62,730
-------------------------------------------------------------------------------
Onyx Pharmaceuticals, Inc. 1                            1,300           37,388
-------------------------------------------------------------------------------
Pharmion Corp. 1,2                                     12,100          215,017
-------------------------------------------------------------------------------
Progenics Pharmaceuticals, Inc. 1                       4,600          115,046
-------------------------------------------------------------------------------
Protein Design Labs, Inc. 1                             1,300           36,946
-------------------------------------------------------------------------------
Regeneron Pharmaceuticals, Inc. 1                      11,400          181,830

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
BIOTECHNOLOGY Continued
Renovis, Inc. 1,2                                       8,000    $     122,400
-------------------------------------------------------------------------------
Sirna Therapeutics, Inc. 1                              1,100            3,333
-------------------------------------------------------------------------------
Techne Corp. 1                                          9,400          527,810
-------------------------------------------------------------------------------
Telik, Inc. 1                                           1,500           25,485
-------------------------------------------------------------------------------
Third Wave Technologies, Inc. 1                        14,300           42,614
-------------------------------------------------------------------------------
United Therapeutics Corp. 1,2                           4,700          324,864
-------------------------------------------------------------------------------
ViroPharma, Inc. 1                                      1,300           24,115
                                                                 --------------
                                                                     7,176,262

-------------------------------------------------------------------------------
HEALTH CARE EQUIPMENT & SUPPLIES--2.0%
Anika Therapeutics, Inc. 1,2                            6,100           71,309
-------------------------------------------------------------------------------
Aspect Medical Systems, Inc. 1,2                        8,400          288,540
-------------------------------------------------------------------------------
Bausch & Lomb, Inc.                                 4,300          291,970
-------------------------------------------------------------------------------
Bio-Rad Laboratories, Inc., Cl. A 1                     3,700          242,128
-------------------------------------------------------------------------------
Candela Corp. 1                                         1,900           27,436
-------------------------------------------------------------------------------
Cutera, Inc. 1,2                                        6,500          171,340
-------------------------------------------------------------------------------
Cynosure, Inc., Cl. A 1                                 9,900          207,801
-------------------------------------------------------------------------------
Dade Behring Holdings, Inc.                             1,500           61,335
-------------------------------------------------------------------------------
DJ Orthopedics, Inc. 1                                 14,600          402,668
-------------------------------------------------------------------------------
Edwards Lifesciences Corp. 1                              900           37,449
-------------------------------------------------------------------------------
Foxhollow Technologies, Inc. 1,2                        1,300           38,727
-------------------------------------------------------------------------------
Haemonetics Corp. 1,2                                   2,600          127,036
-------------------------------------------------------------------------------
Hologic, Inc. 1,2                                      16,800          637,056
-------------------------------------------------------------------------------
Hospira, Inc. 1                                           700           29,946
-------------------------------------------------------------------------------
Idexx Laboratories, Inc. 1                              3,300          237,534
-------------------------------------------------------------------------------
Inamed Corp. 1                                          1,150          100,832
-------------------------------------------------------------------------------
Integra LifeSciences Holdings Corp. 1                   1,500           53,190
-------------------------------------------------------------------------------
Kinetic Concepts, Inc. 1                                4,800          190,848
-------------------------------------------------------------------------------
Lifeline Systems, Inc. 1                                1,900           69,464
-------------------------------------------------------------------------------
Medical Action Industries, Inc. 1                         500           10,220
-------------------------------------------------------------------------------
Mentor Corp. 2                                         15,300          705,024
-------------------------------------------------------------------------------
Meridian Bioscience, Inc. 2                             6,300          126,882
-------------------------------------------------------------------------------
Millipore Corp. 1                                       5,200          343,408
-------------------------------------------------------------------------------
Molecular Devices Corp. 1                               1,900           54,967
-------------------------------------------------------------------------------
Natus Medical, Inc. 1                                   1,300           20,982
-------------------------------------------------------------------------------
Neurometrix, Inc. 1                                       400           10,912
-------------------------------------------------------------------------------
OraSure Technologies, Inc. 1,2                         30,300          267,246
-------------------------------------------------------------------------------
Palomar Medical Technologies, Inc. 1,2                  2,500           87,600
-------------------------------------------------------------------------------
PerkinElmer, Inc.                                      17,400          409,944
-------------------------------------------------------------------------------
Somanetics Corp. 1,2                                    2,100           67,200
-------------------------------------------------------------------------------
Syneron Medical Ltd. 1,2                                1,200           38,100
-------------------------------------------------------------------------------
Thermo Electron Corp. 1                                 9,000          271,170
-------------------------------------------------------------------------------
Thoratec Corp. 1,2                                     27,400          566,906
-------------------------------------------------------------------------------
Varian, Inc. 1                                         13,500          537,165
-------------------------------------------------------------------------------
Ventana Medical Systems, Inc. 1                           800           33,880
-------------------------------------------------------------------------------
Viasys Healthcare, Inc. 1                               1,900           48,830
-------------------------------------------------------------------------------
Vital Signs, Inc.                                       1,200           51,384

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
HEALTH CARE EQUIPMENT & SUPPLIES Continued
Waters Corp. 1                                          5,800    $     219,240
                                                                 --------------
                                                                     7,157,669

-------------------------------------------------------------------------------
HEALTH CARE PROVIDERS & SERVICES--3.7%
Allscripts Healthcare Solutions, Inc. 1                14,100          188,940
-------------------------------------------------------------------------------
American Healthways, Inc. 1,2                          19,800          895,950
-------------------------------------------------------------------------------
American Retirement Corp. 1                             1,000           25,130
-------------------------------------------------------------------------------
AMERIGROUP Corp. 1                                      4,200           81,732
-------------------------------------------------------------------------------
AMICAS, Inc. 1,2                                       17,900           88,784
-------------------------------------------------------------------------------
AMN Healthcare Services, Inc. 1,2                      19,000          375,820
-------------------------------------------------------------------------------
Beverly Enterprises, Inc. 1,2                          50,300          587,001
-------------------------------------------------------------------------------
Cantel Medical Corp. 1,2                                1,750           31,395
-------------------------------------------------------------------------------
Cerner Corp. 1                                            900           81,819
-------------------------------------------------------------------------------
Chemed Corp.                                            9,100          452,088
-------------------------------------------------------------------------------
Computer Programs & Systems, Inc.                   7,100          294,153
-------------------------------------------------------------------------------
Cross Country Healthcare, Inc. 1,2                      6,800          120,904
-------------------------------------------------------------------------------
Genesis HealthCare Corp. 1,2                           17,200          628,144
-------------------------------------------------------------------------------
Health Net, Inc. 1                                      9,800          505,190
-------------------------------------------------------------------------------
Humana, Inc. 1                                          7,000          380,310
-------------------------------------------------------------------------------
IDX Systems Corp. 1                                     3,900          171,288
-------------------------------------------------------------------------------
Kindred Healthcare, Inc. 1,2                           12,100          311,696
-------------------------------------------------------------------------------
LCA-Vision, Inc. 2                                     13,100          622,381
-------------------------------------------------------------------------------
LHC Group, Inc. 1                                       6,100          106,323
-------------------------------------------------------------------------------
Magellan Health Services, Inc. 1                       12,400          389,980
-------------------------------------------------------------------------------
Manor Care, Inc.                                        7,600          302,252
-------------------------------------------------------------------------------
Matria Healthcare, Inc. 1,2                            11,500          445,740
-------------------------------------------------------------------------------
MedCath Corp. 1,2                                       9,700          179,935
-------------------------------------------------------------------------------
Merge Technologies, Inc. 1,2                            6,800          170,272
-------------------------------------------------------------------------------
National HealthCare Corp. 2                             1,500           56,070
-------------------------------------------------------------------------------
National Medical Health Card Systems,
Inc. 1                                                    400           10,880
-------------------------------------------------------------------------------
NovaMed Eyecare, Inc. 1                                 2,900           18,935
-------------------------------------------------------------------------------
Odyssey Healthcare, Inc. 1,2                           22,100          411,944
-------------------------------------------------------------------------------
Owens & Minor, Inc. 2                                8,800          242,264
-------------------------------------------------------------------------------
Parexel International Corp. 1                             800           16,208
-------------------------------------------------------------------------------
Pediatrix Medical Group, Inc. 1                        13,300        1,177,981
-------------------------------------------------------------------------------
Per-Se Technologies, Inc. 1,2                          24,700          576,992
-------------------------------------------------------------------------------
Phase Forward, Inc. 1,2                                 5,700           55,575
-------------------------------------------------------------------------------
PRA International 1                                     2,400           67,560
-------------------------------------------------------------------------------
Res-Care, Inc. 1                                        7,500          130,275
-------------------------------------------------------------------------------
Rural/Metro Corp. 1,2                                  10,900           98,427
-------------------------------------------------------------------------------
Schein (Henry), Inc. 1                                  9,200          401,488
-------------------------------------------------------------------------------
Sierra Health Services, Inc. 1                          5,700          455,772
-------------------------------------------------------------------------------
Sunrise Senior Living, Inc. 1,2                         2,200           74,162
-------------------------------------------------------------------------------
Symbion, Inc. 1,2                                         400            9,200
-------------------------------------------------------------------------------
Trizetto Group, Inc. 1                                 30,100          511,399

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
HEALTH CARE PROVIDERS & SERVICES Continued
U.S. Physical Therapy, Inc. 1,2                         6,300    $     116,361
-------------------------------------------------------------------------------
United Surgical Partners International,
Inc. 1,2                                               11,650          374,548
-------------------------------------------------------------------------------
Universal Health Services, Inc., Cl. B                  5,500          257,070
-------------------------------------------------------------------------------
VCA Antech, Inc. 1                                        900           25,380
-------------------------------------------------------------------------------
WebMD Health Corp., Cl. A 1,2                           2,900           84,245
-------------------------------------------------------------------------------
WellCare Health Plans, Inc. 1,2                        13,100          535,135
-------------------------------------------------------------------------------
WellPoint, Inc. 1                                       1,401          111,786
                                                                 --------------
                                                                    13,256,884

-------------------------------------------------------------------------------
PHARMACEUTICALS--1.5%
Alpharma, Inc., Cl. A                                  34,300          977,893
-------------------------------------------------------------------------------
Andrx Corp. 1                                          39,300          647,271
-------------------------------------------------------------------------------
Angiotech Pharmaceuticals, Inc. 1                      13,300          174,895
-------------------------------------------------------------------------------
Barr Pharmaceuticals, Inc. 1                            8,300          517,007
-------------------------------------------------------------------------------
CNS, Inc. 2                                            12,400          271,684
-------------------------------------------------------------------------------
DepoMed, Inc. 1                                         7,200           43,200
-------------------------------------------------------------------------------
Encysive Pharmaceuticals, Inc. 1                       13,600          107,304
-------------------------------------------------------------------------------
Endo Pharmaceuticals Holdings, Inc. 1,2                13,900          420,614
-------------------------------------------------------------------------------
Hi-Tech Pharmacal Co., Inc. 1                           5,200          230,308
-------------------------------------------------------------------------------
Keryx Biopharmaceuticals, Inc. 1,2                        400            5,856
-------------------------------------------------------------------------------
King Pharmaceuticals, Inc. 1                           36,400          615,888
-------------------------------------------------------------------------------
Kos Pharmaceuticals, Inc. 1,2                           7,700          398,321
-------------------------------------------------------------------------------
Medicis Pharmaceutical Corp., Cl. A 2                  11,600          371,780
-------------------------------------------------------------------------------
Salix Pharmaceuticals Ltd. 1                            7,400          130,092
-------------------------------------------------------------------------------
Watson Pharmaceuticals, Inc. 1                         14,900          484,399
                                                                 --------------
                                                                     5,396,512

-------------------------------------------------------------------------------
INDUSTRIALS--15.6%
-------------------------------------------------------------------------------
AEROSPACE & DEFENSE--1.3%
AAR Corp. 1                                            18,700          447,865
-------------------------------------------------------------------------------
Alliant Techsystems, Inc. 1                             6,300          479,871
-------------------------------------------------------------------------------
Armor Holdings, Inc. 1,2                                8,200          349,730
-------------------------------------------------------------------------------
Astronics Corp., Cl. B 1                                  650            6,500
-------------------------------------------------------------------------------
Aviall, Inc. 1,2                                        3,800          109,440
-------------------------------------------------------------------------------
BE Aerospace, Inc. 1                                   33,300          732,600
-------------------------------------------------------------------------------
DRS Technologies, Inc.                                 16,200          833,004
-------------------------------------------------------------------------------
ESCO Technologies, Inc. 1                               8,200          364,818
-------------------------------------------------------------------------------
HEICO Corp., Cl. A                                         30              616
-------------------------------------------------------------------------------
Innovative Solutions & Support, Inc. 1,2            16,302          208,340
-------------------------------------------------------------------------------
Kaman Corp., Cl. A                                      6,700          131,923
-------------------------------------------------------------------------------
Moog, Inc., Cl. A 1                                     2,300           65,274
-------------------------------------------------------------------------------
NCI, Inc., Cl. A 1                                     12,800          175,744
-------------------------------------------------------------------------------
Precision Castparts Corp.                               3,700          191,697
-------------------------------------------------------------------------------
Teledyne Technologies, Inc. 1                          20,200          587,820
-------------------------------------------------------------------------------
Triumph Group, Inc. 1,2                                 4,800          175,728
                                                                 --------------
                                                                     4,860,970

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
AIR FREIGHT & LOGISTICS--0.4%
ABX Air, Inc. 1                                        27,700    $     216,891
-------------------------------------------------------------------------------
Dynamex, Inc. 1                                           400            7,624
-------------------------------------------------------------------------------
EGL, Inc. 1                                            15,100          567,307
-------------------------------------------------------------------------------
Forward Air Corp.                                      11,150          408,648
-------------------------------------------------------------------------------
Hub Group, Inc., Cl. A 1                               10,400          367,640
                                                                 --------------
                                                                     1,568,110

-------------------------------------------------------------------------------
AIRLINES--1.4%
Alaska Air Group, Inc. 1,2                             28,600        1,021,592
-------------------------------------------------------------------------------
AMR Corp. 1,2                                          36,800          818,064
-------------------------------------------------------------------------------
Continental Airlines, Inc., Cl. B 1,2                  54,400        1,158,720
-------------------------------------------------------------------------------
ExpressJet Holdings, Inc. 1,2                          31,200          252,408
-------------------------------------------------------------------------------
Frontier Airlines, Inc. 1,2                            19,400          179,256
-------------------------------------------------------------------------------
Mesa Air Group, Inc. 1,2                               41,800          437,228
-------------------------------------------------------------------------------
Republic Airways Holdings, Inc. 1                       9,200          139,840
-------------------------------------------------------------------------------
SkyWest, Inc.                                          26,800          719,848
-------------------------------------------------------------------------------
World Air Holdings, Inc. 1                             17,400          167,388
                                                                 --------------
                                                                     4,894,344

-------------------------------------------------------------------------------
BUILDING PRODUCTS--1.0%
Apogee Enterprises, Inc. 2                             10,100          163,822
-------------------------------------------------------------------------------
Builders FirstSource, Inc. 1,2                         36,000          769,320
-------------------------------------------------------------------------------
Crane Co.                                              13,400          472,618
-------------------------------------------------------------------------------
Lennox International, Inc.                             13,100          369,420
-------------------------------------------------------------------------------
NCI Building Systems, Inc. 1,2                          1,400           59,472
-------------------------------------------------------------------------------
Universal Forest Products, Inc. 2                      10,500          580,125
-------------------------------------------------------------------------------
USG Corp. 1                                            13,500          877,500
-------------------------------------------------------------------------------
Watsco, Inc. 2                                          4,300          257,183
                                                                 --------------
                                                                     3,549,460

-------------------------------------------------------------------------------
COMMERCIAL SERVICES & SUPPLIES--3.4%
Adesa, Inc.                                             2,200           53,724
-------------------------------------------------------------------------------
Administaff, Inc.                                      20,500          862,025
-------------------------------------------------------------------------------
American Reprographics Co. 1                              900           22,869
-------------------------------------------------------------------------------
Banta Corp.                                            11,200          557,760
-------------------------------------------------------------------------------
Brady Corp., Cl. A                                      3,300          119,394
-------------------------------------------------------------------------------
Central Parking Corp. 2                                 4,200           57,624
-------------------------------------------------------------------------------
Cenveo, Inc. 1,2                                       18,500          243,460
-------------------------------------------------------------------------------
Clean Harbors, Inc. 1                                  12,400          357,244
-------------------------------------------------------------------------------
CompX International, Inc.                                 600            9,612
-------------------------------------------------------------------------------
Consolidated Graphics, Inc. 1                           3,300          156,222
-------------------------------------------------------------------------------
Corporate Executive Board Co.                           4,300          385,710
-------------------------------------------------------------------------------
Deluxe Corp.                                           13,900          418,946
-------------------------------------------------------------------------------
DiamondCluster International, Inc. 1                   11,800           93,692
-------------------------------------------------------------------------------
Dun & Bradstreet Corp. 1                             5,500          368,280
-------------------------------------------------------------------------------
Equifax, Inc.                                           1,900           72,238
-------------------------------------------------------------------------------
Exponent, Inc. 1,2                                      5,400          153,252

                 16 | OPPENHEIMER MAIN STREET SMALL CAP FUND/VA

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
COMMERCIAL SERVICES & SUPPLIES Continued
Geo Group, Inc. (The) 1                                 2,600    $      59,618
-------------------------------------------------------------------------------
Global Cash Access, Inc. 1                              2,900           42,311
-------------------------------------------------------------------------------
Harland (John H.) Co.                                   6,300          236,880
-------------------------------------------------------------------------------
Healthcare Services Group, Inc. 2                       7,674          158,929
-------------------------------------------------------------------------------
Heidrick & Struggles International, Inc. 1          2,200           70,510
-------------------------------------------------------------------------------
HNI Corp.                                               8,500          466,905
-------------------------------------------------------------------------------
IHS, Inc., Cl. A 1                                      9,000          184,680
-------------------------------------------------------------------------------
Ikon Office Solutions, Inc.                            24,600          256,086
-------------------------------------------------------------------------------
Kforce, Inc. 1                                          1,700           18,972
-------------------------------------------------------------------------------
Knoll, Inc.                                             8,800          150,568
-------------------------------------------------------------------------------
Korn-Ferry International 1,2                           20,300          379,407
-------------------------------------------------------------------------------
Labor Ready, Inc. 1,2                                  32,200          670,404
-------------------------------------------------------------------------------
Manpower, Inc.                                          7,600          353,400
-------------------------------------------------------------------------------
McGrath Rentcorp 2                                      3,200           88,960
-------------------------------------------------------------------------------
Miller (Herman), Inc.                                  13,500          380,565
-------------------------------------------------------------------------------
PHH Corp. 1                                            36,400        1,019,928
-------------------------------------------------------------------------------
Pico Holdings, Inc. 1,2                                 2,100           67,746
-------------------------------------------------------------------------------
Portfolio Recovery Associates, Inc. 1,2                 7,900          366,876
-------------------------------------------------------------------------------
Republic Services, Inc.                                 2,700          101,385
-------------------------------------------------------------------------------
Resources Connection, Inc. 1,2                         14,900          388,294
-------------------------------------------------------------------------------
Robert Half International, Inc.                         2,200           83,358
-------------------------------------------------------------------------------
Rollins, Inc.                                           5,400          106,434
-------------------------------------------------------------------------------
Sirva, Inc. 1                                          30,000          240,000
-------------------------------------------------------------------------------
SITEL Corp. 1                                           2,300            7,176
-------------------------------------------------------------------------------
Sourcecorp, Inc. 1                                      1,400           33,572
-------------------------------------------------------------------------------
Spherion Corp. 1,2                                     30,500          305,305
-------------------------------------------------------------------------------
Standard Register Co. (The)                             7,100          112,251
-------------------------------------------------------------------------------
Steelcase, Inc., Cl. A                                  6,400          101,312
-------------------------------------------------------------------------------
TeleTech Holdings, Inc. 1,2                            43,800          527,790
-------------------------------------------------------------------------------
Tetra Tech, Inc. 1,2                                   14,000          219,380
-------------------------------------------------------------------------------
United Stationers, Inc. 1                              15,300          742,050
-------------------------------------------------------------------------------
Viad Corp. 2                                            6,700          196,511
-------------------------------------------------------------------------------
Volt Information Sciences, Inc. 1,2                     2,400           45,648
-------------------------------------------------------------------------------
Waste Connections, Inc. 1                                 900           31,014
                                                                 --------------
                                                                    12,146,277

-------------------------------------------------------------------------------
CONSTRUCTION & ENGINEERING--1.4%
Baker (Michael) Corp. 1,2                               5,100          130,305
-------------------------------------------------------------------------------
Comfort Systems USA, Inc. 2                            12,200          112,240
-------------------------------------------------------------------------------
EMCOR Group, Inc. 1                                    11,000          742,830
-------------------------------------------------------------------------------
Granite Construction, Inc.                             15,700          563,787
-------------------------------------------------------------------------------
Insituform Technologies, Inc., Cl. A 1,2                2,300           44,551
-------------------------------------------------------------------------------
McDermott International, Inc. 1                         6,700          298,887
-------------------------------------------------------------------------------
Perini Corp. 1,2                                        5,300          127,995
-------------------------------------------------------------------------------
Quanta Services, Inc. 1,2                              66,400          874,488
-------------------------------------------------------------------------------
URS Corp. 1                                            23,400          880,074

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
CONSTRUCTION & ENGINEERING Continued
Washington Group International, Inc.                   10,700    $     566,779
-------------------------------------------------------------------------------
Williams Scotsman International, Inc. 1                35,600          616,236
                                                                 --------------
                                                                     4,958,172

-------------------------------------------------------------------------------
ELECTRICAL EQUIPMENT--1.3%
Acuity Brands, Inc.                                    26,300          836,340
-------------------------------------------------------------------------------
American Power Conversion Corp.                        11,200          246,400
-------------------------------------------------------------------------------
AMETEK, Inc.                                              400           17,016
-------------------------------------------------------------------------------
Artesyn Technologies, Inc. 1,2                          2,800           28,840
-------------------------------------------------------------------------------
C&D Technologies, Inc. 2                             6,500           49,530
-------------------------------------------------------------------------------
General Cable Corp. 1                                  26,700          525,990
-------------------------------------------------------------------------------
Genlyte Group, Inc. (The) 1,2                          10,200          546,414
-------------------------------------------------------------------------------
LaBarge, Inc. 1,2                                       9,300          133,641
-------------------------------------------------------------------------------
LSI Industries, Inc.                                   10,800          169,128
-------------------------------------------------------------------------------
Power-One, Inc. 1,2                                    15,400           92,708
-------------------------------------------------------------------------------
Preformed Line Products Co. 2                             700           29,953
-------------------------------------------------------------------------------
Roper Industries, Inc.                                  9,600          379,296
-------------------------------------------------------------------------------
Smith (A.O.) Corp. 2                                    6,300          221,130
-------------------------------------------------------------------------------
Suntech Power Holdings Co. Ltd., ADR 1,2               19,800          539,550
-------------------------------------------------------------------------------
Thomas & Betts Corp. 1                              3,800          159,448
-------------------------------------------------------------------------------
Vicor Corp. 2                                           7,400          116,994
-------------------------------------------------------------------------------
Woodward Governor Co.                                   5,600          481,656
                                                                 --------------
                                                                     4,574,034

-------------------------------------------------------------------------------
INDUSTRIAL CONGLOMERATES--0.1%
Raven Industries, Inc. 2                                  300            8,655
-------------------------------------------------------------------------------
Teleflex, Inc.                                          6,600          428,868
                                                                 --------------
                                                                       437,523

-------------------------------------------------------------------------------
MACHINERY--3.1%
Accuride Corp. 1                                        2,800           36,120
-------------------------------------------------------------------------------
AGCO Corp. 1                                           34,500          571,665
-------------------------------------------------------------------------------
Albany International Corp., Cl. A                      25,800          932,928
-------------------------------------------------------------------------------
Ampco-Pittsburgh Corp.                                    900           13,059
-------------------------------------------------------------------------------
Astec Industries, Inc. 1                               15,400          502,964
-------------------------------------------------------------------------------
Barnes Group, Inc. 2                                   10,600          349,800
-------------------------------------------------------------------------------
Briggs & Stratton Corp.                             3,800          147,402
-------------------------------------------------------------------------------
Bucyrus International, Inc., Cl. A 2                    1,700           89,590
-------------------------------------------------------------------------------
Cascade Corp. 2                                         3,400          159,494
-------------------------------------------------------------------------------
CIRCOR International, Inc.                              3,500           89,810
-------------------------------------------------------------------------------
Columbus McKinnon Corp. 1                              11,600          254,968
-------------------------------------------------------------------------------
Commercial Vehicle Group, Inc. 1,2                      3,700           69,486
-------------------------------------------------------------------------------
Cummins, Inc.                                           3,800          340,974
-------------------------------------------------------------------------------
Encore Wire Corp. 1                                     7,100          161,596
-------------------------------------------------------------------------------
Esterline Technologies Corp. 1                         13,100          487,189
-------------------------------------------------------------------------------
Flowserve Corp. 1                                      28,000        1,107,680

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
MACHINERY Continued
Freightcar America, Inc.                                4,700    $     225,976
-------------------------------------------------------------------------------
Idex Corp.                                              4,600          189,106
-------------------------------------------------------------------------------
JLG Industries, Inc. 2                                 25,200        1,150,632
-------------------------------------------------------------------------------
Kaydon Corp. 2                                          5,200          167,128
-------------------------------------------------------------------------------
Lincoln Electric Holdings, Inc.                         2,300           91,218
-------------------------------------------------------------------------------
Manitowoc Co., Inc. (The)                               6,500          326,430
-------------------------------------------------------------------------------
Middleby Corp. (The) 1                                    100            8,650
-------------------------------------------------------------------------------
Miller Industries, Inc. 1                               3,300           66,957
-------------------------------------------------------------------------------
Mueller Industries, Inc.                                4,000          109,680
-------------------------------------------------------------------------------
NACCO Industries, Inc., Cl. A                           4,700          550,605
-------------------------------------------------------------------------------
Navistar International Corp. 1                          4,800          137,376
-------------------------------------------------------------------------------
Nordson Corp.                                           4,200          170,142
-------------------------------------------------------------------------------
Omega Flex, Inc. 1                                        300            5,217
-------------------------------------------------------------------------------
RBC Bearings, Inc. 1,2                                  1,400           22,750
-------------------------------------------------------------------------------
SPX Corp.                                               9,900          453,123
-------------------------------------------------------------------------------
Stewart & Stevenson Services, Inc.                  17,100          361,323
-------------------------------------------------------------------------------
Sun Hydraulics Corp. 2                                  7,300          141,109
-------------------------------------------------------------------------------
Tennant Co.                                             2,700          140,400
-------------------------------------------------------------------------------
Terex Corp. 1                                           9,500          564,300
-------------------------------------------------------------------------------
Titan International, Inc. 2                             8,700          150,075
-------------------------------------------------------------------------------
Toro Co. (The)                                          8,400          367,668
-------------------------------------------------------------------------------
Valmont Industries, Inc.                                1,200           40,152
-------------------------------------------------------------------------------
Wabtec Corp.                                           18,100          486,890
                                                                 --------------
                                                                    11,241,632

-------------------------------------------------------------------------------
MARINE--0.2%
American Commercial Lines, Inc. 1                       5,400          163,566
-------------------------------------------------------------------------------
Horizon Lines, Inc., Cl. A                             23,400          283,842
-------------------------------------------------------------------------------
Kirby Corp. 1                                           2,200          114,774
                                                                 --------------
                                                                       562,182

-------------------------------------------------------------------------------
ROAD & RAIL--1.1%
Amerco, Inc.                                            6,200          446,710
-------------------------------------------------------------------------------
Arkansas Best Corp. 2                                  22,000          960,960
-------------------------------------------------------------------------------
Celadon Group, Inc. 1                                   8,300          239,040
-------------------------------------------------------------------------------
Genesee & Wyoming, Inc., Cl. A 1,2                    750           28,163
-------------------------------------------------------------------------------
Laidlaw International, Inc.                            13,200          306,636
-------------------------------------------------------------------------------
Landstar System, Inc.                                   8,100          338,094
-------------------------------------------------------------------------------
Mullen Group Income Fund                                3,000           84,365
-------------------------------------------------------------------------------
Pacer International, Inc.                              33,300          867,798
-------------------------------------------------------------------------------
RailAmerica, Inc. 1                                     7,900           86,821
-------------------------------------------------------------------------------
SCS Transportation, Inc. 1                              3,700           78,625
-------------------------------------------------------------------------------
Swift Transportation Co., Inc. 1                       19,300          391,790
-------------------------------------------------------------------------------
Universal Truckload Services, Inc. 1                    4,100           94,300
-------------------------------------------------------------------------------
USA Truck, Inc. 1,2                                     4,900          142,737
                                                                 --------------
                                                                     4,066,039

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
TRADING COMPANIES & DISTRIBUTORS--0.9%
Applied Industrial Technologies, Inc.                  23,750    $     800,138
-------------------------------------------------------------------------------
GATX Corp.                                              6,000          216,480
-------------------------------------------------------------------------------
MSC Industrial Direct Co., Inc., Cl. A                  5,100          205,122
-------------------------------------------------------------------------------
UAP Holding Corp.                                      16,500          336,930
-------------------------------------------------------------------------------
United Rentals, Inc. 1,2                               41,700          975,363
-------------------------------------------------------------------------------
WESCO International, Inc. 1                            16,800          717,864
                                                                 --------------
                                                                     3,251,897

-------------------------------------------------------------------------------
TRANSPORTATION INFRASTRUCTURE--0.0%
Interpool, Inc.                                           200            3,776
-------------------------------------------------------------------------------
INFORMATION TECHNOLOGY--25.2%
-------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT--3.4%
ADC Telecommunications, Inc. 1                         17,600          393,184
-------------------------------------------------------------------------------
ADTRAN, Inc.                                           19,400          576,956
-------------------------------------------------------------------------------
Anaren Microwave, Inc. 1                                2,700           42,201
-------------------------------------------------------------------------------
Andrew Corp. 1                                         15,400          165,242
-------------------------------------------------------------------------------
Arris Group, Inc. 1                                    43,900          415,733
-------------------------------------------------------------------------------
Avaya, Inc. 1                                          12,000          128,040
-------------------------------------------------------------------------------
Avocent Corp. 1                                        15,500          421,445
-------------------------------------------------------------------------------
Black Box Corp.                                         5,400          255,852
-------------------------------------------------------------------------------
Blue Coat Systems, Inc. 1,2                             1,800           82,296
-------------------------------------------------------------------------------
Brocade Communications Systems, Inc. 1                164,900          671,143
-------------------------------------------------------------------------------
Ciena Corp. 1                                         201,900          599,643
-------------------------------------------------------------------------------
CommScope, Inc. 1                                      42,700          859,551
-------------------------------------------------------------------------------
Comtech Telecommunications Corp. 1                     11,000          335,940
-------------------------------------------------------------------------------
Digi International, Inc. 1,2                           12,600          132,174
-------------------------------------------------------------------------------
Ditech Communications Corp. 1                          18,900          157,815
-------------------------------------------------------------------------------
Echelon Corp. 1                                         1,300           10,179
-------------------------------------------------------------------------------
Emulex Corp. 1                                         54,500        1,078,555
-------------------------------------------------------------------------------
Extreme Networks, Inc. 1                               61,700          293,075
-------------------------------------------------------------------------------
Foundry Networks, Inc. 1                               43,200          596,592
-------------------------------------------------------------------------------
Harmonic, Inc. 1                                       30,000          145,500
-------------------------------------------------------------------------------
Inter-Tel, Inc.                                         2,900           56,753
-------------------------------------------------------------------------------
MasTec, Inc. 1,2                                       18,900          197,883
-------------------------------------------------------------------------------
Netgear, Inc. 1,2                                      34,500          664,125
-------------------------------------------------------------------------------
Packeteer, Inc. 1,2                                    31,700          246,309
-------------------------------------------------------------------------------
Performance Technologies, Inc. 1                        9,200           75,348
-------------------------------------------------------------------------------
Plantronics, Inc.                                       1,300           36,790
-------------------------------------------------------------------------------
Polycom, Inc. 1                                        69,400        1,061,820
-------------------------------------------------------------------------------
Powerwave Technologies, Inc. 1,2                       24,000          301,680
-------------------------------------------------------------------------------
QLogic Corp. 1                                          8,600          279,586
-------------------------------------------------------------------------------
Redback Networks, Inc. 1                               41,300          580,678
-------------------------------------------------------------------------------
SafeNet, Inc. 1,2                                         200            6,444
-------------------------------------------------------------------------------
SpectraLink Corp.                                       2,500           29,675
-------------------------------------------------------------------------------
Superior Essex, Inc. 1                                    700           14,112

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT Continued
Sycamore Networks, Inc. 1,2                            17,200    $      74,304
-------------------------------------------------------------------------------
Symmetricom, Inc. 1,2                                  31,000          262,570
-------------------------------------------------------------------------------
Tekelec, Inc. 1,2                                      22,400          311,360
-------------------------------------------------------------------------------
Tellabs, Inc. 1                                        36,400          396,760
-------------------------------------------------------------------------------
Terayon Communication Systems, Inc. 1                  41,500           95,865
-------------------------------------------------------------------------------
ViaSat, Inc. 1                                          2,400           64,152
                                                                 --------------
                                                                    12,117,330

-------------------------------------------------------------------------------
COMPUTERS & PERIPHERALS--1.7%
Advanced Digital Information Corp. 1                   23,800          233,002
-------------------------------------------------------------------------------
Dot Hill Systems Corp. 1                                7,300           50,589
-------------------------------------------------------------------------------
Electronics for Imaging, Inc. 1                        14,500          385,845
-------------------------------------------------------------------------------
Imation Corp.                                          25,000        1,151,750
-------------------------------------------------------------------------------
Intergraph Corp. 1,2                                   22,200        1,105,782
-------------------------------------------------------------------------------
M-Systems Flash Disk Pioneers Ltd. 1                    8,200          271,584
-------------------------------------------------------------------------------
Maxtor Corp. 1                                         65,600          455,264
-------------------------------------------------------------------------------
NCR Corp. 1                                             4,300          145,942
-------------------------------------------------------------------------------
Palm, Inc. 1,2                                         34,900        1,109,820
-------------------------------------------------------------------------------
SimpleTech, Inc. 1                                      2,500            9,425
-------------------------------------------------------------------------------
Synaptics, Inc. 1                                       4,000           98,880
-------------------------------------------------------------------------------
Western Digital Corp. 1                                55,100        1,025,411
                                                                 --------------
                                                                     6,043,294

-------------------------------------------------------------------------------
ELECTRONIC EQUIPMENT & INSTRUMENTS--3.4%
Aeroflex, Inc. 1                                        5,000           53,750
-------------------------------------------------------------------------------
Agilysys, Inc.                                         20,500          373,510
-------------------------------------------------------------------------------
Anixter International, Inc.                             6,500          254,280
-------------------------------------------------------------------------------
Arrow Electronics, Inc. 1                              15,800          506,074
-------------------------------------------------------------------------------
Avnet, Inc. 1                                          20,900          500,346
-------------------------------------------------------------------------------
Belden CDT, Inc. 2                                      8,900          217,427
-------------------------------------------------------------------------------
Bell Microproducts, Inc. 1,2                           20,100          153,765
-------------------------------------------------------------------------------
Brightpoint, Inc. 1,2                                  26,250          727,913
-------------------------------------------------------------------------------
CalAmp Corp. 1                                          2,000           20,980
-------------------------------------------------------------------------------
CDW Corp.                                               7,000          402,990
-------------------------------------------------------------------------------
Checkpoint Systems, Inc. 1                              9,000          221,850
-------------------------------------------------------------------------------
Coherent, Inc. 1                                       26,400          783,552
-------------------------------------------------------------------------------
CTS Corp.                                               2,800           30,968
-------------------------------------------------------------------------------
Electro Scientific Industries, Inc. 1,2                18,000          434,700
-------------------------------------------------------------------------------
Fargo Electronics, Inc. 1                               9,400          180,950
-------------------------------------------------------------------------------
Hypercom Corp. 1                                       14,000           89,460
-------------------------------------------------------------------------------
Itron, Inc. 1,2                                         9,900          396,396
-------------------------------------------------------------------------------
Keithley Instruments, Inc.                              6,500           90,870
-------------------------------------------------------------------------------
Komag, Inc. 1,2                                        27,900          967,014
-------------------------------------------------------------------------------
Mettler-Toledo International, Inc. 1                    8,500          469,200
-------------------------------------------------------------------------------
MTS Systems Corp.                                       8,300          287,512
-------------------------------------------------------------------------------
Multi-Fineline Electronix, Inc. 1,2                     2,400          115,608

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
ELECTRONIC EQUIPMENT & INSTRUMENTS Continued
National Instruments Corp.                              9,100    $     291,655
-------------------------------------------------------------------------------
Newport Corp. 1                                         4,000           54,160
-------------------------------------------------------------------------------
Park Electrochemical Corp.                             14,100          366,318
-------------------------------------------------------------------------------
PC Connection, Inc. 1                                   4,000           21,520
-------------------------------------------------------------------------------
Plexus Corp. 1                                         41,000          932,340
-------------------------------------------------------------------------------
RadiSys Corp. 1,2                                      13,700          237,558
-------------------------------------------------------------------------------
Rofin-Sinar Technologies, Inc. 1                        3,900          169,533
-------------------------------------------------------------------------------
Sanmina-SCI Corp. 1                                   119,900          510,774
-------------------------------------------------------------------------------
ScanSource, Inc. 1                                        300           16,404
-------------------------------------------------------------------------------
Solectron Corp. 1                                     129,800          475,068
-------------------------------------------------------------------------------
SunPower Corp., Cl. A 1,2                               5,100          173,349
-------------------------------------------------------------------------------
SYNNEX Corp. 1                                          1,000           15,110
-------------------------------------------------------------------------------
Tech Data Corp. 1                                      13,000          515,840
-------------------------------------------------------------------------------
Technitrol, Inc.                                        1,400           23,940
-------------------------------------------------------------------------------
TTM Technologies, Inc. 1,2                                500            4,700
-------------------------------------------------------------------------------
UNOVA, Inc. 1,2                                        23,300          787,540
-------------------------------------------------------------------------------
Zygo Corp. 1,2                                         18,400          270,296
                                                                 --------------
                                                                    12,145,220

-------------------------------------------------------------------------------
INTERNET SOFTWARE & SERVICES--3.0%
24/7 Real Media, Inc. 1                                21,000          154,140
-------------------------------------------------------------------------------
Akamai Technologies, Inc. 1                             9,300          185,349
-------------------------------------------------------------------------------
AsiaInfo Holdings, Inc. 1,2                            17,900           71,242
-------------------------------------------------------------------------------
Bankrate, Inc. 1,2                                      5,800          171,216
-------------------------------------------------------------------------------
Covansys Corp. 1                                        6,000           81,660
-------------------------------------------------------------------------------
CyberSource Corp. 1                                    11,400           75,240
-------------------------------------------------------------------------------
Digital Insight Corp. 1                                26,500          848,530
-------------------------------------------------------------------------------
Digital River, Inc. 1,2                                21,900          651,306
-------------------------------------------------------------------------------
EarthLink, Inc. 1                                      89,600          995,456
-------------------------------------------------------------------------------
HomeStore.com, Inc. 1,2                                67,700          345,270
-------------------------------------------------------------------------------
InfoSpace, Inc. 1,2                                    30,700          792,674
-------------------------------------------------------------------------------
Internet Security Systems, Inc. 1                      41,700          873,615
-------------------------------------------------------------------------------
iPass, Inc. 1,2                                         4,700           30,832
-------------------------------------------------------------------------------
j2 Global Communications, Inc. 1                        5,500          235,070
-------------------------------------------------------------------------------
Keynote Systems, Inc. 1                                   900           11,565
-------------------------------------------------------------------------------
MicroStrategy, Inc., Cl. A 1,2                         12,700        1,050,798
-------------------------------------------------------------------------------
Online Resources & Communications Corp. 1,2             9,000           99,450
-------------------------------------------------------------------------------
Open Text Corp. 1,2                                     7,300          103,003
-------------------------------------------------------------------------------
Openwave Systems, Inc. 1,2                             16,300          284,761
-------------------------------------------------------------------------------
RealNetworks, Inc. 1                                   24,900          193,224
-------------------------------------------------------------------------------
Salesforce.com, Inc. 1,2                                2,900           92,945
-------------------------------------------------------------------------------
Selectica, Inc. 1                                         900            2,565
-------------------------------------------------------------------------------
SonicWALL, Inc. 1,2                                    57,300          453,816
-------------------------------------------------------------------------------
United Online, Inc.                                    61,900          880,218
-------------------------------------------------------------------------------
ValueClick, Inc. 1,2                                   19,704          356,839

                                                                    VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
INTERNET SOFTWARE & SERVICES Continued
Vignette Corp. 1                                       20,800    $     339,248
-------------------------------------------------------------------------------
WebEx Communications, Inc. 1                            4,700          101,661
-------------------------------------------------------------------------------
webMethods, Inc. 1                                     31,000          239,010
-------------------------------------------------------------------------------
Websense, Inc. 1,2                                     17,500        1,148,700
                                                                 --------------
                                                                    10,869,403

-------------------------------------------------------------------------------
IT SERVICES--2.7%
Acxiom Corp.                                           12,900          296,700
-------------------------------------------------------------------------------
Anteon International Corp. 1                              300           16,305
-------------------------------------------------------------------------------
Aquantive, Inc. 1,2                                     3,000           75,720
-------------------------------------------------------------------------------
BearingPoint, Inc. 1                                   46,300          363,918
-------------------------------------------------------------------------------
BISYS Group, Inc. (The) 1                              32,300          452,523
-------------------------------------------------------------------------------
CACI International, Inc., Cl. A 1                       7,100          407,398
-------------------------------------------------------------------------------
Ceridian Corp. 1                                       20,600          511,910
-------------------------------------------------------------------------------
CheckFree Corp. 1                                       7,600          348,840
-------------------------------------------------------------------------------
CIBER, Inc. 1,2                                        19,900          131,340
-------------------------------------------------------------------------------
CSG Systems International, Inc. 1                      48,300        1,078,056
-------------------------------------------------------------------------------
Forrester Research, Inc. 1                              9,000          168,750
-------------------------------------------------------------------------------
Gevity HR, Inc.                                         2,800           72,016
-------------------------------------------------------------------------------
Global Payments, Inc.                                   7,500          349,575
-------------------------------------------------------------------------------
infoUSA, Inc.                                          19,900          217,507
-------------------------------------------------------------------------------
Intrado, Inc. 1,2                                      16,700          384,434
-------------------------------------------------------------------------------
Keane, Inc. 1,2                                        17,000          187,170
-------------------------------------------------------------------------------
Lawson Software, Inc. 1,2                              71,300          524,055
-------------------------------------------------------------------------------
Manhattan Associates, Inc. 1                           11,800          241,664
-------------------------------------------------------------------------------
ManTech International Corp. 1                           9,400          261,884
-------------------------------------------------------------------------------
Maximus, Inc.                                          18,900          693,441
-------------------------------------------------------------------------------
MoneyGram International, Inc.                           4,900          127,792
-------------------------------------------------------------------------------
MPS Group, Inc. 1                                      63,000          861,210
-------------------------------------------------------------------------------
NAVTEQ Corp. 1                                          3,200          140,384
-------------------------------------------------------------------------------
Perot Systems Corp., Cl. A 1,2                         34,200          483,588
-------------------------------------------------------------------------------
Sabre Holdings Corp.                                   21,800          525,598
-------------------------------------------------------------------------------
SI International, Inc. 1                                2,000           61,140
-------------------------------------------------------------------------------
Startek, Inc. 2                                         2,400           43,200
-------------------------------------------------------------------------------
Sykes Enterprises, Inc. 1                              23,600          315,532
-------------------------------------------------------------------------------
TNS, Inc. 1                                             4,000           76,720
-------------------------------------------------------------------------------
Total System Services, Inc.                             2,600           51,454
-------------------------------------------------------------------------------
Tyler Technologies, Inc. 1                              1,400           12,292
-------------------------------------------------------------------------------
Unisys Corp. 1                                         18,000          104,940
-------------------------------------------------------------------------------
VeriFone Holdings, Inc. 1                               6,000          151,800
                                                                 --------------
                                                                     9,738,856

-------------------------------------------------------------------------------
SEMICONDUCTORS & SEMICONDUCTOR EQUIPMENT--5.2%
02Micro International Ltd., ADR 1                       2,600           26,468
-------------------------------------------------------------------------------
ADE Corp. 1,2                                          17,400          418,644
-------------------------------------------------------------------------------
Advanced Energy Industries, Inc. 1                     29,200          345,436

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
SEMICONDUCTORS & SEMICONDUCTOR EQUIPMENT Continued
Asyst Technologies, Inc. 1                              3,200    $      18,304
-------------------------------------------------------------------------------
ATMI, Inc. 1,2                                         10,600          296,482
-------------------------------------------------------------------------------
Axcelis Technologies, Inc. 1                           58,200          277,614
-------------------------------------------------------------------------------
Brooks Automation, Inc. 1,2                            23,454          293,879
-------------------------------------------------------------------------------
Cirrus Logic, Inc. 1                                   44,900          299,932
-------------------------------------------------------------------------------
Cohu, Inc.                                             16,500          377,355
-------------------------------------------------------------------------------
Conexant Systems, Inc. 1                              132,300          298,998
-------------------------------------------------------------------------------
Cymer, Inc. 1,2                                        32,800        1,164,728
-------------------------------------------------------------------------------
Diodes, Inc. 1,2                                        9,024          280,195
-------------------------------------------------------------------------------
EMCORE Corp. 1,2                                        9,500           70,490
-------------------------------------------------------------------------------
Entegris, Inc. 1                                       43,275          407,651
-------------------------------------------------------------------------------
Exar Corp. 1                                            4,800           60,096
-------------------------------------------------------------------------------
Fairchild Semiconductor International,
Inc., Cl. A 1                                          27,700          468,407
-------------------------------------------------------------------------------
FEI Co. 1,2                                             6,700          128,439
-------------------------------------------------------------------------------
Freescale Semiconductor, Inc., Cl. A 1                  1,200           30,228
-------------------------------------------------------------------------------
Genesis Microchip, Inc. 1,2                            32,300          584,307
-------------------------------------------------------------------------------
Hittite Microwave Corp. 1                               5,200          120,328
-------------------------------------------------------------------------------
Ikanos Communications, Inc. 1                          12,000          176,880
-------------------------------------------------------------------------------
Intersil Corp., Cl. A                                  23,100          574,728
-------------------------------------------------------------------------------
Intevac, Inc. 1                                         5,000           66,000
-------------------------------------------------------------------------------
IXYS Corp. 1                                            9,300          108,717
-------------------------------------------------------------------------------
Kopin Corp. 1,2                                        54,100          289,435
-------------------------------------------------------------------------------
Kulicke & Soffa Industries, Inc. 1,2                34,200          302,328
-------------------------------------------------------------------------------
Lam Research Corp. 1                                   13,700          488,816
-------------------------------------------------------------------------------
Lattice Semiconductor Corp. 1                          15,000           64,800
-------------------------------------------------------------------------------
LSI Logic Corp. 1                                      57,400          459,200
-------------------------------------------------------------------------------
LTX Corp. 1                                            13,000           58,500
-------------------------------------------------------------------------------
Mattson Technology, Inc. 1                              9,400           94,564
-------------------------------------------------------------------------------
Micrel, Inc. 1,2                                       74,400          863,040
-------------------------------------------------------------------------------
Microsemi Corp. 1                                      35,400          979,164
-------------------------------------------------------------------------------
Microtune, Inc. 1,2                                     6,100           25,437
-------------------------------------------------------------------------------
MIPS Technologies, Inc., Cl. A 1,2                     20,500          116,440
-------------------------------------------------------------------------------
MKS Instruments, Inc. 1                                13,800          246,882
-------------------------------------------------------------------------------
Netlogic Microsystems, Inc. 1,2                        12,000          326,880
-------------------------------------------------------------------------------
Novellus Systems, Inc. 1                               19,000          458,280
-------------------------------------------------------------------------------
NVIDIA Corp. 1                                         11,500          420,440
-------------------------------------------------------------------------------
OmniVision Technologies, Inc. 1,2                      47,100          940,116
-------------------------------------------------------------------------------
ON Semiconductor Corp. 1                              109,900          607,747
-------------------------------------------------------------------------------
PDF Solutions, Inc. 1,2                                14,400          234,000
-------------------------------------------------------------------------------
Photronics, Inc. 1,2                                   43,700          658,122
-------------------------------------------------------------------------------
PortalPlayer, Inc. 1,2                                  9,400          266,208
-------------------------------------------------------------------------------
Power Integrations, Inc. 1,2                            3,800           90,478
-------------------------------------------------------------------------------
Sigmatel, Inc. 1,2                                     18,100          237,110
-------------------------------------------------------------------------------
Silicon Image, Inc. 1                                  46,400          419,920

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
SEMICONDUCTORS & SEMICONDUCTOR EQUIPMENT Continued
Silicon Laboratories, Inc. 1                           18,900    $     692,874
-------------------------------------------------------------------------------
SiRF Technology Holdings, Inc. 1,2                      3,800          113,240
-------------------------------------------------------------------------------
Skyworks Solutions, Inc. 1                             59,200          301,328
-------------------------------------------------------------------------------
Supertex, Inc. 1                                        7,100          314,175
-------------------------------------------------------------------------------
Trident Microsystems, Inc. 1,2                          7,400          133,200
-------------------------------------------------------------------------------
TriQuint Semiconductor, Inc. 1                         79,000          351,550
-------------------------------------------------------------------------------
Ultra Clean Holdings, Inc. 1                            1,300            9,373
-------------------------------------------------------------------------------
Varian Semiconductor Equipment
-------------------------------------------------------------------------------
Associates, Inc. 1                                     16,500          724,845
-------------------------------------------------------------------------------
Veeco Instruments, Inc. 1,2                             9,800          169,834
-------------------------------------------------------------------------------
Zoran Corp. 1                                          31,600          512,236
                                                                 --------------
                                                                    18,864,868

-------------------------------------------------------------------------------
SOFTWARE--5.8%
Activision, Inc. 1                                     15,077          207,158
-------------------------------------------------------------------------------
Advent Software, Inc. 1                                10,800          312,228
-------------------------------------------------------------------------------
Altiris, Inc. 1,2                                      10,900          184,101
-------------------------------------------------------------------------------
Ansoft Corp. 1                                          9,100          309,855
-------------------------------------------------------------------------------
Ansys, Inc. 1                                          14,900          636,081
-------------------------------------------------------------------------------
Aspen Technology, Inc. 1,2                             27,400          215,090
-------------------------------------------------------------------------------
BEA Systems, Inc. 1                                    51,100          480,340
-------------------------------------------------------------------------------
Blackbaud, Inc.                                        24,089          411,440
-------------------------------------------------------------------------------
BMC Software, Inc. 1                                   26,200          536,838
-------------------------------------------------------------------------------
Borland Software Corp. 1                                8,900           58,117
-------------------------------------------------------------------------------
Bottomline Technologies, Inc. 1,2                      18,000          198,360
-------------------------------------------------------------------------------
Cadence Design Systems, Inc. 1                         33,100          560,052
-------------------------------------------------------------------------------
Captiva Software Corp. 1                                4,600          102,350
-------------------------------------------------------------------------------
Catapult Communications Corp. 1,2                       9,600          141,984
-------------------------------------------------------------------------------
CCC Information Services Group, Inc. 1                  4,600          120,612
-------------------------------------------------------------------------------
Citrix Systems, Inc. 1                                 16,400          471,992
-------------------------------------------------------------------------------
Cognos, Inc. 1                                          1,900           65,949
-------------------------------------------------------------------------------
Compuware Corp. 1                                      56,300          505,011
-------------------------------------------------------------------------------
Concur Technologies, Inc. 1,2                           4,800           61,872
-------------------------------------------------------------------------------
Entrust Technologies, Inc. 1                           36,800          178,112
-------------------------------------------------------------------------------
Epicor Software Corp. 1                                17,500          247,275
-------------------------------------------------------------------------------
EPIQ Systems, Inc. 1,2                                  7,400          137,196
-------------------------------------------------------------------------------
ePlus, inc. 1                                           1,100           15,215
-------------------------------------------------------------------------------
Fair Isaac Corp.                                       10,500          463,785
-------------------------------------------------------------------------------
FileNet Corp. 1                                        34,500          891,825
-------------------------------------------------------------------------------
Hyperion Solutions Corp. 1                             15,000          537,300
-------------------------------------------------------------------------------
Informatica Corp. 1                                    57,800          693,600
-------------------------------------------------------------------------------
InterVideo, Inc. 1                                      3,400           35,870
-------------------------------------------------------------------------------
InterVoice-Brite, Inc. 1,2                             18,200          144,872
-------------------------------------------------------------------------------
JDA Software Group, Inc. 1                             22,700          386,127
-------------------------------------------------------------------------------
Macrovision Corp. 1                                    13,200          220,836
-------------------------------------------------------------------------------
Magma Design Automation, Inc. 1,2                      14,100          118,581

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
SOFTWARE Continued
MapInfo Corp. 1                                         2,400    $      30,264
-------------------------------------------------------------------------------
McAfee, Inc. 1                                         22,000          596,860
-------------------------------------------------------------------------------
Micromuse, Inc. 1                                      51,400          508,346
-------------------------------------------------------------------------------
MICROS Systems, Inc. 1                                  7,100          343,072
-------------------------------------------------------------------------------
MRO Software, Inc. 1                                   19,400          272,376
-------------------------------------------------------------------------------
MSC.Software Corp. 1,2                                  9,900          168,300
-------------------------------------------------------------------------------
Net 1 UEPS Technologies, Inc. 1                         2,100           60,585
-------------------------------------------------------------------------------
NetIQ Corp. 1,2                                         7,600           93,404
-------------------------------------------------------------------------------
Novell, Inc. 1,2                                       61,500          543,045
-------------------------------------------------------------------------------
Nuance Communications, Inc. 1                           5,700           43,491
-------------------------------------------------------------------------------
Parametric Technology Corp. 1                         179,500        1,094,950
-------------------------------------------------------------------------------
Progress Software Corp. 1                              18,900          536,382
-------------------------------------------------------------------------------
Quest Software, Inc. 1                                 13,900          202,801
-------------------------------------------------------------------------------
Radiant Systems, Inc. 1,2                              13,700          166,592
-------------------------------------------------------------------------------
Red Hat, Inc. 1                                        21,800          593,832
-------------------------------------------------------------------------------
Reynolds & Reynolds Co., Cl. A                      16,100          451,927
-------------------------------------------------------------------------------
RSA Security, Inc. 1                                   45,600          512,088
-------------------------------------------------------------------------------
SERENA Software, Inc. 1                                16,300          382,072
-------------------------------------------------------------------------------
SPSS, Inc. 1,2                                          5,700          176,301
-------------------------------------------------------------------------------
Sybase, Inc. 1                                         23,300          509,338
-------------------------------------------------------------------------------
Synopsys, Inc. 1                                       35,400          710,124
-------------------------------------------------------------------------------
Take-Two Interactive Software, Inc. 1,2                40,600          718,620
-------------------------------------------------------------------------------
THQ, Inc. 1                                            17,550          418,568
-------------------------------------------------------------------------------
TIBCO Software, Inc. 1                                 22,800          170,316
-------------------------------------------------------------------------------
Transaction Systems Architects, Inc.,
Cl. A 1                                                35,500        1,022,045
-------------------------------------------------------------------------------
Ultimate Software Group, Inc. (The) 1,2                 5,200           99,164
-------------------------------------------------------------------------------
Verint Systems, Inc. 1                                  4,300          148,221
-------------------------------------------------------------------------------
Wind River Systems, Inc. 1                             38,600          570,122
-------------------------------------------------------------------------------
Witness Systems, Inc. 1,2                               3,500           68,845
                                                                 --------------
                                                                    20,862,075

-------------------------------------------------------------------------------
MATERIALS--5.2%
-------------------------------------------------------------------------------
CHEMICALS--1.3%
Agrium, Inc. 2                                         25,200          554,148
-------------------------------------------------------------------------------
Celanese Corp., Series A                                2,300           43,976
-------------------------------------------------------------------------------
Compass Minerals International, Inc.                    8,100          198,774
-------------------------------------------------------------------------------
Engelhard Corp.                                         2,400           72,360
-------------------------------------------------------------------------------
Ferro Corp.                                             3,800           71,288
-------------------------------------------------------------------------------
FMC Corp. 1                                            11,500          611,455
-------------------------------------------------------------------------------
Fuller (H.B.) Co.                                      21,100          676,677
-------------------------------------------------------------------------------
Headwaters, Inc. 1,2                                   11,200          396,928
-------------------------------------------------------------------------------
Lubrizol Corp. (The)                                    4,600          199,778
-------------------------------------------------------------------------------
MacDermid, Inc.                                         1,000           27,900
-------------------------------------------------------------------------------
Pioneer Cos., Inc. 1,2                                  8,700          260,739
-------------------------------------------------------------------------------
PolyOne Corp. 1                                        24,900          160,107

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
CHEMICALS Continued
Rockwood Holdings, Inc. 1                               1,500    $      29,595
-------------------------------------------------------------------------------
Schulman (A.), Inc.                                       800           17,216
-------------------------------------------------------------------------------
Scotts Miracle-Gro Co. (The), Cl. A                     8,700          393,588
-------------------------------------------------------------------------------
Stepan Co.                                              1,700           45,713
-------------------------------------------------------------------------------
Tronox, Inc., Cl. A 1,2                                29,500          385,565
-------------------------------------------------------------------------------
Valhi, Inc.                                               500            9,250
-------------------------------------------------------------------------------
W.R. Grace & Co. 1,2                                14,600          137,240
------------------------------------------------------------------------------
Wellman, Inc.                                             500            3,390
-------------------------------------------------------------------------------
Westlake Chemical Corp. 2                               9,600          276,576
                                                                 --------------
                                                                     4,572,263

-------------------------------------------------------------------------------
CONSTRUCTION MATERIALS--0.2%
Eagle Materials, Inc. 2                                   600           73,416
-------------------------------------------------------------------------------
Eagle Materials, Inc., Cl. B 2                            100           11,777
-------------------------------------------------------------------------------
Texas Industries, Inc. 2                               14,000          697,760
-------------------------------------------------------------------------------
U.S. Concrete, Inc.                                     1,600           15,168
                                                                 --------------
                                                                       798,121

-------------------------------------------------------------------------------
CONTAINERS & PACKAGING--1.1%
AptarGroup, Inc.                                        1,300           67,860
-------------------------------------------------------------------------------
Caraustar Industries, Inc. 2                           12,500          108,625
-------------------------------------------------------------------------------
Crown Holdings, Inc. 1                                 24,400          476,532
-------------------------------------------------------------------------------
Greif, Inc., Cl. A                                     12,200          808,616
-------------------------------------------------------------------------------
Longview Fibre Co.                                     15,200          316,312
-------------------------------------------------------------------------------
Myers Industries, Inc.                                  1,000           14,580
-------------------------------------------------------------------------------
Owens-Illinois, Inc. 1                                 17,100          359,784
-------------------------------------------------------------------------------
Rock-Tenn Co., Cl. A 2                                  9,600          131,040
-------------------------------------------------------------------------------
Sealed Air Corp. 1                                      8,900          499,913
-------------------------------------------------------------------------------
Silgan Holdings, Inc.                                  25,200          910,224
-------------------------------------------------------------------------------
Temple-Inland, Inc.                                     3,300          148,005
                                                                 --------------
                                                                     3,841,491

-------------------------------------------------------------------------------
METALS & MINING--2.5%
AK Steel Holding Corp. 1,2                            110,200          876,090
-------------------------------------------------------------------------------
Aleris International, Inc. 1                           12,400          399,776
-------------------------------------------------------------------------------
Allegheny Technologies, Inc.                            4,600          165,968
-------------------------------------------------------------------------------
Amerigo Resources Ltd.                                 66,000          132,857
-------------------------------------------------------------------------------
Brush Engineered Materials, Inc. 1                      1,000           15,900
-------------------------------------------------------------------------------
Carpenter Technology Corp. 2                           17,100        1,205,037
-------------------------------------------------------------------------------
Castle (A.M.) & Co. 1,2                             4,900          107,016
-------------------------------------------------------------------------------
Century Aluminum Co. 2                                 14,800          387,908
-------------------------------------------------------------------------------
Commercial Metals Co.                                   9,900          371,646
-------------------------------------------------------------------------------
Desert Sun Mining Corp. 1                              15,700           38,627
-------------------------------------------------------------------------------
Dynatec Corp. 1                                        73,900           76,923
-------------------------------------------------------------------------------
FNX Mining Co., Inc. 1                                  3,100           36,242
-------------------------------------------------------------------------------
Goldcorp, Inc.                                          2,425           54,030
-------------------------------------------------------------------------------
HudBay Minerals, Inc. 1                                26,100          132,246

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
METALS & MINING Continued
Inmet Mining Corp.                                      8,800    $     223,321
-------------------------------------------------------------------------------
LionOre Mining International Ltd. 1                    24,300          103,475
-------------------------------------------------------------------------------
Meridian Gold, Inc. 1                                     900           19,727
-------------------------------------------------------------------------------
Metal Management, Inc.                                 14,300          332,618
-------------------------------------------------------------------------------
Olympic Steel, Inc. 1                                   1,200           29,820
-------------------------------------------------------------------------------
Quanex Corp. 2                                         18,750          936,938
-------------------------------------------------------------------------------
Reliance Steel & Aluminum Co. 2                    19,200        1,173,504
-------------------------------------------------------------------------------
Ryerson Tull, Inc. 2                                   17,100          415,872
-------------------------------------------------------------------------------
Steel Dynamics, Inc. 2                                 24,100          855,791
-------------------------------------------------------------------------------
Steel Technologies, Inc. 2                              2,700           75,573
-------------------------------------------------------------------------------
Stillwater Mining Co. 1,2                              20,900          241,813
-------------------------------------------------------------------------------
United States Steel Corp.                               3,900          187,473
-------------------------------------------------------------------------------
Worthington Industries, Inc. 2                         14,700          282,387
                                                                 --------------
                                                                     8,878,578

-------------------------------------------------------------------------------
PAPER & FOREST PRODUCTS--0.1%
Bowater, Inc.                                           6,900          211,968
-------------------------------------------------------------------------------
Buckeye Technologies, Inc. 1                           11,100           89,355
-------------------------------------------------------------------------------
Louisiana-Pacific Corp.                                10,500          288,435
                                                                 --------------
                                                                       589,758

-------------------------------------------------------------------------------
TELECOMMUNICATION SERVICES--1.2%
-------------------------------------------------------------------------------
DIVERSIFIED TELECOMMUNICATION SERVICES--0.5%
Alaska Communications Systems
Group, Inc. 2                                          24,700          250,952
-------------------------------------------------------------------------------
Broadwing Corp. 1,2                                    22,500          136,125
-------------------------------------------------------------------------------
CenturyTel, Inc.                                        7,700          255,332
-------------------------------------------------------------------------------
Citizens Communications Co.                            10,700          130,861
-------------------------------------------------------------------------------
Commonwealth Telephone Enterprises,
Inc.                                                    4,800          162,096
-------------------------------------------------------------------------------
CT Communications, Inc.                                 2,900           35,206
-------------------------------------------------------------------------------
FairPoint Communications, Inc.                         13,000          134,680
-------------------------------------------------------------------------------
Golden Telecom, Inc.                                    2,900           75,284
-------------------------------------------------------------------------------
Iowa Telecommunications Services, Inc.                  4,900           75,901
-------------------------------------------------------------------------------
North Pittsburgh Systems, Inc. 2                        4,900           92,463
-------------------------------------------------------------------------------
Shenandoah Telecommunications Co. 2                       100            3,984
-------------------------------------------------------------------------------
Talk America Holdings, Inc. 1                          19,200          165,696
-------------------------------------------------------------------------------
Time Warner Telecom, Inc., Cl. A 1,2                   17,000          167,450
-------------------------------------------------------------------------------
Valor Communications Group, Inc. 2                        100            1,140
                                                                 --------------
                                                                     1,687,170

-------------------------------------------------------------------------------
WIRELESS TELECOMMUNICATION SERVICES--0.7%
Centennial Communications Corp. 2                      17,800          276,256
-------------------------------------------------------------------------------
Cincinnati Bell, Inc. 1                                74,800          262,548
-------------------------------------------------------------------------------
Dobson Communications Corp., Cl. A 1,2                 94,300          707,250
-------------------------------------------------------------------------------
Linktone Ltd., ADR 1                                    3,400           35,360
-------------------------------------------------------------------------------
SBA Communications Corp. 1,2                           33,600          601,440

                                                                         VALUE
                                                       SHARES       SEE NOTE 1
-------------------------------------------------------------------------------
WIRELESS TELECOMMUNICATION SERVICES Continued
Syniverse Holdings, Inc. 1                              2,800    $      58,520
-------------------------------------------------------------------------------
UbiquiTel, Inc. 2                                      62,900          622,081
-------------------------------------------------------------------------------
Wireless Facilities, Inc. 1,2                           3,000           15,300
                                                                 --------------
                                                                     2,578,755

-------------------------------------------------------------------------------
UTILITIES--1.1%
-------------------------------------------------------------------------------
ELECTRIC UTILITIES--0.5%
ALLETE, Inc. 2                                          2,300          101,200
-------------------------------------------------------------------------------
Aquila, Inc. 1                                         21,200           76,320
-------------------------------------------------------------------------------
Black Hills Corp.                                       1,800           62,298
-------------------------------------------------------------------------------
Canadian Hydro Developers, Inc. 1                      14,000           70,214
-------------------------------------------------------------------------------
CenterPoint Energy, Inc. 2                              8,400          107,940
-------------------------------------------------------------------------------
CH Energy Group, Inc.                                   6,100          279,990
-------------------------------------------------------------------------------
CMS Energy Corp. 1                                     12,200          177,022
-------------------------------------------------------------------------------
DPL, Inc.                                               7,900          205,479
-------------------------------------------------------------------------------
Green Mountain Power Corp.                                900           25,893
-------------------------------------------------------------------------------
Ormat Technologies, Inc. 2                             17,800          465,292
-------------------------------------------------------------------------------
Pinnacle West Capital Corp.                             3,800          157,130
-------------------------------------------------------------------------------
Reliant Energy, Inc. 1                                  9,000           92,880
                                                                 --------------
                                                                     1,821,658

-------------------------------------------------------------------------------
GAS UTILITIES--0.2%
Chesapeake Utilities Corp. 2                              100            3,080
-------------------------------------------------------------------------------
ONEOK, Inc.                                             4,900          130,487
-------------------------------------------------------------------------------
Peoples Energy Corp. 2                                  2,400           84,168
-------------------------------------------------------------------------------
Southwest Gas Corp.                                     4,900          129,360
-------------------------------------------------------------------------------
UGI Corp.                                               5,300          109,180
-------------------------------------------------------------------------------
WGL Holdings, Inc.                                      6,100          183,366
                                                                 --------------
                                                                       639,641

-------------------------------------------------------------------------------
MULTI-UTILITIES & UNREGULATED POWER--0.4%
Avista Corp. 2                                         16,000          283,360
-------------------------------------------------------------------------------
Dynegy, Inc. 1,2                                       35,800          173,272
-------------------------------------------------------------------------------
Energy East Corp.                                      11,400          259,913
-------------------------------------------------------------------------------
Sierra Pacific Resources 1                             61,000          795,440
                                                                 --------------
                                                                     1,511,985
                                                                 --------------
Total Common Stocks (Cost $307,256,727)                            356,543,437

-------------------------------------------------------------------------------
PREFERRED STOCKS--0.0%
-------------------------------------------------------------------------------
Simon Property Group, Inc., 6% Cv.,
Non-Vtg. (Cost $3,213)                                     60            3,858

                                                                         VALUE
                                                        UNITS       SEE NOTE 1
-------------------------------------------------------------------------------
RIGHTS, WARRANTS AND CERTIFICATES--0.1%
-------------------------------------------------------------------------------
Chamaelo Exploration Ltd. Rts., Exp.
1/16/06 1,3                                            55,500    $     352,199
-------------------------------------------------------------------------------
Redstar Oil & Gas, Inc. Wts., Exp.
3/15/05 1,4                                            35,955           84,949
                                                                 --------------
Total Rights, Warrants and Certificates
(Cost $405,085)                                                        437,148

                                                    PRINCIPAL
                                                       AMOUNT
-------------------------------------------------------------------------------
NON-CONVERTIBLE CORPORATE BONDS AND NOTES--0.0%
-------------------------------------------------------------------------------
Mueller Industries, Inc., 6% Sub. Nts.,
11/1/14 2,4 (Cost $51,000)                      $      51,000           49,215

-------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS--2.6%
-------------------------------------------------------------------------------
Undivided interest of 0.65% in joint
repurchase agreement (Principal Amount/Value
$1,414,200,000, with a maturity value of
$1,414,844,247) with UBS Warburg LLC, 4.10%,
dated 12/30/05, to be repurchased at
$9,266,219 on 1/3/06, collateralized by
Federal Home Loan Mortgage Corp., 5%,
1/1/35, with a value of $157,513,104 and
Federal National Mortgage Assn., 5%--5.50%,
3/1/34--10/1/35, with a value of
$1,301,420,187  (Cost $9,262,000)                   9,262,000        9,262,000
-------------------------------------------------------------------------------
Total Investments, at Value (excluding
Investments Purchased with Cash Collateral
from Securities Loaned) (Cost $316,978,025)                        366,295,658

-------------------------------------------------------------------------------
INVESTMENTS PURCHASED WITH CASH COLLATERAL
FROM SECURITIES LOANED--22.3%
-------------------------------------------------------------------------------
ASSET BACKED FLOATING NOTE--2.3%
Countrywide Asset-Backed Certificates,
Series 2005-17, Cl. 4AV1, 4.49%, 1/25/06 5          2,000,000        2,000,000
-------------------------------------------------------------------------------
GSAA Home Equity Trust, Series
2005-15, Cl. 2A1, 4.47%, 1/25/06 5                  2,000,000        2,000,000
-------------------------------------------------------------------------------
Structured Asset Investment Loan Trust,
Series 2005-11, Cl. A4, 4.47%, 1/25/06 5            2,000,745        2,000,745
-------------------------------------------------------------------------------
Whitehawk CDO Funding Corp., 4.56%,
3/15/06 5                                           2,250,000        2,250,000
                                                                 --------------
                                                                     8,250,745

-------------------------------------------------------------------------------
DOMESTIC FLOATING CERTIFICATE OF DEPOSIT--0.3%
Washington Mutual Bank, 4.36%,
1/20/06 5                                             999,974          999,974
-------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS--17.1%
Undivided interest of 1.95% in joint
repurchase agreement (Principal Amount/Value
$3,150,000,000, with a maturity value of
$3,151,501,500) with Nomura Securities,
4.29%, dated 12/30/05, to be repurchased at
$61,596,901 on 1/3/06, collateralized by
U.S. Agency Mortgages, 3.34%--9.50%,
6/1/08--5/1/38, with a value of
$3,213,000,000 5,6                                 61,567,554       61,567,554

                                                   PRINICIPAL            VALUE
                                                       AMOUNT       SEE NOTE 1
-------------------------------------------------------------------------------
MASTER FLOATING NOTE--0.9%
Bear Stearns, 4.37%, 1/3/06 5                   $     250,000    $     250,000
-------------------------------------------------------------------------------
CDC Financial Products, Inc., 4.35%,
1/3/06 5                                            3,000,000        3,000,000
                                                                 --------------
                                                                     3,250,000

-------------------------------------------------------------------------------
MEDIUM-TERM FLOATING NOTE--1.7%
Countrywide Financial Corp., 4.59%,
3/21/06 5                                           2,999,825        2,999,825
-------------------------------------------------------------------------------
Goldman Sachs Group, Inc., 4.41%,
1/3/06 5                                            3,000,000        3,000,000
                                                                 --------------
                                                                     5,999,825
                                                                 --------------

Total Investments Purchased with
Cash Collateral from Securities
Loaned (Cost $80,068,098)                                           80,068,098

-------------------------------------------------------------------------------
TOTAL INVESTMENTS, AT VALUE
(COST $397,046,123)                                     124.1%     446,363,756
-------------------------------------------------------------------------------
LIABILITIES IN EXCESS OF OTHER ASSETS                   (24.1)     (86,675,844)
                                                -------------------------------

NET ASSETS                                              100.0%   $ 359,687,912
                                                ===============================

FOOTNOTES TO STATEMENT OF INVESTMENTS

1. Non-income producing security.

2. Partial or fully-loaned security. See Note 6 of Notes to Financial
Statements.

3. Represents securities sold under Rule 144A, which are exempt from registration under the Securities Act of 1933, as amended. These securities have been determined to be liquid under guidelines established by the Board of
Trustees. These securities amount to $493,882 or 0.14% of the Fund's net assets as of December 31, 2005.

4. Illiquid or restricted security. The aggregate value of illiquid or restricted securities as of December 31, 2005 was $267,677, which represents
0.07% of the Fund's net assets, of which $133,513 is considered restricted. See
Note 5 of Notes to Financial Statements.

5. The security has been segregated to satisfy the forward commitment to return the cash collateral received in securities lending transactions upon the borrower's return of the securities loaned. See Note 6 of Notes to Financial
Statements.

6. The Fund may have elements of risk due to concentrated investments. Such concentrations may subject the Fund to additional risks.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF ASSETS AND LIABILITIES  December 31, 2005
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
----------------------------------------------------------------------------------------------------------------------------------
Investments, at value (including cost and market value of $61,567,554 in repurchase agreements) (including securities loaned of $77,660,389) (cost
$397,046,123)--see accompanying
statement of investments                                                                                          $   446,363,756
----------------------------------------------------------------------------------------------------------------------------------
Cash                                                                                                                      334,683
----------------------------------------------------------------------------------------------------------------------------------
Receivables and other assets:
Shares of beneficial interest sold                                                                                      1,836,407
Investments sold                                                                                                          939,183
Interest and dividends                                                                                                    217,557
Other                                                                                                                       5,353
                                                                                                                  ----------------
Total assets                                                                                                          449,696,939

----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
----------------------------------------------------------------------------------------------------------------------------------
Return of collateral for securities loaned                                                                             80,068,098
----------------------------------------------------------------------------------------------------------------------------------
Payables and other liabilities:
Investments purchased                                                                                                   9,584,302
Distribution and service plan fees                                                                                        178,081
Shares of beneficial interest redeemed                                                                                    118,186
Shareholder communications                                                                                                 16,006
Trustees' compensation                                                                                                      7,066
Transfer and shareholder servicing agent fees                                                                               1,809
Other                                                                                                                      35,479
                                                                                                                  ----------------
Total liabilities                                                                                                      90,009,027

----------------------------------------------------------------------------------------------------------------------------------
NET ASSETS                                                                                                        $   359,687,912
                                                                                                                  ================

----------------------------------------------------------------------------------------------------------------------------------
COMPOSITION OF NET ASSETS
----------------------------------------------------------------------------------------------------------------------------------
Par value of shares of beneficial interest                                                                        $        21,066
----------------------------------------------------------------------------------------------------------------------------------
Additional paid-in capital                                                                                            297,586,172
----------------------------------------------------------------------------------------------------------------------------------
Accumulated net investment income                                                                                         126,247
----------------------------------------------------------------------------------------------------------------------------------
Accumulated net realized gain on investments and foreign currency transactions                                         12,636,776
----------------------------------------------------------------------------------------------------------------------------------
Net unrealized appreciation on investments and translation of assets and
liabilities denominated in foreign currencies                                                                          49,317,651
                                                                                                                  ----------------
NET ASSETS                                                                                                        $   359,687,912
                                                                                                                  ================

----------------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE PER SHARE
----------------------------------------------------------------------------------------------------------------------------------
Non-Service Shares:
Net asset value, redemption price per share and offering price per share (based
on net assets of $44,819,794 and 2,608,321 shares of beneficial interest outstanding)                             $         17.18
----------------------------------------------------------------------------------------------------------------------------------
Service Shares:
Net asset value, redemption price per share and offering price per share (based
on net assets of $314,868,118 and 18,458,009 shares of beneficial interest outstanding)                           $         17.06

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF OPERATIONS  For the Year Ended December 31, 2005
--------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
INVESTMENT INCOME
----------------------------------------------------------------------------------------------------------------------------------
Dividends (net of foreign withholding taxes of $17,332)                                                           $     2,344,581
----------------------------------------------------------------------------------------------------------------------------------
Portfolio lending fees                                                                                                    219,065
----------------------------------------------------------------------------------------------------------------------------------
Interest                                                                                                                  177,279
                                                                                                                  ----------------
Total investment income                                                                                                 2,740,925

----------------------------------------------------------------------------------------------------------------------------------
EXPENSES
----------------------------------------------------------------------------------------------------------------------------------
Management fees                                                                                                         1,936,534
----------------------------------------------------------------------------------------------------------------------------------
Distribution and service plan fees--Service shares                                                                        550,413
----------------------------------------------------------------------------------------------------------------------------------
Transfer and shareholder servicing agent fees:
Non-Service shares                                                                                                         10,153
Service shares                                                                                                             10,742
----------------------------------------------------------------------------------------------------------------------------------
Shareholder communications:
Non-Service shares                                                                                                          4,799
Service shares                                                                                                             28,803
----------------------------------------------------------------------------------------------------------------------------------
Trustees' compensation                                                                                                      7,761
----------------------------------------------------------------------------------------------------------------------------------
Custodian fees and expenses                                                                                                 4,233
----------------------------------------------------------------------------------------------------------------------------------
Administration service fees                                                                                                 1,500
----------------------------------------------------------------------------------------------------------------------------------
Other                                                                                                                      58,911
                                                                                                                  ----------------
Total expenses                                                                                                          2,613,849
Less reduction to custodian expenses                                                                                         (986)
                                                                                                                  ----------------
Net expenses                                                                                                            2,612,863

----------------------------------------------------------------------------------------------------------------------------------
NET INVESTMENT INCOME                                                                                                     128,062

----------------------------------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN
----------------------------------------------------------------------------------------------------------------------------------
Net realized gain on:
Investments                                                                                                            13,508,109
Foreign currency transactions                                                                                              84,502
                                                                                                                  ----------------
Net realized gain                                                                                                      13,592,611
----------------------------------------------------------------------------------------------------------------------------------
Net change in unrealized appreciation on:
Investments                                                                                                            14,085,958
Translation of assets and liabilities denominated in foreign currencies                                                    39,133
                                                                                                                  ----------------
Net change in unrealized appreciation                                                                                  14,125,091

----------------------------------------------------------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                                                              $    27,845,764
                                                                                                                  ================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                                                                  2005                2004
----------------------------------------------------------------------------------------------------------------------------------

OPERATIONS
----------------------------------------------------------------------------------------------------------------------------------
Net investment income (loss)                                                                  $       128,062     $      (134,635)
----------------------------------------------------------------------------------------------------------------------------------
Net realized gain                                                                                  13,592,611           9,579,604
----------------------------------------------------------------------------------------------------------------------------------
Net change in unrealized appreciation                                                              14,125,091          20,104,091
                                                                                              ------------------------------------
Net increase in net assets resulting from operations                                               27,845,764          29,549,060

----------------------------------------------------------------------------------------------------------------------------------
DIVIDENDS AND/OR DISTRIBUTIONS TO SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------------------------
Distributions from net realized gain:
Non-Service shares                                                                                 (1,015,976)                 --
Service shares                                                                                     (4,826,305)                 --

----------------------------------------------------------------------------------------------------------------------------------
BENEFICIAL INTEREST TRANSACTIONS
----------------------------------------------------------------------------------------------------------------------------------
Net increase in net assets resulting from beneficial interest transactions:
Non-Service shares                                                                                  3,420,313           5,097,638
Service shares                                                                                    122,016,957          87,389,394

----------------------------------------------------------------------------------------------------------------------------------
NET ASSETS
----------------------------------------------------------------------------------------------------------------------------------
Total increase                                                                                    147,440,753         122,036,092
----------------------------------------------------------------------------------------------------------------------------------
Beginning of period                                                                               212,247,159          90,211,067
                                                                                              ------------------------------------
End of period (including accumulated net investment income
(loss) of $126,247 and $(52,556), respectively)                                               $   359,687,912     $   212,247,159
                                                                                              ====================================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

NON-SERVICE SHARES  YEAR ENDED DECEMBER 31,             2005            2004          2003           2002           2001
---------------------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
---------------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period              $    16.05      $    13.44    $     9.31     $    11.05     $    11.09
---------------------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income (loss)                             .04 1           .01 1        (.03)          (.01)            -- 2
Net realized and unrealized gain (loss)                 1.51            2.60          4.16          (1.73)          (.04)
                                                  -------------------------------------------------------------------------
Total from investment operations                        1.55            2.61          4.13          (1.74)          (.04)
---------------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Distributions from net realized gain                    (.42)             --            --             --             --
---------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                    $    17.18      $    16.05    $    13.44     $     9.31     $    11.05
                                                  =========================================================================

---------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 3                      9.92%         19.42%         44.36%        (15.75)%        (0.36)%
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
---------------------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)          $   44,820      $   38,636    $   27,551     $   19,577     $   18,514
---------------------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                 $   39,708      $   30,871    $   20,271     $   20,505     $   15,307
---------------------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 4
Net investment income (loss)                            0.23%           0.06%        (0.30)%        (0.09)%        (0.01)%
Total expenses                                          0.81% 5         0.83% 5       1.01% 5        1.00% 5        1.05% 5
---------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                  110%           147%           130%           121%           213%

1. Per share amounts calculated based on the average shares outstanding during the period.

2. Less than $0.005 per share.

3. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

4. Annualized for periods of less than one full year.

5. Reduction to custodian expenses less than 0.01%.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

SERVICE SHARES  YEAR ENDED DECEMBER 31,                 2005            2004          2003           2002         2001 1
--------------------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
--------------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period              $    15.97      $    13.40    $     9.29     $    11.05     $    10.61
--------------------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income (loss)                              -- 2,3        (.02) 2       (.02)          (.01)            -- 3
Net realized and unrealized gain (loss)                 1.51            2.59          4.13          (1.75)           .44
                                                  ------------------------------------------------------------------------
Total from investment operations                        1.51            2.57          4.11          (1.76)           .44
--------------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Distributions from net realized gain                    (.42)             --            --             --             --
--------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                    $    17.06      $    15.97    $    13.40     $     9.29     $    11.05
                                                  ========================================================================

--------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 4                      9.71%          19.18%        44.24%        (15.93)%         4.15%
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
--------------------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)          $  314,868      $  173,612    $   62,660     $    6,111     $      108
--------------------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                 $  221,324      $  112,279    $   25,018     $    2,228     $       26
--------------------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 5
Net investment income (loss)                            0.02%          (0.14)%       (0.43)%        (0.26)%        (0.34)%
Total expenses                                          1.04%           1.06%         1.23%          1.21%          1.19%
Expenses after payments and waivers and
reduction to custodian expenses                         1.04%           1.06%         1.23%          1.19%          1.19%
--------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                  110%            147%          130%           121%           213%

1. For the period from July 16, 2001 (inception of offering) to December 31,
2001.

2. Per share amounts calculated based on the average shares outstanding during the period.

3. Less than $0.005 per share.

4. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

5. Annualized for periods of less than one full year.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES

Oppenheimer Main Street Small Cap Fund/VA (the Fund) is a separate series of
Oppenheimer Variable Account Funds, an open-end management investment company registered under the Investment Company Act of 1940, as amended. The Fund's investment objective is to seek capital appreciation. The Fund's investment advisor is OppenheimerFunds, Inc. (the Manager).

      The Fund offers two classes of shares. Both classes are sold at their offering price, which is the net asset value per share, to separate investment accounts of participating insurance companies as an underlying investment for variable life insurance policies, variable annuity contracts or other investment products. The class of shares designated as Service shares is subject to a distribution and service plan. Both classes of shares have identical rights and voting privileges with respect to the Fund in general and exclusive voting rights on matters that affect that class alone. Earnings, net assets and net asset value per share may differ due to each class having its own expenses, such as transfer and shareholder servicing agent fees and shareholder communications, directly attributable to that class.

      The following is a summary of significant accounting policies consistently followed by the Fund.

--------------------------------------------------------------------------------
SECURITIES VALUATION. The Fund calculates the net asset value of its shares as of the close of The New York Stock Exchange (the Exchange), normally 4:00 P.M.
Eastern time, on each day the Exchange is open for business. Securities may be valued primarily using dealer-supplied valuations or a portfolio pricing service authorized by the Board of Trustees. Securities listed or traded on National
Stock Exchanges or other domestic exchanges are valued based on the last sale price of the security traded on that exchange prior to the time when the Fund's assets are valued. Securities traded on NASDAQ are valued based on the closing price provided by NASDAQ prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the last sale price on the prior trading day, if it is within the spread of the closing "bid" and "asked"
prices, and if not, at the closing bid price. Securities traded on foreign exchanges are valued based on the last sale price on the principal exchange on which the security is traded, in the country that is identified by the portfolio pricing service, prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the official closing price on the principal exchange. Corporate, government and municipal debt instruments having a remaining maturity in excess of sixty days and all mortgage-backed securities will be valued at the mean between the "bid" and "asked" prices. Futures contracts traded on a commodities or futures exchange will be valued at the final settlement price or official closing price on the principal exchange as reported by such principal exchange at its trading session ending at, or most recently prior to, the time when the Fund's assets are valued. Securities
(including restricted securities) for which market quotations are not readily available are valued at their fair value. Foreign and domestic securities whose values have been materially affected by what the Manager identifies as a significant event occurring before the Fund's assets are valued but after the close of their respective exchanges will be fair valued. Fair value is determined in good faith using consistently applied procedures under the supervision of the Board of Trustees. Short-term "money market type" debt securities with remaining maturities of sixty days or less are valued at amortized cost (which approximates market value).

--------------------------------------------------------------------------------
FOREIGN CURRENCY TRANSLATION. The Fund's accounting records are maintained in
U.S. dollars. The values of securities denominated in foreign currencies and amounts related to the purchase and sale of foreign securities and foreign investment income are translated into U.S. dollars as of the close of The New
York Stock Exchange (the Exchange), normally 4:00 P.M. Eastern time, on each day the Exchange is open for business. Foreign exchange rates may be valued primarily using dealer supplied valuations or a portfolio pricing service authorized by the Board of Trustees.

      Reported net realized foreign exchange gains or losses arise from sales of portfolio securities, sales and maturities of short-term securities, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the
Fund's books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, including investments in securities at fiscal period end, resulting from changes in exchange rates.

      The effect of changes in foreign currency exchange rates on investments is separately identified from the fluctuations arising from changes in market values of securities held and reported with all other foreign currency gains and losses in the Fund's Statement of Operations.

--------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS. Pursuant to an Exemptive Order issued by the
Securities and Exchange Commission, the Fund, along with other affiliated funds advised by the Manager, may transfer uninvested cash balances into joint trading accounts on a daily basis. These balances are invested in one or more repurchase agreements. Securities pledged as collateral for repurchase agreements are held by a custodian bank until the agreements mature. Each agreement requires that the market value of the collateral be sufficient to cover payments of interest and principal. In the event of default by the other party to the agreement, retention of the collateral may be subject to legal proceedings.

--------------------------------------------------------------------------------
ALLOCATION OF INCOME, EXPENSES, GAINS AND LOSSES. Income, expenses (other than those attributable to a specific class), gains and losses are allocated on a daily basis to each class of shares based upon the relative proportion of net assets represented by such class. Operating expenses directly attributable to a specific class are charged against the operations of that class.

--------------------------------------------------------------------------------
FEDERAL TAXES. The Fund intends to comply with provisions of the Internal
Revenue Code applicable to regulated investment companies and to distribute substantially all of its investment company taxable income, including any net realized gain on investments not offset by capital loss carryforwards, if any, to shareholders.

The tax components of capital shown in the table below represent distribution requirements the Fund must satisfy under the income tax regulations, losses the
Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

                                                                NET UNREALIZED
                                                                  APPRECIATION
                                                              BASED ON COST OF
                                                                SECURITIES AND
   UNDISTRIBUTED     UNDISTRIBUTED           ACCUMULATED     OTHER INVESTMENTS
   NET INVESTMENT        LONG-TERM                  LOSS    FOR FEDERAL INCOME
   INCOME                     GAIN    CARRYFORWARD 1,2,3          TAX PURPOSES
   ---------------------------------------------------------------------------
   $ 845,412          $ 12,270,904                $2,735          $ 48,972,067

1. The Fund had $2,735 of post-October passive foreign investment company losses which were deferred.

2. During the fiscal year ended December 31, 2005, the Fund did not utilize any capital loss carryforward.

3. During the fiscal year ended December 31, 2004, the Fund utilized $3,233,886 of capital loss carryforward to offset capital gains realized in that fiscal year.

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund. Accordingly, the following amounts have been reclassified for December 31, 2005. Net assets of the Fund were unaffected by the reclassifications.

                                                            REDUCTION
                                      INCREASE     TO ACCUMULATED NET
     INCREASE               TO ACCUMULATED NET          REALIZED GAIN
     TO PAID-IN CAPITAL      INVESTMENT INCOME       ON INVESTMENTS 4
     ----------------------------------------------------------------
     $ 802,069                        $ 50,741              $ 852,810

4. $802,069, including $760,121 of long-term capital gain, was distributed in connection with Fund share redemptions.

                 31 | OPPENHEIMER MAIN STREET SMALL CAP FUND/VA

NOTES TO FINANCIAL STATEMENTS  Continued
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES Continued

The tax character of distributions paid during the years ended December 31, 2005 and December 31, 2004 was as follows:

                                          YEAR ENDED            YEAR ENDED
                                   DECEMBER 31, 2005     DECEMBER 31, 2004
      --------------------------------------------------------------------
      Distributions paid from:
      Long-term capital gain            $  5,842,281                  $ --

The aggregate cost of securities and other investments and the composition of unrealized appreciation and depreciation of securities and other investments for federal income tax purposes as of December 31, 2005 are noted below. The primary difference between book and tax appreciation or depreciation of securities and other investments, if applicable, is attributable to the tax deferral of losses or tax realization of financial statement unrealized gain or loss.

      Federal tax cost of securities        $ 397,391,707
                                            ==============
      Gross unrealized appreciation         $  54,693,243
      Gross unrealized depreciation            (5,721,176)
                                            --------------
      Net unrealized appreciation           $  48,972,067
                                            ==============

--------------------------------------------------------------------------------
TRUSTEES' COMPENSATION. The Board of Trustees has adopted a deferred compensation plan for independent trustees that enables trustees to elect to defer receipt of all or a portion of the annual compensation they are entitled to receive from the Fund. For purposes of determining the amount owed to the
Trustee under the plan, deferred amounts are treated as though equal dollar amounts had been invested in shares of the Fund or in other Oppenheimer funds selected by the Trustee. The Fund purchases shares of the funds selected for deferral by the Trustee in amounts equal to his or her deemed investment, resulting in a Fund asset equal to the deferred compensation liability. Such assets are included as a component of "Other" within the asset section of the
Statement of Assets and Liabilities. Deferral of trustees' fees under the plan will not affect the net assets of the Fund, and will not materially affect the
Fund's assets, liabilities or net investment income per share. Amounts will be deferred until distributed in accordance to the Plan.

--------------------------------------------------------------------------------
DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS. Dividends and distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date. Income and capital gain distributions, if any, are declared and paid annually.

--------------------------------------------------------------------------------
INVESTMENT INCOME. Dividend income is recorded on the ex-dividend date or upon ex-dividend notification in the case of certain foreign dividends where the ex-dividend date may have passed. Non-cash dividends included in dividend income, if any, are recorded at the fair market value of the securities received. Interest income, which includes accretion of discount and amortization of premium, is accrued as earned.

--------------------------------------------------------------------------------
CUSTODIAN FEES. Custodian Fees and Expenses in the Statement of Operations may
include interest expense incurred by the Fund on any cash overdrafts of its custodian account during the period. Such cash overdrafts may result from the effects of failed trades in portfolio securities and from cash outflows resulting from unanticipated shareholder redemption activity. The Fund pays interest to its custodian on such cash overdrafts to the extent they are not offset by positive cash balances maintained by the Fund. The Reduction to
Custodian Expenses line item, if applicable, represents earnings on cash balances maintained by the Fund during the period. Such interest expense and other custodian fees may be paid with these earnings. At December 31, 2005, the
Fund had $109 of such earnings on cash balances available to offset future custodian fees or interest expenses incurred during the next fiscal year.

--------------------------------------------------------------------------------
SECURITY TRANSACTIONS. Security transactions are recorded on the trade date.
Realized gains and losses on securities sold are determined on the basis of identified cost.
-----------------------------------------------------------
OTHER. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
2. SHARES OF BENEFICIAL INTEREST

The Fund has authorized an unlimited number of $0.001 par value shares of beneficial interest of each class. Transactions in shares of beneficial interest were as follows:

                                               YEAR ENDED DECEMBER 31, 2005     YEAR ENDED DECEMBER 31, 2004
                                                   SHARES            AMOUNT         SHARES            AMOUNT
-------------------------------------------------------------------------------------------------------------

NON-SERVICE SHARES
Sold                                              951,013     $  15,158,198        989,664     $  13,869,116
Dividends and/or distributions reinvested          65,759         1,015,976             --                --
Redeemed                                         (815,388)      (12,753,861)      (632,898)       (8,771,478)
                                               --------------------------------------------------------------
Net increase                                      201,384     $   3,420,313        356,766     $   5,097,638
                                               ==============================================================

-------------------------------------------------------------------------------------------------------------
SERVICE SHARES
Sold                                            9,011,249     $ 144,257,571      7,817,367     $ 110,026,860
Dividends and/or distributions reinvested         313,963         4,826,305             --                --
Redeemed                                       (1,735,515)      (27,066,919)    (1,624,349)      (22,637,466)
                                               --------------------------------------------------------------
Net increase                                    7,589,697     $ 122,016,957      6,193,018     $  87,389,394
                                               ==============================================================

--------------------------------------------------------------------------------
3. PURCHASES AND SALES OF SECURITIES

The aggregate cost of purchases and proceeds from sales of securities, other than short-term obligations, for the year ended December 31, 2005, were as follows:

                                             PURCHASES                 SALES
      ----------------------------------------------------------------------
      Investment securities               $405,815,181          $285,544,711

--------------------------------------------------------------------------------
4. FEES AND OTHER TRANSACTIONS WITH AFFILIATES

MANAGEMENT FEES. Management fees paid to the Manager were in accordance with the investment advisory agreement with the Fund which provides for a fee at an annual rate of 0.75% of the first $200 million of average annual net assets,
0.72% of the next $200 million, 0.69% of the next $200 million, 0.66% of the next $200 million and 0.60% of average annual net assets over $800 million.

--------------------------------------------------------------------------------
ADMINISTRATION SERVICE FEES. The Fund pays the Manager a fee of $1,500 per year for preparing and filing the Fund's tax returns.

--------------------------------------------------------------------------------
TRANSFER AGENT FEES. OppenheimerFunds Services (OFS), a division of the Manager, acts as the transfer and shareholder servicing agent for the Fund. The Fund pays
OFS a per account fee. For the year ended December 31, 2005, the Fund paid
$20,809 to OFS for services to the Fund.

      Additionally, funds offered in variable annuity separate accounts are subject to minimum fees of $10,000 per class, for class level assets of $10 million or more. Each class is subject to the minimum fee in the event that the per account fee does not equal or exceed the applicable minimum fee.

--------------------------------------------------------------------------------
DISTRIBUTION AND SERVICE PLAN FOR SERVICE SHARES. The Fund has adopted a
Distribution and Service Plan for Service shares to pay OppenheimerFunds
Distributor, Inc. (the Distributor), for distribution related services, personal service

--------------------------------------------------------------------------------
4. FEES AND OTHER TRANSACTIONS WITH AFFILIATES Continued

and account maintenance for the Fund's Service shares. Under the plan, payments are made periodically at an annual rate of up to 0.25% of the average annual net assets of Service shares of the Fund. The Distributor currently uses all of those fees to compensate sponsor(s) of the insurance product that offers Fund shares, for providing personal service and maintenance of accounts of their variable contract owners that hold Service shares. The impact of the service plan is to increase operating expenses of the Service shares, which results in lower performance compared to the Fund's shares that are not subject to a service fee. Fees incurred by the Fund under the plan are detailed in the
Statement of Operations.

--------------------------------------------------------------------------------
WAIVERS AND REIMBURSEMENTS OF EXPENSES. OFS has voluntarily agreed to limit transfer and shareholder servicing agent fees for all classes to 0.35% of average annual net assets per class. This undertaking may be amended or withdrawn at any time.

--------------------------------------------------------------------------------
5. ILLIQUID OR RESTRICTED SECURITIES

As of December 31, 2005, investments in securities included issues that are illiquid or restricted. Restricted securities are purchased in private placement transactions, are not registered under the Securities Act of 1933, may have contractual restrictions on resale, and are valued under methods approved by the
Board of Trustees as reflecting fair value. A security may also be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. The Fund will not invest more than 10% of its net assets (determined at the time of purchase and reviewed periodically) in illiquid or restricted securities. Certain restricted securities, eligible for resale to qualified institutional investors, are not subject to that limitation.
Securities that are illiquid or restricted are marked with the applicable footnote on the Statement of Investments. Information concerning restricted securities is as follows:

                            ACQUISITION                    VALUATION AS OF      UNREALIZED
SECURITY                          DATES          COST    DECEMBER 31, 2005    APPRECIATION
-------------------------------------------------------------------------------------------

Mission Oil & Gas, Inc.         1/18/05      $ 34,507            $  40,797       $   6,290
Tusk Energy Corp.              11/15/04        38,148               92,716          54,568
                                             ----------------------------------------------
                                             $ 72,655            $ 133,513       $  60,858
                                             ==============================================

--------------------------------------------------------------------------------
6. SECURITIES LENDING

The Fund lends portfolio securities from time to time in order to earn additional income. In return, the Fund receives collateral in the form of U.S.
Treasury obligations or cash, against the loaned securities and maintains collateral in an amount not less than 100% of the market value of the loaned securities during the period of the loan. The market value of the loaned securities is determined at the close of business of the funds and any additional required collateral is delivered to the Fund on the next business day. If the borrower defaults on its obligation to return the securities loaned because of insolvency or other reasons, the Fund could experience delays and cost in recovering the securities loaned or in gaining access to the collateral.
Cash collateral is invested in cash equivalents. The Fund retains a portion of the interest earned from the collateral. The Fund continues to receive the economic benefit of interest or dividends paid on the securities loaned in the form of a substitute payment received from the borrower. As of December 31,
2005, the Fund had on loan securities valued at $77,660,389. Collateral of
$80,068,098 was received for the loans, all of which was received in cash and subsequently invested in approved instruments.

--------------------------------------------------------------------------------
7. LITIGATION

A consolidated amended complaint has been filed as putative derivative and class actions against the Manager, OFS and the Distributor, as well as 51 of the
Oppenheimer funds (as "Nominal Defendants") excluding the Fund, 30 pre-
sent and former Directors or Trustees and 8 present and former officers of the funds. This complaint, initially filed in the U.S. District Court for the
Southern District of New York on January 10, 2005 and amended on March 4, 2005, consolidates into a single action and amends six individual previously-filed putative derivative and class action complaints. Like those prior complaints, the complaint alleges that the Manager charged excessive fees for distribution and other costs, improperly used assets of the funds in the form of directed brokerage commissions and 12b-1 fees to pay brokers to promote sales of the funds, and failed to properly disclose the use of assets of the funds to make those payments in violation of the Investment Company Act of 1940 and the
Investment Advisers Act of 1940. Also, like those prior complaints, the complaint further alleges that by permitting and/or participating in those actions, the Directors/Trustees and the Officers breached their fiduciary duties to shareholders of the funds under the Investment Company Act of 1940 and at common law. The complaint seeks unspecified compensatory and punitive damages, rescission of the funds' investment advisory agreements, an accounting of all fees paid, and an award of attorneys' fees and litigation expenses.

      The defendants believe that the allegations contained in the Complaints are without merit and that they have meritorious defenses against the claims asserted. The defendants intend to defend these lawsuits vigorously and to contest any claimed liability. The defendants believe that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them and that no estimate can yet be made with any degree of certainty as to the amount or range of any potential loss.

               END OF OPPENHEIMER MAIN STREET SMALL CAP FUND/VA

MIDCAP FUND/VA (FORMERLY AGGRESSIVE GROWTH)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TO THE BOARD OF TRUSTEES AND SHAREHOLDERS OF OPPENHEIMER AGGRESSIVE GROWTH
FUND/VA:

We have audited the accompanying statement of assets and liabilities of
Oppenheimer Aggressive Growth Fund/VA, a series of Oppenheimer Variable Account
Funds, including the statement of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods then ended.
These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

      We conducted our audits in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.
The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of
Oppenheimer Aggressive Growth Fund/VA as of December 31, 2005, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Denver, Colorado
February 13, 2006

STATEMENT OF INVESTMENTS  December 31, 2005
--------------------------------------------------------------------------------

                                                                                                                              VALUE
                                                                                                         SHARES          SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCKS--100.0%
------------------------------------------------------------------------------------------------------------------------------------
CONSUMER DISCRETIONARY--18.8%
------------------------------------------------------------------------------------------------------------------------------------
HOTELS, RESTAURANTS & LEISURE--2.1%
Cheesecake Factory, Inc. (The) 1                                                                        241,000   $       9,010,990
------------------------------------------------------------------------------------------------------------------------------------
Starbucks Corp. 1                                                                                       569,600          17,093,696
                                                                                                                  ------------------
                                                                                                                         26,104,686

------------------------------------------------------------------------------------------------------------------------------------
HOUSEHOLD DURABLES--1.4%
Harman International Industries, Inc.                                                                   181,300          17,740,205
------------------------------------------------------------------------------------------------------------------------------------
LEISURE EQUIPMENT & PRODUCTS--2.0%
Brunswick Corp.                                                                                         628,800          25,567,008
------------------------------------------------------------------------------------------------------------------------------------
MEDIA--2.7%
Getty Images, Inc. 1                                                                                    384,100          34,288,607
------------------------------------------------------------------------------------------------------------------------------------
SPECIALTY RETAIL--6.9%
Bed Bath & Beyond, Inc. 1                                                                               142,000           5,133,300
------------------------------------------------------------------------------------------------------------------------------------
Chico's FAS, Inc. 1                                                                                     564,900          24,816,057
------------------------------------------------------------------------------------------------------------------------------------
O'Reilly Automotive, Inc. 1                                                                           1,069,524          34,235,463
------------------------------------------------------------------------------------------------------------------------------------
Tractor Supply Co. 1                                                                                    188,000           9,952,720
------------------------------------------------------------------------------------------------------------------------------------
Urban Outfitters, Inc. 1                                                                                299,200           7,572,752
------------------------------------------------------------------------------------------------------------------------------------
Williams-Sonoma, Inc. 1                                                                                 146,100           6,304,215
                                                                                                                  ------------------
                                                                                                                         88,014,507

------------------------------------------------------------------------------------------------------------------------------------
TEXTILES, APPAREL & LUXURY GOODS--3.7%
Coach, Inc. 1                                                                                           736,000          24,538,240
------------------------------------------------------------------------------------------------------------------------------------
Polo Ralph Lauren Corp.                                                                                 391,800          21,995,652
                                                                                                                  ------------------
                                                                                                                         46,533,892

------------------------------------------------------------------------------------------------------------------------------------
CONSUMER STAPLES--2.0%
------------------------------------------------------------------------------------------------------------------------------------
FOOD & STAPLES RETAILING--2.0%
Whole Foods Market, Inc.                                                                                329,000          25,461,310
------------------------------------------------------------------------------------------------------------------------------------
ENERGY--8.1%
------------------------------------------------------------------------------------------------------------------------------------
ENERGY EQUIPMENT & SERVICES--3.3%
BJ Services Co.                                                                                         469,000          17,198,230
------------------------------------------------------------------------------------------------------------------------------------
Smith International, Inc.                                                                               659,700          24,481,467
                                                                                                                  ------------------
                                                                                                                         41,679,697

------------------------------------------------------------------------------------------------------------------------------------
OIL & GAS--4.8%
Apache Corp.                                                                                            310,600          21,282,312
------------------------------------------------------------------------------------------------------------------------------------
Murphy Oil Corp.                                                                                        372,500          20,111,275
------------------------------------------------------------------------------------------------------------------------------------
XTO Energy, Inc.                                                                                        428,399          18,823,852
                                                                                                                  ------------------
                                                                                                                         60,217,439

------------------------------------------------------------------------------------------------------------------------------------
FINANCIALS--9.4%
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL BANKS--2.1%
Commerce Bancorp, Inc.                                                                                  765,800          26,351,178

                                                                                                                              VALUE
                                                                                                         SHARES          SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

DIVERSIFIED FINANCIAL SERVICES--5.6%
Chicago Mercantile Exchange (The)                                                                        81,000   $      29,766,690
------------------------------------------------------------------------------------------------------------------------------------
Legg Mason, Inc.                                                                                        343,500          41,113,515
                                                                                                                  ------------------
                                                                                                                         70,880,205

------------------------------------------------------------------------------------------------------------------------------------
INSURANCE--1.7%
Brown & Brown, Inc.                                                                                     715,400          21,848,316
------------------------------------------------------------------------------------------------------------------------------------
HEALTH CARE--16.1%
------------------------------------------------------------------------------------------------------------------------------------
BIOTECHNOLOGY--2.3%
Affymetrix, Inc. 1                                                                                      200,200           9,559,550
------------------------------------------------------------------------------------------------------------------------------------
Gilead Sciences, Inc. 1                                                                                 378,000          19,894,140
                                                                                                                  ------------------
                                                                                                                         29,453,690

------------------------------------------------------------------------------------------------------------------------------------
HEALTH CARE EQUIPMENT & SUPPLIES--7.3%
Bard (C.R.), Inc.                                                                                       518,500          34,179,520
------------------------------------------------------------------------------------------------------------------------------------
Gen-Probe, Inc. 1                                                                                       388,900          18,974,431
------------------------------------------------------------------------------------------------------------------------------------
Idexx Laboratories, Inc. 1                                                                               17,900           1,288,442
------------------------------------------------------------------------------------------------------------------------------------
ResMed, Inc. 1                                                                                          299,900          11,489,169
------------------------------------------------------------------------------------------------------------------------------------
Varian Medical Systems, Inc. 1                                                                          509,800          25,663,332
                                                                                                                  ------------------
                                                                                                                         91,594,894

------------------------------------------------------------------------------------------------------------------------------------
HEALTH CARE PROVIDERS & SERVICES--6.5%
American Healthways, Inc. 1                                                                              28,500           1,289,625
------------------------------------------------------------------------------------------------------------------------------------
Coventry Health Care, Inc. 1                                                                            646,575          36,828,912
------------------------------------------------------------------------------------------------------------------------------------
Health Management Associates,
Inc., Cl. A                                                                                           1,107,600          24,322,896
------------------------------------------------------------------------------------------------------------------------------------
Patterson Cos., Inc. 1                                                                                  588,300          19,649,220
                                                                                                                  ------------------
                                                                                                                         82,090,653

------------------------------------------------------------------------------------------------------------------------------------
INDUSTRIALS--19.0%
------------------------------------------------------------------------------------------------------------------------------------
AEROSPACE & DEFENSE--3.1%
L-3 Communications Holdings, Inc.                                                                       176,700          13,137,645
------------------------------------------------------------------------------------------------------------------------------------
Rockwell Collins, Inc.                                                                                  561,200          26,078,964
                                                                                                                  ------------------
                                                                                                                         39,216,609

------------------------------------------------------------------------------------------------------------------------------------
AIR FREIGHT & LOGISTICS--5.2%
C.H. Robinson Worldwide, Inc.                                                                           719,700          26,650,491
------------------------------------------------------------------------------------------------------------------------------------
Expeditors International of
Washington, Inc.                                                                                        573,100          38,689,981
                                                                                                                  ------------------
                                                                                                                         65,340,472

------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL SERVICES & SUPPLIES--3.6%
Corporate Executive Board Co.                                                                           283,900          25,465,830
------------------------------------------------------------------------------------------------------------------------------------
Stericycle, Inc. 1                                                                                      349,100          20,555,008
                                                                                                                  ------------------
                                                                                                                         46,020,838

                                                                                                                              VALUE
                                                                                                         SHARES          SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

MACHINERY--3.9%
Donaldson Co., Inc.                                                                                     538,000   $      17,108,400
------------------------------------------------------------------------------------------------------------------------------------
Joy Global, Inc.                                                                                        138,750           5,550,000
------------------------------------------------------------------------------------------------------------------------------------
Oshkosh Truck Corp.                                                                                     598,000          26,664,820
                                                                                                                  ------------------
                                                                                                                         49,323,220

------------------------------------------------------------------------------------------------------------------------------------
TRADING COMPANIES & DISTRIBUTORS--3.2%
Fastenal Co.                                                                                          1,048,200          41,078,958
------------------------------------------------------------------------------------------------------------------------------------
INFORMATION TECHNOLOGY--25.7%
------------------------------------------------------------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT--2.7%
Comverse Technology, Inc. 1                                                                           1,291,300          34,335,667
------------------------------------------------------------------------------------------------------------------------------------
ELECTRONIC EQUIPMENT & INSTRUMENTS--1.2%
CDW Corp.                                                                                               275,600          15,866,292
------------------------------------------------------------------------------------------------------------------------------------
IT SERVICES--9.3%
Alliance Data Systems Corp. 1                                                                           552,900          19,683,240
------------------------------------------------------------------------------------------------------------------------------------
Cognizant Technology
Solutions Corp. 1                                                                                       546,000          27,491,100
------------------------------------------------------------------------------------------------------------------------------------
Fiserv, Inc. 1                                                                                          506,200          21,903,274
------------------------------------------------------------------------------------------------------------------------------------
Global Payments, Inc.                                                                                   487,400          22,717,714
------------------------------------------------------------------------------------------------------------------------------------
NAVTEQ Corp. 1                                                                                          290,700          12,753,009
------------------------------------------------------------------------------------------------------------------------------------
SRA International, Inc., Cl.A 1                                                                         409,100          12,493,914
                                                                                                                  ------------------
                                                                                                                        117,042,251

------------------------------------------------------------------------------------------------------------------------------------
SEMICONDUCTORS & SEMICONDUCTOR EQUIPMENT--4.0%
Linear Technology Corp.                                                                                 703,600          25,378,852
------------------------------------------------------------------------------------------------------------------------------------
Microchip Technology, Inc.                                                                              772,500          24,835,875
                                                                                                                  ------------------
                                                                                                                         50,214,727

------------------------------------------------------------------------------------------------------------------------------------
SOFTWARE--8.5%
Activision, Inc. 1                                                                                    1,297,200          17,823,528
------------------------------------------------------------------------------------------------------------------------------------
Adobe Systems, Inc.                                                                                     710,600          26,263,776
------------------------------------------------------------------------------------------------------------------------------------
Amdocs Ltd. 1                                                                                           345,900           9,512,250
------------------------------------------------------------------------------------------------------------------------------------
Autodesk, Inc.                                                                                          430,400          18,485,680
------------------------------------------------------------------------------------------------------------------------------------
Electronic Arts, Inc. 1                                                                                 241,400          12,627,634
------------------------------------------------------------------------------------------------------------------------------------
FactSet Research Systems, Inc.                                                                          271,050          11,156,418
------------------------------------------------------------------------------------------------------------------------------------
Intuit, Inc. 1                                                                                          213,800          11,395,540
                                                                                                                  ------------------
                                                                                                                        107,264,826

------------------------------------------------------------------------------------------------------------------------------------
MATERIALS--0.1%
------------------------------------------------------------------------------------------------------------------------------------
CHEMICALS--0.1%
Ecolab, Inc.                                                                                             35,800           1,298,466
------------------------------------------------------------------------------------------------------------------------------------
TELECOMMUNICATION SERVICES--0.8%
------------------------------------------------------------------------------------------------------------------------------------
DIVERSIFIED TELECOMMUNICATION SERVICES--0.8%
NeuStar, Inc., Cl.A 1                                                                                   328,700          10,022,063
                                                                                                                  ------------------
Total Common Stocks
(Cost $913,364,850)                                                                                                   1,264,850,676

                                                                                                                              VALUE
                                                                                                         SHARES          SEE NOTE 1
------------------------------------------------------------------------------------------------------------------------------------

PREFERRED STOCKS--0.0%
------------------------------------------------------------------------------------------------------------------------------------
Blaze Network Products, Inc., 8% Cv.,
Series D 1,2,3 (Cost $7,346,317)                                                                      1,147,862   $           2,586

                                                                                                      PRINCIPAL
                                                                                                         AMOUNT
------------------------------------------------------------------------------------------------------------------------------------

JOINT REPURCHASE AGREEMENTS--0.2%
------------------------------------------------------------------------------------------------------------------------------------
Undivided interest of 3.09% in joint repurchase agreement (Principal Amount/Value $59,548,000, with a maturity value of $59,570,297) with DB Alex Brown LLC, 3.37%, dated 12/30/05, to be repurchased at $1,842,690 on 1/3/06, collateralized by U.S. Treasury Bills, 6/1/06 with a value of
$60,758,966 (Cost $1,842,000)                                                                        $1,842,000           1,842,000

------------------------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS, AT VALUE
(COST $922,553,167)                                                                                       100.2%      1,266,695,262
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES IN EXCESS OF
OTHER ASSETS                                                                                               (0.2)         (2,263,239)
                                                                                                     -------------------------------
NET ASSETS                                                                                                100.0%  $   1,264,432,023
                                                                                                     ===============================

FOOTNOTES TO STATEMENT OF INVESTMENTS

1. Non-income producing security.

2. Illiquid or restricted security. The aggregate value of illiquid or restricted securities as of December 31, 2005 was $2,586, which represents less than 0.005% of the Fund's net assets, all of which is considered restricted. See
Note 5 of Notes to Financial Statements.

3. Affiliated company. Represents ownership of at least 5% of the voting securities of the issuer, and is or was an affiliate, as defined in the
Investment Company Act of 1940, at or during the period ended December 31, 2005.
The aggregate fair value of securities of affiliated companies held by the Fund as of December 31, 2005 amounts to $2,586. Transactions during the period in which the issuer was an affiliate are as follows:

                                                                    SHARES        GROSS         GROSS               SHARES
                                                         DECEMBER 31, 2004    ADDITIONS    REDUCTIONS    DECEMBER 31, 2005
--------------------------------------------------------------------------------------------------------------------------

Blaze Network Products, Inc., 8% Cv., Series D                   1,147,862           --            --            1,147,862
BroadBand Office, Inc., Cv., Series C                              211,641           --       211,641                   --
Centerpoint Broadband Technologies, Inc., Cv., Series D          1,298,701           --     1,298,701                   --
Centerpoint Broadband Technologies, Inc., Cv., Series Z            262,439           --       262,439                   --
MicroPhotonix Integration Corp., Cv., Series C                     633,383           --       633,383                   --
Multiplex, Inc., Cv., Series C                                   2,330,253           --     2,330,253                   --
Questia Media, Inc., Cv., Series B                               2,329,735           --     2,329,735                   --

                                                                                  VALUE      DIVIDEND             REALIZED
                                                                             SEE NOTE 1        INCOME                 LOSS
--------------------------------------------------------------------------------------------------------------------------

Blaze Network Products, Inc., 8% Cv., Series D                              $     2,586    $       --     $             --
BroadBand Office, Inc., Cv., Series C                                                --            --            4,000,015
Centerpoint Broadband Technologies, Inc., Cv., Series D                              --            --           13,999,997
Centerpoint Broadband Technologies, Inc., Cv., Series Z                              --            --            6,999,992
MicroPhotonix Integration Corp., Cv., Series C                                       --            --            4,000,004
Multiplex, Inc., Cv., Series C                                                       --            --           17,061,344
Questia Media, Inc., Cv., Series B                                                   --            --            8,999,990
                                                                            ----------------------------------------------
                                                                            $     2,586    $       --     $     55,061,342
                                                                            ==============================================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF ASSETS AND LIABILITIES  December 31, 2005
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
ASSETS
------------------------------------------------------------------------------------------------------------------------------------
Investments, at value - see accompanying statement of investments:
Unaffiliated companies (cost $915,206,850)                                                                        $   1,266,692,676
Affiliated companies (cost $7,346,317)                                                                                        2,586
                                                                                                                  ------------------
                                                                                                                      1,266,695,262
------------------------------------------------------------------------------------------------------------------------------------
Cash                                                                                                                        120,065
------------------------------------------------------------------------------------------------------------------------------------
Receivables and other assets:
Interest and dividends                                                                                                      263,837
Shares of beneficial interest sold                                                                                          164,392
Other                                                                                                                        19,522
                                                                                                                  ------------------
Total assets                                                                                                          1,267,263,078

------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
------------------------------------------------------------------------------------------------------------------------------------
Payables and other liabilities:
Investments purchased                                                                                                     1,867,743
Shares of beneficial interest redeemed                                                                                      788,827
Shareholder communications                                                                                                   71,029
Trustees' compensation                                                                                                       25,182
Distribution and service plan fees                                                                                           21,502
Transfer and shareholder servicing agent fees                                                                                 1,785
Other                                                                                                                        54,987
                                                                                                                  ------------------
Total liabilities                                                                                                         2,831,055

------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS                                                                                                        $   1,264,432,023
                                                                                                                  ==================

------------------------------------------------------------------------------------------------------------------------------------
COMPOSITION OF NET ASSETS
------------------------------------------------------------------------------------------------------------------------------------
Par value of shares of beneficial interest                                                                        $          25,611
------------------------------------------------------------------------------------------------------------------------------------
Additional paid-in capital                                                                                            1,692,523,839
------------------------------------------------------------------------------------------------------------------------------------
Accumulated net investment loss                                                                                             (19,505)
------------------------------------------------------------------------------------------------------------------------------------
Accumulated net realized loss on investments                                                                           (772,240,017)
------------------------------------------------------------------------------------------------------------------------------------
Net unrealized appreciation on investments                                                                              344,142,095
                                                                                                                  ------------------
NET ASSETS                                                                                                        $   1,264,432,023
                                                                                                                  ==================

------------------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE PER SHARE
------------------------------------------------------------------------------------------------------------------------------------
Non-Service Shares:
Net asset value, redemption price per share and offering price per share (based on net assets of $1,227,881,350
and 24,863,416 shares of beneficial interest outstanding)                                                         $           49.39
------------------------------------------------------------------------------------------------------------------------------------
Service Shares:
Net asset value, redemption price per share and offering price per share (based on net assets of $36,550,673
and 747,871 shares of beneficial interest outstanding)                                                            $           48.87

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF OPERATIONS  For the Year Ended December 31, 2005
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
INVESTMENT INCOME
------------------------------------------------------------------------------------------------------------------------------------
Dividends                                                                                                         $       4,960,043
------------------------------------------------------------------------------------------------------------------------------------
Interest                                                                                                                    137,712
                                                                                                                  ------------------
Total investment income                                                                                                   5,097,755

------------------------------------------------------------------------------------------------------------------------------------
EXPENSES
------------------------------------------------------------------------------------------------------------------------------------
Management fees                                                                                                           8,080,149
------------------------------------------------------------------------------------------------------------------------------------
Distribution and service plan fees - Service shares                                                                          71,776
------------------------------------------------------------------------------------------------------------------------------------
Transfer and shareholder servicing agent fees:
Non-Service shares                                                                                                           10,746
Service shares                                                                                                               10,045
------------------------------------------------------------------------------------------------------------------------------------
Shareholder communications:
Non-Service shares                                                                                                           49,947
Service shares                                                                                                                1,198
------------------------------------------------------------------------------------------------------------------------------------
Custodian fees and expenses                                                                                                  39,594
------------------------------------------------------------------------------------------------------------------------------------
Trustees' compensation                                                                                                       22,330
------------------------------------------------------------------------------------------------------------------------------------
Administration service fees                                                                                                   1,500
------------------------------------------------------------------------------------------------------------------------------------
Other                                                                                                                        66,914
                                                                                                                  ------------------
Total expenses                                                                                                            8,354,199
Less reduction to custodian fees                                                                                                (47)
                                                                                                                  ------------------
Net expenses                                                                                                              8,354,152

------------------------------------------------------------------------------------------------------------------------------------
NET INVESTMENT LOSS                                                                                                      (3,256,397)

------------------------------------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
------------------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on:
Investments:
Unaffiliated companies                                                                                                   71,149,451
Affiliated companies                                                                                                    (55,061,342)
                                                                                                                  ------------------
Net realized gain                                                                                                        16,088,109
------------------------------------------------------------------------------------------------------------------------------------
Net change in unrealized appreciation on investments                                                                    126,872,800

------------------------------------------------------------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                                                              $     139,704,512
                                                                                                                  ==================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                                                                     2005               2004
------------------------------------------------------------------------------------------------------------------------------------

OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
Net investment loss                                                                              $    (3,256,397)   $    (4,465,478)
------------------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss)                                                                              16,088,109           (417,401)
------------------------------------------------------------------------------------------------------------------------------------
Net change in unrealized appreciation                                                                126,872,800        213,639,469
                                                                                                 -----------------------------------
Net increase in net assets resulting from operations                                                 139,704,512        208,756,590

------------------------------------------------------------------------------------------------------------------------------------
BENEFICIAL INTEREST TRANSACTIONS
------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from beneficial interest transactions:
Non-Service shares                                                                                  (117,803,338)      (109,692,557)
Service shares                                                                                         8,921,013          9,104,838

------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS
------------------------------------------------------------------------------------------------------------------------------------
Total increase                                                                                        30,822,187        108,168,871
------------------------------------------------------------------------------------------------------------------------------------
Beginning of period                                                                                1,233,609,836      1,125,440,965
                                                                                                 -----------------------------------
End of period (including accumulated net investment loss of $19,505 and $13,347, respectively)   $ 1,264,432,023    $ 1,233,609,836
                                                                                                 ===================================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES

Oppenheimer Aggressive Growth Fund/VA (the Fund) is a separate series of
Oppenheimer Variable Account Funds, an open-end management investment company registered under the Investment Company Act of 1940, as amended. The Fund's investment objective is to seek capital appreciation by investing in "growth type" companies. The Fund's investment advisor is OppenheimerFunds, Inc. (the
Manager).

      The Fund offers two classes of shares. Both classes are sold at their offering price, which is the net asset value per share, to separate investment accounts of participating insurance companies as an underlying investment for variable life insurance policies, variable annuity contracts or other investment products. The class of shares designated as Service shares is subject to a distribution and service plan. Both classes of shares have identical rights and voting privileges with respect to the Fund in general and exclusive voting rights on matters that affect that class alone. Earnings, net assets and net asset value per share may differ due to each class having its own expenses, such as transfer and shareholder servicing agent fees and shareholder communications, directly attributable to that class.

      The following is a summary of significant accounting policies consistently followed by the Fund.

--------------------------------------------------------------------------------
SECURITIES VALUATION. The Fund calculates the net asset value of its shares as of the close of The New York Stock Exchange (the Exchange), normally 4:00 P.M.
Eastern time, on each day the Exchange is open for business. Securities may be valued primarily using dealer-supplied valuations or a portfolio pricing service authorized by the Board of Trustees. Securities listed or traded on National
Stock Exchanges or other domestic exchanges are valued based on the last sale price of the security traded on that exchange prior to the time when the Fund's assets are valued. Securities traded on NASDAQ are valued based on the closing price provided by NASDAQ prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the last sale price on the prior trading day, if it is within the spread of the closing "bid" and "asked"
prices, and if not, at the closing bid price. Securities traded on foreign exchanges are valued based on the last sale price on the principal exchange on which the security is traded, in the country that is identified by the portfolio pricing service, prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the official closing price on the principal exchange. Corporate, government and municipal debt instruments having a remaining maturity in excess of sixty days and all mortgage-backed securities will be valued at the mean between the "bid" and "asked" prices. Futures contracts traded on a commodities or futures exchange will be valued at the final settlement price or official closing price on the principal exchange as reported by such principal exchange at its trading session ending at, or most recently prior to, the time when the Fund's assets are valued. Securities
(including restricted securities) for which market quotations are not readily available are valued at their fair value. Foreign and domestic securities whose values have been materially affected by what the Manager identifies as a significant event occurring before the Fund's assets are valued but after the close of their respective exchanges will be fair valued. Fair value is determined in good faith using consistently applied procedures under the supervision of the Board of Trustees. Short-term "money market type" debt securities with remaining maturities of sixty days or less are valued at amortized cost (which approximates market value).

--------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS. Pursuant to an Exemptive Order issued by the
Securities and Exchange Commission, the Fund, along with other affiliated funds advised by the Manager, may transfer uninvested cash balances into joint trading accounts on a daily basis. These balances are invested in one or more repurchase agreements. Securities pledged as collateral for repurchase agreements are held by a custodian bank until the agreements mature. Each agreement requires that the market value of the collateral be sufficient to cover payments of interest and principal. In the event of default by the other party to the agreement, retention of the collateral may be subject to legal proceedings.

--------------------------------------------------------------------------------
ALLOCATION OF INCOME, EXPENSES, GAINS AND LOSSES. Income, expenses (other than those attributable to a specific class), gains and losses are allocated on a daily basis to each class of shares based upon the relative proportion of net assets represented by such class. Operating expenses directly attributable to a specific class are charged against the operations of that class.

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES Continued

FEDERAL TAXES. The Fund intends to comply with provisions of the Internal
Revenue Code applicable to regulated investment companies and to distribute substantially all of its investment company taxable income, including any net realized gain on investments not offset by capital loss carryforwards, if any, to shareholders.

The tax components of capital shown in the table below represent distribution requirements the Fund must satisfy under the income tax regulations, losses the
Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

                                                                NET UNREALIZED
                                                                  APPRECIATION
                                                              BASED ON COST OF
UNDISTRIBUTED     UNDISTRIBUTED           ACCUMULATED     SECURITIES AND OTHER
NET INVESTMENT        LONG-TERM                  LOSS  INVESTMENTS FOR FEDERAL
INCOME                     GAIN  CARRYFORWARD 1,2,3,4      INCOME TAX PURPOSES
-------------------------------------------------------------------------------
$--                         $--          $772,178,091             $344,080,160

1. As of December 31, 2005, the Fund had $753,038,745 of net capital loss carryforwards available to offset future realized capital gains, if any, and thereby reduce future taxable gain distributions. As of December 31, 2005, details of the capital loss carryforwards were as follows:

               EXPIRING
               -----------------------------
               2009            $ 522,813,923
               2010              230,224,822
                               -------------
               Total           $ 753,038,745
                               =============

2. As of December 31, 2005, the Fund had $19,139,346 of post-October losses available to offset future realized capital gains, if any. Such losses, if unutilized, will expire in 2014.

3. During the fiscal year ended December 31, 2005, the Fund utilized $24,465,493 of capital loss carryforward to offset capital gains realized in that fiscal year.

4. During the fiscal year ended December 31, 2004, the Fund utilized $9,896,185 of capital loss carryforward to offset capital gains realized in that fiscal year.

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund. Accordingly, the following amounts have been reclassified for December 31, 2005. Net assets of the Fund were unaffected by the reclassifications.

                                              REDUCTION TO
               REDUCTION TO                ACCUMULATED NET
               PAID-IN CAPITAL             INVESTMENT LOSS
               -------------------------------------------
               $3,250,239                       $3,250,239

No distributions were paid during the years ended December 31, 2005 and December
31, 2004.

The aggregate cost of securities and other investments and the composition of unrealized appreciation and depreciation of securities and other investments for federal income tax purposes as of December 31, 2005 are noted below. The primary difference between book and tax appreciation or depreciation of securities and other investments, if applicable, is attributable to the tax deferral of losses or tax realization of financial statement unrealized gain or loss.

               Federal tax cost of securities          $  922,615,102
                                                       ===============

               Gross unrealized appreciation           $  356,795,108
               Gross unrealized depreciation              (12,714,948)
                                                       ---------------
               Net unrealized appreciation             $  344,080,160
                                                       ===============

--------------------------------------------------------------------------------
TRUSTEES' COMPENSATION. The Board of Trustees has adopted a deferred compensation plan for independent trustees that enables trustees to elect to defer receipt of all or a portion of the annual compensation they are entitled to receive from the Fund. For purposes of determining the amount owed to the
Trustee under the plan, deferred amounts are treated as though equal dollar amounts had been invested in shares of the Fund or in other Oppenheimer funds selected by the Trustee. The Fund purchases shares of the funds selected for deferral by the Trustee in amounts equal to his or her deemed investment, resulting in a Fund asset equal to the deferred compensation liability. Such assets are included as a component of "Other" within the asset section of the
Statement of Assets and Liabilities. Deferral of trustees' fees under the plan will not affect the net assets of the Fund, and will not materially affect the
Fund's assets, liabilities or net investment income per share. Amounts will be deferred until distributed in accordance to the Plan.

--------------------------------------------------------------------------------
DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS. Dividends and distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date. Income and capital gain distributions, if any, are declared and paid annually.

--------------------------------------------------------------------------------
INVESTMENT INCOME. Dividend income is recorded on the ex-dividend date or upon ex-dividend notification in the case of certain foreign dividends where the ex-dividend date may have passed. Non-cash dividends included in dividend income, if any, are recorded at the fair market value of the securities received. Interest income, which includes accretion of discount and amortization of premium, is accrued as earned.

--------------------------------------------------------------------------------
CUSTODIAN FEES. Custodian Fees and Expenses in the Statement of Operations may
include interest expense incurred by the Fund on any cash overdrafts of its custodian account during the period. Such cash overdrafts may result from the effects of failed trades in portfolio securities and from cash outflows resulting from unanticipated shareholder redemption activity. The Fund pays interest to its custodian on such cash overdrafts to the extent they are not offset by positive cash balances maintained by the Fund. The Reduction to
Custodian Expenses line item, if applicable, represents earnings on cash balances maintained by the Fund during the period. Such interest expense and other custodian fees may be paid with these earnings.

--------------------------------------------------------------------------------
SECURITY TRANSACTIONS. Security transactions are recorded on the trade date.
Realized gains and losses on securities sold are determined on the basis of identified cost.

--------------------------------------------------------------------------------
OTHER. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
2. SHARES OF BENEFICIAL INTEREST

The Fund has authorized an unlimited number of $0.001 par value shares of beneficial interest of each class. Transactions in shares of beneficial interest were as follows:

                                 YEAR ENDED DECEMBER 31, 2005    YEAR ENDED DECEMBER 31, 2004
                                     SHARES            AMOUNT        SHARES            AMOUNT
-----------------------------------------------------------------------------------------------

NON-SERVICE SHARES
Sold                              2,464,320     $ 113,044,647     2,254,599     $  88,253,010
Redeemed                         (5,107,185)     (230,847,985)   (5,085,553)     (197,945,567)
                                 --------------------------------------------------------------
Net decrease                     (2,642,865)    $(117,803,338)   (2,830,954)    $(109,692,557)
                                 ==============================================================

-----------------------------------------------------------------------------------------------
SERVICE SHARES
Sold                                298,427     $  13,509,067       312,167     $  12,156,781
Redeemed                           (103,986)       (4,588,054)      (78,906)       (3,051,943)
                                 --------------------------------------------------------------
Net increase                        194,441     $   8,921,013       233,261     $   9,104,838
                                 ==============================================================

--------------------------------------------------------------------------------
3. PURCHASES AND SALES OF SECURITIES

The aggregate cost of purchases and proceeds from sales of securities, other than short-term obligations, for the year ended December 31, 2005, were as follows:

                                               PURCHASES                  SALES
               -----------------------------------------------------------------
               Investment securities        $383,650,177           $490,898,987

--------------------------------------------------------------------------------
4. FEES AND OTHER TRANSACTIONS WITH AFFILIATES

MANAGEMENT FEES. Management fees paid to the Manager were in accordance with the investment advisory agreement with the Fund which provides for a fee at an annual rate of 0.75% of the first $200 million of average annual net assets,
0.72% of the next $200 million, 0.69% of the next $200 million, 0.66% of the next $200 million, 0.60% of the next $700 million and 0.58% of average annual net assets over $1.5 billion.

--------------------------------------------------------------------------------
ADMINISTRATION SERVICE FEES. The Fund pays the Manager a fee of $1,500 per year for preparing and filing the Fund's tax returns.

--------------------------------------------------------------------------------
TRANSFER AGENT FEES. OppenheimerFunds Services (OFS), a division of the Manager, acts as the transfer and shareholder servicing agent for the Fund. The Fund pays
OFS a per account fee. For the year ended December 31, 2005, the Fund paid
$20,730 to OFS for services to the Fund.

      Additionally, funds offered in variable annuity separate accounts are subject to minimum fees of $10,000 per class, for class level assets of $10 million or more. Each class is subject to the minimum fee in the event that the per account fee does not equal or exceed the applicable minimum fee.

--------------------------------------------------------------------------------
DISTRIBUTION AND SERVICE PLAN FOR SERVICE SHARES. The Fund has adopted a
Distribution and Service Plan for Service shares to pay OppenheimerFunds
Distributor, Inc. (the Distributor), for distribution related services, personal service and account maintenance for the Fund's Service shares. Under the plan, payments are made periodically at an annual rate of up to 0.25% of the average annual net assets of Service shares of the Fund. The Distributor currently uses all of those fees to compensate sponsor(s) of the insurance product that offers
Fund shares, for providing personal service and maintenance of accounts of their variable contract owners that hold Service shares. The impact of the service plan is to increase operating expenses of the Service shares, which results in lower performance compared to the Fund's shares that are not subject to a service fee. Fees incurred by the Fund under the plan are detailed in the
Statement of Operations.

--------------------------------------------------------------------------------
WAIVERS AND REIMBURSEMENTS OF EXPENSES. OFS has voluntarily agreed to limit transfer and shareholder servicing agent fees for all classes to 0.35% of average annual net assets per class. This undertaking may be amended or withdrawn at any time.

--------------------------------------------------------------------------------
5. ILLIQUID OR RESTRICTED SECURITIES

As of December 31, 2005, investments in securities included issues that are illiquid or restricted. Restricted securities are purchased in private placement transactions, are not registered under the Securities Act of 1933, may have contractual restrictions on resale, and are valued under methods approved by the
Board of Trustees as reflecting fair value. A security may also be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. The Fund will not invest more than 15% of its net assets (determined at the time of purchase and reviewed periodically) in illiquid or restricted securities. Certain restricted securities, eligible for resale to qualified institutional investors, are not subject to that limitation.
Securities that are illiquid or restricted are marked with the applicable footnote on the Statement of Investments. Information concerning restricted securities is as follows:

                                                     ACQUISITION                    VALUATION AS OF      UNREALIZED
SECURITY                                                    DATE          COST    DECEMBER 31, 2005    DEPRECIATION
---------------------------------------------------------------------------------------------------------------------

Blaze Network Products, Inc., 8% Cv., Series D          10/17/00    $7,346,317               $2,586      $7,343,731

                   --------------------------------------------------------------------------------
6. LITIGATION

A consolidated amended complaint has been filed as putative derivative and class actions against the Manager, OFS and the Distributor, as well as 51 of the
Oppenheimer funds (as "Nominal Defendants") excluding the Fund, 30 present and former Directors or Trustees and 8 present and former officers of the funds.
This complaint, initially filed in the U.S. District Court for the Southern
District of New York on January 10, 2005 and amended on March 4, 2005, consolidates into a single action and amends six individual previously-filed putative derivative and class action complaints. Like those prior complaints, the complaint alleges that the Manager charged excessive fees for distribution and other costs, improperly used assets of the funds in the form of directed brokerage commissions and 12b-1 fees to pay brokers to promote sales of the funds, and failed to properly disclose the use of assets of the funds to make those payments in violation of the Investment Company Act of 1940 and the
Investment Advisers Act of 1940. Also, like those prior complaints, the complaint further alleges that by permitting and/or participating in those actions, the Directors/Trustees and the Officers breached their fiduciary duties to shareholders of the funds under the Investment Company Act of 1940 and at common law. The complaint seeks unspecified compensatory and punitive damages, rescission of the funds' investment advisory agreements, an accounting of all fees paid, and an award of attorneys' fees and litigation expenses.

      The defendants believe that the allegations contained in the Complaints are without merit and that they have meritorious defenses against the claims asserted. The defendants intend to defend these lawsuits vigorously and to contest any claimed liability. The defendants believe that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them and that no estimate can yet be made with any degree of certainty as to the amount or range of any potential loss.

                  End of  OPPENHEIMER MIDCAP FUND/VA (formerly AGGRESSIVE GROWTH)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TO THE BOARD OF TRUSTEES AND SHAREHOLDERS OF OPPENHEIMER MONEY FUND/VA:

We have audited the accompanying statement of assets and liabilities of
Oppenheimer Money Fund/VA, a series of Oppenheimer Variable Account Funds, including the statement of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

      We conducted our audits in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.
The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of
Oppenheimer Money Fund/VA as of December 31, 2005, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Denver, Colorado
February 13, 2006

STATEMENT OF INVESTMENTS December 31, 2005
--------------------------------------------------------------------------------

                                                     PRINCIPAL            VALUE
                                                        AMOUNT       SEE NOTE 1
--------------------------------------------------------------------------------
CERTIFICATES OF DEPOSIT--8.8%
--------------------------------------------------------------------------------
Barclays Bank plc, New York,
4.32%, 2/17/06                                      $1,800,000     $  1,800,000
--------------------------------------------------------------------------------
Calyon, New York, 4.26%, 2/3/06                      1,500,000        1,500,000
--------------------------------------------------------------------------------
Citibank NA, 4.29%, 2/14/06                          2,000,000        2,000,000
--------------------------------------------------------------------------------
Fortis Bank SA/NV, New York,
4.16%, 1/9/06                                        1,000,000        1,000,000
--------------------------------------------------------------------------------
HBOS Treasury Services, New York,
4.02%, 1/3/06                                        2,000,000        2,000,000
--------------------------------------------------------------------------------
M & I Marshall & Ilsley Bank,
4.43%, 3/17/06                                       1,000,000        1,000,000
--------------------------------------------------------------------------------
Royal Bank of Canada, New York
Branch, 4.27%, 1/31/06                               2,000,000        2,000,000
--------------------------------------------------------------------------------
Skandinaviska Enskilda Banken,
New York, 4.31%, 10/3/06 1                           2,000,000        1,999,700
--------------------------------------------------------------------------------
Toronto Dominion Bank, New York,
4.45%, 3/22/06                                       2,000,000        2,000,000
                                                                   -------------
Total Certificates of Deposit (Cost $15,299,700)                     15,299,700
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DIRECT BANK OBLIGATIONS--22.3%
--------------------------------------------------------------------------------
AB SPINTAB, 4.16%, 1/31/06                           3,200,000        3,188,880
--------------------------------------------------------------------------------
DnB NOR Bank ASA:
4.20%, 1/19/06                                       1,000,000          997,900
4.36%, 2/16/06                                       1,300,000        1,292,758
--------------------------------------------------------------------------------
Governor & Co. of the Bank of Ireland:
4%, 1/5/06 2                                         2,000,000        1,999,111
4.185%, 2/3/06 2                                     2,000,000        1,992,328
4.22%, 2/6/06 2                                      1,500,000        1,493,670
--------------------------------------------------------------------------------
HBOS Treasury Services:
4.165%, 2/2/06                                       2,000,000        1,992,596
4.42%, 3/9/06                                        1,000,000          991,774
--------------------------------------------------------------------------------
Nationwide Building Society:
4.26%, 2/17/06 2                                     1,500,000        1,491,658
4.38%, 3/9/06 2                                      2,000,000        1,983,697
--------------------------------------------------------------------------------
Nordea North America, Inc.:
4.09%, 1/19/06                                       3,700,000        3,692,434
4.35%, 2/14/06                                       1,500,000        1,492,025
--------------------------------------------------------------------------------
Royal Bank of Scotland plc,
4.18%, 1/17/06                                       1,000,000          998,144
--------------------------------------------------------------------------------
Skandinaviska Enskilda Banken AB,
4.35%, 2/9/06 2                                      3,000,000        2,985,895
--------------------------------------------------------------------------------
Societe Generale North America,
4.29%, 2/1/06                                        2,000,000        1,992,612
--------------------------------------------------------------------------------
St. George Bank Ltd.:
4.11%, 1/4/06 2                                      2,000,000        1,999,315
4.395%, 3/13/06 2                                    2,000,000        1,982,664
--------------------------------------------------------------------------------
Stadshypotek Delaware, Inc.,
4.28%, 2/21/06 2                                     2,000,000        1,987,873
--------------------------------------------------------------------------------
Westpac Trust Securities NZ Ltd.:
4.15%, 1/31/06                                       3,000,000        2,989,625
4.40%, 3/21/06 2                                     1,000,000          990,301
                                                                   -------------
Total Direct Bank Obligations (Cost $38,535,260)                     38,535,260

                                                     PRINCIPAL            VALUE
                                                        AMOUNT       SEE NOTE 1
--------------------------------------------------------------------------------
LETTERS OF CREDIT--2.9%
--------------------------------------------------------------------------------
Chase Manhattan Bank, guaranteeing
commercial paper of NATC
California LLC, 4.12%, 1/13/06
(Cost $4,993,133)                                   $5,000,000     $  4,993,133

--------------------------------------------------------------------------------
SHORT-TERM NOTES--65.8%
--------------------------------------------------------------------------------
ASSET-BACKED SECURITIES--22.9%
Barton Capital Corp.:
4.035%, 1/9/06 2                                     2,000,000        1,998,207
4.07%, 1/11/06 2                                     1,800,000        1,797,965
--------------------------------------------------------------------------------
Cable Beach LP, 4.12%, 1/13/06 2                     3,000,000        2,995,884
--------------------------------------------------------------------------------
Chesham Finance LLC, 4.36%, 1/23/06                  2,250,000        2,244,005
--------------------------------------------------------------------------------
Crown Point Capital Co., 4.18%,
1/12/06 2                                            2,000,000        1,997,446
--------------------------------------------------------------------------------
Eiffel Funding LLC, 4.23%, 1/24/06 2                 1,500,000        1,495,946
--------------------------------------------------------------------------------
FCAR Owner Trust I, 4.22%, 1/20/06                   1,500,000        1,496,659
--------------------------------------------------------------------------------
Gemini Securitization Corp.,
4.28%, 2/17/06 2                                     1,500,000        1,491,618
--------------------------------------------------------------------------------
Gotham Funding Corp., 4.44%,
3/27/06 2                                            1,065,000        1,053,835
--------------------------------------------------------------------------------
GOVCO, Inc., 4.09%, 1/18/06 2                        3,250,000        3,243,735
--------------------------------------------------------------------------------
Grampian Funding LLC, 4.39%,
3/28/06 2                                            1,000,000          989,608
--------------------------------------------------------------------------------
Legacy Capital Co. LLC:
4.16%, 1/9/06                                        2,000,000        1,998,151
4.44%, 3/23/06                                       2,000,000        1,980,020
--------------------------------------------------------------------------------
Lexington Parker Capital Co. LLC,
4.03%, 1/6/06 2                                      2,000,000        1,998,881
--------------------------------------------------------------------------------
Neptune Funding Corp., 4.09%,
1/12/06 2                                            1,500,000        1,498,125
--------------------------------------------------------------------------------
Old Line Funding Corp., 4.18%,
1/10/06 2                                            1,500,000        1,498,433
--------------------------------------------------------------------------------
Perry Global Funding LLC, Series A,
4.06%, 1/9/06 2                                      2,000,000        1,998,198
--------------------------------------------------------------------------------
Sheffield Receivables Corp.,
4.25%, 1/4/06 2                                      2,000,000        1,999,292
--------------------------------------------------------------------------------
Solitaire Funding LLC, 4.25%, 2/10/06 2              1,500,000        1,492,917
--------------------------------------------------------------------------------
Victory Receivables Corp., 4.31%,
1/20/06 2                                            1,910,000        1,905,655
--------------------------------------------------------------------------------
Windmill Funding Corp., 4.22%,
1/4/06 2                                             1,500,000        1,499,473
--------------------------------------------------------------------------------
Yorktown Capital LLC, 4.25%, 1/5/06 2                1,000,000          999,528
                                                                   -------------
                                                                     39,673,581

--------------------------------------------------------------------------------
AUTOMOBILES--1.2%
Ande Chevrolet Olds, Inc., 4.54%,
1/1/06 1                                             2,000,000        2,000,000
--------------------------------------------------------------------------------
CAPITAL MARKETS--8.8%
Banc of America Securities LLC,
4.26%, 1/2/06 1                                      5,000,000        5,000,000

                                                     PRINCIPAL            VALUE
                                                        AMOUNT       SEE NOTE 1
--------------------------------------------------------------------------------
CAPITAL MARKETS Continued
Bear Stearns Cos., Inc.:
4.22%, 2/6/06                                       $2,000,000     $  1,991,590
4.42%, 3/20/06                                       2,300,000        2,277,974
--------------------------------------------------------------------------------
First Clearing LLC, 4.35%, 3/6/06 1                  1,000,000        1,000,000
--------------------------------------------------------------------------------
Lehman Brothers, Inc., 4.13%, 1/2/06 1               5,000,000        5,000,000
                                                                   -------------
                                                                     15,269,564

--------------------------------------------------------------------------------
COMMERCIAL BANKS--2.0%
Bank of America Corp., 4.26%,
2/15/06                                              1,700,000        1,690,958
--------------------------------------------------------------------------------
National City Credit Corp., 4.35%,
2/13/06                                              1,800,000        1,790,658
                                                                   -------------
                                                                      3,481,616

--------------------------------------------------------------------------------
COMMERCIAL FINANCE--0.6%
Countrywide Financial Corp.,
4.30%, 1/5/06                                        1,000,000          999,522
--------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL SERVICES--2.3%
General Electric Capital Corp.,
4.01%, 1/5/06                                        2,000,000        1,999,109
--------------------------------------------------------------------------------
HSBC Finance Corp., 4.04%, 1/10/06                   2,000,000        1,997,980
                                                                   -------------
                                                                      3,997,089

--------------------------------------------------------------------------------
HEALTH CARE EQUIPMENT & SUPPLIES--1.3%
Alta Mira LLC, Series 2004,
4.48%, 2/1/06 1                                      2,250,000        2,250,000
--------------------------------------------------------------------------------
INSURANCE--10.1%
ING America Insurance Holdings, Inc.:
4.01%, 1/6/06                                        2,000,000        1,998,886
4.39%, 3/13/06                                       1,000,000          991,342
--------------------------------------------------------------------------------
Jackson National Life Global
Funding, 4.41%, 1/17/06 1,3                          2,500,000        2,500,000
--------------------------------------------------------------------------------
Metropolitan Life Global Funding I,
Series 2003-5, 4.43%, 1/17/06 1,3                    4,000,000        4,000,000
--------------------------------------------------------------------------------
Prudential Insurance Co. of
America, 4.32%, 1/1/06 1                             3,000,000        3,000,000
--------------------------------------------------------------------------------
Security Life of Denver Insurance
Co., 4.49%, 1/23/06 1                                5,000,000        5,000,000
                                                                   -------------
                                                                     17,490,228

--------------------------------------------------------------------------------
LEASING & FACTORING--1.1%
Toyota Motor Credit Corp.,
4.18%, 2/3/06                                        2,000,000        1,992,337
--------------------------------------------------------------------------------
MUNICIPAL--0.4%
Hayward, CA Multifamily Housing
Revenue Bonds, Lord Tennyson
Apts., 4.71%, 1/3/06 1                                 710,000          710,000
--------------------------------------------------------------------------------
PHARMACEUTICALS--0.6%
Pfizer Investment Capital plc,
4.25%, 1/19/06 2                                     1,000,000          997,875

                                                     PRINCIPAL            VALUE
                                                        AMOUNT       SEE NOTE 1
--------------------------------------------------------------------------------
SPECIAL PURPOSE FINANCIAL--14.5%
Blue Spice LLC, 4.41%, 3/13/06 2                    $2,000,000     $  1,982,625
--------------------------------------------------------------------------------
Cooperative Assn. of Tractor Dealers,
Inc., Series A:
4.18%, 1/5/06                                        1,100,000        1,099,489
4.35%, 1/11/06                                       2,220,000        2,217,318
4.46%, 3/10/06                                       1,303,000        1,292,023
--------------------------------------------------------------------------------
Cooperative Assn. of Tractor Dealers,
Inc., Series B:
4.07%, 1/5/06                                        1,000,000          999,548
4.48%, 3/28/06                                       1,010,000          999,191
--------------------------------------------------------------------------------
K2 (USA) LLC, 4.37%, 3/6/06                          1,000,000          992,231
--------------------------------------------------------------------------------
LINKS Finance LLC, 3.13%, 1/10/06                    2,000,000        1,999,422
--------------------------------------------------------------------------------
Parkland (USA) LLC:
4.34%, 12/12/06 1,4                                  2,000,000        1,999,811
4.35%, 1/18/06 1,4                                   3,000,000        2,999,986
--------------------------------------------------------------------------------
RACERS Trust, Series 2004-6-MM,
4.37%, 1/23/06 1                                     1,000,000        1,000,000
--------------------------------------------------------------------------------
Sigma Finance, Inc.:
4.27%, 2/17/06 2                                     1,000,000          994,425
4.385%, 3/8/06                                       1,000,000          991,961
4.42%, 3/21/06                                       2,000,000        1,980,601
--------------------------------------------------------------------------------
Union Hamilton Special Purpose
Funding LLC, 4.52%, 3/28/06 1                        2,000,000        2,000,000
--------------------------------------------------------------------------------
Wind Master Trust Nts., Series
2005-18A, 4.38%, 4/25/06 1,3                         1,500,000        1,500,000
                                                                   -------------
                                                                     25,048,631
                                                                   -------------
Total Short-Term Notes (Cost $113,910,443)                          113,910,443

--------------------------------------------------------------------------------
TOTAL INVESTMENTS, AT VALUE
(COST $172,738,536)                                       99.8%     172,738,536
--------------------------------------------------------------------------------
OTHER ASSETS NET OF LIABILITIES                            0.2          422,982
                                                    ----------------------------
NET ASSETS                                               100.0%    $173,161,518
                                                    ============================

FOOTNOTES TO STATEMENT OF INVESTMENTS

SHORT-TERM NOTES, DIRECT BANK OBLIGATIONS AND LETTERS OF CREDIT ARE GENERALLY
TRADED ON A DISCOUNT BASIS; THE INTEREST RATE SHOWN IS THE DISCOUNT RATE
RECEIVED BY THE FUND AT THE TIME OF PURCHASE. OTHER SECURITIES NORMALLY BEAR
INTEREST AT THE RATES SHOWN.

1. Represents the current interest rate for a variable or increasing rate security.

2. Security issued in an exempt transaction without registration under the
Securities Act of 1933. Such securities amount to $54,836,183, or 31.67% of the
Fund's net assets, and have been determined to be liquid pursuant to guidelines adopted by the Board of Trustees.

3. Illiquid security. The aggregate value of illiquid securities as of December
31, 2005 was $8,000,000, which represents 4.62% of the Fund's net assets. See
Note 4 of Notes to Financial Statements.

4. Represents securities sold under Rule 144A, which are exempt from registration under the Securities Act of 1933, as amended. These securities have been determined to be liquid under guidelines established by the Board of
Trustees. These securities amount to $4,999,797 or 2.89% of the Fund's net assets as of December 31, 2005.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF ASSETS AND LIABILITIES December 31, 2005
--------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------------------
Investments, at value (cost $172,738,536)--see accompanying statement of investments    $172,738,536
-----------------------------------------------------------------------------------------------------
Cash                                                                                         136,013
-----------------------------------------------------------------------------------------------------
Receivables and other assets:
Shares of beneficial interest sold                                                           498,442
Interest                                                                                     229,222
Other                                                                                          4,619
                                                                                        -------------
Total assets                                                                             173,606,832

-----------------------------------------------------------------------------------------------------
LIABILITIES
-----------------------------------------------------------------------------------------------------
Payables and other liabilities:
Dividends                                                                                    237,676
Shares of beneficial interest redeemed                                                       169,959
Shareholder communications                                                                    15,112
Trustees' compensation                                                                         5,821
Transfer and shareholder servicing agent fees                                                    869
Other                                                                                         15,877
                                                                                        -------------
Total liabilities                                                                            445,314
-----------------------------------------------------------------------------------------------------
NET ASSETS                                                                              $173,161,518
                                                                                        =============

-----------------------------------------------------------------------------------------------------
COMPOSITION OF NET ASSETS
-----------------------------------------------------------------------------------------------------
Par value of shares of beneficial interest                                              $    173,129
-----------------------------------------------------------------------------------------------------
Additional paid-in capital                                                               172,982,457
-----------------------------------------------------------------------------------------------------
Accumulated net investment income                                                                 98
-----------------------------------------------------------------------------------------------------
Accumulated net realized gain on investments                                                   5,834
                                                                                        -------------
NET ASSETS--applicable to 173,129,498 shares of beneficial interest outstanding         $173,161,518
                                                                                        =============

-----------------------------------------------------------------------------------------------------
NET ASSET VALUE, REDEMPTION PRICE PER SHARE AND OFFERING PRICE PER SHARE                $       1.00

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                         8 | OPPENHEIMER MONEY FUND/VA

STATEMENT OF OPERATIONS For the Year Ended December 31, 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
INVESTMENT INCOME
--------------------------------------------------------------------------------
Interest                                                            $ 6,129,328

--------------------------------------------------------------------------------
EXPENSES
--------------------------------------------------------------------------------
Management fees                                                         839,327
--------------------------------------------------------------------------------
Shareholder communications                                               16,626
--------------------------------------------------------------------------------
Transfer and shareholder servicing agent fees                            10,137
--------------------------------------------------------------------------------
Trustees' compensation                                                    5,244
--------------------------------------------------------------------------------
Custodian fees and expenses                                               4,335
--------------------------------------------------------------------------------
Administration service fees                                               1,500
--------------------------------------------------------------------------------
Other                                                                    25,131
                                                                    ------------
Total expenses                                                          902,300
Less reduction to custodian expenses                                     (1,347)
                                                                    ------------
Net expenses                                                            900,953

--------------------------------------------------------------------------------
NET INVESTMENT INCOME                                                 5,228,375

--------------------------------------------------------------------------------
NET REALIZED GAIN ON INVESTMENTS                                          6,036

--------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                $ 5,234,411
                                                                    ============

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                                               2005             2004
------------------------------------------------------------------------------------------------------------

OPERATIONS
------------------------------------------------------------------------------------------------------------
Net investment income                                                         $  5,228,375     $  2,111,137
------------------------------------------------------------------------------------------------------------
Net realized gain                                                                    6,036              481
                                                                              ------------------------------
Net increase in net assets resulting from operations                             5,234,411        2,111,618

------------------------------------------------------------------------------------------------------------
DIVIDENDS AND/OR DISTRIBUTIONS TO SHAREHOLDERS
------------------------------------------------------------------------------------------------------------
Dividends from net investment income                                            (5,228,277)      (2,111,137)

------------------------------------------------------------------------------------------------------------
BENEFICIAL INTEREST TRANSACTIONS
------------------------------------------------------------------------------------------------------------
Net decrease in net assets resulting from beneficial interest transactions     (23,347,439)     (41,110,557)

------------------------------------------------------------------------------------------------------------
NET ASSETS
------------------------------------------------------------------------------------------------------------
Total decrease                                                                 (23,341,305)     (41,110,076)
------------------------------------------------------------------------------------------------------------
Beginning of period                                                            196,502,823      237,612,899
                                                                              ------------------------------
End of period (including accumulated net investment income
of $98 for the year ended December 31, 2005)                                  $173,161,518     $196,502,823
                                                                              ==============================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

FINANCIAL HIGHLIGHTS

YEAR ENDED DECEMBER 31,                                    2005           2004           2003           2002           2001
------------------------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
------------------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period                   $   1.00       $   1.00       $   1.00       $   1.00       $   1.00
------------------------------------------------------------------------------------------------------------------------------
Income from investment operations--net investment
income and net realized gain                                .03 1          .01 1          .01            .01            .04
------------------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                       (.03)          (.01)          (.01)          (.01)          (.04)
Dividends from net realized gain                             --             --             --             -- 2           --
------------------------------------------------------------------------------------------------------------------------------
Total dividends and/or distributions to shareholders       (.03)          (.01)          (.01)          (.01)          (.04)
------------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                         $   1.00       $   1.00       $   1.00       $   1.00       $   1.00
                                                       =======================================================================

------------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN 3                                             2.86%          0.98%          0.79%          1.47%          3.85%
------------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
Net assets, end of period (in thousands)               $173,162       $196,503       $237,613       $379,969       $370,229
------------------------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                      $186,453       $218,243       $316,096       $386,457       $288,106
------------------------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 4
Net investment income                                      2.80%          0.97%          0.80%          1.46%          3.59%
Total expenses                                             0.48% 5        0.48% 5        0.47% 5        0.47% 5        0.52% 5

1. Per share amounts calculated based on the average shares outstanding during the period.

2. Less than $0.005 per share.

3. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

4. Annualized for periods of less than one full year.

5. Reduction to custodian expenses less than 0.01%.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES

Oppenheimer Money Fund/VA (the Fund) is a separate series of Oppenheimer
Variable Account Funds, an open-end management investment company registered under the Investment Company Act of 1940, as amended. The Fund's investment objective is to seek maximum current income from investments in "money market"
securities consistent with low capital risk and the maintenance of liquidity.
The Fund's investment advisor is OppenheimerFunds, Inc. (the Manager).

      Shares of the Fund are only sold to separate investment accounts of participating insurance companies as an underlying investment for variable life insurance policies, variable annuity contracts or other investment products.

      The following is a summary of significant accounting policies consistently followed by the Fund.

--------------------------------------------------------------------------------
SECURITIES VALUATION. Portfolio securities are valued on the basis of amortized cost, which approximates market value.

--------------------------------------------------------------------------------
FEDERAL TAXES. The Fund intends to comply with provisions of the Internal
Revenue Code applicable to regulated investment companies and to distribute substantially all of its investment company taxable income to shareholders.

The tax components of capital shown in the table below represent distribution requirements the Fund must satisfy under the income tax regulations, losses the
Fund may be able to offset against income and gains realized in future years for federal income tax purposes.

      UNDISTRIBUTED NET        UNDISTRIBUTED                   ACCUMULATED
      INVESTMENT INCOME      LONG-TERM GAINS       LOSS CARRYFORWARD 1,2,3
      --------------------------------------------------------------------
      $295,366                           $--                          $115

1. As of December 31, 2005, the Fund had $115 of post-October losses available to offset future realized capital gains, if any. Such losses, if unutilized, will expire in 2014.

2. During the fiscal year ended December 31, 2005, the Fund utilized $202 of capital loss carryforward to offset capital gains realized in that fiscal year.

3. During the fiscal year ended December 31, 2004, the Fund utilized $481 of capital loss carryforward to offset capital gains realized in that fiscal year.

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.

The tax character of distributions paid during the years ended December 31, 2005 and December 31, 2004 was as follows:

                                          YEAR ENDED            YEAR ENDED
                                   DECEMBER 31, 2005     DECEMBER 31, 2004
      --------------------------------------------------------------------
      Distributions paid from:
      Ordinary income                    $5,228,277             $2,111,137

--------------------------------------------------------------------------------
TRUSTEES' COMPENSATION. The Board of Trustees has adopted a deferred compensation plan for independent trustees that enables trustees to elect to defer receipt of all or a portion of the annual compensation they are entitled to receive from the Fund. For purposes of determining the amount owed to the
Trustee under the plan, deferred amounts are treated as though equal dollar amounts had been invested in shares of the Fund or in other Oppenheimer funds selected by the Trustee. The Fund purchases shares of the funds selected for deferral by the Trustee in amounts equal to his or her deemed investment, resulting in a Fund asset equal to the deferred compensation liability. Such assets are included as a component of "Other" within the asset section of the
Statement of Assets and Liabilities. Deferral of trustees' fees under the plan will not affect the net assets of the Fund, and will not materially affect the
Fund's assets, liabilities or net investment income per share. Amounts will be deferred until distributed in accordance to the Plan.

--------------------------------------------------------------------------------
DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS. Dividends and distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date. Income distributions, if any, are declared daily and paid monthly. Capital gain distributions, if any, are declared and paid annually but may be paid at other times to maintain the net asset value per share at $1.00.

--------------------------------------------------------------------------------
CUSTODIAN FEES. Custodian Fees and Expenses in the Statement of Operations may
include interest expense incurred by the Fund on any cash overdrafts of its custodian account during the period. Such cash overdrafts may result from the effects of failed trades in portfolio securities and from cash outflows resulting from unanticipated shareholder redemption activity. The Fund pays interest to its custodian on such cash overdrafts to the extent they are not offset by positive cash balances maintained by the Fund. The Reduction to
Custodian Expenses line item, if applicable, represents earnings on cash balances maintained by the Fund during the period. Such interest expense and other custodian fees may be paid with these earnings. At December 31, 2005, the
Fund had $13 of such earnings on cash balances available to offset future custodian fees or interest expenses incurred during the next fiscal year.

--------------------------------------------------------------------------------
SECURITY TRANSACTIONS. Security transactions are recorded on the trade date.
Realized gains and losses on securities sold are determined on the basis of identified cost.

--------------------------------------------------------------------------------
OTHER. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
2. SHARES OF BENEFICIAL INTEREST

The Fund has authorized an unlimited number of $0.001 par value shares of beneficial interest. Transactions in shares of beneficial interest were as follows:

                                              YEAR ENDED DECEMBER 31, 2005       YEAR ENDED DECEMBER 31, 2004
                                                   SHARES           AMOUNT             SHARES          AMOUNT
--------------------------------------------------------------------------------------------------------------

Sold                                          126,305,556    $ 126,305,556       135,559,970    $ 135,559,970
Dividends and/or distributions reinvested       5,103,537        5,103,537         2,042,069        2,042,069
Redeemed                                     (154,754,850)    (154,756,532)     (178,712,596)    (178,712,596)
                                             -----------------------------------------------------------------
Net decrease                                  (23,345,757)   $ (23,347,439)      (41,110,557)   $ (41,110,557)
                                             =================================================================

--------------------------------------------------------------------------------
3. FEES AND OTHER TRANSACTIONS WITH AFFILIATES

MANAGEMENT FEES. Management fees paid to the Manager were in accordance with the investment advisory agreement with the Fund which provides for a fee at an annual rate of 0.45% of the first $500 million of average annual net assets,
0.425% of the next $500 million, 0.40% of the next $500 million and 0.375% of average annual net assets in excess of $1.5 billion.

--------------------------------------------------------------------------------
ADMINISTRATION SERVICE FEES. The Fund pays the Manager a fee of $1,500 per year for preparing and filing the Fund's tax returns.

--------------------------------------------------------------------------------
TRANSFER AGENT FEES. OppenheimerFunds Services (OFS), a division of the Manager, acts as the transfer and shareholder servicing agent for the Fund. The Fund pays
OFS a per account fee. For the year ended December 31, 2005, the Fund paid
$10,112 to OFS for services to the Fund.

      Additionally, funds offered in variable annuity separate accounts are subject to minimum fees of $10,000 for assets of $10 million or more. The Fund is subject to the minimum fee in the event that the per account fee does not equal or exceed the applicable minimum fee.

--------------------------------------------------------------------------------
3. FEES AND OTHER TRANSACTIONS WITH AFFILIATES Continued

WAIVERS AND REIMBURSEMENTS OF EXPENSES. OFS has voluntarily agreed to limit transfer and shareholder servicing agent fees for all classes to 0.35% of average annual net assets of the Fund. This undertaking may be amended or withdrawn at any time.

--------------------------------------------------------------------------------
4. ILLIQUID SECURITIES

As of December 31, 2005, investments in securities included issues that are illiquid. A security may be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. The
Fund will not invest more than 10% of its net assets (determined at the time of purchase and reviewed periodically) in illiquid securities. Securities that are illiquid are marked with the applicable footnote on the Statement of
Investments.

--------------------------------------------------------------------------------
5. LITIGATION

A consolidated amended complaint has been filed as putative derivative and class actions against the Manager, OFS and the Distributor, as well as 51 of the
Oppenheimer funds (as "Nominal Defendants") excluding the Fund, 30 present and former Directors or Trustees and 8 present and former officers of the funds.
This complaint, initially filed in the U.S. District Court for the Southern
District of New York on January 10, 2005 and amended on March 4, 2005, consolidates into a single action and amends six individual previously-filed putative derivative and class action complaints. Like those prior complaints, the complaint alleges that the Manager charged excessive fees for distribution and other costs, improperly used assets of the funds in the form of directed brokerage commissions and 12b-1 fees to pay brokers to promote sales of the funds, and failed to properly disclose the use of assets of the funds to make those payments in violation of the Investment Company Act of 1940 and the
Investment Advisers Act of 1940. Also, like those prior complaints, the complaint further alleges that by permitting and/or participating in those actions, the Directors/Trustees and the Officers breached their fiduciary duties to shareholders of the funds under the Investment Company Act of 1940 and at common law. The complaint seeks unspecified compensatory and punitive damages, rescission of the funds' investment advisory agreements, an accounting of all fees paid, and an award of attorneys' fees and litigation expenses.

      The defendants believe that the allegations contained in the Complaints are without merit and that they have meritorious defenses against the claims asserted. The defendants intend to defend these lawsuits vigorously and to contest any claimed liability. The defendants believe that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them and that no estimate can yet be made with any degree of certainty as to the amount or range of any potential loss.

                        END OF OPPENHEIMER MONEY FUND/VA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TO THE BOARD OF TRUSTEES AND SHAREHOLDERS OF OPPENHEIMER STRATEGIC BOND FUND/VA:

We have audited the accompanying statement of assets and liabilities of
Oppenheimer Strategic Bond Fund/VA, a series of Oppenheimer Variable Account
Funds, including the statement of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods presented.
These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

      We conducted our audits in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.
The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of
Oppenheimer Strategic Bond Fund/VA as of December 31, 2005, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods presented, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Denver, Colorado
February 13, 2006

STATEMENT OF INVESTMENTS  December 31, 2005
--------------------------------------------------------------------------------
                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

ASSET-BACKED SECURITIES--2.1%
-----------------------------------------------------------------------------------------
Ace Securities Corp., Home Equity
Loan Pass-Through Certificates,
Series 2002-HE7, Cl. A2B, 4.559%,
11/25/35 1                                                $     420,000   $      420,259
-----------------------------------------------------------------------------------------
Aesop Funding II LLC, Automobile
Asset-Backed Certificates, Series
2005-1A, Cl. A2, 4.43%, 4/20/08 1                               200,000          200,143
-----------------------------------------------------------------------------------------
BMW Vehicle Owner Trust,
Automobile Loan Certificates,
Series 2005-A, Cl. A2, 3.66%,
12/26/07                                                      1,445,116        1,440,681
-----------------------------------------------------------------------------------------
Capital Auto Receivables Asset
Trust, Automobile Mtg.-Backed Nts.:
Series 2004-2, Cl. A3, 3.58%, 1/15/09                           740,000          726,428
Series 2005-1, Cl. A2B, 3.73%, 7/16/07                          281,460          281,096
-----------------------------------------------------------------------------------------
Capital One Prime Auto Receivables
Trust, Automobile Loan Asset-
Backed Securities, Series 2005-1,
Cl. A2, 4.24%, 11/15/07                                         970,000          967,828
-----------------------------------------------------------------------------------------
Centex Home Equity Co. LLC, Home
Equity Loan Asset-Backed Certificates:
Series 2004-D, Cl. AF1, 2.98%, 4/25/20                           56,939           56,779
Series 2005-B, Cl. AF1, 4.02%, 3/26/35                          124,969          124,325
Series 2005-C, Cl. AF1, 4.196%, 6/25/35                         372,516          370,551
Series 2005-D, Cl. AF1, 5.04%, 10/25/35                       1,316,900        1,313,427
-----------------------------------------------------------------------------------------
Chase Manhattan Auto Owner Trust,
Automobile Loan Pass-Through
Certificates, Series 2005-A, Cl. A2,
3.72%, 12/15/07                                                 650,000          647,210
-----------------------------------------------------------------------------------------
CIT Equipment Collateral, Equipment
Receivable-Backed Nts., Series
2004-DFS, Cl. A2, 2.66%, 11/20/06                               270,523          269,750
-----------------------------------------------------------------------------------------
Consumer Credit Reference Index
Securities Program, Credit Card
Asset-Backed Certificates, Series
2002-B, Cl. FX, 10.421%, 3/22/07 2                              500,000          499,563
-----------------------------------------------------------------------------------------
Countrywide Asset-Backed
Certificates, Inc., Home Equity
Asset-Backed Certificates:
Series 2005-7, Cl. AF1B,
4.317%, 11/25/35 1                                              464,360          461,940
Series 2005-16, Cl. 2AF2,
5.382%, 5/25/36 1                                               300,000          300,000
Series 2005-17, Cl. 1AF1,
4.58%, 12/27/35 1                                               640,000          639,980
Series 2005-17, Cl. 1AF2,
5.363%, 12/27/35 1                                              200,000          200,049
-----------------------------------------------------------------------------------------
DaimlerChrysler Auto Trust,
Automobile Loan Pass-Through
Certificates:
Series 2004-B, Cl. A2, 2.48%, 2/8/07                             14,666           14,668
Series 2004-C, Cl. A2, 2.62%, 6/8/07                            324,204          323,403
Series 2005-A, Cl. A2, 3.17%, 9/8/07                            516,655          515,134
Series 2005-B, Cl. A2, 3.75%, 12/8/07                           512,266          511,071

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

ASSET-BACKED SECURITIES Continued
-----------------------------------------------------------------------------------------
Embarcadero Aircraft
Securitization Trust, Airplane
Receivable Nts., Series 2000-A,
Cl. B, 8/15/25 3,4                                        $   1,820,063   $       18,201
-----------------------------------------------------------------------------------------
Equity One ABS, Inc., Home Equity
Asset-Backed Security, Series
2004-3, Cl. AF2, 3.80%, 7/25/34 1                               700,000          697,223
-----------------------------------------------------------------------------------------
First Franklin Mortgage Loan
Asset-Backed Certificates, Home
Equity Receivables, Series 2005-FF10,
Cl. A3, 4.589%, 11/25/35 1                                    1,170,000        1,170,723
-----------------------------------------------------------------------------------------
Ford Credit Auto Owner Trust,
Automobile Loan Pass-Through
Certificates:
Series 2005-A, Cl. A3,
3.48%, 11/17/08                                                 550,000          543,391
Series 2005-B, Cl. A2,
3.78%, 9/15/07                                                  466,176          465,206
-----------------------------------------------------------------------------------------
GS Auto Loan Trust, Automobile
Loan Asset-Backed Securities,
Series 2005-1, Cl. A2, 4.32%, 5/15/08                         1,840,000        1,835,166
-----------------------------------------------------------------------------------------
Honda Auto Receivables Owner
Trust, Automobile Receivable
Obligations:
Series 2005-1, Cl. A2,
3.21%, 5/21/07                                                  220,429          219,827
Series 2005-3, Cl. A2,
3.73%, 10/18/07                                                 610,000          607,086
-----------------------------------------------------------------------------------------
Household Home Equity Loan
Trust, Home Equity Loan Pass-
Through Certificates, Series 2005-3,
Cl. A1, 4.63%, 1/20/35 1                                        590,476          590,898
-----------------------------------------------------------------------------------------
Lehman XS Trust, Home Equity
Mtg. Pass-Through Certificates:
Series 2005-2, Cl. 2A1B,
3.63%, 8/25/35 1                                                790,747          791,864
Series 2005-4, Cl. 2A1B,
5.17%, 10/25/35                                                 585,054          585,420
Series 2005-10, Cl. 2-A3B,
5.55%, 12/25/06                                                 570,000          569,911
-----------------------------------------------------------------------------------------
NC Finance Trust, CMO, Series
1999-I, Cl. ECFD, 1.079%, 1/25/29 4                              66,744           15,351
-----------------------------------------------------------------------------------------
Nissan Auto Lease Trust,
Automobile Lease Obligations,
Series 2004-A, Cl. A2,
2.55%, 1/15/07                                                   44,932           44,920
-----------------------------------------------------------------------------------------
Nissan Auto Receivables Owner
Trust, Automobile Receivable Nts.:
Series 2003-B, Cl. A3,
1.51%, 8/15/07                                                   23,101           23,013
Series 2005-C, Cl. A2, 3.99%, 1/15/08                         1,160,000        1,155,327
-----------------------------------------------------------------------------------------
Onyx Acceptance Owner Trust,
Automobile Receivable Obligations,
Series 2005-B, Cl. A2, 4.03%, 4/15/08                           710,000          707,818

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

ASSET-BACKED SECURITIES Continued
-----------------------------------------------------------------------------------------
Popular ABS Mortgage Pass-
Through Trust, Home Equity Pass-
Through Certificates:
Series 2004-5, Cl. A F2,
3.735%, 11/10/34 1                                        $     200,000   $      197,606
Series 2005-1, Cl. A F2,
3.914%, 5/25/35 1                                               150,000          147,934
Series 2005-2, Cl. A F2,
4.415%, 4/25/35 1                                               240,000          237,649
Series 2005-6, Cl. A3,
5.68%, 1/25/36 1                                                320,000          320,000
-----------------------------------------------------------------------------------------
Residential Asset Mortgage
Products, Inc., Home Equity Asset-
Backed Pass-Through Certificates,
Series 2004-RS7, Cl. AI3,
4.45%, 7/25/28                                                  670,000          666,634
-----------------------------------------------------------------------------------------
Structured Asset Securities Corp.,
CMO Pass-Through Certificates,
Series 2005-4XS, Cl. 3A1,
5.18%, 3/26/35                                                  737,050          737,328
-----------------------------------------------------------------------------------------
Structured Asset Securities Corp.,
Home Equity Obligations, Series
2003-25XS, Cl. A4, 4.51%, 8/25/33                               217,585          216,911
-----------------------------------------------------------------------------------------
USAA Auto Owner Trust,
Automobile Loan Asset-Backed Nts.:
Series 2004-2, Cl. A2, 2.41%, 2/15/07                            14,868           14,863
Series 2004-3, Cl. A2, 2.79%, 6/15/07                           159,110          158,857
-----------------------------------------------------------------------------------------
Volkswagen Auto Lease Trust,
Automobile Lease Asset-Backed
Securities:
Series 2004-A, Cl. A2, 2.47%, 1/22/07                           154,709          154,453
Series 2005-A, Cl. A2, 3.52%, 4/20/07                           737,424          735,164
-----------------------------------------------------------------------------------------
Wachovia Auto Owner Trust,
Automobile Receivable Nts.,
Series 2004-B, Cl. A2, 2.40%, 5/21/07                            73,750           73,647
-----------------------------------------------------------------------------------------
Wells Fargo Home Equity Trust,
Home Equity Asset-Backed
Certificates, Series 2004-2,
Cl. AI1B, 2.94%, 9/25/18 1                                      302,437          300,304
-----------------------------------------------------------------------------------------
WFS Financial Owner Trust,
Automobile Receivable Obligations,
Series 2002-2, Cl. A4, 4.50%, 2/20/10                           155,555          155,632
-----------------------------------------------------------------------------------------
Whole Auto Loan Trust,
Automobile Loan Receivable
Certificates:
Series 2003-1, Cl. A3B,
1.99%, 5/15/07                                                   84,646           84,225
Series 2004-1, Cl. A2A,
2.59%, 5/15/07                                                  246,804          245,894
                                                                          ---------------
Total Asset-Backed Securities
(Cost $26,702,071)                                                            24,772,731

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

MORTGAGE-BACKED OBLIGATIONS--14.1%
-----------------------------------------------------------------------------------------
Banc of America Commercial
Mortgage, Inc., Commercial Mtg.
Pass-Through Certificates:
Series 2004-6, Cl. A3,
4.512%, 12/10/42                                          $     560,000   $      542,571
Series 2005-2, Cl. A4,
4.783%, 7/10/43 1                                               820,000          805,089
Series 2005-3, Cl. A2,
4.501%, 7/10/43                                                 690,000          673,701
-----------------------------------------------------------------------------------------
Banc of America Funding Corp.,
CMO Pass-Through Certificates,
Series 2004-2, Cl. 2A1, 6.50%, 7/20/32                          595,219          595,865
-----------------------------------------------------------------------------------------
Banc of America Mortgage
Securities, Inc., CMO
Pass-Through Certificates:
Series 2004-8, Cl. 5A1,
6.50%, 5/25/32                                                  477,693          485,157
Series 2004-E, Cl. 2A9,
3.712%, 6/25/34 1                                                11,340           11,337
Series 2005-E, Cl. 2A2,
4.983%, 6/25/35 1                                               136,290          135,671
-----------------------------------------------------------------------------------------
Bear Stearns Commercial
Mortgage Securities, Inc.,
Commercial Mtg. Obligations,
Series 2005-PWR7, Cl. A2,
4.945%, 2/11/41                                                 280,000          276,921
-----------------------------------------------------------------------------------------
Citigroup/Deutsche Bank
Commercial Mortgage Trust,
Commercial Mtg. Obligations,
Series 2005-CD1, Cl. A4,
5.225%, 7/15/44                                                 930,000          940,274
-----------------------------------------------------------------------------------------
Countrywide Alternative
Loan Trust, CMO:
Series 2004-J9, Cl. 1A1,
4.559%, 10/25/34 1                                              169,529          169,660
Series 2005-J1, Cl. 3A1,
6.50%, 8/25/32                                                1,434,712        1,460,269
-----------------------------------------------------------------------------------------
Countrywide Asset-Backed
Certificates, Inc., Home Equity
Asset-Backed Certificates, Series
2005-10, Cl. AF1, 4.539%, 2/25/36 1                           1,241,633        1,242,450
-----------------------------------------------------------------------------------------
Federal Home Loan
Mortgage Corp.:
4.50%, 5/1/19                                                   992,147          967,066
5%, 1/1/36 5                                                  3,491,000        3,379,724
6%, 5/1/18-10/1/34                                            5,717,933        5,806,064
6.50%, 4/1/18-6/1/35                                         3,287,397        3,372,460
7%, 3/1/31-10/1/31                                              791,334          824,690
11%, 11/1/14                                                     48,835           52,223

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

MORTGAGE-BACKED OBLIGATIONS Continued
-----------------------------------------------------------------------------------------
Federal Home Loan Mortgage
Corp., CMO Gtd. Real Estate Mtg.
Investment Conduit Multiclass
Pass-Through Certificates:
Series 1669, Cl. G, 6.50%, 2/15/23                        $       4,079   $        4,074
Series 2055, Cl. ZM, 6.50%, 5/15/28                             255,274          262,027
Series 2080, Cl. Z, 6.50%, 8/15/28                              159,031          163,009
Series 2106, Cl. FG, 4.819%, 12/15/28 1                       3,588,508        3,623,468
Series 2116, Cl. ZA, 6%, 1/15/29                              1,330,994        1,361,830
Series 2326, Cl. ZP, 6.50%, 6/15/31                             273,842          282,143
Series 2368, Cl. PR, 6.50%, 10/15/31                          1,046,247        1,079,512
Series 2387, Cl. PD, 6%, 4/15/30                                194,660          196,511
Series 2456, Cl. BD, 6%, 3/15/30                                 78,387           78,549
Series 2500, Cl. FD, 4.869%, 3/15/32 1                           87,115           88,074
Series 2526, Cl. FE, 4.769%, 6/15/29 1                          115,553          116,386
Series 2551, Cl. FD, 4.769%, 1/15/33 1                           89,701           90,539
Series 2583, Cl. KA, 5.50%, 3/15/22                             453,262          454,127
-----------------------------------------------------------------------------------------
Federal Home Loan Mortgage
Corp., CMO Pass-Through
Participation Certificates,
Series 151, Cl. F, 9%, 5/15/21                                   75,878           75,762
-----------------------------------------------------------------------------------------
Federal Home Loan Mortgage
Corp., Gtd. Real Estate Mtg.
Investment Conduit Multiclass
Pass-Through Certificates:
Series 2195, Cl. LH, 6.50%, 10/15/29                          1,547,983        1,573,498
Series 3017, Cl. CF, 4.669%, 8/15/25 1                          868,463          865,809
-----------------------------------------------------------------------------------------
Federal Home Loan Mortgage
Corp., Interest-Only Stripped
Mtg.-Backed Security:
Series 177, Cl. B, 13.58%, 7/1/26 6                             307,824           65,587
Series 192, Cl. IO, 15.329%, 2/1/28 6                            78,405           16,027
Series 200, Cl. IO, 13.915%, 1/1/29 6                            93,375           20,299
Series 205, Cl. IO, 11.518%, 9/1/29 6                           419,834           98,689
Series 208, Cl. IO, (16.354)%, 6/1/30 6                         472,869           91,069
Series 2003-118, Cl. S,
20.029%, 12/25/33 6                                           1,799,083          196,534
Series 2074, Cl. S, 7.416%, 7/17/28 6                           104,089            9,939
Series 2079, Cl. S, 7.334%, 7/17/28 6                           164,142           16,214
Series 2526, Cl. SE, 10.353%, 6/15/29 6                         216,034           14,800
Series 2920, Cl. S, 14.191%, 1/15/35 6                        1,909,478           92,305
Series 3000, Cl. SE, 19.592%, 7/15/25 6                       1,965,537           71,833
-----------------------------------------------------------------------------------------
Federal National Mortgage Assn.:
5%, 2/1/18-6/1/18                                             2,568,386        2,545,666
5%, 1/1/36 5                                                 15,032,000       14,566,940
5.50%, 3/1/33-1/1/34                                         14,341,274       14,240,585
5.50%, 1/1/21-1/1/36 5                                       49,013,093       48,771,702
6%, 7/1/16-1/1/33                                            10,376,021       10,560,573
6.50%, 5/1/29-10/1/30                                           248,012          255,517
6.50%, 1/1/36 5                                               7,350,000        7,540,644
7%, 11/1/17                                                     721,949          750,653
7.50%, 8/1/25-3/1/33                                          3,209,659        3,370,473
8.50%, 7/1/32                                                    17,921           19,405

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

MORTGAGE-BACKED OBLIGATIONS Continued
-----------------------------------------------------------------------------------------
Federal National Mortgage Assn.,
CMO Gtd. Real Estate Mtg.
Investment Conduit
Pass-Through Certificates:
Trust 1998-63, Cl. PG, 6%, 3/25/27                        $      14,142   $       14,108
Trust 2001-50, Cl. NE, 6%, 8/25/30                              104,203          104,815
Trust 2001-51, Cl. OD,
6.50%, 10/25/31                                                 762,132          784,955
Trust 2001-70, Cl. LR, 6%, 9/25/30                              125,219          126,419
Trust 2001-72, Cl. NH, 6%, 4/25/30                               74,674           75,253
Trust 2001-74, Cl. PD, 6%, 5/25/30                               30,090           30,166
Trust 2002-77, Cl. WF,
4.77%, 12/18/32 1                                               139,323          140,388
Trust 2003-17, Cl. EQ, 5.50%, 3/25/23                         1,265,000        1,274,603
Trust 2003-23, Cl. EQ, 5.50%, 4/25/23                           890,000          896,486
Trust 2004-101, Cl. BG, 5%, 1/25/20                             630,000          621,743
Trust 2005-67, Cl. BF,
4.729%, 8/25/35 1                                             1,588,672        1,592,711
Trust 2005-71, Cl. DB, 4.50%, 8/25/25                           480,000          450,840
Trust 2005-100, Cl. BQ,
5.50%, 11/25/25                                                 520,000          512,871
Trust 2005-109, Cl. AH,
5.50%, 12/25/25                                               2,160,000        2,149,399
-----------------------------------------------------------------------------------------
Federal National Mortgage Assn.,
CMO Gtd. Real Estate Mtg.
Investment Conduit Pass-Through
Certificates, Interest-Only Stripped
Mtg.-Backed Security:
Trust 2002-38, Cl. SO,
8.585%, 4/25/32 6                                               597,505           34,900
Trust 2002-48, Cl. S,
10.408%, 7/25/32 6                                              179,349           15,334
Trust 2002-52, Cl. SL,
10.759%, 9/25/32 6                                              113,104           12,450
Trust 2002-56, Cl. SN,
11.83%, 7/25/32 6                                               246,449           21,135
Trust 2002-77, Cl. IS,
11.079%, 12/18/32 6                                           1,017,971           85,597
-----------------------------------------------------------------------------------------
Federal National Mortgage Assn.,
CMO Gtd. Real Estate Mtg.
Investment Conduit Pass-Through
Certificates, Interest-Only Stripped
Mtg.-Backed Security, Trust
2002-28, Cl. SA, 10.896%, 4/25/32 6                             112,560            9,565
-----------------------------------------------------------------------------------------
Federal National Mortgage Assn.,
Interest-Only Stripped
Mtg.-Backed Security:
Trust 214, Cl. 2, 13.703%, 3/1/23 6                           1,273,060          294,209
Trust 221, Cl. 2, 9.76%, 5/1/23 6                               140,174           30,582
Trust 240, Cl. 2, 20.285%, 9/1/23 6                             250,162           52,095
Trust 301, Cl. 2, 7.628%, 4/1/29 6                              562,508          122,072
Trust 313, Cl. 2, (12.079)%, 6/1/31 6                           605,902          134,905
Trust 319, Cl. 2, 13.317%, 2/1/32 6                             182,184           41,307
Trust 321, Cl. 2, 13.248%, 3/1/32 6                             814,006          183,716
Trust 324, Cl. 2, 6.975%, 6/1/32 6                            1,409,509          312,154
Trust 329, Cl. 2, 10.882%, 1/1/33 6                           4,044,873          896,438
Trust 333, Cl. 2, 12.952%, 3/1/33 6                           2,086,301          467,503

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

MORTGAGE-BACKED OBLIGATIONS Continued
-----------------------------------------------------------------------------------------
Federal National Mortgage Assn.,
Interest-Only Stripped
Mtg.-Backed Security: Continued
Trust 338, Cl. 2, 10.604%, 6/1/33 6                       $   4,332,765   $      968,258
Trust 346, Cl. 2, 12.156%, 12/1/33 6                          5,189,940        1,150,831
Trust 350, Cl. 2, 12.194%, 2/1/34 6                           2,226,315          493,725
Trust 2001-61, Cl. SH,
21.053%, 11/18/31 6                                             973,287           89,584
Trust 2001-63, Cl. SD,
10.177%, 12/18/31 6                                             215,770           17,915
Trust 2001-68, Cl. SC,
10.741%, 11/25/31 6                                             153,568           14,096
Trust 2001-81, Cl. S,
11.605%, 1/25/32 6                                              193,489           16,847
Trust 2002-9, Cl. MS,
10.333%, 3/25/32 6                                              238,820           20,878
Trust 2002-77, Cl. SH,
12.545%, 12/18/32 6                                             248,285           23,387
Trust 2003-4, Cl. S,
20.563%, 2/25/33 6                                              477,815           50,726
Trust 2005-40, Cl. SA,
13.682%, 5/25/35 6                                            5,583,134          297,482
Trust 2005-40, Cl. SB,
17.295%, 5/25/35 6                                            1,260,731           71,782
Trust 2005-71, Cl. SA,
19.968%, 8/25/25 6                                            1,265,880           75,647
-----------------------------------------------------------------------------------------
First Union National Bank/Lehman
Brothers/Bank of America
Commercial Mtg. Trust, Pass-
Through Certificates, Series
1998-C2, Cl. A2, 6.56%, 11/18/35                                326,040          335,300
-----------------------------------------------------------------------------------------
Ford Credit Auto Owner Trust,
Automobile Loan Pass-Through
Certificates, Series 2005-C,
Cl. A2, 4.24%, 3/15/08                                        1,020,000        1,016,450
-----------------------------------------------------------------------------------------
GE Capital Commercial Mortgage
Corp., Commercial Mtg. Obligations:
Series 2004-C3, Cl. A2,
4.433%, 7/10/39                                                 390,000          383,404
Series 2005-C3, Cl. A2,
4.853%, 7/10/45                                                 430,000          427,149
Series 2005-CA, Cl. A3,
4.578%, 6/10/48                                                 220,000          214,139
-----------------------------------------------------------------------------------------
GMAC Commercial Mortgage
Securities, Inc., Commercial Mtg.
Pass-Through Certificates:
Series 1997-C1, Cl. A3,
6.869%, 7/15/29                                                 215,353          220,258
Series 1998-C1, Cl. F,
7.097%, 5/15/30 1                                             1,567,000        1,613,902
Series 2004-C3, Cl. A4,
4.547%, 12/10/41                                                360,000          348,695
-----------------------------------------------------------------------------------------
Government National Mortgage Assn.:
4.125%, 11/20/25 1                                               13,375           13,509
7%, 3/15/28-7/15/28                                             667,869          702,103
7.50%, 2/15/27                                                   87,134           91,823
8%, 11/15/25-5/15/26                                            134,933          144,662

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

MORTGAGE-BACKED OBLIGATIONS Continued
-----------------------------------------------------------------------------------------
Government National Mortgage
Assn., Interest-Only Stripped
Mtg.-Backed Security:
Series 1998-6, Cl. SA,
7.002%, 3/16/28 6                                         $     198,268   $       10,992
Series 1998-19, Cl. SB,
5.943%, 7/16/28 6                                               326,849           31,027
Series 2001-21, Cl. SB,
3.873%, 1/16/27 6                                             1,592,265          109,642
-----------------------------------------------------------------------------------------
Greenwich Capital Commercial
Funding Corp., Commercial Mtg.
Pass-Through Certificates:
Series 2005-GG3, Cl. A2,
4.305%, 8/10/42                                                 500,000          487,191
Series 2005-GG5, Cl. A2,
5.117%, 4/10/37                                                 550,000          551,679
-----------------------------------------------------------------------------------------
GS Mortgage Securities Corp. II,
Commercial Mtg. Pass-Through
Certificates:
Series 2004-C1, Cl. A1,
3.659%, 10/10/28                                                402,716          390,282
Series 2004-GG2, Cl. A3,
4.602%, 8/10/38                                                 250,000          246,939
-----------------------------------------------------------------------------------------
JP Morgan Chase Mortgage Trust,
CMO Pass-Through Certificates,
Series 2005-S2, Cl. 3A1,
6.754%, 9/25/32 1                                             2,751,748        2,802,021
-----------------------------------------------------------------------------------------
JPMorgan Chase Commercial
Mortgage Securities Corp.,
Commercial Mtg. Pass-Through
Certificates:
Series 2005-LDP2, Cl. A2,
4.575%, 7/15/42                                                 160,000          156,834
Series 2005-LDP4, Cl. A2,
4.79%, 10/15/42                                                 670,000          661,472
-----------------------------------------------------------------------------------------
LB-UBS Commercial Mortgage
Trust, Commercial Mtg.
Pass-Through Certificates, Series
2005-C5, Cl. A2, 4.885%, 9/15/30                                520,000          516,594
-----------------------------------------------------------------------------------------
Mastr Alternative Loan Trust,
CMO Pass-Through Certificates:
Series 2004-6, Cl. 10A1, 6%, 7/25/34                            725,372          729,351
Series 2004-9, Cl. A3, 4.70%, 8/25/34 1                         780,000          776,443
-----------------------------------------------------------------------------------------
Morgan Stanley Capital I Trust,
Commercial Mtg. Pass-Through
Certificates:
Series 1996-C1, Cl. F,
7.346%, 2/15/28 1,2                                             162,744          162,487
Series 1997-XL1, Cl. G,
7.695%, 10/3/30                                                 390,000          296,061
-----------------------------------------------------------------------------------------
Nomura Asset Securities Corp.,
Commercial Mtg. Pass-Through
Certificates, Series 1998-D6,
Cl. A1B, 6.59%, 3/15/30                                         420,000          434,343

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

MORTGAGE-BACKED OBLIGATIONS Continued
-----------------------------------------------------------------------------------------
Prudential Mortgage Capital Co. II
LLC, Commercial Mtg. Pass-
Through Certificates, Series
PRU-HTG 2000-C1, Cl. A2,
7.306%, 10/6/15                                           $     556,000   $      608,266
-----------------------------------------------------------------------------------------
Salomon Brothers Mortgage
Securities VII, Inc., Commercial
Mtg. Pass-Through Certificates,
Series 1996-C1, Cl. F,
8.301%, 1/20/28 1,4                                           1,000,000          820,000
-----------------------------------------------------------------------------------------
Wachovia Bank Commercial
Mortgage Trust, Commercial
Mtg. Obligations:
Series 2005-C17, Cl. A2,
4.782%, 3/15/42                                                 820,000          810,955
Series 2005-C20, Cl. A5,
5.087%, 7/15/42 1                                               520,000          516,590
-----------------------------------------------------------------------------------------
Washington Mutual Mortgage
Securities Corp., CMO
Pass-Through Certificates:
Series 2005-AR5, Cl. A1,
4.681%, 5/25/35 1                                               606,505          606,069
Series 2005-AR8, Cl. 2AB1,
4.629%, 7/25/45 1                                               887,320          887,181
-----------------------------------------------------------------------------------------
Wells Fargo Mortgage-Backed
Securities Trust, CMO, Series
2004-DD, Cl. 2A1, 4.522%, 1/25/35 1                             425,472          424,171
                                                                          ---------------
Total Mortgage-Backed Obligations
(Cost $169,696,773)                                                          168,699,825

-----------------------------------------------------------------------------------------
U.S. GOVERNMENT OBLIGATIONS--10.1%
-----------------------------------------------------------------------------------------
Fannie Mae Unsec. Nts.,
3.58%, 1/31/07 7                                              3,482,000        3,311,716
-----------------------------------------------------------------------------------------
Federal Home Loan Bank
Unsec. Bonds:
3.50%, 11/15/07                                                 425,000          415,581
Series S906, 3.50%, 8/15/06                                   1,715,000        1,703,395
-----------------------------------------------------------------------------------------
Federal Home Loan Mortgage
Corp. Unsec. Nts.:
2.75%, 8/15/06                                                  280,000          276,845
3.625%, 9/15/06 8                                             3,459,000        3,434,676
4.125%, 7/12/10                                               4,376,000        4,271,611
5.50%, 9/15/11 9                                              3,350,000        3,471,669
-----------------------------------------------------------------------------------------
Federal National Mortgage Assn.
Unsec. Nts.:
3.01%, 6/2/06                                                 1,219,000        1,211,189
3.25%, 7/31/06 9                                              1,335,000        1,324,447
4%, 2/28/07                                                     965,000          956,905
4.25%, 7/15/07                                                2,198,000        2,182,427
4.75%, 12/15/10                                               2,245,000        2,247,478
6%, 5/15/11                                                  12,690,000       13,436,794
6.625%, 9/15/09 8                                             2,625,000        2,793,559
7.25%, 1/15/10-5/15/30                                        3,262,000        3,725,740
-----------------------------------------------------------------------------------------
Resolution Funding Corp.
STRIPS, 5.16%, 1/15/21 7,9                                    5,667,000        2,777,907

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

U.S. GOVERNMENT OBLIGATIONS Continued
-----------------------------------------------------------------------------------------
Tennessee Valley Authority Bonds:
4.65%, 6/15/35                                            $     455,000   $      431,853
5.88%, 4/1/36                                                   670,000          764,026
Series A, 6.79%, 5/23/12                                      8,412,000        9,321,489
-----------------------------------------------------------------------------------------
U.S. Treasury Bills, 3.83%, 3/9/06 9                         42,440,000       42,142,368
-----------------------------------------------------------------------------------------
U.S. Treasury Bonds:
5.50%, 8/15/28 9,10                                             900,000        1,012,254
6.875%, 8/15/25 9                                             2,000,000        2,576,250
7.25%, 5/15/16 9,11                                           4,454,000        5,470,421
8.875%, 8/15/17 8,9                                           1,419,000        1,972,299
9.25%, 2/15/16 9                                                208,000          288,316
STRIPS, 4.20%, 2/15/11 7                                        900,000          722,406
STRIPS, 4.81%, 2/15/16 7,9                                    4,491,000        2,851,340
-----------------------------------------------------------------------------------------
U.S. Treasury Nts.:
4.875%, 2/15/12 9                                             2,000,000        2,053,986
6.50%, 2/15/10 9                                              3,900,000        4,208,194
                                                                          ---------------

Total U.S. Government Obligations
(Cost $121,454,498)                                                          121,357,141

-----------------------------------------------------------------------------------------
FOREIGN GOVERNMENT OBLIGATIONS--24.5%
-----------------------------------------------------------------------------------------
ARGENTINA--1.2%
Argentina (Republic of) Bonds:
1.20%, 12/31/38 1 [EUR]                                       1,390,000          537,704
1.33%, 12/31/38 1                                             1,485,000          493,763
2%, 9/30/14 4 [ARP]                                           1,802,000          592,939
4.005%, 8/3/12 1                                             11,769,625       10,298,769
5.83%, 12/31/33 4 [ARP]                                       2,416,338          703,501
-----------------------------------------------------------------------------------------
Argentina (Republic of) Unsec.
Unsub. Bonds, 12/15/35 (linked
to Argentina Gross Domestic
Product) 4 [ARP]                                              6,934,172          113,225
-----------------------------------------------------------------------------------------
Buenos Aires (Province of) Bonds,
Bonos de Consolidacion de
Deudas, Series PBA1, 4/1/07 3,4 [ARP]                            33,261           14,149
-----------------------------------------------------------------------------------------
Central Bank of Argentina Bonds,
2%, 2/4/18 4 [ARP]                                            2,380,800        1,154,470
                                                                          ---------------
                                                                              13,908,520

-----------------------------------------------------------------------------------------
AUSTRALIA--1.0%
Queensland Treasury Corp. Unsec.
Nts., Series 09G, 6%, 7/14/09 [AUD]                          15,220,000       11,388,060
-----------------------------------------------------------------------------------------
AUSTRIA--1.0%
Austria (Republic of) Nts., 3.80%,
10/20/13 2 [EUR]                                             10,140,000       12,482,751
-----------------------------------------------------------------------------------------
BRAZIL--1.6%
Brazil (Federal Republic of) Bonds:
8%, 1/15/18                                                   6,043,000        6,535,505
8.25%, 1/20/34                                                2,100,000        2,234,400
8.75%, 2/4/25                                                 6,320,000        6,999,400
12.50%, 1/5/16 [BRR]                                          8,340,000        3,575,610
Series 15 yr., 5.25%, 4/15/09 1                                  10,295           10,282
-----------------------------------------------------------------------------------------
Brazil (Federal Republic of) Nts.,
7.875%, 3/7/15                                                  130,000          138,775
                                                                          ---------------
                                                                              19,493,972

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

BULGARIA--0.2%
Bulgaria (Republic of) Bonds:
8.25%, 1/15/15                                            $     740,000   $      895,400
8.25%, 1/15/15 2                                                710,000          859,100
                                                                          ---------------
                                                                               1,754,500

-----------------------------------------------------------------------------------------
COLOMBIA--1.0%
Colombia (Republic of) Bonds:
10.75%, 1/15/13                                               1,390,000        1,730,550
12%, 10/22/15 [COP]                                       8,993,000,000        4,656,584
-----------------------------------------------------------------------------------------
Colombia (Republic of) Nts.:
8.25%, 12/22/14                                                 933,000        1,040,295
11.75%, 3/1/10 [COP]                                      2,617,240,000        1,286,654
-----------------------------------------------------------------------------------------
Colombia (Republic of) Unsec.
Bonds, 8.125%, 5/21/24                                        3,375,000        3,661,875
                                                                          ---------------
                                                                              12,375,958

-----------------------------------------------------------------------------------------
DOMINICAN REPUBLIC--0.1%
Dominican Republic Unsec. Unsub.
Bonds, Series REG S, 9.04%, 1/23/18                             425,396          449,325
-----------------------------------------------------------------------------------------
Dominican Republic Unsec. Unsub.
Nts., 9.50%, 9/27/11 2                                          838,000          888,280
                                                                          ---------------
                                                                               1,337,605

-----------------------------------------------------------------------------------------
EL SALVADOR--0.1%
El Salvador (Republic of) Bonds,
7.625%, 9/21/34 2                                               590,000          641,625
-----------------------------------------------------------------------------------------
FRANCE--0.5%
France (Government of)
Obligations Assimilables du Tresor
Bonds, 5.50%, 10/25/10 [EUR]                                  4,260,000        5,588,974
-----------------------------------------------------------------------------------------
GERMANY--1.6%
Germany (Republic of) Bonds:
Series 03, 3.75% 7/4/13 [EUR]                                14,820,000       18,180,454
Series 99, 4%, 7/4/09 [EUR]                                     935,000        1,144,024
                                                                          ---------------
                                                                              19,324,478

-----------------------------------------------------------------------------------------
GUATEMALA--0.0%
Guatemala (Republic of) Nts.:
10.25%, 11/8/11 2                                               250,000          298,750
10.25%, 11/8/11                                                  95,000          113,525
                                                                          ---------------
                                                                                 412,275

-----------------------------------------------------------------------------------------
INDONESIA--0.2%
Indonesia (Republic of) Nts.:
6.75%, 3/10/14 2                                                120,000          120,000
7.25%, 4/20/15 2                                                200,000          206,250
-----------------------------------------------------------------------------------------
Indonesia (Republic of) Unsec.
Nts., 8.50%, 10/12/35 4                                       2,370,000        2,579,271
                                                                          ---------------
                                                                               2,905,521

-----------------------------------------------------------------------------------------
ISRAEL--0.3%
Israel (State of) Bonds,
Series 2682, 7.50%, 3/31/14 [ILS]                            16,093,000        3,788,455

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

ITALY--0.4%
Italy (Republic of) Treasury Bonds,
Buoni del Tesoro Poliennali,
4.25%, 2/1/19 [EUR]                                           3,800,000   $    4,799,318
-----------------------------------------------------------------------------------------
JAPAN--4.6%
Japan (Government of) Bonds:
2 yr., Series 237, 0.20%,
10/15/07 [JPY]                                            4,154,000,000       35,204,124
10 yr., Series 239, 1.40%, 6/20/12 [JPY]                  1,062,000,000        9,178,486
20 yr., Series 81, 2%, 9/20/25 [JPY]                      1,223,000,000       10,414,192
                                                                          ---------------
                                                                              54,796,802

-----------------------------------------------------------------------------------------
MALAYSIA--0.3%
Johor Corp. Malaysia
(Government of) Bonds,
Series P3, 1%, 7/31/12 4 [MYR]                                7,980,000        2,290,859
-----------------------------------------------------------------------------------------
Malaysia (Government of) Bonds,
Series 2/05, 4.72%, 9/30/15 [MYR]                             3,490,000          960,800
                                                                          ---------------
                                                                               3,251,659

-----------------------------------------------------------------------------------------
MEXICO--1.5%
United Mexican States Bonds:
7.50%, 4/8/33                                                   863,000        1,023,950
8.30%, 8/15/31                                                  400,000          515,000
Series B1, 8.99%, 4/12/06 7 [MXN]                             7,940,000          728,098
Series M10, 10.50%, 7/14/11 1 [MXN]                          55,490,000        5,985,869
Series M20, 8%, 12/7/23 1 [MXN]                              20,056,000        1,782,301
Series M20, 10%, 12/5/24 1 [MXN]                             14,345,000        1,528,241
Series MI10, 8%, 12/19/13 [MXN]                              16,100,000        1,494,162
Series MI10, 9.50%, 12/18/14 1 [MXN]                         20,590,800        2,088,220
-----------------------------------------------------------------------------------------
United Mexican States Nts.,
7.50%, 1/14/12                                                1,132,000        1,265,010
-----------------------------------------------------------------------------------------
United Mexican States Unsec.
Unsub. Nts., Series 6 BR,
6.75%, 6/6/06 [JPY]                                         135,000,000        1,175,033
                                                                          ---------------
                                                                              17,585,884

-----------------------------------------------------------------------------------------
NEW ZEALAND--0.9%
New Zealand (Government of)
Bonds, Series 70B, 6%, 7/15/08 [NZD]                         15,210,000       10,397,940
-----------------------------------------------------------------------------------------
NIGERIA--0.1%
Central Bank of Nigeria Gtd.
Bonds, Series WW, 6.25%, 11/15/20                               960,000          964,800
-----------------------------------------------------------------------------------------
Nigeria (Federal Republic of)
Promissory Nts., Series RC,
5.092%, 1/5/10                                                  194,562          180,067
                                                                          ---------------
                                                                               1,144,867

-----------------------------------------------------------------------------------------
PANAMA--0.7%
Panama (Republic of) Bonds:
8.125%, 4/28/34                                               6,635,000        7,431,200
9.375%, 4/1/29                                                  655,000          826,938
                                                                          ---------------
                                                                               8,258,138

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

PERU--1.3%
Peru (Republic of) Bonds:
7.35%, 7/21/25                                            $     820,000   $      811,800
7.84%, 8/12/20 [PEN]                                         19,410,000        5,450,812
8.375%, 5/3/16                                                  290,000          319,725
9.91%, 5/5/15 [PEN]                                           6,840,000        2,247,116
Series 2, 9%, 1/31/12 [PEN]                                   1,340,000          425,617
Series 7, 8.60%, 8/12/17 [PEN]                                3,450,000        1,034,849
Series 8-1, 12.25%, 8/10/11 [PEN]                             1,427,000          514,739
-----------------------------------------------------------------------------------------
Peru (Republic of) Past Due
Interest Bonds, Series 20 yr.,
5%, 3/7/17 1                                                  1,427,620        1,352,670
-----------------------------------------------------------------------------------------
Peru (Republic of) Sr. Nts.,
4.53%, 2/28/16 7                                              1,297,529          773,781
-----------------------------------------------------------------------------------------
Peru (Republic of) Unsec. Unsub.
Bonds, 8.75%, 11/21/33                                        2,680,000        3,028,400
                                                                          ---------------
                                                                              15,959,509

-----------------------------------------------------------------------------------------
PHILIPPINES--0.2%
Philippines (Republic of) Bonds:
8%, 1/15/16                                                     700,000          735,000
8.375%, 2/15/11                                                 438,000          473,151
9.50%, 2/2/30                                                   809,000          952,598
-----------------------------------------------------------------------------------------
Philippines (Republic of) Nts.,
8.25%, 1/15/14                                                  441,000          471,319
                                                                          ---------------
                                                                               2,632,068

-----------------------------------------------------------------------------------------
POLAND--0.1%
Poland (Republic of) Bonds:
Series DS1013, 5%, 10/24/13 [PLZ]                             4,640,000        1,421,097
Series WS0922, 5.75%, 9/23/22 [PLZ]                           1,000,000          324,839
                                                                          ---------------
                                                                               1,745,936

-----------------------------------------------------------------------------------------
RUSSIA--0.5%
Aries Vermoegensverwaltungs
GmbH Unsub. Nts.:
Series B, 7.75%, 10/25/09 2 [EUR]                               700,000          949,658
Series C, 9.60%, 10/25/14                                       810,000        1,046,875
Ministry Finance of Russia Debs.,
Series VII, 3%, 5/14/11                                       1,170,000        1,043,535
-----------------------------------------------------------------------------------------
Russian Federation Ministry of
Finance Unsec. Debs., Series V,
3%, 5/14/08                                                   3,277,000        3,107,514
                                                                          ---------------
                                                                               6,147,582

-----------------------------------------------------------------------------------------

SOUTH AFRICA--0.7%
South Africa (Republic of) Bonds:
Series 153, 13%, 8/31/10 [ZAR]                               13,100,000        2,527,939
Series R157, 13.50%, 9/15/15 [ZAR]                            6,355,000        1,417,683
Series R186, 10.50%, 12/21/26 [ZAR]                          17,528,000        3,791,047
Series R203, 8.25%, 9/15/17 [ZAR]                             3,000,000          503,970
Series R204, 8%, 12/21/18 [ZAR]                               3,175,000          526,146
                                                                          ---------------
                                                                               8,766,785

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

SPAIN--0.5%
Spain (Kingdom of) Bonds:
Bonos y Obligacion del Estado,
5.35%, 10/31/11 [EUR]                                         3,216,000   $    4,251,557
Bonos y Obligacion del Estado,
5.75%, 7/30/32 [EUR]                                            903,000        1,458,958
                                                                          ---------------
                                                                               5,710,515

-----------------------------------------------------------------------------------------
THE NETHERLANDS--0.1%
Netherlands (Kingdom of the)
Bonds, 5.50%, 1/15/28 [EUR]                                     740,000        1,133,650
-----------------------------------------------------------------------------------------
TURKEY--0.6%
Turkey (Republic of) Bonds,
8%, 2/14/34                                                     955,000        1,056,469
-----------------------------------------------------------------------------------------
Turkey (Republic of) Nts.,
7.25%, 3/15/15                                                5,901,000        6,240,308
                                                                          ---------------
                                                                               7,296,777

-----------------------------------------------------------------------------------------
UNITED KINGDOM--2.3%
United Kingdom Treasury Nts.,
4%, 3/7/09 [GBP]                                             16,185,000       27,692,966
-----------------------------------------------------------------------------------------
URUGUAY--0.1%
Uruguay (Republic of) Unsec.
Bonds, 8%, 11/18/22                                           1,545,000        1,587,488
-----------------------------------------------------------------------------------------
VENEZUELA--0.8%
Venezuela (Republic of) Bonds:
9.25%, 9/15/27                                                5,965,000        7,083,438
13.625%, 8/15/18                                                500,000          728,750
-----------------------------------------------------------------------------------------
Venezuela (Republic of) Nts.,
7%, 3/16/15 [EUR]                                             1,097,000        1,373,409
                                                                          ---------------
                                                                               9,185,597
                                                                          ---------------

Total Foreign Government
Obligations (Cost $289,884,310)                                              293,496,175

-----------------------------------------------------------------------------------------
LOAN PARTICIPATIONS--0.2%
-----------------------------------------------------------------------------------------
Algeria (Republic of) Loan
Participation Nts., 4.809%, 3/4/10 1,4                          349,500          347,753
-----------------------------------------------------------------------------------------
Deutsche Bank AG, Indonesia
(Republic of) Rupiah Loan
Participation Nts., 3.938%, 1/25/06 1                         1,490,000        1,478,825
                                                                          ---------------

Total Loan Participations
(Cost $1,813,488)                                                              1,826,578

-----------------------------------------------------------------------------------------
CORPORATE BONDS AND NOTES--26.9%
-----------------------------------------------------------------------------------------
CONSUMER DISCRETIONARY--7.9%
-----------------------------------------------------------------------------------------
AUTO COMPONENTS--0.4%
Collins & Aikman
Floorcoverings, Inc., 9.75%
Sr. Sub. Nts., Series B, 2/15/10                                200,000          177,000
-----------------------------------------------------------------------------------------
Dana Corp., 10.125% Nts., 3/15/10                               200,000          172,000

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

AUTO COMPONENTS Continued
Dura Operating Corp.:
8.625% Sr. Nts., Series B, 4/15/12                        $     200,000   $      166,000
9% Sr. Unsec. Sub. Nts.,
Series D, 5/1/09                                                500,000          285,000
-----------------------------------------------------------------------------------------
Eagle-Picher, Inc., 9.75% Sr. Nts.,
9/1/13 3                                                         60,000           45,900
-----------------------------------------------------------------------------------------
Goodyear Tire & Rubber Co. (The):
7.857% Nts., 8/15/11                                            825,000          808,500
9% Sr. Nts., 7/1/15 2                                         1,045,000        1,034,550
-----------------------------------------------------------------------------------------
Stoneridge, Inc., 11.50% Sr. Nts.,
5/1/12                                                          500,000          511,250
-----------------------------------------------------------------------------------------
Tenneco Automotive, Inc.:
8.625% Sr. Unsec. Sub. Nts., 11/15/14                           900,000          855,000
10.25% Sr. Sec. Nts., Series B, 7/15/13                         150,000          164,625
-----------------------------------------------------------------------------------------
United Components, Inc., 9.375%
Sr. Sub. Nts., 6/15/13                                          200,000          200,000
-----------------------------------------------------------------------------------------
Visteon Corp.:
7% Sr. Unsec. Nts., 3/10/14                                     425,000          330,438
8.25% Sr. Unsec. Nts., 8/1/10                                   100,000           85,500
                                                                          ---------------
                                                                               4,835,763

-----------------------------------------------------------------------------------------
AUTOMOBILES--0.7%
Ford Motor Co., 7.45% Bonds,
7/16/31                                                         800,000          548,000
-----------------------------------------------------------------------------------------
Ford Motor Credit Co.:
5.625% Nts., 10/1/08                                          1,700,000        1,492,576
5.80% Sr. Unsec. Nts., 1/12/09                                  300,000          261,875
7.25% Nts., 10/25/11                                            400,000          345,933
7.375% Nts., 10/28/09                                           900,000          798,834
-----------------------------------------------------------------------------------------
General Motors Acceptance Corp.:
5.125% Nts., 5/9/08                                             300,000          267,212
5.85% Sr. Unsec. Unsub. Nts.,
1/14/09                                                         900,000          805,702
6.875% Nts., 9/15/11                                            300,000          273,896
7.25% Nts., 3/2/11                                              400,000          368,038
8% Bonds, 11/1/31                                             1,200,000        1,152,503
-----------------------------------------------------------------------------------------
General Motors Corp., 8.375% Sr.
Unsec. Debs., 7/15/33                                           400,000          266,000
-----------------------------------------------------------------------------------------
Hertz Corp.:
8.875% Sr. Nts., 1/1/14 2                                     1,160,000        1,187,550
10.50% Sr. Sub. Nts., 1/1/16 2                                  435,000          450,225
                                                                          ---------------
                                                                               8,218,344

-----------------------------------------------------------------------------------------
DISTRIBUTORS--0.0%
SGS International, Inc.,
12% Sr. Sub. Nts., 12/15/13 2                                   580,000          583,853
-----------------------------------------------------------------------------------------
DIVERSIFIED CONSUMER SERVICES--0.1%
Alderwoods Group, Inc.,
7.75% Sr. Nts., 9/15/12                                         650,000          676,000
-----------------------------------------------------------------------------------------
HOTELS, RESTAURANTS & LEISURE--2.3%
Apcoa, Inc., 9.25% Sr. Unsec.
Sub. Nts., 3/15/08 4                                            100,000           98,500

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

HOTELS, RESTAURANTS & LEISURE Continued
Aztar Corp., 9% Sr. Unsec. Sub.
Nts., 8/15/11                                             $     850,000   $      904,188
-----------------------------------------------------------------------------------------
Boyd Gaming Corp.,
8.75% Sr. Sub. Nts., 4/15/12                                    500,000          538,750
-----------------------------------------------------------------------------------------
CCM Merger, Inc.,
8% Unsec. Nts., 8/1/13 2                                      1,040,000        1,003,600
-----------------------------------------------------------------------------------------
Domino's, Inc., 8.25% Sr. Unsec.
Sub. Nts., 7/1/11                                               547,000          574,350
-----------------------------------------------------------------------------------------
Gaylord Entertainment Co.,
8% Sr. Nts., 11/15/13                                           400,000          421,000
-----------------------------------------------------------------------------------------
Greektown Holdings, Inc.,
10.75% Sr. Nts., 12/1/13 2                                      835,000          832,913
-----------------------------------------------------------------------------------------
Intrawest Corp.,
7.50% Sr. Unsec. Nts., 10/15/13 4                               625,000          635,938
-----------------------------------------------------------------------------------------
Isle of Capri Casinos, Inc.:
7% Sr. Unsec. Sub. Nts., 3/1/14                               2,100,000        2,058,000
9% Sr. Sub. Nts., 3/15/12                                       500,000          531,250
-----------------------------------------------------------------------------------------
Kerzner International Ltd., 6.75%
Sr. Sub. Nts., 10/1/15 2                                        490,000          478,975
-----------------------------------------------------------------------------------------
Mandalay Resort Group, 10.25%
Sr. Unsec. Sub. Nts., Series B, 8/1/07                          650,000          696,313
-----------------------------------------------------------------------------------------
MGM Mirage, Inc.:
8.375% Sr. Unsec. Sub. Nts., 2/1/11                           1,800,000        1,935,000
9.75% Sr. Unsec. Sub. Nts., 6/1/07                              350,000          370,563
-----------------------------------------------------------------------------------------
Mohegan Tribal Gaming Authority:
6.125% Sr. Unsec. Sub. Nts., 2/15/13                            225,000          222,188
6.375% Sr. Sub. Nts., 7/15/09                                   250,000          252,813
6.875% Sr. Unsec. Sub. Nts., 2/15/15                            515,000          521,438
8% Sr. Sub. Nts., 4/1/12                                      1,000,000        1,057,500
-----------------------------------------------------------------------------------------
NCL Corp.,
10.625% Sr. Unsub. Nts., 7/15/14                                300,000          311,250
-----------------------------------------------------------------------------------------
Park Place Entertainment Corp.:
7.875% Sr. Sub. Nts., 3/15/10                                   200,000          216,000
9.375% Sr. Unsec. Sub. Nts., 2/15/07 4                          800,000          835,000
-----------------------------------------------------------------------------------------
Penn National Gaming, Inc.:
6.75% Sr. Unsec. Sub. Nts., 3/1/15                              230,000          227,125
6.875% Sr. Sub. Nts., 12/1/11                                   500,000          507,500
-----------------------------------------------------------------------------------------
Pinnacle Entertainment, Inc.,
8.25% Sr. Unsec. Sub. Nts., 3/15/12                           1,800,000        1,869,750
-----------------------------------------------------------------------------------------
Premier Cruise Ltd.,
11% Sr. Nts., 3/15/08 2,3                                       250,000               --
-----------------------------------------------------------------------------------------
Six Flags, Inc.:
8.875% Sr. Unsec. Nts., 2/1/10                                  874,000          856,520
9.625% Sr. Nts., 6/1/14                                          19,000           18,573
9.75% Sr. Nts., 4/15/13                                         700,000          690,375
-----------------------------------------------------------------------------------------
Starwood Hotels & Resorts
Worldwide, Inc.,
7.875% Sr. Nts., 5/1/12                                         835,000          924,763
-----------------------------------------------------------------------------------------
Station Casinos, Inc.:
6.50% Sr. Unsec. Sub. Nts., 2/1/14                            2,203,000        2,236,045
6.875% Sr. Unsec. Sub. Nts., 3/1/16                             235,000          241,463
-----------------------------------------------------------------------------------------
Trump Entertainment Resorts, Inc.,
8.50% Sec. Nts., 6/1/15 12                                    2,650,000        2,597,000

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

HOTELS, RESTAURANTS & LEISURE Continued
Universal City Development
Partners Ltd., 11.75% Sr. Nts., 4/1/10                    $     500,000   $      563,125
-----------------------------------------------------------------------------------------
Vail Resorts, Inc., 6.75% Sr. Sub.
Nts., 2/15/14                                                   600,000          603,000
-----------------------------------------------------------------------------------------
Wynn Las Vegas LLC/Wynn
Las Vegas Capital Corp.,
6.625% Nts., 12/1/14                                          2,274,000        2,222,835
                                                                          ---------------
                                                                              28,053,603

-----------------------------------------------------------------------------------------
HOUSEHOLD DURABLES--0.3%
Beazer Homes USA, Inc., 8.375%
Sr. Nts., 4/15/12                                               400,000          418,000
-----------------------------------------------------------------------------------------
D.R. Horton, Inc.:
9.375% Sr. Unsec. Sub. Nts., 3/15/11                            400,000          422,864
9.75% Sr. Sub. Nts., 9/15/10                                    400,000          454,201
-----------------------------------------------------------------------------------------
K. Hovnanian Enterprises, Inc.,
7.75% Sr. Unsec. Sub. Nts., 5/15/13                             300,000          297,635
-----------------------------------------------------------------------------------------
KB Home:
8.625% Sr. Sub. Nts., 12/15/08                                  250,000          266,793
9.50% Sr. Unsec. Sub. Nts., 2/15/11                             400,000          422,768
-----------------------------------------------------------------------------------------
Meritage Homes Corp., 6.25%
Sr. Unsec. Nts., 3/15/15                                        320,000          292,800
-----------------------------------------------------------------------------------------
Sealy Mattress Co., 8.25%
Sr. Sub. Nts., 6/15/14                                          450,000          465,750
-----------------------------------------------------------------------------------------
Standard Pacific Corp., 9.25%
Sr. Sub. Nts., 4/15/12                                          200,000          206,750
-----------------------------------------------------------------------------------------
WCI Communities, Inc., 9.125%
Sr. Sub. Nts., 5/1/12                                           300,000          300,000
-----------------------------------------------------------------------------------------
William Lyon Homes, Inc., 10.75%
Sr. Nts., 4/1/13                                                400,000          415,000
                                                                          ---------------
                                                                               3,962,561

-----------------------------------------------------------------------------------------
LEISURE EQUIPMENT & PRODUCTS--0.1%
Leslie's Poolmart, Inc., 7.75%
Sr. Unsec. Nts., 2/1/13                                         225,000          226,688
-----------------------------------------------------------------------------------------
Rexnord Corp., 10.125%
Sr. Unsec. Sub. Nts., 12/15/12                                  350,000          378,000
                                                                          ---------------
                                                                                 604,688

-----------------------------------------------------------------------------------------
MEDIA--3.1%
Adelphia Communications Corp.:
7.875% Sr. Unsec. Nts., 5/1/09 3                                350,000          194,250
10.25% Sr. Unsec. Sub. Nts., 6/15/11 3                          200,000          121,000
10.875% Sr. Unsec. Nts., 10/1/10 3                              400,000          226,000
-----------------------------------------------------------------------------------------
Allbritton Communications Co.,
7.75% Sr. Unsec. Sub. Nts., 12/15/12                            700,000          707,000
-----------------------------------------------------------------------------------------
AMC Entertainment, Inc.:
8% Sr. Unsec. Sub. Nts., 3/1/14                                 650,000          591,500
9.50% Sr. Unsec. Sub. Nts., 2/1/11                              360,000          355,950
-----------------------------------------------------------------------------------------
American Media Operations, Inc.:
8.875% Sr. Unsec. Sub. Nts., 1/15/11                            150,000          128,250
10.25% Sr. Unsec. Sub. Nts.,
Series B, 5/1/09                                                700,000          642,250

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

MEDIA Continued
Block Communications, Inc.,
8.25% Sr. Nts., 12/15/15 2                                $     405,000   $      402,975
-----------------------------------------------------------------------------------------
Cablevision Systems Corp.,
New York Group, 8% Sr. Unsec. Nts.,
Series B, 4/15/12                                               700,000          658,000
-----------------------------------------------------------------------------------------
Carmike Cinemas, Inc.,
7.50% Sr. Sub. Nts., 2/15/14                                    500,000          470,625
-----------------------------------------------------------------------------------------
Charter Communications
Holdings I LLC, 0%/11.75% Sr.
Unsec. Unsub. Nts., 5/15/14 2,13                                875,000          490,000
-----------------------------------------------------------------------------------------
Charter Communications
Holdings II LLC, 10.25% Sr. Unsec.
Nts., 9/15/10                                                   500,000          500,000
-----------------------------------------------------------------------------------------
Charter Communications Holdings
LLC/Charter Communications
Holdings Capital Corp., 8.375% Sr.
Nts., Second Lien, 4/30/14 2                                  3,703,000        3,703,000
-----------------------------------------------------------------------------------------
Cinemark USA, Inc., 9% Sr. Unsec.
Sub. Nts., 2/1/13                                               400,000          425,000
-----------------------------------------------------------------------------------------
Cinemark, Inc., 0%/9.75% Sr.
Unsec. Disc. Nts., 3/15/14 13                                   500,000          372,500
-----------------------------------------------------------------------------------------
Corus Entertainment, Inc., 8.75%
Sr. Sub. Nts., 3/1/12                                           300,000          326,250
-----------------------------------------------------------------------------------------
CSC Holdings, Inc.:
7.625% Sr. Unsec. Debs., 7/15/18                                300,000          286,500
7.625% Sr. Unsec. Unsub. Nts.,
Series B, 4/1/11                                              1,106,000        1,106,000
-----------------------------------------------------------------------------------------
Dex Media East LLC/Dex Media
East Finance Co., 9.875%
Sr. Unsec. Nts., 11/15/09                                       200,000          217,250
-----------------------------------------------------------------------------------------
Dex Media West LLC/Dex Media
West Finance Co.:
8.50% Sr. Nts., 8/15/10                                         300,000          315,750
9.875% Sr. Sub. Nts., 8/15/13                                   586,000          653,390
-----------------------------------------------------------------------------------------
Dex Media, Inc.:
0%/9% Unsec. Disc. Nts., 11/15/13 13                            300,000          240,000
0%/9% Unsec. Disc. Nts., 11/15/13 13                            400,000          320,000
8% Unsec. Nts., 11/15/13                                      4,775,000        4,894,375
-----------------------------------------------------------------------------------------
EchoStar DBS Corp.:
6.625% Sr. Unsec. Nts., 10/1/14                                 927,000          893,396
9.125% Sr. Nts., 1/15/09                                        936,000          981,630
-----------------------------------------------------------------------------------------
Emmis Operating Co., 6.875% Sr.
Unsec. Sub. Nts., 5/15/12                                       600,000          599,250
-----------------------------------------------------------------------------------------
Granite Broadcasting Corp., 9.75%
Sr. Sec. Nts., 12/1/10                                          619,000          572,575
-----------------------------------------------------------------------------------------
Lamar Media Corp., 6.625% Sr.
Unsec. Sub. Nts., 8/15/15                                       960,000          968,400
-----------------------------------------------------------------------------------------
Lin Television Corp., 6.50% Sr. Sub.
Nts., 5/15/13                                                   550,000          530,063
-----------------------------------------------------------------------------------------
LodgeNet Entertainment Corp.,
9.50% Sr. Sub. Debs., 6/15/13                                   200,000          218,500
-----------------------------------------------------------------------------------------
Mediacom Broadband LLC,
8.50% Sr. Nts., 10/15/15 2                                      280,000          260,750

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

MEDIA Continued
Mediacom LLC/Mediacom Capital
Corp., 9.50% Sr. Unsec. Nts., 1/15/13                     $     969,000   $      950,831
-----------------------------------------------------------------------------------------
MediaNews Group, Inc.:
6.375% Sr. Sub. Nts., 4/1/14                                    800,000          742,000
6.875% Sr. Unsec. Sub. Nts., 10/1/13                            700,000          672,875
-----------------------------------------------------------------------------------------
News America Holdings, Inc.,
8.875% Sr. Debs., 4/26/23                                       625,000          779,367
-----------------------------------------------------------------------------------------
Paxson Communications Corp.,
10.777% Sr. Sec. Nts., 1/15/13 1,2                              875,000          845,469
-----------------------------------------------------------------------------------------
PRIMEDIA, Inc.:
8% Sr. Nts., 5/15/13                                            900,000          766,125
8.875% Sr. Unsec. Nts., 5/15/11                                 319,000          295,873
-----------------------------------------------------------------------------------------
R.H. Donnelley Corp., 6.875%
Sr. Nts., 1/15/13                                             1,000,000          926,250
-----------------------------------------------------------------------------------------
R.H. Donnelley Financial Corp. I,
10.875% Sr. Sub. Nts., 12/15/12 2                               400,000          453,000
-----------------------------------------------------------------------------------------
Radio One, Inc., 8.875% Sr. Unsec.
Sub. Nts., Series B, 7/1/11                                     600,000          636,000
-----------------------------------------------------------------------------------------
Rainbow National Services LLC,
8.75% Sr. Nts., 9/1/12 2                                        900,000          963,000
-----------------------------------------------------------------------------------------
Shaw Communications, Inc.,
8.54% Debs., 9/30/27 [CAD]                                      340,000          314,372
-----------------------------------------------------------------------------------------
Sinclair Broadcast Group, Inc.:
8% Sr. Unsec. Sub. Nts., 3/15/12                              2,775,000        2,872,125
8.75% Sr. Sub. Nts., 12/15/11                                   300,000          317,250
-----------------------------------------------------------------------------------------
Vertis, Inc.:
9.75% Sr. Sec. Nts., 4/1/09                                     700,000          728,875
10.875% Sr. Unsec. Nts.,
Series B, 6/15/09                                               300,000          297,000
-----------------------------------------------------------------------------------------
WMG Holdings Corp., 0%/9.50%
Sr. Disc. Nts., 12/15/14 13                                   1,757,000        1,238,685
                                                                          ---------------
                                                                              37,171,476

-----------------------------------------------------------------------------------------
MULTILINE RETAIL--0.3%
Neiman Marcus Group, Inc.:
9% Sr. Nts., 10/15/15 2                                       2,320,000        2,383,800
10.375% Sr. Sub. Nts., 10/15/15 2                             1,060,000        1,082,525
-----------------------------------------------------------------------------------------
Saks, Inc., 8.25%
Sr. Unsec. Nts., 11/15/08                                       520,000          543,400
                                                                          ---------------
                                                                               4,009,725

-----------------------------------------------------------------------------------------
SPECIALTY RETAIL--0.2%
Asbury Automotive Group,
Inc., 9% Sr. Sub. Nts., 6/15/12                                 300,000          301,500
-----------------------------------------------------------------------------------------
Atlantic Broadband Finance LLC,
9.375% Sr. Unsec. Sub. Nts., 1/15/14                            250,000          224,375
-----------------------------------------------------------------------------------------
AutoNation, Inc.,
9% Sr. Unsec. Nts., 8/1/08                                      500,000          539,375
-----------------------------------------------------------------------------------------
Boise Cascade LLC, 7.125% Sr.
Unsec. Sub. Nts., 10/15/14                                      950,000          890,625

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

SPECIALTY RETAIL Continued
Petco Animal Supplies, Inc.,
10.75% Sr. Sub. Nts., 11/1/11                             $     200,000   $      217,500
-----------------------------------------------------------------------------------------
Rent-A-Center, Inc., 7.50% Sr.
Unsec. Sub. Nts., Series B, 5/1/10                              150,000          144,000
                                                                          ---------------
                                                                               2,317,375

-----------------------------------------------------------------------------------------
TEXTILES, APPAREL & LUXURY GOODS--0.4%
Invista, Inc., 9.25% Sr. Nts., 5/1/12 2                       1,067,000        1,144,358
-----------------------------------------------------------------------------------------
Levi Strauss & Co.:
8.804% Sr. Unsec. Unsub. Nts., 4/1/12 1                         940,000          951,750
9.75% Sr. Unsec. Unsub. Nts., 1/15/15                         1,059,000        1,106,655
-----------------------------------------------------------------------------------------
Oxford Industries, Inc.,
8.875% Sr. Nts., 6/1/11 4                                       250,000          255,938
-----------------------------------------------------------------------------------------
Quiksilver, Inc.,
6.875% Sr. Nts., 4/15/15 2                                      610,000          590,175
-----------------------------------------------------------------------------------------
Russell Corp., 9.25% Sr. Nts., 5/1/10                           200,000          203,750
                                                                          ---------------
                                                                               4,252,626

-----------------------------------------------------------------------------------------
CONSUMER STAPLES--0.6%
-----------------------------------------------------------------------------------------
BEVERAGES--0.0%
Constellation Brands, Inc., 8.125%
Sr. Sub. Nts., 1/15/12                                          300,000          313,500
-----------------------------------------------------------------------------------------
FOOD & STAPLES RETAILING--0.1%
Jean Coutu Group (PJC), Inc.
(The), 8.50% Sr. Sub. Nts., 8/1/14                              600,000          552,000
-----------------------------------------------------------------------------------------
Real Time Data Co.,
11% Disc. Nts., 5/31/09 3,4                                     142,981               --
-----------------------------------------------------------------------------------------
Rite Aid Corp.:
8.125% Sr. Sec. Nts., 5/1/10                                    450,000          460,125
9.50% Sr. Sec. Nts., 2/15/11                                    200,000          212,000
                                                                          ---------------
                                                                               1,224,125

-----------------------------------------------------------------------------------------
FOOD PRODUCTS--0.3%
American Seafoods Group LLC,
10.125% Sr. Sub. Nts., 4/15/10                                  200,000          210,750
-----------------------------------------------------------------------------------------
Del Monte Corp.:
6.75% Sr. Unsec. Sub. Nts., 2/15/15                             180,000          176,400
8.625% Sr. Sub. Nts., 12/15/12                                  400,000          427,000
-----------------------------------------------------------------------------------------
Doane Pet Care Co.:
10.625% Sr. Sub. Nts., 11/15/15 2                               610,000          638,975
10.75% Sr. Nts., 3/1/10                                         610,000          666,425
-----------------------------------------------------------------------------------------
Dole Food Co., Inc.:
8.625% Sr. Nts., 5/1/09                                         306,000          315,180
8.875% Sr. Unsec. Nts., 3/15/11                                  71,000           73,130
-----------------------------------------------------------------------------------------
Hines Nurseries, Inc., 10.25%
Sr. Unsec. Sub. Nts., 10/1/11                                   200,000          197,000
-----------------------------------------------------------------------------------------
Smithfield Foods, Inc., 7.625%
Sr. Unsec. Sub. Nts., 2/15/08                                   400,000          415,000
-----------------------------------------------------------------------------------------
United Biscuits Finance plc,
10.75% Sr. Sub. Nts., 4/15/11 [GBP]                             400,000          731,208
                                                                          ---------------
                                                                               3,851,068

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

HOUSEHOLD PRODUCTS--0.2%
Church & Dwight Co., Inc.,
6% Sr. Unsec. Sub. Nts., 12/15/12                         $     350,000   $      346,500
-----------------------------------------------------------------------------------------
Playtex Products, Inc.:
8% Sr. Sec. Nts., 3/1/11                                        500,000          535,000
9.375% Sr. Unsec. Sub. Nts., 6/1/11                             800,000          842,000
                                                                          ---------------
                                                                               1,723,500

-----------------------------------------------------------------------------------------
PERSONAL PRODUCTS--0.0%
Elizabeth Arden, Inc.,
7.75% Sr. Unsec. Sub. Nts., 1/15/14                             175,000          177,625
-----------------------------------------------------------------------------------------
ENERGY--3.5%
-----------------------------------------------------------------------------------------
ENERGY EQUIPMENT & SERVICES--0.1%
Dresser, Inc.,
9.375% Sr. Sub. Nts., 4/15/11                                   300,000          317,250
-----------------------------------------------------------------------------------------
Hanover Compressor Co.,
8.625% Sr. Unsec. Sub. Nts., 12/15/10                           300,000          318,750
-----------------------------------------------------------------------------------------
Hanover Equipment Trust,
8.50% Sr. Sec. Nts., Series A, 9/1/08                           221,000          230,116
-----------------------------------------------------------------------------------------
Petroleum Helicopters, Inc.,
9.375% Sr. Nts., 5/1/09                                         200,000          211,750
-----------------------------------------------------------------------------------------
Universal Compression, Inc.,
7.25% Sr. Unsec. Sub. Nts., 5/15/10                             400,000          408,000
                                                                          ---------------
                                                                               1,485,866

-----------------------------------------------------------------------------------------
OIL & GAS--3.4%
Arch Western Finance LLC, 6.75%
Sr. Nts., 7/1/13                                                700,000          716,625
-----------------------------------------------------------------------------------------
Atlas Pipeline Partners LP, 8.125%
Sr. Nts., 12/15/15 2                                            290,000          293,988
-----------------------------------------------------------------------------------------
Chesapeake Energy Corp.:
6.375% Sr. Unsec. Nts., 6/15/15                                 250,000          251,250
6.875% Sr. Unsec. Nts., 1/15/16                               1,322,000        1,361,660
-----------------------------------------------------------------------------------------
Clayton Williams Energy, Inc.,
7.75% Sr. Unsec. Nts., 8/1/13                                   175,000          168,875
-----------------------------------------------------------------------------------------
Compton Petroleum Corp.,
7.625% Sr. Nts., 12/1/13 2                                      385,000          395,588
-----------------------------------------------------------------------------------------
Delta Petroleum Corp.,
7% Sr. Unsec. Nts., 4/1/15                                      140,000          129,850
-----------------------------------------------------------------------------------------
El Paso Corp.,
7.875% Sr. Unsec. Nts., 6/15/12                               2,784,000        2,881,440
-----------------------------------------------------------------------------------------
El Paso Energy Corp.,
7.625% Nts., 7/15/11                                            200,000          204,500
-----------------------------------------------------------------------------------------
El Paso Production Holding Co.,
7.75% Sr. Unsec. Nts., 6/1/13                                 1,319,000        1,375,058
-----------------------------------------------------------------------------------------
Forest Oil Corp.,
7.75% Sr. Nts., 5/1/14                                          300,000          312,750
-----------------------------------------------------------------------------------------
Foundation PA Coal Co.,
7.25% Sr. Unsec. Nts., 8/1/14                                   550,000          571,313
-----------------------------------------------------------------------------------------
Frontier Oil Corp.,
6.625% Sr. Unsec. Nts., 10/1/11                                 200,000          205,000

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

OIL & GAS Continued
Gazprom International SA,
7.201% Sr. Unsec. Bonds, 2/1/20                           $   9,074,000   $    9,701,059
-----------------------------------------------------------------------------------------
Massey Energy Co.:
6.625% Sr. Nts., 11/15/10                                       200,000          204,250
6.875% Sr. Nts., 12/15/13 2                                     285,000          288,919
-----------------------------------------------------------------------------------------
Newfield Exploration Co.:
6.625% Sr. Unsec. Sub. Nts., 9/1/14                             600,000          613,500
8.375% Sr. Sub. Nts., 8/15/12                                   500,000          537,500
-----------------------------------------------------------------------------------------
Pacific Energy Partners LP/Pacific
Energy Finance Corp.,
6.25% Sr. Nts., 9/15/15 2                                       100,000           99,000
-----------------------------------------------------------------------------------------
Peabody Energy Corp.,
6.875% Sr. Unsec. Nts.,
Series B, 3/15/13                                               700,000          731,500
-----------------------------------------------------------------------------------------
Pemex Project Funding
Master Trust:
7.375% Unsec. Unsub. Nts., 12/15/14                             740,000          823,990
8.50% Unsub. Nts., 2/15/08                                      420,000          447,825
9.125% Unsec. Unsub. Nts., 10/13/10                             610,000          703,635
-----------------------------------------------------------------------------------------
Petroleum Export Ltd. Cayman
SPV, 5.265% Sr. Nts., Cl. A3, 6/15/11 2                       3,960,000        3,926,958
-----------------------------------------------------------------------------------------
Plains Exploration & Production Co.,
7.125% Sr. Nts., 6/15/14                                        300,000          312,000
-----------------------------------------------------------------------------------------
Premcor Refining Group, Inc.,
9.50% Sr. Nts., 2/1/13                                          835,000          931,170
-----------------------------------------------------------------------------------------
Range Resources Corp.:
6.375% Sr. Sub. Nts., 3/15/15                                   230,000          226,550
7.375% Sr. Sub. Nts., 7/15/13                                   200,000          208,000
-----------------------------------------------------------------------------------------
Southern Natural Gas Co.:
7.35% Nts., 2/15/31                                             500,000          515,453
8% Sr. Unsub. Nts., 3/1/32                                      300,000          330,454
-----------------------------------------------------------------------------------------
Stone Energy Corp., 6.75% Sr.
Unsec. Sub. Nts., 12/15/14                                    1,020,000          971,550
-----------------------------------------------------------------------------------------
Targa Resources, Inc.,
8.50% Sr. Nts., 11/1/13 2                                       525,000          540,750
-----------------------------------------------------------------------------------------
Tengizchevroil LLP,
6.124% Nts., 11/15/14 2                                       2,123,000        2,169,706
-----------------------------------------------------------------------------------------
Tennessee Gas Pipeline Co.,
7.50% Bonds, 4/1/17                                           1,567,000        1,685,796
-----------------------------------------------------------------------------------------
Tesoro Corp.:
6.25% Sr. Nts., 11/1/12 2                                       405,000          409,050
6.625% Sr. Nts., 11/1/15 2                                      405,000          411,075
-----------------------------------------------------------------------------------------
Titan Petrochemicals Group Ltd.,
8.50% Sr. Unsec. Nts., 3/18/12 2                                846,000          816,390
-----------------------------------------------------------------------------------------
Whiting Petroleum Corp.,
7.25% Sr. Sub. Nts., 5/1/12                                     500,000          508,750
-----------------------------------------------------------------------------------------
Williams Cos., Inc. (The):
7.125% Nts., 9/1/11                                             500,000          521,875
7.625% Nts., 7/15/19                                            928,000          999,920
8.75% Unsec. Nts., 3/15/32                                    1,619,000        1,886,135
                                                                          ---------------
                                                                              40,390,657

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

FINANCIALS--2.0%
-----------------------------------------------------------------------------------------
CAPITAL MARKETS--0.1%
Berry Plastics Corp., 10.75%
Sr. Sub. Nts., 7/15/12                                   $      750,000   $      810,000
-----------------------------------------------------------------------------------------
E*TRADE Financial Corp.:
7.375% Sr. Nts., 9/15/13 2                                      646,000          657,305
8% Sr. Nts., 6/15/11 2                                          410,000          428,450
                                                                          ---------------
                                                                               1,895,755

-----------------------------------------------------------------------------------------
COMMERCIAL BANKS--1.2%
Banco BMG SA,
9.15% Nts., 1/15/16 4                                         2,310,000        2,277,660
-----------------------------------------------------------------------------------------
Bank Plus Corp.,
12% Sr. Nts., 7/18/07 4                                           7,000            7,753
-----------------------------------------------------------------------------------------
Bankunited Capital Trust,
10.25% Capital Securities, 12/31/26 4                           100,000          109,250
-----------------------------------------------------------------------------------------
Credit Suisse First Boston
International, Export-Import Bank
of Ukraine Loan Participation Nts.,
6.80% 10/4/12                                                   450,000          443,581
-----------------------------------------------------------------------------------------
Dresdner Bank AG (Ukreximbank),
8.75% Bonds, 2/10/10                                            760,000          789,450
-----------------------------------------------------------------------------------------
HSBC Bank plc:
9.75% Sr. Unsec. Nts., 7/8/09 7                               1,960,000        1,473,998
11.60% Sr. Unsec. Nts., 1/12/10 7                             2,510,000        1,653,764
12.28% Sr. Unsec. Nts., 3/9/09 7                              1,960,000        1,365,846
-----------------------------------------------------------------------------------------
Inter-American Development Bank:
6.26% Nts., 12/8/09 1 [BRR]                                     920,000          367,374
8.81% Nts., 1/25/12 1 [COP]                               1,148,642,859          534,518
-----------------------------------------------------------------------------------------
Ongko International Finance Co.
BV, 10.50% Sec. Nts., 3/29/10 3,4                                90,000               --
-----------------------------------------------------------------------------------------
UBS Luxembourg SA,
6.23% Sub. Nts., 2/11/15 1                                    2,500,000        2,526,400
-----------------------------------------------------------------------------------------
VTB Capital SA,
6.25% Bonds, 7/2/35 2                                         1,870,000        1,907,400
-----------------------------------------------------------------------------------------
Western Financial Bank,
9.625% Unsec. Sub. Debs., 5/15/12                               500,000          562,500
                                                                          ---------------
                                                                              14,019,494

-----------------------------------------------------------------------------------------
DIVERSIFIED FINANCIAL SERVICES--0.4%
Affinia Group, Inc.,
9% Sr. Unsec. Sub. Nts., 11/30/14                               200,000          159,000
-----------------------------------------------------------------------------------------
Argentine Beverages Financial Trust,
7.375% Bonds, 3/22/12 4                                         490,000          494,900
-----------------------------------------------------------------------------------------
Cloverie plc, 8.741% Sec. Nts.,
Series 2005-93, 12/20/10 1,4                                  1,100,000        1,100,000
-----------------------------------------------------------------------------------------
Crystal US Holdings 3 LLC/Crystal
US Sub 3 Corp.:
0%/10.50% Sr. Unsec. Disc. Nts.,
Series B, 10/1/14 13                                            570,000          417,525
9.625% Sr. Sub. Nts., 6/15/14                                   813,000          908,528

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

DIVERSIFIED FINANCIAL SERVICES Continued
Global Cash Access LLC/Global
Cash Finance Corp.,
8.75% Sr. Sub. Nts., 3/15/12                             $      179,000   $      191,306
-----------------------------------------------------------------------------------------
JSG Funding plc, 7.75% Sr. Unsec.
Sub. Nts., 4/1/15                                               330,000          275,550
-----------------------------------------------------------------------------------------
Nell AF Sarl, 8.375% Sr. Nts., 8/15/15 2                      1,510,000        1,502,450
-----------------------------------------------------------------------------------------
Universal City Florida:
8.375% Sr. Unsec. Nts., 5/1/10                                  130,000          127,725
9% Sr. Unsec. Nts., 5/1/10 1                                    130,000          131,300
                                                                          ---------------
                                                                               5,308,284

-----------------------------------------------------------------------------------------
REAL ESTATE--0.3%
American Casino & Entertainment
Properties LLC,
7.85% Sr. Sec. Nts., 2/1/12                                     500,000          515,000
-----------------------------------------------------------------------------------------
Felcor Lodging LP, 9% Sr. Nts., 6/1/11                          425,000          467,500
-----------------------------------------------------------------------------------------
HMH Properties, Inc.,
7.875% Sr. Nts., Series B, 8/1/08                                89,000           90,446
-----------------------------------------------------------------------------------------
Host Marriott LP, 6.375% Sr. Nts.,
Series O, 3/15/15                                               530,000          531,325
-----------------------------------------------------------------------------------------
MeriStar Hospitality Corp.,
9.125% Sr. Unsec. Nts., 1/15/11                                 946,000        1,035,870
-----------------------------------------------------------------------------------------
Trustreet Properties, Inc.,
7.50% Sr. Unsec. Nts., 4/1/15                                   595,000          597,975
                                                                          ---------------
                                                                               3,238,116

-----------------------------------------------------------------------------------------
HEALTH CARE--1.7%
-----------------------------------------------------------------------------------------
HEALTH CARE EQUIPMENT & SUPPLIES--0.1%
Inverness Medical Innovations, Inc.,
8.75% Sr. Sub. Nts., 2/15/12                                    350,000          357,000
-----------------------------------------------------------------------------------------
Sybron Dental Specialties, Inc.,
8.125% Sr. Sub. Nts., 6/15/12 4                                 300,000          316,500
-----------------------------------------------------------------------------------------
Universal Hospital Services, Inc.,
10.125% Sr. Unsec. Nts., 11/1/11                                300,000          312,000
                                                                          ---------------
                                                                                 985,500

-----------------------------------------------------------------------------------------
HEALTH CARE PROVIDERS & SERVICES--1.6%
AmeriPath, Inc.,
10.50% Sr. Unsec. Sub. Nts., 4/1/13                             300,000          319,500
-----------------------------------------------------------------------------------------
Beverly Enterprises, Inc.,
7.875% Sr. Sub. Nts., 6/15/14                                   300,000          322,500
-----------------------------------------------------------------------------------------
Community Health Systems, Inc.,
6.50% Sr. Unsec. Sub. Nts., 12/15/12                            400,000          391,500
-----------------------------------------------------------------------------------------
DaVita, Inc.:
6.625% Sr. Unsec. Nts., 3/15/13                                 465,000          475,463
7.25% Sr. Unsec. Sub. Nts., 3/15/15                           1,075,000        1,093,813
-----------------------------------------------------------------------------------------
Extendicare Health Services, Inc.:
6.875% Sr. Sub. Nts., 5/1/14                                    300,000          294,750
9.50% Sr. Unsec. Sub. Nts., 7/1/10                              300,000          319,875
-----------------------------------------------------------------------------------------
Fresenius Medical Care Capital
Trust II, 7.875% Nts., 2/1/08                                   900,000          931,500

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

HEALTH CARE PROVIDERS & SERVICES Continued
Fresenius Medical Care Capital
Trust III, 7.375% Nts., 2/1/08 [DEM]                             25,000   $       16,079
-----------------------------------------------------------------------------------------
Fresenius Medical Care Capital
Trust IV, 7.875% Trust Preferred
Nts., 6/15/11                                                   600,000          642,000
-----------------------------------------------------------------------------------------
Genesis HealthCare Corp.,
8% Sr. Sub. Nts., 10/15/13                                      200,000          211,500
-----------------------------------------------------------------------------------------
HCA, Inc.:
6.30% Sr. Unsec. Nts., 10/1/12                                1,219,000        1,231,181
6.375% Nts., 1/15/15                                          1,871,000        1,900,625
8.75% Sr. Nts., 9/1/10                                          200,000          222,199
-----------------------------------------------------------------------------------------
HealthSouth Corp.:
7.625% Nts., 6/1/12                                           2,017,000        2,057,340
10.75% Sr. Unsec. Sub. Nts., 10/1/08                             19,000           19,095
-----------------------------------------------------------------------------------------
Medquest, Inc., 11.875% Sr. Unsec.
Sub. Nts., Series B, 8/15/12                                    600,000          582,000
-----------------------------------------------------------------------------------------
NDCHealth Corp.,
10.50% Sr. Unsec. Sub. Nts., 12/1/12                            250,000          286,875
-----------------------------------------------------------------------------------------
Omnicare, Inc.:
6.75% Sr. Sub. Nts., 12/15/13                                   230,000          233,738
6.875% Sr. Sub. Nts., 12/15/15                                  285,000          290,700
-----------------------------------------------------------------------------------------
PacifiCare Health Systems, Inc.,
10.75% Sr. Unsec. Unsub. Nts., 6/1/09                           585,000          627,413
-----------------------------------------------------------------------------------------
Psychiatric Solutions, Inc.,
7.75% Sr. Unsec. Sub. Nts., 7/15/15                             220,000          228,250
-----------------------------------------------------------------------------------------
Quintiles Transnational Corp.,
10% Sr. Sub. Nts., 10/1/13                                      300,000          336,000
-----------------------------------------------------------------------------------------
Select Medical Corp.,
7.625% Sr. Unsec. Sub. Nts., 2/1/15                           1,050,000        1,015,875
-----------------------------------------------------------------------------------------
Tenet Healthcare Corp.:
6.375% Sr. Nts., 12/1/11                                      1,482,000        1,359,735
7.375% Nts., 2/1/13                                              19,000           17,623
9.875% Sr. Nts., 7/1/14                                       1,682,000        1,711,435
-----------------------------------------------------------------------------------------
Triad Hospitals, Inc.,
7% Sr. Sub. Nts., 11/15/13                                      925,000          931,938
-----------------------------------------------------------------------------------------
US Oncology, Inc.:
9% Sr. Unsec. Nts., 8/15/12                                     300,000          322,500
10.75% Sr. Unsec. Sub. Nts., 8/15/14                            300,000          334,500
-----------------------------------------------------------------------------------------
Vanguard Health Holding Co. I LLC,
0%/11.25% Sr. Disc. Nts., 10/1/15 13                            500,000          367,500
                                                                          ---------------
                                                                              19,095,002

-----------------------------------------------------------------------------------------
PHARMACEUTICALS--0.0%
Valeant Pharmaceuticals
International, Inc.,
7% Sr. Nts., 12/15/11 4                                         350,000          345,625
-----------------------------------------------------------------------------------------
INDUSTRIALS--3.1%
-----------------------------------------------------------------------------------------
AEROSPACE & DEFENSE--0.3%
Alliant Techsystems, Inc.,
8.50% Sr. Unsec. Sub. Nts., 5/15/11 4                           300,000          316,500
-----------------------------------------------------------------------------------------
BE Aerospace, Inc.:
8.50% Sr. Unsec. Nts., 10/1/10                                  200,000          214,500
8.875% Sr. Unsec. Sub. Nts., 5/1/11                             219,000          231,045

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

AEROSPACE & DEFENSE Continued
L-3 Communications Corp.:
5.875% Sr. Sub. Nts., 1/15/15                            $      583,000   $      568,425
6.125% Sr. Unsec. Sub. Nts., 1/15/14                            400,000          398,000
6.375% Sr. Sub. Nts., 10/15/15 2                                515,000          516,288
-----------------------------------------------------------------------------------------
TD Funding Corp.,
8.375% Sr. Sub. Nts., 7/15/11                                   500,000          528,750
-----------------------------------------------------------------------------------------
TRW Automotive, Inc.:
9.375% Sr. Nts., 2/15/13                                        223,000          242,513
11% Sr. Sub. Nts., 2/15/13                                      194,000          218,735
                                                                          ---------------
                                                                               3,234,756
-----------------------------------------------------------------------------------------
AIRLINES--0.0%
AMR Corp., 9% Debs., 8/1/12                                      50,000           43,625
-----------------------------------------------------------------------------------------
ATA Holdings Corp.,
13% Sr. Unsec. Nts., 2/1/09 3                                   735,000           33,075
                                                                          ---------------
                                                                                  76,700

-----------------------------------------------------------------------------------------
BUILDING PRODUCTS--0.1%
Associated Materials, Inc.,
9.75% Sr. Sub. Nts., 4/15/12                                    200,000          194,000
-----------------------------------------------------------------------------------------
Goodman Global Holding Co., Inc.,
7.875% Sr. Sub. Nts., 12/15/12 2                                270,000          252,450
-----------------------------------------------------------------------------------------
Jacuzzi Brands, Inc.,
9.625% Sr. Sec. Nts., 7/1/10                                    311,000          331,993
-----------------------------------------------------------------------------------------
Nortek, Inc.,
8.50% Sr. Unsec. Unsub. Nts., 9/1/14                            250,000          242,500
                                                                          ---------------
                                                                               1,020,943

-----------------------------------------------------------------------------------------
COMMERCIAL SERVICES & SUPPLIES--0.5%
Allied Waste North America, Inc.:
7.25% Sr. Nts., 3/15/15                                         180,000          182,700
7.375% Sr. Sec. Nts., Series B, 4/15/14                         700,000          684,250
8.875% Sr. Nts., Series B, 4/1/08                             1,900,000        2,014,000
9.25% Sr. Sec. Debs., Series B, 9/1/12                          434,000          471,975
-----------------------------------------------------------------------------------------
Cenveo Corp.,
7.875% Sr. Sub. Nts., 12/1/13                                 1,000,000          970,000
-----------------------------------------------------------------------------------------
Corrections Corp. of America:
6.25% Sr. Unsec. Sub. Nts., 3/15/13                             460,000          457,700
7.50% Sr. Nts., 5/1/11                                          200,000          208,000
-----------------------------------------------------------------------------------------
Mail-Well I Corp.,
9.625% Sr. Nts., 3/15/12                                        400,000          434,000
                                                                          ---------------
                                                                               5,422,625

-----------------------------------------------------------------------------------------
ELECTRICAL EQUIPMENT--0.1%
Belden & Blake Corp.,
8.75% Sec. Nts., 7/15/12                                        325,000          333,125
-----------------------------------------------------------------------------------------
Dayton Superior Corp.,
13% Sr. Unsec. Sub. Nts., 6/15/09                               200,000          152,000
-----------------------------------------------------------------------------------------
Eletropaulo Metropolitana SA,
19.125% Nts., 6/28/10 4 [BRR]                                 1,115,000          507,837
-----------------------------------------------------------------------------------------
General Cable Corp.,
9.50% Sr. Nts., 11/15/10 4                                      200,000          213,000

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

ELECTRICAL EQUIPMENT Continued
UCAR Finance, Inc.,
10.25% Sr. Nts., 2/15/12                                  $     300,000   $      318,375
                                                                          ---------------
                                                                               1,524,337

-----------------------------------------------------------------------------------------
INDUSTRIAL CONGLOMERATES--0.0%
Great Lakes Dredge & Dock Co.,
7.75% Sr. Unsec. Sub. Nts., 12/15/13                            120,000          108,750
-----------------------------------------------------------------------------------------
MACHINERY--0.2%
Douglas Dynamics LLC,
7.75% Sr. Nts., 1/15/12 2                                       300,000          291,000
-----------------------------------------------------------------------------------------
Greenbrier Cos., Inc.,
8.375% Sr. Unsec. Nts., 5/15/15                                 380,000          389,500
-----------------------------------------------------------------------------------------
Manitowoc Co., Inc. (The),
10.50% Sr. Sub. Nts., 8/1/12                                    325,000          362,375
-----------------------------------------------------------------------------------------
Milacron Escrow Corp.,
11.50% Sr. Sec. Nts., 5/15/11                                   700,000          602,000
-----------------------------------------------------------------------------------------
Navistar International Corp.:
6.25% Sr. Unsec. Nts., 3/1/12                                   230,000          207,000
7.50% Sr. Nts., 6/15/11                                         400,000          383,000
-----------------------------------------------------------------------------------------
NMHG Holding Co.,
10% Sr. Nts., 5/15/09                                           300,000          321,000
-----------------------------------------------------------------------------------------
Trinity Industries, Inc.,
6.50% Sr. Nts., 3/15/14                                         300,000          297,000
                                                                          ---------------
                                                                               2,852,875

-----------------------------------------------------------------------------------------
MARINE--1.7%
Grupo TMM SA,
10.50% Sr. Sec. Nts., 8/1/07 14                              20,000,000       19,751,360
-----------------------------------------------------------------------------------------
Navigator Gas Transport plc,
10.50% First Priority Ship Mtg. Nts.,
6/30/07 3,4                                                      43,000           48,805
-----------------------------------------------------------------------------------------
WPO Shipholding Co. LLC,
12% Sr. Sec. Nts., 7/15/05 3,4                                  250,000            1,400
                                                                          ---------------
                                                                              19,801,565

-----------------------------------------------------------------------------------------
ROAD & RAIL--0.1%
Kansas City Southern Railway
Co. (The), 7.50% Sr. Nts., 6/15/09                              400,000          415,000
-----------------------------------------------------------------------------------------
Stena AB:
7% Sr. Unsec. Nts., 12/1/16                                     150,000          138,000
7.50% Sr. Unsec. Nts., 11/1/13                                  387,000          373,455
9.625% Sr. Nts., 12/1/12                                        750,000          818,438
                                                                          ---------------
                                                                               1,744,893

-----------------------------------------------------------------------------------------
TRADING COMPANIES & DISTRIBUTORS--0.1%
United Rentals, Inc.,
7% Sr. Sub. Nts., 2/15/14                                     1,400,000        1,316,000
-----------------------------------------------------------------------------------------
TRANSPORTATION INFRASTRUCTURE--0.0%
Horizon Lines LLC, 9% Nts., 11/1/12                             236,000          249,570

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

INFORMATION TECHNOLOGY--1.1%
-----------------------------------------------------------------------------------------
COMMUNICATIONS EQUIPMENT--0.2%
Lucent Technologies, Inc.,
6.45% Unsec. Debs., 3/15/29                               $   2,760,000   $    2,380,500
-----------------------------------------------------------------------------------------
Orion Network Systems, Inc.,
12.50% Sr. Unsub. Disc. Nts., 1/15/07 3                         675,000            6,750
                                                                          ---------------
                                                                               2,387,250

-----------------------------------------------------------------------------------------
COMPUTERS & PERIPHERALS--0.0%
Seagate Technology Hdd Holdings,
8% Sr. Nts., 5/15/09                                            200,000          211,000
-----------------------------------------------------------------------------------------
ELECTRONIC EQUIPMENT & INSTRUMENTS--0.3%
Flextronics International Ltd.,
6.25% Sr. Sub. Nts., 11/15/14                                 2,021,000        2,003,316
-----------------------------------------------------------------------------------------
Loews Cineplex Entertainment Corp.,
9% Sr. Unsec. Sub. Nts., 8/1/14                                 425,000          431,375
-----------------------------------------------------------------------------------------
Sanmina-SCI Corp.,
6.75% Unsec. Sub. Nts., 3/1/13                                  520,000          497,250
-----------------------------------------------------------------------------------------
Sensus Metering System, Inc.,
8.625% Sr. Unsec. Sub. Nts., 12/15/13                           850,000          756,500
                                                                          ---------------
                                                                               3,688,441

-----------------------------------------------------------------------------------------
INTERNET SOFTWARE & SERVICES--0.0%
Exodus Communications, Inc.,
10.75% Sr. Nts., 12/15/09 3,4 [EUR]                             338,620            1,002
-----------------------------------------------------------------------------------------
NorthPoint Communications
Group, Inc., 12.875% Nts., 2/15/10 3,4                          200,173               --
-----------------------------------------------------------------------------------------
PSINet, Inc., 10.50% Sr. Unsec. Nts.,
12/1/06 3,4 [EUR]                                               100,000               --
                                                                          ---------------
                                                                                   1,002

-----------------------------------------------------------------------------------------
IT SERVICES--0.4%
DI Finance/DynCorp International
LLC, 9.50% Sr. Unsec. Sub. Nts.,
Series B, 2/15/13                                               665,000          694,925
-----------------------------------------------------------------------------------------
Iron Mountain, Inc.,
7.75% Sr. Sub. Nts., 1/15/15                                    400,000          405,000
-----------------------------------------------------------------------------------------
SunGard Data Systems, Inc.:
9.125% Sr. Unsec. Nts., 8/15/13 2                             2,035,000        2,116,400
10.25% Sr. Sub. Nts., 8/15/15 2                                 835,000          839,175
                                                                          ---------------
                                                                               4,055,500

-----------------------------------------------------------------------------------------
SEMICONDUCTORS & SEMICONDUCTOR EQUIPMENT--0.2%
Advanced Micro Devices, Inc.,
7.75% Sr. Unsec. Nts., 11/1/12                                1,475,000        1,497,125
-----------------------------------------------------------------------------------------
Amkor Technology, Inc.,
9.25% Sr. Unsec. Sub. Nts., 2/15/08                             887,000          864,825
                                                                          ---------------
                                                                               2,361,950

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

MATERIALS--3.3%
-----------------------------------------------------------------------------------------
CHEMICALS--0.8%
Crompton Corp.,
9.875% Sr. Nts., 8/1/12                                   $     350,000   $      401,188
-----------------------------------------------------------------------------------------
Equistar Chemicals LP/Equistar
Funding Corp.:
8.75% Sr. Unsec. Nts., 2/15/09                                  550,000          581,625
10.125% Sr. Unsec. Nts., 9/1/08                                  19,000           20,710
10.625% Sr. Unsec. Nts., 5/1/11                                 600,000          663,000
-----------------------------------------------------------------------------------------
Huntsman Corp./ICI Chemical Co. plc:
10.125% Sr. Unsec. Sub. Nts.,
7/1/09 [EUR]                                                    123,000          151,171
10.125% Sr. Unsec. Sub. Nts., 7/1/09                            853,000          884,988
-----------------------------------------------------------------------------------------
Huntsman International LLC:
7.375% Sr. Sub. Nts., 1/1/15 2                                1,710,000        1,658,700
9.875% Sr. Nts., 3/1/09                                         850,000          901,000
-----------------------------------------------------------------------------------------
Huntsman LLC:
11.50% Sr. Unsec. Nts., 7/15/12 1                               198,000          225,225
11.625% Sr. Unsec. Nts., 10/15/10                                13,000           14,869
-----------------------------------------------------------------------------------------
IMC Global, Inc.,
10.875% Sr. Unsec. Nts., 8/1/13                                  19,000           21,921
-----------------------------------------------------------------------------------------
Innophos, Inc.,
9.625% Sr. Sub. Nts., 8/15/14 1,2                               550,000          556,875
-----------------------------------------------------------------------------------------
ISP Holdings, Inc.,
10.625% Sr. Sec. Nts., 12/15/09                                 200,000          211,000
-----------------------------------------------------------------------------------------
KI Holdings, Inc., 0%/9.875%
Sr. Unsec. Sub. Disc. Nts., 11/15/14 13                         350,000          231,000
-----------------------------------------------------------------------------------------
Lyondell Chemical Co.:
9.50% Sec. Nts., 12/15/08 4                                      11,000           11,578
9.625% Sr. Sec. Nts., Series A, 5/1/07                          200,000          209,750
10.50% Sr. Sec. Nts., 6/1/13                                    600,000          684,750
-----------------------------------------------------------------------------------------
Millennium America, Inc.,
9.25% Sr. Unsec. Sub. Nts., 6/15/08                             100,000          108,375
-----------------------------------------------------------------------------------------
Resolution Performance Products LLC:
8% Sr. Sec. Nts., 12/15/09                                      250,000          256,250
13.50% Sr. Unsec. Sub. Nts., 11/15/10                           100,000          106,250
-----------------------------------------------------------------------------------------
Rhodia SA,
10.25% Sr. Unsec. Nts., 6/1/10                                  430,000          473,000
-----------------------------------------------------------------------------------------
Rockwood Specialties Group, Inc.,
7.50% Sr. Sub. Nts., 11/15/14                                   200,000          200,250
-----------------------------------------------------------------------------------------
Sterling Chemicals, Inc.,
10% Sr. Sec. Nts., 12/19/07 4,14                                 72,217           69,689
-----------------------------------------------------------------------------------------
Tronox Worldwide LLC/Tronox
Finance Corp.,
9.50% Sr. Nts., 12/1/12 2                                       555,000          568,875
-----------------------------------------------------------------------------------------
Westlake Chemical Corp.,
8.75% Sr. Nts., 7/15/11                                         260,000          279,500
                                                                          ---------------
                                                                               9,491,539

-----------------------------------------------------------------------------------------
CONSTRUCTION MATERIALS--0.0%
NTK Holdings, Inc.,
0%/10.75% Sr. Disc. Nts., 3/1/14 13                             725,000          456,750

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

CONTAINERS & PACKAGING--1.0%
Crown Americas, Inc.,
7.75% Sr. Nts., 11/15/15 2                                $     935,000   $      972,400
-----------------------------------------------------------------------------------------
Graham Packaging Co., Inc.:
8.50% Sr. Unsec. Nts., 10/15/12                                 200,000          198,000
9.875% Sr. Unsec. Sub. Nts., 10/15/14                           300,000          294,000
-----------------------------------------------------------------------------------------
Graphic Packaging International Corp.:
8.50% Sr. Nts., 8/15/11                                         800,000          806,000
9.50% Sr. Sub. Nts., 8/15/13                                    350,000          336,000
-----------------------------------------------------------------------------------------
Jefferson Smurfit Corp.:
7.50% Sr. Unsec. Unsub. Nts., 6/1/13                            300,000          277,500
8.25% Sr. Unsec. Nts., 10/1/12                                  950,000          916,750
-----------------------------------------------------------------------------------------
MDP Acquisitions plc,
9.625% Sr. Nts., 10/1/12                                        400,000          402,000
-----------------------------------------------------------------------------------------
Owens-Brockway Glass Container, Inc.:
7.75% Sr. Sec. Nts., 5/15/11                                    450,000          471,938
8.25% Sr. Unsec. Nts., 5/15/13                                  419,000          434,713
8.75% Sr. Sec. Nts., 11/15/12                                   928,000        1,002,240
8.875% Sr. Sec. Nts., 2/15/09                                   200,000          209,750
-----------------------------------------------------------------------------------------
Pliant Corp.,
11.625% Sr. Sec. Nts., 6/15/09 3,14                             360,178          383,590
-----------------------------------------------------------------------------------------
Solo Cup Co.,
8.50% Sr. Sub. Nts., 2/15/14                                    500,000          440,000
-----------------------------------------------------------------------------------------
Stone Container Corp.:
8.375% Sr. Nts., 7/1/12                                         850,000          826,625
9.25% Sr. Unsec. Nts., 2/1/08                                 1,200,000        1,236,000
9.75% Sr. Unsec. Nts., 2/1/11                                   600,000          609,000
-----------------------------------------------------------------------------------------
Stone Container Finance Co.
of Canada II,
7.375% Sr. Unsec. Nts., 7/15/14                                 300,000          274,500
-----------------------------------------------------------------------------------------
Tekni-Plex, Inc.,
10.875% Sr. Sec. Nts., 8/15/12 2                                125,000          136,875
-----------------------------------------------------------------------------------------
TriMas Corp.,
9.875% Sr. Unsec. Sub. Nts., 6/15/12                          1,300,000        1,079,000
                                                                          ---------------
                                                                              11,306,881

-----------------------------------------------------------------------------------------
METALS & MINING--1.3%
AK Steel Corp.:
7.75% Sr. Unsec. Nts., 6/15/12                                1,219,000        1,106,243
7.875% Sr. Unsec. Nts., 2/15/09                                 500,000          477,500
-----------------------------------------------------------------------------------------
Alrosa Finance SA,
8.875% Nts., 11/17/14 2                                       6,880,000        7,902,368
-----------------------------------------------------------------------------------------
Century Aluminum Co.,
7.50% Sr. Unsec. Nts., 8/15/14                                  600,000          594,000
-----------------------------------------------------------------------------------------
Gibraltar Industries, Inc.,
8% Sr. Sub. Nts., 12/1/15 4                                     335,000          337,513
-----------------------------------------------------------------------------------------
IMCO Recycling, Inc.,
10.375% Sr. Sec. Nts., 10/15/10                                 300,000          329,250
-----------------------------------------------------------------------------------------
International Utility Structures, Inc.,
13% Unsec. Sub. Nts., 2/1/08 3,4                                 71,000               --
-----------------------------------------------------------------------------------------
Ispat Inland ULC,
9.75% Sr. Sec. Nts., 4/1/14                                     585,000          665,438
-----------------------------------------------------------------------------------------
Jorgensen (Earle M.) Co.,
9.75% Sr. Sec. Nts., 6/1/12                                     500,000          537,500

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

METALS & MINING Continued
Kaiser Aluminum & Chemical Corp.,
10.875% Sr. Nts., Series B, 10/15/06 3                    $     500,000   $      507,500
-----------------------------------------------------------------------------------------
Koppers Industry, Inc.,
9.875% Sr. Sec. Nts., 10/15/13                                  300,000          327,000
-----------------------------------------------------------------------------------------
Novelis, Inc., 7.25% Sr. Nts., 2/15/15 1,2                    1,575,000        1,476,563
-----------------------------------------------------------------------------------------
Oregon Steel Mills, Inc.,
10% Sr. Nts., 7/15/09                                           400,000          430,000
-----------------------------------------------------------------------------------------
Steel Dynamics, Inc.,
9.50% Sr. Nts., 3/15/09                                         200,000          211,500
-----------------------------------------------------------------------------------------
United States Steel Corp.:
9.75% Sr. Nts., 5/15/10                                         336,000          367,080
10.75% Sr. Nts., 8/1/08                                         519,000          576,090
                                                                          ---------------
                                                                              15,845,545

-----------------------------------------------------------------------------------------
PAPER & FOREST PRODUCTS--0.2%
Abitibi-Consolidated, Inc.,
8.55% Nts., 8/1/10                                              200,000          203,500
-----------------------------------------------------------------------------------------
Appleton Papers, Inc.,
8.125% Sr. Nts., 6/15/11                                        300,000          293,250
-----------------------------------------------------------------------------------------
Buckeye Technologies, Inc.,
8.50% Sr. Nts., 10/1/13                                         100,000          100,500
-----------------------------------------------------------------------------------------
Georgia-Pacific Corp.,
8.125% Sr. Unsec. Nts., 5/15/11                                 914,000          919,713
-----------------------------------------------------------------------------------------
Inland Fiber Group LLC,
9.625% Sr. Unsec. Nts., 11/15/07 3,4                            600,000          315,000
-----------------------------------------------------------------------------------------
JSG Holding plc,
11.50% Sr. Nts., 10/1/15 2,14 [EUR]                             150,934          165,288
-----------------------------------------------------------------------------------------
Mercer International, Inc.,
9.25% Sr. Nts., 2/15/13                                         315,000          266,963
-----------------------------------------------------------------------------------------
Norske Skog Canada Ltd.,
7.375% Sr. Unsec. Nts., 3/1/14                                  300,000          264,000
-----------------------------------------------------------------------------------------
Tekni-Plex, Inc., 12.75% Sr. Unsec.
Sub. Nts., Series B, 6/15/10                                    200,000          110,000
-----------------------------------------------------------------------------------------
Tembec Industries, Inc.,
8.50% Sr. Unsec. Nts., 2/1/11                                    19,000           10,640
-----------------------------------------------------------------------------------------
Western Forest Products, Inc.,
15% Sec. Nts., 7/28/09 2,14                                     193,919          208,463
                                                                          ---------------
                                                                               2,857,317

-----------------------------------------------------------------------------------------
TELECOMMUNICATION SERVICES--2.6%
-----------------------------------------------------------------------------------------
DIVERSIFIED TELECOMMUNICATION SERVICES--1.0%
American Tower Corp.,
7.125% Sr. Unsec. Nts., 10/15/12                                250,000          258,750
-----------------------------------------------------------------------------------------
Intelsat Bermuda Ltd.,
8.625% Sr. Nts., 1/15/15 2                                    1,000,000        1,015,000
-----------------------------------------------------------------------------------------
MCI, Inc.,
7.688% Sr. Unsec. Nts., 5/1/09 1                              1,550,000        1,604,250
-----------------------------------------------------------------------------------------
PanAmSat Corp.,
9% Sr. Unsec. Nts., 8/15/14                                     650,000          684,125
-----------------------------------------------------------------------------------------
PanAmSat Holding Corp.,
0%/10.375% Sr. Unsec. Disc. Nts.,
11/1/14 13                                                      225,000          158,625

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

DIVERSIFIED TELECOMMUNICATION SERVICES Continued
Qwest Capital Funding, Inc.:
7.25% Unsec. Unsub. Nts., 2/15/11                         $   1,700,000   $    1,729,750
7.90% Unsec. Nts., 8/15/10                                    1,519,000        1,579,760
-----------------------------------------------------------------------------------------
Qwest Communications
International, Inc.:
3.50% Cv. Sr. Unsec. Bonds, 11/15/25                            360,000          418,950
7.25% Sr. Unsec. Sub. Nts., 2/15/11 1                           300,000          307,500
-----------------------------------------------------------------------------------------
Qwest Corp., 8.875% Unsec.
Unsub. Nts., 3/15/12 1                                          800,000          906,000
-----------------------------------------------------------------------------------------
Telefonica del Peru SA,
8% Sr. Unsec. Bonds, 4/11/16 4 [PEN]                          3,290,100          947,175
-----------------------------------------------------------------------------------------
Teligent, Inc.,
11.50% Sr. Nts., 12/1/07 3,4                                    500,000               --
-----------------------------------------------------------------------------------------
Time Warner Telecom Holdings,
Inc., 9.25% Sr. Unsec. Unsub. Nts.,
2/15/14                                                       1,100,000        1,166,000
-----------------------------------------------------------------------------------------
Time Warner Telecom, Inc.,
10.125% Sr. Unsec. Sub. Nts., 2/1/11                            450,000          473,625
-----------------------------------------------------------------------------------------
Valor Telecommunications
Enterprises LLC,
7.75% Sr. Unsec. Sub. Nts., 2/15/15                             225,000          236,250
-----------------------------------------------------------------------------------------
Winstar Communications, Inc.,
12.75% Sr. Nts., 4/15/10 3,4                                    250,000            3,750
                                                                          ---------------
                                                                              11,489,510

-----------------------------------------------------------------------------------------
WIRELESS TELECOMMUNICATION SERVICES--1.6%
Alamosa Delaware, Inc.:
8.50% Sr. Nts., 1/31/12                                         700,000          760,375
11% Sr. Unsec. Nts., 7/31/10                                     19,000           21,518
12.50% Sr. Unsec. Nts., 2/1/11                                   50,000           54,250
-----------------------------------------------------------------------------------------
American Cellular Corp.,
10% Sr. Nts., Series B, 8/1/11                                1,120,000        1,220,800
-----------------------------------------------------------------------------------------
American Tower Corp.,
7.50% Sr. Nts., 5/1/12                                          400,000          420,000
-----------------------------------------------------------------------------------------
American Tower Escrow Corp.,
12.25% Sr. Sub. Disc. Nts., 8/1/08 7                            800,000          630,000
-----------------------------------------------------------------------------------------
AT&T Corp.:
9.05% Sr. Unsec. Nts., 11/15/11 1                               592,000          656,015
9.75% Sr. Nts., 11/15/31 1                                    1,300,000        1,637,804
-----------------------------------------------------------------------------------------
CellNet Data Systems, Inc.,
Sr. Unsec. Disc. Nts., 10/1/07 3,4                              400,000               --
-----------------------------------------------------------------------------------------
Centennial Cellular Operating Co.
LLC/Centennial Communications
Corp., 10.125% Sr. Nts., 6/15/13                              1,114,000        1,217,045
-----------------------------------------------------------------------------------------
Dobson Cellular Systems, Inc.,
8.375% Sr. Sec. Nts., 11/1/11                                   280,000          298,550
-----------------------------------------------------------------------------------------
Dobson Communications Corp.:
8.40% Sr. Nts., 10/15/12 1,2                                    145,000          145,000
8.875% Sr. Nts., 10/1/13                                        459,000          460,148
-----------------------------------------------------------------------------------------
IWO Holdings, Inc.,
7.90% Sr. Sec. Nts., 1/15/12 1                                  110,000          114,675
-----------------------------------------------------------------------------------------
Loral Skynet Corp.,
14% Sr. Sec. Nts., 10/15/15 14                                  116,000          140,360

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

WIRELESS TELECOMMUNICATION SERVICES Continued
Nextel Communications, Inc.,
7.375% Sr. Nts., Series D, 8/1/15                         $   3,378,000   $    3,567,648
-----------------------------------------------------------------------------------------
Nextel Partners, Inc.,
8.125% Sr. Nts., 7/1/11                                         500,000          536,875
-----------------------------------------------------------------------------------------
Rogers Wireless, Inc.:
7.50% Sec. Nts., 3/15/15                                        882,000          956,970
8% Sr. Sub. Nts., 12/15/12                                      800,000          851,000
-----------------------------------------------------------------------------------------
Rural Cellular Corp.:
9.75% Sr. Sub. Nts., 1/15/10                                  1,219,000        1,237,285
9.875% Sr. Nts., 2/1/10                                       1,400,000        1,484,000
-----------------------------------------------------------------------------------------
SBA Communications Corp.,
8.50% Sr. Unsec. Nts., Cl. A, 12/1/12                           552,000          615,480
-----------------------------------------------------------------------------------------
SBA Telecommunications, Inc./SBA
Communications Corp.,
0%/9.75% Sr. Disc. Nts., 12/15/11 13                            708,000          660,210
-----------------------------------------------------------------------------------------
Triton PCS, Inc.,
8.50% Sr. Unsec. Nts., 6/1/13                                   574,000          536,690
-----------------------------------------------------------------------------------------
UbiquiTel Operating Co.,
9.875% Sr. Nts., 3/1/11                                         600,000          667,500
-----------------------------------------------------------------------------------------
US Unwired, Inc.,
10% Sr. Sec. Nts., 6/15/12                                      250,000          282,500
                                                                          ---------------
                                                                              19,172,698

-----------------------------------------------------------------------------------------
UTILITIES--1.1%
-----------------------------------------------------------------------------------------
ELECTRIC UTILITIES--0.8%
AES Corp. (The),
8.75% Sr. Sec. Nts., 5/15/13 2                                  700,000          765,625
-----------------------------------------------------------------------------------------
Calpine Corp., Sr. Sec. Nts., 7/15/07 2,3                       597,253          488,254
-----------------------------------------------------------------------------------------
CMS Energy Corp.:
7.50% Sr. Nts., 1/15/09                                          19,000           19,665
7.75% Sr. Nts., 8/1/10                                          200,000          210,750
8.50% Sr. Nts., 4/15/11                                         250,000          273,438
-----------------------------------------------------------------------------------------
FPL Energy National Wind Power LLC:
5.608% Nts., 3/10/24 2                                          263,906          263,671
6.125% Nts., 3/25/19 2                                          155,824          152,810
-----------------------------------------------------------------------------------------
Midwest Generation LLC,
8.75% Sr. Sec. Nts., 5/1/34                                   1,610,000        1,781,063
-----------------------------------------------------------------------------------------
Mirant Americas Generation LLC,
7.625% Sr. Unsec. Nts., 5/1/06 3                                200,000          245,000
-----------------------------------------------------------------------------------------
MSW Energy Holdings II LLC/MSW
Energy Finance Co. II, Inc.,
7.375% Sr. Sec. Nts., Series B, 9/1/10                          350,000          361,375
-----------------------------------------------------------------------------------------
MSW Energy Holdings LLC/MSW
Energy Finance Co., Inc.,
8.50% Sr. Sec. Nts., 9/1/10                                     200,000          214,000
-----------------------------------------------------------------------------------------
NRG Energy, Inc.,
8% Sr. Sec. Nts., 12/15/13                                    1,175,000        1,316,000
-----------------------------------------------------------------------------------------
Reliant Energy, Inc.,
6.75% Sr. Sec. Nts., 12/15/14                                   400,000          351,000
-----------------------------------------------------------------------------------------
Reliant Resources, Inc.:
9.25% Sr. Sec. Nts., 7/15/10                                    669,000          672,345
9.50% Sr. Sec. Nts., 7/15/13                                    900,000          906,750
-----------------------------------------------------------------------------------------

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

ELECTRIC UTILITIES Continued
Sierra Pacific Resources,
6.75% Sr. Nts., 8/15/17 2                                 $     577,000   $      577,000
-----------------------------------------------------------------------------------------
Texas Genco LLC,
6.875% Sr. Nts., 12/15/14 2                                     366,000          398,025
                                                                          ---------------
                                                                               8,996,771

-----------------------------------------------------------------------------------------
ENERGY TRADERS--0.0%
Mirant North America LLC,
7.375% Sr. Nts., 12/31/13 2                                     230,000          233,738
-----------------------------------------------------------------------------------------
GAS UTILITIES--0.0%
SEMCO Energy, Inc.,
7.125% Sr. Nts., 5/15/08                                        150,000          153,190
-----------------------------------------------------------------------------------------
MULTI-UTILITIES & UNREGULATED POWER--0.3%
AES Red Oak LLC, 8.54%
Sr. Sec. Bonds, Series A, 11/30/19 4                            549,273          606,947
-----------------------------------------------------------------------------------------
Dynegy Holdings, Inc.:
6.875% Sr. Unsec. Unsub. Nts., 4/1/11                           121,000          119,790
8.75% Sr. Nts., 2/15/12                                         292,000          316,820
10.125% Sr. Sec. Nts., 7/15/13 2                              1,400,000        1,589,000
-----------------------------------------------------------------------------------------
Mirant Mid-Atlantic LLC,
8.625% Sec. Pass-Through
Certificates, Series A, 6/30/12 3                               415,211          448,562
-----------------------------------------------------------------------------------------
NorthWestern Corp.,
5.875% Sr. Sec. Nts., 11/1/14                                    90,000           90,619
                                                                          ---------------
                                                                               3,171,738
                                                                          ---------------
Total Corporate Bonds
and Notes (Cost $321,459,480)                                                321,973,965
                                                                          ---------------

                                                                SHARES
-----------------------------------------------------------------------------------------

PREFERRED STOCKS--0.2%
-----------------------------------------------------------------------------------------
AmeriKing, Inc., 13% Cum. Sr.
Exchangeable, Non-Vtg. 4,15                                       4,253               --
-----------------------------------------------------------------------------------------
Dobson Communications Corp.,
6% Cv., Series F (converts into
Dobson Communications Corp.,
Cl. A common stock), Non-Vtg. 2                                     608          103,968
-----------------------------------------------------------------------------------------
e.spire Communications, Inc.,
12.75% Jr. Redeemable, Non-Vtg. 4,15                                216               22
-----------------------------------------------------------------------------------------
Eagle-Picher Holdings, Inc.,
11.75% Cum. Exchangeable,
Series B, Non-Vtg. 4,15                                           5,000            6,250
-----------------------------------------------------------------------------------------
ICG Holdings, Inc.,
14.25% Exchangeable, Non-Vtg. 4,15                                  151               --
-----------------------------------------------------------------------------------------
Loral Skynet Corp.,
12% Cum., Series A, Non-Vtg. 4,15                                   959          179,573
-----------------------------------------------------------------------------------------
Paxson Communications Corp.:
14.25% Cum. Jr. Exchangeable,
Non-Vtg. 4,14                                                       115        1,000,788
14.25% Cum. Jr. Exchangeable,
Non-Vtg. 4,14,15                                                      1            5,172

                                                                                   VALUE
                                                                 SHARES       SEE NOTE 1
-----------------------------------------------------------------------------------------

PREFERRED STOCKS Continued
-----------------------------------------------------------------------------------------
Pennsylvania Real Estate
Investment Trust, 11%                                             2,000   $      111,800
-----------------------------------------------------------------------------------------
PTV, Inc.,
10% Cum., Series A, Non-Vtg. 4,15                                     7               15
-----------------------------------------------------------------------------------------
Rural Cellular Corp.,
11.375% Cum., Series B, Non-Vtg. 14                                 228          262,770
-----------------------------------------------------------------------------------------
Sovereign Real Estate Investment
Trust, 12% Non-Cum., Series A 4                                   4,600          663,550
                                                                          ---------------
Total Preferred Stocks
(Cost $2,635,478)                                                              2,333,908

-----------------------------------------------------------------------------------------
COMMON STOCKS--2.6%
-----------------------------------------------------------------------------------------
Aggreko plc                                                      51,600          240,808
-----------------------------------------------------------------------------------------
Allegheny Technologies, Inc.                                      6,700          241,736
-----------------------------------------------------------------------------------------
Amada Co. Ltd.                                                   28,000          248,121
-----------------------------------------------------------------------------------------
Amerada Hess Corp.                                                1,800          228,276
-----------------------------------------------------------------------------------------
Aon Corp.                                                         6,200          222,890
-----------------------------------------------------------------------------------------
Apache Corp.                                                      3,300          226,116
-----------------------------------------------------------------------------------------
Apple Computer, Inc. 15                                           3,100          222,859
-----------------------------------------------------------------------------------------
Arcelor                                                           9,550          236,865
-----------------------------------------------------------------------------------------
Ashland, Inc.                                                     4,000          231,600
-----------------------------------------------------------------------------------------
Avaya, Inc. 15                                                   20,300          216,601
-----------------------------------------------------------------------------------------
Aviva plc                                                        19,300          234,098
-----------------------------------------------------------------------------------------
Axa SA                                                            7,600          245,274
-----------------------------------------------------------------------------------------
Barratt Developments plc                                         14,640          248,353
-----------------------------------------------------------------------------------------
Beverly Hills Bancorp, Inc.                                       6,273           65,051
-----------------------------------------------------------------------------------------
BNP Paribas SA                                                    2,900          234,666
-----------------------------------------------------------------------------------------
BPB plc                                                          17,110          227,405
-----------------------------------------------------------------------------------------
British American Tobacco plc                                     10,460          233,952
-----------------------------------------------------------------------------------------
Broadwing Corp. 15                                                  739            4,471
-----------------------------------------------------------------------------------------
Burlington Northern
Santa Fe Corp.                                                    3,400          240,788
-----------------------------------------------------------------------------------------
Burlington Resources, Inc.                                        3,100          267,220
-----------------------------------------------------------------------------------------
Cebridge Connections
Holding LLC 4,15                                                    529               --
-----------------------------------------------------------------------------------------
Centex Corp.                                                      3,100          221,619
-----------------------------------------------------------------------------------------
Charles River Laboratories
International, Inc. 15                                            2,660          112,704
-----------------------------------------------------------------------------------------
Chesapeake Energy Corp.                                              91            2,887
-----------------------------------------------------------------------------------------
Chubb Corp.                                                       2,300          224,595
-----------------------------------------------------------------------------------------
CIGNA Corp.                                                       2,000          223,400
-----------------------------------------------------------------------------------------
Citigroup, Inc.                                                      55            2,669
-----------------------------------------------------------------------------------------
Compuware Corp. 15                                               24,800          222,456
-----------------------------------------------------------------------------------------
ConocoPhillips                                                    3,700          215,266
-----------------------------------------------------------------------------------------
Conseco, Inc. 15                                                 13,986          324,056
-----------------------------------------------------------------------------------------
Covad Communications
Group, Inc. 15                                                   16,528           16,197
-----------------------------------------------------------------------------------------
Coventry Health Care, Inc. 15                                     3,900          222,144
-----------------------------------------------------------------------------------------

                                                                                   VALUE
                                                                SHRARES       SEE NOTE 1
-----------------------------------------------------------------------------------------

COMMON STOCKS Continued
-----------------------------------------------------------------------------------------
Criimi MAE, Inc. 15                                              62,047   $    1,228,531
-----------------------------------------------------------------------------------------
Cummins, Inc.                                                     2,500          224,325
-----------------------------------------------------------------------------------------
D.R. Horton, Inc.                                                 6,200          221,526
-----------------------------------------------------------------------------------------
Daido Steel Co. Ltd.                                             31,000          292,387
-----------------------------------------------------------------------------------------
Deutsche Boerse AG                                                2,309          236,239
-----------------------------------------------------------------------------------------
Deutsche Telekom AG                                              13,706          228,144
-----------------------------------------------------------------------------------------
Devon Energy Corp.                                                3,700          231,398
-----------------------------------------------------------------------------------------
Dobson Communications
Corp., Cl. A 15                                                  24,300          182,250
-----------------------------------------------------------------------------------------
E*TRADE Financial Corp. 15                                       11,400          237,804
-----------------------------------------------------------------------------------------
E.ON AG                                                           2,392          247,676
-----------------------------------------------------------------------------------------
Eastman Chemical Co.                                              4,100          211,519
-----------------------------------------------------------------------------------------
Edison International, Inc.                                        5,000          218,050
-----------------------------------------------------------------------------------------
Energy Select Sector SPDR Fund                                   18,500          930,735
-----------------------------------------------------------------------------------------
EOG Resources, Inc.                                               3,000          220,110
-----------------------------------------------------------------------------------------
Equinix, Inc. 15                                                  1,887           76,914
-----------------------------------------------------------------------------------------
Express Scripts, Inc. 15                                          2,600          217,880
-----------------------------------------------------------------------------------------
Financial Select Sector SPDR Fund                                29,400          931,098
-----------------------------------------------------------------------------------------
Friends Provident plc                                            69,430          226,365
-----------------------------------------------------------------------------------------
Gecina SA                                                         2,030          233,121
-----------------------------------------------------------------------------------------
Geotek Communications, Inc.,
Series B, Escrow Shares 4,12,15                                     210               --
-----------------------------------------------------------------------------------------
Globix Corp. 15                                                   6,880            9,288
-----------------------------------------------------------------------------------------
Goodyear Tire & Rubber Co. (The) 15                           13,300          231,154
-----------------------------------------------------------------------------------------
Halliburton Co.                                                   3,500          216,860
-----------------------------------------------------------------------------------------
Hanson plc                                                       22,240          244,505
-----------------------------------------------------------------------------------------
Hartford Financial Services
Group, Inc. (The)                                                 2,600          223,314
-----------------------------------------------------------------------------------------
Hochtief AG                                                       5,620          251,968
-----------------------------------------------------------------------------------------
Horizon Natural Resources Co. 4,15                                6,667               --
-----------------------------------------------------------------------------------------
Huntsman Corp. 4,15                                               5,871           96,044
-----------------------------------------------------------------------------------------
ICO Global Communication
Holdings Ltd. 15                                                  6,016           37,660
-----------------------------------------------------------------------------------------
iPCS, Inc. 15                                                     8,733          421,367
-----------------------------------------------------------------------------------------
IVG Immobilien AG                                                11,785          248,210
-----------------------------------------------------------------------------------------
KB Home                                                           3,200          232,512
-----------------------------------------------------------------------------------------
Keisei Electric Railway Co. Ltd.                                 34,035          233,759
-----------------------------------------------------------------------------------------
Kubota Corp.                                                     29,000          245,249
-----------------------------------------------------------------------------------------
Leap Wireless International, Inc. 15                              1,714           64,926
-----------------------------------------------------------------------------------------
Lehman Brothers Holdings, Inc.                                    1,800          230,706
-----------------------------------------------------------------------------------------
Lennar Corp., Cl. A                                               3,900          237,978
-----------------------------------------------------------------------------------------
Liberty Global, Inc., Series A                                    3,368           75,780
-----------------------------------------------------------------------------------------
Liberty Global, Inc., Series C 15                                 3,368           71,402
-----------------------------------------------------------------------------------------
Lloyds TSB Group plc                                             28,020          235,497
-----------------------------------------------------------------------------------------
Loews Corp.                                                       2,300          218,155
-----------------------------------------------------------------------------------------
Loral Space
& Communications Ltd. 15                                      7,271          205,406

                                                                                   VALUE
                                                                 SHARES       SEE NOTE 1
-----------------------------------------------------------------------------------------

COMMON STOCKS Continued
-----------------------------------------------------------------------------------------
Louisiana-Pacific Corp.                                           8,200   $      225,254
-----------------------------------------------------------------------------------------
MAN AG                                                            4,587          244,808
-----------------------------------------------------------------------------------------
Marathon Oil Corp.                                                3,791          231,137
-----------------------------------------------------------------------------------------
Matsui Securities Co. Ltd.                                       23,100          319,488
-----------------------------------------------------------------------------------------
MCI, Inc.                                                         1,629           32,140
-----------------------------------------------------------------------------------------
Motorola, Inc.                                                    9,700          219,123
-----------------------------------------------------------------------------------------
National Semiconductor Corp.                                      8,100          210,438
-----------------------------------------------------------------------------------------
Nikon Corp.                                                      15,000          235,750
-----------------------------------------------------------------------------------------
Nippon Mining Holdings, Inc.                                     35,000          250,407
-----------------------------------------------------------------------------------------
Nippon Steel Corp.                                               67,311          237,288
-----------------------------------------------------------------------------------------
Nordstrom, Inc.                                                   6,200          231,880
-----------------------------------------------------------------------------------------
Norfolk Southern Corp.                                            5,200          233,116
-----------------------------------------------------------------------------------------
Novell, Inc. 15                                                  27,000          238,410
-----------------------------------------------------------------------------------------
NTL, Inc. 15                                                      7,842          533,883
-----------------------------------------------------------------------------------------
Nucor Corp.                                                       3,300          220,176
-----------------------------------------------------------------------------------------
NVIDIA Corp. 15                                                   6,200          226,672
-----------------------------------------------------------------------------------------
Occidental Petroleum Corp.                                        2,800          223,664
-----------------------------------------------------------------------------------------
Office Depot, Inc. 15                                             7,600          238,640
-----------------------------------------------------------------------------------------
OKI Electric Industry Co.                                        69,000          254,903
-----------------------------------------------------------------------------------------
Orbital Sciences Corp. 15                                           745            9,566
-----------------------------------------------------------------------------------------
PagesJaunes Groupe SA                                             9,360          243,677
-----------------------------------------------------------------------------------------
Peninsular & Oriental Steam
Navigation Co.                                                   29,920          239,883
-----------------------------------------------------------------------------------------
Persimmon plc                                                    12,000          259,725
-----------------------------------------------------------------------------------------
Phelps Dodge Corp.                                                1,600          230,192
-----------------------------------------------------------------------------------------
Pilkington plc                                                   88,770          227,564
-----------------------------------------------------------------------------------------
Pioneer Cos., Inc. 15                                             7,312          219,141
-----------------------------------------------------------------------------------------
Prandium, Inc. 4,15                                              24,165              242
-----------------------------------------------------------------------------------------
Premier Holdings Ltd. 4                                          18,514               --
-----------------------------------------------------------------------------------------
Prudential Financial, Inc.                                        3,000          219,570
-----------------------------------------------------------------------------------------
Pulte Homes, Inc.                                                 5,320          209,395
-----------------------------------------------------------------------------------------
Reebok International Ltd.                                         3,900          227,097
-----------------------------------------------------------------------------------------
Resolution plc                                                   20,640          230,111
-----------------------------------------------------------------------------------------
Rolls-Royce Group plc, B Shares                               1,041,412            1,837
-----------------------------------------------------------------------------------------
Rowan Cos., Inc.                                                  6,100          217,404
-----------------------------------------------------------------------------------------
RWE AG, Non-Vtg., Preference                                      3,759          241,916
-----------------------------------------------------------------------------------------
Shionogi & Co. Ltd.                                          19,000          267,597
-----------------------------------------------------------------------------------------
Societe Generale, Cl. A                                           1,920          236,173
-----------------------------------------------------------------------------------------
Sodexho Alliance SA                                               5,730          236,073
-----------------------------------------------------------------------------------------
Star Gas Partners LP 15                                             187              348
-----------------------------------------------------------------------------------------
Sterling Chemicals, Inc. 4,15                                       716            8,950
-----------------------------------------------------------------------------------------
Suedzucker AG                                                    10,314          241,772
-----------------------------------------------------------------------------------------
Suez SA                                                           8,010          249,403
-----------------------------------------------------------------------------------------
Sumitomo Metal Industries                                        66,000          251,473
-----------------------------------------------------------------------------------------
Sunoco, Inc.                                                      2,800          219,464
-----------------------------------------------------------------------------------------
Taylor Woodrow plc                                               38,960          255,050

                                                                                   VALUE
                                                                 SHARES       SEE NOTE 1
-----------------------------------------------------------------------------------------

COMMON STOCKS Continued
-----------------------------------------------------------------------------------------
Technip SA                                                        4,030   $      244,456
-----------------------------------------------------------------------------------------
Telewest Global, Inc. 15                                         31,828          758,143
-----------------------------------------------------------------------------------------
Telus Corp.                                                         269           10,830
-----------------------------------------------------------------------------------------
ThyssenKrupp AG                                                  11,322          236,447
-----------------------------------------------------------------------------------------
Tokyo Electron Ltd.                                               3,758          234,842
-----------------------------------------------------------------------------------------
Tokyo Steel Manufacturing Co. Ltd.                               17,563          253,476
-----------------------------------------------------------------------------------------
TonenGeneral Sekiyu K.K.                                         21,000          225,785
-----------------------------------------------------------------------------------------
Tosoh Corp.                                                      51,000          225,311
-----------------------------------------------------------------------------------------
TUI AG                                                           11,813          241,107
-----------------------------------------------------------------------------------------
TVMAX Holdings, Inc. 4,15                                         1,000            1,000
-----------------------------------------------------------------------------------------
Unibail                                                           1,830          243,518
-----------------------------------------------------------------------------------------
United States Steel Corp.                                         4,700          225,929
-----------------------------------------------------------------------------------------
United Utilities plc                                             20,480          236,431
-----------------------------------------------------------------------------------------
UnumProvident Corp.                                              10,180          231,595
-----------------------------------------------------------------------------------------
Utilities Select Sector SPDR Fund                                30,000          941,700
-----------------------------------------------------------------------------------------
Valero Energy Corp.                                               4,400          227,040
-----------------------------------------------------------------------------------------
Viatel Holding (Bermuda) Ltd. 4,15                                2,251               73
-----------------------------------------------------------------------------------------
Western Forest Products, Inc. 15                                 38,252           60,219
-----------------------------------------------------------------------------------------
WRC Media Corp. 4,15                                              1,082               22
-----------------------------------------------------------------------------------------
XO Communications, Inc. 15                                        1,100            2,002
                                                                          ---------------
Total Common Stocks
(Cost $26,567,281)                                                            30,683,681

                                                                  UNITS
-----------------------------------------------------------------------------------------

RIGHTS, WARRANTS AND CERTIFICATES--0.0%
-----------------------------------------------------------------------------------------
American Tower Corp. Wts.,
Exp. 8/1/08 2,15                                                    800          306,212
-----------------------------------------------------------------------------------------
ASAT Finance LLC Wts.,
Exp. 11/1/06 15                                                     250               --
-----------------------------------------------------------------------------------------
COLO.com, Inc. Wts., Exp. 3/15/10 4,15                              400               --
-----------------------------------------------------------------------------------------
Concentric Network Corp. Wts.,
Exp. 12/15/07 4,15                                                  100               --
-----------------------------------------------------------------------------------------
HF Holdings, Inc. Wts.,
Exp. 9/27/09 4,15                                                   530               --
-----------------------------------------------------------------------------------------
ICO Global Communication
Holdings Ltd. Wts.:
Exp. 5/16/06 4,15                                                 1,509               23
Exp. 5/16/06 4,15                                                     2               --
-----------------------------------------------------------------------------------------
Imperial Credit Industries, Inc. Wts.,
Exp. 1/31/08 4,15                                                 2,135               --
-----------------------------------------------------------------------------------------
iPCS, Inc. Wts., Exp. 6/15/10 4,15                                  300               --
-----------------------------------------------------------------------------------------
Long Distance International, Inc.
Wts., Exp. 4/13/08 2,15                                             200               --
-----------------------------------------------------------------------------------------
Loral Space & Communications
Ltd. Wts., Exp. 1/15/07 4,15                                        150               --
-----------------------------------------------------------------------------------------
Ntelos, Inc. Wts., Exp. 8/15/10 4,15                                450               --
-----------------------------------------------------------------------------------------
Pathmark Stores, Inc. Wts.,
Exp. 9/19/10 15                                                   5,710            1,599

                                                                                   VALUE
                                                                  UNITS       SEE NOTE 1
-----------------------------------------------------------------------------------------

RIGHTS, WARRANTS AND CERTIFICATES Continued
-----------------------------------------------------------------------------------------
PLD Telekom, Inc. Wts.,
Exp. 6/1/06 4,15                                                    300   $            3
-----------------------------------------------------------------------------------------
Sterling Chemicals, Inc. Wts.,
Exp. 12/19/08 15                                                  1,165              117
-----------------------------------------------------------------------------------------
Venezuela (Republic of) Oil Linked
Payment Obligation Wts.,
Exp. 4/15/20 4,15                                                 2,300           66,700
-----------------------------------------------------------------------------------------
Verado Holdings, Inc., Cl. B Wts.,
Exp. 4/15/08 15                                                     175              119
-----------------------------------------------------------------------------------------
XO Communications, Inc., Cl. A Wts.,
Exp. 1/16/10 15                                                   2,204              331
-----------------------------------------------------------------------------------------
XO Communications, Inc., Cl. B Wts.,
Exp. 1/16/10 15                                                   1,653              165
-----------------------------------------------------------------------------------------
XO Communications, Inc., Cl. C Wts.,
Exp. 1/16/10 15                                                   1,653              149
                                                                          ---------------
Total Rights, Warrants
and Certificates (Cost $35,300)                                                  375,418

                                                              PRINCIPAL
                                                                 AMOUNT
-----------------------------------------------------------------------------------------

STRUCTURED NOTES--14.9%
-----------------------------------------------------------------------------------------
Aiolos Ltd., Catastrophe Linked Nts.,
11.938%, 4/8/09 1,4 [EUR]                                       400,000          472,137
-----------------------------------------------------------------------------------------
Aon Capital Markets/Helix 04 Ltd.
Catastrophe Linked Nts.,
9.927%, 6/30/09 1                                               600,000          595,596
-----------------------------------------------------------------------------------------
Arbor I Ltd. Catastrophe
Linked Nts.:
19.991%, 6/15/06 1,4                                            100,000          100,285
Series IV, 18.491%, 3/15/06 1                                   250,000          248,925
-----------------------------------------------------------------------------------------
Atlantic & Western Re Ltd.,
Catastrophe Linked Nts., Series B,
14.30%, 11/15/10 1,4                                          1,050,000         1,050,000
-----------------------------------------------------------------------------------------
Barclays Capital, Russia
(Government of) Credit Linked
Nts., 5.16%, 8/18/08 7 [RUR]                                270,000,000         8,067,665
-----------------------------------------------------------------------------------------
Cascadia Ltd., 7.582% Nts., 6/13/08 1,4                         500,000           498,500
-----------------------------------------------------------------------------------------
Champlain Ltd., Catastrophe
Linked Nts., Series A,
17.296%, 1/7/09 1                                               940,000           940,000
-----------------------------------------------------------------------------------------
Citigroup Global Markets
Holdings, Inc.:
Argentina (Republic of) Unsec.
Credit Linked Nts.,
4%, 4/16/10 17 [ARP]                                          3,850,000         2,591,432
Brazil (Federal Republic of) Credit
Linked Nts., 16.69%, 7/3/07 7 [BRR]                           4,660,000         1,593,444
Brazil (Federal Republic of) Unsec.
Credit Linked Nts.,
10%, 1/5/10 [BRR]                                             2,927,000         1,119,515
Brazil (Federal Republic of) Unsec.
Credit Linked Nts.,
10%, 1/5/10 [BRR]                                             4,619,000         1,766,669

                                                              PRINCIPAL            VALUE
                                                                 AMOUNT       SEE NOTE 1
-----------------------------------------------------------------------------------------

STRUCTURED NOTES Continued
-----------------------------------------------------------------------------------------
Citigroup Global Markets
Holdings, Inc.: Continued
Brazil (Federal Republic of) Unsec.
Credit Linked Nts.,
14.81%, 1/5/10 7 [BRR]                                        2,480,096   $      595,454
Brazil (Federal Republic of) Unsec.
Credit Linked Nts.,
15.43%, 1/2/09 7 [BRR]                                        2,231,957          616,038
Brazil (Federal Republic of) Unsec.
Credit Linked Nts.,
15.73%, 1/3/08 7 [BRR]                                        1,948,615          620,443
Colombia (Republic of) Credit
Linked Bonds, 11%, 7/24/20 [COP]                          1,060,000,000          533,825
Colombia (Republic of) Credit
Linked Nts., Series II,
15%, 4/27/12 [COP]                                          552,359,546          339,972
Colombia (Republic of) Unsec.
Credit Linked Nts., 15%, 3/15/07
(linked to Colombian
Treasury Bills) [COP]                                     3,860,150,000        2,057,081
Colombia (Republic of) Unsec.
Credit Linked Nts.,
15%, 4/27/12 [COP]                                        1,800,000,000        1,107,884
Colombia (Republic of) Unsec.
Credit Linked Nts.,
15%, 4/27/12 [COP]                                        1,200,000,000          738,589
Colombia (Republic of) Unsec.
Credit Linked Nts.,
15%, 4/27/12 [COP]                                        1,034,000,000          636,418
Colombia (Republic of) Unsec.
Credit Linked Nts.,
15%, 4/27/12 [COP]                                          927,000,000          570,560
Dominican Republic Credit Linked
Nts., 14.11%, 7/10/06 (linked to
Dominican Republic Treasury
Bills) 7 [DOP]                                               23,200,000          625,614
Dominican Republic Credit Linked
Nts., 15.64%, 5/2/06 (linked to
Dominican Republic Treasury
Bills) 7 [DOP]                                               19,490,000          541,566
Dominican Republic Credit Linked
Nts., 17%, 3/12/07 [DOP]                                     21,900,000          656,872
Dominican Republic Credit Linked
Nts., 17.06%, 11/6/06 (linked to
Dominican Republic Treasury
Bills) 7 [DOP]                                               59,600,000        1,521,740
Dominican Republic Credit Linked
Nts., 19.69%, 3/31/06 (linked to
Dominican Republic Treasury
Bills) 7 [DOP]                                               17,740,000          498,787
Dominican Republic Credit Linked
Nts., 22.41%, 3/10/06 (linked to
Dominican Republic Treasury
Bills) 7 [DOP]                                               22,703,730          644,991
Dominican Republic Unsec. Credit
Linked Nts., 14.67%, 5/15/06
(linked to Dominican Republic
Treasury Bills) 7 [DOP]                                      16,070,000          443,893

                                                        PRINCIPAL             VALUE
                                                           AMOUNT        SEE NOTE 1
-----------------------------------------------------------------------------------

STRUCTURED NOTES Continued
-----------------------------------------------------------------------------------
Citigroup Global Markets
Holdings, Inc.: Continued
Dominican Republic Unsec. Credit
Linked Nts., 16.18%, 4/24/06
(linked to Dominican Republic
Treasury Bills) 7 [DOP]                                 6,560,000   $       182,822
Dominican Republic Unsec. Credit
Linked Nts., 23.07%, 3/3/06
(linked to Dominican Republic
Treasury Bills) 7 [DOP]                                42,662,900         1,215,961
Egypt (The Arab Republic of)
Unsec. Credit Linked Nts.,
8.21%, 9/19/06 (linked to
Egyptian Treasury Bills) 7 [EGP]                        5,000,000           818,488
Egypt (The Arab Republic of)
Unsec. Credit Linked Nts.,
8.36%, 2/9/06 (linked to
Egyptian Treasury Bills) 7 [EGP]                        5,773,000           996,593
Egypt (The Arab Republic of)
Unsec. Credit Linked Nts.,
8.76%, 1/12/06 (linked to
Egyptian Treasury Bills) 7 [EGP]                        4,530,000           787,279
Egypt (The Arab Republic of)
Unsec. Credit Linked Nts.,
9.21%, 2/2/06 (linked to
Egyptian Treasury Bills) 7 [EGP]                        5,400,000           933,764
Russian Federation Credit Linked
Nts., 5.315%, 1/20/11 5                                10,000,000         9,962,600
Ukraine Hryvnia Unsec. Credit
Linked Nts., 11.94%, 1/4/10 [UAH]                         880,000           204,367
-----------------------------------------------------------------------------------
Credit Suisse First Boston Corp.
(Cayman), Turkey (Republic of)
Credit Linked Nts., Series EMG 7,
15%, 2/10/10 [TRY]                                      3,014,000         2,564,299
-----------------------------------------------------------------------------------
Credit Suisse First Boston
International:
OAO Gazprom Credit Linked Nts.,
8.11%, 1/21/07 [RUR]                                   28,065,000         1,025,944
South African Rand Interest
Bearing Linked Nts.,
Series FBi 43, 4.59%, 5/23/22 1                           825,000           800,333
Ukraine (Republic of) Credit
Linked Nts., Series EMG 13,
11.94%, 12/30/09 [UAH]                                  2,195,000           505,609
-----------------------------------------------------------------------------------
Credit Suisse First Boston, Inc.
(Nassau Branch):
Turkey (Republic of) Credit
Linked Nts., 20%, 10/18/07                                352,000           396,567
Turkey (Republic of) Credit
Linked Nts., Series EM 880,
20%, 10/18/07                                           1,190,000         1,484,132
Turkey (Republic of) Credit
Linked Nts., Series EMG 19,
16.90%, 7/5/06 7 [TRY]                                  1,440,000           995,514
Turkey (Republic of) Credit
Linked Nts., Series EMG 4,
17.20%, 7/6/06 7 [TRY]                                  1,909,191         1,319,879

                                                        PRINCIPAL             VALUE
                                                           AMOUNT        SEE NOTE 1
-----------------------------------------------------------------------------------

STRUCTURED NOTES Continued
-----------------------------------------------------------------------------------
Credit Suisse First Boston, Inc.
(Nassau Branch): Continued
Turkey (Republic of) Credit
Linked Nts., Series NAS 316,
22.66%, 2/23/06 7                                  $      607,000   $       816,373
Ukraine (Republic of) Credit
Linked Nts.,
11.94%, 12/30/09 [UAH]                                  5,650,000         1,301,453
Ukraine (Republic of) Credit
Linked Nts., Series EMG 11,
11.94%, 12/30/09 [UAH]                                    661,000           152,258
Ukraine (Republic of) Credit
Linked Nts., Series NPC 12,
11.94%, 12/30/09 [UAH]                                  4,170,000           960,541
-----------------------------------------------------------------------------------
Deutsche Bank AG:
Argentina (Republic of) Credit
Linked Nts., 4%, 12/21/11 [ARP]                         2,990,000         2,374,049
Brazil Real Credit Linked Nts.,
13.88%, 3/3/10 7 [BRR]                                  4,580,760         1,226,146
Campania Total Return Linked
Nts., 2.862%, 7/30/10 1 [EUR]                           5,050,000         5,960,730
Campania Total Return Linked Nts.,
2.869%, 7/30/10 1 [EUR]                                 5,200,000         6,194,419
Egypt (The Arab Republic of)
Total Return Linked Nts.,
8.52%, 1/17/06 (linked to Egyptian
Treasury Bills) 7 [EGP]                                 4,280,000           742,749
Egypt (The Arab Republic of)
Total Return Linked Nts.,
8.78%, 12/12/06 (linked to
Egyptian Treasury Bills) 7 [EGP]                        8,170,000         1,317,166
Egypt (The Arab Republic of)
Total Return Linked Nts.,
9.63%, 3/9/06 (linked to
Egyptian Treasury Bills) 7 [EGP]                        2,120,000           363,397
European Investment Bank,
Russian Federation Credit
Linked Nts., 6.23%, 1/19/10 1                             705,000           566,115
Indonesia (Republic of) Credit
Linked Nts., 9.50%, 6/22/15                               820,000           647,308
Indonesia (Republic of) Credit
Linked Nts., Series III, 14.25%, 6/15/13                  873,600           913,261
Moscow (City of) Credit Linked
Nts., 10%, 3/30/10 [RUR]                               17,056,500           660,340
OAO Gazprom I Credit Nts.,
8.36%, 10/20/07                                           790,000           844,944
OAO Gazprom II Credit Nts.,
8.11%, 4/20/07                                            790,000           831,541
Romania (The State of) Credit
Linked Nts., 11.49%, 12/7/06 [RON]                        788,640           260,726
Russian Federation Credit Linked
Nts., 12/2/09 7 [RUR]                                  19,221,000           700,884
Ukraine (Republic of) 5 yr. Credit
Linked Nts., 4.05%, 8/25/10 5                             885,000           889,425
Ukraine (Republic of) 5.5 yr. Credit
Linked Nts., 4.05%, 2/25/11 5                             885,000           889,425
Ukraine (Republic of) 6 yr. Credit
Linked Nts., 4.05%, 8/25/11 5                             885,000           889,425

                                                        PRINCIPAL             VALUE
                                                           AMOUNT        SEE NOTE 1
-----------------------------------------------------------------------------------

STRUCTURED NOTES Continued
-----------------------------------------------------------------------------------
Deutsche Bank AG: Continued:
Ukraine (Republic of) 6.5 yr. Credit
Linked Nts., 4.05%, 2/27/12 5                     $       885,000   $       889,425
Ukraine (Republic of) 7 yr. Credit
Linked Nts., 4.05%, 8/28/12 5                             885,000           889,425
Ukraine (Republic of) Credit
Linked Nts., 11.70%, 5/31/06 [UAH]                      1,727,000           350,801
Ukraine (Republic of) Credit
Linked Nts., 11.94%, 12/30/09 [UAH]                       269,000            63,650
Ukraine (Republic of) Credit
Linked Nts., 11.94%, 12/30/09 [UAH]                       955,000           225,969
Ukraine (Republic of) Credit
Linked Nts., 5.592%, 5/16/07 [UAH]                      2,390,000           472,317
Ukraine (Republic of) Credit
Linked Nts., Series A, 5.592%,
5/16/07 [UAH]                                           2,390,000           472,317
Videocon International Ltd.
Credit Linked Nts., 6.26%, 12/29/09                     1,630,000         1,625,110
Volga Investments Ltd. Credit
Linked Nts., Series III, 6.01%, 4/2/08                 10,000,000        10,142,000
-----------------------------------------------------------------------------------
Dow Jones CDX High Yield Index
Pass-Through Certificates:
Series 4-T1, 8.25%, 6/29/10 4,16                       15,872,080        16,050,641
Series 5-T1, 8.75%, 12/29/10 2,16                       6,286,500         6,311,058
-----------------------------------------------------------------------------------
Goldman Sachs Group, Inc. (The)/
Residential Reinsurance Ltd.,
Catastrophe Linked Nts., Series B,
12.86%, 6/6/08 1,4                                        800,000           748,000
-----------------------------------------------------------------------------------
ING Bank NV, Ukraine
(Republic of) Credit Linked Nts.,
Series 725, 11.89%, 12/30/09 4 [UAH]                    4,689,000         1,085,816
-----------------------------------------------------------------------------------
JPMorgan Chase Bank:
Brazil (Federal Republic of)
Credit Linked Nts.,
12.08%, 1/2/15 7 [BRR]                                  3,693,700           476,044
Brazil (Federal Republic of) Credit
Linked Nts., 12.68%, 6/1/13 7 [BRR]                     5,490,000           854,973
Brazil (Federal Republic of) Credit
Linked Nts., 15.33%, 1/2/15 7 [BRR]                    10,948,600        1,411,055
Brazil (Federal Republic of) Credit
Linked Nts., 2.73%, 11/30/12 7 [ARP]                    4,550,000         1,071,107
Brazil (Federal Republic of) Credit
Linked Nts., Series II,
13.55%, 1/2/15 7 [BRR]                                  8,035,000         1,035,550
Brazil (Federal Republic of) Credit
Linked Nts., Series III,
12.18%, 1/2/15 7 [BRR]                                  8,500,000         1,095,480
Colombia (Republic of) Credit
Linked Bonds,
10.19%, 1/5/16 5,7 [COP]                           20,100,000,000         3,191,913
Colombia (Republic of) Credit
Linked Bonds, 13.50%, 8/3/20 [COP]                 11,160,000,000         1,256,299
Peru (Republic of) Credit Linked
Nts., 8.12%, 9/2/15 7 [PEN]                             3,470,000           403,488
Swaziland (Kingdom of) Credit
Linked Nts., 7.25%, 6/20/10                             1,120,000         1,076,880

                                                        PRINCIPAL             VALUE
                                                           AMOUNT        SEE NOTE 1
-----------------------------------------------------------------------------------

STRUCTURED NOTES Continued
-----------------------------------------------------------------------------------
Lehman Brothers Holdings, Inc.,
High Yield Targeted Return Index
Securities, Series 2005-1,
7.651%, 6/15/15 4,16                               $    4,390,244   $     4,575,863
-----------------------------------------------------------------------------------
Lehman Brothers International:
Romania (The State of) Total
Return Linked Nts.,
7.90%, 2/8/10 (linked to
Romanian Treasury Bills) [RON]                            821,400           288,395
Turkey (Republic of) Total Return
Linked Nts., 15%, 2/11/10 (linked
to Turkish Treasury Bills) [TRY]                        1,635,000         1,398,437
Turkey (Republic of) Total Return
Linked Nts., 20%, 10/17/07 (linked
to Turkish Treasury Bills)                                410,938           507,508
-----------------------------------------------------------------------------------
Lehman Brothers Special
Financing, Inc.:
Romania (The State of) Total
Return Linked Nts.,
6.50%, 3/8/10 (linked to
Romanian Treasury Bills) [RON]                          2,228,300           734,924
Romania (The State of) Total
Return Linked Nts.,
6.75%, 3/10/08 (linked to
Romanian Treasury Bills) [RON]                          2,600,000           863,783
Romania (The State of) Total
Return Linked Nts.,
7.25%, 4/18/10 (linked to
Romanian Treasury Bills) [RON]                            213,000            71,884
Romania (The State of) Total
Return Linked Nts.,
7.50%, 3/5/07 (linked to
Romanian Treasury Bills) [RON]                            354,000           120,046
Romania (The State of) Total
Return Linked Nts.,
7.75%, 4/18/08 (linked to
Romanian Treasury Bills) [RON]                            512,000           173,356
Romania (The State of) Total
Return Linked Nts.,
7.75%, 4/18/08 (linked to
Romanian Treasury Bills) [RON]                            199,000            67,379
Romania (The State of) Total
Return Linked Nts.,
7.90%, 2/11/08 (linked to
Romanian Treasury Bills) [RON]                          1,885,100           649,061
Turkey (Republic of) Total
Return Linked Nts.,
15%, 2/10/10 [TRY]                                      4,490,000         3,866,952
-----------------------------------------------------------------------------------
Morgan Stanley Capital
Services, Inc.:
Brazil (Federal Republic of)
Sr. Sub. Linked Nts.,
15.45%, 1/2/14 [BRR]                                    3,400,000         1,361,425
Philippines (Republic of) Credit
Linked Nts., 8.619%, 9/20/15                            1,230,000         1,264,231
Philippines (Republic of) Credit
Linked Nts., 8.652%, 9/20/15 1                         10,300,000        11,061,582

                                                        PRINCIPAL             VALUE
                                                           AMOUNT        SEE NOTE 1
-----------------------------------------------------------------------------------

STRUCTURED NOTES Continued
-----------------------------------------------------------------------------------
Morgan Stanley Capital
Services, Inc.: Continued
United Mexican States Credit
Linked Nts., 5.64%, 11/20/15                          $ 2,000,000   $     2,019,720
Venezuela (Republic of)
10 yr. Credit Linked Nts.,
7.85%, 11/20/15                                         1,885,000         1,931,880
Venezuela (Republic of) Credit
Linked Nts., 6.49%, 5/20/10                             1,480,000         1,477,765
Venezuela (Republic of) Credit
Linked Nts., 7.382%, 5/20/10                            1,900,000         2,043,013
-----------------------------------------------------------------------------------
Redwood Capital VI Ltd.,
8.165% Nts., 1/9/07 1,4                                   250,000           245,488
-----------------------------------------------------------------------------------
Swiss Re Capital Markets Corp./
Foundation RE Ltd. Catastrophe
Linked Nts., 8.45%, 11/24/08 1,2                          500,000           501,263
-----------------------------------------------------------------------------------
Swiss Re Capital Markets Corp./
Oak Capital Ltd. Catastrophe
Linked Nts., 9.241%, 6/15/07 1,4                          250,000           247,738
-----------------------------------------------------------------------------------
Swiss Re Capital Markets Corp./
Pioneer 2002 Ltd. Sec.
Catastrophe Linked Nts.:
Series 2002, Cl. A-A,
10.491%, 6/15/06 1,2                                      250,000           254,200
Series 2002-1, Cl. E-A,
8.741%, 6/15/06 1                                         500,000           500,950
Series 2003-II, Cl. A-A,
10.491%, 6/15/06 1,4                                      500,000           508,475
-----------------------------------------------------------------------------------
Swiss Re Capital Markets Corp./
Redwood Capital V Catastrophe
Linked Nts., 8.265%, 1/9/07 1,4                         1,250,000         1,228,750
-----------------------------------------------------------------------------------
UBS AG:
Israel (State of) Credit Linked Nts.,
7.50%, 4/5/14 [ILS]                                     4,792,700         1,181,389
OAO Gazprom III Credit Nts.,
6.81%, 7/5/06                                           1,980,000         2,072,803
                                                                    ---------------
Total Structured Notes
(Cost $174,975,131)                                                     177,908,299

                                 DATE   STRIKE          CONTRACTS
-----------------------------------------------------------------------------------

OPTIONS PURCHASED--0.0%
-----------------------------------------------------------------------------------
Japanese Yen
Put 4,15                       3/2/06   122.50JPY   2,223,000,000            28,588
-----------------------------------------------------------------------------------
Mexican Neuvo
Peso Call 15                  3/15/06     9.13MXN      61,205,000            93,706
-----------------------------------------------------------------------------------
Mexican Nuevo
Peso Call 15                 10/12/06    11.40MXN      12,312,000            14,695
-----------------------------------------------------------------------------------
Mexican Nuevo
Peso Put 15                  10/12/06    11.40MXN      12,312,000            60,473
                                                                    ---------------
Total Options Purchased (Cost $275,033)                                     197,462

                                                         NOTIONAL             VALUE
                                 DATE   STRIKE             AMOUNT        SEE NOTE 1
-----------------------------------------------------------------------------------

SWAPTIONS PURCHASED--0.0%
-----------------------------------------------------------------------------------
Australian Dollar
Call 15
(Cost $36,939)                 2/9/06   5.67AUD     $  12,000,000   $        15,820

                                                        PRINCIPAL
                                                           AMOUNT
-----------------------------------------------------------------------------------

JOINT REPURCHASE AGREEMENTS--10.5% 18
-----------------------------------------------------------------------------------
Undivided interest of 8.86% in joint
repurchase agreement (Principal
Amount/Value $1,414,200,000, with
a maturity value of $1,414,844,247)
with UBS Warburg LLC, 4.10%, dated
12/30/05, to be repurchased at
$125,359,082 on 1/3/06, collateralized
by Federal Home Loan Mortgage Corp.,
5%, 1/1/35, with a value of $157,513,104
and Federal National Mortgage Assn.,
5%--5.50%, 3/1/34--10/1/35, with
a value of $1,301,420,187
(Cost $125,302,000)                                 $ 125,302,000       125,302,000
-----------------------------------------------------------------------------------
Total Investments, at Value (excluding
Investments Purchased with Cash
Collateral from Securities Loaned)
(Cost $1,260,837,782)                                                 1,268,943,003

-----------------------------------------------------------------------------------
INVESTMENTS PURCHASED WITH CASH COLLATERAL
FROM SECURITIES LOANED--2.3%
-----------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS--2.3%
Undivided interest of 0.87% in joint
repurchase agreement (Principal
Amount/Value $3,150,000,000, with
a maturity value of $3,151,501,500)
with Nomura Securities, 4.29%, dated
12/30/05, to be repurchased at
$27,483,173 on 1/3/06, collateralized
by U.S. Agency Mortgages,
3.34%--9.50%, 6/1/08--5/1/38,
with a value of $3,213,000,000 19
(Cost $27,470,079)                                     27,470,079        27,470,079

-----------------------------------------------------------------------------------
TOTAL INVESTMENTS, AT VALUE
(COST $1,288,307,861)                                       108.4%    1,296,413,082
-----------------------------------------------------------------------------------
LIABILITIES IN EXCESS OF OTHER ASSETS                        (8.4)    (100,164,823)
                                                  ---------------------------------
NET ASSETS                                                  100.0%  $ 1,196,248,259
                                                  =================================

FOOTNOTES TO STATEMENT OF INVESTMENTS

PRINCIPAL AMOUNT IS REPORTED IN U.S. DOLLARS, EXCEPT FOR THOSE DENOTED IN THE
FOLLOWING CURRENCIES:

ARP        Argentine Peso

AUD        Australian Dollar

BRR        Brazilian Real

CAD        Canadian Dollar

COP        Colombian Peso

DEM        German Mark

DOP        Dominican Republic Peso

EGP        Egyptian Pounds

EUR        Euro

GBP        British Pound Sterling

ILS        Israeli Shekel

JPY        Japanese Yen

MXN        Mexican Nuevo Peso

MYR        Malayasian Ringget

NZD        New Zealand Dollar

PEN        Peruvian New Sol

PLZ        Polish Zloty

RON        New Romanian Leu

RUR        Russian Ruble

TRY        New Turkish Lira

UAH        Ukraine Hryvnia

ZAR        South African Rand

1. Represents the current interest rate for a variable or increasing rate security.

2. Represents securities sold under Rule 144A, which are exempt from registration under the Securities Act of 1933, as amended. These securities have been determined to be liquid under guidelines established by the Board of
Trustees. These securities amount to $80,251,730 or 6.71% of the Fund's net assets as of December 31, 2005.

3. Issue is in default. Non-income producing. See Note 1 of Notes to Financial
Statements.

4. Illiquid or restricted security. The aggregate value of illiquid or restricted securities as of December 31, 2005 was $47,375,687, which represents
3.96% of the Fund's net assets, of which $96,286 is considered restricted. In addition, the Fund has restricted currency of $371,241, which represents 0.03%
of the Fund's net assets. See Note 12 of Notes to Financial Statements.

5. When-issued security or forward commitment to be delivered and settled after
December 31, 2005. See Note 1 of Notes to Financial Statements.

6. Interest-Only Strips represent the right to receive the monthly interest payments on an underlying pool of mortgage loans. These securities typically decline in price as interest rates decline. Most other fixed income securities increase in price when interest rates decline. The principal amount of the underlying pool represents the notional amount on which current interest is calculated. The price of these securities is typically more sensitive to changes in prepayment rates than traditional mortgage-backed securities (for example,
GNMA pass-throughs). Interest rates disclosed represent current yields based upon the current cost basis and estimated timing and amount of future cash flows. These securities amount to $6,850,077 or 0.57% of the Fund's net assets as of December 31, 2005.

7. Zero coupon bond reflects effective yield on the date of purchase.

8. All or a portion of the security is held in collateralized accounts to cover initial margin requirements on open futures sales contracts. The aggregate market value of such securities is $3,956,813. See Note 6 of Notes to Financial
Statements.

9. Partial or fully-loaned security. See Note 13 of Notes to Financial
Statements.

10. A sufficient amount of liquid assets has been designated to cover outstanding written swaptions. See Note 11 of Notes to Financial Statements.

11. A sufficient amount of securities has been designated to cover outstanding foreign currency contracts. See Note 5 of Notes to Financial Statements.

12. Received as the result of issuer reorganization.

13. Denotes a step bond: a zero coupon bond that converts to a fixed or variable interest rate at a designated future date.

14. Interest or dividend is paid-in-kind.

15. Non-income producing security.

16. Interest rate represents a weighted average rate comprised of the interest rates of the underlying securities.

17. Denotes an inflation indexed security: coupon and principal are indexed to the consumer price index.

18. The Fund may have elements of risk due to concentrated investments. Such concentrations may subject the Fund to additional risks.

19. The security has been segregated to satisfy the forward commitment to return the cash collateral received in securities lending transactions upon the borrower's return of the securities loaned. See Note 13 of Notes to Financial
Statements.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF ASSETS AND LIABILITIES  December 31, 2005
--------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------------------------------------------------------
Investments, at value (including cost and market value of $125,302,000 in repurchase agreements)
(including securities loaned of $66,657,680) (cost $1,288,307,861)--see accompanying statement of investments   $ 1,296,413,082
--------------------------------------------------------------------------------------------------------------------------------
Cash                                                                                                                  3,035,063
--------------------------------------------------------------------------------------------------------------------------------
Cash--foreign currencies (cost $358,193)                                                                                371,241
--------------------------------------------------------------------------------------------------------------------------------
Unrealized appreciation on foreign currency contracts                                                                 3,986,156
--------------------------------------------------------------------------------------------------------------------------------
Unrealized appreciation on swap contracts                                                                             2,788,117
--------------------------------------------------------------------------------------------------------------------------------
Receivables and other assets:
Interest, dividends and principal paydowns                                                                           12,978,868
Investments sold (including $9,779,621 sold on a when-issued basis or forward commitment)                             9,795,720
Shares of beneficial interest sold                                                                                    5,750,231
Other                                                                                                                    17,044
                                                                                                                ----------------
Total assets                                                                                                      1,335,135,522

--------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
--------------------------------------------------------------------------------------------------------------------------------
Swaptions written, at value (premiums received $36,900)                                                                   8,630
--------------------------------------------------------------------------------------------------------------------------------
Return of collateral for securities loaned                                                                           27,470,079
--------------------------------------------------------------------------------------------------------------------------------
Unrealized depreciation on foreign currency contracts                                                                 1,371,300
--------------------------------------------------------------------------------------------------------------------------------
Unrealized depreciation on swap contracts                                                                             1,992,458
--------------------------------------------------------------------------------------------------------------------------------
Payables and other liabilities:
Investments purchased (including $95,060,388 purchased on a when-issued basis or forward commitment)                106,524,898
Closed foreign currency contracts                                                                                       563,050
Distribution and service plan fees                                                                                      362,732
Shares of beneficial interest redeemed                                                                                  249,036
Futures margins                                                                                                         178,191
Shareholder communications                                                                                               44,829
Trustees' compensation                                                                                                   20,457
Transfer and shareholder servicing agent fees                                                                             1,753
Other                                                                                                                    99,850
                                                                                                                ----------------
Total liabilities                                                                                                   138,887,263

--------------------------------------------------------------------------------------------------------------------------------
NET ASSETS                                                                                                      $ 1,196,248,259
                                                                                                                ================

--------------------------------------------------------------------------------------------------------------------------------
COMPOSITION OF NET ASSETS
--------------------------------------------------------------------------------------------------------------------------------
Par value of shares of beneficial interest                                                                      $       231,943
--------------------------------------------------------------------------------------------------------------------------------
Additional paid-in capital                                                                                        1,150,832,286
--------------------------------------------------------------------------------------------------------------------------------
Accumulated net investment income                                                                                    53,188,525
--------------------------------------------------------------------------------------------------------------------------------
Accumulated net realized loss on investments and foreign currency transactions                                      (20,030,738)
--------------------------------------------------------------------------------------------------------------------------------
Net unrealized appreciation on investments and translation of assets and liabilities denominated in foreign
currencies                                                                                                           12,026,243
                                                                                                                ----------------
NET ASSETS                                                                                                       $1,196,248,259
                                                                                                                ================

--------------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE PER SHARE
--------------------------------------------------------------------------------------------------------------------------------
Non-Service Shares:
Net asset value, redemption price per share and offering price per share
(based on net assets of $538,141,288 and 105,224,169 shares of beneficial interest outstanding)                 $          5.11
--------------------------------------------------------------------------------------------------------------------------------
Service Shares:
Net asset value, redemption price per share and offering price per share
(based on net assets of $658,106,971 and 126,719,264 shares of beneficial interest outstanding)                 $          5.19

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF OPERATIONS  For the Year Ended December 31, 2005
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
INVESTMENT INCOME
----------------------------------------------------------------------------------------
Interest                                                                  $  50,322,310
----------------------------------------------------------------------------------------
Fee income                                                                      937,626
----------------------------------------------------------------------------------------
Dividends (net of foreign withholding taxes of $22,009)                         590,854
----------------------------------------------------------------------------------------
Portfolio lending fees                                                           39,168
                                                                          --------------
Total investment income                                                      51,889,958

----------------------------------------------------------------------------------------
EXPENSES
----------------------------------------------------------------------------------------
Management fees                                                               6,559,031
----------------------------------------------------------------------------------------
Distribution and service plan fees--Service shares                            1,018,455
----------------------------------------------------------------------------------------
Transfer and shareholder servicing agent fees:
Non-Service shares                                                               10,290
Service shares                                                                   10,207
----------------------------------------------------------------------------------------
Shareholder communications:
Non-Service shares                                                               52,041
Service shares                                                                   40,045
----------------------------------------------------------------------------------------
Custodian fees and expenses                                                     108,800
----------------------------------------------------------------------------------------
Trustees' compensation                                                           20,514
----------------------------------------------------------------------------------------
Administration service fees                                                       1,500
----------------------------------------------------------------------------------------
Other                                                                            90,400
                                                                          --------------
Total expenses                                                                7,911,283
Less reduction to custodian expenses                                            (53,565)
                                                                          --------------
Net expenses                                                                  7,857,718

----------------------------------------------------------------------------------------
NET INVESTMENT INCOME                                                        44,032,240

----------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
----------------------------------------------------------------------------------------
Net realized gain (loss) on:
Investments                                                                  14,709,707
Closing and expiration of option contracts written                                8,952
Closing and expiration of swaption contracts                                   (266,649)
Closing and expiration of futures contracts                                  (3,002,682)
Foreign currency transactions                                                 6,837,067
Swap contracts                                                               (3,522,835)
                                                                          --------------
Net realized gain                                                            14,763,560
----------------------------------------------------------------------------------------
Net change in unrealized appreciation (depreciation) on:
Investments                                                                 (11,011,988)
Translation of assets and liabilities denominated in foreign currencies     (25,607,465)
Futures contracts                                                               920,452
Option contracts                                                                 12,121
Swaption contracts                                                                4,677
Swap contracts                                                                2,254,162
                                                                          --------------
Net change in unrealized appreciation                                       (33,428,041)

----------------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                      $  25,367,759
                                                                          ==============

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                                                             2005            2004
-------------------------------------------------------------------------------------------------------------------------

OPERATIONS
-------------------------------------------------------------------------------------------------------------------------
Net investment income                                                                    $    44,032,240   $  32,017,472
-------------------------------------------------------------------------------------------------------------------------
Net realized gain                                                                             14,763,560       7,611,909
-------------------------------------------------------------------------------------------------------------------------
Net change in unrealized appreciation                                                        (33,428,041)     25,007,424
                                                                                         --------------------------------
Net increase in net assets resulting from operations                                          25,367,759      64,636,805

-------------------------------------------------------------------------------------------------------------------------
DIVIDENDS AND/OR DISTRIBUTIONS TO SHAREHOLDERS
-------------------------------------------------------------------------------------------------------------------------
Dividends from net investment income:
Non-Service shares                                                                           (28,059,108)    (29,467,620)
Service shares                                                                               (12,131,395)     (5,049,740)

-------------------------------------------------------------------------------------------------------------------------
BENEFICIAL INTEREST TRANSACTIONS
-------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from beneficial interest transactions:
Non-Service shares                                                                           (62,203,962)     23,501,705
Service shares                                                                               415,654,659     152,771,336

-------------------------------------------------------------------------------------------------------------------------
NET ASSETS
-------------------------------------------------------------------------------------------------------------------------
Total increase                                                                               338,627,953     206,392,486
-------------------------------------------------------------------------------------------------------------------------
Beginning of period                                                                          857,620,306     651,227,820
                                                                                         --------------------------------
End of period (including accumulated net investment income of $53,188,525 and
$39,051,911, respectively)                                                               $ 1,196,248,259   $ 857,620,306
                                                                                         ================================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

NON-SERVICE SHARES   YEAR ENDED DECEMBER 31,           2005          2004          2003        2002        2001
----------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
----------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period              $    5.21     $    5.05     $    4.57   $    4.62   $    4.69
----------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income                                   .25 1         .22 1         .22         .29         .41
Net realized and unrealized gain (loss)                (.12)          .20           .56         .03        (.19)
                                                  --------------------------------------------------------------
Total from investment operations                        .13           .42           .78         .32         .22
----------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                   (.23)         (.26)         (.30)       (.37)       (.29)
----------------------------------------------------------------------------------------------------------------

Net asset value, end of period                    $    5.11     $    5.21     $    5.05   $    4.57   $    4.62
                                                  ==============================================================

----------------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 2                     2.67%         8.67%        18.07%       7.44%       4.85%
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
----------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)          $ 538,141     $ 614,915     $ 571,445   $ 406,126   $ 351,686
----------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                 $ 550,201     $ 584,878     $ 472,213   $ 374,519   $ 330,711
----------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 3
Net investment income                                  4.91%         4.50%         5.61%       6.89%       8.78%
Total expenses                                         0.71%         0.74%         0.75%       0.79%       0.79%
Expenses after payments and waivers and
reduction to custodian expenses                        0.71%         0.74%         0.75%       0.78%       0.79%
----------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                  98% 4         88% 4        117%         65%        104%

1. Per share amounts calculated based on the average shares outstanding during the period.

2. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

3. Annualized for periods of less than one full year.

4. The portfolio turnover rate excludes purchases and sales of To Be Announced
(TBA) mortgage-related securities as follows:

                                    PURCHASE TRANSACTIONS      SALE TRANSACTIONS
--------------------------------------------------------------------------------
   Year Ended December 31, 2005             $ 890,029,144          $ 873,786,459
   Year Ended December 31, 2004               959,649,113            973,488,511

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

SERVICE SHARES   YEAR ENDED DECEMBER 31,               2005          2004          2003        2002      2001 1
----------------------------------------------------------------------------------------------------------------

PER SHARE OPERATING DATA
----------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period              $    5.29     $    5.13     $    4.67   $    4.73   $    4.64
----------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income                                   .21 2         .19 2         .27         .03         .15
Net realized and unrealized gain (loss)                (.08)          .22           .49         .28        (.06)
                                                  --------------------------------------------------------------
Total from investment operations                        .13           .41           .76         .31         .09
----------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                   (.23)         (.25)         (.30)      (.37)          --
----------------------------------------------------------------------------------------------------------------
Net asset value, end of period                    $    5.19     $    5.29     $    5.13   $    4.67   $    4.73
                                                  ==============================================================

----------------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 3                     2.48%         8.43%        17.16%       7.03%       1.94%
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
----------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)          $ 658,107     $ 242,705     $  79,782   $   8,138   $       4
----------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                 $ 408,515     $ 150,040     $  34,744   $   2,307   $       2
----------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 4
Net investment income                                  4.20%         3.82%         4.57%       5.40%       8.17%
Total expenses                                         0.96%         0.99%         1.02%       1.06%       0.92%
Expenses after payments and waivers and
reduction to custodian expenses                        0.96%         0.99%         1.02%       1.03%       0.92%
----------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                  98% 5         88% 5        117%         65%        104%

1. For the period from March 19, 2001 (inception of offering) to December 31,
2001.

2. Per share amounts calculated based on the average shares outstanding during the period.

3. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

4. Annualized for periods of less than one full year.

5. The portfolio turnover rate excludes purchases and sales of To Be Announced
(TBA) mortgage-related securities as follows:

                                      PURCHASE TRANSACTIONS    SALE TRANSACTIONS
--------------------------------------------------------------------------------

   Year Ended December 31, 2005               $ 890,029,144        $ 873,786,459
   Year Ended December 31, 2004                 959,649,113          973,488,511

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES

Oppenheimer Strategic Bond Fund/VA (the Fund) is a separate series of
Oppenheimer Variable Account Funds, an open-end management investment company registered under the Investment Company Act of 1940, as amended. The Fund's investment objective is to seek a high level of current income principally derived from interest on debt securities. The Fund's investment advisor is
OppenheimerFunds, Inc. (the Manager).

      The Fund offers two classes of shares. Both classes are sold at their offering price, which is the net asset value per share, to separate investment accounts of participating insurance companies as an underlying investment for variable life insurance policies, variable annuity contracts or other investment products. The class of shares designated as Service shares is subject to a distribution and service plan. Both classes of shares have identical rights and voting privileges with respect to the Fund in general and exclusive voting rights on matters that affect that class alone. Earnings, net assets and net asset value per share may differ due to each class having its own expenses, such as transfer and shareholder servicing agent fees and shareholder communications, directly attributable to that class.

      The following is a summary of significant accounting policies consistently followed by the Fund.

--------------------------------------------------------------------------------
SECURITIES VALUATION. The Fund calculates the net asset value of its shares as of the close of The New York Stock Exchange (the Exchange), normally 4:00 P.M.
Eastern time, on each day the Exchange is open for business. Securities may be valued primarily using dealer-supplied valuations or a portfolio pricing service authorized by the Board of Trustees. Securities listed or traded on National
Stock Exchanges or other domestic exchanges are valued based on the last sale price of the security traded on that exchange prior to the time when the Fund's assets are valued. Securities traded on NASDAQ are valued based on the closing price provided by NASDAQ prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the last sale price on the prior trading day, if it is within the spread of the closing "bid" and "asked"
prices, and if not, at the closing bid price. Securities traded on foreign exchanges are valued based on the last sale price on the principal exchange on which the security is traded, in the country that is identified by the portfolio pricing service, prior to the time when the Fund's assets are valued. In the absence of a sale, the security is valued at the official closing price on the principal exchange. Corporate, government and municipal debt instruments having a remaining maturity in excess of sixty days and all mortgage-backed securities will be valued at the mean between the "bid" and "asked" prices. Futures contracts traded on a commodities or futures exchange will be valued at the final settlement price or official closing price on the principal exchange as reported by such principal exchange at its trading session ending at, or most recently prior to, the time when the Fund's assets are valued. Securities
(including restricted securities) for which market quotations are not readily available are valued at their fair value. Foreign and domestic securities whose values have been materially affected by what the Manager identifies as a significant event occurring before the Fund's assets are valued but after the close of their respective exchanges will be fair valued. Fair value is determined in good faith using consistently applied procedures under the supervision of the Board of Trustees. Short-term "money market type" debt securities with remaining maturities of sixty days or less are valued at amortized cost (which approximates market value).

--------------------------------------------------------------------------------
STRUCTURED NOTES. The Fund invests in structured notes whose market values, interest rates and/or redemption prices are linked to the performance of underlying foreign currencies, interest rate spreads, stock market indices, prices of individual securities, commodities or other financial instruments or the occurrence of other specific events. The structured notes are often leveraged, increasing the volatility of each note's market value relative to the change in the underlying linked financial element or event. Fluctuations in value of these securities are recorded as unrealized gains and losses in the accompanying Statement of Operations. The Fund records a realized gain or loss when a structured note is sold or matures. As of December 31, 2005, the market value of these securities comprised 14.9% of the Fund's net assets and resulted in unrealized cumulative gains of $2,933,168.

--------------------------------------------------------------------------------
SECURITIES ON A WHEN-ISSUED  BASIS OR FORWARD  COMMITMENT.  Delivery and payment for securities  that have been  purchased by the Fund on a when-issued  basis or forward  commitment  can take place up to ten days or more after the trade date.
Normally  the  settlement  date occurs  within six months  after the trade date;
however,  the Fund may, from time to time,  purchase securities whose settlement date  extends six months or more beyond  trade date.  During this  period,  such securities  do not earn  interest,  are  subject to market  fluctuation  and may increase  or  decrease  in value  prior to their  delivery.  The Fund  maintains internally  designated  assets with a market  value equal to or greater than the amount of its purchase commitments.  The purchase of securities on a when-issued basis or forward  commitment may increase the volatility of the Fund's net asset value  to the  extent  the  Fund  executes  such  transactions  while  remaining substantially  fully  invested.  The  Fund  may  also  sell  securities  that it purchased on a when-issued  basis or forward  commitment  prior to settlement of the  original  purchase.  As of  December  31,  2005,  the  Fund  had  purchased
$95,060,388 of securities  issued on a when-issued  basis or forward  commitment and sold  $9,779,621  of  securities  issued on a  when-issued  basis or forward commitment.

      In connection with its ability to purchase or sell securities on a when-issued basis, the Fund may enter into forward roll transactions with respect to mortgage-related securities. Forward roll transactions require the sale of securities for delivery in the current month, and a simultaneous agreement with the same counterparty to repurchase similar (same type, coupon and maturity) but not identical securities on a specified future date. The Fund records the incremental difference between the forward purchase and sale of each forward roll as realized gain (loss) on investments or as fee income in the case of such transactions that have an associated fee in lieu of a difference in the forward purchase and sale price.

      Risks of entering into forward roll transactions include the potential inability of the counterparty to meet the terms of the agreement; the potential of the Fund to receive inferior securities at redelivery as compared to the securities sold to the counterparty; counterparty credit risk; and the potential pay down speed variance between the mortgage-related pools.

--------------------------------------------------------------------------------
SECURITY CREDIT RISK. The Fund invests in high-yield securities, which may be subject to a greater degree of credit risk, market fluctuations and loss of income and principal, and may be more sensitive to economic conditions than lower-yielding, higher-rated fixed-income securities. The Fund may acquire securities in default, and is not obligated to dispose of securities whose issuers subsequently default. As of December 31, 2005, securities with an aggregate market value of $3,102,188, representing 0.26% of the Fund's net assets, were in default.

--------------------------------------------------------------------------------
FOREIGN CURRENCY TRANSLATION. The Fund's accounting records are maintained in
U.S. dollars. The values of securities denominated in foreign currencies and amounts related to the purchase and sale of foreign securities and foreign investment income are translated into U.S. dollars as of the close of The New
York Stock Exchange (the Exchange), normally 4:00 P.M. Eastern time, on each day the Exchange is open for business. Foreign exchange rates may be valued primarily using dealer supplied valuations or a portfolio pricing service authorized by the Board of Trustees.

      Reported net realized foreign exchange gains or losses arise from sales of portfolio securities, sales and maturities of short-term securities, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the
Fund's books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, including investments in securities at fiscal period end, resulting from changes in exchange rates.

      The effect of changes in foreign currency exchange rates on investments is separately identified from the fluctuations arising from changes in market values of securities held and reported with all other foreign currency gains and losses in the Fund's Statement of Operations.

--------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS. Pursuant to an Exemptive Order issued by the
Securities and Exchange Commission, the Fund, along with other affiliated funds advised by the Manager, may transfer uninvested cash balances into joint trading accounts on a daily basis. These balances are invested in one or more repurchase agreements. Securities pledged as collateral for repurchase agreements are held by a custodian bank until the agreements mature. Each agreement requires that the market value of the collateral be sufficient to cover payments of interest and principal. In the event of default by the other party to the agreement, retention of the collateral may be subject to legal proceedings.

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES Continued

ALLOCATION OF INCOME, EXPENSES, GAINS AND LOSSES. Income, expenses (other than those attributable to a specific class), gains and losses are allocated on a daily basis to each class of shares based upon the relative proportion of net assets represented by such class. Operating expenses directly attributable to a specific class are charged against the operations of that class.

--------------------------------------------------------------------------------
FEDERAL TAXES. The Fund intends to comply with provisions of the Internal
Revenue Code applicable to regulated investment companies and to distribute substantially all of its investment company taxable income, including any net realized gain on investments not offset by capital loss carryforwards, if any, to shareholders.

The tax components of capital shown in the table below represent distribution requirements the Fund must satisfy under the income tax regulations, losses the
Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

                                                                          NET UNREALIZED
                                                                      APPRECIATION BASED
                                                                   ON COST OF SECURITIES
UNDISTRIBUTED    UNDISTRIBUTED                                     AND OTHER INVESTMENTS
NET INVESTMENT       LONG-TERM                  ACCUMULATED LOSS      FOR FEDERAL INCOME
INCOME                    GAIN            CARRYFORWARD 1,2,3,4,5            TAX PURPOSES
----------------------------------------------------------------------------------------

$ 55,828,861              $ --                       $18,517,354              $8,288,247

1. As of December 31, 2005, the Fund had $17,223,723 of net capital loss carryforwards available to offset future realized capital gains, if any, and thereby reduce future taxable gain distributions. As of December 31, 2005, details of the capital loss carryforwards were as follows:

                    EXPIRING
                    ------------------------------
                    2007            $      203,423
                    2008                   253,735
                    2009                 9,904,928
                    2010                 6,861,637
                                    --------------
                    Total           $   17,223,723
                                    ==============

2. As of December 31, 2005, the Fund had $878,699 of post-October losses available to offset future realized capital gains, if any. Such losses, if unutilized, will expire in 2014.

3. The Fund had $414,932 of straddle losses which were deferred.

4. During the fiscal year ended December 31, 2005, the Fund utilized $4,343,176 of capital loss carryforward to offset capital gains realized in that fiscal year.

5. During the fiscal year ended December 31, 2004, the Fund utilized $1,200,449 of capital loss carryforward to offset capital gains realized in that fiscal year.

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund. Accordingly, the following amounts have been reclassified for December 31, 2005. Net assets of the Fund were unaffected by the reclassifications.

                  INCREASE TO         INCREASE TO ACCUMULATED
                  ACCUMULATED NET           NET REALIZED LOSS
                  INVESTMENT INCOME            ON INVESTMENTS
                  -------------------------------------------
                  $10,294,877                     $10,294,877

The tax character of distributions paid during the years ended December 31, 2005 and December 31, 2004 was as follows:

                                           YEAR ENDED           YEAR ENDED
                                    DECEMBER 31, 2005    DECEMBER 31, 2004
      --------------------------------------------------------------------
      Distributions paid from:
      Ordinary income                   $  40,190,503         $ 34,517,360

                     38 | OPPENHEIMER STRATEGIC BOND FUND/VA

The aggregate cost of securities and other investments and the composition of unrealized appreciation and depreciation of securities and other investments for federal income tax purposes as of December 31, 2005 are noted below. The primary difference between book and tax appreciation or depreciation of securities and other investments, if applicable, is attributable to the tax deferral of losses or tax realization of financial statement unrealized gain or loss.

          Federal tax cost of securities             $   1,287,851,686
          Federal tax cost of other investments            (31,303,462)
                                                     -----------------
          Total federal tax cost                     $   1,256,548,224
                                                     =================

          Gross unrealized appreciation              $      32,240,903
          Gross unrealized depreciation                    (23,952,656)
                                                     -----------------
          Net unrealized appreciation                $       8,288,247
                                                     =================

--------------------------------------------------------------------------------
TRUSTEES' COMPENSATION. The Board of Trustees has adopted a deferred compensation plan for independent trustees that enables trustees to elect to defer receipt of all or a portion of the annual compensation they are entitled to receive from the Fund. For purposes of determining the amount owed to the
Trustee under the plan, deferred amounts are treated as though equal dollar amounts had been invested in shares of the Fund or in other Oppenheimer funds selected by the Trustee. The Fund purchases shares of the funds selected for deferral by the Trustee in amounts equal to his or her deemed investment, resulting in a Fund asset equal to the deferred compensation liability. Such assets are included as a component of "Other" within the asset section of the
Statement of Assets and Liabilities. Deferral of trustees' fees under the plan will not affect the net assets of the Fund, and will not materially affect the
Fund's assets, liabilities or net investment income per share. Amounts will be deferred until distributed in accordance to the Plan.

--------------------------------------------------------------------------------
DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS. Dividends and distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date. Income and capital gain distributions, if any, are declared and paid annually.

--------------------------------------------------------------------------------
INVESTMENT INCOME. Dividend income is recorded on the ex-dividend date or upon ex-dividend notification in the case of certain foreign dividends where the ex-dividend date may have passed. Non-cash dividends included in dividend income, if any, are recorded at the fair market value of the securities received. Interest income, which includes accretion of discount and amortization of premium, is accrued as earned.

--------------------------------------------------------------------------------
CUSTODIAN FEES. Custodian Fees and Expenses in the Statement of Operations may
include interest expense incurred by the Fund on any cash overdrafts of its custodian account during the period. Such cash overdrafts may result from the effects of failed trades in portfolio securities and from cash outflows resulting from unanticipated shareholder redemption activity. The Fund pays interest to its custodian on such cash overdrafts to the extent they are not offset by positive cash balances maintained by the Fund. The Reduction to
Custodian Expenses line item, if applicable, represents earnings on cash balances maintained by the Fund during the period. Such interest expense and other custodian fees may be paid with these earnings.

--------------------------------------------------------------------------------
SECURITY TRANSACTIONS. Security transactions are recorded on the trade date.
Realized gains and losses on securities sold are determined on the basis of identified cost.

--------------------------------------------------------------------------------
OTHER. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
2. SHARES OF BENEFICIAL INTEREST

The Fund has authorized an unlimited number of $0.001 par value shares of beneficial interest of each class. Transactions in shares of beneficial interest were as follows:

                                            YEAR ENDED DECEMBER 31, 2005    YEAR ENDED DECEMBER 31, 2004
                                                 SHARES           AMOUNT         SHARES           AMOUNT
---------------------------------------------------------------------------------------------------------

NON-SERVICE SHARES
Sold                                         23,774,819   $  120,696,837     24,003,073   $  119,433,508
Dividends and/or distributions reinvested     5,623,068       28,059,108      6,088,351       29,467,620
Redeemed                                    (42,307,482)    (210,959,907)   (25,208,632)    (125,399,423)
                                            -------------------------------------------------------------
Net increase (decrease)                     (12,909,595)  $  (62,203,962)     4,882,792   $   23,501,705
                                            =============================================================

---------------------------------------------------------------------------------------------------------
SERVICE SHARES
Sold                                         80,659,335   $  414,986,342     31,450,838   $  158,302,695
Dividends and/or distributions reinvested     2,388,070       12,131,395      1,026,369        5,049,740
Redeemed                                     (2,226,542)     (11,463,078)    (2,125,979)     (10,581,099)
                                            -------------------------------------------------------------
Net increase                                 80,820,863   $  415,654,659     30,351,228   $  152,771,336
                                            =============================================================

--------------------------------------------------------------------------------
3. PURCHASES AND SALES OF SECURITIES

The aggregate cost of purchases and proceeds from sales of securities, other than short-term obligations, for the year ended December 31, 2005, were as follows:

                                                               PURCHASES            SALES
-----------------------------------------------------------------------------------------

Investment securities                                     $  760,393,218    $ 681,724,411
U.S. government and government agency obligations            238,376,693       52,518,620
To Be Announced (TBA) mortgage-related securities            890,029,144      873,786,459

--------------------------------------------------------------------------------
4. FEES AND OTHER TRANSACTIONS WITH AFFILIATES

MANAGEMENT FEES. Management fees paid to the Manager were in accordance with the investment advisory agreement with the Trust which provides for a fee at an annual rate of 0.75% of the first $200 million of average annual net assets,
0.72% of the next $200 million, 0.69% of the next $200 million, 0.66% of the next $200 million, 0.60% on the next $200 million and 0.50% of average annual net assets over $1 billion.

--------------------------------------------------------------------------------
ADMINISTRATION SERVICE FEES. The Fund pays the Manager a fee of $1,500 per year for preparing and filing the Fund's tax returns.

--------------------------------------------------------------------------------
TRANSFER AGENT FEES. OppenheimerFunds Services (OFS), a division of the Manager, acts as the transfer and shareholder servicing agent for the Fund. The Fund pays
OFS a per account fee. For the year ended December 31, 2005, the Fund paid
$20,449 to OFS for services to the Fund.

      Additionally, funds offered in variable annuity separate accounts are subject to minimum fees of $10,000 per class, for class level assets of $10 million or more. Each class is subject to the minimum fee in the event that the per account fee does not equal or exceed the applicable minimum fee.

--------------------------------------------------------------------------------
DISTRIBUTION AND SERVICE PLAN FOR SERVICE SHARES. The Fund has adopted a
Distribution and Service Plan for Service shares to pay OppenheimerFunds
Distributor, Inc. (the Distributor), for distribution related services, personal service and account maintenance for the Fund's Service shares. Under the plan, payments are made periodically at an annual rate of up to 0.25% of the average annual net assets of Service shares of the Fund. The Distributor currently uses all of those fees to compensate sponsor(s) of the insurance product that offers
Fund shares, for providing personal service and maintenance of accounts of their variable contract owners that hold Service shares. The impact of the service plan is to increase operating expenses of the Service shares, which results in lower performance compared to the Fund's shares that are not subject to a service fee. Fees incurred by the Fund under the plan are detailed in the
Statement of Operations.

--------------------------------------------------------------------------------
WAIVERS AND REIMBURSEMENTS OF EXPENSES. OFS has voluntarily agreed to limit transfer and shareholder servicing agent fees for all classes to 0.35% of average annual net assets per class. This undertaking may be amended or withdrawn at any time.

--------------------------------------------------------------------------------
5. FOREIGN CURRENCY CONTRACTS

A foreign currency contract is a commitment to purchase or sell a foreign currency at a future date, at a negotiated rate. The Fund may enter into foreign currency contracts to settle specific purchases or sales of securities denominated in a foreign currency and for protection from adverse exchange rate fluctuation. Risks to the Fund include the potential inability of the counterparty to meet the terms of the contract.

      The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Fund and the resulting unrealized appreciation or depreciation are determined using prevailing foreign currency exchange rates.
Unrealized appreciation and depreciation on foreign currency contracts are reported in the Statement of Assets and Liabilities as a receivable or payable and in the Statement of Operations with the change in unrealized appreciation or depreciation.

      The Fund may realize a gain or loss upon the closing or settlement of the foreign transaction. Contracts closed or settled with the same broker are recorded as net realized gains or losses. Such realized gains and losses are reported with all other foreign currency gains and losses in the Statement of
Operations.

As of December 31, 2005, the Fund had outstanding foreign currency contracts as follows:

                                                             CONTRACT
                                          EXPIRATION           AMOUNT       VALUATION AS OF      UNREALIZED     UNREALIZED
CONTRACT DESCRIPTION                           DATES           (000S)         DEC. 31, 2005    APPRECIATION   DEPRECIATION
--------------------------------------------------------------------------------------------------------------------------

CONTRACTS TO PURCHASE
Argentine Peso [ARP]                   1/5/06-2/2/06           16,875 ARP   $     5,537,498   $          --   $     75,625
Brazilian Real [BRR]                  1/17/06-1/5/10           41,189 BRR        18,998,814       1,172,694        152,194
British Pound Sterling [GBP]                  3/9/06              600 GBP         1,032,215              --         10,723
Canadian Dollar [CAD]                        1/23/06            6,120 CAD         5,268,392          38,912             --
Chiliean Peso [CLP]                           1/6/06          530,000 CLP         1,030,467          27,154             --
Colombian Peso [COP]                          1/5/06        7,439,412 COP         3,253,389              --         18,306
Euro [EUR]                           1/17/06-2/14/06           37,000 EUR        43,876,406          10,306        174,681
Indonesian Rupiah [IDR]                       4/3/06       29,080,000 IDR         2,927,018              --          5,912
Indian Rupee [INR]                            1/5/06          207,900 INR         4,618,721         122,996             --
Japanese Yen [JPY]                            1/6/06          484,000 JPY         4,107,120              --        134,215
Mexican Nuevo Peso [MXN]             1/17/06-4/25/06           81,140 MXN         7,584,773         120,083             --
Swedish Krone [SEK]                          2/13/06           82,490 SEK        10,417,607          20,723          6,689
Swiss Franc [CHF]                             2/2/06            6,800 CHF         5,192,699              --         14,849
Thailand Baht [THB]                          1/17/06          158,000 THB         3,849,981              --          1,799
Turkish Lira [TRY]                    1/17/06-2/1/08           12,284 TRY        10,613,182         423,589          1,755
                                                                                              ----------------------------
                                                                                                  1,936,457        596,748
                                                                                              ----------------------------
CONTRACTS TO SELL
Australian Dollar [AUD]                       3/6/06            9,920 AUD         7,257,953          75,134             --
Brazilian Real [BRR]                          2/2/06           30,410 BRR        12,869,918          80,152             --
British Pound Sterling [GBP]          1/17/06-3/8/06           10,340 GBP        17,788,468         593,667             --
Canadian Dollar [CAD]                        2/17/06              355 CAD           305,824              --          8,005
Chinese Renminbi (Yuan) [CNY]                1/17/06           36,600 CNY         4,547,201              --            391
Euro [EUR]                           1/24/06-5/18/06           38,850 EUR        46,091,367         538,185         49,549
Japanese Yen [JPY]                    1/10/06-4/5/06        7,558,000 JPY        64,342,685         491,826        438,432
New Zealand Dollar [NZD]                     2/21/06           15,240 NZD        10,360,117         137,457            523
Swedish Krone [SEK]                          1/17/06           36,600 SEK         4,613,051          60,741             --
Swiss Franc [CHF]                            1/17/06            5,950 CHF         4,536,115          72,537             --
Taiwan Dollar [TWD]                          1/17/06          151,600 TWD         4,627,822              --         92,295
South African Rand [ZAR]             1/11/06-1/12/06           21,320 ZAR         3,366,318              --        185,357
                                                                                              ----------------------------
                                                                                                  2,049,699        774,552
                                                                                              ----------------------------
Total unrealized appreciation and depreciation                                                $   3,986,156   $  1,371,300
                                                                                              ============================

--------------------------------------------------------------------------------
6. FUTURES CONTRACTS

A futures contract is a commitment to buy or sell a specific amount of a commodity or financial instrument at a negotiated price on a stipulated future date. Futures contracts are traded on a commodity exchange. The Fund may buy and sell futures contracts that relate to broadly based securities indices
(financial futures) or debt securities (interest rate futures) in order to gain exposure to or protection from changes in market value of stocks and bonds or interest rates. The Fund may also buy or write put or call options on these futures contracts.

      The Fund generally sells futures contracts as a hedge against increases in interest rates and decreases in market value of portfolio securities. The Fund may also purchase futures contracts to gain exposure to market changes as it may be more efficient or cost effective than actually buying securities.

      Upon entering into a futures contract, the Fund is required to deposit either cash or securities (initial margin) in an amount equal to a certain percentage of the contract value. Subsequent payments (variation margin) are made or received by the Fund each day. The variation margin payments are equal to the daily changes in the contract value and are recorded as unrealized gains and losses. The Fund recognizes a realized gain or loss when the contract is closed or has expired.

      Cash held by the broker to cover initial margin requirements on open futures contracts is noted in the Statement of Assets and Liabilities.
Securities held in collateralized accounts to cover initial margin requirements on open futures contracts are noted in the Statement of Investments. The
Statement of Assets and Liabilities reflects a receivable and/or payable for the daily mark to market for variation margin. Realized gains and losses are reported in the Statement of Operations as the closing and expiration of futures contracts. The net change in unrealized appreciation and depreciation is reported in the Statement of Operations.

      Risks of entering into futures contracts (and related options) include the possibility that there may be an illiquid market and that a change in the value of the contract or option may not correlate with changes in the value of the underlying securities.

As of December 31, 2005, the Fund had outstanding futures contracts as follows:

                                                                                                 UNREALIZED
                                               EXPIRATION   NUMBER OF      VALUATION AS OF     APPRECIATION
CONTRACT DESCRIPTION                                DATES   CONTRACTS    DECEMBER 31, 2005   (DEPRECIATION)
-----------------------------------------------------------------------------------------------------------

CONTRACTS TO PURCHASE
Amsterdam Exchange Index                          1/20/06          19       $    1,966,200        $  18,046
DAX Index                                         3/17/06          12            1,931,405           36,529
Euro-Bundesobligation, 10 yr.                      3/8/06          90           12,982,111           88,871
FTSE 100 Index                                    3/17/06           4              386,491            5,892
Nikkei 225 Index                                   3/9/06           3              408,276           22,627
Standard & Poor's ASX 200 Index                   3/16/06          22            1,905,951           52,759
Standard & Poor's/MIB Index, 10 yr.               3/17/06           9            1,906,987           38,454
U.S. Long Bonds                                   3/22/06         387           44,190,563          633,438
U.S. Treasury Nts., 2 yr.                         3/31/06         200           41,037,500           34,878
U.S. Treasury Nts., 10 yr.                        3/22/06         329           35,994,656          177,443
                                                                                                  ---------
                                                                                                  1,108,937
                                                                                                  ---------

                                                                                                 UNREALIZED
                                               EXPIRATION   NUMBER OF      VALUATION AS OF     APPRECIATION
CONTRACT DESCRIPTION                                DATES   CONTRACTS    DECEMBER 31, 2005   (DEPRECIATION)
------------------------------------------------------------------------------------------------------------

CONTRACTS TO SELL
CAC-40 10 Index                                   1/20/06          38       $    2,122,758        $ (11,191)
DAX Index                                         3/17/06          12            1,931,405          (37,701)
Euro-Bundesobligation, 10 yr.                      3/8/06          22            3,173,405          (22,238)
FTSE 100 Index                                    3/17/06          41            3,961,530          (61,634)
Japan (Government of) Mini Bonds, 10 yr.           3/8/06          20            2,329,249           (7,971)
NASDAQ 100 E-Mini Index                           3/17/06         112            3,716,160            2,043
Nikkei 225 Index                                   3/9/06          42            5,715,860         (193,395)
OMXS 30 Index                                     1/27/06         179            2,167,512          (45,452)
Standard & Poor's 500 Index                       3/16/06          77           24,154,900          215,311
United Kingdom Long Gilt                          3/29/06           3              590,730           (7,123)
U.S. Treasury Nts., 2 yr.                         3/31/06          49           10,054,188           (6,066)
U.S. Treasury Nts., 5 yr.                         3/22/06         222           23,608,313          (43,285)
U.S. Treasury Nts., 10 yr.                        3/22/06         359           39,276,844         (179,572)
                                                                                                  ----------
                                                                                                   (398,274)
                                                                                                  ----------
                                                                                                  $ 710,663
                                                                                                  ==========

--------------------------------------------------------------------------------
7. OPTION ACTIVITY

The Fund may buy and sell put and call options, or write put and covered call options on portfolio securities in order to produce incremental earnings or protect against changes in the value of portfolio securities.

      The Fund generally purchases put options or writes covered call options to hedge against adverse movements in the value of portfolio holdings. When an option is written, the Fund receives a premium and becomes obligated to sell or purchase the underlying security at a fixed price, upon exercise of the option.

      Options are valued daily based upon the last sale price on the principal exchange on which the option is traded and unrealized appreciation or depreciation is recorded. The Fund will realize a gain or loss upon the expiration or closing of the option transaction. When an option is exercised, the proceeds on sales for a written call option, the purchase cost for a written put option, or the cost of the security for a purchased put or call option is adjusted by the amount of premium received or paid.

      Securities designated to cover outstanding call options are noted in the
Statement of Investments where applicable. Contracts subject to call, expiration date, exercise price, premium received and market value are detailed in a note to the Statement of Investments. Options written are reported as a liability in the Statement of Assets and Liabilities. Realized gains and losses are reported in the Statement of Operations.

      The risk in writing a call option is that the Fund gives up the opportunity for profit if the market price of the security increases and the option is exercised. The risk in writing a put option is that the Fund may incur a loss if the market price of the security decreases and the option is exercised. The risk in buying an option is that the Fund pays a premium whether or not the option is exercised. The Fund also has the additional risk of not being able to enter into a closing transaction if a liquid secondary market does not exist.

Written option activity for the year ended December 31, 2005 was as follows:

                                                                   CALL OPTIONS                PUT OPTIONS
                                                         ----------------------     -----------------------
                                                         PRINCIPAL/                 PRINCIPAL/
                                                          NUMBER OF   AMOUNT OF      NUMBER OF   AMOUNT OF
                                                          CONTRACTS    PREMIUMS      CONTRACTS    PREMIUMS
-----------------------------------------------------------------------------------------------------------

Options outstanding as of December 31, 2004                     945   $   2,661      2,325,000   $   5,357
Options written                                               3,570       3,188             --          --
Options closed or expired                                    (4,515)     (5,849)    (2,325,000)     (5,357)
                                                         --------------------------------------------------
Options outstanding as of December 31, 2005                      --   $      --             --   $      --
                                                         ==================================================

--------------------------------------------------------------------------------
8. CREDIT SWAP CONTRACTS

The Fund may enter into a credit default swap contract to seek to maintain a total return on a particular investment or portion of its portfolio, or for other non-speculative purposes. Credit default swap contracts are subject to credit risks (for example if the counterparty fails to meet its obligations).

      As a purchaser of a credit default swap contract, the Fund pays a periodic interest fee on the notional amount to the counterparty. This interest fee is accrued daily as a component of unrealized appreciation (depreciation) and is recorded as realized loss upon payment. Upon occurrence of a specific credit event with respect to the underlying referenced debt obligation, the Fund is obligated to deliver that security to the counterparty in exchange for receipt of the notional amount from the counterparty. The difference between the value of the security delivered and the notional amount received is recorded as realized gain. Information regarding such credit swaps as of December 31, 2005 is as follows:

                                                                                    NOTIONAL
                                                                                      AMOUNT         ANNUAL
                                                                                 RECEIVED BY       INTEREST        UNREALIZED
                                                                               THE FUND UPON      RATE PAID      APPRECIATION
COUNTERPARTY                   REFERENCED DEBT OBLIGATION                       CREDIT EVENT    BY THE FUND    (DEPRECIATION)
------------------------------------------------------------------------------------------------------------------------------

Citigroup Global Markets
Limited London, UK             Republic of Hungary 4.50% Bond                  $   2,300,000           0.40%   $        1,088
------------------------------------------------------------------------------------------------------------------------------
Deutsche Bank                  Philippine Government Bond                          2,000,000           3.69            35,000
------------------------------------------------------------------------------------------------------------------------------
JPMorgan Chase New York, NY:
                               Kingdom of Jordan 6% Step-up Bond                     250,000           2.00              (873)
                               Russian Federation 2.50% Step-up Bond                 730,000           2.40           (77,615)
------------------------------------------------------------------------------------------------------------------------------
Lehman Brothers Special
Financing, Inc.:
                               Brazil 12.25% Global Bond                           3,000,000           6.15          (497,594)
                               General Motors 7.125% Bond                            700,000           5.45            35,000
                               General Motors 7.125% Bond                          1,300,000           4.40            71,500
------------------------------------------------------------------------------------------------------------------------------
Morgan Stanley Capital
Services, Inc.:
                               Republic of Colombia 10.375% Bond                   1,080,000           3.70          (109,602)
                               Turkey Government 11.875% International Bond        1,560,000           3.22          (134,409)
                               Ukrainian Government Bond                             346,000           1.65            (1,946)
------------------------------------------------------------------------------------------------------------------------------
UBS AG, London Branch          Federal Republic of Brazil 12.25% Bond                900,000           4.50           (93,368)
                                                                                                               ---------------
                                                                                                               $     (772,819)
                                                                                                               ===============

As a seller of a credit default swap contract, the Fund receives a periodic interest fee on the notional amount from the counterparty. This interest fee is accrued daily as a component of unrealized appreciation (depreciation) and is recorded as realized gain upon receipt. Upon occurrence of a specific credit event with respect to the underlying referenced debt obligation, the Fund receives that security from the counterparty in exchange for payment of the notional amount to the counterparty. The difference between the value of the security received and the notional amount paid is recorded as realized loss.
Information regarding such credit swaps as of December 31, 2005 is as follows:

                                                                                    NOTIONAL         ANNUAL
                                                                                 AMOUNT PAID  INTEREST RATE        UNREALIZED
                                                                                 BY THE FUND    RECEIVED BY      APPRECIATION
COUNTERPARTY                   REFERENCED DEBT OBLIGATION                  UPON CREDIT EVENT       THE FUND    (DEPRECIATION)
------------------------------------------------------------------------------------------------------------------------------

Lehman Brothers Special
Financing, Inc.:
                               General Motors 7.125% Bond                        $   700,000           9.80%   $      (78,015)
                               General Motors 7.125% Bond                          1,300,000           5.55          (282,815)
------------------------------------------------------------------------------------------------------------------------------
UBS AG, London Branch          Federal Republic of Brazil 12.25% Bond              3,055,000           3.80           239,903
                                                                                                               ---------------
                                                                                                               $     (120,927)
                                                                                                               ===============

--------------------------------------------------------------------------------
9.INTEREST RATE SWAP CONTRACTS

The Fund may enter into an interest rate swap transaction to maintain a total return or yield spread on a particular investment, or portion of its portfolio, or for other non-speculative purposes. Interest rate swaps involve the exchange of commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments. The coupon payments are based on an agreed upon principal amount and a specified index. Because the principal amount is not exchanged, it represents neither an asset nor a liability to either counterparty, and is referred to as notional. The unrealized gain (loss) related to the valuation of such contracts as well as the amount due to (owed by) the
Fund at termination or settlement is combined and separately disclosed as an asset (liability) on the Statement of Assets and Liabilities. The Fund also records any periodic payments received from (paid to) the counterparty under such contracts as realized gain (loss) on the Statement of Operations.

      Interest rate swaps are subject to credit risk (if the counterparty fails to meet its obligations) and interest rate risk. The Fund could be obligated to pay more under its swap agreements than it receives under them, as a result of interest rate changes.

As of December 31, 2005, the Fund had entered into the following interest rate swap agreements:

                                                       FIXED RATE    FLOATING RATE
                                                          PAID BY      RECEIVED BY                                      UNREALIZED
                                     NOTIONAL         THE FUND AT      THE FUND AT       FLOATING    TERMINATION      APPRECIATION
SWAP COUNTERPARTY                      AMOUNT       DEC. 31, 2005    DEC. 31, 2005     RATE INDEX          DATES    (DEPRECIATION)
-----------------------------------------------------------------------------------------------------------------------------------

Citigroup Global Markets                                                                Six-Month
Holdings, Inc.:                     1,260,000 PLZ           5.900%           5.520%          WIBO        3/24/10    $       21,463

                                                                                        Six-Month
                                    2,016,000 PLZ           4.350            5.550           WIBO        3/24/10            35,109
-----------------------------------------------------------------------------------------------------------------------------------
Credit Suisse First Boston                                                             28-Day MXN
International                       9,530,000 MXN           8.900           10.000           TIIE         7/9/15            58,910
-----------------------------------------------------------------------------------------------------------------------------------
Credit Suisse First Boston, Inc.                                                        Six-Month
(Nassau Branch)                     3,640,000 PLZ           4.910            4.480           WIBO         7/1/10           (22,674)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        Six-Month
Deutsche Bank AG                      930,000               3.660            5.250          LIBOR        6/23/15            74,003
-----------------------------------------------------------------------------------------------------------------------------------
Deutsche Bank AG, 5 yr.:                                                                   90-Day
                                   55,240,000 TWD           2.585            1.360           CPTW        8/19/09           (39,818)
                                   74,350,000 INR           4.880            5.012            IRS        1/15/09            57,230
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Three-Month
Deutsche Bank AG, 10 yr.           10,000,000               3.780            5.320      BBA LIBOR        5/12/14           304,662
-----------------------------------------------------------------------------------------------------------------------------------
Goldman Sachs Capital
Markets LP:
                                   15,887,992 BRR          19.730           17.180           BZDI         1/2/08           116,505
                                    1,682,090 BRR          18.250           17.720           BZDI         1/2/07                --
                                    2,744,000 BRR          19.200           18.160           BZDI         1/2/08            46,558
                                    4,710,000 MXN           8.615           10.000       MXN TIIE        6/24/15            29,995
                                    9,160,000 MXN           9.155           10.220       MXN TIIE        1/30/15            70,396
                                    7,875,000 MXN           9.110           10.430       MXN TIIE        5/29/15            70,924
                                    7,875,000 MXN           9.053           10.300       MXN TIIE         6/1/15            64,522
                                    7,990,000 MXN           9.000           10.290       MXN TIIE        6/14/15            64,885

--------------------------------------------------------------------------------
9. INTEREST RATE SWAP CONTRACTS Continued

                                                       FIXED RATE    FLOATING RATE
                                                          PAID BY      RECEIVED BY                                      UNREALIZED
                                     NOTIONAL         THE FUND AT      THE FUND AT       FLOATING    TERMINATION      APPRECIATION
SWAP COUNTERPARTY                      AMOUNT       DEC. 31, 2005    DEC. 31, 2005     RATE INDEX          DATES    (DEPRECIATION)
-----------------------------------------------------------------------------------------------------------------------------------

Goldman Sachs Group, Inc.
(The):
                                    3,307,000 BRR          18.630%          18.000%          BZDI         1/2/07    $        8,113
                                    1,314,230 BRR          18.250           17.170           BZDI         1/2/08             6,036
                                    1,606,280 BRR          18.250           17.170           BZDI         1/2/08             7,377
                                    9,100,000 MXN           8.565           10.700       MXN TIIE         5/8/15            96,552
                                    6,090,000 MXN           8.650            9.410       MXN TIIE        8/31/20            10,680
                                   12,220,000 MXN           8.625            9.500       MXN TIIE        8/28/25            20,576
                                   18,300,000 MXN           8.650            9.510       MXN TIIE        8/26/25            32,541
                                   11,510,000 MXN           8.650            9.740       MXN TIIE         1/5/10            48,889
                                   23,010,000 MXN           8.900            9.840       MXN TIIE       12/31/09           105,173
                                    4,100,000 MXN           8.588           10.850       MXN TIIE         3/5/15            47,142
-----------------------------------------------------------------------------------------------------------------------------------
JPMorgan Chase Bank:                                                                    Six-Month
                                  245,400,000 HUF           6.630            7.000     LIBOR flat        7/14/08             3,093
                                                                                       28-Day MXN
                                   14,620,000 MXN           8.650           10.880           TIIE       11/16/14           166,418
                                    9,700,000 MXN           9.140            9.760       MXN TIIE        8/17/15            46,099
                                                                                      Three-Month
                                  100,000,000               3.870            4.430          LIBOR         9/1/10          (629,723)
                                                                                      Three-Month
                                    1,820,000               3.680            4.940      BBA LIBOR        4/30/14             8,170
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Three-Month
JPMorgan Chase Bank, 10 yr.        35,000,000               4.290            4.985      BBA LIBOR         5/6/14           255,049
-----------------------------------------------------------------------------------------------------------------------------------
Lehman Brothers Special
Financing, Inc.:                                                                       28-Day MXN
                                    9,440,000 MXN           8.900            9.990           TIIE        7/19/15            56,597
                                                                                        Six-Month
                                    4,680,000 PLZ           4.470            4.530           WIBO         7/5/10           (23,020)
-----------------------------------------------------------------------------------------------------------------------------------
Morgan Stanley Capital
Services, Inc.:
                                    1,760,273 BRR          18.680           16.880           BZDI         1/2/08             2,417
                                    3,540,000 BRR          19.720           17.590           BZDI         1/2/07             6,120
                                                                                        Six-Month
                                  178,000,000 JPY           1.522            0.406      BBA LIBOR        10/5/13              (986)
                                                                                        Six-Month
                                  603,000,000 JPY           0.376            0.670      BBA LIBOR        10/5/08               189
                                                                                      Three-Month
                                    4,940,000 ZAR           7.000            8.140           JIBA        5/18/10            21,996
                                                                                                                    ---------------
                                                                                                                    $    1,248,168
                                                                                                                    ===============

Notional amount is reported in U.S. Dollars, except for those denoted in the following currencies:

BRR        Brazilian Real

HUF        Hungary Forints

INR        Indian Rupee

JPY        Japanese Yen

MXN        Mexican Nuevo Peso

PLZ        Polish Zloty

TWD        New Taiwan Dollar

ZAR        South African Rand

Index abbreviations are as follows:

BBA LIBOR  British Bankers' Association London-Interbank Offered Rate

BZDI       Brazil Cetip Interbank Deposit Rate

CPTW       Bloomberg Taiwan Secondary Commercial Papers

IRS        India Swap Composites

JIBA       South Africa Johannesburg Interbank Agreed Rate

LIBOR      London-Interbank Offered Rate

MXN TIIE   Mexican Peso-Interbank Equilibrium Interest Rate

WIBO       Poland Warsaw Interbank Offer Bid Rate

--------------------------------------------------------------------------------
10. TOTAL RETURN SWAP CONTRACTS

The Fund may enter into a total return swap transaction to maintain a total return on a particular investment, or portion of its portfolio, or for other non-speculative purposes. Because the principal amount is not exchanged, it represents neither an asset nor a liability to either counterparty, and is referred to as notional. The unrealized gain (loss) related to the valuation of such contracts as well as the amount due to (owed by) the Fund at termination or settlement is combined and separately disclosed as an asset (liability) on the
Statement of Assets and Liabilities. The Fund also records any periodic payments received from (paid to) the counterparty under such contracts as realized gain
(loss) on the Statement of Operations. Total return swaps are subject to risks
(if the counterparty fails to meet its obligations).

As of December 31, 2005, the Fund had entered into the following total return swap agreements:

                                                                                    NOTIONAL    TERMINATION        UNREALIZED
COUNTERPARTY                   SWAP DESCRIPTION                                       AMOUNT          DATES      APPRECIATION
-----------------------------------------------------------------------------------------------------------------------------

Deutsche Bank AG               Six-Month BBA LIBOR                              $  1,620,000        5/13/15      $    186,249
-----------------------------------------------------------------------------------------------------------------------------
Goldman Sachs Group, Inc.
(The):
                               Six-Month BBA LIBOR                                   920,000        1/14/15           115,603
                               Six-Month BBA LIBOR                                   920,000        1/20/15           126,533

                               Received or paid monthly. If the sum of the
                               Lehman Brothers CMBS Index Payer Payment
                               Amount and the Floating Rate Payer Payment
                               Amount is positive, the Counterparty will pay
                               such amount to the Fund. If the sums are
                               negative, then the Fund shall pay the absolute
                               value of such amount to the Counterparty.           4,550,000         6/1/06            12,852
                                                                                                                 ------------
                                                                                                                 $    441,237
                                                                                                                 ============

Abbreviations are as follows:

BBA LIBOR   British Bankers' Association London-Interbank Offered Rate

CMBS        Commercial Mortgage Backed Securities

--------------------------------------------------------------------------------
11. SWAPTION TRANSACTIONS

The Fund may enter into a swaption transaction, whereby a contract that grants the holder, in return for payment of the purchase price (the "premium") of the option, the right, but not the obligation, to enter into an interest rate swap at a preset rate within a specified period of time, with the writer of the contract. The writer receives premiums and bears the risk of unfavorable changes in the preset rate on the underlying interest rate swap. Swaption contracts written by the Fund do not give rise to counterparty credit risk as they obligate the Fund, not its counterparty, to perform. Swaptions written are reported as a liability in the Statement of Assets and Liabilities.

Written swaption activity for the year ended December 31, 2005 was as follows:

                                                               CALL SWAPTIONS              PUT SWAPTIONS
                                                 ----------------------------   -------------------------
                                                      NOTIONAL      AMOUNT OF      NOTIONAL    AMOUNT OF
                                                        AMOUNT       PREMIUMS        AMOUNT     PREMIUMS
---------------------------------------------------------------------------------------------------------

Swaptions outstanding as of December 31, 2004    $   6,670,000    $    66,002   $ 8,240,000   $   28,460
Swaptions written                                   48,315,000        284,045            --           --
Swaptions closed or expired                        (45,985,000)      (313,147)   (8,240,000)     (28,460)
                                                 --------------------------------------------------------
Swaptions outstanding as of December 31, 2005    $   9,000,000    $    36,900   $        --   $       --
                                                 ========================================================

As of December 31, 2005, the Fund had entered into the following swaption contracts:

                                               NOTIONAL   EXPIRATION   EXERCISE     PREMIUM        VALUE
SWAPTIONS                                        AMOUNT         DATE      PRICE    RECEIVED   SEE NOTE 1
--------------------------------------------------------------------------------------------------------

U.S. Dollar                                  $9,000,000       2/9/06   $   4.74    $ 36,900   $    8,630

                     47 | OPPENHEIMER STRATEGIC BOND FUND/VA

NOTES TO FINANCIAL STATEMENTS  Continued
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
12. ILLIQUID OR RESTRICTED SECURITIES AND CURRENCY

As of December 31, 2005, investments in securities included issues that are illiquid or restricted. Restricted securities are purchased in private placement transactions, are not registered under the Securities Act of 1933, may have contractual restrictions on resale, and are valued under methods approved by the
Board of Trustees as reflecting fair value. A security may also be considered illiquid if it lacks a readily available market or if its valuation has not changed for a certain period of time. The Fund will not invest more than 15% of its net assets (determined at the time of purchase and reviewed periodically) in illiquid or restricted securities. Certain restricted securities, eligible for resale to qualified institutional investors, are not subject to that limitation.
Securities that are illiquid or restricted are marked with the applicable footnote on the Statement of Investments. Information concerning restricted securities and currency is as follows:

                                                                                                               UNREALIZED
                                                             ACQUISITION                 VALUATION AS OF     APPRECIATION
SECURITY                                                           DATES        COST   DECEMBER 31, 2005   (DEPRECIATION)
--------------------------------------------------------------------------------------------------------------------------

Geotek Communications, Inc., Series B, Escrow Shares              1/4/01   $     840        $         --   $         (840)
Huntsman Corp.                                                   7/15/04      39,675              96,044           56,369
Prandium, Inc.                                           3/19/99-9/25/02     284,000                 242         (283,758)

CURRENCY
Argentine Peso                                         11/30/05-12/29/05     358,193             371,241           13,048
                                                                           -----------------------------------------------
                                                                           $ 682,708         $   467,527   $     (215,181)
                                                                           ===============================================

--------------------------------------------------------------------------------
13. SECURITIES LENDING

The Fund lends portfolio securities from time to time in order to earn additional income. In return, the Fund receives collateral in the form of U.S.
Treasury obligations or cash, against the loaned securities and maintains collateral in an amount not less than 100% of the market value of the loaned securities during the period of the loan. The market value of the loaned securities is determined at the close of business of the funds and any additional required collateral is delivered to the Fund on the next business day. If the borrower defaults on its obligation to return the securities loaned because of insolvency or other reasons, the Fund could experience delays and cost in recovering the securities loaned or in gaining access to the collateral.
Cash collateral is invested in cash equivalents. The Fund retains a portion of the interest earned from the collateral. The Fund continues to receive the economic benefit of interest or dividends paid on the securities loaned in the form of a substitute payment received from the borrower. As of December 31,
2005, the Fund had on loan securities valued at $66,657,680. Collateral of
$67,772,157 was received for the loans, of which $27,470,079 was received in cash and subsequently invested in approved instruments.

--------------------------------------------------------------------------------
14. LITIGATION

A consolidated amended complaint has been filed as putative derivative and class actions against the Manager, OFS and the Distributor, as well as 51 of the
Oppenheimer funds (as "Nominal Defendants") excluding the Fund, 30 present and former Directors or Trustees and 8 present and former officers of the funds.
This complaint, initially filed in the U.S. District Court for the Southern
District of New York on January 10, 2005 and amended on March 4, 2005, consolidates into a single action and amends six individual previously-filed putative derivative and class action complaints. Like those prior complaints, the complaint alleges that the Manager charged excessive fees for distribution and other costs, improperly used assets of the funds in the form of directed brokerage commissions and 12b-1 fees to pay brokers to promote sales of the funds, and failed to properly disclose the use of assets of the funds to make those payments in violation of the Investment Company Act of 1940 and the
Investment Advisers Act of 1940. Also, like those prior complaints, the complaint further alleges that by permitting and/or participating in those actions, the Directors/Trustees and the Officers breached their fiduciary duties to shareholders of the funds under the Investment Company Act of 1940 and at common law. The complaint seeks unspecified compensatory and punitive damages, rescission of the funds' investment advisory agreements, an accounting of all fees paid, and an award of attorneys' fees and litigation expenses.

      The defendants believe that the allegations contained in the Complaints are without merit and that they have meritorious defenses against the claims asserted. The defendants intend to defend these lawsuits vigorously and to contest any claimed liability. The defendants believe that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them and that no estimate can yet be made with any degree of certainty as to the amount or range of any potential loss.

                   END OF OPPENHEIMER STRATEGIC BOND FUND/VA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TO THE BOARD OF TRUSTEES AND SHAREHOLDERS OF OPPENHEIMER VALUE FUND/VA:

We have audited the accompanying statement of assets and liabilities of
Oppenheimer Value Fund/VA, a series of Oppenheimer Variable Account Funds, including the statement of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

      We conducted our audits in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.
The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of
Oppenheimer Value Fund/VA as of December 31, 2005, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the periods presented, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Denver, Colorado
February 13, 2006

STATEMENT OF INVESTMENTS  December 31, 2005
--------------------------------------------------------------------------------

                                                                   VALUE
                                              SHARES          SEE NOTE 1
-------------------------------------------------------------------------
COMMON STOCKS--114.4%
-------------------------------------------------------------------------
CONSUMER DISCRETIONARY--10.3%
-------------------------------------------------------------------------
MEDIA--10.3%
Comcast Corp., Cl. A Special, Non-Vtg. 1       2,300        $     59,087
-------------------------------------------------------------------------
Liberty Global, Inc., Series A                 2,943              66,218
-------------------------------------------------------------------------
Liberty Global, Inc., Series C 1               4,343              92,072
-------------------------------------------------------------------------
News Corp., Inc., Cl. A                        3,000              46,650
                                                            -------------
                                                                 264,027

CONSUMER STAPLES--6.4%
-------------------------------------------------------------------------
BEVERAGES--0.7%
Diageo plc, Sponsored ADR                        300              17,490
-------------------------------------------------------------------------
TOBACCO--5.7%
Altria Group, Inc.                             1,950             145,704
-------------------------------------------------------------------------
ENERGY--13.8%
-------------------------------------------------------------------------
ENERGY EQUIPMENT & SERVICES--1.1%
Halliburton Co.                                  470              29,121
-------------------------------------------------------------------------
OIL & GAS--12.7%
BP plc, ADR                                    2,070             132,935
-------------------------------------------------------------------------
Exxon Mobil Corp.                              2,500             140,425
-------------------------------------------------------------------------
TotalFinaElf SA, Sponsored ADR                   400              50,560
                                                            -------------
                                                                 323,920

-------------------------------------------------------------------------
FINANCIALS--35.5%
-------------------------------------------------------------------------
CAPITAL MARKETS--5.9%
UBS AG                                         1,600             152,240
-------------------------------------------------------------------------
COMMERCIAL BANKS--12.0%
Bank of America Corp.                          1,288              59,441
-------------------------------------------------------------------------
Wachovia Corp.                                 2,000             105,720
-------------------------------------------------------------------------
Wells Fargo & Co.                          2,280             143,252
                                                            -------------
                                                                 308,413

-------------------------------------------------------------------------
DIVERSIFIED FINANCIAL SERVICES--8.5%
Capital One Financial Corp.                      870              75,168
-------------------------------------------------------------------------
Citigroup, Inc.                                  600              29,118
-------------------------------------------------------------------------
JPMorgan Chase & Co.                       2,650             105,179
-------------------------------------------------------------------------
Lehman Brothers Holdings, Inc.                    60               7,690
                                                            -------------
                                                                 217,155

-------------------------------------------------------------------------
INSURANCE--5.7%
Everest Re Group Ltd.                            300              30,105
-------------------------------------------------------------------------
Genworth Financial, Inc., Cl. A                2,140              74,001
-------------------------------------------------------------------------
Platinum Underwriters Holdings Ltd.            1,360              42,255
                                                            -------------
                                                                 146,361

-------------------------------------------------------------------------
THRIFTS & MORTGAGE FINANCE--3.4%
Countrywide Financial Corp.                    1,330              45,473
-------------------------------------------------------------------------
Freddie Mac                                      620              40,517
                                                            -------------
                                                                  85,990

                                                                   VALUE
                                              SHARES          SEE NOTE 1
-------------------------------------------------------------------------
HEALTH CARE--5.2%
-------------------------------------------------------------------------
BIOTECHNOLOGY--1.1%
Wyeth                                            600        $     27,642
-------------------------------------------------------------------------
PHARMACEUTICALS--4.1%
Pfizer, Inc.                                   1,300              30,316
-------------------------------------------------------------------------
Sanofi-Aventis SA, ADR                         1,720              75,508
                                                            -------------
                                                                 105,824

-------------------------------------------------------------------------
INDUSTRIALS--11.0%
-------------------------------------------------------------------------
AEROSPACE & DEFENSE--7.6%
Honeywell International, Inc.                    830              30,918
-------------------------------------------------------------------------
Raytheon Co.                                     340              13,651
-------------------------------------------------------------------------
United Technologies Corp.                      2,700             150,957
                                                            -------------
                                                                 195,526

-------------------------------------------------------------------------
COMMERCIAL SERVICES & SUPPLIES--3.4%
Cendant Corp.                                  4,990              86,078
-------------------------------------------------------------------------
INFORMATION TECHNOLOGY--17.4%
-------------------------------------------------------------------------
COMPUTERS & PERIPHERALS--3.7%
Hutchinson Technology, Inc. 1                  1,200              34,140
-------------------------------------------------------------------------
International Business Machines Corp.            730              60,006
                                                            -------------
                                                                  94,146

-------------------------------------------------------------------------
SOFTWARE--13.7%
Microsoft Corp.                                4,860             127,089
-------------------------------------------------------------------------
Novell, Inc. 1                                 4,470              39,470
-------------------------------------------------------------------------
Synopsys, Inc. 1                               4,060              81,444
-------------------------------------------------------------------------
Take-Two Interactive Software, Inc. 1          5,890             104,253
                                                            -------------
                                                                 352,256

-------------------------------------------------------------------------
MATERIALS--4.5%
-------------------------------------------------------------------------
CHEMICALS--2.9%
Praxair, Inc.                                  1,370              72,555
-------------------------------------------------------------------------
METALS & MINING--1.6%
Phelps Dodge Corp.                               290              41,722
-------------------------------------------------------------------------
TELECOMMUNICATION SERVICES--2.3%
-------------------------------------------------------------------------
DIVERSIFIED TELECOMMUNICATION SERVICES--2.3%
IDT Corp., Cl. B 1                             2,730              31,941
-------------------------------------------------------------------------
Sprint Nextel Corp.                            1,200              28,032
                                                            -------------
                                                                  59,973

-------------------------------------------------------------------------
UTILITIES--8.0%
-------------------------------------------------------------------------
ELECTRIC UTILITIES--6.7%
AES Corp. (The) 1                              5,210              82,474
-------------------------------------------------------------------------
CMS Energy Corp. 1                             2,480              35,985
-------------------------------------------------------------------------
PG&E Corp.                                       540              20,045
-------------------------------------------------------------------------
Reliant Energy, Inc. 1                         3,300              34,056
                                                            -------------
                                                                 172,560

                                                                   VALUE
                                              SHARES          SEE NOTE 1
-------------------------------------------------------------------------
GAS UTILITIES--1.3%
Sempra Energy                                    730        $     32,732
                                                            -------------
Total Common Stocks (Cost $2,530,488)                          2,931,435

                                           PRINCIPAL
                                              AMOUNT
-------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS--2.1%
-------------------------------------------------------------------------
Undivided interest of 0.004% in joint repurchase
agreement (Principal Amount/Value $1,414,200,000,
with a maturity value of $1,414,844,247)
with UBS Warburg LLC, 4.10%, dated 12/30/05,
to be repurchased at $54,025 on 1/3/06,
collateralized by Federal Home Loan Mortgage Corp.,
5%, 1/1/35, with a value of $157,513,104 and Federal
National Mortgage Assn., 5%--5.50%, 3/1/34--10/1/35,
with a value of $1,301,420,187
(Cost $54,000)                            $   54,000              54,000

                                                                   VALUE
                                                              SEE NOTE 1
-------------------------------------------------------------------------
TOTAL INVESTMENTS, AT VALUE
(COST $2,584,488)                              116.5%       $  2,985,435
-------------------------------------------------------------------------
LIABILITIES IN EXCESS OF OTHER ASSETS          (16.5)           (423,175)
                                          -------------------------------
NET ASSETS                                     100.0%       $  2,562,260
                                          ===============================

FOOTNOTE TO STATEMENT OF INVESTMENTS

1.    Non-income producing security.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF ASSETS AND LIABILITIES  December 31, 2005
--------------------------------------------------------------------------------
-----------------------------------------------------------------------
ASSETS
-------------------------------------------------------------------------------------------------

Investments, at value (cost $2,584,488)--see accompanying statement of investments   $ 2,985,435
-------------------------------------------------------------------------------------------------
Cash                                                                                      10,326
-------------------------------------------------------------------------------------------------
Receivables and other assets:
Investments sold                                                                          39,875
Interest and dividends                                                                     2,783
Other                                                                                      2,668
                                                                                     ------------
Total assets                                                                           3,041,087

-------------------------------------------------------------------------------------------------
LIABILITIES
-------------------------------------------------------------------------------------------------
Payables and other liabilities:
Dividends                                                                                419,624
Investments purchased                                                                     40,239
Trustees' compensation                                                                     3,819
Shareholder communications                                                                 2,406
Other                                                                                     12,739
                                                                                     ------------
Total liabilities                                                                        478,827

-------------------------------------------------------------------------------------------------
NET ASSETS                                                                           $ 2,562,260
                                                                                     ============

-------------------------------------------------------------------------------------------------
COMPOSITION OF NET ASSETS
-------------------------------------------------------------------------------------------------
Par value of shares of beneficial interest                                           $       230
-------------------------------------------------------------------------------------------------
Additional paid-in capital                                                             2,132,982
-------------------------------------------------------------------------------------------------
Accumulated net investment loss                                                           (1,456)
-------------------------------------------------------------------------------------------------
Accumulated net realized gain on investments                                              29,557
-------------------------------------------------------------------------------------------------
Net unrealized appreciation on investments                                               400,947
                                                                                     ------------
NET ASSETS--applicable to 229,559 shares of beneficial interest outstanding          $ 2,562,260
                                                                                     ============

-------------------------------------------------------------------------------------------------
NET ASSET VALUE, REDEMPTION PRICE PER SHARE AND OFFERING PRICE PER SHARE             $     11.16

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENT OF OPERATIONS  For the Year Ended December 31, 2005
--------------------------------------------------------------------------------
------------------------------------------------------
INVESTMENT INCOME
-------------------------------------------------------------------------------------------------

Dividends (net of foreign withholding taxes of $487)                                 $    53,424
-------------------------------------------------------------------------------------------------
Interest                                                                                   2,021
                                                                                     ------------
Total investment income                                                                   55,445

-------------------------------------------------------------------------------------------------
EXPENSES
-------------------------------------------------------------------------------------------------
Management fees                                                                           21,587
-------------------------------------------------------------------------------------------------
Legal, auditing and other professional fees                                               14,923
-------------------------------------------------------------------------------------------------
Shareholder communications                                                                 4,981
-------------------------------------------------------------------------------------------------
Trustees' compensation                                                                     4,627
-------------------------------------------------------------------------------------------------
Administration service fees                                                                1,500
-------------------------------------------------------------------------------------------------
Insurance expenses                                                                           888
-------------------------------------------------------------------------------------------------
Custodian fees and expenses                                                                  132
-------------------------------------------------------------------------------------------------
Other                                                                                      2,507
                                                                                     ------------
Total expenses                                                                            51,145
Less reduction to custodian expenses                                                         (32)
                                                                                     ------------
Net expenses                                                                              51,113

-------------------------------------------------------------------------------------------------
NET INVESTMENT INCOME                                                                      4,332

-------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN
-------------------------------------------------------------------------------------------------
Net realized gain on investments                                                         444,863
-------------------------------------------------------------------------------------------------
Net change in unrealized appreciation on investments                                    (281,841)

-------------------------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                                 $   167,354
                                                                                     ============

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                                                     2005           2004
----------------------------------------------------------------------------------------------------------------

OPERATIONS
----------------------------------------------------------------------------------------------------------------
Net investment income (loss)                                                         $     4,332    $    (2,747)
----------------------------------------------------------------------------------------------------------------
Net realized gain                                                                        444,863        462,480
----------------------------------------------------------------------------------------------------------------
Net change in unrealized appreciation                                                   (281,841)       (56,226)
                                                                                     ---------------------------
Net increase in net assets resulting from operations                                     167,354        403,507

----------------------------------------------------------------------------------------------------------------
DIVIDENDS AND/OR DISTRIBUTIONS TO SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------
Dividends from net investment income                                                      (4,318)       (10,068)
----------------------------------------------------------------------------------------------------------------
Distributions from net realized gain                                                    (415,306)      (584,853)

----------------------------------------------------------------------------------------------------------------
BENEFICIAL INTEREST TRANSACTIONS
----------------------------------------------------------------------------------------------------------------
Net decrease in net assets resulting from beneficial interest transactions                    --       (864,862)

----------------------------------------------------------------------------------------------------------------
NET ASSETS
----------------------------------------------------------------------------------------------------------------
Total decrease                                                                          (252,270)    (1,056,276)
----------------------------------------------------------------------------------------------------------------
Beginning of period                                                                    2,814,530      3,870,806
                                                                                     ---------------------------
End of period (including accumulated net investment loss of $1,456 and $1,470,
respectively)                                                                        $ 2,562,260    $ 2,814,530
                                                                                     ===========================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

NON-SERVICE SHARES  YEAR ENDED DECEMBER 31,                                                2005          2004        2003 1
------------------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING DATA
------------------------------------------------------------------------------------------------------------------------------

Net asset value, beginning of period                                                 $    12.26    $    12.90     $   10.00
------------------------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment income (loss)                                                                .02 2        (.01) 2        .03
Net realized and unrealized gain                                                            .71          1.82          2.87
                                                                                     -----------------------------------------
Total from investment operations                                                            .73          1.81          2.90
------------------------------------------------------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                                                       (.02)         (.03)           --
Distributions from net realized gain                                                      (1.81)        (2.42)           --
                                                                                     -----------------------------------------
Total dividends and/or distributions to shareholders                                      (1.83)        (2.45)           --
------------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                                                       $    11.16    $    12.26     $   12.90
                                                                                     =========================================

------------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 3                                                         5.88%        14.50%        29.00%
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
------------------------------------------------------------------------------------------------------------------------------
Net assets, end of period (in thousands)                                             $    2,562    $    2,815     $   3,871
------------------------------------------------------------------------------------------------------------------------------
Average net assets (in thousands)                                                    $    2,878    $    3,370     $   3,205
------------------------------------------------------------------------------------------------------------------------------
Ratios to average net assets: 4
Net investment income (loss)                                                               0.15%        (0.08)%        0.27%
Total expenses                                                                             1.78% 5       1.82% 5       1.39% 5
------------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate                                                                      86%          100%          120%

1. For the period from January 2, 2003 (commencement of operations) to December
31, 2003.

2. Per share amounts calculated based on the average shares outstanding during the period.

3. Assumes an investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not annualized for periods less than one full year. Total return information does not reflect expenses that apply at the separate account level or to related insurance products. Inclusion of these charges would reduce the total return figures for all periods shown. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

4. Annualized for periods of less than one full year.

5. Reduction to custodian expenses less than 0.01%.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES

Oppenheimer Value Fund/VA (the Fund) is a separate series of Oppenheimer
Variable Account Funds, an open-end management investment company registered under the Investment Company Act of 1940, as amended. The Fund's investment objective is to seek long-term growth of capital by investing primarily in common stocks with low price-earnings ratios and better-than-anticipated earnings. Realization of current income is a secondary consideration. The Fund's investment advisor is OppenheimerFunds, Inc. (the Manager). As of December 31,
2005, all of the Non-Service shares were owned by the Manager.

      The Fund currently offers Non-Service shares only. The shares are sold at their offering price, which is the net asset value per share, to separate investment accounts of participating insurance companies as an underlying investment for variable life insurance policies, variable annuity contracts or other investment products.

      The following is a summary of significant accounting policies consistently followed by the Fund.

--------------------------------------------------------------------------------
      SECURITIES VALUATION. The Fund calculates the net asset value of its shares as of the close of The New York Stock Exchange (the Exchange), normally
4:00 P.M. Eastern time, on each day the Exchange is open for business.
Securities may be valued primarily using dealer-supplied valuations or a portfolio pricing service authorized by the Board of Trustees. Securities listed or traded on National Stock Exchanges or other domestic exchanges are valued based on the last sale price of the security traded on that exchange prior to the time when the Fund's assets are valued. Securities traded on NASDAQ are valued based on the closing price provided by NASDAQ prior to the time when the
Fund's assets are valued. In the absence of a sale, the security is valued at the last sale price on the prior trading day, if it is within the spread of the closing "bid" and "asked" prices, and if not, at the closing bid price.
Securities traded on foreign exchanges are valued based on the last sale price on the principal exchange on which the security is traded, in the country that is identified by the portfolio pricing service, prior to the time when the
Fund's assets are valued. In the absence of a sale, the security is valued at the official closing price on the principal exchange. Corporate, government and municipal debt instruments having a remaining maturity in excess of sixty days and all mortgage-backed securities will be valued at the mean between the "bid"
and "asked" prices. Futures contracts traded on a commodities or futures exchange will be valued at the final settlement price or official closing price on the principal exchange as reported by such principal exchange at its trading session ending at, or most recently prior to, the time when the Fund's assets are valued. Securities (including restricted securities) for which market quotations are not readily available are valued at their fair value. Foreign and domestic securities whose values have been materially affected by what the
Manager identifies as a significant event occurring before the Fund's assets are valued but after the close of their respective exchanges will be fair valued.
Fair value is determined in good faith using consistently applied procedures under the supervision of the Board of Trustees. Short-term "money market type"
debt securities with remaining maturities of sixty days or less are valued at amortized cost (which approximates market value).

--------------------------------------------------------------------------------
FOREIGN CURRENCY TRANSLATION. The Fund's accounting records are maintained in
U.S. dollars. The values of securities denominated in foreign currencies and amounts related to the purchase and sale of foreign securities and foreign investment income are translated into U.S. dollars as of the close of The New
York Stock Exchange (the Exchange), normally 4:00 P.M. Eastern time, on each day the Exchange is open for business. Foreign exchange rates may be valued primarily using dealer supplied valuations or a portfolio pricing service authorized by the Board of Trustees.

      Reported net realized foreign exchange gains or losses arise from sales of portfolio securities, sales and maturities of short-term securities, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the
Fund's books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the values of assets and liabilities, including investments in securities at fiscal period end, resulting from changes in exchange rates.

--------------------------------------------------------------------------------
1. SIGNIFICANT ACCOUNTING POLICIES Continued

      The effect of changes in foreign currency exchange rates on investments is separately identified from the fluctuations arising from changes in market values of securities held and reported with all other foreign currency gains and losses in the Fund's Statement of Operations.

--------------------------------------------------------------------------------
JOINT REPURCHASE AGREEMENTS. Pursuant to an Exemptive Order issued by the
Securities and Exchange Commission, the Fund, along with other affiliated funds advised by the Manager, may transfer uninvested cash balances into joint trading accounts on a daily basis. These balances are invested in one or more repurchase agreements. Securities pledged as collateral for repurchase agreements are held by a custodian bank until the agreements mature. Each agreement requires that the market value of the collateral be sufficient to cover payments of interest and principal. In the event of default by the other party to the agreement, retention of the collateral may be subject to legal proceedings.

--------------------------------------------------------------------------------
FEDERAL TAXES. The Fund intends to comply with provisions of the Internal
Revenue Code applicable to regulated investment companies and to distribute substantially all of its investment company taxable income, including any net realized gain on investments not offset by capital loss carryforwards, if any, to shareholders.

The tax components of capital shown in the table below represent distribution requirements the Fund must satisfy under the income tax regulations, losses the
Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

                                                                 NET UNREALIZED
                                                                   APPRECIATION
                                                               BASED ON COST OF
                                                                 SECURITIES AND
      UNDISTRIBUTED     UNDISTRIBUTED        ACCUMULATED      OTHER INVESTMENTS
      NET INVESTMENT        LONG-TERM               LOSS     FOR FEDERAL INCOME
      INCOME                     GAIN   CARRYFORWARD 1,2           TAX PURPOSES
      -------------------------------------------------------------------------
      $14,670                 $16,079                $--               $400,947

1. During the fiscal year ended December 31, 2005, the Fund did not utilize any capital loss carryforward.

2. During the fiscal year ended December 31, 2004, the Fund did not utilize any capital loss carryforward.

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.

The tax character of distributions paid during the years ended December 31, 2005 and December 31, 2004 was as follows:

                                        YEAR ENDED            YEAR ENDED
                                 DECEMBER 31, 2005     DECEMBER 31, 2004
      ------------------------------------------------------------------
      Distributions paid from:
      Ordinary income                    $ 103,467             $ 305,198
      Long-term capital gain               316,157               289,723
                                         -------------------------------
      TOTAL                              $ 419,624             $ 594,921
                                         ===============================

The aggregate cost of securities and other investments and the composition of unrealized appreciation and depreciation of securities and other investments for federal income tax purposes as of December 31, 2005 are noted below. The primary difference between book and tax appreciation or depreciation of securities and other investments, if applicable, is attributable to the tax deferral of losses or tax realization of financial statement unrealized gain or loss.

      Federal tax cost of securities                         $2,584,488
                                                             ===========
      Gross unrealized appreciation                          $  465,790
      Gross unrealized depreciation                             (64,843)
                                                             -----------
      Net unrealized appreciation (depreciation)             $  400,947
                                                             ===========

--------------------------------------------------------------------------------
TRUSTEES' COMPENSATION. The Board of Trustees has adopted a deferred compensation plan for independent trustees that enables trustees to elect to defer receipt of all or a portion of the annual compensation they are entitled to receive from the Fund. For purposes of determining the amount owed to the
Trustee under the plan, deferred amounts are treated as though equal dollar amounts had been invested in shares of the Fund or in other Oppenheimer funds selected by the Trustee. The Fund purchases shares of the funds selected for deferral by the Trustee in amounts equal to his or her deemed investment, resulting in a Fund asset equal to the deferred compensation liability. Such assets are included as a component of "Other" within the asset section of the
Statement of Assets and Liabilities. Deferral of trustees' fees under the plan will not affect the net assets of the Fund, and will not materially affect the
Fund's assets, liabilities or net investment income per share. Amounts will be deferred until distributed in accordance to the Plan.

--------------------------------------------------------------------------------
DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS. Dividends and distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date. Income and capital gain distributions, if any, are declared and paid annually.

--------------------------------------------------------------------------------
INVESTMENT INCOME. Dividend income is recorded on the ex-dividend date or upon ex-dividend notification in the case of certain foreign dividends where the ex-dividend date may have passed. Non-cash dividends included in dividend income, if any, are recorded at the fair market value of the securities received. Interest income, which includes accretion of discount and amortization of premium, is accrued as earned.

--------------------------------------------------------------------------------
CUSTODIAN FEES. Custodian Fees and Expenses in the Statement of Operations may
include interest expense incurred by the Fund on any cash overdrafts of its custodian account during the period. Such cash overdrafts may result from the effects of failed trades in portfolio securities and from cash outflows resulting from unanticipated shareholder redemption activity. The Fund pays interest to its custodian on such cash overdrafts to the extent they are not offset by positive cash balances maintained by the Fund. The Reduction to
Custodian Expenses line item, if applicable, represents earnings on cash balances maintained by the Fund during the period. Such interest expense and other custodian fees may be paid with these earnings. At December 31, 2005, the
Fund had $13 of such earnings on cash balances available to offset future custodian fees or interest expenses incurred during the next fiscal year.

--------------------------------------------------------------------------------
SECURITY TRANSACTIONS. Security transactions are recorded on the trade date.
Realized gains and losses on securities sold are determined on the basis of identified cost.

--------------------------------------------------------------------------------
OTHER. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
2. SHARES OF BENEFICIAL INTEREST

The Trust has authorized an unlimited number of $0.001 par value shares of beneficial interest. Transactions in shares of beneficial interest were as follows:

                                          YEAR ENDED DECEMBER 31, 2005       YEAR ENDED DECEMBER 31, 2004
                                                SHARES          AMOUNT        SHARES               AMOUNT
----------------------------------------------------------------------------------------------------------

NON-SERVICE SHARES
Dividends and/or distributions reinvested           --         $    --        10,679            $ 135,090
Redeemed                                            --              --       (81,120)            (999,952)
                                               -----------------------------------------------------------
Net decrease                                        --         $    --       (70,441)           $(864,862)
                                               ===========================================================

--------------------------------------------------------------------------------
3. PURCHASES AND SALES OF SECURITIES

The aggregate cost of purchases and proceeds from sales of securities, other than short-term obligations, for the year ended December 31, 2005, were as follows:

                                  PURCHASES         SALES
---------------------------------------------------------
Investment securities           $ 2,478,228   $ 2,906,942

--------------------------------------------------------------------------------
4. FEES AND OTHER TRANSACTIONS WITH AFFILIATES

MANAGEMENT FEES. Management fees paid to the Manager were in accordance with the investment advisory agreement with the Fund which provides for a fee at an annual rate of 0.75% of the first $200 million of average annual net assets,
0.72% of the next $200 million, 0.69% of the next $200 million, 0.66% of the next $200 million and 0.60% of average annual net assets over $800 million.

--------------------------------------------------------------------------------
ADMINISTRATION SERVICE FEES. The Fund pays the Manager a fee of $1,500 per year for preparing and filing the Fund's tax returns.

--------------------------------------------------------------------------------
TRANSFER AGENT FEES. OppenheimerFunds Services (OFS), a division of the Manager, acts as the transfer and shareholder servicing agent for the Fund. The Fund pays
OFS a per account fee.

      Additionally, funds offered in variable annuity separate accounts are subject to minimum fees of $10,000 for assets of $10 million or more. The Fund is subject to the minimum fee in the event that the per account fee does not equal or exceed the applicable minimum fee.

--------------------------------------------------------------------------------
WAIVERS AND REIMBURSEMENTS OF EXPENSES. OFS has voluntarily agreed to limit transfer and shareholder servicing agent fees to 0.35% of average annual net assets of the Fund. This undertaking may be amended or withdrawn at any time.

--------------------------------------------------------------------------------
5. LITIGATION

A consolidated amended complaint has been filed as putative derivative and class actions against the Manager, OFS and the Distributor, as well as 51 of the
Oppenheimer funds (as "Nominal Defendants") excluding the Fund, 30 present and former Directors or Trustees and 8 present and former officers of the funds.
This complaint, initially filed in the U.S. District Court for the Southern
District of New York on January 10, 2005 and amended on March 4, 2005, consolidates into a single action and amends six individual previously-filed putative derivative and class action complaints. Like those prior complaints, the complaint alleges that the Manager charged excessive fees for distribution and other costs, improperly used assets of the funds in the form of directed brokerage commissions and 12b-1 fees to pay brokers to promote sales of the funds, and failed to properly disclose the use of assets of the funds to make those payments in violation of the Investment Company Act of 1940 and the
Investment Advisers Act of 1940. Also, like those prior complaints, the complaint further alleges that by permitting and/or participating in those actions, the Directors/Trustees and the Officers breached their fiduciary duties to shareholders of the funds under the Investment Company Act of 1940 and at common law. The complaint seeks unspecified compensatory and punitive damages, rescission of the funds' investment advisory agreements, an accounting of all fees paid, and an award of attorneys' fees and litigation expenses.

      The defendants believe that the allegations contained in the Complaints are without merit and that they have meritorious defenses against the claims asserted. The defendants intend to defend these lawsuits vigorously and to contest any claimed liability. The defendants believe that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them and that no estimate can yet be made with any degree of certainty as to the amount or range of any potential loss.

                          END OF OPPENHEIMER VALUE FUND/VA

PART C

                      OPPENHEIMER VARIABLE ACCOUNT FUNDS

                                  FORM N-1A

                                    PART C

                              OTHER INFORMATION

Item 23. Exhibits

(a)   Seventeenth Amended and Restated Declaration of Trust dated 4/30/06:
Filed herewith.

(b)   Amended By-Laws dated 10/24/00: Previously filed with Registrant's
Post-Effective Amendment No. 36 (4/17/01), and incorporated herein by reference.

(c)   (i)   Oppenheimer Aggressive Growth Fund/VA Non-Service Class Specimen
Share Certificate: Previously filed with Registrant's Post-Effective
Amendment No. 37 (4/24/02), and incorporated herein by reference.

(ii)  Oppenheimer Aggressive Growth Fund/VA Service Class Specimen Share
Certificate: Previously filed with Registrant's Post-Effective Amendment No.
37 (4/24/02), and incorporated herein by reference.

(iii) Oppenheimer Balanced Fund/VA Non-Service Class Specimen Share
Certificate: Previously filed with Registrant's Post-Effective Amendment No.
45 (04/28/05), and incorporated herein by reference.

(iv)  Oppenheimer Balanced Fund/VA Service Class Specimen Share Certificate:
Previously filed with Registrant's Post-Effective Amendment No. 45
(04/28/05), and incorporated herein by reference.

(v)   Oppenheimer Capital Appreciation Fund/VA Non-Service Class Specimen
Share Certificate: Previously filed with Registrant's Post-Effective
Amendment No. 37 (4/24/02), and incorporated herein by reference.

(vi)  Oppenheimer Capital Appreciation Fund/VA Service Class Specimen Share
Certificate: Previously filed with Registrant's Post-Effective Amendment No.
37 (4/24/02), and incorporated herein by reference.

(vii) Oppenheimer Core Bond Fund/VA Non-Service Class Specimen Share
Certificate: Previously filed with Registrant's Post-Effective Amendment No.
45 (04/28/05), and incorporated herein by reference.

(viii)      Oppenheimer Core Bond Fund/VA Service Class Specimen Share
Certificate: Previously filed with Registrant's Post-Effective Amendment No.
45 (04/28/05), and incorporated herein by reference.

(ix)  Oppenheimer Global Securities Fund/VA Non-Service Class Specimen Share
Certificate: Previously filed with Registrant's Post-Effective Amendment No.
37 (4/24/02), and incorporated herein by reference.

(x)   Oppenheimer Global Securities Fund/VA Service Class Specimen Share
Certificate: Previously filed with Registrant's Post-Effective Amendment No.
37 (4/24/02), and incorporated herein by reference.

(xi)  Oppenheimer Global Securities Fund/VA Class 3 Specimen Share
Certificate: Previously filed with Registrant's Post-Effective Amendment No.
40 (2/11/03), and incorporated herein by reference.

(xii) Oppenheimer Global Securities Fund/VA Class 4 Specimen Share
Certificate: Previously filed with Registrant's Post-Effective Amendment No.
42 (2/11/04), and incorporated herein by reference.

(xiii)      Oppenheimer High Income Fund/VA Non-Service Class Specimen Share
Certificate: Previously filed with Registrant's Post-Effective Amendment No.
37 (4/24/02), and incorporated herein by reference.

(xiv) Oppenheimer High Income Fund/VA Service Class Specimen Share
Certificate: Previously filed with Registrant's Post-Effective Amendment No.
37 (4/24/02), and incorporated herein by reference.

(xv)  Oppenheimer Main Street Fund/VA Non-Service Class Specimen Share
Certificate: Previously filed with Registrant's Post-Effective Amendment No.
41 (4/28/03) and incorporated herein by reference.

(xvi) Oppenheimer Main Street Fund/VA Service Class Specimen Share
Certificate: Previously filed with Registrant's Post-Effective Amendment No.
41 (4/28/03) and incorporated herein by reference.

(xvii)      Oppenheimer Main Street Small Cap Fund/VA Non-Service Class
Specimen Share Certificate: Previously filed with Registrant's Post-Effective
Amendment No. 37 (4/24/02), and incorporated herein by reference.

(xviii)     Oppenheimer Main Street Small Cap Fund/VA Service Class Specimen
Share Certificate: Previously filed with Registrant's Post-Effective
Amendment No. 37 (4/24/02), and incorporated herein by reference.

(xix) Oppenheimer Money Fund/VA Non-Service Class Specimen Share Certificate:
Previously filed with Registrant's Post-Effective Amendment No. 37 (4/24/02), and incorporated herein by reference.

(xx)  Oppenheimer Money Fund/VA Service Class Specimen Share Certificate:
Previously filed with Registrant's Post-Effective Amendment No. 37 (4/24/02), and incorporated herein by reference.

(xxi) Oppenheimer Strategic Bond Fund/VA Non-Service Class Specimen Share
Certificate: Previously filed with Registrant's Post-Effective Amendment No.
37 (4/24/02), and incorporated herein by reference.

(xxii)      Oppenheimer Strategic Bond Fund/VA Service Class Specimen Share
Certificate: Previously filed with Registrant's Post-Effective Amendment No.
37 (4/24/02), and incorporated herein by reference.

(xxiii)     Oppenheimer Value Fund/VA Service Class Specimen Share
Certificate: Previously filed with Registrant's Post-Effective Amendment No.
38 (10/08/02), and incorporated herein by reference.

(d)   (i)   Amended and Restated Investment Advisory Agreement for
Oppenheimer Aggressive Growth Fund/VA dated 1/1/05: Previously filed with
Registrant's Post-Effective Amendment No. 44 (2/25/05), and incorporated herein by reference.

(ii)  Amended and Restated Investment Advisory Agreement for Oppenheimer
Balanced Fund/VA dated 1/1/05: Previously filed with Registrant's
Post-Effective Amendment No. 44 (2/25/05), and incorporated herein by reference.

(iii) Amended and Restated Investment Advisory Agreement for Oppenheimer Bond
Fund/VA dated 1/1/05: Previously filed with Registrant's Post-Effective
Amendment No. 44 (2/25/05), and incorporated herein by reference.

(iv)  Amended and Restated Investment Advisory Agreement for Oppenheimer
Capital Appreciation Fund/VA dated 1/1/05: Previously filed with Registrant's
Post-Effective Amendment No. 44 (2/25/05), and incorporated herein by reference.

(v)   Amended and Restated Investment Advisory Agreement for Oppenheimer
Global Securities Fund/VA dated 1/1/05: Previously filed with Registrant's
Post-Effective Amendment No. 44 (2/25/05), and incorporated herein by reference.

(vi)  Amended and Restated Investment Advisory Agreement for Oppenheimer High
Income Fund/VA dated 1/1/05: Previously filed with Registrant's
Post-Effective Amendment No. 44 (2/25/05), and incorporated herein by reference.

(vii) Amended and Restated Investment Advisory Agreement for Oppenheimer Main
Street Fund/VA dated 1/1/05: Previously filed with Registrant's
Post-Effective Amendment No. 44 (2/25/05), and incorporated herein by reference.

(viii)      Amended and Restated Investment Advisory Agreement for
Oppenheimer Main Street Small Cap Fund/VA dated 1/1/05: Previously filed with
Registrant's Post-Effective Amendment No. 44 (2/25/05), and incorporated herein by reference.

(ix)  Amended and Restated Investment Advisory Agreement for Oppenheimer
Money Fund/VA dated 1/1/05: Previously filed with Registrant's Post-Effective
Amendment No. 44 (2/25/05), and incorporated herein by reference.

(x)   Amended and Restated Investment Advisory Agreement for Oppenheimer
Strategic Bond Fund/VA dated 1/1/05: Previously filed with Registrant's
Post-Effective Amendment No. 44 (2/25/05), and incorporated herein by reference.

(xi)  Amended and Restated Investment Advisory Agreement for Oppenheimer
Value Fund/VA dated 1/1/05: Previously filed with Registrant's Post-Effective
Amendment No. 44 (2/25/05), and incorporated herein by reference.

(e)   (i)   General Distributors Agreement for Service shares of Oppenheimer
Aggressive Growth Fund/VA dated 5/1/98: Filed with Post-Effective Amendment
No. 32 (4/29/98), and incorporated herein by reference.

(ii)  General Distributors Agreement for Service shares of Oppenheimer Bond
Fund/VA dated 5/1/98: Filed with Post-Effective Amendment No. 32 (4/29/98), and incorporated herein by reference.

(iii) General Distributors Agreement for Service shares of Oppenheimer
Capital Appreciation Fund/VA dated 5/1/98: Filed with Post-Effective
Amendment No. 32 (4/29/98), and incorporated herein by reference.

(iv)  General Distributors Agreement for Service shares of Oppenheimer Global
Securities Fund/VA dated 5/1/98: Filed with Post-Effective Amendment No. 32
(4/29/98), and incorporated herein by reference.

(v)   General Distributors Agreement for Service shares of Oppenheimer High
Income Fund/VA dated 5/1/98: Filed with Post-Effective Amendment No. 32
(4/29/98), and incorporated herein by reference.

(vi)  General Distributors Agreement for Service shares of Oppenheimer Main
Street Growth & Income Fund/VA dated 5/1/98: Filed with Post-Effective
Amendment 32 (4/29/98), and incorporated herein by reference.

(vii) General Distributors Agreement for Service shares of Oppenheimer Main
Street Small Cap Fund/VA dated 5/1/98: Filed with Post-Effective Amendment
No. 32 (4/29/98), and incorporated herein by reference.

(viii)      General Distributors Agreement for Service shares of Oppenheimer
Money Fund/VA dated 5/1/98: Filed with Post-Effective Amendment No. 32
(4/29/98), and incorporated herein by reference.

(ix)  General Distributors Agreement for Service shares of Oppenheimer
Multiple Strategies Fund/VA dated 5/1/98: Filed with Post-Effective Amendment
No. 32 (4/29/98), and incorporated herein by reference.

(x)   General Distributors Agreement for Service shares of Oppenheimer
Strategic Bond Fund/VA dated 5/1/98: Filed with Post-Effective Amendment No.
32 (4/29/98), and incorporated herein by reference.

(xi)  General Distributors Agreement for Service shares of Oppenheimer Value
Fund/VA dated 10/22/02: Filed with Registrant's Post-Effective Amendment No.
39 (12/20/02) and incorporated herein by reference.

(f)   Form of Deferred Compensation Agreement for Disinterested
Trustees/Directors: Previously filed with Post-Effective Amendment No. 40 to the Registration Statement of Oppenheimer High Yield Fund (Reg. No. 2-62076),
(10/26/98), and incorporated herein by reference.

(g)   (i)  Global Custody Agreement dated August 16, 2002: Previously filed with Post-Effective Amendment No. 41 to the Registration Statement of
Oppenheimer Variable Account Funds (Reg. No. 2-93177), (4/28/03), and
incorporated herein by reference.

      (ii) Amendment dated October 2, 2003 to the Global Custody Agreement dated August 16, 2002: Previously filed with Pre-Effective Amendment No. 1 to the Registration Statement of Oppenheimer Principal Protected Trust II (Reg.
333-108093), (11/6/03), and incorporated herein by reference.

(h)   Not applicable.

(i)   (i)   Opinion and Consent of Counsel dated 3/14/85: Previously filed with Registrant's Pre-Effective Amendment No. 1 (3/20/85), refiled with
Registrant's Post-Effective Amendment No. 27 (4/27/95) pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

(ii)  Opinion and Consent of Counsel dated 4/28/86: Previously filed with
Registrant's Post-Effective Amendment No. 5 (8/12/86), refiled with
Registrant's Post-Effective Amendment No. 27 (4/27/95) pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

(iii) Opinion and Consent of Counsel dated 7/31/86: Previously filed with
Registrant's Post-Effective Amendment No. 5 (8/12/86), refiled with
Registrant's Post-Effective Amendment No. 27 (4/27/95) pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

(iv)  Opinion and Consent of Counsel dated 1/21/87: Previously filed with
Registrant's Post-Effective Amendment No. 7 (2/6/87), refiled with
Registrant's Post-Effective Amendment No. 27 (4/27/95), pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

(v)   Opinion and Consent of Counsel dated July 31, 1990: Previously filed with Registrant's Post-Effective Amendment No. 15 (9/19/90), refiled with
Registrant's Post-Effective Amendment No. 27 (4/27/95) pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

(vi)  Opinion and Consent of Counsel dated April 23, 1993: Previously filed with Registrant's Post-Effective Amendment No. 22 (4/30/93), refiled with
Registrant's Post-Effective Amendment No. 27 (4/27/95) pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

(vii) Opinion and Consent of Counsel dated April 18, 1995: Filed with
Post-Effective Amendment No. 29 (4/22/96), and incorporated herein by reference.

(viii)      Opinion and Consent of Counsel dated May 1, 1998: Previously filed with Registrant's Post-Effective Amendment No. 35 (4/26/00), and
incorporated herein by reference.

(ix)  Opinion and Consent of Counsel dated 12/20/02: Previously filed with
Registrant's Post-Effective Amendment No. 45 (04/28/05), and incorporated herein by reference.

(j)   Independent Registered Public Accounting Firm's Consent: Filed herewith.

(k)   Not applicable.

(l)   Investment Letter dated 3/14/85 from Monarch Life Insurance Company to
Registrant: Previously filed with Registrant's Post-Effective Amendment No.
37 (4/24/02), and incorporated herein by reference.

(m)   (i)   Amended and Restated Distribution and Service Plan and Agreement
for Service shares of Oppenheimer Aggressive Growth Fund/VA dated 10/28/05:
Filed herewith.

(ii)  Amended and Restated Distribution and Service Plan and Agreement for
Service shares of Oppenheimer Balanced Fund/VA dated 10/28/05: Filed herewith.

(iii) Amended and Restated Distribution and Service Plan and Agreement for
Service shares of Oppenheimer Capital Appreciation Fund/VA dated 10/28/05:
Filed herewith.

(iv)  Amended and Restated Distribution and Service Plan and Agreement for
Service shares of Oppenheimer Core Bond Fund/VA dated 10/28/05: Filed herewith.

(v)   Amended and Restated Distribution and Service Plan and Agreement for
Service shares of Oppenheimer Global Securities Fund/VA dated 10/28/05: Filed herewith.

(vi)  Amended and Restated Service Plan and Agreement for Class 4 shares of
Oppenheimer Global Securities Fund/VA dated 10/28/05: Filed herewith.

(vii) Amended and Restated Distribution and Service Plan and Agreement for
Service shares of Oppenheimer High Income Fund/VA dated 10/28/05: Filed herewith.

(viii)      Amended and Restated Distribution and Service Plan and Agreement
for Service shares of Oppenheimer Main Street Fund/VA dated 10/28/05: Filed herewith.

(ix)  Amended and Restated Distribution and Service Plan and Agreement for
Service shares of Oppenheimer Main Street Small Cap Fund/VA dated 10/28/05:
Filed herewith.

(x)   Amended and Restated Distribution and Service Plan and Agreement for
Service shares of Oppenheimer Money Fund/VA dated 10/28/05: Filed herewith.

(xi)  Amended and Restated Distribution and Service Plan and Agreement for
Service shares of Oppenheimer Strategic Bond Fund/VA dated 10/28/05: Filed herewith.

(xii) Amended and Restated Distribution and Service Plan and Agreement for
Service shares of Oppenheimer Value Fund /VA dated 10/28/05: Filed herewith.

(n)   Oppenheimer Funds Multiple Class Plan under Rule 18f-3 updated through
8/11/05: Previously filed with Post-Effective Amendment No. 5 to the
Registration Statement of Oppenheimer Main Street Opportunity Fund (Reg. No.
333-40186), (9/27/05), and incorporated herein by reference.

(o)    Powers of Attorney dated December 13, 2004 for all Trustees/Directors and Officers: Previously filed with Post-Effective Amendment No. 44 to the
Registration Statement of Oppenheimer Variable Account Funds (Reg. No.
2-93177), (2/25/05), and incorporated herein by reference.

(p)   Amended and Restated Code of Ethics of the Oppenheimer Funds dated
March 31, 2006 under Rule 17j-1 of the Investment Company Act of 1940:
Previously filed with Post-Effective Amendment No. 13 to the Registration
Statement of Oppenheimer MidCap Fund (Reg. No. 333-31533), (4/7/06), and
incorporated herein by reference.

Item 24. - Persons Controlled by or Under Common Control with the Fund

None.

Item 25. - Indemnification

Reference is made to the provisions of Article Seven of Registrant's Amended and Restated Declaration of Trust filed as Exhibit 23(a) to this Registration
Statement, and incorporated herein by reference.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of
Registrant pursuant to the foregoing provisions or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities
Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by
Registrant of expenses incurred or paid by a trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person,
Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 26. - Business and Other Connections of the Investment Adviser

(a)   OppenheimerFunds, Inc. is the investment adviser of the Registrant; it and certain subsidiaries and affiliates act in the same capacity to other investment companies, including without limitation those described in Parts A and B hereof and listed in Item 26(b) below.

(b)   There is set forth below information as to any other business, profession, vocation or employment of a substantial nature in which each officer and director of OppenheimerFunds, Inc. is, or at any time during the past two fiscal years has been, engaged for his/her own account or in the capacity of director, officer, employee, partner or trustee.

---------------------------------------------------------------------------------
Name  and   Current   Position
with OppenheimerFunds, Inc.    Other  Business and  Connections  During the Past
                               Two Years
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Timothy L. Abbuhl,             Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Emeline S. Adwers,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Agan,                   Senior Vice  President of  Shareholder  Financial
Senior Vice President          Services,  Inc. and Shareholders Services,  Inc.;
                               Vice President of  OppenheimerFunds  Distributor,
                               Inc.,  Centennial  Asset  Management  Corporation
                               and OFI Private Investments, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Carl Algermissen,              Formerly  Associate  Counsel  & Legal  Compliance
Vice President & Associate Officer at Great  West-Life  & Annuity  Insurance
Counsel                        Co. (February 2004-October 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Amato,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Erik Anderson,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Tracey Beck Apostolopoulos,    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Janette Aprilante,             Secretary  (since  December 2001) of:  Centennial
Vice President & Secretary     Asset  Management  Corporation,  OppenheimerFunds
                               Distributor,  Inc.,  HarbourView Asset Management
                               Corporation  (since June 2003),  Oppenheimer Real
                               Asset  Management,  Inc.,  Shareholder  Financial
                               Services,   Inc.,  Shareholder  Services,   Inc.,
                               Trinity Investment Management  Corporation (since
                               January 2005),  OppenheimerFunds  Legacy Program,
                               OFI Private  Investments,  Inc. (since June 2003)
                               and  OFI  Institutional  Asset  Management,  Inc.
                               (since June  2003).  Assistant  Secretary  of OFI
                               Trust Company (since December 2001).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Hany S. Ayad,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Baker,                  None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Baldwin,               President and Director of  Shareholder  Financial
Executive Vice President       Services,  Inc. and  Shareholder  Services,  Inc.
                               Formerly   Managing  Director  at  Deutsche  Bank
                               (March 2001 - March 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Michael Banta,            None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joanne Bardell,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kevin Baum,                    None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeff Baumgartner,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Marc Baylin,                   Formerly  Portfolio  Manager at J.P. Morgan (June
Vice President                 2002-August 2005.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Todd Becerra,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lalit K. Behal                 Assistant    Secretary   of   HarbourView   Asset
Assistant Vice President       Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kathleen Beichert,             Vice President of  OppenheimerFunds  Distributor,
Senior Vice President          Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gerald B. Bellamy,             Assistant  Vice  President  (Sales Manager of the
Assistant Vice President       International   Division)  of  OFI  Institutional
                               Asset Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Erik S. Berg,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Bertucci,               None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rajeev Bhaman,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Craig Billings,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark Binning,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert J. Bishop,              Treasurer     (since     October     2003)     of
Vice President                 OppenheimerFunds     Distributor,     Inc.    and
                               Centennial Asset Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Beth Bleimehl,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John R. Blomfield,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa I. Bloomberg,             Formerly   First  Vice   President   &  Associate
Vice President & Associate General  Counsel of UBS  Financial  Services Inc.
Counsel                        (May 1999-May 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Veronika Boesch,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Chad Boll,                     None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Antulio N. Bomfim,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John C. Bonnell,               Vice  President of  Centennial  Asset  Management
Vice President                 Corporation.  Formerly  a  Portfolio  Manager  at
                               Strong Financial Corporation (May 1999-May 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michelle Borre Massick,        None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lori E. Bostrom,               Formerly  Vice  President & Corporate  Counsel at
Vice President & Senior    Prudential   Financial   Inc.   (October  2002  -
Counsel                        November 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa Bourgeois,                Assistant    Vice    President   of   Shareholder
Assistant Vice President       Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Boydell,                  None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Bromberg,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lowell Scott Brooks,           Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joan Brunelle,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kristine Bryan-Levin,          Formerly  Senior Vice President at Brown Brothers
Vice President                 Harriman (November 2002 - May 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Stephanie Bullington,          Formerly  Fund  Accounting   Manager  at  Madison
Assistant Vice President       Capital  Management  Company (July 2005 - October
                               2005 and Fund  Accounting  Officer at Butterfield
                               Fund Services  (Bermuda)  Limited (a wholly owned
                               subsidiary of the Bank of NT  Butterfield & Sons)
                               (September 2003 - June 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Paul Burke,                    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark Burns,                    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Geoffrey Caan,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Catherine Carroll,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Debra Casey,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Maria Castro,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa Chaffee,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles Chibnik,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Patrick Sheng Chu,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brett Clark,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
H.C. Digby Clements,           None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Peter V. Cocuzza,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gerald James Concepcion,       Formerly  (until  November 2004) an RIA Marketing
Assistant Vice President       Associate of OppenheimerFunds, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Corbett,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Susan Cornwell,                Senior Vice  President of  Shareholder  Financial
Senior Vice President          Services,  Inc. and Shareholder  Services,  Inc.;
                               Vice President of  OppenheimerFunds  Distributor,
                               Inc.,  Centennial  Asset  Management  Corporation
                               and OppenheimerFunds Legacy Program.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Cheryl Corrigan,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Belinda J. Cosper,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott Cottier,                 None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Laura Coulston,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
George Curry,                  Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Julie C. Cusker,               None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kevin Dachille,                Formerly   Fixed  Income   Director  at  National
Vice President                 Railroad Retirement  Investment Trust (May 2003 -
                               May 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Damian,                   None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard Demarco,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Craig P. Dinsell,              None
Executive Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Randall C. Dishmon,            None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gavin Dobson,                  Formerly  President at Britannic Asset Management
Vice President                 International (September 2001 - May 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rebecca K. Dolan,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steven D. Dombrower,           Senior    Vice    President    of   OFI   Private
Vice President                 Investments,     Inc.;    Vice    President    of
                               OppenheimerFunds Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas Doyle,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bruce C. Dunbar,               None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian Dvorak,                  None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard Edmiston,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
A. Taylor Edwards,             Formerly  Associate  at  Dechert  LLP  (September
Assistant Vice President &     2000 - December 2005).
Assistant Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Venkat Eleswarapu,             Formerly Associate  Professor of Finance at Texas
Vice President                 Tech  University  (July 2005 - December 2005) and
                               Assistant   Professor   of  Finance  at  Southern
                               Methodist University (January 1999 - May 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel R. Engstrom,            None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James Robert Erven             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
George R. Evans,               None
Senior Vice President &
Director of International
Equities
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward N. Everett,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kathy Faber,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Falicia,                 Assistant   Secretary   (as  of  July   2004)  of
Assistant Vice President       HarbourView Asset Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kristie Feinberg,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Emmanuel Ferreira,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Ronald H. Fielding,            Vice President of  OppenheimerFunds  Distributor,
Senior Vice President;         Inc.;  Director of ICI Mutual Insurance  Company;
Chairman of the Rochester      Governor of St. John's  College;  Chairman of the
Division                       Board of  Directors  of  International  Museum of
                               Photography at George Eastman House.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bradley G. Finkle,             Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.      Formerly      Head     of      Business
                               Management/Proprietary  Distribution at Citigroup
                               Asset Management (August 1986-September 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John E. Forrest,               Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jordan Hayes Foster,           Vice   President  of  OFI   Institutional   Asset
Vice President                 Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Foxhoven,                Assistant  Vice  President  of   OppenheimerFunds
Vice President                 Legacy Program.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Colleen M. Franca,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Barbara Fraser,                Formerly  Attorney  in  Private  Practice  (April
Vice President & Associate     2000 - November 2005).
Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dominic Freud,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dan Gagliardo,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Hazem Gamal,                   None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Seth Gelman,                   Formerly  an  Associate  in the Asset  Management
Vice President                 Legal   Department   at   Goldman   Sachs  &  Co.
                               (February 2003 - August 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Timothy Gerlach,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Subrata Ghose,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles W. Gilbert,            None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Phillip S. Gillespie,          Formerly  First Vice  President of Merrill  Lynch
Senior Vice President &    Investment Management (2001 to September 2004).
Deputy General Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Alan C. Gilston,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jacqueline Girvin-Harkins,     None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jill E. Glazerman,             None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Benjamin J. Gord,              Vice  President of HarbourView  Asset  Management
Vice President                 Corporation  and  of  OFI   Institutional   Asset
                               Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Leyla Greengard,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert B. Grill,               None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Haley,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Marilyn Hall,                  None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kelly Haney,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steve Hauenstein,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert W. Hawkins,             Formerly an  Associate  at Shearman  and Sterling
Assistant Vice President & LLP (July  2004 - August  2005) and  Dechert  LLP
Assistant Counsel              (September 2000 -June 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas B. Hayes,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jennifer Heathwood,            None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Heidi Heikenfeld,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Annika Helgerson,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dennis Hess,                   None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joseph Higgins,                Vice   President  of  OFI   Institutional   Asset
Vice President                 Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dorothy F. Hirshman,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel Hoelscher,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward Hrybenko,               Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott T. Huebl,                Assistant  Vice  President  of   OppenheimerFunds
Vice President                 Legacy Program.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Margaret Hui,                  None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dana Hunter,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Huttlin,                  Senior   Vice   President    (Director   of   the
Vice President                 International  Division)  (since January 2004) of
                               OFI   Institutional   Asset   Management,   Inc.;
                               Director  (since  June 2003) of  OppenheimerFunds
                               (Asia) Limited.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James G. Hyland,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kelly Bridget Ireland,         Vice   President    (since   January   2004)   of
Vice President                 OppenheimerFunds Distributor Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kathleen T. Ives,              Vice   President  and   Assistant   Secretary  of
Vice President, Senior         OppenheimerFunds     Distributor,     Inc.    and
Counsel & Assistant Secretary  Shareholder  Services,  Inc.; Assistant Secretary
                               of  Centennial  Asset   Management   Corporation,
                               OppenheimerFunds  Legacy Program and  Shareholder
                               Financial Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William Jaume,                 Senior  Vice  President  of   HarbourView   Asset
Vice President                 Management   Corporation  and  OFI  Institutional
                               Asset  Management,  Inc.;  Director  of OFI Trust
                               Company.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Frank V. Jennings,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Jennings,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Michael Johnson,          None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa Kadehjian,                Formerly Vice President,  Compensation Manager at
Assistant Vice President       The  Bank  of New  York  (November  1996-November
                               2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles Kandilis,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rezo Kanovich,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas W. Keffer,              None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christina J. Keller,           Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Keogh,                 Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Kiernan,                  Formerly  Vice  President  and Senior  Compliance
Assistant Vice President & Officer,  Guardian  Trust  Company,  FSB  at  The
Marketing Compliance Manager   Guardian  Life   Insurance   Company  of  America
                               (since February 1998 - November 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Martin S. Korn,                Formerly  a  Senior  Vice  President  at  Bank of
Senior Vice President          America   (Wealth   and   Investment   Management
                               Technology Group) (March 2002-August 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dimitrios Kourkoulakos,        None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian Kramer,                  None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Paul Kunz,                     None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gloria LaFond,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa Lamentino,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Tracey Lange,                  Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc. and OFI Private Investments, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeffrey P. Lagarce,            President  &  Chief  Marketing   Officer  of  OFI
Senior Vice President          Institutional   Asset  Management,   Inc.  as  of
                               January    2005.    Formerly    Executive    Vice
                               President-Head  of Fidelity  Tax-Exempt  Services
                               Business   at   Fidelity    Investments   (August
                               1996-January 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Latino,                   None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kristina Lawrence,             Formerly     Assistant    Vice    President    of
Vice President                 OppenheimerFunds,   Inc.   (November   2002-March
                               2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gayle Leavitt,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christopher M. Leavy,          None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kevin Lee,                     Formerly Vice  President at Delaware  Investments
Vice President                 (October 2000 - February 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Randy Legg,                    None
Vice President & Assistant
Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Laura Leitzinger,              Senior Vice  President of  Shareholder  Services,
Senior Vice President          Inc. and Shareholder Financial Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Justin Leverenz,               Formerly,   a   research/technology   analyst  at
Vice President                 Goldman Sachs, Taiwan (May 2002-May 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael S. Levine,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian Levitt,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gang Li,                       None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Shanquan Li,                   None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Julie A. Libby,                Senior Vice President of OFI Private  Investment,
Senior Vice President          Inc.  Formerly  Executive  Vice President & Chief
                               Operating Officer at Fred Alger Management,  Inc.
                               (July 1996 - February 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel Lifshey,                Formerly a  Marketing  Manager at PIMCO  Advisors
Assistant Vice President       (January 2002-September 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mitchell J. Lindauer,          None
Vice President & Assistant
General Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bill Linden,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Malissa B. Lischin,            Assistant  Vice  President  of   OppenheimerFunds
Vice President                 Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David P. Lolli,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel G. Loughran             None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Patricia Lovett,               Vice   President   of    Shareholder    Financial
Vice President                 Services,  Inc.  and  Senior  Vice  President  of
                               Shareholder Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Misha Lozovik,                 Formerly Senior Director at Clinical  Development
Vice President                 Capital  LLC/Care  Capital  LLC  (August  2002  -
                               October 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steven Lucaccini,              Formerly  Director and High Yield  Analyst at UBS
Assistant Vice President       Global Asset  Management  (November  2001 - April
                               2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dongyan Ma,                    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steve Macchia,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark H. Madden,                Formerly   Senior   Vice   President   &   Senior
Vice President                 Portfolio Manager with Pioneer Investments,  Inc.
                               (July 1990 - July 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jerry Mandzij,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Angelo G. Manioudakis          Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management  Corporation and of OFI  Institutional
                               Asset Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
LuAnn Mascia,                  Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Susan Mattisinko,              Assistant    Secretary   of   Centennial    Asset
Vice President & Associate     Management    Corporation,    HarbourView   Asset
Counsel                        Management   Corporation,    Trinity   Investment
                               Management  Corporation,  OppenheimerFunds Legacy
                               Program,  OFI  Private  Investments,   Inc.,  OFI
                               Institutional   Asset   Management,    Inc.   and
                               Oppenheimer Real Asset Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William T. Mazzafro,           Formerly    self-employed    as   a    consultant
Assistant Vice President       securities (January 2004 - December 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Elizabeth McCormack,           Vice   President  and   Assistant   Secretary  of
Vice President                 HarbourView Asset Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joseph McGovern,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Trudi McCanna,                 Formerly  Leadership  Development  Supervisor  at
Assistant Vice President       JetBlue Airways (July 2003 - October 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles L. McKenzie,           Chairman of the Board, Director,  Chief Executive
Senior Vice President          Officer  and  President  of  OFI  Trust  Company;
                               Chairman,    Chief   Executive   Officer,   Chief
                               Investment    Officer   and   Director   of   OFI
                               Institutional   Asset  Management,   Inc.;  Chief
                               Executive  Officer,  President,  Senior  Managing
                               Director  and  Director  of   HarbourView   Asset
                               Management  Corporation;   Chairman,   President;
                               Director   of   Trinity   Investment   Management
                               Corporation  and Vice  President  of  Oppenheimer
                               Real Asset Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Medev,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lucienne Mercogliano,          None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Andrew J. Mika,                None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jan Miller,                    Formerly a Supervisor at Janus (May  2004-October
Assistant Vice President       2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rejeev Mohammed,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Nikolaos D. Monoyios,          None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John V. Murphy,                President and Management  Director of Oppenheimer
Chairman, President, Chief     Acquisition  Corp.;  President  and  Director  of
Executive Officer & Director   Oppenheimer   Real   Asset   Management,    Inc.;
                               Chairman  and Director of  Shareholder  Services,
                               Inc. and Shareholder  Financial  Services,  Inc.;
                               Director   of   Centennial    Asset    Management
                               Corporation,  OppenheimerFunds Distributor, Inc.,
                               OFI   Institutional   Asset   Management,   Inc.,
                               Trinity   Investment   Management    Corporation,
                               Tremont  Capital  Management,  Inc.,  HarbourView
                               Asset  Management  Corporation  and  OFI  Private
                               Investments,  Inc.;  Executive  Vice President of
                               Massachusetts   Mutual  Life  Insurance  Company;
                               Director  of  DLB  Acquisition   Corporation;   a
                               member  of  the  Investment  Company  Institute's
                               Board of Governors.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Meaghan Murphy,                Formerly  Marketing  Professional,  RFP Writer at
Assistant Vice President       JP Morgan  Fleming Asset  Management  (May 2002 -
                               October 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Suzanne Murphy,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas J. Murray,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kenneth Nadler,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christina Nasta,               Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Paul Newman,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard Nichols,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William Norman,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James B. O'Connell,            Formerly   a   Senior    Designer    Manager   of
Assistant Vice President       OppenheimerFunds,  Inc.  (April  2002 -  December
                               2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Matthew O'Donnell,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Tony Oh,                       Formerly  Director of SEC  Reporting  at Teletech
Assistant Vice President       Holdings  (July 2004 - April 2005.  Audit Manager
                               at Deloitte & Touche (January 1997 - June 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John O'Hare,                   None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John J. Okray,                 Formerly   Vice   President,    Head   of   Trust
Vice President                 Operations at Lehman Brothers (June  2004-October
                               2004)  prior to which  he was an  Assistant  Vice
                               President,   Director   of  Trust   Services   at
                               Cambridge Trust Company (October 2002-June 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lerae A. Palumbo,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Anthony Parish,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David P. Pellegrino,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Allison C. Pells,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert H. Pemble,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lori L. Penna,                 Formerly  an RFP  Manager/Associate  at  JPMorgan
Vice President                 Chase & Co. (June 2001-September 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian Petersen,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Marmeline Petion-Midy,         Formerly a Senior Financial  Analyst with General
Assistant Vice President       Motors,  NY Treasurer's  Office (July  2000-Augut
                               2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Pfeffer,                 Senior  Vice  President  of   HarbourView   Asset
Senior Vice President & Chief  Management Corporation since February 2004.
Financial Officer
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Sanjeev Phansalkar,            Formerly  Consultant  at The  Solomon-Page  Group
Assistant Vice President       (October 2004 - September 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James F. Phillips,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott Phillips,                Formerly   Vice   President   at  Merrill   Lynch
Vice President                 Investment Management (June 2000-July 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gary Pilc,                     None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Piper,                    Assistant    Vice    President   of   Shareholder
Assistant Vice President       Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Nicolas Pisciotti,             Formerly  Assistant  Vice President at ING (April
Assistant Vice President       2002 - May 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jason Pizzorusso,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Poiesz,                  Formerly  a Senior  Portfolio  Manager at Merrill
Senior Vice President, Head    Lynch (October 2002-May 2004).
of Growth Equity Investments
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Sergei Polevikov,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Semyon Polyak,                 Formerly Vice President and Co-Portfolio  Manager
Vice President                 at Pioneer Investments (June 1998 - August 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeffrey Portnoy,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Raghaw Prasad,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Preuss,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Ellen Puckett,                 Formerly   Sennior  Program  Manager  at  Dendant
Assistant Vice President       Telecommunications (May 2002-September 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jane C. Putnam,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Paul Quarles,                  Formerly a  Principal  at AIM  Management  Group,
Assistant Vice President       Inc. (October 1997-October 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael E. Quinn,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Julie S. Radtke,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Norma J. Rapini,               None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Corry E. Read,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Marc Reinganum,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jill Reiter,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Eric Rhodes,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Eric Richter,                  Vice  President of HarbourView  Asset  Management
Vice President                 Corporation.   Formerly   Investment  Officer  at
                               Alaska Permanent Fund  Corporation  (April 2005 -
                               February  2006);  Vice President at Loomis Sayles
                               & Co. (July 1997 - April 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Claire Ring,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Grace Roberts,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Robertson,               Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Robis,                  Formerly  a  Proprietary  Trader  at J.P.  Morgan
Assistant Vice President       Chase & Co. (May 2004-May 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Antoinette Rodriguez,          None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Stacey Roode,                  None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeffrey S. Rosen,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Stacy Roth,                    None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James H. Ruff,                 President   &   Director   of    OppenheimerFunds
Executive Vice President       Distributor,    Inc.   and    Centennial    Asset
                               Management Corporation;  Executive Vice President
                               of OFI Private Investments, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Adrienne Ruffle,               Formerly an Associate  with Sidley Austin Brown &
Assistant Vice President &     Wood LLP (September 2002-February 2005).
Assistant Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kim Russomanno,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Julie Anne Ryan,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Timothy Ryan,                  Formerly   a   research   analyst  in  the  large
Vice President                 equities group at Credit Suisse Asset  Management
                               (August 2001-June 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rohit Sah,                     None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Valerie Sanders,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Karen Sandler,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rudi W. Schadt,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Ellen P. Schoenfeld,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott A. Schwegel,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Allan P. Sedmak                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jennifer L. Sexton,            Senior    Vice    President    of   OFI   Private
Vice President                 Investments, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Asutosh Shah,                  Formerly   Vice   President   at  Merrill   Lynch
Vice President                 Investment  Managers  (February  2002 -  February
                               2006).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Nava Sharma,                   None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David C. Sitgreaves,           None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward James Sivigny           None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Enrique H. Smith,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Louis Sortino,                 None
Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Keith J. Spencer,              None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Marco Antonio Spinar,          None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard A. Stein,              None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Arthur P. Steinmetz,           Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jennifer Stevens,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John P. Stoma,                 Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Amy Sullivan,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Deborah A. Sullivan,           Secretary of OFI Trust Company.
Vice President & Assistant
Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Sussman,               Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian C. Szilagyi,             Director of Financial  Reporting  and  Compliance
Assistant Vice President       at First Data Corporation (April 2003-June 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Matthew Tartaglia,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Martin Telles,                 Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Paul Temple,                   None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeaneen Terrio,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Vincent Toner,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Leonid Tsvayg,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Keith Tucker,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Cameron Ullyat,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Angela Uttaro,                 None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark S. Vandehey,              Vice  President and Chief  Compliance  Officer of
Senior Vice President & Chief  OppenheimerFunds  Distributor,  Inc.,  Centennial
Compliance Officer             Asset  Management   Corporation  and  Shareholder
                               Services,   Inc.;  Chief  Compliance  Officer  of
                               HarbourView  Asset Management  Corporation,  Real
                               Asset  Management,  Inc.,  Shareholder  Financial
                               Services,  Inc.,  Trinity  Investment  Management
                               Corporation,   OppenheimerFunds  Legacy  Program,
                               OFI  Private   Investments  Inc.  and  OFI  Trust
                               Company and OFI  Institutional  Asset Management,
                               Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Maureen Van Norstrand,         None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Nancy Vann,                    Formerly  Assistant  General  Counsel  at Reserve
Vice President & Assistant Management  Company,   Inc.  (April  to  December
Counsel                        2004);  attorney  at Sidley  Austin  Brown & Wood
                               LLP (October 1997 - April 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rene Vecka,                    None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Vincent Vermette,              Assistant  Vice  President  of   OppenheimerFunds
Assistant Vice President       Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Elaine Villas-Obusan,          None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Phillip F. Vottiero,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa Walsh,                    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Teresa M. Ward,                Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jerry A. Webman,               Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christopher D. Weiler,         None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Adam Weiner,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Barry D. Weiss,                Vice  President of HarbourView  Asset  Management
Vice President                 Corporation  and of Centennial  Asset  Management
                               Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Melissa Lynn Weiss,            None
Vice President & Associate
Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christine Wells,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joseph J. Welsh,               Vice  President of HarbourView  Asset  Management
Vice President                 Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Diederick Werdmolder,          Director of  OppenheimerFunds  International Ltd.
Senior Vice President          and  OppenheimerFunds  plc  and  OppenheimerFunds
                               (Asia) Limited;  Senior Vice President  (Managing
                               Director of the  International  Division)  of OFI
                               Institutional Asset Management, Inc..
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Catherine M. White,            Assistant  Vice  President  of   OppenheimerFunds
Assistant Vice President       Distributor,   Inc.;   member  of  the   American
                               Society of Pension Actuaries (ASPA) since 1995.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William L. Wilby,              None
Senior Vice President &
Senior Investment Officer,
Director of Equities
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Troy Willis,                   None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Donna M. Winn,                 President,  Chief Executive Officer & Director of
Senior Vice President          OFI  Private   Investments,   Inc.;   Director  &
                               President  of  OppenheimerFunds  Legacy  Program;
                               Senior   Vice   President   of   OppenheimerFunds
                               Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Philip Witkower,               Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian W. Wixted,               Treasurer   of   HarbourView   Asset   Management
Senior Vice President &    Corporation;    OppenheimerFunds    International
Treasurer                      Ltd.,  Oppenheimer Real Asset  Management,  Inc.,
                               Shareholder    Services,     Inc.,    Shareholder
                               Financial    Services,    Inc.,    OFI    Private
                               Investments,   Inc.,  OFI   Institutional   Asset
                               Management,   Inc.,   OppenheimerFunds   plc  and
                               OppenheimerFunds  Legacy  Program;  Treasurer and
                               Chief  Financial  Officer  of OFI Trust  Company;
                               Assistant  Treasurer of  Oppenheimer  Acquisition
                               Corp.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Carol E. Wolf,                 Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management  Corporation  and of Centennial  Asset
                               Management  Corporation;  serves  on the Board of
                               the Colorado Ballet.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Meredith Wolff,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Oliver Wolff,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kurt Wolfgruber,               Director  of Tremont  Capital  Management,  Inc.,
Executive Vice President,      HarbourView Asset Management  Corporation and OFI
Chief Investment Officer & Institutional Asset Management,  Inc. (since June
Director                       2003).   Management   Director   of   Oppenheimer
                               Acquisition Corp. (since December 2005).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Caleb C. Wong,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward C. Yoensky,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lucy Zachman,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert G. Zack                 General  Counsel of Centennial  Asset  Management
Executive Vice President & Corporation;  General  Counsel  and  Director  of
General Counsel                OppenheimerFunds  Distributor,  Inc.; Senior Vice
                               President  and  General  Counsel  of  HarbourView
                               Asset    Management     Corporation    and    OFI
                               Institutional  Asset  Management,   Inc.;  Senior
                               Vice  President,  General Counsel and Director of
                               Shareholder     Financial     Services,     Inc.,
                               Shareholder    Services,    Inc.,   OFI   Private
                               Investments,   Inc.   and  OFI   Trust   Company;
                               Director    and     Assistant     Secretary    of
                               OppenheimerFunds     International     Ltd    and
                               OppenheimerFunds   plc;   Secretary  and  General
                               Counsel   of   Oppenheimer   Acquisition   Corp.;
                               Director of  Oppenheimer  Real Asset  Management,
                               Inc. and OppenheimerFunds  (Asia) Limited);  Vice
                               President of OppenheimerFunds Legacy Program.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Neal A. Zamore,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Anna Zatulovskaya,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark D. Zavanelli,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Alex Zhou,                     None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Arthur J. Zimmer,              Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management Corporation.
---------------------------------------------------------------------------------

The Oppenheimer Funds include the following:

Centennial California Tax Exempt Trust
Centennial Government Trust
Centennial Money Market Trust
Centennial New York Tax Exempt Trust
Centennial Tax Exempt Trust
Limited Term New York Municipal Fund (a series of Rochester Portfolio Series)
OFI Tremont Core Strategies Hedge Fund
OFI Tremont Market Neutral Hedge Fund
Oppenheimer AMT-Free Municipals
Oppenheimer AMT-Free New York Municipals
Oppenheimer Balanced Fund
Oppenheimer California Municipal Fund
Oppenheimer Capital Appreciation Fund
Oppenheimer Capital Income Fund
Oppenheimer Cash Reserves
Oppenheimer Champion Income Fund
Oppenheimer Convertible Securities Fund (a series of Bond Fund Series)
Oppenheimer Core Bond Fund (a series of Oppenheimer Integrity Funds)
Oppenheimer Developing Markets Fund
Oppenheimer Discovery Fund
Oppenheimer Dividend Growth Fund
Oppenheimer Emerging Growth Fund
Oppenheimer Emerging Technologies Fund
Oppenheimer Enterprise Fund
Oppenheimer Equity Fund, Inc.
Oppenheimer Global Fund
Oppenheimer Global Opportunities Fund
Oppenheimer Gold & Special Minerals Fund
Oppenheimer Growth Fund
Oppenheimer High Yield Fund
Oppenheimer International Bond Fund
Oppenheimer International Diversified Fund
Oppenheimer International Growth Fund
Oppenheimer International Large-Cap Core Fund (a series of Oppenheimer
International Large-
     Cap Core Trust)
Oppenheimer International Small Company Fund
Oppenheimer International Value Fund (a series of Oppenheimer International
Value Trust)
Oppenheimer Limited Term California Municipal Fund
Oppenheimer Limited-Term Government Fund
Oppenheimer Limited Term Municipal Fund (a series of Oppenheimer Municipal
Fund)
Oppenheimer Main Street Fund (a series of Oppenheimer Main Street Funds, Inc.)
Oppenheimer Main Street Opportunity Fund
Oppenheimer Main Street Small Cap Fund
Oppenheimer MidCap Fund
Oppenheimer Money Market Fund, Inc.
Oppenheimer Multi-State Municipal Trust (3 series):
     Oppenheimer New Jersey Municipal Fund
     Oppenheimer Pennsylvania Municipal Fund
     Oppenheimer Rochester National Municipals
Oppenheimer Portfolio Series (4 series)
     Active Allocation Fund
     Aggressive Investor Fund
     Conservative Investor Fund
     Moderate Investor Fund
Oppenheimer Principal Protected Main Street Fund (a series of Oppenheimer
Principal
     Protected Trust)
Oppenheimer Principal Protected Main Street Fund II (a series of Oppenheimer
Principal
     Protected Trust II)
Oppenheimer Principal Protected Main Street Fund III (a series of Oppenheimer
Principal
     Protected Trust III)
Oppenheimer Quest Capital Value Fund, Inc.
Oppenheimer Quest For Value Funds (3 series)
     Oppenheimer Quest Balanced Fund
     Oppenheimer Quest Opportunity Value Fund
     Oppenheimer Small- & Mid- Cap Value Fund
Oppenheimer Quest International Value Fund, Inc.
Oppenheimer Quest Value Fund, Inc.
Oppenheimer Real Asset Fund
Oppenheimer Real Estate Fund
Oppenheimer Select Value Fund
Oppenheimer Senior Floating Rate Fund
Oppenheimer Series Fund, Inc. (2 series):
     Oppenheimer Disciplined Allocation Fund
     Oppenheimer Value Fund
Oppenheimer Strategic Income Fund
Oppenheimer Tremont Market Neutral Fund, LLC
Oppenheimer Tremont Opportunity Fund, LLC
Oppenheimer U.S. Government Trust
Oppenheimer Variable Account Funds (11 series):
     Oppenheimer Balanced Fund/VA
     Oppenheimer Capital Appreciation Fund/VA
     Oppenheimer Core Bond Fund/VA
     Oppenheimer Global Securities Fund/VA
     Oppenheimer High Income Fund/VA
     Oppenheimer Main Street Fund/VA
     Oppenheimer Main Street Small Cap Fund/VA
     Oppenheimer MidCap Fund/VA
     Oppenheimer Money Fund/VA
     Oppenheimer Strategic Bond Fund/VA
     Oppenheimer Value Fund/VA
Panorama Series Fund, Inc. (4 series):
     Government Securities Portfolio
     Growth Portfolio
     Oppenheimer International Growth Fund/VA
     Total Return Portfolio
Rochester Fund Municipals

The address of the Oppenheimer funds listed above, Shareholder Financial
Services, Inc., Shareholder Services, Inc., OppenheimerFunds Services,
Centennial Asset Management Corporation, Oppenheimer Real Asset Management,
Inc. and OppenheimerFunds Legacy Program is 6803 South Tucson Way,
Centennial, Colorado 80112-3924.

The address of OppenheimerFunds, Inc., OppenheimerFunds Distributor, Inc.,
HarbourView Asset Management Corporation, Oppenheimer Acquisition Corp., OFI
Private Investments Inc., OFI Institutional Asset Management, Inc. and
Oppenheimer Trust Company is Two World Financial Center, 225 Liberty Street,
11th Floor, New York, New York 10281-1008.

The address of Tremont Capital Management, Inc. is 555 Theodore Fremd Avenue,
Suite 206-C, Rye, New York 10580.

The address of OppenheimerFunds International Ltd. is Bloc C, Irish Life
Center, Lower Abbey Street, Dublin 1, Ireland.

The address of Trinity Investment Management Corporation is 301 North Spring
Street, Bellefonte, Pennsylvania 16823.

The address of OppenheimerFunds (Asia) Limited is Central Tower, 28 Queen's
Road, Suite 1601, Central, Hong Kong.

Item 27. Principal Underwriter

(a)   OppenheimerFunds Distributor, Inc. is the Distributor of the
Registrant's shares. It is also the Distributor of each of the other registered open-end investment companies for which OppenheimerFunds, Inc. is the investment adviser, as described in Part A and Part B of this
Registration Statement and listed in Item 26(b) above (except Panorama Series
Fund, Inc.) and for MassMutual Institutional Funds.

(b)   The directors and officers of the Registrant's principal underwriter are:

---------------------------------------------------------------------------------
Name & Principal            Position and Office       Position and Office
Business Address                with Underwriter          with Registrant
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Timothy Abbhul(1)               Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Agan(1)                  Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Janette Aprilante(2)            Secretary                 None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James Barker                    Vice President            None
1723 W. Nelson Street
Chicago, IL 60657
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kathleen Beichert(1)            Senior Vice President     None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rocco Benedetto(2)              Assistant Vice President  None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert J. Bishop(1)             Treasurer                 None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Tracey Blinzler(1)              Assistant Vice President  None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David A. Borrelli               Vice President            None
105 Black Calla Ct.
San Ramon, CA 94583
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeffrey R. Botwinick(2)         Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michelle Brennan(2)             Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
L. Scott Brooks(2)              Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kevin E. Brosmith               Senior Vice President     None
5 Deer Path
South Natlick, MA 01760
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeffrey W. Bryan                Vice President            None
1048 Malaga Avenue
Coral Gables, FL 33134
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Patrick Campbell(1)             Assistant Vice President  None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Andrew Chonofsky                Vice President            None
109 Wade Avenue, Apt. 365
Raleigh, NC 27605
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Angelanto Ciaglia(2)            Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Melissa Clayton(2)              Assistant Vice President  None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rodney Constable(1)             Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Susan Cornwell(1)               Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Neev Crane                      Vice President            None
1530 Beacon Street, Apt. #1403
Brookline, MA 02446
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Julian C. Curry                 Vice President            None
5801 Nicholson Lane, Suite 420
North Bethesda, MD 20852
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeffrey D. Damia(2)             Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Davis(2)                   Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Stephen J. Demetrovits(2)       Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steven Dombrower(2)             Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
George P. Dougherty             Vice President            None
328 Regency Drive
North Wales, PA 19454
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Ryan C. Drier                   Vice President            None
2240 Breton Road SE
Grand Rapids, MI 49525
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Cliff H. Dunteman               Vice President            None
N 53 W 27761 Bantry Road
Sussex, WI 53089-45533
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Hillary Eigen(2)                Assistant Vice President  None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Eiler(2)                   Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kent M. Elwell                  Vice President            None
35 Crown Terrace
Yardley, PA 19067
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gregg A. Everett                Vice President            None
4328 Auston Way
Palm Harbor, FL 34685-4017
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
George R. Fahey(1)              Senior Vice President     None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Eric C. Fallon                  Vice President            None
10 Worth Circle
Newton, MA 02458
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Deanna Farrugia(1)              Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joseph Fernandez                Vice President            None
1717 Richbourg Park Drive
Brentwood, TN 37027
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark J. Ferro(2)                Senior Vice President     None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Ronald H. Fielding(3)           Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bradley Finkle(2)               Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Eric P. Fishel                  Vice President            None
725 Boston Post Rd., #12
Sudbury, MA 01776
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Patrick W. Flynn (1)            Senior Vice President     None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John E. Forrest(2)              Senior Vice President     None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John ("J") Fortuna(2)           Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jayme D. Fowler                 Vice President            None
3818 Cedar Springs Road,
#101-349
Dallas, TX 75219
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lucio Giliberti                 Vice President            None
6 Cyndi Court
Flemington, NJ 08822
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Gottesman               Vice President            None
255 Westchester Way
Birmingham, MI 48009
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Raquel Granahan(2)              Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Ralph Grant                     Senior Vice President     None
10 Boathouse Close
Mt. Pleasant, SC 29464
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kahle Greenfield(2)             Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Eric Grossjung                  Vice President            None
4002 N. 194th Street
Elkhorn, NE 68022
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael D. Guman                Vice President            None
3913 Pleasant Avenue
Allentown, PA 18103
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James E. Gunther                Vice President            None
603 Withers Circle
Wilmington, DE 19810
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kevin J. Healy(2)               Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kevin Hennessey                 Vice President            None
8634 Forest Run Lane
Orlando, FL 32836
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Elyse R. Jurman Herman          Vice President            None
5486 NW 42 Avenue
Boca Raton, FL 33496
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Wendy G. Hetson(2)              Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William E. Hortz(2)             Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward Hrybenko(2)              Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian F. Husch(2)               Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kathleen T. Ives(1)             Vice President &      Assistant Secretary
                                Assistant Secretary
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Shonda Rae Jaquez(2)            Assistant Vice President  None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Nivan Jaleeli                   Vice President            None
13622 E. Geronimo Rd.
Scottsdale, AZ 85259
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Eric K. Johnson(1)              Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christina J. Keller(2)          Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Keogh(2)                Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa Klassen(1)                 Assistant Vice President  None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard Klein                   Senior Vice President     None
4820 Fremont Avenue South
Minneapolis, MN 55419
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard Knott(1)                Senior Vice President     None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brent A. Krantz                 Senior Vice President     None
61500 Tam McArthur Loop
Bend, OR 97702
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David T. Kuzia(1)               Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Tracey Lange(2)                 Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Paul R. LeMire                  Assistant Vice President  None
7 Cormorant Drive
Middletown, NJ 07748
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Eric J. Liberman(2)             Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Malissa Lischin(2)              Assistant Vice President  None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas Loncar(1)                Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Craig Lyman                     Vice President            None
7425 Eggshell Drive
N. Las Vegas, NV 89084
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Malik                   Vice President            None
546 Idylberry Road
San Rafael, CA 94903
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steven C. Manns                 Vice President            None
1627 N. Hermitage Avenue
Chicago, IL 60622
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Todd A. Marion(2)               Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
LuAnn Mascia(2)                 Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Theresa-Marie Maynier           Vice President            None
2421 Charlotte Drive
Charlotte, NC 28203
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John C. McDonough               Vice President            None
533 Valley Road
New Canaan, CT 06840
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kent C. McGowan                 Vice President            None
9510 190th Place SW
Edmonds, WA 98020
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian F. Medina(1)              Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel Melehan                  Vice President            None
906 Bridgeport Court
San Marcos, CA 92069
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark Mezzanotte                 Vice President            None
16 Cullen Way
Exeter, NH 03833
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Matthew L. Michaelson           Vice President            None
1250 W. Grace, #3R
Chicago, IL 60613
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Clint Modler(1)                 Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Moser(1)                 Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David W. Mountford              Vice President            None
7820 Banyan Terrace
Tamarac, FL 33321
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gzim Muja                       Vice President            None
269 S. Beverly Dr. #807
Beverly Hills, CA 90212
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John V. Murphy(2)               Director                  President & Trustee
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Wendy Jean Murray               Vice President            None
32 Carolin Road
Upper Montclair, NJ 07043
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John S. Napier                  Vice President            None
17 Hillcrest Ave.
Darien, CT 06820
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christina Nasta(2)              Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kevin P. Neznek(2)              Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bradford G. Norford             Vice President            None
5095 Lahinch Ct.
Westerville, OH 43082
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Alan Panzer                     Vice President            None
6755 Ridge Mill Lane
Atlanta, GA 30328
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Park(2)                 Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian C. Perkes                 Vice President            None
6 Lawton Ct.
Frisco, TX 75034
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles K. Pettit(2)            Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Elaine M. Puleo-Carter(2)       Senior Vice President     None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Minnie Ra                       Vice President            None
100 Dolores Street, #203
Carmel, CA 93923
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dusting Raring                  Vice President            None
27 Blakemore Drive
Ladera Ranch, CA 92797
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael A. Raso(2)              Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard E. Rath                 Vice President            None
46 Mt. Vernon Ave.
Alexandria, VA 22301
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William J. Raynor(2)            Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Ruxandra Risko(2)               Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David R. Robertson(2)           Senior Vice President     None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Nicole Robbins(2)               Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Ian M. Roche                    Vice President            None
7070 Bramshill Circle
Bainbridge, OH 44023
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kenneth A. Rosenson             Vice President            None
24753 Vantage Pt. Terrace
Malibu, CA 90265
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James H. Ruff(2)                President & Director      None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Matthew Rutig                   Vice President            None
199 North Street
Ridgefield, CT 06877
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William R. Rylander             Vice President            None
85 Evergreen Road
Vernon, CT 06066
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas Sabow                    Vice President            None
6617 Southcrest Drive
Edina, MN 55435
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Saunders                   Vice President            None
2251 Chantilly Ave.
Winter Park, FL 32789
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jill Schmitt(2)                 Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas Schmitt(2)               Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William Schories                Vice President            None
3 Hill Street
Hazlet, NJ 07730
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles F. Scully               Vice President            None
125 Cypress View Way
Apex, NC 27502
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Eric Sharp                      Vice President            None
862 McNeill Circle
Woodland, CA 95695
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William Sheluck(2)              Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Debbie A. Simon                 Vice President            None
55 E. Erie St., #4404
Chicago, IL 60611
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bryant Smith(1)                 Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Douglas Bruce Smith             Vice President            None
3635 NW Sierra Drive,
Camas, WA 98607
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christopher M. Spencer          Vice President            None
2353 W 118th Terrace
Leawood, KS 66211
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John A. Spensley                Vice President            None
375 Mallard Court
Carmel, IN 46032
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Alfred St. John(2)              Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bryan Stein                     Vice President            None
8 Longwood Rd.
Voorhees, NJ 08043
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Stoma(2)                   Senior Vice President     None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Wayne Strauss(3)                Assistant Vice President  None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian C. Summe                  Vice President            None
2479 Legends Way
Crestview Hills, KY 41017
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Sussman(2)              Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
George T. Sweeney               Senior Vice President     None
5 Smokehouse Lane
Hummelstown, PA 17036
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William K. Tai(1)               Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James Taylor(2)                 Assistant Vice President  None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Martin Telles(2)                Senior Vice President     None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David G. Thomas                 Vice President            None
16628 Elk Run Court
Leesburg, VA 20176
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Barrie L. Tiedemann             Vice President            None
1774 Sheridan Drive
Ann Arbor, MI 48104
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark S. Vandehey(1)             Vice President and Chief  Vice President and
                                Compliance Officer        Chief Compliance
                                                          Officer
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Vincent Vermete(2)              Assistant Vice President  None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Elaine Villas-Obusan(2)         Assistant Vice President  None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Cynthia Walloga(2)              Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kenneth Lediard Ward            Vice President            None
1400 Cottonwood Valley Circle
N.
Irving, TX 75038
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Teresa Ward(1)                  Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael J. Weigner              Vice President            None
4905 W. San Nicholas Street
Tampa, FL 33629
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Donn Weise                      Vice President            None
3249 Earlmar Drive
Los Angeles, CA 90064
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Chris G. Werner(1)              Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Catherine White(2)              Assistant Vice President  None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Donna Winn(2)                   Senior Vice President     None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Peter Winters                   Vice President            None
911 N. Organce Ave, Pat. 514
Orlando, FL 32801
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Philip Witkower(2)              Senior Vice President     None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Meredith Wolff(2)               Assistant Vice President  None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Cary Patrick Wozniak            Vice President            None
18808 Bravata Court
San Diego, CA 92128
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Charles Young              Vice President            None
3914 Southwestern
Houston, TX 77005
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jill Zachman(2)                 Vice President            None
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert G. Zack(2)               General Counsel &         Vice President &
                                Director                  Secretary
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Walter Zinych                   Vice President            None
630 North Franklin St., Apt.
718
Chicago, IL 60610
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steven Zito(1)                  Vice President            None
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(1)6803 South Tucson Way, Centennial, CO 80112-3924
(2)Two World Financial  Center,  225 Liberty Street,  11th Floor, New York, NY
10281-1008
(3)350 Linden Oaks, Rochester, NY 14623

(c)   Not applicable.

Item 28. Location of Accounts and Records

The accounts, books and other documents required to be maintained by
Registrant pursuant to Section 31(a) of the Investment Company Act of 1940
and rules promulgated thereunder are in the possession of OppenheimerFunds,
Inc. at its offices at 6803 South Tucson Way, Centennial, Colorado 80112-3924.

Item 29. Management Services

Not applicable

Item 30. Undertakings

Not applicable.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment
Company Act of 1940, the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement pursuant to
Rule 485(b) under the Securities Act of 1933 and has duly caused this
Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 28th day of April, 2006.

                        OPPENHEIMER VARIABLE ACCOUNT FUNDS

                     By:      /s/ John V. Murphy*
                        John V. Murphy, President,
                        Principal Executive Officer and Trustee

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed below by the following persons in the capacities on the dates indicated:

Signatures                    Title                         Date

/s/ William L. Armstrong*     Chairman of the               April 28, 2006
William L. Armstrong          Board of Trustees

/s/ John V. Murphy*           President, Principal          April 28, 2006
John V. Murphy                Executive Officer and Trustee

/s/ Brian W. Wixted*          Treasurer, Principal          April 28, 2006
Brian W. Wixted               Financial & Accounting Officer

/s/ Robert G. Avis*           Trustee                       April 28, 2006
Robert G. Avis

/s/ George C. Bowen*          Trustee                       April 28, 2006
George C. Bowen

/s/ Edward L. Cameron*        Trustee                       April 28, 2006
Edward L. Cameron

/s/ Jon S. Fossel*            Trustee                       April 28, 2006
Jon S. Fossel

/s/ Sam Freedman*             Trustee                       April 28, 2006
Sam Freedman

/s/ Beverly L. Hamilton*      Trustee                       April 28, 2006
Beverly L. Hamilton

/s/ Robert J. Malone*         Trustee                       April 28, 2006
Robert J. Malone

/s/ F. William Marshall, Jr.* Trustee                       April 28, 2006
F. William Marshall, Jr.

*By:  /s/ Mitchell J. Lindauer
      Mitchell J. Lindauer, Attorney-in-Fact

                      OPPENHEIMER VARIABLE ACCOUNT FUNDS

                       Post-Effective Amendment No. 48

                           Registration No. 2-93177

                                EXHIBIT INDEX

Exhibit No.    Description

23(a)          Seventeenth Amended and Restated Declaration of Trust dated 4/30/06

23(j)          Independent Registered Public Accounting Firm's Consent

23(m)(i)    Amended and Restated Distribution and Service Plan and Agreement
               for Service shares of Oppenheimer Aggressive Growth Fund/VA dated 10/28/05

23(m)(ii)   Amended and Restated Distribution and Service Plan and Agreement
               for Service shares of Oppenheimer Balanced Fund/VA dated
               10/28/05

23(m)(iii)  Amended and Restated Distribution and Service Plan and Agreement
               for Service shares of Oppenheimer Capital Appreciation Fund/VA dated 10/28/05

23(m)(iv)   Amended and Restated Distribution and Service Plan and Agreement
               for Service shares of Oppenheimer Core Bond Fund/VA dated
               10/28/05

23(m)(v)    Amended and Restated Distribution and Service Plan and Agreement
               for Service shares of Oppenheimer Global Securities Fund/VA dated 10/28/05

23(m)(vi)   Amended and Restated Service Plan and Agreement for Class 4
               shares of Oppenheimer Global Securities Fund/VA dated 10/28/05

23(m)(vii)  Amended and Restated Distribution and Service Plan and Agreement
               for Service shares of Oppenheimer High Income Fund/VA dated
               10/28/05

23(m)(viii) Amended and Restated Distribution and Service Plan and Agreement
               for Service shares of Oppenheimer Main Street Fund/VA dated
               10/28/05

23(m)(ix)   Amended and Restated Distribution and Service Plan and Agreement
               for Service shares of Oppenheimer Main Street Small Cap
               Fund/VA dated 10/28/05

23(m)(x)    Amended and Restated Distribution and Service Plan and Agreement
               for Service shares of Oppenheimer Money Fund/VA dated 10/28/05

23(m)(xi)   Amended and Restated Distribution and Service Plan and Agreement
               for Service shares of Oppenheimer Strategic Bond Fund/VA dated
               10/28/05

23(m)(xii)  Amended and Restated Distribution and Service Plan and Agreement
               for Service shares of Oppenheimer Value Fund /VA dated 10/28/05